Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262242

PROSPECTUS

Ermenegildo Zegna N.V.

Up to 231,802,500 Ordinary Shares

Up to 20,116,667 Ordinary Shares Issuable Upon Exercise of Warrants

Up to 6,700,000 Warrants

This prospectus relates to the issuance by us of up to 20,116,667 of our ordinary shares, nominal value €0.02 per share (“Ordinary Shares”), which include up to (i) 6,700,000 Ordinary Shares issuable upon the exercise of 6,700,000 private placement warrants (the “Private Placement Warrants”) originally issued by Zegna in a private placement transaction in connection with the Business Combination (as defined below) at an exercise price of $11.50 per Ordinary Share, and (ii) 13,416,667 Ordinary Shares issuable upon the exercise of 13,416,667 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued to public shareholders of Investindustrial Acquisition Corp. (“IIAC”) in its initial public offering, and converted into warrants to purchase Ordinary Shares at the closing of the Business Combination at an exercise price of $11.50 per Ordinary Share.

This prospectus also relates to the offer and sale from time to time by the selling securityholders or their permitted transferees (collectively, the “selling securityholders”) of (a) up to 231,802,500 Ordinary Shares (including (i) up to 37,140,000 Ordinary Shares issued to certain selling securityholders concurrently with the closing of the business combination (the “Business Combination”) between us and Investindustrial Acquisition Corp., a Cayman Islands exempted company, (ii) up to 6,700,000 Ordinary Shares issuable upon exercise of our private placement warrants, and (iii) up to 187,962,500 Ordinary Shares currently held by certain selling shareholders) and (b) up to 6,700,000 of our private placement warrants.

This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. We are registering these securities for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution”. In connection with any sales of the securities offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.

All of the Ordinary Shares and Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of Ordinary Shares or Warrants by the selling securityhoderls or the issuance of Ordinary Shares by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

The Ordinary Shares and our Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “ZGN” and “ZGN WS,” respectively. On January 14, 2022, the closing sale price as reported on NYSE of the Ordinary Shares was $9.75 per share and of our Public Warrants was $1.87 per Public Warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our principal executive offices are located at Viale Roma 99/100, 13835 Valdilana loc. Trivero, Italy.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 28, 2022

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings.

We will not receive any proceeds from the sale of Ordinary Shares or Private Placement Warrants to be offered by the selling securityholders pursuant to this prospectus, but we will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. We will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of our Ordinary Shares and Private Placement Warrants pursuant to this prospectus. To the extent required, we and the selling securityholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information.” We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

On December 17, 2021 (the “Closing Date”), we closed the previously announced Business Combination pursuant to the Business Combination Agreement, dated as of July 18, 2021, as amended, by and among us, IIAC and EZ Cayman, a Cayman Islands limited liability company and our wholly owned subsidiary. For more information on the Business Combination, please see the section “Prospectus Summary—Recent Developments—Closing of the Business Combination”.

Unless the context indicates otherwise, the terms “Zegna,” the “Company,” “we,” “us” and “our” refer to Ermenegildo Zegna N.V. (formerly Ermenegildo Zegna Holditalia S.p.A.).

CERTAIN DEFINED TERMS

In this prospectus:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Balance Sheet Exchange Rate” means the USD:EUR exchange rate of 0.8415, being the publicly available USD:EUR exchange rate on June 30, 2021.

“Business Combination” means the business combination between Zegna and IIAC, which was completed on December 17, 2021.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of July 18, 2021, by and among IIAC, Zegna, and Zegna Merger Sub, as amended or supplemented from time to time.

“Capital Distribution” means a return of capital distribution under Cayman Islands law whereby, on the Closing Date, immediately following the PIPE Financing and prior to the Share Repurchase, IIAC distributed the Capital Distribution Amount to Zegna.

“Capital Distribution Amount” means an amount of €191,806,537.10 plus $105,380,150.53.

“Cash Consideration” means an amount of €455,000,000.

“Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of IIAC prior to the Merger.

“Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of IIAC prior to the Merger.

“Closing” means the closing of the Business Combination.

“Closing Date” means December 17, 2021.

“Conversion” means the cross-border conversion whereby, on the Closing Date, Zegna, by means of the execution of a Dutch notarial deed of cross-border conversion and amendment of its articles of association, converted into a Dutch public limited liability company (naamloze vennootschap) and transferred its legal seat from Italy to the Netherlands and amended its articles of association, as a result of which Zegna assumed its current legal name “Ermenegildo Zegna N.V.”

“DCGC” means the Dutch Corporate Governance Code.

“Demerger” has the meaning set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

“Disposition” has the meaning set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

“DOSs” means directly operated stores.

“DTC” means direct-to-consumer.

“Effective Time” means the time the Merger became effective on the Closing Date.

“Escrowed Shares” means 50% of the Ordinary Shares that were issued to the IIAC Initial Shareholders in exchange for their Class B Shares, which Ordinary Shares are held in escrow subject to the release conditions described in the prospectus.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Forward Purchase” means the transactions contemplated by the Forward Purchase Agreement.

“Forward Purchase Agreement” means the forward purchase agreement between IIAC and the FPA Purchaser, dated as of November 18, 2020, as amended on July 26, 2021.

“FPA Purchaser” means Strategic Holding Group S.à r.l., an affiliate of the IIAC Sponsor.

“Hedged Positions” means the hedging positions and arrangements that effectively transfer the economic interest of any member of the Sponsor Group in Zegna to a third party (e.g., forward sale contracts); provided, that the definition of “Hedged Positions” shall not include hedging positions and arrangements (a) in which the economic interest of any member of the Sponsor Group in Zegna is retained (e.g., pledges and margin loans), (b) that minimize exposure to certain risks independent of the business operations of Zegna (e.g., currency exchange swaps) or (c) that marginally cap or limit the upside/downside risk of any member of the Sponsor Group while maintaining material economic exposure (e.g., puts, calls and collars), as determined in good faith by the Zegna Board and such member of the Sponsor Group.

“IIAC” means Investindustrial Acquisition Corp., a Cayman Islands exempted company.

“IIAC Initial Shareholders” means the FPA Purchaser, Sergio P. Ermotti, Audeo Advisors Limited, Jose Joaquin Guell Ampuero, Dante Roscini and Tensie Whelan.

“IIAC Ordinary Shares” means collectively the Class A Shares and the Class B Shares prior to the Merger.

“IIAC Private Placement Warrants” means the warrants that were issued to the IIAC Sponsor in a private placement at the time of the IIAC initial public offering consummated on November 23, 2020, each of which was exercisable for one Class A Share at an exercise price of $11.50 per share.

“IIAC Public Warrants” means warrants to acquire Class A Shares, issued as part of units in the IIAC initial public offering consummated on November 23, 2020, at an initial exercise price of $11.50 per share.

“IIAC Warrants” means the IIAC Private Placement Warrants and the IIAC Public Warrants.

“IIAC Sponsor” means Investindustrial Acquisition Corp. L.P., a limited partnership incorporated in England and Wales.

“IIAC Sponsor Lock-Up Agreement” means the lock-up agreement, entered into at the Closing, by and among Zegna, IIAC Sponsor and the IIAC Initial Shareholders.

“Insider PIPE Subscribers” means certain inside subscribers among the PIPE Investors (including the FPA Purchaser, Sergio P. Ermotti and Ermenegildo Zegna di Monte Rubello).

“Loyalty Register” has the meaning set forth in “Description of Securities—Loyalty Voting Structure.”

“Merger” means the merger of Zegna Merger Sub with and into IIAC, with IIAC being the surviving company.

“Minimum Holding Requirement” means the beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) by the Sponsor Group, of at least 5% of the issued and outstanding Ordinary Shares, excluding (i) any Hedged Positions as evidenced by the IIAC Sponsor in writing and (ii) any Escrowed Shares that have not been released from escrow to the applicable Sponsor Group member.

“Monterubello” means Monterubello s.s., an Italian società semplice.

“New Warrant Agreement” means the Warrant Agreement entered into concurrently with the Closing, by and between Zegna, Computershare Trust Company, N.A., and Computershare Inc.

“NYSE” means the New York Stock Exchange.

“Offset PIPE Financing” means the private placement of 12,500,000 Ordinary Shares to the Offset PIPE Investors, for gross proceeds to Zegna in an aggregate amount of $125,000,000, pursuant to the Offset Subscription Agreements.

“Offset PIPE Investors” means investors in the Offset PIPE Financing pursuant to the Redemption Offset Agreements and the Offset Subscription Agreements.

“Offset Subscription Agreements” means those certain subscription agreements entered into on December 16, 2021, among IIAC, Zegna and the Offset PIPE Investors named therein.

“Ordinary Shares” means the ordinary shares, nominal value €0.02 per share, of Zegna.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“PIPE Financing” means the private placement of 25,000,000 Ordinary Shares to the PIPE Investors, for gross proceeds to Zegna in an aggregate amount of approximately $250,000,000, pursuant to the PIPE Subscription Agreements.

“PIPE Investors” means the investors (including the Insider PIPE Subscribers) in the PIPE Financing pursuant to the PIPE Subscription Agreements.

“PIPE Shares” means the 37,500,000 Ordinary Shares that were issued to certain securityholders in connection with the closing of a private placement offering concurrent with the Closing.

“PIPE Subscription Agreements” means those certain subscription agreements entered into on July 18, 2021, among IIAC, Zegna and the PIPE Investors named therein relating to the PIPE Financing.

“Private Placement Warrants” means warrants to acquire Ordinary Shares on the same contractual terms and conditions as the IIAC Private Placement Warrants.

“Public Warrants” means warrants to acquire Ordinary Shares on the same contractual terms and conditions as the IIAC Public Warrants.

“Redemption Offset Agreements” means the agreements entered into on December 3, 2021, among IIAC, Zegna and the Offset PIPE Investors named therein relating to the offset of redemptions of Class A Shares by IIAC public shareholders up to a certain level.

“Registration Rights Agreement” means the registration rights agreement entered into at Closing, pursuant to which the IIAC Initial Shareholders and the Zegna Shareholders have been granted certain registration rights with respect to their respective equity securities in Zegna, in each case, on the terms and subject to the conditions in such registration rights agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Shareholders Agreement” means the shareholders agreement entered into at Closing by and among Zegna, the IIAC Sponsor, Monterubello and Mr. Ermenegildo Zegna.

“Share Repurchase” means the repurchase by Zegna of 54,600,000 Ordinary Shares from Monterubello in exchange for the Cash Consideration.

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“Sponsor Group” means the IIAC Sponsor together with its Affiliates.

“Surviving Company” means IIAC following the Merger.

“Terms and Conditions of the Zegna Special Voting Shares” means the terms and conditions that apply to the issuance, allocation, acquisition, conversion, sale, holding, repurchase and transfer of the Zegna Special Voting Shares and certain aspects of the registration of the Ordinary Shares in the Loyalty Register.

“U.S. GAAP” means United States generally accepted accounting principles.

“Warrant Agreement” means the Warrant Agreement, dated as of November 23, 2020, between IIAC and Continental Stock Transfer & Trust Company, as subsequently amended by the Warrant Agreement Amendment and the Warrant Assumption and Amendment Agreement.

“Warrant Agreement Amendment” means the Warrant Agreement Amendment, entered into immediately prior to the Effective Time, by and between IIAC and Continental Stock Transfer & Trust Company.

“Warrant Assumption and Amendment Agreement” means the Warrant Assumption and Amendment Agreement, entered into concurrently with the Closing, by and among IIAC, Zegna, Continental Stock Transfer & Trust Company, Computershare Trust Company, N.A. and Computershare Inc.

“Warrants” means, collectively, the Public Warrants and the Private Placement Warrants.

“Zegna” means, following the Conversion, Ermenegildo Zegna N.V., a Dutch public limited liability company (naamloze vennootschap), and, prior to the Conversion, Ermenegildo Zegna Holditalia S.p.A., a joint stock company incorporated under Italian law, in each case together with its consolidated subsidiaries, or any one or more of them, as the context may require.

“Zegna Annual Consolidated Financial Statements” means the audited consolidated financial statements of Ermenegildo Zegna Holditalia S.p.A. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, prepared in accordance with IFRS, together with the notes thereto.

“Zegna Articles of Association” means the articles of association of Zegna.

“Zegna Board” means Zegna’s board of directors.

“Zegna Director” means a Zegna Executive Director or a Zegna Non-Executive Director.

“Zegna Executive Director” means an executive member of the Zegna Board.

“Zegna General Meeting” means the corporate body that consists of the shareholders of Zegna and all other Persons with meeting rights and also the meeting in which shareholders of Zegna and all other Persons with meeting rights assemble, as the case may be.

“Zegna Interim Condensed Consolidated Financial Statements” means the unaudited interim condensed consolidated financial statements of Ermenegildo Zegna Holditalia S.p.A. as of June 30, 2021 and for the six months ended June 30, 2021 and 2020, prepared in accordance with IAS 34—Interim Financial Reporting, together with the notes thereto.

“Zegna Merger Sub” means EZ Cayman, a Cayman Islands exempted company.

“Zegna Non-Executive Director” means a non-executive member of the Zegna Board.

“Zegna Shareholders” means, collectively, Monterubello, Ermenegildo Zegna and the other shareholders of Zegna immediately prior to the Closing.

“Zegna Shareholders Lock-Up Agreement” means the lock-up agreement, entered into at the Closing, by and among Zegna and the Zegna Shareholders.

“Zegna Special Voting Shares” means, collectively, the Zegna Special Voting Shares A, the Zegna Special Voting Shares B and the Zegna Special Voting Shares C.

“Zegna Special Voting Shares A” means the special voting shares class A, nominal value of €0.02 per share, of Zegna.

“Zegna Special Voting Shares B” means the special voting shares class B, nominal value of €0.08 per share, of Zegna.

“Zegna Special Voting Shares C” means the special voting shares class C, nominal value of €0.18 per share, of Zegna.

“Sponsor Nominee” means the Zegna Non-Executive Director to be nominated by the IIAC Sponsor in accordance with the Zegna Articles of Association.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

The audited financial statements of Ermenegildo Zegna Holditalia S.p.A. (which changed its name to Ermenegildo Zegna N.V. in connection with the Conversion) are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. This prospectus includes certain references to financial measures that were not prepared in accordance with IFRS, including Adjusted EBIT, Adjusted EBITDA, Net Financial Indebtedness and Trade Working Capital. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for our consolidated financial statements prepared in accordance with IFRS.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “USD” and “U.S. dollar” each refer to the United States dollar, the currency of the United States of America; and

•	“€,” “EUR” and “Euro” each refer to the Euro, the currency issued by the European Central Bank.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus includes trademarks, tradenames and service marks, certain of which belong to Zegna and others that are the property of other organizations. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY INFORMATION

Information contained in this prospectus concerning the market and the industry in which we compete, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, assumptions made by us based on such sources and our knowledge of the personal luxury goods market. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. We have not independently verified any third-party information. The industry in which we operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus. The information relating to the industry contained in the section entitled “Business—Industry,” unless otherwise indicated, has been based on the Bain-Altagamma Luxury Goods Worldwide Market Study, Fall 2021, dated November 11, 2021.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, and any related prospectus supplement, including the information set forth in the section titled “Risk Factors” in this prospectus and any related prospectus supplement in their entirety before making an investment decision.

Our Company

Zegna is a Dutch public limited liability company (naamloze vennootschap).

We are a leading global luxury group, internationally recognized for the distinctive heritage of craftsmanship, quality and design associated with our Zegna and Thom Browne brands and the noble fabrics and fibers of our in-house luxury textile and knitwear business. Since our foundation in 1910, we have expanded beyond our luxury textile production to ready-to-wear products and accessories to become a highly recognized luxury lifestyle group. We design, manufacture, market and distribute luxury menswear, footwear, leather goods and other accessories under the Zegna and the Thom Browne brands, and luxury womenswear and childrenswear under the Thom Browne brand. Our product range is complemented by eyewear, cufflinks and jewelry, watches, underwear and beachwear manufactured by third parties under licenses. Our business covers the entire value chain as a result of our design, manufacturing and distribution business. Our goal is to provide customers with excellent products that reflect our tradition of fine craftsmanship with exclusive design content and with a style that preserves the exceptional manufacturing quality we are known for, through the sourcing of superior raw materials, the careful finish of each piece, and the way they are delivered to our customers.

In 2020, 2019 and 2018, we recorded revenues of €1,014,733 thousand, €1,321,327 thousand and €1,182,563 thousand, respectively, (Loss)/profit for the year of (€46,540) thousand, €25,439 thousand, and €40,514 thousand, respectively and Adjusted EBIT of €20,013 thousand, €107,274 thousand and €105,268 thousand, respectively. For the six months ended June 30, 2021 and 2020, we recorded revenues of €603,340 thousand and €402,386 thousand, respectively, Profit/(loss) for the period of €32,234 thousand and (€87,755) thousand, respectively, and Adjusted EBIT of €66,813 thousand and (€51,981) thousand, respectively. For additional information regarding Adjusted EBIT, which is a non-IFRS measure, including a reconciliation of Adjusted EBIT to profit/(loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures—Adjusted EBIT.”

The mailing address of our principal executive office is Viale Roma 99/100, 13835 Valdilana loc. Trivero, Italy and its telephone number is +39 01575911. Our agent for U.S. federal securities law purposes is Vincenzo Roberto, c/o Ermenegildo Zegna Corporation, 7th Floor, 10 East 53rd Street, New York, NY, 10022. We also maintain a website at https://ir.zegnagroup.com.

Recent Developments

Closing of the Business Combination

On the Closing Date, we closed the previously announced Business Combination pursuant to the Business Combination Agreement, by and among us, IIAC and Zegna Merger Sub. In connection with the Business Combination, the following transactions occurred pursuant to the terms of the Business Combination Agreement:

•

on the Closing Date prior to the Effective Time, Zegna implemented the Conversion and became a Dutch public limited liability company (naamloze vennootschap), upon which Ermenegildo Zegna Holditalia S.p.A. changed its name to Ermenegildo Zegna N.V.;

•

in connection with the Conversion, Zegna underwent a share split such that immediately following the Closing (including the Share Repurchase) the then-existing shareholders of Zegna would hold 155,400,000 Ordinary Shares (excluding any Ordinary Shares purchased in connection with the PIPE Financing);

•

on the Closing Date following the Conversion and prior to the Effective Time, the FPA Purchaser purchased from IIAC and IIAC issued to such purchaser 22,500,000 Class A Shares for an aggregate purchase price of €191.8 million ($227.9 million at the Balance Sheet Exchange Rate);

•	immediately following the consummation of the Forward Purchase, at the Effective Time, Zegna Merger Sub merged with and into IIAC, with IIAC being the Surviving Company in the Merger;

•

in connection with the Merger, (i) each share in the capital of Zegna Merger Sub issued and outstanding immediately prior to the Effective Time was automatically cancelled and extinguished and converted into one ordinary share in the share capital of the Surviving Company, (ii) each Class A Share and Class B Share of IIAC issued and outstanding immediately prior to the Effective Time (excluding shares tendered for redemption) remained outstanding as one ordinary share of the Surviving Company for further contribution as a contribution in kind, immediately following the Effective Time, to Zegna in consideration for one Ordinary Share, (iii) each IIAC Ordinary Share held immediately prior to the Effective Time by IIAC as treasury shares was cancelled, and no consideration was paid with respect thereto, (iv) each outstanding IIAC Public Warrant automatically ceased to represent a right to acquire one Class A Share and automatically was converted and represented, at the Effective Time, a right to acquire one Ordinary Share on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement, and (v) 5,900,000 IIAC Private Placement Warrants that were outstanding immediately prior to the Effective Time were exchanged, at the Effective Time, for the issuance by Zegna of a Private Placement Warrant representing a right to acquire one Ordinary Share on the same contractual terms and conditions as those of the IIAC Private Placement Warrants as were in effect immediately prior to the Warrant Agreement Amendment, while the remaining 800,000 IIAC Private Placement Warrants were transferred by the FPA Purchaser to Zegna pursuant to the Business Combination Agreement, and Zegna issued a corresponding number of Private Placement Warrants to certain of its directors, namely the directors who were members of the Zegna Board prior to the Conversion, the Lead Non-Executive Director and the chairperson of the Audit Committee;

•	immediately following the Effective Time, Zegna consummated the PIPE Financing and the Offset PIPE Financing;

•

after the consummation of the PIPE Financing and the Offset PIPE Financing, the Surviving Company distributed an amount of cash equal to the Capital Distribution Amount to Zegna by way of the Capital Distribution; and

•

promptly following the Capital Distribution, Zegna completed the Share Repurchase, acquiring 54,600,000 Ordinary Shares from Monterubello in exchange for a promissory note in the amount of the Cash Consideration.

The Ordinary Shares and the Public Warrants began trading on NYSE under the symbols “ZGN” and “ZGN WS”, respectively, on December 20, 2021.

PIPE Financing and Offset PIPE Financing

Concurrently with the execution of the Business Combination Agreement, IIAC and Zegna entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors, on the Closing Date, subscribed for and purchased an aggregate of 25 million Ordinary Shares at $10.00 per share for an aggregate purchase price of $250,000,000, of which $6,200,000 funded by the FPA Purchaser, an affiliate of the IIAC Sponsor, $1,200,000 funded by Sergio P. Ermotti, the chairman of the board of directors of IIAC, and $3,600,000 funded by Ermenegildo Zegna di Monte Rubello.

On December 3, 2021, IIAC, Zegna and the Offset PIPE Investors entered into the Redemption Offset Agreements, pursuant to which the Offset PIPE Investors agreed to subscribe for Ordinary Shares at the Closing to offset redemptions of Class A Shares by IIAC public shareholders up to a certain level if the redemptions exceeded the Redemption Threshold Amount (as defined in each Redemption Offset Agreement). On December 16, 2021, IIAC and Zegna determined that the amount required to be released from the trust account of IIAC as a result of redemptions by the public shareholders of IIAC exceeded the Redemption Threshold Amount. Shortly thereafter, Zegna, IIAC and the Offset PIPE Investors entered into the Offset Subscription Agreements pursuant to which, on the Closing Date, they subscribed for and purchased (each pro rata to their maximum committed amount) an aggregate number of 12,500,000 Ordinary Shares at the price of $10.00 per share for an aggregate purchase price of $125,000,000, of which $28,700,000 funded by the FPA Purchaser, an affiliate of the IIAC Sponsor.

The Ordinary Shares issued pursuant to the PIPE Subscription Agreements and the Offset Subscription Agreements were issued in a private placement not registered under the Securities Act. Zegna agreed to grant the PIPE Investors and Offset PIPE Investors certain registration rights in connection with the PIPE Financing and the Offset PIPE Financing.

Implications of Being a Foreign Private Issuer

We are considered a “foreign private issuer” subject to reporting requirements under the Exchange Act, as a non-U.S. company with foreign private issuer status. As a “foreign private issuer,” we will be subject to different U.S. securities laws than U.S. domestic issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. This means that, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•

the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and requirements that the proxy statements conform to Schedule 14A of the proxy rules promulgated under the Exchange Act;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders (i.e., officers, directors and holders of more than 10% of our issued and outstanding equity securities) to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•

the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•	the SEC rules on disclosure of compensation on an individual basis, unless individual disclosure is required in our home country (the Netherlands) or is otherwise publicly disclosed by us.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced reporting requirements of which we have taken advantage of in this prospectus. Accordingly, the information contained herein may be different from the information you may receive from other companies that are U.S. domestic filers, or other U.S. domestic public companies in which you have made an investment.

Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section beginning on page 14 of this prospectus. These risks include, among others, the following:

•	Our business depends on the recognition, integrity and reputation of our brands and on our ability to identify and respond to new and changing customer preferences.

•	The COVID-19 pandemic or similar public health crises may materially and adversely affect our business.

•

We may not be able to successfully implement our strategy, including the successful consolidation of the shift toward luxury leisurewear, the successful design and introduction of new iconic products, the preservation of quality and the use of digital tools to strengthen business processes, attract new customers and retain the existing customer base, and growing the Thom Browne brand.

•	Disruptions to our manufacturing and logistics facilities, including as a result of the COVID-19 pandemic, may adversely affect our business.

•

The sale of our products through our DTC channel and directly operated stores is subject to certain risks, including as a result of difficulties in renewing the existing lease agreements, increases in rental charges or declines in sales, which may adversely affect our business.

•	In the wholesale channel, we are subject to certain risks arising from points of sale operated by third parties, and we are dependent on our local partners to sell products in certain markets.

•

Fluctuations in the price or quality of, or disruptions in the availability of, raw materials used in our products, could cause us to incur increased costs, disrupt our manufacturing processes or prevent or delay us from meeting our customers’ demands.

•	We could be adversely affected if we are unable to negotiate, maintain or renew our license agreements and strategic alliances.

•

Shifts in travel patterns or declines in travel volumes, including as a result of the COVID-19 pandemic, have had in the past, and may have in the future, an adverse effect on our business, results of operations and financial condition.

•

Changes in local economic, business, regulatory, social and political conditions, as well as changes in general economic conditions and changes in demand for luxury goods may adversely affect our business.

•	Disruptions or breaches compromising our information technology systems or the personal information of our customers may adversely affect our business.

•	We are dependent on the protection of our intellectual property rights and there can be no assurance that we will succeed in protecting such rights in the jurisdictions in which we operate.

•	Changes in trade policy, the imposition of tariffs, the enactment of tax reforms and other changes in laws and regulations may have an adverse effect on the demand for our products and our business.

•	Our business success depends on certain key personnel and on higly specialized craftmanship and skills.

Corporate Information

We are incorporated as a public limited liability company (naamloze vennootschap) under the name Ermenegildo Zegna N.V.

On December 17, 2021, we implemented the Conversion upon which Ermenegildo Zegna Holditalia S.p.A., an Italian joint stock company (società per azioni), changed its name to Ermenegildo Zegna N.V., transferred its legal seat from Italy to the Netherlands and amended its articles of association.

We are registered with the Dutch Trade Register under number 84808640. Our corporate seat (statutaire zetel) is in Amsterdam, the Netherlands. Our address is Viale Roma 99/100, 13835 Valdilana loc. Trivero, Italy. Since our incorporation we have had, and intend to continue to have, our place of effective management in Italy. Our telephone number is +39 01575911.

We maintain a website at https://ir.zegnagroup.com. Our filings with the SEC are available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website is not a part of, nor incorporated by reference into, this prospectus or our other filings with the SEC, and should not be relied upon.

THE OFFERING

Issuer	Ermenegildo Zegna N.V.

Issuance of Ordinary Shares

Ordinary Shares offered by us	Up to 20,116,667 Ordinary Shares, consisting of up to to (i) 6,700,000 Ordinary Shares issuable upon the exercise of 6,700,000 Private Placement Warrants, and (ii) 13,416,667 Ordinary Shares issuable upon the exercise of 13,416,667 Public Warrants

Ordinary Shares outstanding prior to exercise of all Warrants	242,343,659 Ordinary Shares (as of December 17, 2021)

Ordinary Shares outstanding assuming exercise of all Warrants	262,460,326 Ordinary Shares, based on total shares outstanding as of December 17, 2021

Exercise Price of Warrants	$11.50 per share, subject to adjustments

Use of Proceeds	We will receive up to an aggregate of approximately $231.3 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Resale of Ordinary Shares and Private
Placement Warrants

Ordinary Shares that may be offered and sold from time to time by the selling securityholders	Up to 231,802,500 Ordinary Shares, including (i) 37,140,000 Ordinary Shares issued to certain selling securityholders concurrently with the closing of the Business Combination, (ii) 187,962,500 Ordinary Shares held by certain securityholders of the Company and (iii) 6,700,000 Ordinary Shares issuable upon exercise of the Private Placement Warrants

Private Placement Warrants offered by the selling securityholders	Up to 6,700,000 Private Placement Warrants

Redemption	The Private Placement Warrants are redeemable in certain circumstances. See “Description of Securities—Warrants” for further discussion.

Use of proceeds	All of the Ordinary Shares and Private Placement Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables show our summary historical financial information for the periods and as of the dates indicated.

Our summary historical financial information as of December 31, 2020 and 2019 and January 1, 2019 and for each of the three years in the period ended December 31, 2020 was derived from the Zegna Annual Consolidated Financial Statements included elsewhere in this prospectus, which have been restated as discussed in Note 43 thereof.

Our summary historical financial information as of June 30, 2021 and for the six months ended June 30, 2021 and June 30, 2020 was derived from the Zegna Interim Condensed Consolidated Financial Statements included elsewhere in this prospectus.

The following summary historical financial information should be read together with the Zegna Annual Consolidated Financial Statements, the Zegna Interim Condensed Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The financial summary historical financial information in this section is not intended to replace our consolidated financial statements and the related notes. Our historical results are not necessarily indicative of Zegna’s future results.

The financial information contained in this section relates to us prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the combined entity going forward. See the sections entitled “Business” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.

Consolidated Statement of Profit and Loss Data

	Restated
	For the years ended December 31,
(Euro thousands)	2020	2019	2018
	Restated	Restated	Restated
Revenues	1,014,733	1,321,327	1,182,563
Other income	5,373	7,873	6,392
Cost of raw materials and consumables	(250,569)	(309,801)	(209,122)
Purchased, outsourced and other costs	(286,926)	(371,697)	(366,879)
Personnel costs	(282,659)	(331,944)	(320,662)
Depreciation, amortization and impairment of assets	(185,930)	(177,068)	(160,588)
Write downs and other provisions	(6,178)	(1,017)	725
Other operating costs	(30,399)	(49,034)	(37,628)

Operating (Loss)/Profit	(22,555)	88,639	94,801
Financial income	34,352	22,061	23,220
Financial expenses	(48,072)	(37,492)	(45,196)
Exchange gains/(losses)	13,455	(2,441)	1,040
Result from investments accounted for using the equity method	(4,205)	(1,534)	(1,056)
Impairments of investments accounted for using the equity method	(4,532)	—	(2,900)

(Loss)/Profit before taxes	(31,557)	69,233	69,909
Income taxes	(14,983)	(43,794)	(29,395)

(Loss)/Profit for the year	(46,540)	25,439	40,514
Attributable to:
Shareholders of the parent company	(50,577)	21,749	37,714
Non-controlling interests	4,037	3,690	2,800
Earnings per share in Euro—Basic and diluted	(12.55)	5.40	9.37
Weighted average number of shares outstanding—Basic and diluted	4,029,782	4,031,222	4,025,536

	For the six months ended June 30,
(Euro thousands)	2021	2020
Revenues	603,340	402,386
Other income	5,367	5,177
Cost of raw materials and consumables	(161,298)	(104,030)
Purchased, outsourced and other costs	(138,019)	(117,622)
Personnel costs	(160,201)	(139,771)
Depreciation, amortization and impairment of assets	(78,605)	(89,043)
(Write downs)/Reversal of write downs and other provisions	(3,174)	1,812
Other operating costs	(15,664)	(20,140)

Operating Profit/(Loss)	51,746	(61,231)
Financial income	32,531	13,388
Financial expenses	(16,685)	(24,105)
Exchange losses	(2,728)	(3,190)
Result from investments accounted for using the equity method	(346)	(3,286)
Impairments of investments accounted for using the equity method	—	(3,681)

Profit/(Loss) before taxes	64,518	(82,105)
Income taxes	(32,284)	(5,650)

Profit/(Loss) for the period	32,234	(87,755)
Attributable to:
Shareholders of the Parent Company	28,157	(86,707)
Non-controlling interests	4,077	(1,048)
Basic earnings per share in Euro	6.98	(21.51)
Diluted earnings per share in Euro	6.95	(21.51)
Basic weighted average number of shares outstanding	4,031,611	4,030,986
Diluted weighted average number of shares outstanding	4,050,302	4,030,986

Consolidated Statement of Financial Position Data

	Restated
	At December 31,		At January 1,
(Euro thousands)	2020	2019	2019
	Restated	Restated	Restated
Assets
Total non-current assets	1,175,898	1,392,772	1,419,144
Total current assets	1,239,156	1,246,625	1,374,848
Total assets	2,415,054	2,639,397	2,793,992

Liabilities and Equity
Share capital	4,300	4,300	4,300
Retained earnings	893,236	944,489	936,555
Other reserves	(295,772)	(260,017)	(249,578)
Equity attributable to non-controlling interest	43,270	40,982	34,210
Total equity	645,034	729,754	725,487

Total non-current liabilities	1,234,566	1,302,265	1,419,972

Total current liabilities	535,454	607,378	648,533
Total equity and liabilities	2,415,054	2,639,397	2,793,992

(Euro thousands)	At June 30, 2021
Assets
Total non-current assets	972,293
Total current assets	1,496,211

Total assets	2,468,504

Liabilities and Equity
Share capital	4,300
Retained earnings	925,475
Other reserves	(270,384)
Equity attributable to non-controlling interest	44,289

Total equity	703,680
Total non-current liabilities	1,129,469
Total current liabilities	635,355

Total equity and liabilities	2,468,504

Consolidated Cash Flow Statement

	Restated
	For the years ended December 31,
(Euro thousands)	2020	2019	2018
	Restated	Restated	Restated
Net cash flows from operating activities	70,906	174,122	192,765
Net cash flows from/(used in) investing activities	92,572	83,961	(334,546)
Net cash flows (used in)/from financing activities	(49,052)	(267,486)	131,868
Net increase/(decrease) in cash and cash equivalents	106,665	(7,705)	(10,275)
Cash and cash equivalents at the beginning of the year	210,626	218,331	228,606
Cash and cash equivalents at the end of the year	317,291	210,626	218,331

	For the six months ended June 30,
(Euro thousands)	2021	2020
Net cash flows from/(used in) operating activities	90,871	(64,394)
Net cash flows (used in)/from investing activities	(89,286)	61,855
Net cash flows (used in)/from financing activities	(27,882)	13,910
Net (decrease)/increase in cash and cash equivalents	(23,534)	9,975
Cash and cash equivalents at the beginning of the period	317,291	210,626
Cash and cash equivalents at end of the period	285,937	220,601

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2021 combines the historical statement of financial position of IIAC as of June 30, 2021 with the historical consolidated statement of financial position of Zegna as of June 30, 2021, giving pro forma effect to the Business Combination and the PIPE Financing, as if they had occurred as of June 30, 2021.

The following unaudited pro forma condensed combined statement of profit and loss for the six months ended June 30, 2021 combines the historical statement of operations of IIAC for the six months ended June 30, 2021, and the historical consolidated statements of operations of Zegna for the six months ended June 30, 2021, giving pro forma effect to the Business Combination and the PIPE Financing as if they had occurred on January 1, 2020, the beginning of the earliest period presented in this document.

(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data Six Months Ended June 30, 2021
Revenue	€603,645
Net Income attributable to Parent	€30,916
Basic weighted average shares outstanding	237,312,409
Basic earnings per share	€0.13
Diluted weighted average shares outstanding	238,246,959
Diluted earnings per share	€0.13

(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2021
Total assets	€2,372,500
Total liabilities	€1,807,717
Total equity	€564,783

(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data Year Ended December 31, 2020
Revenue	€1,004,928
Net loss attributable to Parent	€(182,815)
Weighted average shares outstanding – basic and diluted	237,312,409
Loss per share – basic and diluted	€(0.77)

The historical financial statements of Zegna have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of the Euro. The historical financial statements of IIAC have been prepared in accordance with U.S. GAAP in its presentation and reporting currency of United States dollars. The financial statements of IIAC have been translated into Euros for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates (see Note 3—IFRS Policy and Presentation Alignment):

•	at the period end exchange rate as of June 30, 2021 of $1.00 to €0.8415 for the statement of financial position;

•	at the average exchange rate for the period from January 1, 2021 through June 30, 2021 of $1.00 to €0.8297 for the statement of profit and loss for the six months ended June 30, 2021; and

•	at the average exchange rate for the period from September 7, 2020 (inception) through December 31, 2020 of $1.00 to €0.8410 for the statement of profit and loss for the year ended December 31, 2020

This information should be read together with the consolidated financial statements of Zegna as of and for the year ended December 31, 2020 and its related notes and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 and its related notes and the consolidated financial statements of IIAC as of and for the year ended December 31, 2020 and its related notes and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 and its related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus or as filed on Form 10-Q/A by IIAC on November 23, 2021, as applicable.

The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results could have been different had the companies been combined for the referenced period. The unaudited pro forma condensed combined financial information should not be relied on as being indicative of the historical results that would have been achieved had the companies been combined for the referenced period or the future results that the combined company will experience. Zegna and IIAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our ordinary shares and any risk factors and other information that may be set forth in the applicable prospectus supplement and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our securities could decline and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risk factors relating to Zegna’s business, strategy and operations

Our business depends on the recognition, integrity and reputation of our brands.

We design, manufacture, promote and sell luxury goods under a number of brands, including Ermenegildo Zegna, Z Zegna, Ermenegildo Zegna XXX and Thom Browne. Our sales and our ability to achieve premium pricing depend on the perception, recognition and reputation of our brands, which, in turn, depend on factors such as product design, the distinctive character and the quality of our products and customer service, the image of our stores and those of our franchisees and other wholesale customers, the success of our advertising and communication activities and our general corporate profile.

The recognition, integrity and reputation of our brands are among our most valuable assets, which are influenced by several factors, some of which are outside of our control. Factors that may adversely affect our brands’ image include our inability to respond adequately to the needs and expectations of our customers with regard to the quality, style and design of our products, the dissemination by third parties of information that is untrue or defamatory, the commencement of litigation proceedings against us, as well as factors attributable to the parallel distribution and counterfeiting of our products. Each of these factors could harm the recognition, integrity and reputation of our brands, causing us to lose existing customers or fail to attract new customers, or otherwise having a material adverse effect on our business, results of operations and financial condition.

Our reputation may also suffer as a result of facts depending on our suppliers. While we closely monitor our suppliers to ensure that they comply with all applicable laws and regulations, if suppliers fail to comply with applicable law, including those relating to labor, social security, health and safety, or if they deliver products that are defective or differ from our specifications or quality standards or do not comply with applicable law, this could have adverse effects on our production cycle and cause delays in product deliveries to our customers, which in turn could damage our reputation, with possible adverse effects on our business, results of operations and financial condition.

Our success depends on our ability to anticipate trends and to identify and respond to new and changing consumer preferences.

Our continued success depends in part on our ability to set and define product and fashion trends, and in part on our ability to identify and respond to changing consumer preferences in a timely manner. Our products must appeal to an evolving customer base whose preferences cannot be predicted with certainty and are subject to increasingly rapid change, while preserving the image and recognition of our brands. Although we dedicate considerable resources to market analysis and the identification of new fashion trends, we may not be able to promptly anticipate fashion trends or to quickly adapt to these trends during the design and manufacturing stages. If we fail to identify or promptly respond to new trends or changing consumer preferences, our brands’ reputation may be affected, which could result in unsold products or a decline in sales to customers and could have a material adverse effect on our business, results of operations and financial condition.

We are subject to risks related to the COVID-19 pandemic or similar public health crises that may materially and adversely affect our business.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. The global spread of COVID-19, including more recently the highly transmissible Delta and Omicron variants thereof, led to governments around the world mandating increasingly restrictive measures to contain the pandemic, including quarantine, social distancing, “shelter in place” or similar orders, travel restrictions and suspension of non-essential business activities. The COVID-19 pandemic has caused significant disruption to the global economy, consumer spending and behavior, tourism, supply chains and financial markets, leading to a global economic slowdown and a severe recession in several of the markets in which we operate, which may persist even after all restrictions are lifted.

From mid-March 2020 we temporarily suspended production at all of our manufacturing and logistics facilities in Italy, Switzerland, Turkey and Spain. While starting from the mid-second quarter of 2020 we were able to resume manufacturing activities, both our DOSs and our distribution partners’ stores in many places around the world were subject to temporary closures in 2020 and 2021 pursuant to local emergency regulations, with an adverse impact on our sales. In connection with the COVID-19 pandemic and related government measures, we experienced delays in deliveries of raw materials from suppliers and of our products to wholesale customers, as well as running costs related to our workforce, despite furlough or reduced hours schemes we implemented with respect to certain of our employees. At the reopening of our manufacturing and logistics facilities in Italy and Switzerland, we introduced measures and protocols to safeguard the health and safety of our workforce in accordance with local laws. For further information on the impact of the COVID-19 pandemic on our results of operations and liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Zegna’s Financial Condition and Results of Operations.” While we continued to serve our customers through our remote selling and online e-commerce websites during the periods in which our DOSs were closed, the store closures resulted in a significant decline in our revenues and ability to generate cash flows from operations. The COVID-19 pandemic has also resulted in a decline in the level of consumer purchases of discretionary items and luxury retail products, including our products, caused by lower disposable income levels, travel restrictions, the prevalence of remote working arrangements and other factors. As a result of store closures and lower consumer demand, including those resulting from changes in consumer traffic and shopping preferences, we experienced a build-up of inventory.

While the overall COVID-19 situation appears to have improved in countries that have rolled out vaccination campaigns, our business and operating results may be negatively impacted if the virus worsens or mutates, if vaccination efforts are unsuccessful or if regions or countries implement further restrictions to contain the virus. We may experience a new shutdown or slowdown of all or part of our manufacturing and logistics facilities, and of our stores. Management time and resources were required to be, and in the future may need to be, spent on COVID-19 related matters, distracting them from the implementation of our strategy. In addition, the prophylactic measures we are required to adopt at our facilities may be costly and may affect production levels.

Our suppliers, customers and other contractual counterparties may be restricted or prevented from conducting business activities for indefinite or intermittent periods of time. The COVID-19 pandemic may lead to financial distress for our suppliers or wholesale customers, as a result of which they may have to permanently discontinue or substantially reduce their operations. Any of the foregoing could disrupt our supply chain and/or limit customer demand or our capacity to meet customer demand and have a material adverse effect on our business, results of operations and financial condition.

The impact of the COVID-19 pandemic (including recent and potential future COVID-19 variants such as the highly transmissible Delta and Omicron) on our business, results of operations and financial condition will depend largely on future events outside of our control, including ongoing developments in the pandemic, the success of containment measures, vaccination campaigns and other actions taken by governments around the world, as well as the overall condition and outlook of the global economy. However, the effects on our business, results of operations and financial condition may be material and adverse.

The COVID-19 pandemic may also exacerbate other risks disclosed in this “Risk Factors” section, including, but not limited to, our competitiveness, demand for our products, shifting consumer preferences, exchange rate fluctuations, and availability and price of raw materials.

We operate in many countries around the world and, accordingly, we are exposed to various international business, regulatory, social and political risks.

We operate in about 80 countries worldwide through a direct and indirect distribution network. For the year ended December 31, 2020, 54% of our revenues were generated in APAC, 31% were generated in EMEA, 13% were generated in North America and 1% were generated in Latin America.

Our operations in various international markets expose us to various risks, including those arising from: competition with local competitors (which may have greater resources and/or more favorable market positions); the diversity of consumers’ tastes and preferences and our ability to anticipate or respond to such tastes and preferences; changes in the political and economic environments in the countries where we operate; changes in regulations, including tax regulations, and the imposition of new duties or other protectionist measures; strict regulations affecting the import and processing of certain raw materials and finished goods; the occurrence of acts of terrorism or similar events, conflicts, civil unrest or situations of political instability; parallel imports of goods at terms inconsistent with our guidelines and distribution of our products, in violation of exclusive territorial rights granted to other importers and licensees (the so-called “gray market”). These or other factors may harm our business in international markets or cause us to incur significant costs in these markets, which could have a material adverse effect on our business, results of operations and financial condition.

Developments in Greater China and other growth and emerging markets may adversely affect our business.

We operate in a number of growth and emerging markets, both directly and through our distribution partners. In particular, a significant proportion of our sales are in the Greater China Region (which for Zegna’s reporting purposes includes the Chinese mainland, Hong Kong S.A.R., Macau S.A.R. and Taiwan) (representing 43% and 35% of our revenue in 2020 and 2019, respectively), where we have had a direct retail presence since 1991. While demand in these markets has increased in recent years due to sustained economic growth and growth in personal income and wealth, economic growth in these markets may not be sustained in the future. For example, rising geopolitical tensions and potential slowdowns in the rate of growth there and in other emerging markets could cause a decline in our sales there, or limit the opportunity for us to increase sales of our products and revenues in those regions in the near term.

Economic and political developments in emerging markets, including economic crises or political instability, have had and could have in the future material adverse effects on our business, results of operations and financial condition. Government actions may also impact the market for luxury goods in these markets, such as tax changes or the active discouragement of luxury purchases. Consumer spending habits in these markets may also change due to other factors that are outside of our control. For instance, at the end of August 2021, the President of the People’s Republic of China signalled the government’s intention to regulate excessively high incomes and encourage high-income groups and enterprises to return more to society. While no regulatory action has been taken to date, similar statements by governmental authorities may affect the social acceptability of spending on luxury goods.

Maintaining our position in these growth and emerging markets is a key component of our global strategy. However, initiatives from several global luxury goods manufacturers have increased competitive pressures for luxury goods in several emerging markets. As these markets continue to grow, we anticipate that additional competitors, both international and domestic, will seek to enter these markets and that existing market participants will try to aggressively protect or increase their sales. Increased competition may result in pricing pressure, reduced margins and our inability to increase or maintain our sales levels, which could have a material adverse effect on our results of operations and financial condition. See also “—Risk factors relating to the industry in which Zegna operates—The markets in which we operate are highly competitive.”

Failure to implement our strategy could adversely affect our results of operations.

Our ability to increase our revenues and pursue growth and development objectives depends, in part, upon our success in carrying out our strategic plan. As part of our strategy, we are pursuing, among other things, the successful consolidation of our shift toward luxury leisurewear, the successful design and introduction of new iconic products, the preservation of the exceptional quality we are known for and the use of digital tools to strengthen our processes, attract new customers and retain our existing customer base, and the growth of the Thom Browne brand, which depends on the brand’s positive momentum and successful customer proposition. See “Business—Strategy.” Our strategy is premised upon certain assumptions about the global economy and the evolution of demand for luxury goods in various regions of the world in which we operate or seek to operate our competitive position ant the ability of our management team to carry out our strategic plan. If we fail to implement our strategic plan or if our assumptions prove to be incorrect, our ability to increase our revenues and profitability could be affected, which could have a material adverse effect on our business, results of operations and financial condition.

We depend on our manufacturing and logistics facilities, which are subject to disruption.

We operate manufacturing and logistics facilities in Italy, Switzerland, Turkey and Spain and logistics facilities in the People’s Republic of China and the United States. These facilities are subject to operational risks, including mechanical and information technology system failure, work stoppage, civil unrest, increases in transportation costs, natural disasters, fire, government imposed shutdowns and disruption to supplies of raw materials. Any interruption of activity in our manufacturing or logistics facilities due to these or other similar events outside of our control could result in disruption to our operations and a reduction in sales, which could have an adverse effect on our business, results of operations and financial condition. See “—We are subject to risks related to the COVID-19 pandemic or similar public health crises that may materially and adversely affect our business.”

We are subject to certain risks related to the sale of our products through our DTC channel and in particular our directly operated stores.

In our distribution model, the DTC channel consists of single branded stores managed directly by us, or DOSs, outlets, concessions within department stores, as well as a directly managed online boutique and other e-commerce platforms through which we sell directly to our customers. As of December 31, 2020, we operated 255 Zegna DOSs (including 17 DOSs which were converted into a franchising in January 2021) and 38 Thom Browne DOSs. The DTC channel generated revenues of €613 million in 2020 (or 60% of our consolidated revenues in such period). The risks related to managing currently existing DOSs mainly relate to possible difficulties in renewing the existing lease agreements, an increase in rental charges and a decline in sales.

Our DOSs are all located in properties that we lease from third parties. There is significant competition among retail operators in our industry to obtain commercial spaces in prestigious locations in major cities, towns and resort destinations worldwide. Accordingly, to renew our lease agreements, we may have to compete with other operators, including those in our same industry, some of which have greater economic and financial resources than ours or otherwise more bargaining power. If we are unable to renew our lease agreements with economic terms consistent or more beneficial than those currently applicable, or if we are forced to accept rental charges which are substantially higher than the existing ones, this could have a material adverse effect on our business, results of operations and financial condition.

Our DOSs have a high level of fixed costs, which affect profits from the retail channel. A reduction in sales or a decrease in revenues from the retail channel could, in light of the high level of fixed costs, have a material adverse effect on our business, results of operations and financial condition.

We analyze the performance of each of our DOSs and market trends in order to assess whether to open new DOSs (or move DOSs to a different location), renew existing leases, or close DOSs that are underperforming. If our analysis is inadequate or based on the wrong assumptions, we could select sub-optimal locations for our stores, or keep or open underperforming stores, which could have a material adverse effect on our business, results of operations and financial condition.

In addition, although we have adopted internal policies and training initiatives to ensure that the staff in our DOSs operate in a manner consistent with the image and prestige of our brands, there can be no assurance that such staff will abide by such policies or that inappropriate or illicit behavior by certain employees will not occur. If there is any allegation brought against us as a result of negligence or other impermissible conduct by our DOS staff, we may be exposed to legal or other proceedings or increased public scrutiny, which may result in substantial costs, diversion of resources and management’s attention and potential harm to our reputation.

The operations of our retail channel and DOSs are also subject to risks such as information technology system failure, work stoppage, civil unrest, natural disasters, fire and government imposed shutdowns. Any interruption of activity in our retail channel and DOSs due to these or other similar events out of our control could result in disruption to our operations and a reduction in sales, which could have an adverse effect on our business, results of operations and financial condition.

In the wholesale channel, we are subject to certain risks arising from points of sale operated by third parties, and we are dependent on our local partners to sell our products in certain markets.

In the wholesale channel, we sell our products to franchisees, specialty stores, department stores and online retailers. In the year ended December 31, 2020, revenues attributable to the wholesale channel for the Zegna Branded Products and Thom Browne amounted to €203 million (or 20% of our consolidated revenues in the same period). The loss of existing commercial relationships with our primary wholesale customers, the failure to develop new commercial relationships on economically favorable terms (or at all) or a significant decrease in wholesale channel revenues could have a material adverse effect on our business, results of operation and financial condition. In addition, any failure by retail stores not directly operated by us to manage their stores in a manner consistent with the image and prestige of our brands or in line with any agreed contractual commitments (including in terms of sale prices), or failure by online retailers to comply with consumer protection laws or provide accurate product descriptions, could damage the competitive position and image of our brand, with potential material adverse effects on our business, results of operations and financial condition. See “—Our business depends on the recognition, integrity and reputation of our brands.”

In certain of the geographic markets in which we operate, the distribution of our products is carried out, sometimes exclusively, through franchising agreements with local operators. Although we generally have not experienced significant problems in the past with such wholesale customers, the loss of one or more important commercial relationships with, or the occurrence of material disagreements with, our distribution partners or a failure to renew or develop commercial relationships on economically favorable terms (or at all) with them could have a material adverse effect on our business, results of operations and financial condition.

Our operations are also subject to the risk of insolvency of our wholesale customers. Despite our efforts to mitigate such risk, there can be no assurance that we will be able to do so successfully, and our business, results of operations and financial condition could be materially adversely affected.

Fluctuations in the price or quality of, or disruptions in the availability of, raw materials used in our products could cause us to incur increased costs, disrupt our manufacturing processes or prevent or delay us from meeting our customers’ demands.

We require high quality raw materials in order to produce our products. The market price of the raw materials that we require for our production depends on many factors that are largely out of our control and which are difficult to predict. The primary raw materials we use are yarns (in particular, wool yarns), silk, cotton, linen, cashmere, fabrics and leather. The availability of wool and silk depends on unpredictable factors which are outside our control, including weather conditions in the areas where these raw materials originate (mainly Australia and New Zealand for wool and Greater China for silk), as well as diseases affecting livestock. We also use rare raw materials, such as vicuna yarns, which are only available in a very limited quantity and subject to strict export and processing regulations, which may change. Possible legislative, political and economic developments, potential social instability or the introduction of export restrictions or tariffs in the countries in which our suppliers operate, or the introduction of import restrictions on products from such countries, could have a negative impact on our procurement activities. These and other factors could affect the availability and price of the raw materials required for our production.

If the supply of such raw materials decreases (including due to shortages or to a decrease in the number of producers or suppliers of raw materials), we may face difficulties in obtaining sufficient supplies of high quality raw materials, and the relevant prices may increase. Thus, we could face supply shortages in the medium term and rising costs of purchasing. In addition, our suppliers could cancel or delay the delivery of raw materials to us, or may fail to provide raw materials that meet our high quality standards. This could delay our manufacturing process or cause us to incur increased costs to obtain raw materials of the quality we require. Any of the foregoing factors could have a material adverse effect on our business, results of operations or financial condition. Suppliers’ actions may also damage our reputation.

We could be adversely affected if we are unable to negotiate, maintain or renew our license agreements and strategic alliances.

We are a party to various strategic alliances, as licensee or supplier, and license agreements, as licensor. In particular, we have been acting as licensee for the production and distribution of Tom Ford menswear since 2008 and upon expiry of the existing license following the completion of the production and distribution activities for the Fall/Winter 2022 collection, we will act as an exclusive supplier only for certain Tom Ford products starting from the Spring/Summer 2023 season. We are also supplier of menswear for Dunhill and for Gucci. During the year ended December 31, 2020, we recorded revenues of €82 million from these strategic alliances (after eliminations). See “Business—Brands, Collections and Products—Zegna Segment—Strategic Alliances Product Line” for further information on our strategic alliances. If we were to fail to comply with our obligations under these arrangements (including with respect to required quality standards and timeliness of deliveries), our strategic alliance partners may terminate, fail to renew or amend in a manner adverse to us the existing arrangements, which may have material adverse consequences on our business, results of operations and financial condition.

We are also party to certain license agreements whereby we grant, for a certain period of time, the use of our brand to third parties for the production of products in adjacent luxury sectors (including fragrances, glasses and sunglasses, cufflinks, and beachwear and underwear). For the year ended December 31, 2020, royalties relating to these arrangements were approximately €3 million. If any of these licensees were not to perform their obligations towards Zegna (including by failing to ensure the required quality standards, comply with our directions with respect to distribution channels and after sale services), we may be unable, in a commercially reasonable time, to replace such licensee with another producer capable of ensuring equivalent quality and production standards, or procure its services upon the same or substantially the same financial terms. Our inability to maintain a presence in these adjacent luxury sectors or to provide products in these sectors of a quality comparable to that of our other products may reflect negatively on the reputation and integrity of our brands.

We have also entered into co-branding projects for the production and co-marketing of certain selected co-branded products with Maserati, Leica Camera and Fear of God.

If any of the foregoing licensing agreements or strategic alliances are terminated for any reason, not renewed upon their expiration or renewed but with less favorable terms and conditions, this could have a material adverse effect on our business, results of operations and financial condition.

Our business depends on tourist traffic and demand.

A substantial amount of our sales is generated by customers who purchase products while travelling. Consequently, adverse economic conditions (such as financial crises), global political developments, other social and geopolitical sources of unrest, instability, disorders, riots, civil wars or military conflicts, natural disasters such as fire, floods, blizzards, global pandemics such as the COVID-19 pandemic and earthquakes or other events, as well as travel restrictions imposed by governments, which result in a shift in travel patterns or a decline in travel volumes, have had in the past, and may have in the future, an adverse effect on our business, results of operations and financial condition. See also “—We are subject to risks related to the COVID-19 pandemic or similar public health crises that may materially and adversely affect our business.”

Our business success depends on certain key personnel.

The performance of our business depends significantly on the efforts and abilities of some key senior personnel, including our Chairperson and Chief Executive Officer, Mr. Ermenegildo Zegna. Such key personnel have substantial experience and expertise in the luxury goods business and have made significant contributions to the success of our business.

If such key personnel were to leave us abruptly, or become otherwise unable or unwilling to continue in their roles, we may not be able to replace them in a timely fashion. The failure to retain or replace such key personnel with other skilled personnel capable of integrating into our operations efficiently could lead to delays in the development of collections, inefficiencies in management of our business, and, accordingly, could have a material adverse effect on our business, results of operations and financial condition.

We depend on highly specialized craftsmanship and skills.

One of the distinguishing features of certain of our products is the highly specialized craftsmanship involved in their manufacturing, which is also a result of the experience that our specialized employees have acquired over the course of the years.

Although we try to preserve these craftsmanship skills and ensure that they are passed on to the next generations, the number of our specialized employees may decrease in the future and their craftsmanship skills may no longer be readily available. If this were to occur, it could affect our ability to ensure the distinctive quality of certain of our products in the future, which in turn could have a material adverse effect on our business, results of operations and financial condition.

We depend on the protection of our intellectual property rights.

We believe that our intellectual property is essential to the success of our products and to our competitive position. We dedicate significant resources to the protection of our intellectual property assets (including trademarks, designs, production processes and technologies, utility patents and other distinctive marks) in the jurisdictions in which we operate. There can be no assurance, however, that we will succeed in protecting our intellectual property rights.

With respect to patents in particular, patent rights do not prevent our competitors from developing products that are substantially equivalent to or better than our products, while not infringing our intellectual property rights. Moreover, any actions we take to establish and protect our patents, trademarks and other intellectual property rights may not be adequate to prevent counterfeiting, imitation of our products by competitors or other third parties or to prevent these persons from asserting rights in, or ownership of, our brand trademarks and other intellectual property rights. We may therefore be forced to spend significant resources to defend our intellectual property from infringement or from third party claims. In addition, should third parties register intellectual property rights which overlap with ours, or should we attempt to enter new markets where third parties have registered intellectual property rights which are similar to those which we would wish to register, we may be constrained from developing our business in such markets. Moreover, changes in law or adverse judicial or administrative judgments could deprive us of the ownership or use of one or more of our intellectual property rights, which could require us to grant licenses to or to obtain licenses from third parties, to pay damages or to cease production of certain merchandise benefiting from such rights. Each of the above could have a material adverse effect on our business, results of operations and financial condition.

Third parties could make claims or bring legal action against us for an alleged infringement of such third parties’ intellectual property rights. As a result, we may be required to discontinue the sale of certain products, pay damages, incur licensing costs, modify our production processes and/or products, or have the scope or validity of our intellectual property rights determined in court in order to be authorized to sell such products. For instance, on June 28, 2021 adidas commenced an action against Thom Browne, Inc. in the Southern District of New York, for, among others, trademark infringement, unfair competition, dilution and various state claims, in connection with the use of Thom Browne’s five color grosgrain ribbon and the four bands on sleeves and pants on its sporting goods, sportswear and athletic wear, allegedly infringing the three stripe marks of adidas. Thom Browne, Inc. intends to vigorously defend against the claims. This or any other such events may entail significant losses in addition to legal costs, with possible adverse effects on our business, results of operations and financial condition.

A disruption in our information technology, including as a result of cybercrimes, could compromise confidential and sensitive information.

We depend on our information technology and data processing systems to operate our business, and a significant malfunction or disruption in the operation of our systems, human error, interruption to power supply, or a security breach that compromises the confidential and sensitive information stored in those systems, could disrupt our business and adversely impact our ability to operate. Our ability to keep our business operating effectively depends on the functional and efficient operation by us and our third party service providers of our information, data processing and telecommunications systems, including our product design, manufacturing, distribution, sales and marketing, billing and payment systems. We rely on these systems to enable a number of business processes and help us make a variety of day-to-day business decisions as well as to track operations, billings, payments and inventory. Such systems are susceptible to malfunctions and interruptions due to equipment damage, power outages, connection interruption, and a range of other hardware, software and network problems. Those systems are also susceptible to cybercrime, or threats of intentional disruption, which are increasing in terms of sophistication and frequency, with the consequence that such cyber incidents may remain undetected. For any of these reasons, we may experience system malfunctions or interruptions. For example, in August 2021 we were subject to a ransomware attack that impacted the majority of our IT systems. As we refused to engage in discussions relating to the payment of the ransom, the responsible parties published certain materials extracted from our IT systems. We publicly announced the IT systems breach and gradually restored our IT systems from secure back up servers during the weeks following the breach. Although our systems are diversified, including multiple server locations, third-party cloud providers and a range of software applications for different regions and functions, and we periodically assess and implement actions to ameliorate risks to our systems, a significant or large scale malfunction or interruption of our systems could adversely affect our ability to manage and keep our operations running efficiently, and damage our reputation if we are unable to track transactions and deliver products to our customers. A malfunction that results in a wider or sustained disruption to our business could have a material adverse effect on our business, results of operations and financial condition. In addition to supporting our operations, we use our systems to collect and store confidential and sensitive data, including information about our business, our customers and our employees. Any unauthorized access to our information systems may compromise the privacy of such data and expose us to claims as well as reputational damage. Ultimately, any significant violation of the integrity of our data security could have a material adverse effect on our business, results of operations and financial condition. See “—We are exposed to the risk that personal information of our customers, employees and other parties collected in the course of our operations may be damaged, lost, stolen, divulged or processed for unauthorized purposes.” Our recently acquired businesses may use different information technology and data processing systems than those used at a broader group level; which could make it more complex to prevent or timely address any of the foregoing events.

We are exposed to the risk that personal information of our customers, employees and other parties collected in the course of our operations may be damaged, lost, stolen, divulged or processed for unauthorized purposes.

In carrying out our business, we collect, store and process personal data of our customers, employees and other parties with whom we deal, including data we gather for product development and marketing purposes. Therefore we are subject to a variety of strict and ever-changing data protection and privacy laws on a global basis, including the EU General Data Protection Regulation.

We are exposed to the risk that personal data we store and use may be damaged or lost, stolen, divulged or processed for unauthorized purposes by the individuals responsible for data management or by unauthorized individuals (including third parties and Zegna employees). The destruction, damage to or loss of personal data, as well as its theft, unauthorized processing or dissemination, could significantly impair our reputation and impact our operations; it could also lead to governmental investigations and the imposition of fines by competent authorities, with possible adverse effects on our business, results of operations and financial condition. See also “—A disruption in our information technology, including as a result of cybercrimes, could compromise confidential and sensitive information.”

We are subject to certain risks related to related party transactions.

We have engaged, and continue to engage, in relationships of a commercial nature with related parties. These relationships consist mainly in the provision of industrial services, the purchase of raw materials, as well as an interest-bearing loan, and certain contributions to Fondazione Zegna. See “Certain Relationships and Related Party Transactions.” In addition, in connection with the Demerger, certain of our intercompany lease agreements for the lease of real estate properties have become related party transactions, since we continue to rent those properties from our former subsidiaries demerged prior to the closing of the Business Combination.

We believe that the terms and conditions of our transactions with related parties are at arm’s length and on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved. However, there can be no assurance that if such transactions had been concluded between or with third parties, such parties would have negotiated or entered into agreements or carried out such transactions under the same or substantially similar terms and conditions.

We are exposed to currency related risks.

We operate in numerous markets worldwide and are exposed to market risks stemming from fluctuations in currency exchange rates. In particular, changes in exchange rates between the Euro and the main foreign currencies in which we operate affect our revenues and results of operations. The exposure to currency risk is mainly linked to the differences in geographic distribution of our sourcing and manufacturing activities from those in our commercial activities, as a result of which our cash flows from sales are denominated in currencies different from those related to purchases or production activities. In particular, we incur a large portion of our capital and operating expenses in Euro while we receive the majority of our revenues in currencies other than Euro (mainly in Chinese Renminbi, U.S. Dollars, Japanese Yen, Canadian Dollar and British Pound). Therefore, our results may be adversely affected if these currencies depreciate against the Euro. Such risk is heightened given the extended time period between the moment when the sale prices of a collection are set and the moment when revenues are converted into Euro, which may extend up to 18 months. In addition, foreign exchange fluctuations might also negatively affect the relative purchasing power of our clients, which could also have an adverse effect on our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Zegna’s Financial Condition and Results of Operations.”

Exchange rate fluctuation may also adversely affect our competitive position as compared to other operators in the luxury goods market, who may incur costs in other currencies with more favorable exchange rates relative to the currencies of our principal markets.

In the Zegna segment, we have historically sought to manage risks associated with fluctuations in currency through financial hedging instruments, mainly forward contracts for the sale of foreign currencies; we are gradually implementing similar policies also in the Thom Browne segment. However, there can be no assurance that we will be able to hedge currency related risks successfully, and our business, results of operations and financial condition could nevertheless be adversely affected by fluctuations in market rates, particularly if such fluctuations are extended over time.

In addition, because the Euro is the functional currency used in our consolidated financial statements, fluctuations in exchange rates used to translate figures in our subsidiaries’ financial statements that were originally expressed in a foreign currency could have a significant impact on results, net financial indebtedness, and consolidated net shareholders’ equity as expressed in Euro in our consolidated financial statements.

We are exposed to risks relating to fluctuations in interest rates and other market risks.

We have entered into Euro-denominated financing agreements providing for a floating interest rate. As of December 31, 2020, floating rate loans represented approximately 62% of our total borrowings, other financial liabilities and derivatives and financial instruments, for a financed amount of approximately €428.8 million. Although we have entered into derivative financial instruments to hedge our exposure to interest rate risk, an increase in interest rates during the term of such financing agreements, which would result in higher interest payments thereunder, could have a material adverse effect on our business, results of operations and financial condition.

As of December 31, 2020, we had approximately €350.2 million of other current financial assets invested in listed and unlisted financial instruments. We do not enter into investments for trading or speculative purposes. The primary objective of our investment activities is to preserve principal while maximizing the income that we receive from our investments without significantly increasing risk of loss. In connection with our investment activities, we may be exposed to market risk, i.e. the risk of loss related to changes in market prices, volatility, counterparty and liquidity of financial instruments, which could have a material adverse effect on our business, results of operations and financial condition.

Risk factors relating to the industry in which Zegna operates

The markets in which we operate are highly competitive.

The markets for our products are characterized by high levels of competition and the presence of a number of established operators and new entrants, some of which have significant financial resources or well- known and fashionable brands. To succeed, we must interpret and anticipate the tastes, preferences and lifestyles of our customers and anticipate changes in those tastes, preferences and lifestyles, as well as identify fashion and luxury market trends, while producing high quality, desirable luxury products. Our competitors may be more successful in interpreting market trends or may be able to produce their products at lower costs. Our failure to compete effectively in our chosen markets, including through a failure to identify and respond to new and changing trends and consumer preferences, could have a material adverse effect on our business, results of operations and financial condition.

Global economic conditions and macro events may adversely affect us.

Our sales volumes and revenues may be affected by overall general economic conditions within the different countries in which we operate. Deteriorating general economic conditions may affect disposable incomes and reduce consumer wealth impacting client demand, particularly for luxury goods, which may negatively impact our profitability and put downward pressure on our prices and volumes. Furthermore, during recessionary periods, social acceptability of luxury purchases may decrease and higher taxes may be more likely to be imposed on certain luxury goods including our products, which may affect our sales.

We sell our products throughout the world. In particular, we conduct our business in EMEA, North and Latin America and APAC. Our presence in various international markets exposes us to the risks connected, among other things, with the geopolitical and macroeconomic conditions of the countries in which we operate. Sales could be affected by various events, such as, for example, market instability, terrorism, war, natural disasters or socio-political upheavals. In particular, the majority of our current sales are in Greater China and the United States. Therefore, slowing economic conditions in those countries may adversely affect our revenues in that region. See also “—Developments in Greater China and other growth and emerging markets may adversely affect our business.”

If these events, which are difficult to predict, occur, this could have an adverse effect on the demand for luxury goods in a specific country or could cause a contraction in tourist flow, and may have a material adverse effect on our business, results of operations and financial condition.

We are subject to legal and regulatory risk.

We are required to comply with the laws and regulations applying to our products and operations in the various jurisdictions in which we operate, particularly in relation to the protection of intellectual property rights, competition, product safety, packaging and labeling, import and processing of certain raw materials and finished goods, data protection, limits on cash payments, worker health and safety and the environment. New legislation (or amendments to existing legislation) may require us to adopt stricter standards, which could lead to increased costs for adapting product characteristics or limit our operations, and this may have a material adverse effect on our business, results of operations and financial condition. We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other anti-bribery, anti-corruption and anti-money laundering laws in the countries in which we conduct activities. We and our distribution partners may have direct or indirect interactions with officials and employees of government agencies or state owned or affiliated entities and other third parties where we may be held liable for corrupt or other illegal activities, even if we do not explicitly authorize them. We are also subject to sanctions legislation, which may lead to commercial and economic sanctions, prohibitions and other restrictive measures imposed by the different authorities and governments involved, including the European Union, the United States, the United Nations and other international organizations. From time to time, we may conduct some limited activities in countries subject to sanctions or other restrictive measures. While we believe that our activities are in compliance with the applicable laws and sanctions legislation, including embargoes, we cannot exclude the possibility that we or our distribution partners may violate such laws. Any violation of the foregoing laws could lead to regulatory and/or judicial proceedings and sanctions (including civil penalties, denial of export privileges, injunctions, asset seizures and revocations or restrictions of licenses, as well as criminal fines and imprisonment), which may have a material adverse effect on our reputation, business, results of operations and financial condition.

Risk factors relating to Tax Matters

Changes in tax, tariff or fiscal policies could adversely affect demand for our products.

Imposition of any additional taxes and levies on our products could adversely affect the demand for our products and our results of operations. Changes in corporate and other taxation policies as well as changes in export and other incentives given by various governments, or import or tariff policies, could also adversely affect our results of operations. Considerable uncertainty surrounds the introduction and scope of tariffs by countries around the world, as well as the potential for trade actions, and the imposition of tariffs and trade restrictions as a result of international trade disputes or changes in trade policies may adversely affect our sales and profitability. The occurrence of any the above may have a material adverse effect on our business, results of operations and financial condition.

Changes to taxation or the interpretation or application of tax laws could have an adverse impact on our results of operations and financial condition.

Our business is subject to various taxes in different jurisdictions (mainly Italy), which include, among others, the Italian corporate income tax (“IRES”), regional trade tax (“IRAP”), value added tax (“VAT”), excise duty, registration tax and other indirect taxes. We are exposed to the risk that our overall tax burden may increase in the future.

Changes in tax laws or regulations, or in the position of the relevant Italian and non-Italian authorities regarding the application, administration or interpretation of these laws or regulations, particularly if applied retrospectively, could have a material adverse effect on our business, results of operations and financial condition. These changes include the introduction of a global minimum tax at a rate of 15% under the Two-Pillar Solution to Address the Tax Challenges of the Digitalisation of the Economy, agreed upon by over 130 jurisdictions under the Organisation for Economic Co-operation and Development/G20 Inclusive Framework on Base Erosion and Profit Shifting and to be implemented as from January 1, 2023.

In addition, tax laws are complex and subject to subjective valuations and interpretive decisions, and we periodically may be subject to tax audits aimed at assessing our compliance with direct and indirect taxes. The tax authorities may not agree with our interpretations of, or the positions we have taken or intend to take on, tax laws applicable to our ordinary activities and extraordinary transactions. In case of challenges by the tax authorities to our interpretations, we could face long tax proceedings that could result in the payment of additional tax and penalties, with potential material adverse effects on our business, results of operations and financial condition.

We intend to be treated exclusively as a resident of the Republic of Italy for tax purposes, but Dutch or other tax authorities may seek to treat us as a tax resident of another jurisdiction as a result of which we could be subject to increased and/or different taxes.

As a result of the Conversion into a Dutch limited liability company (naamloze vennootschap) we are deemed tax resident in the Netherlands for purposes of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965) and the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). However, we intend to maintain our management and organizational structure in such a manner that (i) our place of effective management would be in Italy and we should be regarded as a tax resident of Italy for Italian domestic law purposes; (ii) we should be considered to be exclusively tax resident in Italy for purposes of the applicable tax treaties, including the Convention between the Kingdom of the Netherlands and the Republic of Italy for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and on capital (the “Italy-Netherlands Tax Treaty”); and (iii) we should not be regarded as a tax resident of any jurisdiction other than Italy or the Netherlands either for purposes of the domestic tax laws of such jurisdiction or for the purposes of any applicable tax treaty. However, the determination of our tax residency depends primarily upon our place of effective management, which is largely a question of fact, based on all relevant circumstances. Therefore, no assurance can be given regarding the final determination of our tax residency by tax authorities. In addition, changes to applicable laws and income tax treaties, including a change to the provisional reservation made by Italy under the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”) made at the time of signing the MLI with respect to Article 4 (Dual Resident Entities) of the MLI, or interpretations thereof and changes to applicable facts and circumstances (e.g., a change of board members or the place where board meetings take place), may have a bearing on the determination of our tax residency and the consequent tax treatment.

If the competent tax authorities of a jurisdiction other than Italy, including the Netherlands, take the position that we should be treated as (exclusively) tax resident of that jurisdiction for purposes of an applicable tax treaty, we would be subject to corporation tax and all distributions made by us to our shareholders would be subject to any applicable dividend withholding tax in such other jurisdiction(s) as well as in Italy. To resolve any dual tax residency issue, we may have access to a mutual agreement procedure and/or dispute resolution mechanisms under an applicable tax treaty and the dispute resolution mechanism under the EU Arbitration Directive (if it is an EU jurisdiction), or we could submit our case for judicial review by the relevant courts. These procedures would require substantial time, costs and efforts, and it is not certain that double taxation issues can be resolved in all circumstances.

If we pay dividends, we may need to withhold tax on such dividends payable to our shareholders in both Italy and the Netherlands.

As a result of the Conversion into a Dutch limited liability company (naamloze vennootschap), but with our place of effective management in Italy (and not in the Netherlands), our dividends are generally subject to Italian dividend withholding tax. However, Dutch dividend withholding tax, in addition to Italian withholding tax, will be required to be withheld from dividends if and when paid to Dutch resident shareholders (and non-Dutch resident shareholders that have a permanent establishment in the Netherlands to which their shareholding is attributable). We will be required to identify our shareholders in order to assess whether there are Dutch residents (or non-Dutch residents with a permanent establishment to which the shares are attributable) in respect of which Dutch dividend withholding tax has to be withheld. Such identification may not always be possible in practice. If the identity of our shareholders cannot be assessed upon a payment of dividend, withholding of both Italian and Dutch dividend withholding tax from such dividend may occur. Our non-Dutch resident shareholders may apply for a refund of Dutch dividend withholding tax, if withheld on the distribution. For further discussion, see “Taxation—Material Dutch Tax Considerations—Dividend Withholding Tax.”

The consequences of the loyalty voting program are uncertain.

No statutory, judicial or administrative authority directly discusses how the receipt, ownership or disposition of Zegna Special Voting Shares under the Zegna loyalty voting program implemented in connection with the Business Combination should be treated for Italian or U.S. tax purposes and, as a result, the tax consequences in those jurisdictions are uncertain.

The fair market value of the Zegna Special Voting Shares, which may be relevant for tax purposes, is a factual determination and is not governed by any guidance that directly addresses such a situation. Because, among other things, the Zegna Special Voting Shares will not be transferable (other than, in very limited circumstances, together with the associated Ordinary Shares) and a shareholder will receive amounts in respect of the Zegna Special Voting Shares only if Zegna is liquidated, we expect to take the position that the fair market value of each Zegna Special Voting Share is minimal. However, the relevant tax authorities could assert that the value of the Zegna Special Voting Shares as determined by Zegna is incorrect.

The tax treatment of the loyalty voting program implemented in connection with Business Combination is unclear and shareholders are urged to consult their tax advisors in respect of the consequences of acquiring, owning and disposing of Zegna Special Voting Shares. See “Taxation—Material United States Federal Income Tax Considerations—Loyalty Voting Program and Zegna Special Voting Shares” for further discussion.

We benefit or seek to benefit from certain special tax regimes, which may not be available in the future.

We currently calculate taxes due in Italy based, among other things, on certain tax incentives recognized by Italian tax regulations for research and development expenses. In the past we have received tax benefit for research and development expenses in 2017.

In addition, we benefit from the measures introduced in Italy by art. 110 of Law Decree no. 104/2020, converted into Law no. 126/2020, which re-opened the voluntary step-up of tangible assets, with the application of a 3% substitutive tax rate.

Furthermore, Italian Law no. 190/2014, as subsequently amended and supplemented, introduced an optional Patent Box regime in the Italian tax system. The Patent Box regime is a tax exemption related to, among others, the use of intellectual property assets. Business income derived from the use of each qualified intangible asset is partially exempted from taxation for both IRES and IRAP purposes. We have applied the Patent Box tax regime for the period from 2015 to 2019, in line with applicable tax regulations in Italy. The amount of the related tax benefits that we have received from the tax regime remains subject to limited uncertainty.

Special tax regimes and tax incentives may allow us to mitigate our tax burden in Italy. Significant changes in regulations or interpretation thereof might adversely affect the availability of such exemptions and result in higher tax charges, which may result in a material adverse effect on our business, results of operations and financial condition.

We are subject to risks related to the complexity and uncertainty in interpretation of transfer pricing rules.

We operate in about 80 countries worldwide with integrated industrial, commercial, stylist and communication functions, trademarks used in different jurisdictions and are subject to taxation in Italy and in other foreign countries in which our subsidiaries are located. Within Zegna, transactions between related parties located in different countries are carried out in the ordinary course of business and are mainly related to the purchase and sale of goods and the provision of services.

These transactions are subject to transfer pricing rules defined globally by the Organization for Economic and Co-operation and Development (“OECD”) and local tax laws. In this respect, our intercompany prices are set up consistently with the guidance provided by the OECD Transfer Pricing Guidelines and we and our subsidiaries prepare specific transfer pricing documentation with respect to such transactions.

Although we believe that our transfer pricing is correct, due to the complexity of these rules and the uncertainties in their interpretation, the tax authorities might challenge the prices of certain of our intercompany transactions and propose transfer pricing adjustments. Consequently, such adjustments may increase the related taxes and impose penalties and late payment interests, which may result in a material adverse effect on our business, results of operations and financial condition.

Risk factors relating to holding our Ordinary Shares and Warrants

An active and liquid trading market for our Ordinary Shares may not develop, the market price may be volatile and investors may suffer a loss.

Prior to the Business Combination, there has been no public market for the shares of Zegna. As required in connection with the Business Combination, our shares were listed on the NYSE on December 20, 2021. However, there can be no assurance that an active and liquid trading market for our Ordinary Shares will be maintained. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The actual market price of the Ordinary Shares may fluctuate because of several factors, including those described in this section “Risk Factors,” may not reflect our actual operating performance and may be lower than the price investors paid to purchase the Ordinary Shares.

Substantial sales of the Ordinary Shares and/or Warrants could cause the price of such securities to decline.

Following the Business Combination, the Zegna Shareholders and the IIAC Initial Shareholders are subject to restrictions on share sales for certain periods of time, but will be free to sell once those restrictions expire. See

“Description of Securities—Registration Rights and Lock-Up Arrangements.” In addition, certain Insider PIPE Subscribers are subject to restrictions in connection with the sale of the Ordinary Shares they purchased in the PIPE Financing. The other shareholders, which own the minority of Ordinary Shares following the Business Combination, are not subject to any resale restrictions. A sale of a significant number of Ordinary Shares or Warrants, or the anticipation by the market of a possible sale, particularly sales of Ordinary Shares on the part of any of the shareholders subject to lock-up obligations, following expiration of the lock-up, could have the effect of depressing the market price for such securities.

The exercise of our Warrants would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Immediately following the Effective Time, we had 13,416,667 Public Warrants and 6,700,000 Private Placement Warrants outstanding. To the extent our Warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the holders of Ordinary Shares and potentially increase the number of shares eligible for resale in the public market. Sales of substantial numbers of Ordinary Shares in the public market could adversely affect the market price of our Ordinary Shares and Warrants. See “Substantial sales of the Ordinary Shares and/or Warrants could cause the price of such securities to decline”.

The price of the Ordinary Shares and Warrants may be volatile.

The price of Ordinary Shares and Warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which we and our customers operate;

•	variations in our operating performance and the performance of our competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in our annual or interim operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Ordinary Shares available for public sale;

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism; and

•	the other factors described in this “Risk Factors” section.

These market and industry factors may materially reduce the market price of Ordinary Shares and Warrants regardless of our operating performance.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our shares.

Securities research analysts may establish and publish their own periodic projections for Zegna. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

The loyalty voting program may affect the liquidity of the Ordinary Shares and reduce share price.

The implementation of Zegna’s loyalty voting program could reduce the trading liquidity and adversely affect the trading prices of the Ordinary Shares. The loyalty voting program is intended to reward shareholders for maintaining long-term share ownership by granting persons holding Ordinary Shares continuously for at least two years the option to elect to receive Zegna Special Voting Shares. Zegna Special Voting Shares cannot be transferred (except in very limited circumstances) and, if Ordinary Shares participating in the loyalty voting program are transferred they must be deregistered from the Loyalty Register and any corresponding Zegna Special Voting Shares transferred to us for no consideration (om niet). This loyalty voting program is designed to encourage a stable shareholder base and, conversely, it may deter trading by shareholders that may be interested in participating in the loyalty voting program. Therefore, the loyalty voting program may reduce liquidity in Ordinary Shares and adversely affect their trading price.

Our majority shareholders exercise control over Zegna, which may limit other shareholders’ ability to influence corporate matters and could delay or prevent a change in corporate control. The interests of our majority shareholders may differ from those of our other shareholders.

Following the Business Combination, Monterubello holds approximately 61.8% of the Ordinary Shares issued and outstanding. Please see “Beneficial Ownership.” As a result, Monterubello is able to influence our management and affairs and control the outcome of matters submitted to our shareholder meetings for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. In addition, the loyalty voting program established by the Zegna Articles of Association may make it more difficult for a third party to acquire, or attempt to acquire, control of Zegna, even if a change of control were considered favorably by shareholders holding a majority of Ordinary Shares. As a result of Monturubello’s ownership and the loyalty voting program, a relatively large proportion of the voting power in Zegna could be concentrated in a relatively small number of shareholders who would have significant influence over Zegna. Monterubello and other shareholders participating in the loyalty voting program may have the power effectively to prevent or delay change of control or other transactions that may otherwise benefit Zegna’s shareholders, which may also prevent or discourage shareholder initiatives aimed at changing Zegna’s management or strategy or otherwise exerting influence over Zegna. In addition, Monterubello will exercise its voting power in its own interest, which may not be in line or even be in conflict with the interests of the remaining shareholders.

We incurred and will incur significant costs in connection with the Business Combination.

We have incurred and expect to incur significant, non-recurring costs in connection with consummation of the Business Combination and the transition to becoming a public company. These costs may have an adverse impact on our results of operations. We cannot provide assurance that the benefits of the Business Combination will offset the incremental transaction costs in the near term, if at all.

Zegna is a Dutch public company with limited liability, and its shareholders may have rights different to those of shareholders of companies organized in the United States.

The rights of the shareholders of Zegna may be different from the rights of shareholders of companies governed by the laws of U.S. jurisdictions. Zegna is a Dutch public company with limited liability (naamloze vennootschap). Its corporate affairs are governed by the Zegna Articles of Association. The rights of Zegna’s shareholders and the responsibilities of members of the Zegna Board may be different from the rights of shareholders and the responsibilities of members of board of directors of companies governed by the laws of other jurisdictions including the United States. In the performance of its duties, the Zegna Board is required by Dutch law to consider Zegna’s interests and the interests of its shareholders, employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties have interests that are different from, or in addition to, the interests of shareholders.

Zegna is a “foreign private issuer” under the rules and regulations of the SEC and, thus, is exempt from a number of rules under the Exchange Act of 1934 and permitted to file less information with the SEC than a company incorporated in the United States.

As a “foreign private issuer” Zegna is exempt from rules under the Exchange Act, that impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the Ordinary Shares. Moreover, Zegna is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, nor required to comply with Regulation FD, which restricts the selective disclosure of material information. Accordingly, there may be less publicly available information concerning Zegna than there is for U.S. public companies.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs compared to the pre-Business Combination period, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting. We will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 20-F, which we expect to file in 2023 with respect to the fiscal year ending December 31, 2022. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we are unable to develop and maintain an effective system of internal controls, we may not be able to produce timely and accurate financial statements or comply with applicable laws and regulations, which may adversely affect our business and the price of our securities.

We have identified material weaknesses in the design and operating effectiveness of our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

We identified material weaknesses with respect to the Internal Control—Integrated Framework (2013 Framework) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), concerning in particular the: (i) control environment, because, being a private company prior to the closing of the Business Combination, we did not have, among other things, a sufficient number of resources with appropriate competences in accounting and financial reporting for a SEC reporting company, appropriate oversight responsibilities, established structures, reporting lines and authorities, and accountability; (ii) risk assessment, as we did not design and implement an effective risk assessment to identify and communicate appropriate objectives and fraud, and to identify and assess changes in the business that could affect Zegna’s system of internal controls; (iii) information and communication, as we did not generate and provide quality information and communication necessary to support the functioning of internal control, including by providing information pursuant to objectives, responsibilities, and functions of internal control; (iv) monitoring activities, as we did not have the evidence to support evaluation of the effectiveness of monitoring controls to ascertain whether the components of internal control are present and functioning; and (v) control activities, as we did not design and implement effective control activities, including proper segregation of duties and general information technology controls, across substantially all financial statement account balances and disclosures.

As a consequence of these material weaknesses, accounting errors were identified in our annual consolidated financial statements primarily related to the application of accounting judgements on complex transactions concerning business combinations, impairment, fair value estimate, classification of financial instruments and classification of tax receivables and liabilities. The principal accounts concerned are goodwill, intangible assets, right of use, property, plant and equipment, inventories, other current financial assets, tax receivables and tax liabilities, cash and cash equivalents, derivative financial instruments, deferred taxes, depreciation, amortization and impairment of assets and financial income and expenses, which have been restated as included in this prospectus. These material weaknesses could result in a misstatement of our accounts or disclosures, which may result in a material misstatement in our annual or interim consolidated financial statements that would not be prevented or detected.

We are not currently required to make a formal assessment of the effectiveness of our internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act. Beginning with our second annual report on Form 20-F filed with the SEC (which is expected to be the annual report for the year ending December 31, 2022) we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting and our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting.

We are working to remediate the control deficiencies that led to these material weaknesses as quickly and efficiently as possible. The remediation measures that we are taking involve implementation of appropriate processes with the objective of improving the effectiveness of controls over financial reporting. In particular, we expect to engage an external advisor to assist with our design and execution of our Sarbanes-Oxley Act compliance program, including with respect to (i) performing our risk assessment and scoping to identify relevant controls that will be designed, implemented, and tested by management with the assistance of outside advisors, (ii) establishing compliant risk and control matrices for applicable processes across our markets, (iii) implementing a monitoring function, and (iv) designing or reassessing existing entity-level controls and general information technology controls and, as necessary, implementing enhancements to such controls.

We cannot assure that the measures that we are planning to take will be sufficient to remediate the control deficiencies that led to these material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. In addition, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act. Had we or our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.

If we are unable to remediate the material weaknesses we have identified, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain an effective system of internal controls, we may not be able to produce timely and accurate financial statements, which may subject us to adverse regulatory consequences and adversely affect investor confidence in us and, as a result, the price of our securities and our ability to access the capital markets in the future.

The Warrants are accounted for as liabilities and the changes in value of the Warrants could have a material effect on our financial results.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). Specifically, the SEC Staff Statement focused on warrants that have certain settlement terms and provisions related to certain tender offers or warrants which do not meet the criteria to be considered indexed to an entity’s own stock, which terms are similar to those contained in the Warrant Agreement governing our Warrants. As a result of the SEC Staff Statement, 13,416,667 Public Warrants and 6,700,000 Private Placement Warrants are classified as derivative financial liabilities according to IAS 32 – Financial Instruments: Presentation and are measured at fair value, with changes in fair value each period reported in profit and loss.

IAS 32 provides for the remeasurement of the fair value of such liabilities at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of profit and loss. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate periodically, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on the Warrants each reporting period and that the amount of such gains or losses could be material.

Zegna’s ability to pay dividends may be limited and the level of future dividends is subject to change.

Payment of dividends on Zegna’s shares in the future will be subject to business conditions, financial conditions, earnings, cash balances, commitments, strategic plans and other factors that the Zegna Board may deem relevant at the time it recommends approval of the dividend. Any dividend policy, once adopted, will be subject to change based on changes in statutory requirements, market trends, strategic developments, capital requirements and a number of other factors. In addition, under the Zegna Articles of Association and Dutch law, dividends may be declared on the Ordinary Shares only if the amount of equity exceeds the paid up and called up capital plus the reserves that have to be maintained pursuant to Dutch law or the Zegna Articles of Association. Further, even if Zegna is permitted under the Zegna Articles of Association and Dutch law to pay cash dividends on its shares, it may not have sufficient cash to pay dividends in cash on its shares. Zegna is a holding company and its operations are carried out through its subsidiaries. As a result, Zegna’s ability to pay dividends will primarily depend on the ability of its subsidiaries to generate earnings and to provide Zegna with the necessary financial resources.

The Warrant Agreement and the New Warrant Agreement designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

Our Warrant Agreement and New Warrant Agreement provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to such agreements, including under the

Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement and New Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement or the New Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to:

(x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement or New Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

You may only be able to exercise your Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer Ordinary Shares from such exercise than if you were to exercise such warrants for cash.

The Warrant Agreement and, with respect to Warrants not then held by the IIAC Sponsor or its permitted transferees, the New Warrant Agreement provide that in the following circumstances holders of Warrants who seek to exercise their warrants will not be permitted to do it for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: if we have so elected and the Ordinary Shares are at the time of any exercise of such Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act. Additionally, holders of Warrants may only be able to exercise their Warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act if there is no effective registration statement covering the issuance of Ordinary Shares issuable upon exercise of the Warrants. If you exercise your Warrants on a cashless basis in any of the foregoing circumstances, you will pay the warrant exercise price by surrendering all of the Warrants for that number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “fair market value” (as defined in the next sentence) of our Ordinary Shares over the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” is the volume-weighted average price of the Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent. As a result, you would receive fewer Ordinary Shares from such exercise than if you were to exercise such Warrants for cash.

Risks for any holders of Public Warrants

We may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. We have the ability to redeem outstanding Public

Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that: (i) the closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders and (ii) there is an effective registration statement under the Securities Act covering the issuance of Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In addition, we have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. In such a case, the holders will be able to exercise their Public Warrants on a “cashless basis” prior to redemption for a number of Ordinary Shares determined based on a table in which the number of Ordinary Shares is based on the redemption date and the fair market value of the Ordinary Shares, where fair market value is the volume weighted average price of the Ordinary Shares for the ten (10) trading days immediately following the date on which notice of redemption is sent to the warrantholders.

The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants.

It may be difficult to enforce U.S. judgments against us.

Zegna is a company incorporated under the laws of the Netherlands, and a substantial portion of its assets are outside of the United States. Most of Zegna’s directors and senior management and independent auditors are resident outside the United States, and all or a substantial portion of their respective assets may be located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon these persons. It may also be difficult for U.S. investors to enforce within the United States judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts outside the United States would recognize or enforce judgments of U.S. courts obtained against Zegna or its directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Therefore, it may be difficult to enforce U.S. judgments against Zegna, its directors and officers and independent auditors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide the respective current expectations or forecasts of future events of Zegna. Forward-looking statements include statements about Zegna’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding Zegna’s disclosure concerning Zegna’s operations, cash flows, financial position and dividend policy.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The risks and uncertainties include, but are not limited to:

•	the impact of COVID-19 or similar public health crises on Zegna’s business;

•	the outcome of any legal proceedings that may be instituted against Zegna or IIAC related to the Business Combination;

•	the effect of the consummation of the Business Combination on Zegna’s business, cash flows, financial condition or results of operations;

•

the exercise by contractual counterparties of rights arising as a result of the Business Combination under the provisions included in agreements to which Zegna is a party, and the potential impact of the Business Combination on Zegna’s existing agreements with third parties;

•	the ability of Zegna to safeguard the recognition, integrity and reputation of its brands and to identify and respond to new and changing customer preferences;

•	the ability of Zegna to successfully implement its strategy;

•	disruptions to Zegna’s manufacturing and logistics facilities, as well as DOSs, including as a result of the COVID-19 pandemic;

•

risks related to the operation of Zegna’s DOSs, including as a result of difficulties in renewing the existing lease agreements, an increase in rental charges or a decline in sales, and the operation of points of sale by third parties in the wholesale channel;

•

fluctuations in the price or quality of, or disruptions in the availability of, raw materials used by Zegna for its products, which could cause Zegna to incur increased costs, disrupt its manufacturing processes or prevent or delay Zegna from meeting its customers’ demand;

•	the ability of Zegna to negotiate, maintain or renew license agreements and strategic alliances;

•	shifts in travel patterns or declines in travel volumes, including as a result of the COVID-19 pandemic;

•	the ability to attract and retain key senior personnel and preserve craftmanship skills;

•	Zegna’s ability to protect its intellectual property rights;

•	disruptions or breaches compromising Zegna’s information technology systems or the personal information of Zegna’s customers;

•	Zegna’s ability to maintain Zegna’s securities’ listing on the NYSE;

•	the fact that the market price of Zegna’s securities may be volatile due to a variety of factors;

•	the ability to develop and maintain effective internal controls;

•

material weaknesses have been identified in Zegna’s internal control over financial reporting and if Zegna fails to remediate these material weaknesses or maintain an effective system of internal controls, it may not be able to produce timely and accurate financial statements or comply with applicable laws and regulations;

•	changes in local economic, business, regulatory, social and political conditions, as well as changes in general economic conditions and in demand for luxury goods;

•	exchange rate fluctuations, interest rate changes, credit risk and other market risks;

•	the high levels of competition in the luxury goods market;

•

compliance with laws, including laws and regulation related to intellectual property, competition, product safety, packaging and labeling, import and processing of certain raw materials and finished goods, data protection, limits on cash payments, worker health and safety and the environment;

•	changes in trade policy, the imposition of tariffs, the enactment of tax reforms and other changes in laws and regulations;

•	disruptions arising from political, social and economic instability, or civil unrest; and

•	other factors discussed elsewhere in this prospectus in the section “Risk Factors”.

Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section “Risk Factors” of this prospectus. Accordingly, you should not rely on such forward-looking statements, which speak only as of the date of this prospectus. Zegna undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks Zegna describes in the reports it will file from time to time with the SEC after the date of this prospectus.

Although Zegna believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Zegna, nor any other person assumes responsibility for the accuracy or completeness of such forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by Zegna or persons acting on its behalf.

USE OF PROCEEDS

All of the Ordinary Shares and Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

We will receive up to an aggregate of approximately $231.3 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DIVIDEND POLICY

We have not paid any cash dividends on the Ordinary Shares from the Closing of the Business Combination to date. The payment of cash dividends in the future will be dependent on business conditions, financial conditions, earnings, cash balances, commitments, strategic plans and other factors that the Zegna Board may deem relevant at the time it recommends approval of any such dividend.

Pursuant to Dutch law and the Zegna Articles of Association, the distribution of dividends will take place following the adoption of the annual accounts, from which we will determine whether such distribution is permitted. We may make distributions to our shareholders, whether from profits or from our freely distributable reserves, only insofar as our shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus any reserves to be maintained by Dutch law or the Zegna Articles of Association.

The Zegna Board may resolve to reserve the profits or part of the profits. Any profits remaining after the reservation referred to in the previous sentence by the Zegna Board will first be applied to allocate and add to the dividend reserve for each class of Zegna Special Voting Shares an amount equal to 1% of the aggregate nominal value of all issued and outstanding Zegna Special Voting Shares of that class. The profits remaining after application of the preceding sentence will be at the disposal of the Zegna General Meeting, which may resolve to add the remaining profits to the reserves or distribute them to the holders of Ordinary Shares. Distributions of dividends will be made to Zegna’s shareholders in proportion to the nominal value of their Ordinary Shares.

Pursuant to Dutch law and the Zegna Articles of Association, the Zegna Board or the Zegna General Meeting at the proposal of the Zegna Board will be allowed to resolve upon interim distributions on Ordinary Shares. For this purpose, the Zegna Board must prepare an interim statement of assets and liabilities. Such interim statement shall show our financial position not earlier than on the first day of the third month before the month in which the resolution to make the interim distribution is announced. An interim dividend can only be paid if (i) an interim statement of assets and liabilities is drawn up showing that the funds available for distribution are sufficient, and (ii) our shareholders’ equity exceeds the sum of the paid-up and called-up share capital and any reserves to be maintained by Dutch law or the Zegna Articles of Association. Interim distributions will be made in cash, in kind or in the form of Ordinary Shares.

Since Zegna is a holding company and its operations are carried out through its subsidiaries, Zegna’s ability to pay dividends will primarily depend on the ability of its subsidiaries to generate earnings and to provide it with the necessary financial resources.

CAPITALIZATION

The following table sets forth the capitalization of Zegna on an unaudited pro forma combined basis as of June 30, 2021, and should be read together with the unaudited pro forma condensed combined financial information of Zegna as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020, prepared in accordance with Article 11 of SEC Regulation S-X and included in the section “Unaudited Pro Forma Condensed Combined Financial Information” of this prospectus.

As of June 30, 2021	Zegna Historical (in € thousands)	Pro Forma (in € thousands)
Cash and cash equivalents, other current financial assets and derivatives
Cash and cash equivalents	285,937	421,082
Derivatives financial instruments—assets	1,713	1,713
Other current financial assets	373,330	373,331

Total Cash and cash equivalents, other current financial assets and derivatives	660,980	796,126

Borrowings, other financial liabilities and derivatives
Non-current financial borrowings	533,282	533,282
Current financial borrowings	182,242	198,769
Derivative financial instruments—Liabilities	9,372	9,372
Other non-current financial liabilities (bonds and others) (*)	7,666	7,666
Other current financial liabilities (other) (**)	1,676	1,676

Total borrowings, other financial liabilities and derivatives	734,238	750,765

Equity:
Share capital	4,300	5,938
Other reserves	(270,384)	(650,494)
Additional paid in capital	—	639,226
Retained earnings	925,475	529,351
Total equity attributable to non-controlling interest	44,289	40,762

Total equity	703,680	564,783

Total capitalization	1,437,918	1,315,548

(*)	Includes only the bonds and other components of the “Other non-current financial liabilities” line item from Zegna’s unaudited condensed consolidated statement of financial position.
(**)

Includes only the other component of the “Other current financial liabilities” line item from Zegna’s unaudited condensed consolidated statement of financial position, which relates to a short-term loan.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information (the “unaudited pro forma condensed combined financial information”) is provided for illustrative purposes only and should not be considered an indication of the results of operations or financial position of Zegna following the Business Combination.

The following unaudited pro forma condensed combined statement of financial position as June 30, 2021 combines the historical statement of financial position of IIAC as of June 30, 2021 with the historical consolidated statement of financial position of Zegna as of June 30, 2021, giving pro forma effect to the Business Combination and the PIPE Financing, as if they had occurred as of June 30, 2021.

The following unaudited pro forma condensed combined statement of profit and loss for the six months ended June 30, 2021 combines the historical statement of operations of IIAC for the six months ended June 30, 2021, and the historical consolidated statements of operations of Zegna for six months ended June 30, 2021, giving pro forma effect to the Business Combination and the PIPE Financing as if they had occurred on January 1, 2020, the beginning of the earliest period presented in this document.

The following unaudited pro forma condensed combined statement of profit and loss for the year ended December 31, 2020 combines the historical statement of operations of IIAC for the year ended December 31, 2020, and the historical consolidated statements of operations of Zegna for year ended December 31, 2020, giving pro forma effect to the Business Combination and the PIPE Financing as if they had occurred on January 1, 2020, the beginning of the earliest period presented in this document.

The unaudited pro forma condensed combined financial statements have been derived from:

•

the financial statements of IIAC as of December 31, 2020 and for the period from September 7, 2020 (inception) to December 31, 2020, included in this prospectus, and the IIAC unaudited condensed financial statements as of June 30, 2021, and for the three and six months ended June 30, 2021 as filed on Form 10-Q/A on November 23, 2021; and

•	the Zegna Annual Consolidated Financial Statements and the Zegna Interim Condensed Consolidated Financial Statements included in this prospectus and incorporated herein by reference.

This information should be read together with the consolidated financial statements of Zegna as of and for the year ended December 31, 2020 and its related notes and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 and its related notes and the consolidated financial statements of IIAC as of and for the year ended December 31, 2020 and its related notes and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 and its related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included in this prospectus or as filed by IIAC on Form 10-Q/A on November 23, 2021, as applicable.

References to the “Combined Company” in this section “Unaudited Pro Forma Condensed Combined Financial Information” are to Zegna following the consummation of the transactions contemplated by the Business Combination Agreement.

Description of the Business Combination

On December 17, 2021, Zegna closed the previously announced Business Combination pursuant to the Business Combination Agreement, dated as of July 18, 2021, by and among IIAC, Zegna and Zegna Merger Sub. On the

Closing Date (i) Zegna transferred its legal seat from Italy to the Netherlands and became a Dutch public limited company and (ii) Zegna Merger Sub merged with and into IIAC, with IIAC as the Surviving Company in the Merger. As of the Closing Date, the Zegna Shareholders held 155,400,000 Ordinary Shares (excluding any Ordinary Shares purchased in the PIPE Financing).

Zegna and IIAC entered into certain PIPE Subscription Agreements, each dated July 18, 2021, with the PIPE Investors, pursuant to which, and subject to the terms and conditions thereto, the PIPE Investors agreed to subscribe an aggregate of 25,000,000 Ordinary Shares on the Closing Date for an aggregate purchase price of $250,000,000 (approximately €210,600,000). The PIPE Financing closed concurrently with the Closing.

On December 3, 2021 Zegna entered into Redemption Offset Agreements with the Offset PIPE Investors pursuant to which the Offset PIPE Investors agreed to subscribe for Ordinary Shares at the Closing to offset redemptions of Class A Shares by IIAC public shareholders up to a certain level if the redemptions exceeded the Redemption Threshold Amount (as defined in each Redemption Offset Agreement). On December 16, 2021, the Offset PIPE Investors agreed to subscribe an aggregate of 12,500,000 Ordinary Shares on the Closing Date for an aggregate purchase price of $125,000,000 (approximately €110,500,000). The Offset PIPE Financing closed concurrently with the Closing.

For more information on the Business Combination, please see the section entitled “Summary—Closing of the Business Combination”.

In connection with the consummation of the Business Combination, Zegna, the Sponsor, the IIAC Initial Shareholders and the Zegna Shareholders entered into the Lock-Up Agreements. See “Shares Eligible For Future Sale—Lock-Up Arrangements”.

Accounting for the Business Combination

The Business Combination is accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, IIAC is treated as the “acquired” company for financial reporting purposes, and the Company is the accounting “acquirer”. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of the Company issuing shares for the net assets of IIAC, accompanied by a recapitalization. The net assets of IIAC are stated at historical cost, with no goodwill or other intangible assets recorded.

The Company has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•	Zegna’s shareholders hold a majority of the voting power of the Combined Company;

•	Zegna’s operations substantially comprise the ongoing operations of the Combined Company;

•	Zegna’s designees comprise the majority of the governing body of the Combined Company;

•	Zegna’s senior management is the senior management of the Combined Company; and

•	Zegna is the larger entity, in terms of substantive operations and employee base.

It has been determined that IIAC does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, hence the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). In accordance with IFRS 2, the difference in the fair value of the Company equity instruments deemed issued to IIAC shareholders, over the fair value of identifiable net assets of IIAC represents a service for listing and is accounted for as a share-based payment which is expensed as incurred.

Basis of Presentation

The Zegna Annual Consolidated Financial Statements have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the Euro. The Zegna unaudited condensed consolidated financial Statements as of June 30, 2021 have been prepared in accordance with IAS 34, Interim Financial Reporting. The financial statements of IIAC as of December 31, 2020 and for the period from September 7, 2020 (inception) to December 31, 2020 have been prepared in accordance with U.S. GAAP in its presentation currency of the U.S. Dollar. The condensed combined pro forma financial information reflects IFRS, the basis of accounting used by the registrant, Zegna, and the historical financial information of IIAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information (see Note 3 – IFRS Policy and Presentation Alignment). For purposes of preparing this presentation, the historical statement of financial position of IIAC has been translated into Euros at the rate in effect on June 30, 2021 of $1.00 to €0.8415, the historical statement of operations of IIAC for the six months ended June 30, 2021 has been translated into Euros using the average exchange rate for the period from January 1, 2021 through June 30, 2021 of $1.00 to €0.8297 and the historical statement of operations of IIAC for the year ended December 31, 2020 has been translated into Euros using the average exchange rate for the period from September 7, 2020 (inception) through December 31, 2020 of $1.00 to €0.8410. The unaudited pro forma condensed combined financial information is presented in thousands and the footnote figures are presented in millions.

In anticipation of the transactions contemplated by the Business Combination Agreement, IIAC entered into a deal-contingent foreign exchange forward transaction (the “IIAC Deal-Contingent Forward”) with Goldman Sachs International pursuant to which IIAC was required to deliver a specified amount of U.S. Dollars in exchange for €305,000,000 contemporaneously with the Closing. Subject to certain customary exceptions, if the Closing had not occurred by April 18, 2022, IIAC would have had no liability to Goldman Sachs International. Under the IIAC Deal-Contingent Forward, the foreign currency exchange rate to be paid as of the Closing Date was $1.19309 per €1.00. This rate has been applied to convert certain transaction expenses estimated to be paid or incurred in connection with the deal as presented and described in the unaudited condensed combined pro forma financial statements.

In anticipation of the transactions contemplated by the Business Combination Agreement, on November 3, 2021 Zegna acquired a deal-contingent option (the “Deal-Contingent Option”) from a bank counterparty pursuant to which Zegna had the right, but not the obligation, to exchange $130 million for Euros at an exchange rate of $1.19 per Euro, contingent on the Closing of the Business Combination. The Deal-Contingent Option was set to expire on January 14, 2022. The Deal-Contingent Option was intended to hedge currency risk for the distribution of Euros by locking in the strike exchange rate of $1.19 per Euro. Zegna paid a deal-contingent premium to acquire the option because the Closing occurred; however, because the Deal-Contingent Option was out of the money on the Closing Date, the option was not exercised.

In anticipation of the transactions contemplated by the Business Combination Agreement, Zegna entered into a deal-contingent foreign exchange forward transaction (the “Zegna Deal-Contingent Forward”) with BNP Paribas pursuant to which Zegna was required to deliver a specified amount of Euros in exchange for $130,000,000 contemporaneously with the Closing. Under the Zegna Deal-Contingent Forward, the foreign currency exchange rate to be paid as of the Closing Date was $1.1314 per €1.00. This rate has been applied to convert certain transaction expenses estimated to be paid or incurred in connection with the deal as presented and described in the unaudited condensed combined pro forma financial statements.

The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented to provide an understanding of the Combined Company upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to

Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Zegna has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination and the PIPE Financing.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Business Combination been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Combined Company following the Business Combination. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company at the Closing Date of the Business Combination. The financial results could have been different had the companies been combined for the referenced period. Zegna and IIAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Zegna believes this unaudited pro forma condensed combined financial information to not be meaningful given the combined entity incurred significant losses during the historical period presented

The following table summarizes the number of Ordinary Shares outstanding at Closing Date (excluding the Escrowed Shares from the computation of Ordinary Shares outstanding):

	Ownership in Voting Shares	% Voting Shares Outstanding
Zegna Shareholders (1)(2)	155,400,000	65.5%
IIAC Public Shareholders	16,881,159	7.1%
FPA Purchaser (3)	27,531,250	11.6%
PIPE Investors	25,000,000	10.5%
Offset PIPE Investors	12,500,000	5.3%

	237,312,409	100.0%

(1)	Excludes shares to be issues to certain Zegna Shareholders in connection with the PIPE Financing.
(2)	Includes the Share Repurchase, whereby Zegna repurchased 54,600,000 Ordinary Shares from Monterubello in exchange for the Cash Consideration.
(3)

Includes shares issued to the FPA Purchaser and to the other IIAC Initial Shareholders but excludes (i) shares issued to them in connection with the PIPE Financing and the Offset PIPE Financing and (ii) the Escrowed Shares, which are subject to release if certain targets are attained, as further described under “Shares Eligible For Future Sale—Escrowed Shares”.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

As of June 30, 2021

							As of June 30, 2021
(in € thousands)	Zegna Historical IFRS	Zegna Disposal	Adjusted Zegna IFRS	Adjusted IIAC Historical	Share Repurchase		Transaction Accounting Adjustments		Pro Forma Combined
Balance Sheet
Current Assets
Cash and cash equivalents	€285,937	€1	€285,938	€304	€—		€337,497	A	€421,082
	—	—	—	—	—		210,579	H	—
	—	—	—	—	—		(51,757)	I	—
	—	—	—	—	—		191,807	C	—
	—	—	—	—	—		(11,855)	D	—
	—	—	—	—	—		(273)	M	—
	—	—	—	—	—		(196,641)	B	—
	—	—	—	—	—		110,483	N	—
	—	—	—	—	(455,000)	O	—		—
Trade receivables	145,434	857	146,291	—	—		—		146,291
Tax receivables	8,409	—	8,409	—	—		—		8,409
Prepaid expenses	—	—	—	—	—		—		—
Short term financial receivable from subsidiaries	—	—	—	—	—		—		—
Derivatives financial instruments	1,713	—	1,713	—	—		—		1,713
Inventories	335,141	—	335,141	—	—		—		335,141
Other current financial assets	373,330	1	373,331	—	—		—		373,331
Other current assets	74,674	(4,139)	70,535	850	—		(850)	K	70,535

Total current assets	1,224,638	(3,280)	1,221,358	1,154	(455,000)		588,990		1,356,502

Non-current assets
Investments held in Trust Accounts	—	—	—	337,497	—		(337,497)	A	—
Property plant and equipment	112,789	(1)	112,788	—	—		—		112,788
Investment property	—	—	—	—	—		—		—
Intangibles asset with a finite useful life	400,303	—	400,303	—	—		—		400,303
Right of use	317,579	41,791	359,370	—	—		—		359,370
Goodwill	—	—	—	—	—		—		—
Investments at equity method	20,084	(1)	20,083	—	—		—		20,083
Deferred tax assets	79,111	1,917	81,028	—	—		—		81,028
Assets held for sale	271,573	(271,573)	—	—	—		—		—
Other financial assets	42,427	(1)	42,426	—	—		—		42,426

TOTAL ASSETS	€2,468,504	€(231,148)	€2,237,356	€338,651	€(455,000)		€251,493		€2,372,500

						As of June 30, 2021
(in € thousands)	Zegna Historical IFRS	Zegna Disposal	Adjusted Zegna IFRS	Adjusted IIAC Historical	Share Repurchase	Transaction Accounting Adjustments		Pro Forma Combined
Liabilities and Shareholders’ Equity
Current liabilities
Current financial borrowings	€182,242	€16,527	€198,769	€—	€—	€—		€198,769
Lease liabilities	62,672	3,788	66,460	—	—	—		66,460
Current provision for risks and charges	8,707	—	8,707	—	—	—		8,707
Derivative financial instruments	9,372	—	9,372	—	—	—		9,372
Trade liabilities including customer advances	190,795	2,132	192,927	—	—	—		192,927
Tax liabilities	25,631	—	25,631	—	—	—		25,631
Other current financial liabilities	11,276	—	11,276	—	—	—		11,276
Other current liabilities	100,200	5,796	105,996	451	—	—		106,447
Note payable - due to related party	—	—	—	1,052	—	—		1,052

Total current liabilities	590,895	28,243	619,138	1,503	—	—		620,641

Non-current financial borrowings	533,282	—	533,282	—		—		533,282
Other non-current financial liabilities	168,215	—	168,215	—	—	—		168,215
Lease liabilities	315,705	40,597	356,302	—	—	—		356,302
Non current provision for risks and charges	38,795	—	38,795	—	—	—		38,795
Employee termination indemnities	24,315	—	24,315	—	—	—		24,315
Deferred tax liabilities	49,157	(594)	48,563	—	—	—		48,563
Deferred underwriting commissions	—	—	—	11,855	—	(11,855)	D	—
Liabilities held for sale	44,460	(44,460)	—	—	—	—		—
Warrant liability	—	—	—	17,604	—	—		17,604
Other liabilities	—	—	—	338,691	—	(338,691)	B	—

TOTAL LIABILITIES	€1,764,824	€23,786	€1,788,610	€369,653	€—	€(350,546)		€1,807,717

							As of June 30, 2021
(in € thousands)	Zegna Historical IFRS	Zegna Disposal	Adjusted Zegna IFRS	Adjusted IIAC Historical	Share Repurchase		Transaction Accounting Adjustments		Pro Forma Combined
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 500,000,000 at $10.00 per share authorized, 40,250,000 shares subject to possible redemption	€—	€—	€—	€—	€—		€—		€—
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—	—	—	—		—		—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 40,250,000 shares subject to possible redemption)	—	—	—	—	—		1	B	—
	—	—	—	—	—		2	C	—
	—	—	—	—	—		(3)	F	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,062,500 shares issued and outstanding	—	—	—	1	—		(1)	F	—
Share capital (Historical)	4,300	—	4,300	—	—		(4,300)	G	—
Share capital (Company)	—	—	—	—	—		989	F	5,938
	—	—	—	—	—		4,300	G	—
	—	—	—	—	—		500	H	—
	—	—	—	—	—		250	N	—
	—	—	—	—	—		(101)	J	—
Other reserves	(270,384)	—	(270,384)	—	(455,000)	O	74,890	L	(650,494)
Profit/(loss) for the year	—	—	—	—	—		—		—
Additional paid-in capital	—	—	—	—	—		142,049	B	639,226
	—	—	—	—	—		210,079	H	—
	—	—	—	—	—		(17,037)	I	—
	—	—	—	—	—		191,805	C	—
	—	—	—	—	—		(31,003)	E	—
	—	—	—	—	—		(985)	F	—
	—	—	—	—	—		34,085	J
	—	—	—	—	—		110,233	N
Retained earnings	925,475	(251,407)	674,068	(31,003)	—		—		529,351
	—	—	—	—	—		(74,890)	L	—
	—	—	—	—	—		(34,720)	I	—
	—	—	—	—	—		31,003	E	—
	—	—	—	—	—		(33,984)	J	—
	—	—	—	—	—		(850)	K	—
	—	—	—	—	—		(273)	M

TOTAL SHAREHOLDER’S EQUITY	€659,391	€(251,407)	€407,984	€(31,002)	€(455,000)		€602,039		€524,021
Total equity attributable to non-controlling interest	44,289	(3,527)	40,762	—	—		—		40,762

TOTAL EQUITY	€703,680	€(254,934)	€448,746	€(31,002)	€(455,000)		€602,039		€564,783

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	€2,468,504	€(231,148)	€2,237,356	€338,651	€(455,000)		€251,493		€2,372,500

PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT AND LOSS For the Six Months Ended June 30, 2021

					As of June 30, 2021
(in € thousands)	Zegna Historical IFRS	Zegna Disposal (AA)	Adjusted Zegna IFRS	Adjusted IIAC Historical	Transaction Accounting Adjustments		Pro Forma Combined
Revenues	€603,340	€305	€603,645	€—	€—		€603,645
Other income	5,367	(2,432)	2,935	—	—		2,935
Costs of raw materials and consumables	(161,298)	59	(161,239)	—	—		(161,239)
Costs for services	(138,019)	181	(137,838)	(772)	—	AA	(138,610)
Personnel costs	(160,201)	577	(159,624)	—	(1,105)	CC	(160,729)
Depreciation, amortization and impairment of assets	(78,605)	(2,807)	(81,412)	—	—		(81,412)
Write downs and other provisions	(3,174)	1	(3,173)	—	—	EE	(3,173)
Other operating costs	(15,664)	777	(14,887)	—	—	BB	(14,887)
	—	—	—	—	—	DD	—

Profit/(loss) from operations	51,747	(3,340)	48,406	(772)	(1,105)		46,529
Other income/expenses:
Financial income	32,531	159	32,690	—	—		32,690
Financial expenses	(16,685)	(228)	(16,913)	—	—		(16,913)
Exchange gains/(losses)	(2,728)	(72)	(2,800)	—	—		(2,800)
Income/(loss) from joint ventures and investments	(346)	(1)	(347)	—	—		(347)
Impairment of equity investments	—	—	—	—	—		—
Offering costs associated with warrant liabilities	—	—	—	—	—		—
Dividend income on investment held in Trust Account	—	—	—	10	(10)	FF	—
Change in fair value of warrant liabilities	—	—	—	7,010	—		7,010

Income before taxes	64,519	(3,482)	61,036	6,248	(1,115)		66,170
Income taxes	(32,284)	1,063	(31,221)	—	—		(31,221)

Net income	€32,235	€(2,419)	€29,815	€6,248	€(1,115)		€34,949

Weighted average shares outstanding of Class A ordinary shares	—	—	—	40,250,000	—		—
Basic and diluted net income per Class A ordinary share	—	—	—	€0.12	—		—
Weighted average shares outstanding of Class B ordinary shares	—	—	—	10,062,500	—		—
Basic and diluted net loss per Class B ordinary share	—	—	—	€0.12	—		—
Profit/(loss) attributable to parent company	€28,157	€(2,374)	€25,783	€—	€—		€30,916
Profit/(loss) attributable to non-controlling interest	€4,077	€(45)	€4,032	€—	€—		€4,032

PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT AND LOSS

For the Year Ended December 31, 2020

					As of December 31, 2020
(in € thousands)	Zegna Historical IFRS	Zegna Disposal (AA)	Adjusted Zegna IFRS	Adjusted IIAC Historical	Transaction Accounting Adjustments		Pro Forma Combined
Revenues	€1,014,733	€(9,805)	€1,004,928	€—	€—		€1,004,928
Other income	5,373	7	5,381	—	—		5,381
Costs of raw materials and consumables	(250,569)	4,766	(245,803)	—	—		(245,803)
Costs for services	(286,926)	6,759	(280,168)	(314)	(34,270)	AA	(314,752)
Personnel costs	(282,659)	9,080	(273,579)	—	(6,732)	CC	(280,311)
Depreciation, amortization and impairment of assets	(185,930)	(2,285)	(188,215)	—	—		(188,215)
Write downs and other provisions	(6,178)	558	(5,620)	—	(613)	EE	(6,233)
Other operating costs	(30,399)	1,696	(28,703)	—	(72,579)	BB	(134,194)
	—	—	—	—	—		—
	—	—	—	—	(32,912)	DD	—

Profit/(loss) from operations	(22,553)	10,775	(11,779)	(314)	(147,106)		(159,199)
Other income/expenses:
Financial income	34,352	8,907	43,259	—	—		43,259
Financial expenses	(48,072)	851	(47,221)	(817)	(273)	GG	(48,311)
Exchange gains/(losses)	13,455	20	13,475	—	—		13,475
Income/(loss) from joint ventures and investments	(4,205)	58	(4,147)	—	—		(4,147)
Impairment of equity investments	(4,532)	—	(4,532)	—	—		(4,532)
Offering costs associated with warrant liabilities	—	—	—	—	—		—
Change in fair value of warrant liabilities	—	—	—	(2,963)	—		(2,963)

Income before taxes	(31,555)	20,612	(10,945)	(4,094)	(147,379)		(162,418)
Income taxes	(14,983)	(1,431)	(16,414)	—	—		(16,414)

Net income	€(46,538)	€19,181	€(27,358)	€(4,094)	€(147,379)		€(178,832)

Weighted average shares outstanding of Class A ordinary shares	—	—	—	39,697,368	—		—
Basic and diluted net income per Class A ordinary share	—	—	—	€(0.08)	—		—
Weighted average shares outstanding of Class B ordinary shares	—	—	—	9,148,438	—		—
Basic and diluted net loss per Class B ordinary share	—	—	—	€(0.08)	—		—
Profit/(loss) attributable to parent company	€(50,577)	€19,236	€(31,341)	€—	€—		€(182,815)
Profit/(loss) attributable to non-controlling interest	€4,038	€(55)	€3,983	€—	€—		€3,983

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 assumes that the Business Combination (including the PIPE Financing and the Offset PIPE Financing) occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 presents pro forma effect to the Business Combination (including the PIPE Financing and the Offset PIPE Financing), as if it had been completed on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 presents pro forma effect to the Business Combination (including the PIPE Financing and the Offset PIPE Financing), as if it had been completed on January 1, 2020. These periods are presented on the basis that the Company is the accounting acquirer.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Zegna’s unaudited condensed consolidated statement of financial position as of June 30, 2021 and the notes thereto, included in this prospectus and incorporated herein by reference; and

•	IIAC’s unaudited statement of financial position as of June 30, 2021 and the notes thereto, as filed on Form 10-Q/A on November 23, 2021.

The unaudited pro forma condensed combined statement of operations for the period ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•

Zegna’s unaudited condensed consolidated statement of profit and loss for the six months ended June 30, 2021 and the notes thereto, included in this prospectus and incorporated herein by reference; and

•	IIAC’s unaudited statement of profit and loss for the six months ended June 30, 2021 and the notes thereto, as filed on Form 10-Q/A on November 23, 2021.

The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Zegna’s consolidated statement of profit and loss for the year ended December 31, 2020 and the notes thereto, included in this prospectus and incorporated herein by reference; and

•	IIAC’s statement of profit and loss for the year ended December 31, 2020 and the notes thereto, included in this prospectus.

The historical financial statements of Zegna have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of the Euro (€). The historical financial statements of IIAC have been prepared in accordance with U.S. GAAP in its presentation and reporting currency of United States dollars ($). The financial statements of IIAC have been translated into Euros for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates (see Note 3—IFRS Policy and Presentation Alignment):

•	at the period end exchange rate as of June 30, 2021 of $1.00 to €0.8415 for the statement of financial position;

•	at the average exchange rate for the period from January 1, 2021 through June 30, 2021 of $1.00 to €0.8297 for the statement of profit and loss for the six months ended June 30, 2021; and

•	at the average exchange rate for the period from September 7, 2020 (inception) through December 31, 2020 of $1.00 to €0.8410 for the statement of profit and loss for the year ended December 31, 2020.

IIAC entered into the IIAC Deal-Contingent Forward with a bank counterparty. The IIAC Deal-Contingent Forward is a purchase of €305 million with US Dollars at rates specified in the contract. Within the pro forma, the applicable rate under the IIAC Deal-Contingent Forward was used to convert US Dollars to Euros up to the limit of the contract, with any US Dollars to be converted above the limit of the contract converted at the balance sheet rate. The IIAC Deal-Contingent Forward rate of $1.19309 per €1.00 applied in the unaudited pro forma financial statements results in a payment of $363.9 million for €305 million.

The IIAC Deal-Contingent Forward meets the definition of a derivative, as it has an underlying and notional amount, no net investment, and can be net settled. Upon entering into the contract, the IIAC Deal-Contingent Forward will be recognized on the balance sheet at fair value with changes in fair value recognized through profit and loss. The IIAC Deal-Contingent Forward was entered into after June 30, 2021 and thus, was not reflected in the IIAC historical financial statements as of that date. In addition, the IIAC Deal-Contingent Forward has no impact on the pro forma statement of financial position as for purposes of the pro forma balance sheet the transaction is assumed to have taken place on the balance sheet date of June 30, 2021. Accordingly, the IIAC Deal-Contingent Forward is assumed to have been settled and derecognized. Accordingly, no pro forma adjustments have been made for the accounting of the IIAC Deal-Contingent Forward for the pro forma balance sheet.

In addition, in anticipation of the transactions contemplated by the Business Combination Agreement, on November 3, 2021, Zegna acquired the Deal-Contingent Option from a bank counterparty pursuant to which Zegna had the right, but not the obligation, to exchange $130 million for Euros at an exchange rate of $1.19 per Euro, contingent on the Closing of the Business Combination. Such exchange rate has been adjusted to account for the option premium. The Deal-Contingent Option was set to expire on January 14, 2022. The Deal-Contingent Option was intended to effectively hedge currency risk for the distribution of Euros by locking in the exchange rate of $1.1930 per Euro. Zegna paid a deal-contingent premium to acquire the option because the Closing occurred; however, because the Deal-Contingent Option was out of the money on the Closing Date, the option was not exercised.

Similar to the IIAC Deal-Contingent Forward entered into by IIAC, the Deal-Contingent Option meets the definition of a derivative, as it has an underlying and notional amount, no net investment, and can be net settled. Upon entering into the agreement to expiry, the Deal-Contingent Option will be recognized on the balance sheet at fair value with changes in fair value recognized through profit and loss. The Deal-Contingent Option was not entered into as of June 30, 2021 and was appropriately excluded from the Zegna historical financial statements as of that date. In addition, the Deal-Contingent Option has no impact on the pro forma balance sheet as the Deal-Contingent Option is assumed to have taken place on the balance sheet date of June 30, 2021 and accordingly the Deal-Contingent Option is assumed to have expired and been derecognized. Accordingly, no pro forma adjustments have been made for the accounting of the Deal-Contingent Option for the pro forma statement of financial position except for the payment of the premium.

Zegna entered into the Zegna Deal-Contingent Forward with a bank counterparty. The Zegna Deal-Contingent Forward is a sale of $130 million for Euros at a rate specified in the contract. Within the pro forma, the applicable rate under the Zegna Deal-Contingent Forward was used to convert US Dollars to Euros up to the limit of the contract, with any U.S. Dollars to be converted above the limit of the contract converted at the balance sheet rate. The Zegna Deal-Contingent Forward rate of $1.1314 per €1.00 applied in the unaudited pro forma financial statements results in a sale of $130 million for €115 million.

The Zegna Deal-Contingent Forward meets the definition of a derivative, as it has an underlying and notional amount, no net investment, and can be net settled. Upon entering into the contract, the Zegna Deal-Contingent Forward will be recognized on the balance sheet at fair value with changes in fair value recognized through profit and loss. The Zegna Deal-Contingent Forward was entered into after June 30, 2021 and thus, was not reflected in the Zegna historical financial statements as of that date. In addition, the Zegna Deal-Contingent Forward has no impact on the pro forma statement of financial position as for purposes of the pro forma balance sheet the transaction is assumed to have taken place on the balance sheet date of June 30, 2021. Accordingly, the Zegna Deal-Contingent Forward is assumed to have been settled and derecognized. Accordingly, no pro forma adjustments have been made for the accounting of the Zegna Deal-Contingent Forward for the pro forma balance sheet.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of Zegna after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible that the difference may be material. Zegna believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of Zegna and IIAC.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. Zegna believes this unaudited pro forma condensed combined financial information to not be meaningful given the combined entity incurred significant losses during the historical period presented. Although Zegna incurred material income tax expenses on a consolidated basis during the 2020 financial year, such income tax expenses arose outside of Italy in profit-making subsidiaries of Zegna that generated taxable income. However, the Company incurred losses and generated taxable losses during the historical period in Italy. Given the nature of the transaction accounting adjustments, it is expected that the pro forma transaction accounting items would primarily arise in Italy or the United Kingdom and would result in an increase in taxable loss (or otherwise be tax neutral, generating neither a tax gain or income nor a tax loss). Given the losses incurred in Italy, the Company has not recognized a resulting income tax benefit in relation to the additional tax losses arising from the pro forma adjustments.

“Advisory and related services” provided to Zegna, other than VAT-exempt financing-related services, generally qualify as taxable supplies for purposes of Italian VAT, which is directly charged by Italian-based service providers to Zegna or generally subject to reverse charge by Zegna where the service provider is located outside of Italy. Italian VAT has been included for services other than exempt services (standard rate is 22%), and the relevant Zegna entity is assumed to be eligible for VAT recovery with respect to all or a portion of such amounts following the Business Combination.

“Advisory and related services” provided to IIAC, other than VAT-exempt financing-related services, generally qualify as taxable supplies for purposes of UK VAT, which is directly charged by UK-based service providers to IIAC. In contrast with the position for Zegna set out above, IIAC would not ordinarily be required to reverse charge UK VAT where the service provider is located outside of the UK, on the basis that IIAC is not carrying on business for UK VAT purposes. UK VAT has been included for services other than exempt services provided by UK-based service providers only and (again in contrast to the position for Zegna) is not expected to be eligible for UK VAT recovery following the Business Combination.

2. Disposal of Certain Zegna Businesses

The historical financial information of Zegna has been adjusted to give effect to the Disposition, including the Demerger. The Disposition and Demerger consist of the disposal, completed on November 1, 2021, of certain Zegna businesses through a statutory demerger under Italian law to a new company owned by Zegna’s then existing shareholders (being Monterubello and Ermenegildo Zegna di Monte Rubello) of (i) its real estate business, consisting of Zegna’s subsidiary E.Z. Real Estate S.r.l., which directly and indirectly holds substantially all of the real estate assets formerly owned by the Zegna group, as well as certain properties owned by Lanificio Ermenegildo Zegna e Figli S.p.A., including part of Lanificio Ermenegildo Zegna e Figli S.p.A.’s industrial building located in Valdilana and hydroelectric plants, and (ii) its 10% equity interest in Elah Dufour S.p.A. and certain related contractual rights and obligations and the Agnona Sale. This disposal also includes the impact of other contracts with E.Z. Real Estate S.r.l. and its subsidiaries in the future on Zegna’s expenses, as further described below.

Most of the real estate properties directly or indirectly owned by E.Z. Real Estate S.r.l. were, and continue to be, leased to Zegna, and accordingly, this transaction adjustment reflects the impact of such contracts in the future on Zegna’s expenses. Previously, such leases were between consolidated entities. Accordingly, the disposal adjustment to the historical financial information of Zegna includes the following:

•	the increase of right of use assets by €41.8 million as of June 30, 2021;

•	the increase of non-current lease liabilities by €40.6 million as of June 30, 2021;

•	the increase of current lease liabilities by €3.8 million as of June 30, 2021;

•	additional expense related to short term leases of €0.2 million for the six months ended June 30, 2021;

•	additional amortization of right of use assets of €4.0 million for the six months ended June 30, 2021; and

•	additional interest and financial charges for lease liabilities of €0.3 million for the six months ended June 30, 2021.

Additionally, the disposal adjustment includes a contractual amount of €1.5 million per year for incremental licensing expenses and other services.

3. IFRS Policy and Presentation Alignment

The historical financial information of IIAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert IIAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Class A Shares subject to redemption to non-current financial liabilities under IFRS.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align IIAC’s historical financial information in accordance with the presentation of Zegna’s historical financial information.

IIAC’s historical financial statements have been adjusted to affect IFRS policy, presentation alignment and currency conversion as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2021

(in thousands)	IIAC Historical U.S. GAAP USD	Currency Adjustment	IIAC Historical U.S. GAAP EUR	IFRS Conversion Adjustments	Reclassification	After Adjustment
Assets
Current Assets
Cash and cash equivalents	$361	(57)	€304	€—	€—	€304
Prepaid expenses	1,010	(160)	850	—	(850)	—
Other current assets	—	—	—	—	850	850

Total Current Assets	1,371	(217)	1,154	—	—	1,154

Investments held in Trust Accounts	402,512	(65,015)	337,497	—	—	337,497

Total Assets	$403,883	(65,232)	€338,651	€—	€—	€338,651

Liabilities and Shareholders’ Equity
Current liabilities
Other current liabilities	$58	(9)	€49	€—	€402	€451
Accrued expenses	404	(64)	340	—	(340)	—
Note payable - due to related party	1,250	(198)	1,052	—	—	1,052
Due to related party	74	(12)	62	—	(62)	—

Total current liabilities	1,786	(283)	1,503	—	—	1,503

Deferred underwriting commissions	14,088	(2,233)	11,855	—	—	11,855
Warrant liability	20,921	(3,317)	17,604	—	—	17,604
Other liabilities	—	—	—	338,691	—	338,691

Total Liabilities	36,795	(5,833)	30,962	338,691	—	369,653

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 500,000,000 at $10.00 per share authorized, 40,250,000 shares subject to possible redemption	402,500	(63,809)	338,691	(338,691)	—	—
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—	—	—	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 0 shares issued and outstanding	—	—	—	—	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,062,500 shares issued and outstanding	1	—	1	—	—	1
Additional paid-in capital	—	—	—	—	—	—
Accumulated deficit	(35,413)	4,410	(31,003)	—	—	(31,003)

Total shareholders’ equity	(35,412)	4,410	(31,002)	—	—	(31,002)

Total equity attributable to non-controlling interest	—	—	—	—	—	—
Total equity	(35,412)	4,410	(31,002)	—	—	(31,002)

Total Liabilities and Shareholders’ Equity	$403,883	(65,232)	€338,651	€—	€—	€338,651

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Profit and Loss for the Six Months Ended June 30, 2021

(in thousands, except share and per share data)	IIAC Historical US GAAP USD	Currency Adjustment	IIAC Historical IFRS EUR	Reclassification	After Adjustment
Revenues	$—	—	€—	—	€—
Other Income	—	—	—	—	—
Purchased, outsourced, and other costs	—	—	—	(772)	(772)
General and administrative expenses	(930)	158	(772)	772	—

Profit/(loss) from operations	(930)	158	(772)	—	(772)
Other income/expenses:
Financial income	—	—	—	—	—
Financial expenses	—	—	—	—	—
Offering costs associated with warrant liabilities	—	—	—	—	—
Dividend income on investment held in Trust Account	12	(2)	10	—	10
Change in fair value of warrant liabilities	8,449	(1,439)	7,010	—	7,010

Income before taxes	7,531	(1,283)	6,248	—	6,248
Income taxes	—	—	—		—

Net income	$7,531	(1,283)	€6,248	€—	€6,248

Weighted average shares outstanding of Class A ordinary shares	40,250,000				40,250,000
Basic and diluted net income per ordinary share	$0.15				€0.12
Weighted average shares outstanding of Class B ordinary shares	10,062,500				10,062,500
Basic and diluted net loss per ordinary share	$0.15				€0.12

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Profit and Loss for the Year Ended December 31, 2020

(in thousands, except share and per share data)	IIAC Historical US GAAP USD	Currency Adjustment	IIAC Historical IFRS EUR	Reclassification	After Adjustment
Revenues	$—	—	€—	—	€—
Other Income	—	—	—	—	—
Purchased, outsourced, and other costs	—	—	—	(314)	(314)
General and administrative expenses	(374)	60	(314)	314	—

Profit/(loss) from operations	(374)	60	(314)	—	(314)
Other income/expenses:
Financial income	—	—	—	—	—
Financial expenses	—	—	—	(817)	(817)
Offering costs associated with warrant liabilities	(972)	155	(817)	817	—
Change in fair value of warrant liabilities	(3,523)	560	(2,963)	—	(2,963)

Income before taxes	(4,869)	775	(4,094)	—	(4,094)
Income taxes	—	—	—		—

Net income	$(4,869)	775	€(4,094)	€—	€(4,094)

Weighted average shares outstanding of Class A ordinary shares	39,697,368				39,697,368
Basic and diluted net income per ordinary share	$(0.10)				€(0.08)
Weighted average shares outstanding of Class B ordinary shares	9,148,438				9,148,438
Basic and diluted net loss per ordinary share	$(0.10)				€(0.08)

4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)

Reflects the reclassification of €337.5 million ($401.1 million) of investments held in the trust account of IIAC to cash and cash equivalents that becomes available following the Business Combination. The amount in the trust account of IIAC was converted from USD to EUR at the IIAC Deal-Contingent Forward rate of €1.00 to $1.19309 up to the €305 million stated in the contract. The remainder was converted from USD to EUR at a rate of $1.00 to €0.8415 (€1.00 to $1.1884).

(B)

Reflects the reclassification of €338.7 million ($402.5 million) Class A Shares subject to redemption, with a nominal value of $0.0001, from liabilities to equity. Prior to the Business Combination, holders of Class A Shares had the ability to redeem their shares for cash and, as a result, these shares were not reclassified but were rather derecognized. Reflects actual shareholder redemption of 23,368,841 Class A Shares with a nominal value of $0.0001, for aggregate redemption payments of €196.6 million ($233.7 million) at a redemption price of approximately €8.42 per share ($10.00 per share).

(C)

Reflects the actual proceeds of €191.8 million ($227.9 million at $1.00 per €0.8415) received from the issuance and sale of 22,500,000 Class A Shares at €8.52 per share (equal to $10.13 per share at $1.00 per €0.8415, the applicable exchange rate used in this unaudited pro forma condensed combined financial information), with a nominal value of $0.0001, pursuant to the terms of the Forward Purchase Agreement. The amendment of the Forward Purchase Agreement, which changed the settlement currency from US Dollars to Euros, resulted in the reclassification of the instrument from equity to liability at its fair value for periods after the amendment; however, the timing of the amendment results in no pro forma adjustment because the liability was settled on the Closing Date.

(D)

Reflects the settlement of €11.9 million ($14.1 million) in deferred underwriting commissions as a reduction of Cash and cash equivalents with a corresponding decrease to Deferred underwriting fee payable.

(E)	Reflects the elimination of IIAC historical retained earnings of €31.0 million ($36.8 million).

(F)	Reflects the one for one exchange of 39,381,159 Class A Shares and 10,062,500 Class B Shares for 49,443,659 Ordinary Shares, with a nominal value of €0.02.

(G)

Reflects the share split of 4,300,000 Ordinary Shares, of which 100,000 were in treasury, into 215,000,000 Ordinary Shares, of which 5,000,000 are in treasury (subsequently assigned to shareholders of IIAC in connection with the Merger).

(H)

Reflects the proceeds of €210.6 million ($250.3 million) received from the issuance and sale of 25,000,000 Ordinary Shares at €8.42 per share ($10.01 per share), with a nominal value of €0.02, in the PIPE Financing pursuant to the terms of the PIPE Subscription Agreements.

(I)

Reflects the payment of transaction costs incurred by Zegna of approximately €51.7 million ($61.5 million) excluding underwriting fees reflected in note (D) above, as shown in the table below. Direct, incremental costs related to the Business Combination are presented as a reduction to Retained Earnings according to the proportion of shares to be held by legacy Zegna Shareholders, and the remainder is capitalized in share premium as an adjustment to additional paid in capital. Out of total transactions costs of €63.6 million ($75.6 million), €17.0 million ($20.3 million) are reflected in equity. Other expenses of approximately €2.4 million ($2.9 million) are not capitalized and are reflected as an adjustment to accumulated deficit in the unaudited pro forma condensed combined statement of financial position.

	€ million	$ million
Fundraising fees	€4.1	$4.9
Professional fees	18.5	21.9
Legal and professional expenses	23.8	28.3
Other fees	5.3	6.4
Underwriting fees	11.9	14.1

Total Transaction Costs	€63.6	$75.6

(J)

Reflects the recognition of €34.1 million ($40.5 million) in additional paid-in capital as a result of the issuance of 5,031,250 Ordinary Shares to the holders of Class B Shares to be held in escrow as Escrowed Shares. The release of shares from the escrow will be subject to attainment of certain targets within a seven-year period, as further described under “Shares Eligible For Future Sale—Escrowed Shares”. Because the business combination is within the scope of IFRS 2, and will ultimately be settled through the release of the Company’s own equity instrument, the receipt of the Escrowed Shares will be treated as an equity-settled transaction and recognized in equity with an offset in accumulated deficit as additional deemed listing costs. A preliminary valuation assessment was performed for the purpose of determining an estimate of the equity instrument using a Monte Carlo simulation using key assumptions for: volatility; risk-free rate; and closing share price:

Closing Share Price	$10.14
Volatility	35.00%
Risk-Free Rate	0.67%

The closing price per share has a direct impact on the fair value of the Escrowed Shares because the Escrowed Shares will vest upon achieving the thresholds within seven years.

(K)	Reflects the write-off of non-refundable prepaid premiums for directors’ and officers’ insurance, which lapsed on the Closing Date.

(L)

Represents the preliminary estimated expense recognized for the service of listing. As discussed in Accounting for the Business Combination, IIAC does not meet the definition of a “business” pursuant to IFRS 3; therefore, the transaction is accounted for under IFRS 2. The excess of the fair value of Ordinary Shares issued and the fair value of IIAC’s identifiable net assets at the date of the Business Combination is treated as a share-based payment for listing services, resulting in a €74.9 million ($89.0 million) increase to accumulated loss. A significant portion of this listing expense results from the difference between the fair value of the Zegna shares to be issued in exchange for IIAC Class B shares and the amount contributed by the IIAC Sponsor in respect of such shares. The stock-based compensation is calculated as follows:

	Shares	In thousands
IIAC Class A Shares	16,881,159
Class A FPA Shares (to be issued to purchaser)	22,500,000
IIAC Class B Shares	5,031,250
Total Company Ordinary Shares to be issued to IIAC Shareholders	44,412,409
Fair Value of shares issued in consideration for combination (at an assumed market value of $10.14 per share)		$ €	450,342 378,948
			$361,343
Net assets (liabilities) of IIAC at June 30, 2021			€302,855
			$88,999
Difference—IFRS 2 charge for listing services			€74,889

	USD 000	EUR 000
Adjusted Historical IIAC
Total assets	$403,883	338,651
Redemptions	(233,688)	(196,641)
Total current liabilities	(1,786)	(1,503)
Deferred underwriting commissions	(14,088)	(11,855)
Warrant liability	(20,921)	(17,604)
Cash from FPA purchase	227,943	191,807

Net Assets (liabilities) of IIAC at June 30, 2021	$361,343	€302,855

The fair value of shares issued was estimated based on €8.53 per share ($10.14 per share).

(M)	Reflects the premium paid by Zegna to enter into the Deal-Contingent Option.

(N)

Reflects the proceeds of €110.5 million ($131.3 million) received from the issuance and sale of 12,500,000 Ordinary Shares at €10.00 per share ($10.00 per share), with a nominal value of €0.02, to the Offset PIPE Investors.

(O)

The Share Repurchase column of the transaction adjustments reflects the Share Repurchase, whereby at the Closing, promptly following the capital distribution, Zegna repurchased 54,600,000 Ordinary Shares from Monterubello, Zegna’s controlling shareholder, in exchange for the Cash Consideration. This structure, funded by a capital distribution of IIAC’s cash and potentially by part of the proceeds of the PIPE Financing, was intended to achieve the same result that would have been achieved in a cash/stock merger or in a traditional initial public offering through the sale of shares by selling shareholders. The Share Repurchase is not intended to be treated as a distribution of the earnings of Zegna. It is an equity transaction that was intended to reduce the interest of Monterubello in Zegna (the holder of approximately 97.3% of the outstanding Zegna shares immediately prior to the Closing of the Business Combination) and increase the relative equity stake of the new Zegna shareholders following the Closing.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2021 and the Year Ended December 31, 2020

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(AA)

Reflects the transaction costs of €34.3 million ($42.1 million) for the year ended December 31, 2020 paid on the Closing of the Business Combination that are either (a) related to the listing of shares held by legacy Zegna Shareholders or (b) not direct and incremental to the issuance of new equity. These costs are a nonrecurring item.

(BB)

Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of Ordinary Shares issued and the fair value of IIAC’s identifiable net assets at the date of the Business Combination of €72.6 million ($86.3 million). These costs are a nonrecurring item.

(CC)

Reflects the expense recognition for the issuance of 900,000 Ordinary Shares to management subject to vesting conditions, with a nominal value of €0.02 and an assumed fair value of €6.64 ($7.89) per share in one tranche and €5.62 ($6.77) per share in the second tranche, and 600,000 Ordinary Shares to senior management subject to certain vesting conditions as further described under “Compensation—Historical Compensation for the 2021 Financial Year—IPO Performance Bonus”, with a nominal value of €0.02 and an estimated fair value of €6.27 ($7.46) per share in one tranche and €5.26 ($6.34) per share in the second tranche, to certain Zegna executives for services rendered to Zegna.

(DD)	Reflects the deemed listing costs associated with escrow of 5,031,250 shares, accounted for as an equity-settled share-based payment. Refer to adjustment J for more information on the Escrowed Shares.

(EE)	Reflects the write-off of non-refundable prepaid premiums for directors’ and officers’ insurance, which lapsed upon the Closing Date.

(FF)	Represents an adjustment to eliminate dividend income on investments held in trust account of IIAC in the amount of €0.10 million ($0.12 million) for the six months ended June 30, 2021.

(GG)	Reflects the expense recognized for the premium paid by Zegna to enter into the Deal-Contingent Option.

5. Net Loss per Share

Pro forma basic and diluted net loss per share is calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented and is retroactively adjusted to eliminate the number of shares redeemed for the entire period. The Company has not considered the effect of (a) the warrants to purchase an aggregate of 20,116,667 Class A Shares, (b) the 5,031,250 Escrowed Shares, or (c) the grant to management of shares subject to vesting conditions in the calculation of diluted net loss per ordinary share, because their inclusion would be anti-dilutive under the treasury stock method.

The following table summarizes the number of Ordinary Shares outstanding (excluding the Escrowed Shares from the computation of Ordinary Shares outstanding) for the six months ended June 30, 2021 and the year ended December 31, 2020:

For the six months ended June 30, 2021
Pro forma profit attributable to parent company (in thousands)	€30,916
Basic weighted average shares outstanding	237,312,409
Basic earnings per share	€0.13
Diluted weighted average shares outstanding	238,246,959
Diluted earnings per share	€0.13

For the six months ended June 30, 2021
Weighted average shares calculation, basic and diluted
Zegna Shareholders(1)(2)	155,400,000
IIAC Public Shareholders	16,881,159
IIAC Sponsor(3)	27,531,250
PIPE Investors	25,000,000
Management Grants	—
Offset PIPE Investors	12,500,000

Basic weighted average shares outstanding	237,312,409
Zegna dilutive shares	934,550

Diluted weighted average shares outstanding	238,246,959

For the year ended December 31, 2020
Pro forma loss attributable to parent company (in thousands)	€(182,815)
Weighted average shares outstanding, basic and diluted	237,312,409
Loss per share, basic and diluted	€(0.77)
Weighted average shares calculation, basic and diluted
Zegna Shareholders(1)(2)	155,400,000
IIAC Public Shareholders	16,881,159
IIAC Sponsor(3)	27,531,250
PIPE Investors	25,000,000
Offset PIPE Investors	12,500,000

237,312,409
(1)	Excludes shares issued to certain Zegna Shareholders in connection with the PIPE Financing or as management grants.
(2)	Includes the 54,600,000 Ordinary Shares repurchased from Monterubello in exchange for the Cash Consideration.
(3)

Includes shares issued to the IIAC Sponsor, to the FPA Purchaser and to the other IIAC Initial Shareholders but excludes (i) shares issued to them in connection with the PIPE Financing and (ii) the Escrowed Shares, which are subject to release if certain targets are attained, as further described under “Shares Eligible For Future Sale—Escrowed Shares.”

BUSINESS

Overview of the Business

We are a leading global luxury group, internationally recognized for the distinctive heritage of craftsmanship, quality and design associated with our Zegna and Thom Browne brands and the noble fabrics and fibers of our in-house luxury textile and knitwear business. Since our foundation in 1910, we have expanded beyond our luxury textile production to ready-to-wear products and accessories to become a highly recognized luxury lifestyle group. We design, manufacture, market and distribute luxury menswear, footwear, leather goods and other accessories under the Zegna and the Thom Browne brands, and luxury womenswear and childrenswear under the Thom Browne brand. Our product range is complemented by eyewear, cufflinks and jewelry, watches, underwear and beachwear manufactured by third parties under licenses. Our business covers the entire value chain as a result of our design, manufacturing and distribution business. Our goal is to provide customers with excellent products that reflect our tradition of fine craftsmanship with exclusive design content and with a style that preserves the exceptional manufacturing quality we are known for, through the sourcing of superior raw materials, the careful finish of each piece, and the way they are delivered to our customers.

In 2020, 2019 and 2018, we recorded revenues of €1,014,733 thousand, €1,321,327 thousand and €1,182,563 thousand, respectively, (Loss)/profit for the year of (€46,540) thousand, €25,439 thousand, and €40,514 thousand, respectively and Adjusted EBIT of €20,013 thousand, €107,274 thousand and €105,268 thousand, respectively. For the six months ended June 30, 2021 and 2020, we recorded revenues of €603,340 thousand and €402,386 thousand, respectively, Profit/(loss) for the period of €32,234 thousand and (€87,755) thousand, respectively, and Adjusted EBIT of €66,813 thousand and (€51,981) thousand, respectively. For additional information regarding Adjusted EBIT, which is a non-IFRS measure, including a reconciliation of Adjusted EBIT to profit/(loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures—Adjusted EBIT.”

We operate our business in two segments: the Zegna segment (comprising three product lines: Zegna Branded Products, Textile and Strategic Alliances) and the Thom Browne segment. Before the deconsolidation of the Agnona business in January 2021, we were also active in the luxury womenswear business through the Agnona product line of the Zegna segment.

With respect to the Zegna Branded Products product line and Thom Browne segment, we operate via our direct-to-consumer or DTC channel worldwide through our network of 239 Zegna and 45 Thom Browne DOSs as of June 30, 2021 (255 Zegna DOSs (prior to the transformation of 17 DOSs in Korea into franchised stores) and 38 Thom Browne DOSs as of December 31, 2020). We also distribute our products worldwide through monobrand or multibrand points of sale operated by our wholesale customers. Taking into account our DTC channel and our wholesale distribution channel, we are present in approximately 80 countries worldwide. Our DTC channel includes monobrand boutiques and outlets, as well as concessions in department stores and multibrand e-commerce marketplaces. In our wholesale channel, we sell our products to franchisees, department stores, multibrand specialty stores and online multi-brand e-tailers.

The activities of the Textile product line and Strategic Alliances product line follow their own operational phases and logics. Through the Textile product line, we sell our fabrics both to other product lines of the Zegna segment or to the Thom Browne segment, and to third party customers. Through the Strategic Alliances product line, we are engaged in the manufacturing and distribution or the supply of menswear to other fashion brands.

The following tables show our consolidated revenues for the six months ended June 30, 2021 and 2020, and for the years ended December 31, 2020, 2019 and 2018, and provide a split by geographic area and segment.

	For the six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
EMEA(1)	182,531	132,368	50,163	37.90%
of which Italy	84,682	51,272	33,410	65.20%
of which UK	14,295	14,662	(367)	(2.50)%
North America(2)	70,701	55,742	14,959	26.80%
of which United States	65,074	50,483	14,591	28.90%
Latin America(3)	7,118	3,598	3,520	97.80%
APAC(4)	340,875	208,891	131,984	63.20%
of which Greater China Region	288,571	159,357	129,214	81.10%
of which Japan	24,501	26,950	(2,449)	(9.10)%
Other(5)	2,115	1,787	328	18.40%
Total	603,340	402,386	200,954	49.90%

(1)

EMEA includes EU countries, the United Kingdom, Switzerland, the countries of the Balkan Peninsula, Eastern Europe countries and Scandinavian countries not belonging to the EU, Russia, former Soviet Republics, Turkey, Middle Eastern countries and Africa.

(2)	North America includes the United States of America and Canada.
(3)	Latin America includes Mexico, Brazil and other Central and South American countries.
(4)	APAC includes the Greater China Region, Japan, South Korea, Thailand, Malaysia, Vietnam, Indonesia, Philippines, Australia, New Zealand, India and other Southeast Asian countries.
(5)	Other revenues mainly include royalties and certain sales of old season products.

				Increase/(Decrease)
	Years ended December 31,			2020 vs. 2019	2019 vs. 2018
(€ thousand, except percentages)	2020	2019	2018	% Actual	% Actual
EMEA(1)	315,879	431,384	397,606	(26.8)%	8.5%
of which Italy	121,202	140,676	95,692	(13,8)%	47,0%
of which United Kingdom	32,985	58,012	55,877	(43.1)%	3.8%
North America(2)	131,049	233,327	215,682	(43,8)%	8.2%
of which United States	114,818	205,744	193,630	(44,2)%	6.3%
Latin America(3)	12,915	25,404	24,806	(49.2)%	2.4%
APAC(4)	551,650	626,059	540,689	(11.9)%	15.8%
of which Greater China Region	438,193	458,294	404,763	(4,4)%	13.2%
of which Japan	61,523	90,240	71,881	(31.8)%	25.5%
Other(5)	3,240	5,153	3,780	(37,1)%	36.3%
Total	1,014,733	1,321,327	1,182,563	(23.2)%	11.7%

(1)

EMEA includes EU countries, United Kingdom, Switzerland, the countries of the Balkan Peninsula, Eastern Europe countries and Scandinavian countries not belonging to EU, Russia, former Soviet Republics, Turkey, Middle Eastern countries and Africa.

(2)	North America includes the United States of America and Canada.
(3)	Latin America includes Mexico, Brazil and other Central and South American countries.
(4)	APAC includes Greater China Region, Japan, South Korea, Thailand, Malaysia, Vietnam, Indonesia, Philippines, Australia, New Zealand, India and other South East Asian countries.
(5)	Other includes royalties fees, certain sales of old seasons products, and exchange rate impact deriving from hedging transactions on revenues.

	For the six months ended June 30,
(Euro thousands, except percentages)	2021	2020
Zegna segment	465,899	342,324
Thom Browne segment	142,553	63,198
Eliminations	(5,112)	(3,136)
Total	603,340	402,386

	Years ended December 31,
(€ thousand, except percentages)	2020	2019	2018
Zegna segment	843,318	1,165,911	1.163,519
Thom Browne segment	179,794	161,200	19,059
Eliminations	(8,379)	(5,784)	(15)
Total	1,014,733	1,321,327	1,182,563

History

Ermenegildo Zegna N.V., a Dutch public limited liability company (naamloze vennootschap), results from the cross-border conversion whereby, on the Closing Date of the Business Combination, Ermenegildo Zegna Holditalia S.p.A., an Italian joint stock company (società per azioni), transferred its legal seat from Italy to the Netherlands and amended its articles of association. Ermenegildo Zegna N.V. is the parent company of the Zegna group and is named after our founder Ermenegildo Zegna (the grandfather of our Chief Executive Officer), who started his business in the Northern Italian town of Trivero in 1910 with the dream of creating the most beautiful and luxurious fabrics in the world.

Zegna & Giardino snc was initially formed by Ermenegildo together with his brothers Edoardo and Mario and Mr. Costanzo Giardino Vitri as an Italian società in nome collettivo (general partnership) to produce high-quality fabrics utilizing the Zegna brothers’ wool mill and looms. In 1915, upon the exit of Mr. Giardino Vitri, the company was renamed Fratelli Zegna di Angelo snc. Shortly thereafter, Edoardo Zegna also left the company.

The company sourced the best quality natural fibers directly from their countries of origin, imported them to Italy to be expertly woven, and subsequently exported these luxury fabrics worldwide. In the late 1920s, the wool mill employed more than 700 workers, growing to more than 1,000 in the late 1940s. In 1938, the company began to export fabrics in the United States through its subsidiary Zegna Woollens Corporation.

Our founder’s vision, which continues to inspire and guide our business today, was that product quality can only flourish when there is a culture of beauty that must also respect the environment and the well-being of local communities. With that goal in mind, our founder built facilities including a swimming pool, a school, a hospital and a road in order to enrich the lives of people in his town. He also launched an extensive reforestation project in the hills surrounding the Lanificio wool mill, expanded over the course of the years and now known as “Oasi Zegna.”

In 1941, Fratelli Zegna di Angelo snc was dissolved by mutual agreement of our founder Ermenegildo Zegna and his brother Mario, and Ermenegildo formed a new company named Lanificio Fratelli Zegna di Angelo di Ermenegildo Zegna snc (later renamed Lanificio Ermenegildo Zegna – Trivero). The company was dissolved in 1944, when Ermenegildo Zegna and his son Aldo formed Lanificio Ermenegildo Zegna & Figli snc. In 1945, Ermenegildo’s son Angelo entered this partnership. In the mid-1960s, Ermenegildo’s sons Aldo and Angelo took over the partnership. Under their guidance, the label expanded its business to ready-made suits and established new plants and distribution networks abroad. In 1968, the first factory producing sleeve-units and trousers was opened in Novara, Italy, followed by factory openings in Spain, Greece, and Switzerland. Sales and marketing departments were also established in France, Germany, the United Kingdom and the United States.

In 1972, Zegna launched its made-to-measure service called “Su Misura.”

Zegna’s brand internationalization strategy continued with the opening of Zegna’s first boutique in Paris (1980), followed by boutiques in Milan (1985), London (1987), Tokyo (1989), Beijing (1991) and Hong Kong (1993), making Ermenegildo Zegna one of the first luxury brands to expand to Greater China.

Lanificio Ermenegildo Zegna e Figli S.a.s. converted into a joint stock company on July 1, 1984, taking the name of Ermenegildo Zegna Holditalia S.p.A.

Between 1979 and the 1990s, the third generation of the Zegna family entered the business. In 1998, Angelo’s son, Ermenegildo “Gildo” Zegna, and Aldo’s son, Paolo, became the co-Chief Executive Officers. In 2006, Ermenegildo “Gildo” Zegna became the sole Chief Executive Officer and Paolo Zegna was elected Chairman. Under their leadership, Zegna began a strategy of brand extension, both organically and with M&A activity, and full verticalization.

Zegna entered the luxury womenswear business in 1999 by acquiring the Italian brand Agnona. The Agnona business was later deconsolidated with the sale in January 2021 of a 70% interest. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information.

In 2009, Zegna acquired the business of Tessitura di Novara, which specialized in the production of silk. In 2014, Zegna acquired a majority equity interest in Achill, an Australian wool farm of 2,500 hectares (approximately 6,175 acres), home to about 10,000 Merino sheep in its flock. Achill was demerged on November 1, 2021 prior to the completion of the Business Combination and is now majority owned by Monterubello, but Zegna is expected to continue to source raw materials from the wool farm.

In 2016, Zegna acquired a majority stake in Bonotto, a high-end textile manufacturer based in Molvena, Italy, expanding Zegna’s presence into new areas such as furnishing and experimental fabrics.

In 2018, Zegna acquired an 85% interest in Thom Browne, a leading and fast growing luxury brand focused on high-end menswear and womenswear. Zegna subsequently acquired an additional 5% interest in Thom Browne in June 2021. Under a put option agreement between Zegna and Mr. Thom Browne, Mr. Thom Browne has the right, but not the obligation, to sell to Zegna up to 550.9674 shares of common stock of Thom Browne Inc. (representing the remaining 10% interest in the company held by Mr. Thom Browne) over the period between 2024 and 2030 (subject to potential deferral until 2032). In 2018, Zegna also acquired Cappellificio Cervo, a historic hatmaker in Biella, Italy with over 150 years of history.

In 2019, Zegna acquired a 65% interest in Dondi, an Italian high-end jersey fabrics manufacturer, enhancing Zegna’s control over its textile supply chain.

In the last two decades, Zegna has also expanded its presence in adjacent luxury markets thanks to partnerships with recognized leaders. In 1999, Zegna entered into a license agreement with Tateossian for the manufacturing and distribution of Zegna-branded cufflinks and jewelry. In 2011, Zegna signed a worldwide licensing agreement with Estée Lauder for the Ermenegildo Zegna fragrance line, with the latest collection launched in 2019 and a new collection scheduled to launch starting in the fourth quarter of 2021. Since 2013, Zegna has partnered with Italian luxury vehicle manufacturer Maserati to produce customized interiors, as well as several collections of leather goods, travel-friendly clothing and personal accessories. In 2014, Zegna entered into a ten-year licensing agreement with the Marcolin Group for the manufacture of Zegna-branded luxury eyewear. In 2016 and 2017 respectively, Zegna entered into an exclusive license agreement for underwear and beachwear with Isaseta.

During 2021, Zegna further strengthened its presence in the textiles business with the acquisition of a 60% stake in Tessitura Ubertino, a business specialized in high-end fabrics for women based in Pratrivero, Italy, and a

40% stake in Filati Biagioli Modesto, a business specialized in the production of carded yarns based in Montale, Italy. Concurrently with Zegna’s acquisition, the Prada Group also acquired a 40% stake in Filati Biagioli Modesto.

On December 17, 2021, in connection with the Business Combination, Ermenegildo Zegna Holditalia S.p.A. (an Italian Società per Azioni) changed its legal form to a Dutch public limited liability company (naamloze vennootschap) and assumed its current legal name Ermenegildo Zegna N.V. On the same day, Zegna completed the Business Combination with IIAC as described in “About this Prospectus”.

Competitive Strengths

We believe that the following key competitive strengths have been the primary drivers of our historic success and will continue to be the pillars of our growth strategy.

Heritage and Sustainability at the Core. Since its foundation over 110 years ago, Zegna has been synonymous with quality and style for men. We believe that our brands and products enjoy strong visibility and an established reputation in the market associated with style, quality and innovation. Born as a fabric maker, Zegna has grown into a worldwide luxury lifestyle group for formalwear and luxury leisurewear, that today over 100 years later remains controlled by the Zegna family. We are rooted in an authentic history: our founder’s vision and business gene has been passed down through the generations, ensuring that the Zegna brand guarantees his legacy based on a sustainable business where giving back, responsibility towards the environment and community well-being are key to the brand development. An expression of this vision is the so called “Oasi Zegna,” a freely accessible natural reserve covering approximately 100 square kilometres from Trivero to the peaks of the Biella Alps in Italy, created by our founder over 100 years ago and rebranded “Oasi Zegna” in 1993 with the goal of fostering a positive relationship with the local territory and the community by creating a lasting environment for the public to enjoy. Oasi Zegna has been and continues to be an important source of inspiration for our collections. While Oasi Zegna was disposed of prior to the closing of the Business Combination as part of the Disposition, we will continue to further develop the existing mutually inspiring relationship with Oasi Zegna. At Zegna, sustainability has been part of our ethos since inception. It is as much part of our DNA and history as the quality of our clothes. This carries over into everything that we do, from the technology we use to create our products to the constant dialogue we have with our customers and suppliers.

Made in Italy Luxury Laboratory Platform. We benefit from a full verticalization of the supply chain through our historical Lanificio Zegna as well as our recent acquisitions of Dondi, Bonotto, Tessitura Ubertino and Filati Biagioli Modesto. Our in-house laboratory platform allows us to focus on innovation and research of the finest and highest performing fabrics, but also to leverage a modular approach to the manufacturing process depending on production needs, giving us high flexibility and efficiency. Through our long-term relationships with our suppliers, we enjoy privileged access in the procurement of the finest fibers and fabrics and we are able to ensure enhanced traceability and quality control of the raw materials. Thanks to our experienced in-house teams, our personnel dedicated to research and development (approximately 250 employees currently) and our leading technological capabilities, we are able to manage the entire production process throughout the various stages, either in-house or through our network of trusted, long standing external manufacturers. The excellence of our output is the reason why we not only serve the needs of our proprietary brands Zegna and Thom Browne, but also a number of top luxury players, which rely on us to supply top quality products.

Global Group and Pioneer in Greater China. We are a world leading luxury leisurewear and formalwear brand with a strong international footprint. In 2020, we recorded 54.4% of our consolidated revenues in APAC, 31.1% in EMEA, 12.9% in North America and 1.3% in Latin America. A key to our success has been our presence and the force of our brand in Greater China, where we have operated directly since the 1990s. The Greater China market, particularly for luxury consumer goods, has grown at an extraordinary pace in the last two decades, a trend that we expect to continue. We believe that our longstanding experience in this region makes us optimally positioned to operate there thanks to our knowledge of the relevant market, market penetration and awareness of our brands by consumers in Greater China.

A Platform For Growth in the Luxury Space. We have the skills and experience to act as a long-term industrial partner. Our in-house laboratory platform, full verticalization of the supply chain, primary knowledge of the Greater China market and leading technological capabilities, coupled with scalability and industrial and retail expertise, allow us to add value to the businesses we partner with. A prominent example of this is the performance of Thom Browne following our acquisition in 2018, with revenues growing from €117 million in 2018 to €180 million before eliminations in 2020.

Experienced Management Team Combining Family and Outside Talent. Our management team combines both representatives of the Zegna family such as our Chairperson and Chief Executive Officer Ermenegildo “Gildo” Zegna, and outside talent such as Mr. Alessandro Sartori, who is in charge of Zegna’s creative process, and Mr. Thom Browne, the Founder and Chief Creative Officer of Thom Browne. Our managers have long-standing experience in the luxury fashion market and a deep understanding of market dynamics and evolution.

Strategy

We intend to maintain and extend our leading position in the luxury fashion market and to continue to protect and enhance the value and exclusivity of our brands. We also aim to achieve profitable growth by pursuing the following strategies.

Luxury Leisurewear. In recent years, our apparel offer has shifted towards more versatile and technical luxury leisurewear for men in order to meet the needs of a fast-paced world. The evolution from pure formalwear is our new definition of men’s style that we call “luxury leisurewear,” a new, versatile wardrobe that combines performance and comfort without compromising quality to become a fundamental part of our design philosophy moving forward. Sales of outerwear, knitwear and jersey have been increasing significantly in recent years.

We intend to continue to consolidate the shift toward luxury leisurewear and this new style approach with a focus on categories of products meeting the changing habits and preferences of our customers and their demand for greater comfort and a modern aesthetic. We believe that this trend will also allow us to expand our reach to a broader, younger client base.

Create New Iconic Products and Attract New Customers. We intend to continue to launch new products, in particular focusing on iconic products that can be visually recognized and offer superior growth, as in the case of our Triple Stitch shoes, while continuing to preserve the exceptional quality we are known for. We believe that there are significant opportunities to capitalize on our brands’ recognition and existing customer base by enhancing our current product assortment and introducing new product categories. Additionally, we plan to identify new product categories (e.g. overshirts and luxury jogger pants) that will allow us to attract new customers and increase the appeal of our brands to a younger and more diverse customer base.

One Brand. In the fourth quarter of 2021, we announced a rebranding strategy, whereby, starting with the Fall/Winter 2022 season, our Ermenegildo Zegna, Z Zegna and Ermenegildo Zegna XXX brands will be consolidated into a single brand characterized by a new logo and signifier. The new brand, logo and signifier are designed to be iconic and immediately recognizable, allowing us to focus our collection and enhance our new luxury leisurewear proposition, which is proving to be successful both with our new customers and our existing loyal customers.

Thom Browne Growth. Thom Browne’s brand is broadly recognized amongst younger customers and perceived as an insurgent brand. We intend to continue leveraging the positive momentum around the brand and its customer proposition, and to remain at the forefront of product innovation. In particular, we intend to grow the Thom Browne business by pursuing the following strategies:

•	continue the successful development of Thom Browne products, focusing on growth of Thom Browne’s womenswear and accessories;

•

significantly expand Thom Browne’s customer base while maintaining the loyalty of its existing customers by taking actions to increase the brand awareness and continuing to maintain a creative, thought-provoking design style with strong tailoring aesthetics;

•	continue to grow Thom Browne’s direct distribution channels, both through physical locations and e-commerce platforms; and

•	maintain a limited-volume presence in the wholesale distribution channel as a platform to increase the brand’s visibility and awareness.

Digital. We intend to continue to use digital tools to strengthen our processes and brands, attract new customers and retain our existing customer base. The Zegna segment’s DTC channel already includes, amongst others, an e-commerce shop operated directly in several countries through our website www.zegna.com, and other e-commerce platforms through which we sell directly to our customers (such as TMall Luxury Pavilion, Farfetch and WeChat) and whose sales systems are integrated with Zegna’s sales and warehouse management systems. Other prestigious online multibrand stores in our wholesale channel include SSENSE, Mr. Porter and JD. In addition, the Thom Browne segment’s DTC channel includes an e-commerce shop operated directly through the website www.thombrowne.com, and Thom Browne is particularly capable of leveraging its customers’ brand awareness and presence in the main digital channels to drive traffic to its physical stores, thereby translating into reality and expanding the omni-channel concept. Moreover, we are enhancing our digital capabilities to offer effective online customer services and direct messaging, to support data driven marketing activities, to intercept consumer needs and develop products meeting customer preferences, improve customer experience, conduct commercial outreach, develop media and social media communication campaigns and offer digital showrooms for both our wholesale customers and retail buyers. We believe that reinforcing our digital tools has permitted, and will continue to permit us to reach a wider, younger, and more diverse audience and transmit our identity, history and values.

Industry

This section describes the trends and dynamics of the market in which we operate.

We operate in the personal luxury goods market with most of our revenues derived from the apparel and accessories markets. Approximately 9%, 8% and 8% of our revenues after eliminations for the years ended December 31, 2020, 2019 and 2018, respectively, were derived from the luxury textiles market, which is not described in this section.

The personal luxury goods market includes the following product segments: accessories, jewelry, beauty, apparel and watches. By product, we primarily operate in the apparel and accessories segments of the personal luxury goods market.

The information relating to the industry contained in this section has been based on the Bain-Altagamma Luxury Goods Worldwide Market Study, Fall 2021, dated November 11, 2021. The figures included for the year 2021 are estimates (as actual figures for such year were not available as of the date of publication of such reports). See “Market and Industry Information”.

Trends and structure of the global personal luxury goods market

Demand in the personal luxury goods market, especially in the absolute luxury segment (in which we operate), tends to have a rather low price sensitivity. Demand is driven more by the quality of the products and the extent to which the brand is recognizable and exclusive. The equity of the brand and its intrinsic value are a key factor and usually the products designed, distributed and branded by a luxury company are very distinctive, clearly relatable to their brand and unlikely to be confused with products designed and distributed by lower tier brands or companies.

The global personal luxury goods market had a total estimated value for the year 2021 of approximately €283 billion and has grown steadily for about two decades with a CAGR of 6% from 1996 to 2019. In 2020, the luxury goods market experienced a decline in demand as a result of the COVID-19 pandemic and changing customer preferences and habits, which has led customers to turn to lower priced products and postpone or reduce the purchase of personal luxury goods. In 2021, the personal luxury goods market experienced a V-shaped rebound driven, among other things, by consumers shifting from experiences to products.

The chart below sets forth the evolution of sales in the global personal luxury goods market from 1996 to 2020 and the expected evolution for the years from 2021 to 2025. With the exception of 2020, the global personal luxury goods market has shown a continuous mid-single digit growth path and is expected to have a CAGR of 6-8% from 2021 through 2025.

Personal Luxury Goods Market Evolution – €bn

Source: Bain-Altagamma Luxury Goods Worldwide Market Study, Fall 2021, dated November 11, 2021

Since the first quarter of 2021, the global personal luxury goods market started to experience a recovery driven primarily by the positive evolution of the pandemic and the roll-out of COVID-19 vaccines and immunization campaigns, which allowed governments to ease restrictions, leading to a partial resumption of shopping and traveling, partial return to pre-pandemic living styles, levels of consumer confidence and rebounding consumption trends especially in Greater China.

The trends experienced in 2021 are expected to continue to be the main drivers of growth in the coming years.

Certain trends that started before the spread of the COVID-19 pandemic and that are expected to continue over the next few years, representing the drivers of the personal luxury goods market, are: (i) the shift from formal apparel to casual luxury, also driven by the adoption of remote or hybrid working arrangements, (ii) increase in domestic purchases everywhere, and notably in Asia (as opposed to tourism-related purchases),

(iii) increasing attention to sustainability, diversity and ethical considerations, (iv) increased focus on “hero products,” the iconic best-selling products of a brand, (v) increasing weight of online purchases, as a result of which players in the personal luxury goods market will have to continue the shift to an omnichannel concept, with an increasing integration of the digital and physical shopping experiences, and (vi) strong demographic shift with an increase of “under 40” customers.

The chart below sets forth the projected evolution of sales in the personal luxury goods market per quarter in 2020 and 2021 as compared to the corresponding periods in 2019. Beginning from the third quarter of 2020, the personal luxury goods market shows signs of improvement compared to the prior quarters of the same year, and sales for 2021 are expected to be slightly above those of 2019 at current exchange rates (+1%), or showing a 4% increase at constant exchange rates.

Personal luxury goods market evolution per quarter 2020 and 2021E – %| vs. 2019

Note: @K: growth at constant rates

* Mid case +1%

Source: Bain-Altagamma Luxury Goods Worldwide Market Study, Fall 2021, dated November 11, 2021

The personal luxury goods market does not appear to be a highly concentrated market. It is characterized by the presence of a small number of global players and a large number of locally-based niche ones. Development strategies adopted by such players have focused on the offer of a wide range of products distinguished by a high degree of innovation and diversification, frequently aiming at offering a “total look” collection.

The personal luxury goods market is characterized by certain barriers to entry, such as: (i) the need to develop or acquire a recognized brand whose reputation must be sustained by high and continuing investments in advertising and communication; (ii) the need to make substantial investments in the development of a distribution network in line with the quality standards required by the industry; (iii) the difficulty to access existing distribution channels, which are closely controlled by the incumbent players; and (iv) the challenge of achieving and maintaining high product quality standards.

Global market trends by geographic area

The chart below sets forth the value of sales in the global personal luxury goods market for 2019 and estimates for the years 2021 and 2025 split by geographic area.

Personal Luxury Goods Market by Geographic Area – €bn

Source: Bain-Altagamma Luxury Goods Worldwide Market Study, Fall 2021, dated November 11, 2021. Percentages may not add to 100% because of rounding.

Market trends through 2025 are expected to show a significant increase in the relative weight of sales of personal luxury goods in China and a significant decrease in the relative weight of sales of personal luxury goods in Europe and the Americas.

Global market trends by product category

Menswear and Accessories Luxury Market

In recent years, growth in the global menswear and accessory luxury market has been primarily driven by the accessories product category. Demand for the menswear product category has been relatively stable in recent years, with a decline of formalwear offset by growing demand for casual luxury products.

Womenswear and Accessories Luxury Market

We are also exposed to the womenswear and accessories luxury market through the Thom Browne segment. Both womenswear and accessories are on a growing trajectory, with accessories enjoying a more pronounced growth than apparel.

Global market trends by product style

In recent years, the menswear luxury market recorded growing demand for products characterized by a casual style, particularly for products such as outerwear, jersey and knitwear. The trend of casualization has been accelerated by the COVID-19 pandemic and the resulting adoption of remote working arrangements and changes in lifestyle.

Brands, Collections and Products

Zegna designs, produces, markets and distributes luxury menswear, footwear, leather goods and other accessories under the Zegna and Thom Browne brands, and luxury womenswear and children clothing under the Thom Browne brand. Zegna also markets eyewear, cufflinks and jewelry, watches, underwear and beachwear manufactured by licensed third parties. Zegna’s business covers the entire value chain thanks to its textile and knitwear design, manufacturing and distribution business (under the brands Lanificio Zegna, Dondi, Bonotto, Tessitura di Novara, Tessitura Ubertino and Filati Biagioli Modesto). The acquisition of historic Italian companies, each specialized in its own product sector, has enabled Zegna over the years to establish a true luxury textile laboratory producing the highest quality fabrics and safeguarding the uniqueness of its Italian supply chain.

Zegna carries out its business activities through two reportable segments: the Zegna segment and the Thom Browne segment. The Zegna segment consists of three product lines:

•	the Zegna Branded Products product line;

•	the Textile product line; and

•	the Strategic Alliances product line.

The Thom Browne segment corresponds to the Thom Browne business headed by Zegna’s majority-owned subsidiary Thom Browne Inc.

Zegna Segment

Zegna Branded Products Product Line

For the years ended December 31, 2020, 2019 and 2018, the Zegna Branded Products product line generated revenues equal to €636,478 thousand, €919,545 thousand and €930,013 thousand, respectively, representing 62.7%, 69.6% and 78.6% of our revenues after eliminations. The Zegna Branded Products product line includes luxury leisurewear, formalwear, leather accessories and other Zegna branded products.

The Zegna Branded Products product line offers a complete collection for men.

Over time, our brand evolved and adapted to the needs of the customers, developing different sensibilities, embodied by three brands:

•	Ermenegildo Zegna, the iconic, legendary heart of the brand;

•	Z Zegna, combining activewear and tailoring with a strong focus on technical innovation and performance fabrics; and

•	Ermenegildo Zegna XXX, the boldest expression of Zegna, which reimagines contemporary style with couture-level tailoring and fabrics.

In the fourth quarter of 2021, Zegna announced a rebranding strategy whereby, starting with the Fall/Winter 2022 season, the Ermenegildo Zegna, Z Zegna and Ermenegildo Zegna XXX brands will be replaced by a single brand characterized by a new highly recognizable logo and signifier.

Each year Zegna offers pre-collections and main collections organized in two seasons (Fall/Winter and Spring/Summer) for each of the above-mentioned brands, plus a number of temporary capsule collections. The collections include both seasonal products (which change from season to season) and continuative products (which are generally sold across seasons with minimal style changes). Capsule collections are temporary collections that are inspired by a certain event (such as the 2021 Chinese New Year capsule collection), concept, or product features (such as the Outdoor Capsule, the first product launch carrying the new logo and signifier and featuring partnerships with top ski and winter sport specialists, and the Z Zegna Techmerino Wash&Go capsule collection, consisting of garments made of a special merino wool that can be easily washed in cold water, on a delicate setting, without altering the wearability, performance or quality standards).

Luxury leisurewear. In recent years Zegna’s apparel has shifted towards more versatile and technical luxury leisurewear for men, anticipating the needs of a fast-paced world. The evolution from pure formalwear is Zegna’s new definition of men’s style that we call “luxury leisurewear,” a new, versatile wardrobe building on our tradition of excellence. With this new style, Zegna is continuing the process of entering a new era marked by new categories of products meeting the changing habits and preferences of our customers, including the demand for greater comfort. Our luxury leisurewear offer ranges from knits to jeans, jersey and shirts, fabric and leather outerwear and accessories.

Formalwear. Zegna is historically renowned for luxury formal menswear and for being at the forefront of men’s tailoring with its iconic suits and tuxedos. Our formalwear offer ranges from formal suits to tuxedos, shirts, blazers, formal overcoats and accessories.

Our offer for both luxury leisurewear and formalwear also includes the Made to Measure (Su Misura) service, whereby customers may, following a meeting with a style advisor, order their custom-made garments with their fabric, style and finish of choice. This service is available not only for suits, but also for outerwear, shirts, pants, knitwear, denim and jersey. Our Bespoke services take customization to a higher level including the full experience of putting together a unique piece, from the sketches and design to the choice of the fabrics. Each piece is made specifically for the customer by our tailors in our ateliers in Milan and in Paris, using time-honored tailoring techniques.

Leather accessories. Leather accessories comprise shoes (sneakers and other shoes), bags, belts and small leather accessories. Our shoes offer has in recent years shifted from a prevalence of more formal shoes towards the increasing importance of certain highly recognizable casual sneaker models. In particular these include the successful Triple Stitch model, the Tiziano and the Claudio sneakers. Most of our shoes are produced in Italy, like most other leather accessories. We also provide our customers with the possibility to customize their preferred shoes through our Made-to-Order service. Several of the leather accessories feature the so called “Pelletessuta,” a soft and lightweight woven leather textile exclusively produced for Zegna by an external manufacturer. Pelletessuta is also used as part of a partnership with Maserati for the interiors of its cars.

Other Zegna branded products. Zegna licenses its brand to third parties for the manufacturing and distribution of eyewear, cufflinks and jewelry, beachwear, underwear and fragrances. We purchase these products from our licensees and the licensees pay fees and royalties to us under such licenses. All licensed products are generally sold by us through our DTC channel and by our licensing partners to wholesale customers and to other prestigious retailers.

Eyewear. The Marcolin Group has been our exclusive eyewear licensee since 2013 for the production and worldwide distribution of sunglasses and optical eyewear. The high quality and stylistic standards of Marcolin are combined with the exclusivity and international appeal of our brand, renowned for their “Made in Italy” excellence.

Cufflinks and Jewelry. Tateossian has been our exclusive cufflinks and male jewelry licensee since 1999. Our cufflinks and jewelry products are complementary to our garments and other accessories. Our jewelry products include bracelets, necklaces and rings.

Underwear and Beachwear. Isaseta has been our exclusive licensee for underwear and beachwear since 2016 and 2017, respectively. Our underwear offer consists of t-shirts, boxers, trunks and socks. Our beachwear offer consists of swim boxers, beach towels and vacation essentials like polos and shorts, manufactured with lightweight and technically enhanced materials.

Fragrances. Estée Lauder has been our global exclusive fragrances licensee since 2011. Our signature fragrances, made with exotic oils and herbs coupled with the refined finish of rare ingredients, include a range of signature scents.

All the agreements governing licensed products provide for obligations for our licensees to comply with high quality standards, to ensure that our licensed products are available at selected prestigious points of sale and that they are timely delivered to the distribution network. The agreements have a fixed term and do not contain an automatic renewal mechanism. See “Risk Factors—Risk factors relating to Zegna’s business, strategy and operations—We could be adversely affected if we are unable to negotiate, maintain or renew our license agreements and strategic alliances.”

In addition to licensed products, we also market certain other Zegna branded products specifically targeted to outlet points of sale.

As part of the activities of the Zegna Branded Products product line, Zegna has also entered into strategic partnerships for co-branding projects in order to strengthen the link with other luxury brands and mutually enhance the respective brands’ value. The co-branding agreements set forth the terms for the production of certain selected co-branded products and the relevant co-marketing activities. Co-branded products are sold through our DTC channel and in the monobrand stores of our co-branding partners.

Maserati. We started a long-term and evolving partnership with Maserati in 2013, combining our innovative technologies and century-old traditions to bring both the experience of luxury cars and clothing to a new level of luxury. The collaboration features a special edition of Maserati’s sports cars and a seasonal capsule collection of luxury essentials for the modern man.

Leica Camera. We started an exclusive collaboration with Leica Camera to bring together two different expressions of innovation and creativity. The partnership with Leica Camera started with the Ermenegildo Zegna XXX Fall/Winter 2020 Fashion Show and involves the production of certain leather camera accessories distributed both through our DTC channel and Leica’s monobrand stores.

Fear of God. Launched in Paris in early March 2020, Fear of God exclusively for Ermenegildo Zegna was an authentic and innovative capsule collection born from two apparently distant worlds, consisting of a contemporary wardrobe for young men whose lifestyle is an expression of elegance and freedom. The capsule collection proved very successful, with certain items selling out in two days after the launch and approximately 88% of revenues generated from sales to new customers. We believe that this kind of collaboration may have the potential to attract new customers and increase the appeal of our brands to a younger and more diverse customer base.

Textile Product Line

For the years ended December 31, 2020, 2019 and 2018, the Textile product line generated revenues after eliminations equal to €87,615 thousand, €108,513 thousand and €98,771 thousand, respectively, representing 8.6%, 8.2% and 8.4% of our revenues. The Textile product line is engaged in the design, manufacturing and sale of luxury fabrics under the brands Lanificio Zegna, Dondi, Bonotto, Tessitura di Novara and the recently acquired Tessitura Ubertino and Filati Biagioli Modesto, the latter specialized in the production of cashmere yarns. These fabrics are both used for production within Zegna and sold to other global luxury brands and tailors. We believe that the exceptional quality of the textiles used in our garments is one of the principal reasons for the success of Zegna through the years.

The activities of the Textile product line are focused on the research and development of excellence in all of our fabrics, in terms of product quality, style, design, and technical features. We sell our fabrics both to other product lines of the Zegna segment or to the Thom Browne segment, and to third party customers, which include other luxury brands, specialized players or tailoring businesses. We regularly take part in textile fairs and exhibitions to market the products of our Textile product line to the industry’s specialized players. In addition, we have a global network of sales representatives that assist us with the marketing of such products to tailors worldwide.

Lanificio Zegna, the Zegna wool mill founded in 1910 in Trivero, Italy, has been the backbone of Zegna’s success and is renowned internationally for its fine textiles. Three generations of the Zegna family have led textile success by carefully balancing science with nature and craftsmanship with technology. As a result, the Lanificio has pioneered sophisticated men’s fabrics that are lighter, smoother, more refined, and with improved performance and functionality.

Tessitura di Novara (which we acquired in 2009) is specialized in high quality silk weaving. It is a leading producer of pure silk and other high-end natural fabrics of unparalleled quality, combining artisan skills and innovative technologies. Tessitura di Novara’s production facilities are located in Trivero, Italy.

Bonotto (in which we acquired a 60% interest in 2016) is a textile manufacturer based in Molvena, Italy, that was originally founded in 1912. The brand focuses on handcraftsmanship and traditional techniques and is characterized by the creative and experimental dimensions of their fabrics, which take inspiration from the art world. Bonotto is premised on the philosophy of the “slow factory,” which rejects the concepts of industrial standardization and mass production at low cost, in favor of traditional but innovative production techniques allowing to obtain exquisite, precious fabrics.

Dondi (in which we acquired a 65% interest in 2019) is a leader in manufacturing high-quality jersey fabrics for men and women, all Made in Italy. Dondi’s production cycle covers the phases from fabric design to distribution. Dondi counts among its customers not only Zegna’s companies, but also some of the most prestigious brands in the fashion world. Dondi’s production facilities are based in Carpi, Italy.

Tessitura Ubertino (in which we acquired a 60% interest in June 2021) is a boutique weaving mill based in Pratrivero, Italy. Founded in 1981 by Adalgiso Ubertino, Tessitura Ubertino has been creating premium quality fabrics for women, such as tweed and jacquard, for over 30 years and today it supplies fabrics to major fashion brands.

Filati Biagioli Modesto (in which we acquired a 40% interest in July 2021) specializes in the manufacture of carded yarns, integrating the entire process of transformation from fiber to yarn. Founded in the 1960s by Mr. Modesto Biagioli, it carefully selects raw materials (such as cashmere, silk, camel, angora, alpaca, flax and merino wool) that are used for the production of its natural yarns, transformed entirely in Italy and then sold to luxury and fashion brands.

Strategic Alliances Product Line

For the years ended December 31, 2020, 2019 and 2018, the Strategic Alliances product line generated revenues after eliminations equal to €82,273 thousand, €91,720 thousand and €92,293 thousand, respectively, representing 8.1%, 6.9% and 7.8% of our revenues. The Strategic Alliances product line is engaged in the manufacturing and distribution of menswear under the Tom Ford brand, and the supply of apparel for men to Dunhill and Gucci, in each case pursuant to agreements with such third-party brands.

Tom Ford. We have acted as an exclusive licensee for the manufacturing and distribution of menswear under the Tom Ford brand since 2004. Under the relevant license agreement, the royalty rates we are required to pay, which also include contributions for advertising, are based on net sales of the licensed products by Tom

Ford, subject to certain minimum levels. The existing license agreement with Tom Ford will expire with the completion of the production and distribution activities for the Fall/Winter 2022 collection. Starting with the Spring/Summer 2023 collection, we will act as as an exclusive supplier only for certain Tom Ford’s products until at least the Fall/Winter 2025 collection.

Dunhill. We have acted as a manufacturer and supplier of suits, jackets, blazers and formal overcoats under the Dunhill brand since 1998. Under the relevant agreement, we are required to comply with the designs and specifications supplied by Alfred Dunhill Ltd., as well as certain other restrictions relating to intellectual property and confidentiality. The agreement with Alfred Dunhill Ltd. does not provide for an express expiration date.

Gucci. We have acted as a manufacturer and supplier of jackets and formal overcoats, slacks and knitwear (both ready-to-wear and made to measure) under the Gucci brand since 1990. Under the relevant agreement, which was recently renewed, we are required to comply with the designs and specifications supplied by Gucci, as well as certain other restrictions relating to intellectual property, sustainability and confidentiality. Gucci has agreed, on a best effort basis, to place a minimum number of orders for each season for jackets and formal overcoats and granted us an exclusivity for made to measure products. The agreement with Gucci is set to expire upon completion of the Spring/Summer 2028 collection, unless a renewal is agreed between the parties.

Until the deconsolidation of the Agnona business in January 2021, we were also active in the luxury womenswear business through the Agnona product line of the Zegna segment. For the years ended December 31, 2020, 2019 and 2018, the Agnona product line generated revenues after eliminations equal to €12,389 thousand, €17,691 thousand and €17,662 thousand, respectively, representing 1.2%, 1.3% and 1.5% of our revenues.

Thom Browne Segment

For the years ended December 31, 2020, 2019 and 2018, the Thom Browne segment represented 17.7%, 12.2% and 1.6% of our revenues, respectively, after eliminations.

Thom Browne is a renowned fast-growing luxury brand focused on high-end menswear, womenswear, accessories and childrenswear. The brand was founded by Mr. Thom Browne in 2001 and has since been based in New York. In 2018, we completed the acquisition of 85% of Thom Browne Inc., the holding company of the Thom Browne business. In June 2021, we acquired an additional 5% equity interest in Thom Browne Inc. The Thom Browne business’s growth since the initial acquisition has been remarkable, with revenues increasing from approximately €117 million in 2018 to €179 million in 2020.

Each year Thom Browne offers pre-collections and main collections, organized into two seasons (Fall/ Winter and Spring/Summer) for each of men, women and children.

Mr. Browne started designing clothes for friends and family in the early 2000s, and his popularity as a fashion designer has grown ever since. Thom Browne’s signature line of grey suits redefined the concept of male silhouette, and his collections lean heavily on two main colors: grey and navy. The brand uses the highest quality materials to obtain garments that are beautiful, classic and durable. Its distinctive traits are the absence of any form of a bold logo, the cropped silhouette of the garments and the use of visual identifiers as trademarks, such as the four white horizontal bands (uniquely located on the left upper sleeve and/or upper pant leg) and/or a grosgrain ribbon or tab in White, Red, White, Blue, White (also uniquely positioned on the garments). Each Thom Browne piece is designed to be aesthetically perfect, classic and long-lasting, inspired by Mr. Browne’s philosophy that something beautifully made will never be out of fashion.

Operations

Our corporate operations are divided among our locations in Trivero and Milan, Italy; Stabio, Switzerland; and New York (where the Thom Browne management is based).

Our primary activities consist in the creation, manufacture and marketing of our pre-collections and main collections, organized into (i) two seasons (Fall/Winter and Spring/Summer) for each of the Zegna brands, plus certain special capsule collections, and (ii) seasonal collections for the Thom Browne segment, divided for men, women and children. Each collection takes approximately 12 months from design to delivery of the finished products to our customers.

Our activities can be subdivided into the following major stages, overseen by different functions in our organization: (i) design; (ii) brand and merchandising; (iii) sales campaign; (iv) procurement; (v) manufacturing; (vi) logistics and inventory management; and (vii) marketing and advertising, as further described below.

The activities of the Textile product line and of the Strategic Alliance product line follow their own operational phases and logics.

Design, Brand and Merchandising

Each new collection is created by the Design teams of Zegna and Thom Browne, working in close coordination with their respective Brand and Merchandising team, allowing for a virtuous cross-contamination of ideas. The new collections are therefore created by the designers and stylists considering market analyses and seasonal fashion trends.

The Brand and Merchandising team of the Zegna brands is supported by a team of product developers, who also work in close cooperation with the modelers of the Supply Chain teams, for a total of approximately 100 people involved in this production stage. The modelers transform the designers’ sketches first into paper or 3D models, and then into prototypes to assess the look, feel and functionality of the product, and allowing the Brand and Merchandising team to fine-tune the prototypes and the Supply Chain technicians to anticipate any issues that may arise during the manufacturing process. Once the prototypes are approved, a sample collection is produced based on such prototypes. Modeling and prototyping are completed almost entirely in-house and the Design, Brand and Merchandising and Supply Chain teams closely cooperate and share information and suggestions with each other to ensure that the ready-to-wear products, and most leather products and accessories of the Zegna brands, are manufactured on time and consistent with the delivery plans for our collections.

In these phases, Thom Browne’s Design team works closely with a number of trusted long standing external players, coordinated by an internal product development team.

Sales Campaign

The sample collections, once ready, are presented to wholesale customers and retail buyers at Zegna’s showrooms in Milan, New York and Shanghai for the Zegna Branded Products and in New York and Milan for Thom Browne. The sample collections usually highlight styles and themes and occasions for use, and present a breakdown of products by product category, price range and look. In addition, our showrooms display the full Zegna and Thom Browne offerings across all product categories, simulating the effect of point-of-sale displays. While this process has historically been carried out through in-person meetings, as a result of the COVID-19 pandemic we adopted tools allowing our wholesale customers and retail buyers to view and submit online orders for the sample collections. Similar tools may continue to be used following the lifting of restrictions related to the pandemic as an enhancement of the traditional sales campaign experience.

During the sales campaign, orders are taken by our customer service teams from wholesale customers (including franchisees) and retail buyers to form an order portfolio. Retail buyers place orders by selecting products in accordance with our buying guidelines, in particular with respect to DOSs, in order to ensure the consistency of the products’ assortment in the various stores.

Sales campaigns last approximately two months. During the sales campaign, and based on preliminary orders placed by the retail buyers and wholesale customers, the Brand and Merchandising and the Supply Chain teams regularly share information on the evolution of the order portfolio to align the initial forecasts for raw material procurement and production planning.

Procurement

Based on our forecasts and the order portfolio, we source the necessary raw materials, trimmings and finished goods through our network of selected suppliers. While the initial purchases are based on forecasts, we adjust and supplement such purchases based on actual orders as the sales campaign progresses.

Sourcing activities are separately carried out for our two segments, in the Zegna segment for apparel and leather accessories, on the one hand, and for the Textile product line, on the other hand. Trimmings (such as fabrics, buttons, linings, interlinings and zips) are purchased from selected suppliers for both the Zegna and the Thom Browne segments.

Approximately 40% of the raw materials used by the Zegna segment (excluding the Textile product line), such as wool, cotton, leather, silk, linen and cashmere, are purchased through our Textile product line, while the remaining approximately 60% is sourced from other selected suppliers. Approximately 10% of the raw materials used by the Thom Browne segment, such as wool, cotton, leather, silk, linen and cashmere, are purchased through the Zegna segment’s Textile product line, while the remaining approximately 90% is sourced from other selected suppliers.

In 2020, the Zegna segment sourced raw materials, trimmings and finished goods from approximately 696 suppliers, of which around 421 provided raw materials, around 150 provided trimmings and around 125 provided finished goods. In 2020, the Thom Browne segment sourced its raw materials, trimmings and finished goods from approximately 275 suppliers, of which around 194 provided raw materials, around 40 provided trimmings and around 41 provided finished goods.

The table below shows Zegna’s total cost for raw materials and consumables, broken down by category for the years ended December 31, 2020, 2019 and 2018.

	For the years ended December 31,
(€ thousand, except percentages)	2020	2019	2018
Raw materials	(108,130)	(139,965)	(137,527)
Finished goods	(130,006)	(141,512)	(58,383)
Consumables	(10,909)	(14,067)	(14,989)
Change in raw materials, consumables and finished goods	131	(9,991)	3,016
Other	(1,655)	(4,266)	(1,239)

Total cost of raw materials and consumables	(250,569)	(309,801)	(209,122)

Based on the proposition that the very best garments can only come from the best natural resources, we have dedicated our efforts through the years to the research of only the finest raw materials and fabrics. A crucial role in this context is played by the Textile product line, in particular for the Zegna Branded Products product line of the Zegna segment. In order to produce Zegna and Thom Browne branded apparel, we source a portion of our requirements of fabrics from Lanificio, jersey from Dondi and printed fabrics from Bonotto.

Manufacturing

While the sales campaign is still ongoing, we start planning for our manufacturing activities. Production quantities are continuously refined based on the results of the sales campaign allowing us to be efficient.

Manufacturing planning is based on several factors, including the type of products to be manufactured (e.g. whether they are seasonal, continuative or made to measure). The manufacturing phase consists of industrializing the samples based on the outcome of the product developers’ researches, and recreating them in various sizes and colors for large production.

A distinctive feature of our manufacturing is that “Made in Italy” production represents approximately 70% of the overall production of our products, and approximately 40% of our products are manufactured directly in our facilities.

Zegna Segment

We carefully manage our production, operations and value chain, keeping production know-how and industrial capabilities internally for certain product categories, while relying on a selected network of external long-standing suppliers in Italy and abroad for other product categories. Our sourcing team is committed to carefully selecting all of our suppliers and managing the supply relationships for their entire duration, ensuring the seamless operation of our supply chain. In determining whether to manufacture our products internally or through our network of manufacturers, we take into account a number of factors, such as the ready availability of the required know-how, product quality, lead time and service levels, compliance with the “made in” parameters, safety and overall cost efficiency.

In-House Manufacturing

Excluding our Textile product line’s production facilities described under “—Brands, Collections and Products—Zegna Segment—Textile Product Line,” our other production facilities are located in Mendrisio, Switzerland, for jackets, suits, shirts and the Made to Measure products; Verrone, Italy, for knitwear; San Pietro Mosezzo, Italy for formal Zegna branded jackets, suits and products of the Strategic Alliances product line; Parma, Italy, for outerwear and leather accessories; Spain for continuative products and special outlet products; and Turkey, for shirts.

Outsourcing

The manufacturing of several finished products is outsourced to external manufacturers. We have established long-term and stable relationships with most of them, who are mainly located in industrial districts in Italy, as well as in Turkey, Portugal, Romania, and, to a lesser extent, in Greater China and the United States. External manufacturers are carefully chosen based mainly on the quality of their work and their well-established relationship with Zegna. Costs, efficiency in planning and production, lead time and “made in” parameters are also key drivers in the selection process.

Contractual relationships with our external manufacturers are generally governed by supply agreements and, in some cases, by purchase orders based on our sourcing needs for each season. The supply agreements with certain of our external manufacturers (including those who produce continuous products such as blazers, shirts, ties and denim) have an average term of three to five years. These generally include purchasing commitments on our part and strict quality specifications that our external manufacturers are required to meet.

Depending on the categories of products and other factors such as production lead time, production costs, quantity and ready availability of the relevant know-how, our outsourced products are manufactured using two different approaches: façon manufacturing or “full package” manufacturing. When using the façon manufacturing model, we only outsource to our external manufacturers the confection and assembly stages (including cutting, sewing, washing and pressing), while we remain responsible for providing the designs, product specifications and raw materials and coordinating the entire production process throughout the various stages. Conversely, in the full package manufacturing model, we outsource to our external manufacturers the entire production process, including the procurement of raw materials and the coordination of the various production stages, while we purchase the finished products made to our specifications. We usually resort to the façon manufacturing model for our formal garments (such as suits, jackets, blazers and shirts), knitwear and shoes. The full package manufacturing model is employed for selected Z Zegna branded products, such as leisurewear and sneakers.

Thom Browne Segment

Since the acquisition of Thom Browne by Zegna, the production of Thom Browne’s garments has been mostly outsourced using the full package manufacturing model. First, the Thom Browne collections are designed in-house in New York, then a sample collection is developed in cooperation with external product developers, and subsequently the manufacturing phase is entrusted to Thom Browne’s trusted external manufacturers. These external manufacturers are responsible for procuring the raw materials exclusively from suppliers that have been pre-approved by Thom Browne, for coordinating the entire production process and delivering the finished product.

Approximately 80% of Thom Browne’s external manufacturers are located in Italy and approximately 20% are located in Japan. A portion of Thom Browne’s production is also outsourced to Zegna’s Swiss and Italian production facilities, in particular for made-to-measure and tailored products, and a minor part of woven products are sourced from manufacturers based in the United Kingdom.

Logistics and Inventory Management

Zegna Segment

Our logistics department is responsible for organizing and managing the distribution of the finished products of the Zegna segment and preparing the documentation required for shipment, as well as the management of our warehouses and product inventory.

Our wholly-owned subsidiary Consitex S.A. is responsible for managing our primary distribution center and product inventory, the shipment of our products, and the logistics of the distribution of the finished products in all regions except for the European Union and the United Kingdom. For the European Union and the United Kingdom, such logistic activities are carried out by our subsidiary Ezi S.p.A. In North America, such activities are carried out through our subsidiary Ermenegildo Zegna Corporation, which manages a local secondary distribution center. In China, such activities are carried out through our subsidiary Zegna (China) Enterprise Management Co., Ltd, which also manages a local secondary distribution center. Regarding the products of our Strategic Alliance product line, all logistic activities are carried out by our subsidiary Ezi S.p.A.

With respect to the shipment of our products, third-party transportation specialists are engaged to transport goods by road, air or sea, based on factors such as distance to destination and urgency of the shipment.

Thom Browne Segment

Thom Browne’s logistics department and primary distribution center is located in Switzerland and managed by the subsidiary Thom Browne Trading (T.B.T.) SA., which is responsible for overseeing Thom Browne’s warehouses and product inventory and for organizing and managing the distribution and shipment of the finished products of the Thom Browne segment.

Thom Browne Trading (T.B.T.) SA. is responsible for the shipment of products for the Thom Browne segment, and the logistics of the distribution of the finished products in all regions. The Thom Browne segment also has a secondary distribution center in Japan, which is run by its subsidiary Thom Browne Japan Inc., and a secondary distribution center in the United States, which is managed by Thom Browne Inc. directly.

Similarly to the Zegna segment, the logistics department of the Thom Browne segment engages third-party transportation specialists to transport goods by road, air or sea, based on factors such as distance to destination and urgency of the shipment.

Marketing and Advertising

Advertising and promotional support is a crucial tool for luxury companies like us to influence purchase selection, enhance the brand recognizability and encourage brand loyalty over time. We invest significant resources in advertising communication and marketing, which include a full set of activities ranging from pure digital and social media marketing initiatives to events like fashion shows, product collaborations and co-marketing projects.

Zegna’s marketing strategy is based on an all-round approach with the customer at its center. We manage the relationship with our customers from an omni-channel perspective, enhancing the interaction between the digital and physical dimensions. Our customers shop across different channels, and through digital tools we directly and regularly inform them about new campaigns, products, and collaborations using original content we develop and produce for a specific project or collection. We aim to provide tailored content and messages to our customers and, through our presence on social media, we translate our craft and products into a narrative aimed at attracting them through inspiration. All our marketing campaigns focus on storytelling to strategically solidify our values in our customers’ minds.

Since 1910, we have inspired men to define their style identity, ensuring their character could be found in every detail of their outfits. The Zegna brand can count many leaders of business, sports, entertainment, design and culture as friends. Some have even become part of our extended family over the years, acting as testimonials for our brands. We also conduct targeted product placement activities on key opinion leaders, celebrities and influencers.

With respect to the Thom Browne segment, Thom Browne presents its seasonal collections in Paris through spectacular, theatrical and conceptual fashion shows during the men’s and women’s fashion weeks. These shows contribute to positioning the brand at the pinnacle of fashion and creativity, are the source of the narrative for each season and help generate significant editorial coverage in fashion, art and culture publications, both on paper and online. This innovative approach makes Thom Browne the brand of choice for a number of VIPs and celebrities worldwide. From highly successful actors and musicians in Korea, to U.S. athletes, actors and musicians of worldwide fame, the brand has proven to have a very strong appeal.

A recent partnership with FC Barcelona (which included dressing the entire team in Thom Browne suits) has brought significant visibility for the brand and its iconic product to a global audience. The collaboration with LeBron James for the Cleveland Cavaliers basketball team played the same role.

The historical customer loyalty enjoyed by the Thom Browne brand is being reinforced through the introduction of new customer relationship management tools and initiatives.

Each of the Zegna segment and the Thom Browne segment have internal teams dedicated to marketing and advertising activities, each following slightly different marketing strategies depending on the brand. To better reach a wide but selected consumer target, we use various communication tools, from organic institutional and products press coverage to media partnerships, a varied media-mix including digital marketing, digital media campaign, print, billboards, direct marketing and ad hoc initiatives in our boutiques where visual merchandising and windows displays are conceived to consistently adhere to the seasonal marketing strategy plan.

In addition to seasonal fashion shows, January Fall/Winter and June Spring/Summer collection presentations, specific shows and events are organized globally to strengthen our brands’ profiles and positioning and increase awareness on the most recent collections in local markets worldwide. Besides presenting new products, these events are planned to promote a direct involvement of the customers, media, celebrities, influencers, and industry key opinion leaders through exclusive events, as well as to reinforce the popularity of the brand and enhance its image.

Sales Channels

Our sales teams bring our customers into our community, sharing with them our creativity and craft, as well as our story and the journey of each item. These relationships are nurtured in-store with respect to our DTC channel and in our showrooms with respect to our wholesale channel, with the aim to deliver a consistent and unique customer experience.

We distribute and sell our products in approximately 80 countries worldwide through a well-established network comprised of our DTC and wholesale distribution channels.

Our monobrand presence includes our DOSs (which are divided into boutiques and outlets) and our franchisees’ monobrand stores. Our multi-brand presence includes department stores, specialty stores and multi- brand e-commerce platforms.

Zegna Segment

For the year ended December 31, 2020, about 83% of our revenues from the Zegna Branded Products product line of the Zegna segment were generated through our DTC channel and about 17% was generated through the points of sale operated by our wholesale distribution channel and royalties.

DTC Channel

As of December 31, 2020, we operated 255 DOSs, of which 145 were in APAC, 71 were in EMEA, 26 were in North America and 13 were in Latin America. For the year ended December 31, 2020, the DTC channel generated revenues representing 83% of our revenues from the Zegna Branded Products product line of the Zegna segment. The latest flagship store openings up to December 31, 2020 include Paris (France), New York City (United States), São Paolo (Brazil), Dubai (UAE), Beijing (China) and New Delhi (India). Our DTC channel is distributed throughout the main markets in which we operate. We focus on maintaining a presence in prestigious and strategic locations, and in certain cases we enter into joint ventures with local partners in jurisdictions where Zegna would not be able to operate directly without a local partner or where the presence of a local partner is beneficial due to its knowledge of the local market and regulations. As an example, we have entered into joint ventures in the United Arab Emirates, Vietnam and India.

The aesthetics and customer experience of our DOSs are carefully planned and designed by our Artistic Direction team. Once opened, an internal staff of architects and visual merchandisers who are supported by external professional firms constantly maintain and restyle our DOSs as required. In addition, we have in place specific training programs dedicated to our sales staff, focusing on product knowledge and customer service.

To select the range of products sold in our DOSs, we establish guidelines at the group level based on market potential and the characteristics of the points of sale. Buyers and merchandisers in our regional offices then select the best selection of products in terms of models, materials and color variants.

Our DTC channel also includes an e-commerce shop operated directly through our website www.zegna.com, outlets, concessions within department stores around the world, certain travel retail stores directly operated by us (including those at Linate and Malpensa airports in Milan) and other e-commerce platforms through which we sell directly to our customers (such as TMall Luxury Pavilion, Farfetch and WeChat) and whose sales systems are integrated with Zegna’s sales and warehouse management systems.

Wholesale Channel

As of December 31, 2020, our monobrand distribution network included 195 points of sale operated by our wholesale customers and franchisees, of which 14 were in APAC, 99 were in EMEA, 64 were in North America and 18 were in Latin America. For the year ended December 31, 2020, the wholesale channel, including multibrand stores and royalties, generated revenues representing 17% of our revenues from the Zegna Branded Products product line of the Zegna segment.

Our wholesale distribution channel has developed through agreements with different types of wholesale customers, including in particular:

•

Franchisees, which operate monobrand points of sale exclusively under the Zegna brands, in exchange for the payment of royalty fees to Zegna based on sales volumes. The franchising agreements governing these relationships typically have a medium term (providing for an automatic renewal or a renegotiation period prior to the term expiry). The contractual arrangements may also provide for minimum purchase obligations by the franchisee, and for the obligation by Zegna and/or the franchisee to invest certain amounts in marketing activities.

•

Department stores and multibrand specialty stores, which purchase Zegna products for re-sale in their stores, sometimes in specific Zegna branded wall units. The contractual arrangements with this type of customers vary based on the relevant store’s standard terms.

•	Online multibrand stores. Zegna branded products are also sold via prestigious online multi-brand stores such as SSENSE, Mr. Porter and JD.

As with our DTC channel, we carefully manage and, if necessary, customize our distribution policies for our wholesale customers.

Within the wholesale distribution channel, duty free and travel retail stores operated by specialized players and located at major airports around the world have an important role, ensuring that the Zegna brands are present in major airports worldwide and in exclusive hotels, both in duty free and duty paid points of sale. These travel retail stores in the wholesale distribution channel are in addition to travel retail stores directly operated by us.

Thom Browne Segment

For the year ended December 31, 2020, about 47.5% of the Thom Browne segment’s revenues was generated through its DTC channel and about 53.5% was generated through the points of sale operated by Thom Browne’s wholesale distribution channel and royalties.

DTC Channel

As of December 31, 2020, Thom Browne operated 38 DOSs, of which 28 were in APAC, 6 were in EMEA and 4 were in North America.

Unlike other luxury fashion brands (including Zegna), Thom Browne, leveraging its customers’ awareness of the brand and presence in the main digital channels, has DOS locations of comparatively smaller size, which are usually destination stores with highly-trained staff. This allows for more flexibility in negotiations with landlords and alleviates pressure on rental charges, while Thom Browne still benefits from the inflow of loyal customers. Thom Browne’s strategy puts an emphasis on developing customer relationships rather than on positioning in key streets, while actively working to increase the visibility of its DOSs to attract new customers and to establish specific training programs for its DOS staff in order to ensure a consistent retail experience in the various geographies.

Thom Browne’s DOSs also include an e-commerce shop operated directly through the website www.thombrowne.com and carefully selected directly operated outlet sale locations. Thom Browne recently opened a travel retail DOS in Japan and is currently planning to open its second travel retail DOS in Greater China.

Wholesale Channel

As of December 31, 2020, Thom Browne’s monobrand distribution network included 36 points of sale, of which 23 were in APAC, 10 were in EMEA and 3 were in North America.

The Thom Browne segment’s wholesale distribution channel works similarly to the Zegna segment’s and also consists of a presence in more than 300 wholesale multibrand stores globally, such as those operated by franchisees, department stores and online multi-brand stores for both men and women.

Intellectual property

Zegna Segment

As of the date of this prospectus, and with an overall trademark portfolio including more than 3,400 registrations, the principal owned trademarks or trade names that we use in the Zegna segment’s business are “Ermenegildo Zegna” and “Zegna,” which we have registered in all of the countries in which we operate either in the logo version and in the word/standard characters version or in versions which are adapted to various local alphabets or ideographs (e.g., Zegna written in Japanese, Katakana syllabary, in Chinese ideographs or in the Arabic alphabet). We have also registered certain other marks used in our products and in our main marketing projects. Additionally, we have a portfolio of more than 700 domain names, including (i) registrations in all the countries in which we operate, (ii) the most common Zegna and Ermenegildo Zegna typos and (iii) early and basic protection for our main business and marketing projects.

Besides trademarks, we invest significant resources in protecting other aspects of our brands’ uniqueness. With more than 500 design and 9 copyright registrations covering several countries including the European Union, China and the United States, every season we select the most relevant and original products, patterns and, to the extent necessary, protect our rights, labels, and take action to protect their design and defend them against counterfeiting. In addition, we own 16 patents and one copyright for engineering work (thanks to special protections available in Italy), which are a result of our solid roots in fabric making and our pioneering efforts to improve performance and functionality in our products.

We devote significant resources to the protection and enhancement of our intellectual property assets and actively monitor the market for infringements or abuses of our trademarks and product designs. We are also active in enforcing our rights against third-party infringements. In addition, we monitor third-party applications for registration of trademarks that could be confused with our trademarks, and file oppositions against the applications for, or the registration of such trademarks in accordance with the laws and regulations of the relevant jurisdictions and cooperate with competent authorities worldwide to fight the counterfeiting of our products.

Thanks to the long-standing efforts discussed above, judicial and/or administrative decision in countries including China, Turkey, Mexico, Brazil and India have recognized our trademarks as well known and famous, giving Zegna the ability to benefit from a cross-class protection.

For a description of the licenses we grant in our business, please see “—Brands, Collections and Products—Zegna Segment—Strategic Alliances Product Line.”

Thom Browne Segment

As at the date of this prospectus, Thom Browne Inc. and its subsidiary Thom Browne Japan, Inc. own or control approximately 300 trademark registrations worldwide, with a number of additional applications pending.

The principal owned trademarks or trade names that are used by Thom Browne are THOM BROWNE, a four-band design, a grosgrain ribbon in White, Red, White, Blue, White, and THOM GREY, which have been registered or for which applications for registration have been submitted, in text form or design form, in virtually all the jurisdictions in which Thom Browne operates.

In addition, the design marks shown as location marks, such as a tab on the back of a collar on a shirt or jacket, have been registered, or an application for registration has been submitted, including in the native language of certain important markets.

Thom Browne has also registered certain other marks used on its products and in its main marketing projects and maintains an ongoing program to constantly review and update filings and protections to extend the registrations to classes of goods for which new products are introduced from time to time.

In addition, Thom Browne has a portfolio of domain names, including a number of domain names featuring the “Thom Browne” name, such as ThomBrowne.com, Thombrowne.uk and similar domain names in the jurisdictions in which Thom Browne operates.

Thom Browne devotes significant resources to the protection of its intellectual property assets worldwide through a highly specialized brand protection program. In-house and outside specialists monitor all major markets as well as global social media and websites for misuse of Thom Browne’s intellectual property. To the extent infringements are detected, adequate enforcement steps are taken, including in cooperation with the relevant authorities.

Employees

As of December 31, 2021, 2020 and 2019, respectively, we had the following number of employees, divided in the categories of activity and geographic locations as set forth in the tables below.

	As at December 31,
	2021	2020	2019
White Collars	3,831	3,897	4,095
Blue Collars	2,026	2,201	2,132
Temporary employees	219	151	313

Total	6,076	6,249	6,540

	As at December 31,
	2021	2020	2019
EMEA	3,984	4,217	4,347
North America	369	327	366
Latin America	117	125	139
APAC	1,606	1,580	1,688

Total	6,076	6,249	6,540

Historically, we have had good labor relationships with our employees and we are committed to maintaining a positive and constructive relationship with them. In the past, we have not experienced any material job action or labor stoppage that has had a material impact on our business.

While production was suspended at our manufacturing and logistics facilities and our stores were temporarily closed in response to the COVID-19 pandemic, we resorted to the furlough of approximately 75% of our workforce in Italy and Switzerland, as well as temporary layoffs and salary reductions from mid-March 2020 to the mid-second quarter of 2020. As of the date of this prospectus, all our manufacturing and logistics facilities and stores have re-opened and virtually all our furloughed employees have returned to work.

Research and Development

Our competitiveness depends on, among other things, our ability to anticipate trends and to identify and respond to new and changing consumer preferences. We therefore devote significant resources to various research and development activities to design, create and develop new products for our collections. As of the date of this prospectus, approximately 250 of our employees were involved in our research and development activities across the Zegna and Thom Browne segments.

Our research and development activities mainly relate to the development of new patterns and designs for our fabrics, the research of innovative and technological materials with specific features, the design, modeling and development of new products and the creation of prototypes.

In recent years, our research and development efforts have focused on the reduction of the overall number of new products launched, with a shift towards the activities for the creation of iconic products characterized by high visibility and superior growth, the creation and launch of ad hoc capsule collections, and increased resources devoted to the development of products for our continuative products (which are generally sold across seasons with minimal style changes).

Regulatory Environment

We are required to comply with the laws and regulations applying to our products and operations in the various jurisdictions in which we operate, particularly in relation to the protection of intellectual property rights, competition, product safety, packaging and labeling, import and processing of certain raw materials and finished goods, data protection, limits on cash payments, worker health and safety and the environment. We also use certain rare raw materials, such as vicuña yarns, which are only available in a very limited quantity and subject to strict export and processing regulations. Compliance with the applicable laws and regulations is monitored by governmental authorities and the principal objective of such regulations is to ensure that the products we market are safe and duly labelled and imported. Virtually all of our imported products are subject to custom duties and other taxes, which may impact the price of such products. We maintain compliance procedures and policies to assist in managing our import and export activities and ensure compliance with the laws and regulations of the jurisdictions where we operate.

Property, Plant and Equipment

We operate through manufacturing facilities, corporate offices, showrooms, warehouses, stores, land and other buildings around the world, which are in part owned by us and in part leased from third parties.

Part of the real estate assets used in Zegna’s business operations is owned by EZ Real Estate S.r.l. (“EZ Real Estate”), a former subsidiary of Zegna which was demerged on November 1, 2021 as part of the Disposition, or by its subsidiaries. Such real estate assets include buildings hosting manufacturing facilities, corporate offices, showrooms, warehouses, land and other buildings, including our main manufacturing plants and offices in Italy (such as Zegna’s headquarter offices in Milan, the manufacturing facilities in Parma, San Pietro Mosezzo, Verrone and Oleggio, as well as part of the building located in Valdilana partly occupied by Zegna) and Switzerland (including the offices in Stabio and the manufacturing plant in Mendrisio) as well as certain Zegna stores in Sandigliano and Oleggio (Italy) and London (United Kingdom). In addition, Lanificio owned part of our industrial building located in Valdilana (Italy), which was also demerged on November 1, 2021 as part of the Disposition. Most of the real estate properties directly or indirectly owned by EZ Real Estate or its subsidiaries are, and will continue to be, leased to us or our subsidiaries. Following the Disposition, we will continue to pay rent to EZ Real Estate or its relevant subsidiaries under the relevant lease agreements. With respect to Lanificio’s real estate assets that form part of the Disposition, appropriate arrangements have been put in place, effective as of November 1, 2021, to ensure the continued use by Zegna of such properties at market terms.

We also own certain real estate assets (manufacturing facilities, warehouses and offices) used by Cappellificio Cervo in Sagliano Micca (Italy), Bonotto in Molvena di Colceresa (Italy) and Dondi in Fossoli di Carpi (Italy) and Novi di Modena (Italy).

Our manufacturing facilities currently have capacity to increase production volumes in case necessary to meet higher demand.

The following table sets forth information relating to owned real estate assets used in the conduct of our business as of the date of this prospectus.

Location	Use	Approximate Square Meters
Italy, Sagliano Micca, Via della Libertà 16	Factory, storage and offices	5,500
Italy, Molvena di Colceresa, Via dell’Artigianato	Factory, storage and offices	10,000
Italy, Fossoli di Carpi, Italy, via Budrione Migliarina 2/A	Factory, storage and offices	11,470
Italy, Novi di Modena, fraz. Rovereto sul Secchia, via Foscolo 11	Factory, storage and offices	975

In addition, we lease space from third-parties, mainly related to our DOSs and other direct points of sale around the world, but also to warehouses, offices and housing for our personnel. As of December 31, 2020, we directly operated 293 DOSs, totaling approximately 80,000 square meters of gross area, pursuant to lease agreements.

The total carrying value of our property, plant and equipment as of December 31, 2020 was €244,127 thousand.

For information on our principal expenditures on property, plant and equipment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Expenditure.”

Legal Proceedings

We are party to civil and administrative proceedings (including tax audits) and to legal actions in the normal course of our business, including with respect to lease agreements, labor matters and intellectual property matters. Adverse decisions in one or more of these proceedings could require us to pay substantial damages. Litigation is subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. An accrual is established in connection with pending or threatened litigation if a loss is probable and a reliable estimate can be made. For information regarding provisions made for the legal proceedings we are a party to, please refer to Note 36 (Provisions for risks and charges) to the Zegna Annual Consolidated Financial Statements.

On June 28, 2021 adidas filed a lawsuit in the Southern District of New York for, among others, trademark infringement, unfair competition, dilution and various state claims, in connection with Thom Browne’s five color grosgrain ribbon and the four bands on sleeves and pants on its sporting goods, sportswear and athletic wear. adidas claims these designs allegedly infringe the three stripe marks of adidas. We intend to vigorously defend against the claims.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Zegna’s financial condition and results of operations should be read in conjunction with the rest of this prospectus, including the information included under “Business”, the Zegna Annual Consolidated Financial Statements, the Zegna Interim Condensed Consolidated Financial Statements and the “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus. The Zegna Annual Consolidated Financial Statements have been restated as discussed in Note 43 thereof. This discussion includes forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Actual results may differ materially from those contained in any forward looking statements.

Overview

Zegna is a leading global luxury group, internationally recognized for the distinctive heritage of craftsmanship, quality and design associated with its Zegna and Thom Browne brands and the noble fabrics and fibers of its in-house luxury textile and knitwear business. Since its foundation in 1910, Zegna has expanded beyond luxury textile production to ready-to-wear products and accessories to become a highly recognized luxury lifestyle group. Zegna designs, manufactures, markets and distributes luxury menswear, footwear, leather goods and other accessories under the Zegna and the Thom Browne brands, and luxury womenswear and childrenswear under the Thom Browne brand. Zegna’s product range is complemented by eyewear, cufflinks and jewelry, watches, underwear and beachwear manufactured by third parties under licenses. Zegna’s business covers the entire value chain as a result of its design, manufacturing and distribution business. Zegna’s goal is to provide customers with excellent products that reflect its tradition of fine craftsmanship with exclusive design content and with a style that preserves the exceptional manufacturing quality that Zegna is known for, through the sourcing of superior raw materials, the careful finish of each piece, and the way they are delivered to customers. In 2020, 2019 and 2018, Zegna recorded revenues of €1,014,733 thousand, €1,321,327 thousand and €1,182,563 thousand, respectively, (Loss)/profit for the year of (€46,540) thousand, €25,439 thousand, and €40,514 thousand, respectively, and Adjusted EBIT of €20,013 thousand, €107,274 thousand and €105,268 thousand, respectively. For the first six months ended June 30, 2021 and 2020, Zegna recorded revenues of €603,340 thousand and €402,386 thousand, respectively, Profit/(loss) for the period of €32,234 thousand and (€87,755) thousand, respectively, and Adjusted EBIT of €66,813 thousand and (€51,981) thousand, respectively. For additional information regarding Adjusted EBIT, which is a non-IFRS measure, including a reconciliation of Adjusted EBIT to profit/(loss), see “—Non-IFRS Financial Measures—Adjusted EBIT.”

Zegna operates its business in two segments: the Zegna segment (comprising three product lines: Zegna Branded Products, Textile and Strategic Alliances) and the Thom Browne segment.

With respect to the Zegna Branded Products product line and Thom Browne segment, Zegna operates via its direct-to-consumer or DTC channel worldwide through a network of 239 Zegna and 45 Thom Browne DOSs as of June 30, 2021 and 255 Zegna (prior to the transformation of 17 DOS in Korea into franchised stores) and 38 Thom Browne DOSs as of December 31, 2020. Zegna also distributes its products worldwide through monobrand or multibrand points of sale operated by its wholesale customers. Taking into account both the DTC channel and the wholesale distribution channel, Zegna are present in approximately 80 countries worldwide. Its DTC channel includes monobrand boutiques and outlets, as well as concessions in department stores and multibrand e-commerce marketplaces. In the wholesale channel, Zegna sells its products to franchisees, department stores, multibrand specialty stores and online multi-brand e-tailers.

The activities of the Textile product line and Strategic Alliances product line follow their own operational phases and logics. Through the Textile product line, Zegna sells fabrics both to other product lines of the Zegna segment or to the Thom Browne segment, and to third party customers. Through the Strategic

Alliances product line, Zegna is engaged in the manufacturing and distribution or the supply of menswear to other fashion brands.

Key Factors Affecting Zegna’s Financial Condition and Results of Operations

Zegna’s financial condition and results of operations are affected by a number of factors, including those that are outside of its control.

Impact of the COVID-19 pandemic

Zegna’s operations have been, and continue to be, affected by the recent and ongoing outbreak of COVID-19. The global spread of COVID-19 has led to governments around the world mandating, to various degrees and at various times, restrictive measures to contain the pandemic, including quarantine, social distancing, “shelter in place” or similar orders, travel restrictions and suspension of non-essential business activities. The COVID-19 pandemic has caused significant disruption to the global economy, consumer spending and behavior, tourism, supply chains and financial markets, leading to a global economic slowdown and a severe recession in several of the markets in which Zegna operates, which may persist even after restrictions are lifted.

From mid-March 2020, Zegna temporarily suspended production at all of its manufacturing and logistics facilities in Italy, Switzerland, Turkey and Spain. The COVID-19 crisis has resulted in disruptions in the Zegna Group’s manufacturing operations and supply chain, and the temporary closure of Zegna’s DOSs as well as the stores of its distribution partners in many places around the world pursuant to local emergency regulations in 2020 and 2021, with a material adverse effect on Zegna’s revenues and results from operations.

The COVID-19 pandemic resulted in a significant decline in the demand for Zegna’s products in 2020, including the Textile product line, whose customers, which are mainly businesses operating in the fashion apparel industry, reduced orders. Despite the negative impacts of the COVID-19 pandemic on Zegna’s operations and the demand for Zegna’s products, the remote selling and retail e-commerce platforms continued to operate and Zegna has implemented solutions to allow online purchases by wholesale customers. Zegna’s business has experienced a steady recovery from the effects of the COVID-19 pandemic in the first six months of 2021, although certain restrictions remain in certain markets where Zegna operates.

During the period in which Zegna’s manufacturing facilities were closed, Zegna also purchased raw materials and finished goods from suppliers pursuant to commitments entered into prior to the onset of the COVID-19 pandemic when demand was higher, which had an adverse impact on results in 2020. During 2020, Zegna took several actions to reduce cash outflows and secure its liquidity and financial position, including (i) the temporary suspension of several capital expenditure programs (including for store renewals), (ii) delaying non-essential spending, and (iii) the sale of certain financial assets that were held as investments. Zegna also took measures to reduce costs and preserve profitability, including (i) the renegotiation of rent payable under lease agreements, (ii) temporary lay-offs as permitted by local emergency legislation, (iii) accessing government support measures, (iv) salary and bonus cuts to directors and senior managers, and (v) significant reductions to marketing, travel and other expenses.

The COVID-19 pandemic continues to impact the global economy. Although the first half of 2021 has been characterized by steady recovery for Zegna’s business, the extent to which COVID-19 will in the future impact its business, financial position, results of operations and cash flows remains highly uncertain and cannot be accurately predicted at this time. See also “Risk Factors—We are subject to risks related to the COVID-19 pandemic or similar public health crises that may materially and adversely affect our business”.

Fluctuations in exchange rates

A large portion of Zegna’s operations is in international markets outside the Eurozone, where Zegna records revenues and expenses in various currencies other than Euro, mainly the Chinese Renminbi and the

U.S. Dollar, as well as other currencies. While Zegna’s revenues are denominated mainly in the local currencies of the respective markets (a share of revenues were generated in currencies other than the Euro corresponding to 67% for the six months ended June 30, 2021, 66% in 2020, 66% in 2019 and 67% in 2018), a significant portion of its costs are denominated in Euro, mainly related to production and to its corporate headquarters and related functions. As a result, Zegna is affected by fluctuations in foreign currency exchange rates through (i) the translation into Euro upon consolidation of foreign currency financial statements of its subsidiaries with functional currencies other than Euro (translation impact), and (ii) transactions by Zegna entities in currencies other than their own functional currencies (transaction impact). In general, an appreciation of the Chinese Renminbi, U.S. Dollar or the other currencies in which Zegna operates against the Euro would positively impact Zegna’s revenues and results of operations, while a depreciation in those other currencies would have a corresponding negative impact.

Zegna seeks to mitigate the effects of its currency exposure by entering into derivative contracts (generally forward contracts for the sale of foreign currencies) in order to either fix exchange rates in advance, or to determine a predefined range of exchange rates at a future date. For Zegna branded products and for Textile products, Zegna initially defines sales prices in Euro, then sets the corresponding prices in other currencies by applying exchange rates selected by management based on reasonable expectations and assumptions. Forward sales contracts are made when the seasonal price lists in a given currency are set in order to mitigate the impact of any divergence between actual exchange rates and the expected exchange rates used by management, based on estimated revenues and setting the planned date of payment by customers as the date when the hedge contract matures. Additional hedging transactions may be entered into during the relevant season depending on actual developments in exchange rates. While Zegna has historically taken the foregoing measures with respect to the Zegna segment, it is implementing similar policies also in the Thom Browne segment, which has recently become more exposed to currency impact as it expands into international markets. For additional information on Zegna’s policies to manage its foreign currency exposure see “—Qualitative and Quantitative Information on Financial Risks”.

The following table sets forth Zegna’s revenues by currency of origin for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018.

	For the six months ended June 30,		Years ended December 31,
(Euro thousands)	2021	2020	2020	2019	2018
Euro	198,884	140,236	344,288	447,231	388,141
Chinese Renminbi	244,566	135,022	375,359	342,962	299,551
U.S. Dollar	67,279	52,674	114,065	206,536	184,519
Japanese Yen	21,509	22,212	48,605	73,490	54,779
Pound Sterling	10,515	10,799	28,826	50,551	45,206
Hong Kong Dollar	20,623	10,392	27,182	72,472	82,168
United Arab Emirates Dirham	13,062	5,143	13,614	18,180	17,631
South Korean Won	246	6,442	13,544	17,889	17,245
Other currencies	26,656	19,466	49,252	92,016	93,323

Total	603,340	402,386	1,014,733	1,321,327	1,182,563

The table below shows the exchange rates of the main foreign currencies used to prepare the Zegna Interim Condensed Consolidated Financial Statements and the Zegna Annual Consolidated Financial Statements compared to the Euro.

	2021		2020				2019		2018
	Average for the six months ended June 30	At June 30	Average for the six months ended June 30	At June 30	At December 31	Average for the year ended December 31	At December 31	Average for the year ended December 31	At December 31	Average for the year ended December 31
U.S. Dollar	1.205	1.188	1.102	1.120	1.227	1.142	1.123	1.119	1.145	1.181
Swiss Franc	1.095	1.098	1.064	1.065	1.080	1.07	1.085	1.113	1.127	1.155
Chinese Renminbi	7.795	7.674	7.750	7.922	8.023	7.874	7.821	7.735	7.875	7.808
Pound Sterling	0.868	0.858	0.875	0.912	0.899	0.890	0.851	0.878	0.895	0.885
Hong Kong Dollar	9.353	9.229	8.552	8.679	9.514	8.857	8.747	8.772	8.968	9.258
Singapore Dollar	1.606	1.598	1.541	1.565	1.622	1.574	1.511	1.527	1.559	1.593
United Arab Emirates Dirham	4.426	4.364	4.047	4.113	4.507	4.194	4.126	4.111	4.205	4.338
South Korean Won	1,347.000	1,341.000	1,329.000	1,346.000	1,336.000	1,345.487	1,296.280	1,305.214	1,277.930	1,299.117
Japanese Yen	129.870	131.430	119.260	120.660	126.490	121.832	121.940	122.021	125.850	130.399

General economic conditions and international tourism

Purchases of Zegna’s products tend to be discretionary and therefore sales may be highly volatile, particularly during periods of economic slowdown and are influenced by, among other factors, general economic conditions, consumer confidence and disposable consumer income as well as levels of international travel and tourism. A substantial amount of Zegna’s sales is generated by customers who purchase products while travelling. In times of economic growth, consumers tend to have more disposable income and travel more frequently, which may increase demand for Zegna’s products. Conversely, when economic growth is stagnant or negative, consumers may delay or avoid discretionary spending, which may result in reduced demand for Zegna’s products.

In addition to adverse economic conditions, global political developments, social and geopolitical sources of unrest, natural disasters, travel restrictions imposed by governments (such as those relating to the COVID-19 pandemic) and other events may also result in a shift in travel patterns or a decline in travel volumes, which have had in the past, and may have in the future, an adverse effect on Zegna’s business, financial position, results of operations and cash flows. For example, the political unrest in Hong Kong that started in 2019 has impacted, and is expected to continue to impact, Zegna’s business.

Fluctuations in the price of raw materials

Zegna’s costs for raw materials are significantly impacted by fluctuations in the price of certain raw materials, including merino wool, cotton, cashmere, silk and rare raw materials such as vicuña. Price fluctuations in these raw materials may be driven by several factors, including both natural elements (e.g., weather conditions and diseases of livestock) and trade restrictions, tariffs and similar government measures which may limit or make more expensive the import or export of these raw materials.

The table below sets forth Zegna’s cost of raw materials and consumables for the six months ended June 30, 2021 and 2020.

	For the six months ended June 30,				(Increase)/ Decrease
(Euro thousands, except percentages)	2021	As a % of Revenues	2020	As a % of Revenues	2021 vs 2020%
Raw materials	(60,922)	(10.1)%	(68,524)	(17.0)%	7,602	11.1%
Finished goods	(89,775)	(14.9)%	(49,083)	(12.2)%	(40,692)	(82.9)%
Consumables	(5,555)	(0.9)%	(4,801)	(1.2)%	(754)	(15.7)%
Change in raw materials, consumables and finished goods	(2,645)	(0.4)%	17,998	4.5%	(20,643)	(114.7)%
Other	(2,401)	(0.4)%	380	0.1%	(2,781)	(731.8)%

Total cost of raw materials and consumables	(161,298)	(26.7)%	(104,030)	(25.9)%	(57,268)	(55.0)%

The table below sets forth Zegna’s cost of raw materials and consumables for the years ended December 31, 2020, 2019 and 2018.

	For the years ended December 31,						(Increase)/ Decrease
(Euro thousands, except percentages)	2020	As a % of Revenues	2019	As a % of Revenues	2018	As a % of Revenues	2020 vs 2019%		2019 vs 2018%
Raw materials	(108,130)	(10.7%)	(139,965)	(10.6%)	(137,527)	(11.6%)	31,835	22.7%	(2,438)	(1.8%)
Finished goods	(130,006)	(12.8%)	(141,512)	(10.7%)	(58,383)	(4.9%)	11,506	8.1%	(83,129)	(142.4%)
Consumables	(10,909)	(1.1%)	(14,067)	(1.1%)	(14,989)	(1.3%)	3,158	22.4%	922	6.2%
Change in raw materials, consumables and finished goods	131	<0.1%	(9,991)	(0.8%)	3,016	0.3%	10,122	101.3%	(13,007)	(431.3%)
Other	(1,655)	(0.2%)	(4,266)	(0.3%)	(1,239)	(0.1%)	2,611	61.2%	(3,027)	(244.3%)

Total cost of raw materials and consumables	(250,569)	(24.7%)	(309,801)	(23.4%)	(209,122)	(17.7%)	59,232	19.1%	(100,679)	(48.1%)

The price of wool has been subject to significant fluctuations in recent years. For example, the average price of Australian merino wool more than doubled from 2016 to 2018, declined dramatically in the 2019-2020 period and has increased again thus far in 2021. Zegna’s management expects the price of wool to remain volatile and the availability of high-quality wool to continue to swing in the future. Zegna seeks to mitigate the risk of increases in the price of wool through a procurement policy that tends to spread purchases of wool over time and in advance of actual requirements in order to average out the purchasing costs. Nevertheless, Zegna remains exposed to fluctuations in the price of wool and other raw materials.

Seasonality

The luxury apparel market in which Zegna operates is subject to seasonal fluctuations in sales. Zegna’s sales are usually higher in the months of the year in which wholesale customers concentrate their purchases. For example, deliveries of seasonal goods to wholesale customers tend to concentrate from November to February for the Spring/Summer collection and from June to September for the Fall/Winter collection. With regards to retail sales at Zegna’s DOSs, sales tend to be higher in the last quarter of the year, driven by the holiday shopping season and in January and February, in correspondence of the Chinese New Year celebrations. However, several events may affect retail sales, including adverse weather conditions or other macroeconomic and external events (including the COVID-19 pandemic).

Operating costs, in contrast, do not generally experience significant seasonal fluctuations, except for certain increases in the months of November and December due to the variable costs associated with sales commissions and leases.

As a result of the foregoing, the financial results for interim periods may not be indicative of results for the entire fiscal year. Zegna expects such seasonal trends to continue.

Disposition of certain businesses

On November 1, 2021, Zegna completed the disposition of certain of its businesses, through the statutory demerger under Italian law to a new company owned by its existing shareholders of (i) its real estate business, consisting of Zegna’s former subsidiary E.Z. Real Estate S.r.l. (“EZ Real Estate”), which directly and indirectly holds substantially all of the real estate assets formerly owned by the Zegna group, as well as certain properties previously owned by Lanificio Ermenegildo Zegna e Figli S.p.A. (“Lanificio”), including part of Lanificio’s industrial building located in Valdilana and Lanificio’s hydroelectric plants, and (ii) its 10% equity interest in Elah Dufour S.p.A. ((i) and (ii) are collectively referred to as the “Demerger”). On January 14, 2021, Zegna sold 70% of its equity stake in Agnona S.r.l. to a related party and as a result Agnona was deconsolidated from the start of the year. On September 7, 2021 Zegna completed the disposition of an additional 10% of Agnona, and divested the remaining 20% on October 28, 2021 (the “Agnona Sale” and, together with the Demerger, the “Disposition”, and the perimeter businesses being divested, collectively, the “Disposed Businesses”).

The Disposition is not reflected in the Zegna Annual Consolidated Financial Statements or the Zegna Interim Condensed Consolidated Financial Statements. Zegna’s consolidated revenues for the years 2020, 2019 and 2018 were €1,014,733 thousand, €1,321,327 thousand and €1,182,563 thousand, respectively, of which €9,805 thousand, €15,545 thousand and €10,031 thousand, respectively, related to the Disposed Businesses, mainly the Agnona business for which Zegna sold 70% in January 2021 as described above. The majority of the real estate properties directly or indirectly owned by EZ Real Estate are, and will continue to be, leased to Zegna. Such real estate assets leased to Zegna include buildings hosting the main manufacturing plants and offices of the Zegna Group in Italy (including Zegna’s headquarter offices in Milan, the manufacturing facilities in Parma, San Pietro Mosezzo and Oleggio, as well as part of the building located in Valdilana partly occupied by Zegna) and Switzerland (including the offices in Stabio and the manufacturing plant in Mendrisio) as well as certain Zegna stores in Sandigliano and Oleggio (Italy) and London (United Kingdom). Following the Disposition, Zegna will continue to pay rent to EZ Real Estate or its relevant subsidiaries under the relevant lease agreements. With respect to Lanificio’s real estate assets that form part of the Disposition, appropriate arrangements have been put in place to ensure the continued use by Zegna of such properties at market terms. For additional information on the, effective as of November 1, 2021, Disposed Businesses please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.

The Disposed Businesses also include Oasi Zegna, a freely accessible natural reserve in Piemonte established by Zegna in 1993 with the goal of fostering a positive relationship with the local territory and the community by creating a lasting environment for the public to enjoy. Following the Disposition and to strengthen the mutually beneficial and inspiring relationship between Zegna and Oasi Zegna, Zegna has entered into an arrangement whereby Oasi Zegna will provide licensing, marketing and other sustainability-related services.

The Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this prospectus reflects, among other things, the impact of the Disposition on Zegna’s statement of profit and loss and statement of financial position as if the Disposition had occurred as of the dates and for the periods presented therein. In future periods, the Disposition will have a significant impact on Zegna’s results of operations and consolidated statement of financial position, which may differ, including significantly, from the Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this prospectus.

Public company costs

Following the completion of the Business Combination, Zegna expects to incur additional costs associated with operating as a public company. These costs are expected to include additional personnel and costs for legal, consulting, regulatory, insurance, accounting, investor relations and other functions that Zegna did not incur as a private company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC and national securities exchanges, requires public companies to implement specified corporate governance practices that were formerly not applicable to Zegna as a private company. These additional rules and regulations are expected to increase Zegna’s legal, regulatory and financial compliance costs and will make some activities more time-consuming and costly.

Fluctuations in tax obligations and changes in tax laws, estimates, treaties and regulations

Zegna is subject to taxation in Italy, the USA and China, as well as various other jurisdictions, with the applicable tax rates varying by jurisdiction. As a result, Zegna’s overall effective tax rate is affected by the proportion of earnings from the various tax jurisdictions and by the ability to generate sufficient and suitable future taxable profits from which the reversal of any deferred tax assets can be deducted. Zegna recognizes tax expenses in multiple tax jurisdictions based on i) the estimates of taxable income, ii) the required reserves for uncertain tax positions, iii) deductible temporary differences, tax loss carry-forwards and tax credits to the extent that their future offset is probable, iv) withholding taxes on unremitted earnings, and v) on the way in which Zegna intends to recover or settle the carrying amount of deferred tax assets and liabilities. At any time, there are multiple tax years that are subject to examinations by various tax authorities.

Additionally, Zegna is subject to duties applicable to the importation of our products in various countries in which we operate, which may impact the cost of such products. In addition, countries to which we ship our products may impose safeguard quotas to limit the quantity of products that may be imported. We rely on free trade agreements and other supply chain initiatives in order to maximize efficiencies relating to the importation of our products.

Factors Affecting the Comparability of Zegna’s Results of Operations

Amendments to IFRS 16 (Leases)—COVID-19 Rent Concessions

In May 2020, the IASB issued an amendment to IFRS 16 - Leases (“IFRS 16”) exempting lessees from determining whether COVID-19-related rent concessions are lease modifications, thereby providing a practical expedient to immediately recognize the entire economic benefit of such rental discounts in the statement of profit and loss. The amendment was effective for annual reporting periods beginning on or after June 1, 2020 and earlier application was permitted for financial years starting from January 1, 2020. Zegna adopted the amendment effective January 1, 2020 and elected not to treat COVID-19 related rent concessions as lease modifications. Rent concessions of €6,003 thousand and €24,931 thousand were recognized in the consolidated statement of profit and loss for the six months ended June 30, 2021 and for year ended December 31, 2020, respectively, and Zegna has been seeking further rent concessions as it continues to monitor the impact of COVID-19.

Acquisitions

On June 4, 2021, Zegna acquired a 60% equity interest in Tessitura Ubertino, a company specialized in the textile business, to further strengthen Zegna’s verticalization strategy, for cash consideration of approximately €7,050 thousand, including €1,200 thousand earn-out payment payable 50% in 2021 and 50% in 2022 subject to Tessitura Ubertino achieving certain predetermined operating performance targets. Tessitura Ubertino was consolidated in Zegna’s consolidated financial statements starting on June 4, 2021.

On July 19, 2019, Zegna acquired a 65% equity interest in Gruppo Dondi S.p.A. (“Dondi”), a company specialized in the manufacturing of high-end jersey, to further strengthen Zegna’s verticalization strategy, for cash consideration of approximately €18,075 thousand (including certain earn-out payments). Dondi was consolidated in Zegna’s consolidated financial statements starting from September 1, 2019.

On November 28, 2018, Zegna acquired an 85% equity interest of Thom Browne, Inc. The aggregate purchase price paid was equal to approximately €343,686 thousand, including post-closing adjustments. Thom Browne, Inc. was consolidated in Zegna’s consolidated financial statements starting from December 1, 2018. In the context of such sale, Zegna and Mr. Thom Browne had entered into a put option agreement whereby Mr. Thom Browne would have the right to sell up to his entire remaining 15% interest in Thom Browne, Inc. to Zegna at certain predetermined terms and conditions. At December 31, 2020, the liability relating to such option was equal to €169,055 thousand. As discussed, under “Certain Relationships and Related Party Transactions”, in connection with an amendment of such put option agreement, on June 1, 2021 Zegna purchased an additional 5% of Thom Browne, following which Zegna owns 90% of the Thom Browne group. Under the amended put option agreement between Zegna and Mr. Thom Browne, Mr. Thom Browne has the right, but not the obligation, to sell to Zegna up to the remaining 10% interest in the company held by Mr. Thom Browne over the period between 2024 and 2030 (subject to potential deferral until 2032 in case certain performance targets are not met) at a purchase price to be calculated based on a multiple of certain performance indicators of the Thom Browne group in the fiscal year most recently ended prior to the relevant sale.

In the first half of 2018, Zegna acquired a 51% equity interest in Cappellificio Cervo S.r.l. (previously named Zeca S.r.l) for an aggregate purchase price of approximately €667 thousand. Cappellificio Cervo S.r.l. was consolidated in Zegna’s consolidated financial statements starting from January 2018.

For further information relating to acquisitions made by Zegna subsequent to June 30, 2021 please refer to the section “—Recent Developments”.

Financial Information

Overview of Segmental Reporting

Zegna has two operating segments which are described as follows:

•

Zegna segment—Includes all of Zegna’s activities except for those relating to the Thom Browne brand. The Zegna segment includes in particular the following product lines: the Zegna Branded Products, the Textile and the Strategic Alliances product lines;

•	Thom Browne segment—Includes all activities related to the Thom Browne brand.

Transactions between the segments primarily relate to sales of finished goods and costs for services.

Restatement of previously reported financial statements

The financial information contained in this discussion of Zegna’s financial condition and results of operations is derived from the Zegna Interim Condensed Consolidated Financial Statements, which have been prepared in accordance with IAS 34—Interim Financial Reporting (“IAS 34”), and the Annual Consolidated Financial Statements, which have been prepared in accordance with IFRS. The Zegna Annual Consolidated Financial Statements include restatements with respect to classification and adjustments of certain items within the consolidated statements of profit and loss, consolidated statements of financial position and consolidated statements of cash flow. Refer to Note 43 of the Zegna Annual Consolidated Financial Statements for details on the nature and impact of the restatements.

Results of Operations

Six months ended June 30, 2021 compared with six months ended June 30, 2020

The following is a discussion of Zegna’s results of operations for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.

	For the six months ended June 30,
(Euro thousands)	2021	Percentage of revenues	2020	Percentage of revenues
Revenues	603,340	100.0%	402,386	100.0%
Other income	5,367	0.9%	5,177	1.3%
Cost of raw materials and consumables	(161,298)	(26.7)%	(104,030)	(25.9)%
Purchased, outsourced and other costs	(138,019)	(22.9)%	(117,622)	(29.2)%
Personnel costs	(160,201)	(26.6)%	(139,771)	(34.7)%
Depreciation, amortization and impairment of assets	(78,605)	(13.0)%	(89,043)	(22.1)%
(Write downs)/Reversal of write downs and other provisions	(3,174)	(0.5)%	1,812	0.5%
Other operating costs	(15,664)	(2.6)%	(20,140)	(5.0)%
Operating Profit/(Loss)	51,746	8.6%	(61,231)	(15.2)%
Financial income	32,531	5.4%	13,388	3.3%
Financial expenses	(16,685)	(2.8)%	(24,105)	(6.0)%
Exchange losses	(2,728)	(0.5)%	(3,190)	(0.8)%
Result from investments accounted for using the equity method	(346)	(0.1)%	(3,286)	(0.8)%
Impairments of investments accounted for using the equity method	—	0.0%	(3,681)	(0.9)%
Profit/(Loss) before taxes	64,518	10.7%	(82,105)	(20.4)%
Income taxes	(32,284)	(5.4)%	(5,650)	(1.4)%
Profit/(Loss) for the period	32,234	5.3%	(87,755)	(21.8)%

Revenues

Zegna generates revenues primarily from the sale of its products (net of returns and discounts), as well as from fees for services provided, royalties received from third parties and licensees, and rental income from the lease and sublease of property owned or leased by Zegna.

The following table sets forth a breakdown of revenues by product line for the six months ended June 30, 2021 and 2020.

	For six months ended June 30,		Increase/(Decrease)
(Euro thousands)	2021	2020	2021 vs 2020%
Zegna branded products	376,182	250,705	125,477	50.0%
Thom Browne	142,219	62,986	79,233	125.8%
Textile	44,478	44,854	(376)	(0.8)%
Strategic alliances	32,901	34,546	(1,645)	(4.8)%
Agnona	323	3,584	(3,261)	(91.0)%
Other	7,237	5,711	1,526	26.7%

Total	603,340	402,386	200,954	49.9%

The following table sets forth a breakdown of revenues by sales channel for the six months ended June 30, 2021 and 2020.

	For six months ended June 30,		Increase/(Decrease)
(Euro thousands)	2021	2020	2021 vs 2020%
Direct to Consumer (DTC)	378,548	237,108	141,440	59.7%
Wholesale Zegna Branded Products and Thom Browne	139,853	76,583	63,270	82.6%
Wholesale Strategic Alliances and Textile	77,379	79,400	(2,021)	(2.5)%
Wholesale Agnona	323	3,584	(3,261)	(91.0)%
Total Wholesale	217,555	159,567	57,988	36.3%
Other	7,237	5,711	1,526	26.7%

Total revenues	603,340	402,386	200,954	49.9%

The following table sets forth a breakdown of revenues by geographical area for the six months ended June 30, 2021 and 2020.

	For six months ended June 30,		Increase/ (Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
EMEA(1)	182,531	132,368	50,163	37.9%
of which Italy	84,682	51,272	33,410	65.2%
of which UK	14,295	14,662	(367)	(2.5)%
North America(2)	70,701	55,742	14,959	26.8%
of which United States	65,074	50,483	14,591	28.9%
Latin America(3)	7,118	3,598	3,520	97.8%
APAC(4)	340,875	208,891	131,984	63.2%
of which Greater China Region	288,571	159,357	129,214	81.1%
of which Japan	24,501	26,950	(2,449)	(9.1)%
Other(5)	2,115	1,787	328	18.4%

Total	603,340	402,386	200,954	49.9%

(1)

EMEA includes EU countries, the United Kingdom, Switzerland, the countries of the Balkan Peninsula, Eastern Europe countries and Scandinavian countries not belonging to the EU, Russia, former Soviet Republics, Turkey, Middle Eastern countries and Africa.

(2)	North America includes the United States of America and Canada.
(3)	Latin America includes Mexico, Brazil and other Central and South American countries.
(4)	APAC includes the Greater China Region, Japan, South Korea, Thailand, Malaysia, Vietnam, Indonesia, Philippines, Australia, New Zealand, India and other Southeast Asian countries.
(5)	Other revenues mainly include royalties and certain sales of old season products.

Revenues for the six months ended June 30, 2021 amounted to €603,340 thousand, an increase of €200,954 thousand or 49.9%, compared to €402,386 thousand for the six months ended June 30, 2020.

By product line, the increase in revenues was mainly related to (i) an increase of €125,477 thousand (or 50.0%) in Zegna branded products and (ii) an increase of €79,233 thousand (or 125.8%) in Thom Browne. The increase in Zegna branded products was primarily attributable to higher volumes in 2021 as 2020 was severely impacted by temporary store closures related to COVID-19 restrictions, as well as an increase in sales driven by luxury leisurewear and leather accessories. The increase in Thom Browne also reflects the effects of the COVID-19 pandemic, as well as growth in the DTC channel driven by the opening of seven new stores in 2021 (of which six are in the APAC region and one in EMEA), the benefit of a partial shift of the Spring Summer 2021

Pre-Collection deliveries from the fourth quarter of 2020 to the first quarter of 2021, an increase in sales both of menswear and womenswear and the introduction of the kidswear line.

By sales channel, the increase in revenues was mainly related to (i) an increase of €141,440 thousand (or 59.7%) in the DTC channel and (ii) an increase of €63,270 thousand (or 82.6%) in the Wholesale Zegna Branded Products and Thom Browne channel. The increase in the DTC channel was mainly attributable to the temporary closure of our stores in 2020 as a result of COVID-19 restrictions, as well as to the effects of seven new Thom Browne store openings in 2021 as mentioned above. The increase in the Wholesale Zegna Branded Products and Thom Browne channel also reflects the effects of the COVID-19 pandemic, as well as organic growth of Thom Browne in EMEA and the benefit of a partial shift of the Spring Summer 2021 Pre-Collection deliveries from the fourth quarter of 2020 to the first quarter of 2021.

By geographical area, the increase in revenues was mainly related to (i) an increase of €131,984 thousand in APAC mainly due to higher local consumption in the Greater China Region driven by restrictions on international travel, as well as the opening of six new Thom Browne stores in 2021, (ii) an increase of €50,163 thousand in EMEA mainly due to Thom Browne expansion in the Wholesale channel and the recovery in DTC sales compared to 2020, especially in the UAE, and (iii) an increase of €14,959 thousand in North America thanks to the partial recovery of the DTC channel following COVID-19 restrictions.

For further details on revenues with respect to each of Zegna’s two segments for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, see “—Results by Segment” below.

Cost of raw materials and consumables

Cost of raw materials and consumables consist primarily of the cost for materials and components used to manufacture Zegna’s products, such as wool, silk, leather and other fabrics, as well as the costs incurred for semi-finished products, finished goods and consumables. Cost of raw materials and consumables also includes write downs of raw materials and finished product inventory.

The following table sets forth the cost of raw materials and consumables for the six months ended June 30, 2021 and 2020.

	For six months ended June 30,		(Increase)/ Decrease
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Cost of raw materials and consumables	(161,298)	(104,030)	(57,268)	(55.0)%
Cost of raw materials and consumables as a % of revenue	(26.7)%	(25.9)%

Cost of raw materials and consumables for the six months ended June 30, 2021 amounted to €161,298 thousand, an increase of €57,268 thousand or 55.0%, compared to €104,030 thousand for the six months ended June 30, 2020.

The increase in cost of raw materials and consumables was primarily attributable to (i) higher purchases volumes of raw materials, goods and consumables, driven by the increase in revenues in both Zegna branded products and Thom Browne as described above.

Cost of raw materials and consumables as a percentage of revenues increased from 25.9% for six months ended June 30, 2020 to 26.7% for six months ended June 30, 2021, mainly due to a change in mix of production inputs.

Purchased, outsourced and other costs

Purchased, outsourced and other costs consist of freight, insurance and selling expenses, and the service costs for outsourced manufacturing from third parties on commissions, administrative fees (including legal and notary fees), fees payable to Group Companies’ corporate bodies, advertising and marketing expenses (which include communication and marketing costs, and expenses for advertising, media and events), other services and variable rents (which are not dependent on an index or rate), utilities, and maintenance expenses.

The following table sets forth the purchased, outsourced and other costs for the six months ended June 30, 2021 and 2020:

	For six months ended June 30,		(Increase)/ Decrease
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Purchased, outsourced and other costs	(138,019)	(117,622)	(20,397)	(17.3)%
Purchased, outsourced and other costs as % of Revenues	(22.9)%	(29.2)%

Purchased, outsourced and other costs for the six months ended June 30, 2021 amounted to €138,019 thousand, an increase of €20,397 thousand or 17.3%, compared to €117,622 thousand for the six months ended June 30, 2020.

The increase in purchased, outsourced and other costs was primarily attributable to (i) an increase in lease expenses of €17,590 thousand, including a decrease of €9,871 thousand in rent concessions received as a result of the COVID-19 pandemic (rent concessions amounted to €6,003 thousand for the six months ended June 30, 2021 compared to €15,874 thousand for the six months ended June 30, 2020) as well as an increase of €8,478 thousand of variable lease payments driven by the increase in DTC sales, (ii) an increase of €3,638 thousand in freight, insurance and selling expenses, and (iii) an increase of €2,467 thousand of advertising and marketing expenses mainly due to actions taken by Zegna in 2020 to reduce costs as a result of the COVID-19 pandemic, partially offset by (iv) a decrease in costs for the outsourcing of production of €3,589 thousand.

Purchased, outsourced and other costs as a percentage of revenues decreased from 29.2% for six months ended June 30, 2020 to 22.9% for six months ended June 30, 2021, driven by the 49.9% increase in revenues compared to an increase of 17.3% in purchased, outsourced and other costs as described above.

Personnel costs

Personnel costs include expenses related to wages and salaries for Zegna’s employees, social and pension contributions, severance indemnities, uniforms, benefits and other payroll expenses.

The following table sets forth personnel costs for the six months ended June 30, 2021 and 2020:

	For six months ended June 30,		(Increase)/ Decrease
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Personnel costs	(160,201)	(139,771)	(20,430)	(14.6)%
Personnel costs as % of revenues	(26.6)%	(34.7)%

Personnel costs for the six months ended June 30, 2021 amounted to €160,201 thousand, an increase of €20,430 thousand or 14.6%, compared to €139,771 thousand for the six months ended June 30, 2020.

The increase in personnel costs was primarily attributable to (i) an increase in wages and salaries due to actions taken in 2020 in response to COVID-19 which were not entirely replicated in 2021, (ii) an increase in severance indemnities mostly related to the reduction of capacity at a plant in Spain, and (iii) an increase in expenses for uniforms.

Personnel costs as a percentage of revenues decreased from 34.7% for six months ended June 30, 2020 to 26.6% for six months ended June 30, 2021, driven by the 49.9% increase in revenues compared to an increase of 14.6% in personnel costs as described above.

Depreciation, amortization and impairment of assets

Depreciation, amortization and impairment of assets consist of depreciation and amortization expenses related to property, plant and equipment, investment property, right-of-use assets and intangible assets (therefore excluding goodwill and brands). These costs are depreciated or amortized over their useful life. Impairment of assets includes impairments of right-of-use assets, property, plant and equipment and intangible assets. Following the Disposition (as defined in “—Key Factors Affecting Zegna’s Financial Condition and Results of Operations” above), certain assets previously owned by Zegna will be leased from third parties, resulting in a decrease of depreciation of property, plant and equipment that is expected to be substantially offset by an increase in amortization of right-of-use assets. For additional information on the Disposition please see the sections entitled “—Key Factors Affecting Zegna’s Financial Condition and Results of Operations—Disposition of certain businesses” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.

The following table sets forth a breakdown of depreciation, amortization and impairment of assets for the six months ended June 30, 2021 and 2020:

	For six months ended June 30,		(Increase)/ Decrease
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Depreciation and amortization	(74,344)	(84,846)	10,502	12.4%
Impairment of assets	(4,261)	(4,197)	(64)	(1.5)%
Depreciation, amortization and impairment of assets	(78,605)	(89,043)	10,438	11.7%
Depreciation and amortization as % of Revenues	(12.3)%	(21.1)%
Impairment of assets as % of Revenues	(0.7)%	(1.0)%
Depreciation, amortization and impairment of assets as % of Revenues	(13.0)%	(22.1)%

Depreciation, amortization and impairment of assets for six months ended June 30, 2021 amounted to €78,605 thousand, a decrease of €10,438 thousand or 11.7%, compared to €89,043 thousand for the six months ended June 30, 2020.

The decrease in depreciation, amortization and impairment of assets was primarily attributable to (i) a decrease of €5,521 thousand in amortization of right-of-use assets related to certain lease agreements renegotiated from fixed to variable payments in Greater China as well as to certain stores located in Italy and Japan that were fully impaired in the second half of 2020, (ii) a decrease of €3,891 thousand in depreciation of property, plant and equipment and investment property driven by the reclassification to held for sale of the assets subject to the Disposition as well as the effects of lower investments in 2020 as a measure to preserve liquidity following the COVID-19 outbreak, and (iii) a decrease of €1,090 thousand in amortization of intangible assets.

Impairments of assets in both periods primarily relate to leased stores in Hong Kong that are part of the Zegna segment.

Depreciation, amortization and impairment of assets as a percentage of revenues decreased from 22.1% for six months ended June 30, 2020 to 13.0%, driven by the 49.9% increase in revenues compared to an increase of 11.7% in depreciation, amortization and impairment of assets as described above.

Write downs and other provisions

Costs for write downs and other provisions mainly include the bad-debt provision on current receivables, impairment of held for sale assets, and accruals for legal expenses. They also include the alignment to the fair value of assets and liabilities held for sale.

The following table sets forth write downs and other provisions for the six months ended June 30, 2021 and 2020:

	For six months ended June 30,		(Increase)/ Decrease
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Write downs and other provisions	(3,174)	1,812	(4,986)	n.m.	(*)
Write downs and other provisions as % of revenue	(0.5)%	0.5%

(*)	Throughout this section “n.m.” means not meaningful.

Write downs and other provisions for the six months ended June 30, 2021 amounted to €3,174 thousand, a change of €4,986 thousand compared to positive €1,812 thousand for the six months ended June 30, 2020.

The change in write downs and other provisions was primarily attributable to a provision for €4,020 thousand related to losses incurred by Agnona subsequent to the Group’s sale of a majority stake in Agnona in January 2021, for which the Group is required to compensate the company in accordance with the terms of the related sale agreement.

Other operating costs

Other operating costs include indirect taxes, gifts and donations, bank fees, travel expenses, stationary and similar materials, losses and gains on disposals of assets, penalties and other expenses.

The following table sets forth operating costs for the six months ended June 30, 2021 and 2020:

	For six months ended June 30,		(Increase)/ Decrease
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Operating costs	(15,664)	(20,140)	4,476	22.2%
Operating costs as % of revenue	(2.6)%	(5.0)%

Other operating costs for the six months ended June 30, 2021 amounted to €15,664 thousand, a decrease of €4,476 thousand or 22.2%, compared to €20,140 thousand for the six months ended June 30, 2020.

The decrease in other operating costs was primarily due to donations made in the first six months of 2020 amounting to €4,457 thousand to support the Civil Protection in Italy and other initiatives related to the COVID-19 pandemic.

Financial income and financial expenses

Financial income and financial expenses primarily include the effects of fair value changes on put options owned by non-controlling interests in Zegna’s investments in the Thom Browne Group, the Gruppo Dondi S.p.A. and Lanificio Ermenegildo e Figli S.p.A., and put options on cash-settled share-based payments, as well as income and expenses relating to Zegna’s financial assets, the costs of hedging and derivatives, and interest income and expenses on financial assets and liabilities.

The following tables set forth financial income and financial expenses for the six months ended June 30, 2021 and 2020:

	For six months ended June 30,		Increase/(Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Financial income	32,531	13,388	19,143	143.0%
Financial income as a % of revenues	5.4%	3.3%

	For six months ended June 30,		(Increase)/Decrease
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Financial expenses	(16,685)	(24,105)	7,420	30.8%
Financial expenses as % of revenues	(2.8)%	(6.0)%

Financial income for the six months ended June 30, 2021 amounted to €32,531 thousand, an increase of €19,143 thousand or 143.0%, compared to €13,388 thousand for the six months ended June 30, 2020. The increase in financial income was primarily attributable to (i) a gain of €20,675 thousand following the Group’s purchase of an additional 5% of Thom Browne in June 2021 and the derecognition of a portion of the liability for the written put option on non-controlling interests and (ii) an increase of €6,629 thousand from fixed-income securities held by the Group compared to 2020.

Financial expenses for the six months ended June 30, 2021 amounted to €16,685 thousand, a decrease of €7,420 thousand or 30.8%, compared to €24,105 thousand for the six months ended June 30, 2020. The decrease in financial expenses was primarily attributable to (i) a decrease of €7,850 thousand relating to fixed-income securities driven by a decline in fair value of certain financial assets in 2020 following the COVID-19 outbreak, (ii) a decrease in hedging costs of €2,684 thousand, and (iii) a decrease in interest and financial charges relating to lease liabilities of €1,119 thousand, partially offset by (iv) an increase of €3,522 thousand in the fair value of the put option relating to non-controlling interests of Lanificio Ermenegildo Zegna e Figli S.p.A.

Result and impairments of investments accounted for using the equity method

Result and impairments of investments accounted for using the equity method includes Zegna’s share of income and loss, as well as impairments, related to our investments recorded under the equity method of accounting.

The following tables set forth result and impairments of investments accounted for using the equity method for the six months ended June 30, 2021 and 2020:

	For six months ended June 30,		(Increase)/Decrease
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Result from investments accounted for using the equity method	(346)	(3,286)	2,940	89.5%
Impairments of investments accounted for using the equity method	—	(3,681)	3,681	n.m.
Result and impairments of investments accounted for using the equity method as % of Revenues	(0.1)%	(1.7)%

Result from investments accounted for using the equity method for the six months ended June 30, 2021 amounted to a loss of €346 thousand, a decrease of €2,940 thousand or 89.5%, compared to a loss of €3,286 thousand for the six months ended June 30,2020, and primarily relates to the Group’s investment in Tom Ford International LLC for both periods.

Impairments of investments accounted for using the equity method for the six months ended June 30, 2021 amounted to zero thousand compared to €3,681 thousand for the six months ended June 30, 2020. Impairments for the six months ended June 30, 2020 related to the Group’s investment in Tom Ford International LLC.

Income taxes

Income taxes include the current taxes on the results of Zegna’s operations and any changes in deferred income taxes.

The following table sets forth income taxes for the six months ended June 30, 2021 and 2020:

	For six months ended June 30,		(Increase)/Decrease
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Income taxes	(32,284)	(5,650)	(26,634)	n.m.
Income taxes as % of revenue	(5.4)%	(1.4)%

Income taxes for the six months ended June 30, 2021 amounted to €32,284 thousand compared to €5,650 thousand for the six months ended June 30, 2020.

The increase in income taxes was primarily attributable to the profit before taxes for the six months ended June 30, 2021 compared to a loss before taxes for the same period in 2020.

In order to facilitate the understanding of the Group’s effective tax rate, in addition to the total effective tax rate, we also present the effective tax rate net of the Italian Regional Income Tax (“IRAP”) considering IRAP is calculated on a different basis compared to the Italian corporate income tax (“IRES”). IRAP is calculated on a measure of income defined by the Italian Civil Code as the difference between operating revenues and costs, before financial income and expense, the cost of fixed term employees, credit losses and any interest included in lease payments. IRAP is calculated using financial information prepared under Italian accounting standards. The applicable IRAP rate was 5.57% for the parent company and 3.9% for the other Italian companies of the Group for each of the six months ended June 30, 2021 and 2020. Zegna’s IRES tax rate was 24% for the six months ended June 30, 2021 and 2020.

The effective tax rate net of IRAP was 48.9% for six months ended June 30, 2021 compared to -6.3% for six months ended June 30, 2020 (total effective tax rate of 50.0% and -6.9% for six months ended June 30, 2021 and 2020, respectively).

Results by Segment

The following tables set forth revenues and Adjusted EBIT by segment for the six months ended June 30, 2021 and 2020:

	Revenues
	For six months ended June 30,		Increase/ (Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Zegna segment	465,899	342,324	123,575	36.1%
Thom Browne segment	142,553	63,198	79,355	125.6%
Eliminations	(5,112)	(3,136)	1,976	63.0%

Total	603,340	402,386	200,954	49.9%

	Adjusted EBIT
	For six months ended June 30,		Increase/ (Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Zegna segment	38,984	(52,730)	91,714	173.9%
Thom Browne segment	27,829	749	27,080	n.m.

Total	66,813	(51,981)	118,794	n.m.

The following is a discussion of revenues and Adjusted EBIT for each segment for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.

Zegna Segment

The following table sets forth revenues and Adjusted EBIT for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.

	For six months ended June 30,		Increase/ (Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Revenues	465,899	342,324	123,575	36.1%
Adjusted EBIT	38,984	(52,730)	91,714	n.m.

Revenues

Revenues for the Zegna segment for the six months ended June 30, 2021 amounted to €465,899 thousand, an increase of €123,575 thousand or 36.1%, compared to €342,324 thousand for the six months ended June 30, 2020.

The increase in revenues for the Zegna segment was primarily attributable to higher volumes in 2021 as 2020 was severely impacted by temporary store closures related to COVID-19 restrictions, as well as an increase in sales driven by luxury leisurewear and leather accessories in Zegna branded products. Revenues in the DTC channel increased by €110,097 thousand, mainly in the UAE, the United States and Greater China markets. Revenues in the Wholesale channel increased by €10,098 thousand, with increases in all major geographical regions.

Adjusted EBIT

Adjusted EBIT for the Zegna segment for the six months ended June 30, 2021 amounted to €38,984 thousand compared to (€52,730) thousand for the six months ended June 30, 2020.

The change in Adjusted EBIT was primarily attributable to (i) higher revenues of 123,575 thousand driven by higher volumes in 2021 as 2020 was severely impacted by temporary store closures related to COVID-19 restrictions, as well as an increase in sales driven by luxury leisurewear and leather accessories in Zegna branded products and (ii) lower depreciation and amortization mainly due to the reclassification to held for sale of the assets subject to the Disposition as well as the effects of lower investments in 2020 as a measure to preserve liquidity following the COVID-19 outbreak, partially offset by (iii) an increase in costs related to volumes (the increase in costs was lower in proportion to the increase in revenues) and (iv) several measures taken in 2020 to reduce costs and not entirely replicated in 2021 such as the renegotiation of rent payable under lease agreements, temporary lay-offs as permitted by local emergency legislation, accessing government support measures, salary and bonus cuts to directors and senior managers, and significant reductions to marketing, travel and other expenses.

Thom Browne Segment

The following table sets forth revenues and Adjusted EBIT for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.

	For six months ended June 30,		Increase/ (Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020%
Revenues	142,553	63,198	79,355	125.6%
Adjusted EBIT	27,829	749	27,080	n.m.

Revenues

Revenues for the Thom Browne segment for the six months ended June 30, 2021 amounted to €142,553 thousand, an increase of €79,355 thousand or 125.6%, compared to €63,198 thousand for the six months ended June 30, 2020.

The increase in revenues for the Thom Browne segment was primarily attributable to the effects of the COVID-19 pandemic, as well as growth in the DTC channel driven by the opening of seven new stores in 2021 (of which six are in the APAC region and one in EMEA), robust growth in the Wholesale channel, driven by EMEA and to a lesser extent APAC and North America, including the benefit of a partial shift of the Spring Summer 2021 Pre-Collection deliveries from the fourth quarter of 2020 to the first quarter of 2021, as well as an increase in sales both of menswear and womenswear and the introduction of the kidswear line.

Adjusted EBIT

Adjusted EBIT for the Thom Browne segment for the six months ended June 30, 2021 amounted to €27,829 thousand compared to €749 thousand for the six months ended June 30, 2020.

The increase in Adjusted EBIT for the Thom Browne segment was primarily attributable to higher revenues of €79,355 thousand compared to 2020 (as described above) and a less proportionate increase in costs as a portion of our costs are fixed in nature.

Year ended December 31, 2020 compared with year ended December 31, 2019 and 2018

The following is a discussion of Zegna’s results of operations for the year ended December 31, 2020 as compared to the year ended December 31, 2019, and for the year ended December 31, 2019 as compared to the year ended December 31, 2018.

	For the years ended December 31,
(€ thousands, except percentages)	2020	Percentage of revenues	2019	Percentage of revenues	2018	Percentage of revenues
	Restated		Restated		Restated
Revenues	1,014,733	100.0%	1,321,327	100.0%	1,182,563	100.0%
Other income	5,373	0.5%	7,873	0.6%	6,392	0.5%
Cost of raw materials and consumables	(250,569)	(24.7)%	(309,801)	(23.4)%	(209,122)	(17.7)%
Purchased, outsourced and other costs	(286,926)	(28.3)%	(371,697)	(28.1)%	(366,879)	(31.0)%
Personnel costs	(282,659)	(27.9)%	(331,944)	(25.1)%	(320,662)	(27.1)%
Depreciation, amortization and impairment of assets	(185,930)	(18.3)%	(177,068)	(13.4)%	(160,588)	(13.6)%
Write downs and other provisions	(6,178)	(0.6)%	(1,017)	(0.1)%	725	0.1%
Other operating costs	(30,399)	(3.0)%	(49,034)	(3.7)%	(37,628)	(3.2)%

Operating (Loss)/Profit	(22,555)	(2.2)%	88,639	6.7%	94,801	8.0%

Financial income	34,352	3.4%	22,061	1.7%	23,220	2.0%
Financial expenses	(48,072)	(4.7)%	(37,492)	(2.8)%	(45,196)	(3.8)%
Exchange gains/(losses)	13,455	1.3%	(2,441)	(0.2)%	1,040	0.1%
Result from investments accounted for using the equity method	(4,205)	(0.4)%	(1,534)	(0.1)%	(1,056)	(0.1)%
Impairments of investments accounted for using the equity method	(4,532)	(0.4)%	—	—	(2,900)	(0.2)%

(Loss)/Profit before taxes	(31,557)	(3.1)%	69,233	5.2%	69,909	5.9%

Income taxes	(14,983)	(1.5)%	(43,794)	(3.3)%	(29,395)	(2.5)%

(Loss)/Profit for the year	(46,540)	(4.6)%	25,439	1.9%	40,514	3.4%

Revenues

Zegna generates revenues primarily from the sale of its products (net of returns and discounts), as well as from fees for services provided, royalties received from third parties and licensees, and rental income from the lease and sublease of property owned or leased by Zegna.

The following table sets forth a breakdown of revenues by product line for the years ended December 31, 2020, 2019 and 2018.

	For the years ended December 31			Increase/(Decrease)
(Euro thousands)	2020	2019	2018	2020 vs 2019%		2019 vs 2018%
Zegna branded products	636,478	919,545	930,013	(283,067)	(30.8)%	(10,468)	(1.1)%
Thom Browne	179,490	160,595	19,059	18,895	11.8%	141,536	742.6%
Textile	87,615	108,513	98,771	(20,898)	(19.3)%	9,742	9.9%
Strategic alliances	82,273	91,720	92,293	(9,447)	(10.3)%	(573)	(0.6)%
Agnona	12,389	17,691	17,662	(5,302)	(30.0)%	29	0.2%
Other	16,488	23,263	24,765	(6,775)	(29.1)%	(1,502)	(6.1)%

Total	1,014,733	1,321,327	1,182,563	(306,594)	(23.2)%	138,764	11.7%

The following table sets forth a breakdown of revenues by sales channel for the years ended December 31, 2020, 2019 and 2018.

	For the years ended December 31			Increase/(Decrease)
(Euro thousands)	2020	2019	2018	2020 vs 2019%		2019 vs 2018%
Direct to Consumer (DTC)	613,240	804,057	739,968	(190,817)	(23.7)%	64,089	8.7%
Wholesale Zegna Branded Products and Thom Browne	202,728	276,083	209,104	(73,355)	(26.6)%	66,979	32.0%
Wholesale Strategic Alliances and Textile	169,888	200,233	191,064	(30,345)	(15.2)%	9,169	4.8%
Wholesale Agnona	12,389	17,691	17,662	(5,302)	(30.0)%	29	0.2%

Total Wholesale	385,005	494,007	417,830	(109,002)	(22.1)%	76,177	18.2%

Other	16,488	23,263	24,765	(6,775)	(29.1)%	(1,502)	(6.1)%

Total revenues	1,014,733	1,321,327	1,182,563	(306,594)	(23.2)%	138,764	11.7%

The following table sets forth a breakdown of revenues by geographical area for the years ended December 31, 2020, 2019 and 2018:

	For the years ended December 31,			Increase/(Decrease)
(€ thousands, except percentages)	2020	2019	2018	2020 vs 2019%		2019 vs 2018%
EMEA (1)	315,879	431,384	397,606	(115,505)	(26.8)%	33,778	8.5%
of which Italy	121,202	140,676	95,692	(19,474)	(13.8)%	44,984	47.0%
of which UK	32,985	58,012	55,877	(25,027)	(43.1)%	2,135	3.8%
North America (2)	131,049	233,327	215,682	(102,278)	(43.8)%	17,645	8.2%
of which United States	114,818	205,744	193,630	(90,926)	(44.2)%	12,114	6.3%
Latin America (3)	12,915	25,404	24,806	(12,489)	(49.2)%	598	2.4%
APAC (4)	551,650	626,059	540,689	(74,409)	(11.9)%	85,370	15.8%
of which Greater China Region	438,193	458,294	404,763	(20,101)	(4.4)%	53,531	13.2%
of which Japan	61,523	90,240	71,881	(28,717)	(31.8)%	18,359	25.5%
Other (5)	3,240	5,153	3,780	(1,913)	(37.1)%	1,373	36.3%

Total	1,014,733	1,321,327	1,182,563	(306,594)	(23.2)%	138,764	11.7%

(1)

EMEA includes EU countries, the United Kingdom, Switzerland, the countries of the Balkan Peninsula, Eastern Europe countries and Scandinavian countries not belonging to the EU, Russia, former Soviet Republics, Turkey, Middle Eastern countries and Africa.

(2)	North America includes the United States of America and Canada.
(3)	Latin America includes Mexico, Brazil and other Central and South American countries.
(4)	APAC includes the Greater China Region, Japan, South Korea, Thailand, Malaysia, Vietnam, Indonesia, Philippines, Australia, New Zealand, India and other Southeast Asian countries.
(5)	Other revenues mainly include royalties and certain sales of old season products.

2020 compared to 2019

Revenues for the year ended December 31, 2020 amounted to €1,014,733 thousand, a decrease of €306,594 thousand or 23.2%, compared to €1,321,327 thousand for the year ended December 31, 2019.

By product line, the increase in revenues was mainly related to (i) a decrease of €283,067 thousand (or 30.8%) in Zegna branded products, (ii) a decrease of €20,898 thousand (or 19.3%) in Textile and (iii) a decrease of €9,447 thousand (or 10.3%) in Strategic Alliances, partially offset by (iv) an increase of €18,895 thousand (or

11.8%) in Thom Browne. In particular: sales of Zegna branded products were negatively impacted by the COVID-19 pandemic outbreak in 2020, especially in relation to formalwear; Textile experienced lower demand and order cancellations as a result of COVID-19, only partially offset by the acquisition of Dondi in 2019 (Dondi was consolidated for a full twelve months in 2020 compared to four months in 2019); Strategic Alliances also experienced lower demand driven by COVID-19; Thom Browne revenues increased by €24,224 thousand in the DTC channel driven by new store openings (both for stores opened in 2020 and for the full year effect of new stores opened in 2019) and an increase in E-Commerce sales, only partially offset by a decrease of €5,329 thousand in the Wholesale channel from the partial shift of deliveries of the Spring Summer 2021 Pre-Collection from the fourth quarter of 2020 to first quarter of 2021.

By sales channel, the decrease in revenues was mainly related to (i) a decrease of €190,817 thousand (or 23.7%) in the DTC channel, (ii) a decrease of €73,355 thousand (or 26.6%) in the Wholesale Zegna Branded Products and Thom Browne channel and (iii) a decrease of €30,345 thousand (or 15.2%) in the Wholesale Strategic Alliances and Textile channel, with all channels negatively impacted by the COVID-19 pandemic outbreak in 2020. The decrease in the DTC channel was driven by Zegna branded products, especially in EMEA and North America caused by the temporary closure of our stores in 2020 and by international travel restrictions as a result of the pandemic, the effects of which were partially offset by an increase in Thom Browne DTC sales as a result of new store openings and organic growth in the Greater China Region pushed by higher local consumption. The decrease in the Wholesale Zegna Branded Products and Thom Browne channel included a decrease of €68,026 thousand for Zegna branded products as a result of lower demand and cancellations in North America and EMEA as a consequence of temporary store closures and international travel restrictions, and a decrease of €5,329 thousand in Thom Browne as a result of the partial shift of deliveries of the Spring Summer 2021 Pre-Collection from the fourth quarter of 2020 to the first quarter of 2021.

By geographical area, the decrease was mainly related to (i) a decrease of €115,505 thousand in EMEA, (ii) a decrease of €102,278 thousand in North America, and (iii) a decrease of €74,409 thousand in APAC, with all regions negatively impacted by the COVID-19 pandemic to varying degrees. In the first half of 2020, APAC was significantly affected due to the full lockdown measures adopted in several countries, including the Greater China Region. The EMEA region was particularly impacted by lockdowns from the end of the first quarter of 2020 through most of the second quarter, with a partial recovery starting from June 2020, while the U.S. market was more significantly impacted in the second quarter of 2020. While Zegna resumed manufacturing activities during the second quarter of 2020, the temporary closures of our stores in different regions caused a decline in sales in the Zegna Branded Products DTC channel and in the Wholesale channel (mostly in EMEA and North America). In the second half of 2020, Zegna Branded Products experienced a steady recovery, especially in the Greater China Region thanks to higher local consumption as a consequence of international travel restrictions, while Thom Browne sales were supported by organic growth as well as new store openings.

For further details on revenues with respect to each of Zegna’s two segments for 2020 as compared to 2019, see “—Results by Segment” below.

2019 compared to 2018

Revenues for the year ended December 31, 2019 amounted to €1,321,327 thousand, an increase of €138,764 thousand or 11.7%, compared to €1,182,563 thousand for the year ended December 31, 2018.

By product line, the increase in revenues was mainly related to (i) an increase of €141,536 thousand of Thom Browne and (ii) an increase of €9,742 thousand (or 9.9%) in Textile, partially offset by a decrease of €10,468 thousand (or 1.1%) in Zegna branded products. The increase in Thom Browne was a result of the acquisition of Thom Browne in late November 2018 and the contribution of €160,595 thousand revenues for the full year 2019 compared to €19,059 thousand for one month in 2018, while the increase in Textile was driven by the acquisition of Dondi (consolidated from September 2019 and contributing to €11,619 thousand of revenues in 2019). The decrease in Zegna branded products was mainly due to lower Wholesale demand in EMEA and North

America as well as the effects of closing certain under-performing stores (including one store in London, UK, one store in Short Hills, New Jersey and one store in Las Vegas, Nevada), partially offset by growth in the Greater China Region despite a decrease in the Hong Kong area due to the protests that commenced in mid-2019.

By sales channel, the increase in revenues was mainly related to (i) an increase of €66,979 (or 32.0%) in the Wholesale Zegna Branded Products and Thom Browne channel, (ii) an increase of €64,089 thousand (or 8.7%) in the DTC channel and (iii) an increase of €9,169 thousand (or 4.8%) in the Wholesale Strategic Alliances and Textile channel. The increase in the Wholesale Zegna Branded Products and Thom Browne channel was driven by an increase of €84,551 thousand in Thom Browne (which was acquired in late November 2018), partially offset by a decrease of €17,572 thousand in Zegna branded products, mainly in EMEA and North America due to lower demand and the conversion of third-party stores to DOSs at three points of sale in Athens, Greece in January 2019 and one point of sale in Malpensa airport in Milan in May 2019. The increase in the DTC channel includes €56,985 thousand related to the acquisition of Thom Browne as mentioned above and €7,104 thousand from Zegna branded products driven by growth in the Greater China Region.

By geographical area, the increase was mainly related to (i) an increase of €85,370 thousand in APAC, (ii) an increase of €33,778 thousand in EMEA and (iii) an increase of €17,645 thousand in North America. The increase in APAC was driven by the Greater China Region, despite a decline in DTC sales in the Hong Kong area due to the protests that commenced in mid-2019, as well as to sales in Japan. The increase in EMEA was entirely attributable to Thom Browne, which was acquired in late November 2018 as mentioned above, partially offset by Zegna branded products in the Wholesale channel as a result of lower demand in the region. The increase of €17,645 thousand in North America was entirely attributable to Thom Browne, partially offset by a decrease in Zegna branded products, including the effects of closing under-performing stores in Short Hills, New Jersey and Las Vegas, Nevada as mentioned above.

For further details on revenues with respect to each of Zegna’s two segments for 2019 as compared to 2018, see “—Results by Segment” below.

Other income

Other income mainly includes income from the sale of advertising materials, tax refund commissions and other miscellaneous income.

The following table sets forth other income for the years ended December 31, 2020, 2019 and 2018:

	For the years ended December 31,			Increase/(Decrease)
(€ thousands, except percentages)	2020	2019	2018	2020 vs 2019%		2019 vs 2018%
Other income	5,373	7,873	6,392	(2,500)	(31.8)%	1,481	23.2%

2020 compared to 2019

Other income for the year ended December 31, 2020 amounted to €5,373 thousand, a decrease of €2,500 thousand or 31.8%, compared to €7,873 thousand for the year ended December 31, 2019.

The decrease in other income in 2020 compared to 2019 was primarily attributable to (i) lower tax refund commissions of €1,193 thousand driven by store closures as a result of the COVID-19 pandemic and (ii) a decrease in sales of advertising materials of €528 thousand, mainly sales to franchisees, as well as a decrease in other miscellaneous income.

2019 compared to 2018

Other income for the year ended December 31, 2019 amounted to €7,873 thousand, an increase of €1,481 thousand or 23.2% compared to €6,392 thousand for the year ended December 31, 2018.

Cost of raw materials and consumables

Cost of raw materials and consumables consist primarily of the cost for materials and components used to manufacture Zegna’s products, such as wool, silk, leather and other fabrics, as well as the costs incurred for semi-finished products, finished goods and consumables. Cost of raw materials and consumables also includes write downs of raw materials and finished product inventory.

The following table sets forth the cost of raw materials and consumables for the years ended December 31, 2020, 2019 and 2018:

	For the years ended December 31,			(Increase)/Decrease
(€ thousands, except percentages)	2020	2019	2018	2020 vs 2019%		2019 vs 2018%
Cost of raw materials and consumables	(250,569)	(309,801)	(209,122)	59,232	19.1%	(100,679)	(48.1)%
Cost of raw materials and consumables as % of Revenues	(24.7)%	(23.4)%	(17.7)%

2020 compared to 2019

Cost of raw materials and consumables for the year ended December 31, 2020 amounted to €250,569 thousand, a decrease of €59,232 thousand or 19.1%, compared to €309,801 thousand for the year ended December 31, 2019.

The decrease in cost of raw materials and consumables in 2020 compared to 2019 was primarily attributable to (i) lower volumes of purchases of raw materials, goods and consumables of €46,499 thousand, driven by the decline in demand for Zegna’s products caused by the COVID-19 pandemic and current temporary suspension of operation; and (ii) the slower pace throughout Zegna’s value chain as a result of temporary layoffs and other similar temporary measures; partially offset by (iii) a €2,065 thousand impairment recorded in 2020 of inventory pertaining to Agnona (the womenswear business held for sale at the end of 2020).

Cost of raw materials and consumables as a percentage of revenues increased from 23.4% in 2019 to 24.7% in 2020 due to the decreased overall volumes resulting in higher incidence of supply chain purchases.

2019 compared to 2018

Cost of raw materials and consumables for the year ended December 31, 2019 amounted to €309,801 thousand, an increase of €100,679 thousand or 48.1%, compared to €209,122 thousand for the year ended December 31, 2018.

The increase in cost of raw materials and consumables in 2019 compared to 2018 was primarily attributable to (i) the full consolidation of Thom Browne in 2019 (compared to only one month of consolidation in 2018) and the consolidation of Dondi starting from September 2019, resulting in an overall amount of €75,196 thousand, which mainly impacted costs for goods.

Cost of raw materials and consumables as a percentage of revenues increased from 17.7% in 2018 to 23.4% in 2019. Cost of raw materials and consumables includes an amount of €8,228 thousand relating to the effects of the purchase price step up of the fair value of Thom Browne inventory as part of the purchase price accounting of the acquisition in 2019 and €3,343 thousand in 2018.

Purchased, outsourced and other costs

Purchased, outsourced and other costs consist of freight, insurance and selling expenses, and the service costs for outsourced manufacturing from third parties on commissions, administrative fees (including legal and notary fees), fees payable to Group Companies’ corporate bodies, advertising and marketing expenses (which include communication and marketing costs, and expenses for advertising, media and events), other services and variable rents (which are not dependent on an index or rate), utilities, and maintenance expenses.

The following table sets forth the purchased, outsourced and other costs for the years ended December 31, 2020, 2019 and 2018:

	For the years ended December 31,			(Increase)/Decrease
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%		2019 vs. 2018%
Purchased, outsourced and other costs	(286,926)	(371,697)	(366,879)	84,771	22.8%	(4,818)	(1.3)%
Purchased, outsourced and other costs as % of Revenues	(28.3)%	(28.1)%	(31.0)%

2020 compared to 2019

Purchased, outsourced and other costs for the year ended December 31, 2020 amounted to €286,926 thousand, a decrease of €84,771 thousand or 22.8%, compared to €371,697 thousand for the year ended December 31, 2019.

The decrease in purchased, outsourced and other costs in 2020 compared to 2019 was primarily attributable to the effects of the COVID-19 pandemic, including (i) €8,696 thousand of reduced variable rents as a result of the decline in sales driven by the pandemic, €1,866 thousand of reduced short term rents and low value rental agreements, and €24,931 thousand savings resulting from rent reductions negotiated with landlords, (ii) Zegna’s cost reduction initiatives (including reductions in advertising and marketing activities amounting to €13,322 thousand), (iii) €15,418 thousand reduced costs for outsourced production related to lower volumes due to COVID-19, and (iv) lower freight, insurance and selling expenses of €11,572 thousand resulting from the decline in activity due to COVID-19, partially offset by (v) higher expenses for royalties of €1,102 thousand in 2020 compared to 2019 thanks to a new partnership agreement with the Fear of God brand.

Purchased, outsourced and other costs as a percentage of revenues increased from 28.1% in 2019 to 28.3% in 2020 mainly as a result of the decrease in revenues caused by the COVID-19 pandemic.

2019 compared to 2018

Purchased, outsourced and other costs for the year ended December 31, 2019 amounted to €371,697 thousand, an increase of €4,818 thousand or 1.3%, compared to €366,879 thousand for the year ended December 31, 2018.

The increase in purchased, outsourced and other costs in 2019 compared to 2018 was primarily attributable to (i) the consolidation of Thom Browne and Dondi (respectively from December 2018 and September 2019), (ii) higher variable, short term and low value rents of €16,635 thousand driven by an increase in variable rents in the APAC region, and (iii) higher costs for other services of €7,940 thousand, including postal, telephone and telegraphic charges, entertainment, training expenses and miscellaneous external services, partially offset by (iv) lower advertising and marketing expenses of €2,899 thousand, mainly attributable to the EMEA region, (v) lower costs for outsourcing of production of €11,943 thousand and (vi) lower administrative, notary, legal and corporate bodies fees of €3,355 thousand.

Purchased, outsourced and other costs as a percentage of revenues decreased from 31.0% in 2018 to 28.1% in 2019 mainly as a result of (i) the consolidation of Thom Browne and (ii) the effect of certain cost initiatives in the Zegna segment as well as lower outsourced production compared to 2019.

Personnel costs

Personnel costs include expenses related to wages and salaries for Zegna’s employees, social and pension contributions, severance indemnities, uniforms, benefits and other payroll expenses.

The following table sets forth personnel costs for the years ended December 31, 2020, 2019 and 2018:

	For the years ended December 31,			(Increase)/Decrease
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%		2019 vs. 2018%
Personnel costs	(282,659)	(331,944)	(320,662)	49,285	14.8%	(11,282)	(3.5)%
Personnel costs as % of Revenues	(27.9)%	(25.1)%	(27.1)%

2020 compared to 2019

Personnel costs for the year ended December 31, 2020 amounted to €282,659 thousand, a decrease of €49,285 thousand or 14.8%, compared to €331,944 thousand for the year ended December 31, 2019.

The decrease in personnel costs in 2020 compared to 2019 was primarily attributable to (i) €40,231 thousand of decreased compensation and benefits, primarily due to the actions taken in response to COVID-19, including the impact of furlough and other temporary layoff measures taken at our DOSs, cuts on senior and mid-level manager salaries and permanently reduced headcount in certain business functions; and (ii) €3,468 thousand of decreased costs for uniforms (due to a uniform restyling initiative implemented in 2019 and to the reduced use of uniforms during the store closures resulting from the COVID-19 pandemic in 2020); partially offset by (iii) higher severance costs of €2,530 thousand compared to 2019 mainly due to the reorganization of certain headquarter services, the permanent closure of some stores in Italy and the reduction of capacity at a plant in Spain.

Personnel costs as a percentage of revenues increased from 25.1% in 2019 to 27.9% in 2020 mainly due to lower overall sales, partially offset by the cost-reduction measures described above.

2019 compared to 2018

Personnel costs for the year ended December 31, 2019 amounted to €331,944 thousand, an increase of €11,282 thousand or 3.5%, compared to €320,662 thousand for the year ended December 31, 2018.

The increase in personnel costs in 2019 compared to 2018 was primarily attributable to (i) €5,141 thousand of increased costs for uniforms, due to a uniform restyling initiative implemented in 2019; (ii) higher wages and salaries of €9,502 thousand as the result of the consolidation of Thom Browne and Dondi (respectively from December 2018 and September 2019); partially offset by (iii) a decrease in severance indemnities of €2,370 thousand, mainly as a result of certain restructuring actions relating to the supply chain of the Zegna segment in 2018.

Personnel costs as a percentage of revenues decreased from 27.1% in 2018 to 25.1% in 2019 mainly due to the contribution of the Thom Browne segment, which was consolidated from December 2018 and has a higher proportion of outsourced activities and therefore a lower proportion of personnel costs compared to revenues than the Zegna segment.

Depreciation, amortization and impairment of assets

Depreciation, amortization and impairment of assets consist of depreciation and amortization expenses related to property, plant and equipment, investment property, right-of-use assets and intangible assets (therefore excluding goodwill and brands). These costs are depreciated or amortized over their useful life. Impairment of assets includes impairments of right-of-use assets, property, plant and equipment and intangible assets. Following the Disposition (as defined in “—Key Factors Affecting Zegna’s Financial Condition and Results of Operations” above), certain assets previously owned by Zegna will be leased from third parties, resulting in a decrease of depreciation of property, plant and equipment that is expected to be substantially offset by an increase in amortization of right-of-use assets. For additional information on the Disposition please see the sections entitled “—Key Factors Affecting Zegna’s Financial Condition and Results of Operations—Disposition of certain businesses” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.

The following table sets forth a breakdown of depreciation, amortization and impairment of assets for the years ended December 31, 2020, 2019 and 2018:

	For the years ended December 31,			(Increase)/Decrease
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%		2019 vs. 2018%
Depreciation and amortization	(166,205)	(168,210)	(154,402)	2,005	1.2%	(13,808)	(8.9)%
Impairment of assets	(19,725)	(8,858)	(6,186)	(10,867)	(122.7)%	(2,672)	(43.2)%

Depreciation, amortization and impairment of assets	(185,930)	(177,068)	(160,588)	(8,862)	(5.0)%	(16,480)	(10.3)%
Depreciation and amortization as % of Revenues	(16.4)%	(12.7)%	(13.1)%
Impairment of assets as % of Revenues	(1.9)%	(0.7)%	(0.5)%
Depreciation, amortization and impairment of assets as % of Revenues	(18.3)%	(13.4)%	(13.6)%

2020 compared to 2019

Depreciation, amortization and impairment of assets for the year ended December 31, 2020 amounted to €185,930 thousand, an increase of €8,862 thousand or 5.0% compared to €177,068 thousand for the year ended December 31, 2019.

The increase in depreciation, amortization and impairment of assets in 2020 compared to 2019 was primarily attributable to (i) higher impairment of right-of-use assets of €7,736 thousand compared to 2019 and (ii) higher impairment of property, plant and equipment of €3,194 thousand compared to 2019; partially offset by (iii) lower amortization of intangible assets of €856 thousand compared to 2019, and (iv) lower amortization of right-of-use assets of €1,656 thousand as certain lease agreements in Hong Kong stores were renegotiated from fixed payments to variable payments and therefore not capitalized as right-of-use assets.

Impairment of right-of-use assets in 2020 was €15,716 thousand compared to €7,980 thousand in 2019, while impairment of property, plant and equipment in 2020 was €4,011 thousand compared to €817 thousand in 2019; the increase is mainly related to the early termination of leases in Japan and Italy in 2020 resulting in charges of €10,564 thousand and €1,789 thousand, respectively, and €3,340 thousand relating to the impairment for leases in Hong Kong (due to lowered expectations on stores’ profitability related to political unrest started in 2019 and travel restrictions following COVID-19 outbreak) and other regions. Rent reductions negotiated with landlords in 2020 due to COVID-19 of €24,931 thousand are accounted for in purchased, outsourced and other costs, as permitted by the amendment to IFRS 16 on COVID-19 rent concessions.

Depreciation, amortization and impairment of assets as a percentage of revenues increased from 13.4% in 2019 to 18.3% in 2020 due to (i) increase in 2020 impairment of assets and (ii) revenues decline in 2020 compared to 2019.

2019 compared to 2018

Depreciation, amortization and impairment of assets for the year ended December 31, 2019 amounted to €177,068 thousand, an increase of €16,480 thousand or 10.3%, compared to €160,588 thousand for the year ended December 31, 2018.

The increase in depreciation, amortization and impairment of assets in 2019 compared to 2018 was primarily attributable to (i) to the impact of the Thom Browne segment (consolidated since December 2018) and from the consolidation of Dondi since September 2019 amounting to €7,152 thousand and €575 thousand, respectively, (ii) higher impairment of right-of-use assets in 2019 of €5,628 thousand compared to 2018 mainly on Hong Kong stores due to political unrest in mid-2019 that is expected to lower future profitability of these stores, partially offset by (iii) lower impairment of property, plant and equipment in 2019 of €2,888 thousand compared to 2018 mostly related to the impairment of a US Store in New York in 2018 and (iv) lower amortization of intangible assets amounting to €457 thousand.

Write downs and other provisions

Costs for write downs and other provisions mainly include the bad-debt provision on current receivables, impairment of held for sale assets, and accruals for legal expenses. They also include the alignment to the fair value of assets and liabilities held for sale.

The following table sets forth write downs and other provisions for the years ended December 31, 2020, 2019 and 2018:

	For the years ended December 31,			(Increase)/Decrease
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%		2019 vs. 2018%
Write downs and other provisions	(6,178)	(1,017)	725	(5,161)	(507.5)%	(1,742)	n.m.
Write downs and other provisions as % of Revenues	(0.6)%	(0.1)%	0.1%

2020 compared to 2019

Write downs and other provisions for the year ended December 31, 2020 amounted to €6,178 thousand, an increase of €5,161 thousand, compared to €1,017 thousand for the year ended December 31, 2019.

The increase in write downs and other provisions in 2020 compared to 2019 was primarily attributable to (i) a provision for legal expenses relating to a lease agreement in the United Kingdom of €3,000 thousand, and (ii) higher provisions of €2,909 thousand for bad-debts mainly due to an increase in overdue payments from third-party customers during the COVID-19 pandemic.

2019 compared to 2018

Write downs and other provisions for the year ended December 31, 2019 amounted to €1,017 thousand compared to negative €725 thousand for the year ended December 31, 2018.

The change in write downs and other provisions in 2019 compared to 2018 was primarily attributable to an increase in the provision for restoration obligations for leased stores.

Other operating costs

Other operating costs include indirect taxes, gifts and donations, bank fees, travel expenses, stationary and similar materials, losses and gains on disposals of assets, penalties and other expenses.

	For the years ended December 31,			(Increase)/Decrease
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%		2019 vs. 2018%
Other operating costs	(30,399)	(49,034)	(37,628)	18,635	38.0%	(11,406)	(30.3)%
Other operating costs as % of Revenues	(3.0)%	(3.7)%	(3.2)%

2020 compared to 2019

Other operating costs for the year ended December 31, 2020 amounted to €30,399 thousand, a decrease of €18,635 thousand or 38.0%, compared to €49,034 thousand for the year ended December 31, 2019.

Costs for gifts, associations and donations in 2020 amounted to €10,834 thousand compared to €12,338 thousand in 2019, and included donations for €4,482 thousand to support the efforts against the spread of COVID-19.

The decrease in other operating costs in 2020 compared to 2019 was primarily attributable to (i) a decrease of €11,231 thousand in travel expenses driven by reduced travel as a result of the COVID-19 pandemic, (ii) lower bank fees of €3,381 thousand, (iii) reduced contributions to Fondazione Zegna in 2020 of €799 thousand (from €999 thousand in 2019 to €200 thousand in 2020), and (iv) a decrease in indirect taxes of €2,941 thousand.

2019 compared to 2018

Other operating costs for the year ended December 31, 2019 amounted to €49,034 thousand, an increase of €11,406 thousand or 30.3%, compared to €37,628 thousand for the year ended December 31, 2018.

The increase in other operating costs in 2019 compared to 2018 was primarily attributable to (i) an increase in travel expenses of €3,103 thousand, and (ii) an increase in indirect taxes of €1,121 thousand, and (iii) a decrease in gains on disposal of assets, primarily attributable to a gain of €7,867 thousand recognized in 2018 following the disposal of a building in Paris, compared to a loss recognized in 2019, partially offset by (iv) a decrease of €1,110 thousand of costs for gifts, associations and donations compared to 2018.

Financial income and financial expenses

Financial income and financial expenses primarily include the effects of fair value changes on put options owned by non-controlling interests in Zegna’s investments in the Thom Browne Group, the Gruppo Dondi S.p.A. and Lanificio Ermenegildo e Figli S.p.A., and put options on cash-settled share-based payments, as well as income and expenses relating to Zegna’s financial assets, the costs of hedging and derivatives, and interest income and expenses on financial assets and liabilities.

The following tables set forth financial income and financial expenses for the years ended December 31, 2020, 2019 and 2018:

For the years ended December 31,	Increase/(Decrease)
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%	2019 vs. 2018%
Financial income	34,352	22,061	23,220	12,291	55.7%	(1,159)	(5.0)%
Financial income as % of Revenues	3.4%	1.7%	2.0%

For the years ended December 31,	(Increase)/Decrease
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%	2019 vs. 2018%
Financial expenses	(48,072)	(37,492)	(45,196)	(10,580)	(28.2)%	7,704	17.0%
Financial expenses as % of Revenues	(4.7)%	(2.8)%	(3.8)%

2020 compared to 2019

Financial income for the year ended December 31, 2020 amounted to €34,352 thousand, an increase of €12,291 thousand or 55.7%, compared to €22,061 thousand for the year ended December 31, 2019. The increase in financial income in 2020 compared to 2019 was primarily attributable to (i) the waiver by Zegna’s CEO of an option to sell back to Zegna 25,988 ordinary shares, which had been granted to him under his incentive plan, amounting to €9,975 thousand, and (ii) the decrease of €7,768 thousand of the fair value of Lanificio Ermenegildo Zegna e Figli S.p.A. option, partially offset by (iii) lower financial income from fixed-income securities, financial loans and other financial assets of €552 thousand, €1,103 thousand and €1,203 thousand, respectively.

Financial expenses for the year ended December 31, 2020 amounted to €48,072 thousand, an increase of €10,580 thousand or 28.2%, compared to €37,492 thousand for the year ended December 31, 2019. The increase in financial expenses in 2020 compared to 2019 was primarily attributable to (i) the increase of the fair value of Thom Browne Inc. and Gruppo Dondi S.p.A. options amounting to €15,538 thousand and €191 thousand, respectively, (ii) the increase of €5,926 thousand of fixed-income securities expenses compared to 2019 with some financial assets experiencing a decrease in fair value following COVID-19 outbreak, partially offset by (iii) lower hedging operations expenses of €4,670 thousand primarily due to lower hedged volumes compared to 2019 as a consequence of the expected revenues decline related to COVID-19, (iv) lower interest expenses on bank loans and overdrafts of €1,483 thousand primarily due to lower average debt and lower interest rates compared to 2019 and (v) lower lease liabilities financial expenses of €907 thousand.

2019 compared to 2018

Financial income for the year ended December 31, 2019 amounted to €22,061 thousand, a decrease of €1,159 thousand or 5.0%, compared to €23,220 thousand for the year ended December 31, 2018. The decrease in financial income in 2019 compared to 2018 was primarily attributable to (i) lower income from hedging operations for €1,558 compared to 2018 (a gain of €1,936 thousand was recorded in 2018 related to the purchase of Thom Browne Inc.), (ii) lower income of €1,412 thousand compared to 2018 from interest on other financial assets and (iii) €3,041 thousand relating to derivative financial instruments, partially offset by (iv) higher income from fixed-income securities of €4,661 thousand compared to 2018 driven by a recovery in the markets following the drop that occurred in fourth quarter of 2018.

Financial expenses for the year ended December 31, 2019 amounted to €37,492 thousand, a decrease of €7,704 thousand or 17.0%, compared to €45,196 thousand for the year ended December 31, 2018. The decrease in financial expenses in 2019 compared to 2018 was primarily attributable to (i) lower expenses on fixed-income securities of €14,555 thousand compared to 2018 which was severely affected by market drop in the fourth quarter partially offset by (ii) higher expenses on hedging operations of €3,395 thousand due to higher hedged volumes on U.S. Dollar and Chinese Renminbi, (iii) by financial charges on options of €4,046 thousand compared to 2018 and (iv) higher lease liabilities financial expenses of €788 thousand also related to Thom Browne consolidation starting from December 2018.

Exchange gains/(losses)

Exchange gains/(losses) include realized gains and losses on exchange differences and on fair value adjustments of derivatives and the effects of exchange rates from the remeasurement of options.

The following table sets forth exchange gains/(losses) for the years ended December 31, 2020, 2019 and 2018:

	For the years ended December 31,			Increase/(Decrease)
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%		2019 vs. 2018%
Exchange gains/(losses)	13,455	(2,441)	1,040	15,896	n.m.	(3,481)	n.m.
Exchange gains/(losses) as % of Revenues	1.3%	(0.2)%	0.1%

2020 compared to 2019

Exchange gains for the year ended December 31, 2020 amounted to €13,455 thousand compared to exchange losses of €2,441 thousand for the year ended December 31, 2019. The change in exchange gains in 2020 compared to 2019 was primarily attributable to an exchange gain on the Thom Browne, Inc. option of €14,171 thousand compared to a €3,163 thousand exchange loss in 2019 due to Euro appreciation against the US dollar going from 1.123 for the year ended December 31, 2019 to 1.227 for the year ended December 31, 2020.

2019 compared to 2018

Exchange losses for the year ended December 31, 2019 amounted to €2,441 thousand compared to exchange gains of €1,040 thousand for the year ended December 31, 2018. The change in exchange gains in 2019 compared to 2018 was primarily attributable to (i) an exchange loss of €3,163 thousand on the Thom Browne, Inc. option related to Euro depreciation against the US dollar going from 1.145 for the year ended December 31, 2018 to 1.123 for the year ended December 31, 2019.

Result and impairments of investments accounted for using the equity method

Result and impairments of investments accounted for using the equity method includes Zegna’s share of income and loss, as well as impairments, related to our investments recorded under the equity method of accounting.

The following table sets forth the results and impairments of investments accounted for using the equity method for the years ended December 31, 2020, 2019 and 2018:

	For the years ended December 31,			(Increase)/Decrease
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%		2019 vs. 2018%
Result from investments accounted for using the equity method	(4,205)	(1,534)	(1,056)	(2,671)	(174.1)%	(478)	(45.3)%
Impairments of investments accounted for using the equity method	(4,532)	—	(2,900)	(4,532)	n.m.	2,900	n.m.
Result and impairments of investments accounted for using the equity method as % of Revenues	(0.9)%	(0.1)%	(0.3)%

2020 compared to 2019

Result from investments accounted for using the equity method for the year ended December 31, 2020 amounted to a loss of €4,205 thousand, an increase of €2,671 thousand or 174.1%, compared to €1,534 thousand for the year ended December 31, 2019. Impairments of investments accounted for using the equity method for the year ended December 31, 2020 amounted to €4,532 thousand compared to zero for the year ended December 31, 2019.

The negative result increase in 2020 compared to 2019 was primarily attributable to (i) €4,532 thousand impairment loss on Tom Ford International LLC participation (compared to nil in 2019) and (ii) €4,232 thousand of share of equity accounted investment losses on Tom Ford International LLC in 2020 compared to a €1,902 thousand loss in 2019.

2019 compared to 2018

Result from investments accounted for using the equity method for the year ended December 31, 2019 amounted to a loss of €1,534 thousand, an increase of €478 thousand or 45.3%, compared to a loss of €1,056 thousand for the year ended December 31, 2018. Impairments of investments accounted for using the equity method were zero for the year ended December 31, 2019 compared to €2,900 thousand for the year ended December 31, 2018 (relating to the investment in Tom Ford International LLC).

The reduction of losses of impairments of investments accounted for using the equity method in 2019 compared to 2018 was primarily attributable to (i) the impairment loss on the investment in Tom Ford International LLC in 2018 of €2,900 thousand and (ii) €368 thousand share of equity accounted investment income on Pelleteria Tizeta S.r.l. (€298 thousand in 2018), partially offset by (iii) €1,902 thousand share of equity accounted investment loss on Tom Ford International LLC (€1,355 thousand in 2018).

Income taxes

Income taxes include the current taxes on the results of Zegna’s operations and any changes in deferred income taxes.

The following table sets forth income taxes for the years ended December 31, 2020, 2019 and 2018:

	For the years ended December 31,			(Increase)/Decrease
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%		2019 vs. 2018%
Income taxes	(14,983)	(43,794)	(29,395)	28,811	65.8%	(14,399)	(49.0)%
Income taxes as % of (Loss)/Profit before taxes	(47.5)%	63.3%	42.0%

2020 compared to 2019

Income taxes for the year ended December 31, 2020 amounted to €14,983 thousand, a decrease of €28,811 thousand or 65.8%, compared to €43,794 thousand for the year ended December 31, 2019.

The decrease in income taxes in 2020 compared to 2019 was primarily attributable to the decrease in profit before taxes as a result of the COVID-19 pandemic as well as the other factors that affected the results of operations as described above.

In order to facilitate the understanding of the Group’s effective income tax rate, in addition to the total effective tax rate, we also present the effective tax rate net of the Italian Regional Income Tax (“IRAP”) considering IRAP is calculated on a different basis compared to the Italian corporate income tax (“IRES”). IRAP is calculated on a measure of income defined by the Italian Civil Code as the difference between operating revenues and costs, before financial income and expense, the cost of fixed term employees, credit losses and any interest included in lease payments. IRAP is calculated using financial information prepared under Italian accounting standards. The applicable IRAP rate was 5.57% for each of the years ended December 31, 2020, 2019 and 2018. Zegna’s theoretical tax rate was 24% for the three-year period 2018-2020.

The effective tax rate net of IRAP was -43.8% for 2020 compared to 60.1% for 2019 (total effective tax rate of -47.5% and 63.3% for 2020 and 2019, respectively). For 2020 the difference between the theoretical tax rate and the effective tax rate net of IRAP is primarily attributable to (i) deferred tax assets not recognized of €25,727 thousand, mainly related to tax losses of certain subsidiaries of the Group, (ii) non-deductible costs of €10,353 thousand, (iii) withholding tax on earnings of €6,221 thousand, partially offset by (iv) differences between foreign tax rates and the theoretical applicable tax rate and tax holidays of €20,321 thousand. For 2019 the difference between the theoretical tax rate and the effective tax rate net of IRAP is primarily attributable to (i) deferred tax assets not recognized of €9,386 thousand, mainly related to tax losses of certain subsidiaries of the Group, (ii) non-deductible costs of €7,349 thousand, (iii) withholding tax on earnings of €5,366 thousand, and (iv) differences between foreign tax rates and the theoretical applicable tax rate and tax holidays of €3,177 thousand.

The change in the effective tax rate net of IRAP is primarily attributable to the deferred tax assets not recognized and the differences between foreign tax rates and the theoretical tax rate.

2019 compared to 2018

Income taxes for the year ended December 31, 2019 amounted to €43,794 thousand, an increase of €14,399 thousand or 49.0% compared to €29,395 thousand for the year ended December 31, 2018.

The increase in income taxes in 2019 compared to 2018 was primarily attributable to (i) an increase in profit before taxes, (ii) higher deferred tax assets not recognized, and (iii) a favorable tax impact recognized in 2018 following the Thom Browne Inc. acquisition.

Income taxes as a percentage of (Loss)/Profit before taxes increased from (42.0)% in 2018 to (63.3)% in 2019. The effective tax rate net of IRAP increased to 60.1% for 2019 compared to 38.7% for 2018 (total effective tax rate of 63.3% and 42.0% for 2019 and 2018, respectively). For 2019 the difference between the theoretical tax rate and the effective tax rate net of IRAP is primarily attributable to the effects described above. For 2018 the difference between the theoretical tax rate and the effective tax rate net of IRAP is primarily attributable to (i) non-deductible costs of €8,180 thousand, (ii) deferred tax assets not recognized of €7,051 thousand, (iii) withholding tax on earnings of €4,958 thousand, partially offset by (iv) differences between foreign tax rates and the theoretical applicable tax rate and tax holidays of €7,716 thousand.

The change in the effective tax rate net of IRAP is primarily attributable to the effects described above.

Results by Segment

The following tables set forth revenues and Adjusted EBIT by segment for the years ended December 31, 2020, 2019 and 2018:

	Revenues
	For the years ended December 31,			Increase/(Decrease)
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%		2019 vs. 2018%
Zegna segment	843,318	1,165,911	1,163,519	(322,593)	(27.7)%	2,392	0.2%
Thom Browne segment	179,794	161,200	19,059	18,594	11.5%	142,141	n.m.
Eliminations	(8,379)	(5,784)	(15)	2,595	44.9%	5,769	n.m.

Total	1,014,733	1,321,327	1,182,563	(306,594)	(23.2)%	138,764	11.7%

	Adjusted EBIT
	For the years ended December 31,			Increase/(Decrease)
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%		2019 vs. 2018%
Zegna segment	(8,981)	91,385	104,358	(100,366)	(109.8)%	(12,973)	(12.4)%
Thom Browne segment	28,994	15,889	910	13,105	82.5%	14,979	n.m.

Total	20,013	107,274	105,268	(87,261)	(81.3)%	2,006	n.m.

The following is a discussion of revenues and Adjusted EBIT for each segment for the year ended December 31, 2020 as compared to the year ended December 31, 2019 and for the year ended December 31, 2019 as compared to the year ended December 31, 2018.

Zegna Segment

The following table sets forth revenues and Adjusted EBIT for the Zegna segment for the years ended December 31, 2020, 2019 and 2018:

	For the years ended December 31,			Increase/(Decrease)
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%		2019 vs. 2018%
Revenues	843,318	1,165,911	1,163,519	(322,593)	(27.7)%	2,392	0.2%
Adjusted EBIT	(8,981)	91,385	104,358	(100,366)	(109.8)%	(12,973)	(12.4)%

Revenues

Revenues for the year ended December 31, 2020 amounted to €843,318 thousand, a decrease of €322,593 thousand or 27.7% compared to €1,165,911 thousand for the year ended December 31, 2019.

The decrease in revenues was mainly related to: (i) Zegna branded products, and in particular formalwear, which were negatively impacted by the COVID-19 pandemic outbreak in 2020 that resulted in the temporary closure of our stores. Despite this, revenues started to recover in the second half of 2020, especially in the DTC channel in the Greater China Region driven by higher local consumption due to international travel restrictions; (ii) lower demand and order cancellations for Textile as a result of COVID-19, only partially offset by the acquisition of Dondi in 2019 (Dondi was consolidated for a full twelve months in 2020 compared to four months in 2019) and (iii) lower demand driven by COVID-19 for Strategic Alliances.

Revenues for the year ended December 31, 2019 amounted to €1,165,911 thousand, an increase of €2,392 thousand or 0.2% compared to €1,163,519 thousand for the year ended December 31, 2018.

The increase in revenues was mainly related to: (i) an increase in sales of the Textile product line, driven by the acquisition of Dondi (consolidated from September 2019 and contributing to €11,619 thousand of revenues in 2019) and (ii) growth in the Greater China Region despite a decrease in the Hong Kong area due to the protests that commenced in mid-2019, and partially offset by (iii) a decrease in Zegna branded products mainly due to lower Wholesale demand in EMEA and North America as well as the effects of closing certain under-performing stores (including one store in London, UK, one store in Short Hills, New Jersey and one store in Las Vegas, Nevada).

Adjusted EBIT

Adjusted EBIT for the year ended December 31, 2020 amounted to a negative value of €8,981 thousand, a decrease of €100,366 thousand compared to €91,385 thousand for the year ended December 31, 2019.

The decrease in Adjusted EBIT was primarily attributable to: (i) lower revenues and inefficiencies due to the impact of COVID-19 as described above, partially offset by (ii) cost reduction initiatives to address the COVID-19 crisis such as decreased personnel costs (reduced cost for compensation and benefits including the impact of furlough and other temporary layoff measures taken at our DOSs, cuts on senior and mid-level manager salaries, reduced headcount and access to government aid), decrease of purchased, outsourced and other costs and other operating costs (savings resulting from rent reductions negotiated with landlords and other cost reductions in advertising and marketing and travel expenses) as well as a reduction in cost for raw materials and consumables as a direct consequence of sales decline.

Adjusted EBIT for the year ended December 31, 2019 amounted to €91,385 thousand, a decrease of €12,973 thousand or 12.4% compared to €104,358 thousand for the year ended December 31, 2018.

The decrease in Adjusted EBIT was primarily attributable to (i) higher costs, including the additional contribution of Dondi which was consolidated starting from September 2019, only partially offset by the increase of revenues of €2,392 thousand (which includes the contribution of Dondi) compared to 2018.

The Company recognized impairment of property, plant and equipment and right-of-use assets of €19,725 thousand, €8,858 thousand and €6,186 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, and severance indemnities and provisions for severance expenses of €12,308 thousand, 9,777 thousand and €12,148 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, all related to the Zegna segment.

Thom Browne Segment

The following table sets forth revenues and Adjusted EBIT for the Thom Browne segment for the years ended December 31, 2020, 2019 and 2018:

	For the years ended December 31,			Increase/(Decrease)
(€ thousands, except percentages)	2020	2019	2018	2020 vs. 2019%		2019 vs. 2018%
Revenues	179,794	161,200	19,059	18,594	11.5%	142,141	n.m.
Adjusted EBIT	28,994	15,889	910	13,105	82.5%	14,979	n.m.

Revenues

Revenues for the year ended December 31, 2020 amounted to €179,794 thousand, an increase of €18,594 thousand or 11.5% compared to €161,200 thousand for the year ended December 31, 2019.

The increase in revenues of €18,594 thousand was primarily attributable to new store openings in the DTC channel (both for stores opened in 2020 and for the full year effect of new stores opened in 2019) and an increase in E-Commerce sales, only partially offset by a decrease of €5,329 thousand in the Wholesale channel (mainly in North America and APAC, partially offset by an increase in EMEA) from the partial shift of deliveries of the Spring Summer 2021 Pre-Collection from the fourth quarter of 2020 to first quarter of 2021.

Revenues for the year ended December 31, 2019 amounted to €161,200 thousand, an increase of €142,141 thousand compared to €19,059 thousand for the year ended December 31, 2018.

The increase was a result of the acquisition of Thom Browne in late November 2018 and the contribution of €160,595 thousand revenues for the full year 2019 compared to €19,059 thousand for one month in 2018.

Adjusted EBIT

Adjusted EBIT for the year ended December 31, 2020 amounted to €28,994 thousand, an increase of €13,105 thousand compared to €15,889 thousand for the year ended December 31, 2019.

The increase in Adjusted EBIT was primarily attributable to: (i) higher revenues of €18,594 thousand compared to 2019, (ii) the negative impact of €8,228 thousand recognized in the statement of profit and loss in 2019 relating to the purchase price step up of the fair value of inventory in 2019 as part of the purchase price accounting of the Thom Browne acquisition, and partially offset by (iii) cost increase related to DTC network expansion (ten new store openings in 2020, following thirteen new stores opened in 2019).

Adjusted EBIT for the year ended December 31, 2019 amounted to €15,889 thousand, an increase of €14,979 thousand compared to €910 thousand for the year ended December 31, 2018. The increase was directly related to the fact that Thom Browne was consolidated starting from December 2018. The impact recognized in the statement of profit and loss relating to the purchase price step up of the fair value of inventory (as part of the purchase price accounting of the Thom Browne acquisition) was €8,228 thousand in 2019 compared to €3,343 thousand in 2018.

Liquidity and Capital Resources

Overview

Zegna’s principal sources of liquidity are cash flows from operations, borrowings available under bank credit lines and other forms of indebtedness, as well as available cash and cash equivalents. Zegna requires liquidity in order to meet its obligations and fund its business. Short-term liquidity is required to fund ongoing cash requirements, including to purchase raw materials, consumables and goods for production, as well as to fund costs for services and other expenses. In addition to its general working capital and operational needs, Zegna uses significant amounts of cash for the following purposes: (i) capital expenditures to support its existing and future commercial network and production facilities (ii) principal and interest payments under its financial obligations, (iii) acquisitions, and (iv) returns of capital, including share repurchases and other corporate activities. Zegna makes capital investments primarily related to the opening of new stores or the renovation of existing stores, as well as initiatives to adapt its production facilities to emerging needs. In connection with the COVID-19 crisis, Zegna has taken several measures to preserve its liquidity as described above (see “—Key Factors Affecting Zegna’s Financial Condition and Results of Operations”). Zegna believes its cash generation together with its available liquidity will be sufficient to meet its obligations and fund its business and capital expenditures for the foreseeable future.

Cash Flows

Six months ended June 30, 2021 compared to the six months ended June 30, 2020

The following table summarizes the cash flows provided by/used in operating, investing and financing activities for each of the six months ended June 30, 2021 and 2020.

	For six months ended June 30,		Increase/ (Decrease)
(Euro thousands, except percentages)	2021	2020	2021 vs 2020
Net cash flows from/(used in) operating activities	90,871	(64,394)	155,265
Net cash flows (used in)/from investing activities	(89,286)	61,855	(151,141)
Net cash flows (used in)/from financing activities	(27,882)	13,910	(41,792)
Effects of exchange rate changes on cash and cash equivalents	2,763	(1,396)	4,159
Net (decrease)/increase in cash and cash equivalents	(23,534)	9,975	(33,509)
Cash and cash equivalents at the beginning of the period	317,291	210,626	106,665
Cash and cash equivalents at the end of the period included within assets held for sale	(7,820)	—	(7,820)
Cash and cash equivalents at end of the period	285,937	220,601	65,336

Net cash flows from operating activities

Net cash flows from operating activities for the six months ended June 30, 2021 amounted to €90,871 thousand compared to net cash flows used in operating activities for the six months ended June 30, 2020 of €64,394 thousand. The change was primarily attributable to a profit for the six months ended June 30, 2021 of €32,234 thousand compared to a loss for the six months ended June 30, 2020 of €87,755 thousand, as well as cash generated from the change in other operating assets and liabilities.

Net cash flows (used in)/from investing activities

Net cash flows used in investing activities for the six months ended June 30, 2021 amounted to €89,286 thousand compared to net cash flows from investing activities for the six months ended June 30, 2020 of €61,855 thousand. The change was primarily attributable to: (i) lower proceeds from disposals of current financial assets and derivative instruments of €95,334 thousand, (ii) advances of €42,259 thousand for the purchase of a real estate property in London, England (previously 50% owned by Zegna), which was finalized in September 2021. Such real estate property has been divested as part of the Disposition, (iii) proceeds received in February 2020 from Tom Ford for the full repayment of a loan for a total of €40,824 thousand (including accrued interest), and (iv) higher payments for property, plant and equipment of €6,818 thousand compared to the first half of 2020, where investments were limited as a measure to preserve liquidity following COVID-19 outbreak, partially offset by (i) lower payments for acquisitions of current financial assets and derivative instruments for €43,472 thousand.

Net cash flow (used in)/from financing activities

Net cash flows used in financing activities for the six months ended June 30, 2021 amounted to €27,882 thousand compared to net cash flows from financing activities for the six months ended June 30, 2020 of €13,910 thousand. The change was primarily attributable to (i) lower proceeds from borrowings of €206,938 thousand, (ii) higher payments for the acquisition of non-controlling interests of €30,653 thousand attributable to the purchase of an additional 5% of Thom Browne based on the first tranche of the put option, bringing the Group’s ownership in Thom Browne to 90% as of June 30, 2021, (iii) higher payments for lease liabilities of €1,215 thousand and (iv) dividends paid to non-controlling interests of €548 thousand, partially offset by (i) lower repayments of borrowings of €195,000 thousand and (ii) net proceeds from the sale of treasury shares of €2,562 thousand.

Year ended December 31, 2020 compared to the year ended December 31, 2019 and year ended December 31, 2019 compared to the year ended December 31, 2018

The following table summarizes the cash flows provided by/used in operating, investing and financing activities for each of the years ended December 31, 2020, 2019 and 2018. Refer to the consolidated cash flows statement and accompanying notes included elsewhere in this prospectus for additional information.

	For the years ended December 31,			Increase/(Decrease)
(€ thousands)	2020	2019	2018	2020 vs 2019	2019 vs 2018
	Restated	Restated	Restated
Net cash flows from operating activities	70,906	174,122	192,765	(103,216)	(18,643)
Net cash flows from/(used in) investing activities	92,572	83,961	(334,546)	8,611	418,507
Net cash flows (used in)/from financing activities	(49,052)	(267,486)	131,868	218,434	(399,354)
Effects of exchange rate changes on cash and cash equivalents	(7,761)	1,698	(362)	(9,459)	2,060
Net increase/(decrease) in cash and cash equivalents	106,665	(7,705)	(10,275)	114,370	2,570
Cash and cash equivalents at the beginning of the year	210,626	218,331	228,606	(7,705)	(10,275)
Cash and cash equivalents at end of the year	317,291	210,626	218,331	106,665	(7,705)

Net cash flows from operating activities

2020 compared to 2019

Net cash flows from operating activities decreased by €103,216 thousand to €70,906 thousand in 2020 from €174,122 thousand in 2019. The decrease was primarily attributable to (i) a decrease in profit/(loss) for the year prior to income taxes, financial income, financial expenses, exchange gains/losses and depreciation, amortization and impairment of assets, mainly driven by the adverse impacts of the COVID-19 pandemic, including the temporary suspension of production and stores closures mainly during the first half of 2020, (ii) higher inventories of €39,486 thousand in 2020 related to unsold stock due to COVID-19 adverse effect on Zegna sales (compared to an increase in inventories of €5,400 thousand in 2019), and (iii) lower trade payables including customer advances due to contraction of the activities, partially offset by (iv) decrease in trade receivables of €35,675 thousand in 2020, driven by lower revenue volumes especially in the wholesale channel, compared to an increase of €8,377 thousand in 2019.

2019 compared to 2018

Net cash flows from operating activities decreased by €18,643 thousand from €192,765 thousand in 2018 to €174,122 thousand in 2019. The decrease was primarily attributable to (i) lower trade payables including customer advances due to the timing of payables, (ii) the increase of indirect tax payments (recorded within changes in other operating assets and liabilities), and (iii) the increase in interest paid driven by an increase in borrowings following the Thom Browne acquisition, partially offset by (iv) an increase in profit/(loss) for the year prior to income taxes, financial income, financial expenses, exchange gains/losses and depreciation, amortization and impairment of assets, and (v) a decrease in cash absorbed from inventories.

Net cash flows from/(used in) investing activities

2020 compared to 2019

Net cash flows from investing activities increased by €8,611 thousand from €83,961 thousand in 2019 to €92,572 thousand in 2020. The increase was primarily attributable to (i) higher proceeds from disposals of non-current financial assets for €45,979 thousand driven by the full repayment in February 2020 of the loan granted to Tom Ford International LLC for a total of €40,824 thousand, including accrued interest, (ii) lower investments in property plant and equipment of €18,483 thousand as a result of Zegna’s measures to preserve liquidity in connection with COVID-19 pandemic, and (iii) lower cash outflows for business combinations of €7,091 thousand, driven by the impact of the acquisition of Dondi in 2019, and (iv) lower payments for purchases of non-current financial assets of €6,987 thousand, partially offset by (v) lower proceeds from disposals of current financial assets and derivative instruments for €74,221 thousand.

2019 compared to 2018

Net cash flows used in investing activities changed from €334,546 thousand in 2018 to net cash flows from investing activities of €83,961 thousand in 2019. The change was primarily attributable to (i) lower cash outflows for business combinations as Zegna purchased an 85% equity interest in Thom Browne, Inc. in 2018 for €337,013 thousand including cash and cash equivalent acquired, (ii) lower payments for acquisitions of current financial assets and derivative instruments of €85,996 thousand, and (iii) higher proceeds from disposals of current financial assets and derivative instruments for €36,302 thousand, partially offset by (iv) lower proceeds from disposals of property plant and equipment of €34,073 thousand mainly driven by the sale of a building in Paris in 2018.

Net cash flow (used in)/from financing activities

2020 compared to 2019

Net cash flows used in financing activities decreased by €218,434 thousand from €267,486 thousand in 2019 to €49,052 thousand in 2020. The decrease in cash flows used in financing activities was primarily attributable to (i) higher proceeds of borrowings of €134,511 thousand, (ii) lower repayments of borrowings of €51,822 thousand, (iii) lower payments for lease liabilities for €19,761 mainly as a result of lease renegotiation and rent concessions to face COVID-19 pandemic and (iv) €13,191 lower dividend payments as a measure to preserve Zegna group liquidity in connection with the COVID-19 pandemic.

2019 compared to 2018

Net cash flows used in financing activities was €267,486 thousand compared to net cash flows from financing activities of €131,868 thousand in 2018. The change was primarily attributable to (i) lower proceeds of borrowings of €344,302 thousand, related to loans granted to finance the acquisition of Thom Browne, Inc. in 2018 and (ii) higher repayments of borrowing of €55,036 thousand compared to 2018.

Capital Expenditure

Capital expenditure is defined as the sum of cash outflows that result in additions to property, plant and equipment and intangible assets.

The following table shows a breakdown of capital expenditure by category for each of the six months ended June 30, 2021 and 2020:

	For six months ended June 30,		For the years ended December 31,
(Euro thousands, except percentages)	2021	2020	2020	2019	2018
Payments for property, plant and equipment	16,996	10,178	27,630	46,113	49,247
Payments for intangible assets	7,571	7,288	11,524	13,392	10,845

Capital expenditure	24,567	17,466	39,154	59,505	60,092

Capital expenditure for the six months ended June 30, 2021 and 2020 was €24,567 thousand and €17,466 thousand, respectively and capital expenditure for the years ended December 31, 2020, 2019 and 2018 was €39,154 thousand, €59,505 thousand and €60,092 thousand.

The majority of the Group’s capital expenditure investments are related to store network development (new store openings, store renewals or relocations, maintenance or franchising contributions) and were approximately €11 million and €10 million for the six months ended June 30, 2021 and 2020, respectively, and €19 million, €39 million and €36 million for the years ended December 31, 2020, 2019 and 2018, respectively. The two most relevant investments in this area were (i) the opening of the new flagship store in New York which amounted to €9,154 thousand of which, €4,957 thousand for the year ended December 31, 2019 and €4,197 thousand for the year ended December 31, 2018 and (ii) the opening of the new flagship store in Paris which amounted to €3,903 thousand of which €2,145 thousand for the year ended December 31, 2020 and €1,758 thousand for the year ended December 31, 2019.

Other relevant investments are related to (i) the production area for both apparel and textile for approximately €2 million and €2 million for the six months ended June 30, 2021 and 2020, respectively, and €5 million, €8 million and €14 million for the years ended December 31, 2020, 2019 and 2018, respectively, (ii) the information technology area for approximately €4 million and €1 million for the six months ended June 30, 2021 and 2020, respectively, and €8 million, €9 million and €5 million for the years ended December 31, 2020, 2019 and 2018 respectively and (iii) the real estate area for approximately €4 million and €4 million for the six months ended June 30, 2021 and 2020, respectively, and €5 million, €2 million and €2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The most relevant investments in information technology were related to a business transformation project focused on reviewing and evolving order to cash, logistics and distribution, retail operations and point-of-sale processes and amounted to €8,125 thousand, of which €2,938 thousand for the six months ended June 30, 2021, €2,513 thousand for the year ended December 31, 2020 and €2,674 thousand for the year ended December 31, 2019. This business transformation is still in progress at the date of this prospectus and additional investments will be required in future periods.

In the real estate area, the main investment is related to the renovation of owned building in 61W23rd street in New York which amounted to €8,329 thousand, of which €3,897 thousand for the six months ended June 30, 2021, €4,223 thousand for the year ended December 31, 2020 and €209 thousand for the year ended December 31, 2019. The company that owns such building was divested as part of the Disposition.

Net Financial Indebtedness

Net Financial Indebtedness is defined as the sum of financial borrowings (current and non-current), derivative financial instruments and bonds, loans and certain other financial liabilities (recorded within other current and non-current financial liabilities in the consolidated statement of financial position), net of cash and cash equivalents, derivative financial instruments and other current financial assets. Net Financial Indebtedness is a non-IFRS measure. See “—Non-IFRS Financial Measures” for important information on non-IFRS measures.

Zegna’s management believes that Net Financial Indebtedness is useful to monitor the level of net liquidity and financial resources available to Zegna. Zegna’s management believes this non-IFRS measure aids management, analysts and investors to analyze Zegna’s financial position and financial resources available, and to compare Zegna’s financial position and financial resources available with that of other companies.

The following table sets forth the calculation of Net Financial Indebtedness at June 30, 2021, December 31, 2020 and December 31, 2019:

	At June 30,	At December 31,
(Euro thousands, except percentages)	2021	2020	2019
Non-current borrowings	533,282	558,722	514,263
Current borrowings	182,242	106,029	106,029
Derivative financial instruments - Liabilities	9,372	13,192	14,255
Other non-current financial liabilities (bonds and other)(*)	7,666	8,065	7,890
Other current financial liabilities (other)(**)	1,676	—	—

Total borrowings, other financial liabilities and derivatives	734,238	686,008	642,437

Cash and cash equivalents	285,937	317,291	210,626
Derivative financial instruments - Assets	1,713	11,848	6,468
Other current financial assets	373,330	350,163	434,905

Total cash and cash equivalents, other current financial assets and derivatives	660,980	679,302	651,999

Net Financial Indebtedness	(73,258)	(6,706)	9,562

(*)	Includes only the bonds and other components of the “Other non-current financial liabilities” line item from Zegna’s consolidated statement of financial position.
(**)	Includes only the other component of the “Other current financial liabilities” line item from Zegna’s consolidated statement of financial position, which relates to a short-term loan.

Net Financial Indebtedness amounted to €73,258 thousand at June 30, 2021 compared to €6,706 thousand at December 31, 2020, reflecting an increase of €66,552 thousand that was driven by new borrowings of €63,531 thousand in the first six months of 2021, mainly to fund the acquisition of non-controlling interests of €30,653 thousand, attributable to the purchase of an additional 5% of Thom Browne (bringing the Group’s ownership to 90% at June 30, 2021), and advances of €42,259 thousand for the purchase of a real estate property in London, England (previously 50% owned by Zegna), which was finalized in September 2021 (such real estate property has been divested as part of the Disposition). Additionally, the Group paid €40,737 thousand for income taxes in the first six months of 2021 compared to €20,034 thousand in the first six months of 2020.

Net Financial Indebtedness amounted to €6,706 thousand at December 31, 2020 compared to Net Financial Indebtedness of (€9,562) thousand at December 31, 2019, reflecting a change of €16,268 thousand that was the direct consequence of the business decline following COVID-19 outbreak since the first quarter of 2020 and partially limited thanks to measures Zegna put in place to preserve liquidity reducing expenses and investments. The change was mainly due to (i) an increase in non-current financial borrowings of €44,459 thousand and a decrease of €84,742 thousand of other current financial assets in 2020 compared to 2019, partially offset by a concurrent increase in cash and cash equivalents of €106,665 thousand including the repayment in February 2020 of a $45,000 thousand loan (corresponding to €40,824 thousand) granted by Zegna to Tom Ford International LLC.

The main components of Net Financial Indebtedness are further explained below.

Borrowings

Zegna enters into and manages debt facilities centrally in order to satisfy the short and medium-term needs of each of its subsidiaries based on criteria of efficiency and cost-effectiveness. Zegna has historically entered into and maintained with a diversified pool of lenders a total amount of committed credit lines that is considered consistent with its needs and suitable to ensure at any time the liquidity needed to satisfy and comply with all of its financial commitments, as well as guaranteeing an adequate level of operational flexibility for any expansion programs.

The key terms of Zegna’s credit facilities and the amount outstanding at June 30, 2021 are shown in the tables below, in thousands of Euros, unless otherwise indicated.

(Euro thousands)	Interest rates (bps)	Amount	2022	2023	2024	2025	2026
Fixed	0.00%—0.90%	293,024	107,242	74,720	80,633	30,429	—
Variable	0.60%—1.48% (*)	422,500	75,000	167,500	120,000	60,000	—

Total		715,524	182,242	242,220	200,633	90,429	—

*	Represents the spread over the variable component of the interest rate, which is generally based on Euribor.

The key terms of Zegna’s credit facilities and the amount outstanding at December 31, 2020 are shown in the tables below, in thousands of Euros, unless otherwise indicated.

(€ thousands)	Interest rates (bps)	Amount	2021	2022	2023	2024	2025
Fixed	0.00%—0.90%	236,001	36,029	25,000	145,000	874	29,098
Variable	0.60%—1.48% (*)	428,750	70,000	82,500	136,250	130,000	10,000

Total		664,751	106,029	107,500	281,250	130,874	39,098

*	Represents the spread over the variable component of the interest rate, which is generally based on Euribor.

For additional information see Note 24—Borrowings to the Zegna Interim Condensed Consolidated Financial Statements and Note 33—Borrowings to the Zegna Annual Consolidated Financial Statements, included elsewhere in this prospectus.

Debt covenants

Certain of Zegna’s borrowings are subject to financial covenants requiring Zegna to maintain a ratio of net financial indebtedness to EBITDA lower than 3.0 (calculated on an annual basis based on definitions specified in the related agreements, which differ from the similarly named non-IFRS measures included elsewhere in this prospectus), as well as negative pledges, pari passu, cross-default and change of control clauses. Failure to comply with these covenants may require Zegna to fully repay on demand the outstanding amounts. At December 31, 2020 and 2019 the actual ratio of net financial indebtedness to EBITDA (calculated based on the related borrowing agreements) for Zegna was 0.2 and (0.1), respectively, and therefore it was in compliance with this covenant. Additionally, at December 31, 2020 and 2019 Zegna was in compliance with all other covenants.

Derivative financial instruments

Zegna enters into certain derivative contracts in the course of its risk management activities, primarily to hedge the interest rate risk on its bank debt and the currency risk on sales made in currencies other than the Euro. Zegna only enters into these contracts for hedging purposes as Zegna’s financial management policy does not permit trading in financial instruments for speculative purposes. Derivative financial instruments meeting the hedge requirements of IFRS 9 are accounted for using hedge accounting. Changes in the fair value of derivative financial instruments not qualifying for hedge accounting are recognized in profit or loss in the relevant reporting period. The interest rate and currency derivatives used by Zegna are over the counter (OTC) instruments, meaning those negotiated bilaterally with market counterparties, and the determination of their current value is based on valuation techniques that use input parameters (such as interest rate curves, foreign exchange rates, etc.) observable on the market (level 2 of the fair value hierarchy defined in IFRS 13). Derivatives are measured at fair value each reporting date by taking as a reference the applicable foreign currency exchange rates or the interest rates and yield curves observable at commonly quoted intervals.

The following table sets forth Zegna’s outstanding hedges at June 30, 2021, December 31, 2020 and December 31, 2019

	At June 30, 2021			At December 31, 2020			At December 31, 2019
(Euro thousands)	Notional Amount	Positive Fair Value	Negative Fair Value	Notional Amount	Positive Fair Value	Negative Fair Value	Notional Amount	Positive Fair Value	Negative Fair Value
Foreign currency exchange risk
Forward contracts	491,144	1,713	(5,189)	347,679	11,848	(4,918)	352,253	6,468	(4,853)
Interest rate risk
Interest rate swaps	320,000	—	(4,183)	274,336	—	(5,515)	274,851	—	(5,142)

Total derivatives—Hedging	811,144	1,713	(9,372)	622,015	11,848	(10,433)	627,104	6,468	(9,995)
Stock index options	—	—	—	—	—	—	—	—	(15)
Elah Dufour Option	—	—	—	—	—	(2,759)	—	—	(4,245)

Total trading derivatives	—	—	—	—	—	(2,759)	—	—	(4,260)

Total derivatives instruments—Asset/(Liabilities)	811,144	1,713	(9,372)	622,015	11,848	(13,192)	627,104	6,468	(14,255)

For additional information see Note 20—Derivative financial instruments to the Zegna Interim Condensed Consolidated Financial Statements and Note 26—Derivative financial instruments to the Zegna Annual Consolidated Financial Statements, included elsewhere in this prospectus.

Other non-current financial liabilities (bonds and other)

At June 30, 2021 bonds and other related to non-convertible debenture loans of €4,287 thousand (€4,287 thousand at December 31, 2020 and 2019) and other loans granted by a minority shareholder of a Zegna subsidiary.

Cash and cash equivalents

The table below sets forth the breakdown of Zegna’s cash and cash equivalents at June 30, 2021, December 31, 2020 and December 31, 2019.

	At June 30,	At December 31,		Increase/(Decrease)
(Euro thousands)	2021	2020	2019	June 30, 2021 vs December 31, 2020%		December 31, 2020 vs December 31, 2019%
Cash on hand	619	535	494	84	15.7%	41	8.3%
Bank balances	285,318	316,756	210,132	(31,438)	(9.9)%	106,624	50.7%

Cash and cash equivalents	285,937	317,291	210,626	(31,354)	(9.9)%	106,665	50.6%

Zegna may be subject to restrictions which limit its ability to use cash. In particular, cash held in China is subject to certain repatriation restrictions and may only be repatriated as dividends. Zegna does not believe that such transfer restrictions have any adverse impacts on its ability to meet liquidity requirements. Cash held in China at June 30, 2021 amounted to €69,268 thousand (€43,388 thousand at December 31, 2020 and €40,014 thousand at December 31, 2019). Certain restrictions over cash also exist in Argentina; however, such restrictions do not significantly impact Zegna as cash held in Argentina amounted to €250 thousand at June 30, 2021 (€265 thousand at December 31, 2020 and €330 thousand at December 31, 2019).

Other current financial assets

The table below sets forth the breakdown of Zegna’s other current financial assets at June 30, 2021, December 31, 2020 and December 31, 2019.

	At June 30,	At December 31,		Increase/(Decrease)
(Euro thousands)	2021	2020	2019	June 30, 2021 vs December 31, 2020%		December 31, 2020 vs December 31, 2019%
Fair value through profit and loss
Insurance contracts	111,540	107,188	176,575	4,352	4.1%	(69,387)	(39.3)%
Fixed income	88,083	88,011	122,070	72	0.1%	(34,059)	(27.9)%
Real estate funds	32,271	29,073	24,807	3,198	11.0%	4,266	17.2%
Equity	26,159	24,843	15,261	1,316	5.3%	9,582	62.8%
Non directional hedge funds	22,197	18,693	38,276	3,504	18.7%	(19,583)	(51.2)%
Directional hedge funds	18,218	17,818	12,195	400	2.2%	5,623	46.1%
Private equity	11,290	10,583	8,256	707	6.7%	2,327	28.2%
Private debt	7,408	6,894	2,006	514	7.5%	4,888	243.7%
Money market funds	30,504	19,223	10,254	11,281	58.7%	8,969	87.5%

Total fair value through profit and loss	347,670	322,326	409,700	25,344	7.9%	(87,374)	(21.3)%
Amortized cost or fair value through other comprehensive income
Floating income	20,675	22,663	19,879	(1,988)	(8.8)%	2,784	14.0%
Fixed income	4,985	5,174	5,326	(189)	(3.7)%	(152)	(2.9)%

Total amortized cost or fair value through other comprehensive income	25,660	27,837	25,205	(2,177)	(7.8)%	2,632	10.4%

Total other current financial assets	373,330	350,163	434,905	23,167	6.6%	(84,742)	(19.5)%

Off-Balance Sheet Arrangements

Zegna has provided a financial guarantee to Tom Ford International LLC (an associate of Zegna) in relation to its payment obligations under a bank loan for an amount of $7,500 thousand issued to Tom Ford International LLC in 2020 and maturing in March 2025. The guarantee was still effective as of the date of this prospectus and no amounts have been claimed under the guarantee.

Recent Developments

A summary of recent developments subsequent to the reporting date of the Zegna Interim Condensed Consolidated Financial Statements is provided below:

•

On July 12, 2021 the CEO exercised an option to purchase 6,352 shares of the Company for total consideration of Euro 1,185 thousand, based on the right granted by an agreement in February 2021. For additional information related to see Note 20—Other current and non-current financial liabilities to the Zegna Interim Condensed Consolidated Financial Statements, included elsewhere in this prospectus, for additional details regarding the remuneration plans of the CEO.

•	On July 14, 2021 Zegna purchased 40% of the shares of Filati Biagioli Modesto for consideration of €282 thousand.

•	On July 15, 2021 a “Senior Executive Agreement” was signed between the CEO and the Company, and approved by the Board of Directors. Such agreement cancels and replaces any other compensation agreement previously in place. According to such review of the CEO compensation package, the cash-settled share-based payment obligation towards the CEO recognized in the Company’s statement of financial position at June 30, 2021 for an amount of Euro 15,308 thousand, was waived by the CEO. The impact of this agreement is recognized in the second half of 2021.

•

On July 28, 2021 Zegna purchased an additional 10% interest in Lanificio Ermenegildo Zegna e Figli S.p.A. for a total consideration of €9,600 thousand to be paid by the end of 2021. Following such acquisition, Zegna owns 100% of Lanificio Ermenegildo Zegna e Figli S.p.A.

•

On August 3, 2021 the shareholders of Elah Dufour S.p.A. communicated to Zegna the decision to exercise a pre-emption right to acquire the 5% of the share capital of Elah Dufour S.p.A. held by certain minority shareholders. Following such decision, the Elah Dufour Option held by Zegna, which was recorded as a derivative financial instrument liability of Euro 2,759 thousand at June 30, 2021, lapsed.

•

Following a preliminary agreement signed in May 2021, on September 2, 2021 the Group finalized the purchase of the single purpose company London Blue LLC, which holds a real estate property in London, England (previously 50% owned by the Group), for a total consideration of £37,041 thousand (€43,490 thousand), of which £36,500 thousand (€42,000 thousand) was advanced in May.

•

Zegna completed the disposition of the remaining shares of Agnona S.r.l. in two tranches: 10% on September 7, 2021 for an amount of Euro 150 thousand and the remaining 20% on October 28, 2021 for an amount of Euro 350 thousand.

•

On September 28, 2021 the Group sold a 17.5% share of Future101 Design Private Limited, a company incorporated under the laws of India, for a consideration of Euro 1,563 thousand. The investment was included in the other non-current financial assets at June 30, 2021 for an amount of 1,731 thousand.

•

On October 1, 2021 EZ Service S.r.l. (“EZ Service”), a limited liability company based in Italy and fully owned by Ermenegildo Zegna Holditalia S.p.A., was incorporated. A branch of Ermenegildo Zegna Holditalia S.p.A. was transferred to EZ Service effective November 1, 2021. EZ Service will provide a range of corporate services to both Group subsidiaries and third parties, including, among others, services related to administration, tax, legal, design, marketing, retail management and information technology.

•

On October 12, 2021 the Board of Directors of Zegna decided to early redeem the non-convertible debenture loans for a principal amount of Euro 4,287 thousand. The bonds were originally issued between 1984 and 1985 with a maturity date of November 30, 2030. Repayment of the bonds was completed in November 2021.

•

On October 12, 2021 the shareholders meeting of Zegna approved the amendment of its agreement, entered into in 2004 and subsequently amended in 2012 (the “2012 Agreement”) with DDS & Associates, an entity beneficially owned by members of Mr. Domenico De Sole’s family, which provides certain consultancy services to Zegna. In order to discharge Zegna’s obligation under the agreement through a sale of Zegna shares representing approximately 0.4% of Zegna’s issued share capital, prior to the cross-border conversion whereby Zegna expects to transfer its legal seat from Italy to the Netherlands and become a Dutch public limited liability company, for a purchase price of approximately Euro 2.2 million. Such purchase price is expected to be financed through a loan from an affiliated company bearing interest at a rate of 1% per annum (subject to adjustment). The amended and restated agreement provides that if Zegna does not obtain the listing of its ordinary shares by March 31, 2022, the amended and restated agreement will automatically terminate and the 2012 Agreement will continue with full force and effect.

•

Following the Disposition project approved by the Board of Directors in May 2021 (as explained above), on October 9 and October 14, 2021 the deeds of demerger of the Group’s businesses that were disposed of as part of the Disposition were executed and became effective on November 1, 2021.

•

On December 17, 2021, we consummated the Business Combination with IIAC. For more information on the Business Combination, please see the section “Prospectus Summary—Recent Developments—Closing of the Business Combination”.

•

On December 20, 2021, our Chief Executive Officer announced to our staff that the Zegna family decided to grant a one-time Euro 1,500 gift to each employee of the Zegna group. Such grant will be paid in February 2022 by companies of the Zegna group to employees in force as of December 31, 2021. The cost of the grant will be accounted for as labor cost in the financial statements for the year 2021. The total cost is estimated at approximately Euro 12 million. Zegna’s shareholder Monterubello will reimburse each Zegna group company for an amount corresponding to the cost incurred by such company in connection with the grant, and the amounts received by Monterubello will be accounted for as an equity contribution in the financial statements for the year 2021. The gift is therefore expected to be cash neutral for Zegna.

Critical Accounting Estimates

Zegna has selected accounting policies that it believes provide an accurate, true and fair view of its consolidated financial condition and results of operations. These accounting policies are applied in a consistent manner, unless stated otherwise, which will mainly be a result of the application of new accounting pronouncements. For a summary of all of Zegna’s significant accounting policies, refer to Note 3 – Summary of significant accounting policies to the Zegna Annual Consolidated Financial Statements included elsewhere in this prospectus.

The preparation of consolidated financial statements in accordance with IFRS issued by the International Accounting Standards Board requires management to make estimates, judgments and assumptions in order to determine the carrying amounts of certain assets, liabilities, income and expense items, as well as certain amounts disclosed in the explanatory notes to the financial statements relating to contingent assets and liabilities. The estimates and assumptions used are those deemed by management to be the most pertinent and accurate in view of Zegna’s circumstances and past experience, based on elements that are known when the financial statements are prepared.

The estimates and underlying assumptions are reviewed periodically and continuously by Zegna’s management. If the items subject to estimates do not perform as assumed, then the actual results could differ from the estimates, which would require adjustment accordingly.

A description of the critical accounting policies which Zegna management believes have the most significant impact on its consolidated financial statements is provided below:

Impairment of non-current assets with definite useful lives

Non-current assets with definite useful lives include property, plant and equipment, investment property and intangible assets. Zegna periodically reviews the carrying amount of non-current assets with definite useful lives when events and circumstances indicate that an asset may be impaired. Impairment tests are performed by comparing the carrying amount and the recoverable amount of the CGU. The recoverable amount is the higher of the CGU’s fair value less costs of disposal and its value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU. For additional information refer to Note 21—Property, plant and equipment to the Zegna Annual Consolidated Financial Statements included elsewhere in this prospectus.

The calculation of value in use for property, plant and equipment and right-of-use assets is most sensitive to the assumptions relating to discount rates, the growth rates used to extrapolate cash flows beyond the forecast period and the revenue compounded annual rate of growth (“CAGR”), which has been assessed taking into consideration the effects of the COVID-19 pandemic on the 2020 performance of the Group.

In 2020, in response to planning difficulties arising from the public health emergency, future retail and wholesale revenues were projected on the basis of a scenarios analysis that predicts a gradual return to pre-COVID-19 sales volumes with growth in line with the most recent industry forecasts published by third-party experts. The Group expects full recovery to pre-pandemic demand in European countries and most of Asian economies to take place not before mid-2022, except for China and Dubai whose recovery is already at pre-pandemic levels.

In 2020 impairment losses were recognized for DOS assets in the amount of €6,265 thousand, of which €3,473 thousand related to property, plant and equipment and €2,795 thousand related to right-of-use assets. The impairments are related to the Zegna segment. Additionally, certain stores were impaired for an amount of €12,921 thousand due to anticipated store closings (relating to right-of-use assets) and for an amount of €539 thousand due to the alignment to the agreed transfer price (relating to property, plant and equipment).

Based on the impairment test performed over corporate assets for 2020, the headroom amounted to €808 million.

In the first six months of 2021 impairment losses were recognized for DOS assets in the amount of €4,261 thousand, of which €3,893 thousand related to right-of-use assets and €353 thousand to property, plant and equipment. Impairment is primarily related to Hong Kong stores of the Zegna segment due to the ongoing developments in the area that could affect future cash flow generation.

Recoverability of goodwill and brands with indefinite useful life

In accordance with IAS 36—Impairment of Assets, goodwill and brands with indefinite useful life are not amortized and are tested for impairment annually or more frequently if facts or circumstances indicate that the asset may be impaired. The impairment test is performed by comparing the carrying amount and the recoverable amount of the CGU. The recoverable amount of the CGU is the higher of its fair value, less costs of disposal and its value in use. For additional information refer to Note 19 – Intangible assets to the Zegna Annual Consolidated Financial Statements included elsewhere in this prospectus.

In relation to goodwill, the main assumptions to calculate the recoverable amount are the following:

•	Terminal value: determined using the perpetuity method at a long-term growth rate which represents the present value, at the last year of projection, of all expected future cash flows;

•	The growth rate used to calculate the terminal value was 1.5%, which has been determined according to the diverging inflation and GDP outlook in related geographical areas;

•

The rate used to discount cash flows was calculated using the weighted average cost of capital (WACC). For the year ended December 31, 2020, the WACC used for discounting purposes ranged between 6.02% and 17.45% (between 6.24% and 17.00% at December 31, 2019). The WACC was calculated ad hoc for each CGU subject to impairment, considering the parameters specific to the geographical area: market risk premium and sovereign bond yield.

The calculation of value in use for all CGUs is most sensitive to the following assumptions:

•	Discount rates;

•	Growth rates used to extrapolate cash flows beyond the forecast period;

•	EBITDA growth rate over the explicit period of the business plan, which has been assessed taking into consideration the effects of the COVID-19 pandemic on the 2020 performance of the Group.

Based on the impairment test performed over goodwill for 2020, the headroom amounted to €430 million.

Based on the impairment test performed over intangible assets with an indefinite useful life, which relate to the Thom Browne brand, no impairment was recognized for the years ended December 31, 2020, 2019 and 2018.

No impairment test was performed as of June 30, 2021 since no impairment indicators were identified.

Recoverability of deferred tax assets

The deferred tax assets are recognized on the premise that it is more likely than not that Zegna will be able to generate sufficient and suitable future taxable profits from which the reversal of the asset can be deducted. If Zegna is unable to generate sufficient taxable profits in certain jurisdictions, or if there is a significant change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, Zegna could be required to write-off any deferred tax assets, resulting in an increase in its effective tax rate and an adverse impact on future operating results.

For additional information refer to Note 17—Income taxes to the Zegna Annual Consolidated Financial Statements included elsewhere in this prospectus.

Derivatives

Fair value of derivatives not traded in an active market is determined using a mark-to-model valuation technique. Where active markets exist for its component parts, then fair value is determined on the basis of the relevant market prices for the component parts.

Zegna entered into some business combination agreements granting put options to non-controlling interests, for which recognizes a financial liability corresponding to the present value of the exercise price of the option. The liability is subsequently remeasured at fair value at the end of each period. For additional information refer to Note 34—Other non-current financial liabilities to the Zegna Annual Consolidated Financial Statements included elsewhere in this prospectus.

Valuation techniques that are based on significant inputs that are observable are referred to as Level 2 valuations, while those based on techniques that use significant unobservable inputs are referred to as Level 3 valuations. Estimates and assumptions are made with the support of the corporate functions and, where appropriate, of independent specialists, and are regularly reviewed. For additional information refer to Note 26—Derivative financial instruments to the Zegna Annual Consolidated Financial Statements included elsewhere in this prospectus.

Provisions for obsolete inventory

Since Zegna’s products are subject to market trends and changes in fashion trends, product inventories at the end of the season are subject to impairment. Specifically, the provision for obsolete inventory of finished products reflects management’s estimate of the expected impairment losses on the products of the collections of previous seasons, considering the ability to sell them through Zegna’s various distribution channels.

Generally, impairment assumptions involve percentages of impairment that become greater the older the collections are, so as to reflect the decline in selling prices in secondary channels (mainly outlets), and on the other hand, the decrease in the probability of selling them as time goes by.

The provision for obsolete raw materials reflects management’s estimates of the decline in the probability they will be used based on the calculation of slow-moving raw materials.

Provision for risks and charges

Zegna recognizes a liability when facing legal and tax disputes and lawsuits if it believes it is probable that they will require an outflow of financial resources and a reliable estimate can be made of the amount of the potential losses. Given the uncertainty surrounding the outcome of these proceedings, it is hard to reliably estimate the outflow of resources that will be required to settle them, therefore the amount of the provisions for legal and tax disputes may change as a result of future developments in the outstanding proceedings. Zegna monitors the status of ongoing lawsuits and proceedings and consults with its legal advisors as well as legal and tax experts.

Fair value estimates

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. IFRS 13—Fair Value Measurement (“IFRS 13”) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

For additional information refer to the section “Information on financial risks” within Note 26 – Derivative financial instruments to the Zegna Annual Consolidated Financial Statements included elsewhere in this prospectus.

Non-IFRS Financial Measures

Zegna’s management monitors and evaluates operating and financial performance using several non-IFRS financial measures including: adjusted earnings before interest and taxes (“Adjusted EBIT”), adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Net Financial Indebtedness and Trade Working Capital. Zegna’s management believes that these non-IFRS financial measures provide useful and relevant information regarding Zegna’s performance and improve their ability to assess financial performance and financial position. They also provide comparable measures that facilitate management’s ability to identify operational trends, as well as make decisions regarding future spending, resource allocations and other operational decisions. While similar measures are widely used in the industry in which Zegna operates, the financial measures that Zegna uses may not be comparable to other similarly named measures used by other companies nor are they intended to be substitutes for measures of financial performance or financial position as prepared in accordance with IFRS.

Adjusted EBIT

Adjusted EBIT is defined as profit or loss before income taxes, financial income, financial expenses, exchange gains/(losses), result from investments accounted for using the equity method and impairments of investments accounted for using the equity method, adjusted for income and costs which are significant in nature and that management considers not reflective of underlying operational activities, including donations granted during COVID-19 pandemic, legal expenses related to lease agreements, impairment losses on property plant and equipment and right-of-use assets, severance expenses and indemnities, costs relating to the Agnona disposal, impairment losses on held for sale assets and gains on disposal of property plant and equipment.

Zegna’s management uses Adjusted EBIT for internal reporting to assess performance and as part of the forecasting, budgeting and decision-making processes as it provides additional transparency to Zegna’s underlying operating performance. Zegna’s management believes this non-IFRS measure is useful because it excludes items that it does not believe are indicative of its underlying operating performance and allows it to view operating trends, perform analytical comparisons and benchmark performance between periods and among segments. Zegna’s management also believes that Adjusted EBIT is useful for analysts and investors to understand how management assesses its underlying operating performance on a consistent basis. Accordingly, management believes that Adjusted EBIT provides useful information to third party stakeholders in understanding and evaluating Zegna’s operating results.

The following table sets forth a reconciliation of profit/(loss) to Adjusted EBIT for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018:

	For the six months ended June 30,		For the years ended December 31,
(Euro thousands, except percentages)	2021	2020	2020	2019	2018
Profit/(Loss) for the year	32,234	(87,755)	(46,540)	25,439	40,514
Income taxes	32,284	5,650	14,983	43,794	29,395
Financial income	(32,531)	(13,388)	(34,352)	(22,061)	(23,220)
Financial expenses	16,685	24,105	48,072	37,492	45,196
Exchange losses/(gains)	2,728	3,190	(13,455)	2,441	(1,040)
Result from investments accounted for using the equity method	346	3,286	4,205	1,534	1,056
Impairments of investments accounted for using the equity method	—	3,681	4,532	—	2,900
Donations related to the COVID-19 pandemic(1)	—	4,457	4,482	—	—
Legal expenses related to a lease agreement(2)	—	—	3,000	—	—
Impairment of property, plant and equipment and right-of-use assets(3)	4,261	4,197	19,725	8,858	6,186
Severance indemnities and provision for severance expenses(4)	6,642	596	12,308	9,777	12,148
Agnona disposal(5)	4,164	—	—	—	—
Impairment on held for sale assets(6)		—	3,053	—	—
Gains on disposal of property, plant and equipment(7)	—	—	—	—	(7,867)

Adjusted EBIT	66,813	(51,981)	20,013	107,274	105,268

(1)

In 2020, Zegna made donations of €4,482 thousand (of which €4,457 thousand was made during the six months ended June 30, 2020) to charitable organizations in Italy and abroad to support initiatives related to the COVID-19 pandemic. This amount is recorded within the line item “other operating costs” in the consolidated statement of profit and loss.

(2)

In the second half 2020, Zegna incurred €3,000 thousand for legal expenses related to a lease agreement in the UK. This amount is recorded within the line item “write downs and other provisions” in the consolidated statement of profit and loss.

(3)	Primarily includes impairments of right-of-use assets for €3,893 thousand and €3,732 thousand for the six months ended June 30, 2021 and 2020, respectively, and €15,716 thousand, €7,980 thousand and

€2,352 thousand for the years ended December 31, 2020, 2019 and 2018 respectively, and impairments of property, plant and equipment for €353 thousand and €445 thousand for the six months ended June 30, 2021 and 2020, respectively, and €4,011 thousand, €817 thousand and €3,705 thousand for the years ended December 31, 2020, 2019 and 2018, respectively. In particular, the impairment of right-of-use assets and property, plant and equipment primarily relates to the impairment of leased and owned stores. The increase in impairment in 2020 compared to 2019 and 2018 was mainly due to the effects of the COVID-19 pandemic on Zegna’s operations.
(4)

Zegna incurred costs for severance indemnities of €6,642 thousand and €596 thousand for the six months ended June 30, 2021 and 2020, respectively, and €12,308 thousand, €9,777 thousand and €12,148 thousand for the years ended December 31, 2020, 2019 and 2018, respectively. These amounts are recorded within the line item “personnel costs” in the consolidated statement of profit and loss.

(5)

Includes €4,020 thousand related to losses incurred by Agnona subsequent to the Group’s sale of a majority stake in Agnona in January 2021, for which the Group is required to compensate the company in accordance with the terms of the related sale agreement, as well as €144 thousand relating to the write down of the Group’s remaining 30% stake in Agnona.

(6)

Zegna recognized impairment on assets held for sale of €3,053 thousand for the year ended December 31, 2020, of which €988 thousand is recorded within the line item “write downs and other provisions” and €2,065 thousand relates to the write down of inventories and is recorded within the line item “cost of raw materials and consumables” in the consolidated statement of profit and loss.

(7)	In 2018, Zegna benefited from a gain of €7,867 thousand on the disposal of a building in Paris, France.

Adjusted EBITDA

Adjusted EBITDA is defined as profit or loss before income taxes, financial income, financial expenses, exchange gains/(losses), depreciation, amortization and impairment of assets, result from investments accounted for using the equity method and impairments of investments accounted for using the equity method, adjusted for income and costs which are significant in nature and that management considers not reflective of underlying operational activities, including donations granted during COVID-19 pandemic, legal expenses related to lease agreements, severance expenses and indemnities, costs relating to the Agnona disposal, impairment losses on held for sale assets and gains on disposal of property plant and equipment.

Zegna’s management uses Adjusted EBITDA to understand and evaluate Zegna’s underlying operating performance. Zegna’s management believes this non-IFRS measure is useful because it excludes items that it does not believe are indicative of its underlying operating performance and allows it to view operating trends, perform analytical comparisons and benchmark performance between periods and among segments. Accordingly, management believes that Adjusted EBITDA provides useful information to third party stakeholders in understanding and evaluating Zegna’s operating results.

The following table sets forth the calculation of Adjusted EBITDA for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018 and provides a reconciliation of this non-IFRS measure to profit/(loss) for the period:

	For the six months ended June 30,		For the years ended December 31,
(Euro thousands, except percentages)	2021	2020	2020	2019	2018
Profit/(Loss) for the year	32,234	(87,755)	(46,540)	25,439	40,514
Income taxes	32,284	5,650	14,983	43,794	29,395
Financial income	(32,531)	(13,388)	(34,352)	(22,061)	(23,220)
Financial expenses	16,685	24,105	48,072	37,492	45,196
Exchange losses/(gains)	2,728	3,190	(13,455)	2,441	(1,040)
Depreciation, amortization and impairment of assets	78,605	89,043	185,930	177,068	160,588
Result from investments accounted for using the equity method	346	3,286	4,205	1,534	1,056
Impairments of investments accounted for using the equity method	—	3,681	4,532	—	2,900
Donations related to the COVID-19 pandemic(1)	—	4,457	4,482	—	—
Legal expenses related to a lease agreement(2)	—	—	3,000	—	—
Severance indemnities and provision for severance expenses(3)	6,642	596	12,308	9,777	12,148
Agnona disposal(4)	4,164	—	—	—	—
Impairment on held for sale assets(5)	—	—	3,053	—	—
Gains on disposal of property, plant and equipment(6)	—	—	—	—	(7,867)

Adjusted EBITDA	141,157	32,865	186,218	275,484	259,670

(1)

In 2020, Zegna made donations of €4,482 thousand (of which €4,457 thousand was made during the six months ended June 30, 2020) to charitable organizations in Italy and abroad to support initiatives related to the COVID-19 pandemic. This amount is recorded within the line item “other operating costs” in the consolidated statement of profit and loss.

(2)

In the second half of 2020, Zegna incurred €3,000 thousand for legal expenses related to a lease agreement in the UK. This amount is recorded within the line item “write downs and other provisions” in the consolidated statement of profit and loss.

(3)

Zegna incurred costs for severance indemnities of €6,642 thousand and €596 thousand for the six months ended June 30, 2021 and 2020, respectively, and €12,308 thousand, €9,777 thousand and €12,148 thousand for the years ended December 31, 2020, 2019 and 2018, respectively. These amounts are recorded within the line item “personnel costs” in the consolidated statement of profit and loss.

(4)

Includes €4,020 thousand related to losses incurred by Agnona subsequent to the Group’s sale of a majority stake in Agnona in January 2021, for which the Group is required to compensate the company in accordance with the terms of the related sale agreement, as well as €144 thousand relating to the write down of the Group’s remaining 30% stake in Agnona.

(5)

Zegna recognized impairment on assets held for sale of €3,053 thousand for the year ended December 31, 2020, of which €988 thousand is recorded within the line item “write downs and other provisions” and €2,065 thousand relates to the write down of inventories and is recorded within the line item “cost of raw materials and consumables” in the consolidated statement of profit and loss.

(6)	In 2018, Zegna benefited from a gain of €7,867 thousand on the disposal of a building in Paris, France.

Net Financial Indebtedness

Net Financial Indebtedness is defined as the sum of financial borrowings (current and non-current), derivative financial instruments and bonds, loans and certain other financial liabilities (recorded within other current and non-current financial liabilities in the consolidated statement of financial position), net of cash and cash equivalents, derivative financial instruments and other current financial assets. Net Financial Indebtedness is a non-IFRS measure.

Zegna’s management believes that Net Financial Indebtedness is useful to monitor the level of net liquidity and financial resources available to Zegna. Zegna’s management believes this non-IFRS measure aids management, analysts and investors to analyze Zegna’s financial position and financial resources available, and to compare Zegna’s financial position and financial resources available with that of other companies.

The following table sets forth the calculation of Net Financial Indebtedness at June 30, 2021, December 31, 2020 and at December 31, 2019:

	At June 30,	At December 31,
(Euro thousands, except percentages)	2021	2020	2019
Non-current borrowings	533,282	558,722	514,263
Current borrowings	182,242	106,029	106,029
Derivative financial instruments—Liabilities	9,372	13,192	14,255
Other non-current financial liabilities (bonds and other)(*)	7,666	8,065	7,890
Other current financial liabilities (other)(**)	1,676	—	—

Total borrowings, other financial liabilities and derivatives	734,238	686,008	642,437

Cash and cash equivalents	285,937	317,291	210,626
Derivative financial instruments—Assets	1,713	11,848	6,468
Other current financial assets	373,330	350,163	434,905

Total cash and cash equivalents, other current financial assets and derivatives	660,980	679,302	651,999

Net Financial Indebtedness	(73,258)	(6,706)	9,562

(*)	Includes only the bonds and other components of the “Other non-current financial liabilities” line item from Zegna’s consolidated statement of financial position.
(**)	Includes only the other component of the “Other current financial liabilities” line item from Zegna’s consolidated statement of financial position, which relates to a short-term loan.

Net Financial Indebtedness amounted to €73,258 thousand at June 30, 2021 compared to €6,706 thousand at December 31, 2020, reflecting an increase of €66,552 thousand that was driven by new borrowings of €63,531 thousand in the first six months of 2021, mainly to fund the acquisition of non-controlling interests of €30,653 thousand, attributable to the purchase of an additional 5% of Thom Browne (bringing the Group’s ownership to 90% at June 30, 2021), and advances of €42,259 thousand for the purchase of a real estate property in London, England (previously 50% owned by Zegna), which was finalized in September 2021 (such real estate property will be divested as part of the Disposition). Additionally, the Group paid €40,737 thousand for income taxes in the first six months of 2021 compared to €20,034 thousand in the first six months of 2020.

Net Financial Indebtedness amounted to €6,706 thousand at December 31, 2020 compared to Net Financial Indebtedness of (€9,562) thousand at December 31, 2019, reflecting a change of €(16,268) thousand that was the direct consequence of the business decline following COVID-19 outbreak since the first quarter of 2020 and partially limited thanks to measures Zegna put in place to preserve liquidity reducing expenses and investments. The change was mainly due to (i) an increase in non-current financial borrowings of €44,459 thousand and a decrease of €84,742 thousand of other current financial assets in 2020 compared to 2019, partially offset by a concurrent increase in cash and cash equivalents of €106,665 thousand including the repayment in February 2020 of a $45,000 thousand loan (corresponding to €40,824 thousand) granted by Zegna to Tom Ford International LLC.

For additional details on the components of Net Financial Indebtedness, see “—Liquidity and Capital Resources—Net Financial Indebtedness”.

Trade Working Capital

Trade Working Capital is defined as current assets less current liabilities adjusted for derivative assets and liabilities, tax assets and liabilities, cash and cash equivalents, assets and liabilities held for sale, borrowings, lease liabilities, and other assets and liabilities. Trade Working Capital is a non-IFRS measure.

Zegna’s management uses Trade Working Capital to understand and evaluate Zegna’s liquidity generation/absorption. Zegna’s management believes this non-IFRS measure is important supplemental information for investors in evaluating liquidity in that it provides insight into the availability of net current resources to fund our ongoing operations. Trade Working Capital is a measure used by management in internal evaluations of cash availability and operational performance.

The following table sets forth the calculation of Trade Working Capital at June 30, 2021, December 31, 2020 and December 31, 2019:

	At June 30,	At December 31,
(Euro thousands, except percentages)	2021	2020	2019
Current assets	1,496,211	1,239,156	1,246,625
Current liabilities	(635,355)	(535,454)	(607,378)
Working capital	860,856	703,702	639,247
Less:
Derivative financial instruments	1,713	11,848	6,468
Tax receivables	8,409	15,611	9,583
Other current financial assets	373,330	350,163	434,905
Other current assets	74,674	66,718	92,230
Cash and cash equivalents	285,937	317,291	210,626
Assets held for sale	271,573	17,225	—
Current borrowings	(182,242)	(106,029)	(106,029)
Current lease liabilities	(62,672)	(92,842)	(102,516)
Derivative financial liabilities	(9,372)	(13,192)	(14,255)
Other current financial liabilities	(11,276)	—	—
Current provisions for risks and charges	(8,707)	(8,325)	(10,596)
Tax liabilities	(25,631)	(33,362)	(35,777)
Other current liabilities	(100,200)	(76,637)	(112,607)
Liabilities held for sale	(44,460)	(16,725)	—
Trade Working Capital	289,780	271,958	267,215
of which trade receivables	145,434	138,829	178,222
of which inventories	335,141	321,471	314,591
of which trade payables and customer advances	(190,795)	(188,342)	(225,598)

Trade Working Capital increased by €17,822 thousand from €271,958 thousand at December 31, 2020 to €289,780 thousand at June 30, 2021, related to (i) higher inventories of €13,670 thousand and higher trade receivables of €6,605 thousand driven by higher overall business volumes and (ii) an increase of trade payables and customer advances.

Trade Working Capital increased by €4,743 thousand from €267,215 thousand in 2019 to €271,958 thousand in 2020, related to (i) an increase in inventories of €6,880 thousand as a consequence of the higher levels of unsold stock partially compensated by an increase of inventory write-downs, (ii) a decrease of trade payables and customer advances of €37,256 related to the contractions of the activities, partially offset by (iii) lower trade receivables of €39,393 thousand directly related to lower volume of revenues in the Wholesale channel.

Qualitative and Quantitative Information on Financial Risks

For a detailed description of Zegna’s financial risk factors and financial risk management, reference should be made to the “Information on financial risks” section within Note 26—Derivative financial instruments to the Zegna Annual Consolidated Financial Statements, included elsewhere in this prospectus.

New Standards, Amendments and Interpretations under IFRS

For a description of certain recently adopted, issued or proposed accounting standards which may impact Zegna’s consolidated financial statements in future reporting periods, refer to the sections “New Standards and Amendments issued by the IASB and applicable to the Ermenegildo Zegna Group from January 1, 2020” and “New standards, amendments and interpretations not yet effective” in Note 3—Summary of significant accounting policies to the Zegna Interim Condensed Consolidated Financial Statements and the Zegna Annual Consolidated Financial Statements included elsewhere in this prospectus.

BOARD OF DIRECTORS AND SENIOR MANAGEMENT

The following information concerning the management of Zegna is based on the provisions of the Zegna Articles of Association. The Zegna Articles of Association may be amended in accordance with their terms. If the Zegna Articles of Association are amended, the below summary may cease to accurately reflect the Zegna Articles of Association as so amended.

Board of Directors of Zegna

Pursuant to the Zegna Articles of Association, Zegna has a one-tier board consisting of one or more Zegna Executive Directors, having responsibility for the day-to-day management of Zegna and one or more Zegna Non-Executive Directors having oversight responsibilities but not responsibility to manage the day-to-day management. The Zegna Board determines the number of Zegna Executive Directors and Zegna Non-Executive Directors, provided that the majority of the Zegna Board consists of Zegna Non-Executive Directors. The Zegna Board as a whole is responsible for the strategy of Zegna. Zegna Directors are appointed by the Zegna General Meeting on a binding nomination by the Zegna Board, also taking into account the binding nomination rights set out in the Zegna Articles of Association and further described under “Description of Securities—Board of Directors—Nomination and Appointment.” The Zegna Board may allocate its duties and powers among the Zegna Directors and the committees of the Zegna Board in accordance with the Zegna Board Regulations or otherwise in writing.

Pursuant to the Zegna Articles of Association, the general authority to represent Zegna is vested in the Zegna Board and any Zegna Executive Director.

The Zegna Board is currently composed of eleven members as set forth the in the following table. Unless otherwise indicated, the business address of each person listed below is c/o Ermenegildo Zegna N.V., Viale Roma 99/100, 13835 Valdilana loc. Trivero, Italy.

Name	Year of Birth	Position
Ermenegildo Zegna di Monte Rubello	1955	Chairperson, Chief Executive Officer and Executive Director
Andrea C. Bonomi	1965	Non-Executive Director
Angelica Cheung	1966	Non-Executive Director
Domenico De Sole	1944	Non-Executive Director
Sergio P. Ermotti	1960	Non-Executive Director
Ronald B. Johnson	1958	Non-Executive Director
Valerie A. Mars	1959	Non-Executive Director
Michele Norsa	1948	Non-Executive Director
Henry Peter	1957	Non-Executive Director
Anna Zegna di Monte Rubello	1957	Non-Executive Director
Paolo Zegna di Monte Rubello	1956	Non-Executive Director

Andrea C. Bonomi has been nominated as the Sponsor Nominee; the other Zegna Directors have been nominated by Monterubello and Ermenegildo Zegna.

The term of office for each of the Zegna Directors will end at the close of the first annual Zegna General Meeting following his or her appointment. Each Zegna Director may be reappointed.

For the current term of appointment, the Zegna Board designated Mr. Sergio Ermotti as Lead Non-Executive Director, being the chair (voorzitter) as referred to under Dutch law.

Summary biographies of the Zegna Directors are set out below.

Ermenegildo Zegna di Monte Rubello (Chairperson, Chief Executive Officer and Executive Director)

Mr. Zegna has been Chief Executive Officer of Zegna since 2006, having served on the Company’s board since 1989 and as Co-Chief Executive Officer from 1998 to 2006. Under his leadership, Zegna has pursued a strategy of vertical integration and has experienced its most extensive growth stage driven by continuous international expansion in countries within the Middle East, Australia, Brazil and Africa.

Mr. Zegna joined the family business in 1982, managing distribution of Zegna products in the United States and Canada, as President of Ermenegildo Zegna Corporation. From 1986 to 1989, he served as the Chief Executive Officer of Italco SA, supervising distribution of Zegna products in Spain. Mr. Zegna was actively involved in Zegna’s expansion in America and Europe, and in 1991 he oversaw the opening of the brand’s first store in China.

Mr. Zegna is also Chairman of the board of directors of Monterubello and Thom Browne Inc. and a board member of Tom Ford International LLC. He also served as a member of the board of directors of Fiat Chrysler Automobiles N.V. from 2014 to 2021.

Since 2013, Mr. Zegna has been a member of the board of Camera Nazionale della Moda Italiana (The National Chamber for Italian Fashion), a non-profit association committed to promoting the development of Italian fashion, and a member of the Council for the United States and Italy. In 2011, Mr. Zegna was nominated Cavaliere del Lavoro by the President of the Italian Republic, and received the Leonardo Prize from the President of the Italian Republic in 2016.

Born in Turin (Italy) in 1955, Mr. Zegna is a graduate in economics from the University of London.

Andrea C. Bonomi (Non-Executive Director)

Mr. Bonomi established Investindustrial in 1990 and Invest for Children in 2000 and currently serves as Chairman of the Industrial Advisory Board.

Previously, he was responsible for the Saffa Group (a diversified industrial holding company) investments in Europe and the USA, which included acquisitions, divestments and fund raising. He has been chairman or director of a number of industrial and financial companies including Banca Popolare di Milano, RCS MediaGroup, Permasteelisa and 21 Investimenti, 21 Centrale Partners and Inversiones Ibersuizas in the private equity industry. Prior to that, he was employed at Kleinwort Benson in London, and at Lazard Frères & Co. in New York. In both cases, he was assigned to their respective merger and acquisitions departments. He is a Trustee of New York University and a Private Equity Awards “Hall of Fame” (2018) inductee.

Born in New York City (USA) in 1965, Mr. Bonomi holds a B.Sc. in Business Administration from New York University.

Angelica Cheung (Non-Executive Director)

Ms. Cheung was the founding Editor-in-Chief of Vogue China and served as its Editor-in-Chief from 2005 to 2020. In February 2021, Ms. Cheung joined Sequoia Capital China as Venture Partner where she focuses on investments in the fashion/lifestyle/entertainment industry, especially the new generation of Chinese innovation and international brands seeking expansion in China. Since June 2021, Ms. Cheung has served on the board of directors of SSense, a Montreal-based fashion platform. She is an honorary professor at Beijing Institute of Fashion and the Fashion College of Qinghua University in addition to being Asia ambassador for the British Fashion Council and serving on the Advisory Board of Advance Global Alumni.

Born in Beijing (China) in 1966, Ms. Cheung holds degrees in law and literature from Beijing University as well as a M.B.A. from the University of South Australia.

Domenico De Sole (Non-Executive Director)

Mr. De Sole is currently a member of the board of directors of Zegna, a position he has held since 2005.

Mr. De Sole is the co-founder of luxury retailer Tom Ford International, LLC and has been the Chairman of its board of directors since its formation in 2005. During this time, Mr. De Sole also advised TPG Capital Advisors, LLC in connection with the repositioning and sale of Bally International AG and advised Sandbridge Capital, LLC in connection with the purchase, repositioning and sale of Thom Browne, Inc.

From 1984 to 1994, Mr. De Sole served as President and Chief Executive Officer of Gucci America, and, from 1994 to 2004, he served as the President and Chief Executive Officer of Gucci Group. Mr. De Sole has served on numerous public and private company boards of directors, including his current role as director of Pirelli & C. S.p.A. He formerly served as Chairman of Sotheby’s, and director of Bausch & Lomb Incorporated, Delta Airlines, Inc., Gap, Inc., Newell Brands Inc., Procter & Gamble and Telecom Italia S.p.A.

Born in Rome (Italy) in 1944, Mr. De Sole graduated from the University of Rome with a law degree and received a L.L.M. from Harvard Law School where he also currently serves as a member of the Dean’s Advisory Board.

Sergio P. Ermotti (Non-Executive Director)

Mr. Ermotti is currently Chairman of the board of directors of IIAC, a position he has held since January 2021. He was elected to the board of directors of Swiss Re Ltd. in April 2020 and has been Chairman of the board of directors since April 2021.

He was the Chief Executive Officer of UBS Group from 2011 to October 31, 2020 and remained an employee of UBS Group until December 31, 2020. Prior to joining UBS, Mr. Ermotti was Deputy Chief Executive of UniCredit from 2007 to 2010, and Head of Markets & Investment Banking from 2005 to 2007. Prior to joining UniCredit, Mr. Ermotti held various positions at Merrill Lynch between 1987 and 2003, including Co-head of Global Equity Markets, Head of Equity Markets EMEA, Head of Global Equity Linked Products, Head of Global Equity Derivatives and Head of the European equity derivatives unit.

Born in Lugano (Switzerland) in 1960, Mr. Ermotti is a Swiss-certified banking expert and a graduate of the Advanced Management Program at Oxford University.

Ronald B. Johnson (Non-Executive Director)

Mr. Johnson is currently a member of the board of directors of Zegna, a position he has held since 2019.

Mr. Johnson is the founder of Enjoy Technology Inc., where he has served as Chief Executive Officer since 2014. He also serves as a Trustee of Stanford University and a member of the board of directors of Globality, Inc., Philz Coffee, Inc., Fish Six Restaurant Corp (d/b/a The Melt) and other private companies.

Previously, Mr. Johnson served as the Chief Executive Officer of JCPenney Company, Inc. from November 2011 to April 2013, Senior Vice President of Retail at Apple Inc. from January 2000 to October 2011, and Vice President of Merchandising at Target Corporation from September 1984 to December 1999.

Born in Minneapolis (USA) in 1958, Mr. Johnson holds a B.A. in Economics from Stanford University and a M.B.A. from Harvard Business School.

Valerie A. Mars (Non-Executive Director)

Ms. Mars currently serves as Senior Vice President & Head of Corporate Development for Mars, Incorporated, a diversified food business operating in over 120 countries, where she focuses on acquisitions, joint ventures and divestitures for the company.

Previously, Ms. Mars served as a member of the board of directors of Fiat Chrysler Automobiles N.V. from 2014 until its merger with Peugeot S.A. in 2021, Ahlstrom-Munksjo, a Finnish/Swedish listed specialty paper business, from 2018 to 2021, and Celebrity Inc., a NASDAQ listed company, from 1994 to 2000.

Ms. Mars began her career with Manufacturers Hanover Trust Company as a training program participant and rose to Assistant Secretary. Prior to joining Mars, Incorporated, Ms. Mars was a controller with Whitman Heffernan Rhein, a boutique investment company. Ms. Mars is also involved in a number of community and educational organizations and currently serves on the Board of Conservation International, where she chairs the Audit Committee.

Born in New York City (USA) in 1959, Ms. Mars holds a Bachelor of Arts degree from Yale University and a M.B.A. from the Columbia Business School.

Michele Norsa (Non-Executive Director)

Mr. Norsa is currently a member of the board of directors of Zegna, a position he has held since 2017.

Mr. Norsa currently serves as Executive Vice Chairman of Salvatore Ferragamo S.p.A., where he previously served as Chief Executive Officer from 2006 to 2016. He is also a member of the International Advisory Board of the China Europe International Business School in Shanghai (CEIBS). Previously, Mr. Norsa served on the board of directors of Thom Browne Inc., Rocco Forte Hotels, Oettinger Davidoff Group and Hugo Boss and successfully led two IPOs in the luxury sector (Salvatore Ferragamo S.p.A. in 2011 and Valentino Fashion Group S.p.A. in 2005). Mr. Norsa has extensive experience in the fashion, consumer goods and publishing sectors with Marzotto, Benetton, Sergio Tacchini, Rizzoli Editore and Mondadori Editore.

Born in Lecco (Italy) in 1948, Mr. Norsa graduated in Business and Economics from Università Cattolica del Sacro Cuore in Milan.

Henry Peter (Non-Executive Director)

Mr. Peter is currently a member of the board of directors of Zegna, a position he has held since 2014.

Mr. Peter also serves on the board of directors of Swiss Life AG (Switzerland’s largest life insurance company) and Bank Lombard Odier & Co and is Chairman of the board of directors of Sigurd Rück AG. He was a member of the Swiss Takeover Board between 2004 and 2015, and has been a member of the Sanctions Commission of the SIX Swiss Exchange since 2007.

Born in Boston (USA) in 1957, Mr. Peter holds a Ph.D. in law from the University of Geneva. Since 1988, Mr. Peter has been a partner in a Lugano law firm, currently Kellerhals Carrard Lugano SA. He has also served since 1997 as professor of business law, and since 2017 as President of the Geneva Center for Philanthropy, at the University of Geneva.

Mr. Peter is Vice-Chairman of the disciplinary chamber of the Swiss Olympic Association in charge of doping cases, a position he has held since 2001. He is also Chairman of the board of the Foundation for the Lugano Faculties of the Swiss Italian University and a member of the board of the Foundation of the Swiss Italian Art Museum (MASI).

Anna Zegna di Monte Rubello (Non-Executive Director)

Ms. Zegna is currently a member of the board of directors of Zegna, a position she has held since 2018.

Ms. Zegna has served as the Managing Director of Oasi Zegna since 2014 and has headed the Image and Store Planning Department at Zegna since 1995.

Previously, Ms. Zegna headed the public relations department of Gianni Versace from 1982 to 1984 before joining Zegna in 1984 as Head of Corporate Advertising and External Relations Manager. In 1993, along with Laura Zegna, Ms. Zegna developed the Oasi Zegna project, which has over the years become a model of environmental sustainability. In 1998, she won a Green Globe Award for her work at Zegna in support of environmental issues, and was appointed to the management committee of Touring Club Italiano in 2002. In 2007, in recognition of her social commitment, she received a MarcoPolo Award from the prestigious Babson College in Boston. Ms. Zegna is also the President of Fondazione Zegna, where she oversees the planning and coordination of international humanitarian initiatives related to conservation, sustainable development and education.

Born in Turin (Italy) in 1957, Ms. Zegna holds a degree in Political Sciences from the University of Lausanne and did her post-graduate studies in advertising and marketing at Watford College.

Paolo Zegna di Monte Rubello (Non-Executive Director)

Mr. Zegna has served as Chairman of the board of directors of Zegna from 2006 until December 2021. Previously, he served as a member of the board of directors of Zegna from 1989 to 1998 and was Co-Chief Executive Officer from 1998 to 2006.

Mr. Zegna is also Vice-Chairman of the board of directors of Monterubello and Chairman of the board of directors of Lanificio Ermenegildo Zegna e Figli S.p.A. and Achill Station Pty Ltd., and a member of the board of directors of Bonotto S.p.A., Gruppo Dondi S.p.A. and Elah Dufour S.p.A.

Mr. Zegna has been a member of the board of Sistema Moda Italia since 2005, which represents companies of the entire supply chain and is the official interlocutor in relations with Italian and international institutions and organizations. He is also the Vice President of the Altagamma Foundation, which is committed to gathering high-end cultural and creative companies and increasing the competitiveness of the high-end industry.

Born in Turin (Italy) in 1956, Mr. Zegna holds a degree in Economics from the University of Geneva.

Mr. Ermenegildo Zegna di Monte Rubello and Ms. Anna Zegna di Monte Rubello are siblings. Mr. Paolo Zegna di Monte Rubello is a cousin to Mr. Ermenegildo Zegna di Monte Rubello and Ms. Anna Zegna di Monte Rubello.

Senior Management of Zegna

The senior management of Zegna comprises the following individuals:

•	Ermenegildo Zegna di Monte Rubello as Chief Executive Officer;

•	Gianluca Ambrogio Tagliabue as Chief Operating Officer and Chief Financial Officer;

•	Alessandro Sartori as Zegna Artistic Director;

•	Franco Ferraris as Head of Textiles;

•	Rodrigo Bazan as Chief Executive Officer of Thom Browne; and

•	Thom Browne as Founder and Chief Creative Officer of Thom Browne. Summary biographies of members of the senior management are set out below.

Ermenegildo Zegna di Monte Rubello

For the biography of Mr. Zegna, please see “—Board of Directors of Zegna”.

Gianluca A. Tagliabue

Mr. Tagliabue currently serves as the Chief Operating Officer and Chief Financial Officer of Zegna, positions he has held since January 2020.

Mr. Tagliabue joined Zegna in January 2016 as Chief Financial Officer and Head of Business Development. Before joining Zegna, Mr. Tagliabue was the Chief Financial Officer and Senior Vice President, Strategy and Shared Services of Oakley Group from 2012 to 2015, based in California, USA. Previously, he served as Group Business Development Director and International Business Development Director (Retail, Sun & Luxury) of the Luxottica Group from January 2011 to June 2012 and June 2010 to December 2010, respectively. Mr. Tagliabue has over 10 years of experience in strategic consulting, having worked at Value Partners, in Italy and Brazil, as Partner from 2005 to 2010 and as Senior Manager from 2001 to 2005, and earlier at Gemini Consulting.

Born in Milan (Italy) in 1968, Mr. Tagliabue holds a degree in Business Administration from the Bocconi University in Milan.

Alessandro Sartori

Mr. Sartori is currently the Artistic Director of Zegna, a position he has held since 2016, and oversees all the brands and creative functions in the Zegna Branded Products product line. He started his professional career at Zegna in 1989, and worked as a men’s wear designer for over 10 years. In 2003, Mr. Sartori was appointed Creative Director of Z Zegna. During his eight-year tenure as Creative Director, he oversaw the launch of the brand, including its first runway show in New York City in 2007.

In 2011, Mr. Sartori joined Berluti, a Paris-based menswear brand which became part of the LVMH group in 2003, as Artistic Director where he was responsible for developing the brand’s ready-to-wear business. Born in Trivero (Italy) in 1966, Mr. Sartori studied fashion design at Istituto Marangoni Milano.

Franco Ferraris

Mr. Ferraris is currently the Head of Textiles at Zegna, a position he has held since 1992.

Mr. Ferraris has served as the Chief Executive Officer and General Manager of Lanificio Ermenegildo Zegna e Figli S.p.A. since 1992. He is also the Chairman of the board of directors of Bonotto S.p.A., Gruppo Dondi S.p.A. and Tessitura Ubertino S.r.l. Mr. Ferraris also serves on the board of directors of a number of private companies in the industrial services and real estate sector, including Finissaggio e Tintoria Ferraris S.p.A., Pettinatura di Verrone S.r.l., F2 S.r.l., Immobiliare Giulia s.s. and Immobiliare Magda s.s. Since 2015, he has served as the Chairman of Fondazione Cassa di Risparmio di Biella, which plays an active role in supporting initiatives aimed at promoting the cultural, economic and social growth of the Province of Biella.

Born in Turin (Italy) in 1956, Mr. Ferraris holds a degree in Business and Economics from the University of Ancona.

Mr. Franco Ferraris is the spouse of Ms. Anna Zegna di Monte Rubello.

Rodrigo Bazan

Mr. Bazan is currently the Chief Executive Officer of Thom Browne, a position he has held since 2016. Under his leadership, Thom Browne has expanded in the DTC channel, opening directly-operated stores in North America, Europe, UK, Japan and Greater China, Middle East and with partners in Korea, HK and South East Asia. He has led the digital retail footprint for e-business, including partnering with platforms like Farfetch and TMall.

Before joining Thom Browne, Mr. Bazan served as President at Alexander Wang from 2010 to 2016 where he oversaw merchandising, marketing and sales, as well as the company’s retail expansion. Prior to his appointment at Alexander Wang, Mr. Bazan served as Vice President and General Manager of Marc Jacobs International for Europe, the Middle East and India from 2007 to 2010. Previously, he served as the General Manager and Chief Financial Officer of Alexander McQueen from 2003 to 2007, where he oversaw both the wholesale ready-to-wear and accessories team and the retail network of flagship stores.

Since 2012, Mr. Bazan has served as a member of the CFDA/Vogue Fashion Fund business advisory committee and has been actively involved in the Fund’s mentorship program. Since 2015, Mr. Bazan has been recognized by The Business of Fashion in the “BoF 500,” an annual list of the most influential people who are shaping the global fashion industry.

Born in Mar del Plata (Argentina) in 1975, Mr. Bazan graduated from the Universidad Argentina de la Empresa in Buenos Aires.

Thom Browne

Mr. Browne is the Founder and Chief Creative Officer of Thom Browne, a position he has held since 2002 before the acquisition of Thom Browne by Zegna in November 2018.

Mr. Browne is widely recognized for challenging and modernizing today’s uniform, the suit. Mr. Browne began his eponymous business in the early 2000s with five suits in a small “by appointment” shop in New York City’s West Village and, in the following years, expanded it to include complete ready-to-wear and accessories collections for both men and women. Mr. Browne has also become known for his highly conceptual runway presentations, which have gained global attention for their thought provoking and dramatic themes and settings.

Born in Allentown, Pennsylvania, in 1965, Mr. Browne holds a Bachelor of Science from the University of Notre Dame.

Committees of the Zegna Board

Pursuant to the Zegna Articles of Association, the Zegna Board has power to establish any committees and and may allocate specific duties, tasks and procedures to any such committees.

On December 17, 2021, the Zegna Board established three standing committees: (i) an audit committee (the “Audit Committee”), (ii) a compensation committee (the “Compensation Committee”) and (iii) a governance and sustainability committee (the “Governance and Sustainability Committee”). The Audit Committee comprises Valerie A. Mars (as chairperson), Sergio P. Ermotti and Ronald B. Johnson. The Compensation Committee comprises Henry Peter (as chairperson), Domenico De Sole and Valerie A. Mars. The Governance and Sustainability Committee comprises Michele Norsa (as chairperson), Ronald B. Johnson and Angelica Cheung.

Each standing committee is comprised of at least three Zegna Directors, a majority of whom is independent.

The Audit Committee

The Audit Committee is responsible for assisting and advising the Zegna Board in the oversight of, among others: (i) the integrity of Zegna’s financial statements, including any published interim reports; (ii) the adequacy and effectiveness of Zegna’s internal control over financial reporting, financial reporting procedures and disclosure controls and procedures; (iii) Zegna’s policy on tax planning; (iv) Zegna’s policy on reservations and dividends; (v) Zegna’s financing; (vi) Zegna’s application of information and communication technology; (vii) the systems of internal controls that management and/or the Zegna Board have established; (viii) Zegna’s compliance with legal and regulatory requirements; (ix) Zegna’s compliance with recommendations and observations of internal and independent auditors; (x) the open and ongoing communications regarding Zegna’s financial position and results of operations between the Zegna Board, the independent auditors, Zegna’s management and internal audit department; (xi) Zegna’s policies and procedures for addressing certain actual or perceived conflicts of interest; (xii) the qualifications, independence, oversight and remuneration of the independent auditors and any non-audit services provided to Zegna by the independent auditors; (xiii) determining the process for selecting the external auditor or the audit firm (and/or the independent registered public accounting firm), if applicable, and the nomination to extend the assignment to carry out the statutory audit; (xiv) the performance of Zegna’s internal auditors and of the independent auditors; (xv) risk management guidelines and policies; and (xvi) the implementation and effectiveness of Zegna’s ethics and compliance program.

The Audit Committee is comprised of at least three Zegna Non-Executive Directors. Each member of the Audit Committee is required (i) not to have any material relationship with Zegna or to serve as auditors or accountants for Zegna; (ii) to be “independent,” for purposes of NYSE rules, Rule 10A-3 of the Exchange Act and the DCGC; and (iii) to be “financially literate” and have “accounting or selected financial management expertise” (as determined by the Zegna Board). At least one member of the Audit Committee will be a “financial expert” as defined by the Sarbanes-Oxley Act and the rules of the SEC. No Audit Committee member may serve on more than four audit committees for other public companies, absent a waiver from the Zegna Board which must be disclosed in Zegna’s annual report. Unless decided otherwise by the Audit Committee, the independent auditors of the company, the Chief Financial Officer and the head of internal audit will attend its meetings. The Chief Executive Officer will be entitled to attend meetings of the Audit Committee unless the Audit Committee determines otherwise and should attend the meetings of the Audit Committee if the Audit Committee so requires. The Audit Committee will meet with the independent auditors at least once per year outside the presence of the Zegna Executive Directors and management.

The Compensation Committee

The Compensation Committee is responsible for, among others, assisting and advising the Zegna Board in: (i) determining executive compensation consistent with Zegna’s remuneration policy; (ii) reviewing and approving the remuneration structure for the Zegna Non-Executive Directors; (iii) administering equity incentive plans and deferred compensation benefit plans; (iv) discussing with management Zegna’s policies and practices related to compensation and issuing recommendations with respect to such compensation; and (v) to prepare the remuneration report.

The Compensation Committee is comprised of at least three Zegna Non-Executive Directors. More than half of its members (including the chairperson) are independent under the DCGC. Unless decided otherwise by the Compensation Committee, the head of human resources of Zegna or its relevant subsidiaries may be invited to attend the discussions of the Compensation Committee other than discussions relating to the compensation of Zegna Non-Executive Directors.

The Governance and Sustainability Committee

The Governance and Sustainability Committee is responsible for, among others, assisting and advising the Zegna Board with: (i) the recommendation of the criteria, professional and personal qualifications for candidates to serve as Zegna Directors; (ii) periodic assessment of the size and composition of the Zegna Board; (iii) periodic assessment of the performance of individual Zegna Directors and reporting on this to the Zegna Board; (iv) proposals to the Zegna Non-Executive Directors for the nomination and re-nomination of Zegna

Directors to be appointed by the Zegna General Meeting; (v) supervision of the policy on the selection and appointment criteria for senior management and on succession planning; (vi) monitoring, evaluating and reporting on the group’s sustainable development policies and practices, management standards, strategy, performance and governance globally; and (vii) reviewing, assessing and making recommendations as to strategic guidelines for sustainability-related issues, and reviewing the annual sustainability report.

The Governance and Sustainability Committee is comprised of at least three Zegna Non-Executive Directors. More than half of its members are independent under the DCGC.

COMPENSATION

Introduction

The description below provides information relating to the remuneration that was earned by the Zegna Board and senior management team for the year ended December 31, 2021. The form and amount of remuneration received by the directors and the senior management team of Zegna generally was determined in accordance with the decisions made by Zegna prior to the completion of the Merger. On December 17, 2021, Zegna’s shareholders adopted a remuneration policy. The non-executive directors of the Zegna Board oversee the remuneration policy, remuneration plans and practices of Zegna and intend to recommend changes when appropriate. More than half of the members of Zegna’s Compensation Committee (including the chairperson) are independent pursuant to the Dutch Corporate Governance Code. The Company may from time to time amend the remuneration policy, subject to our shareholders’ approval when necessary.

This compensation report consists of two sections:

•

Historical Compensation for the 2021 Financial Year: details the remuneration features during the 2021 financial year and actual remuneration received by each executive and non-executive director and the senior management team. The amounts of short term and long term variable compensation and Ermenegildo Zegna di Monte Rubello’s exercise of his right to purchase Zegna shares up to a maximum value of his base salary and annual variable cash compensation for 2021 yet be determined through the date of this report, as Zegna’s data related to the financial reporting closing and individual performance for 2021 and budget processes for 2022 and subsequent years are not yet finalized; as such, such amounts are not included in discussion of Zegna’s compensation for the 2021 financial year. The Zegna Board expects to determine such variable remuneration no later than April 7, 2022, and the amounts, if any, will be disclosed in an amendment to this registration statement or in a prospectus supplement to the extent such amounts are determined at that time. The amounts presented are considered preliminary and unaudited, and will be finalized with Zegna’s audited financial statements for the year ended December 31, 2021.

•

Remuneration Policy: details our current remuneration policy (which is available on our corporate website), as adopted by Zegna’s shareholders on December 17, 2021. Our remuneration policy, which governs compensation for both executive and non-executive directors (the latter as of January 1, 2022), provides a structure that aligns remuneration of the Zegna Board with successful delivery of Zegna’s long-term strategy and long-term value creation with the goal of ensuring that the directors’ interests are closely aligned to those of Zegna’s stakeholders, including its shareholders.

Historical Compensation for the 2021 Financial Year

Board of Directors

Short Term Incentive Plan

In 2021, Ermenegildo Zegna di Monte Rubello, Zegna Director and Chief Executive Officer of Zegna, Paolo Zegna di Monte Rubello, the former chairman and current Zegna Director, and Anna Zegna di Monte Rubello, Zegna Director, were eligible to earn short term variable cash compensation for 2021 under Zegna’s Performance Management Program (the “PMP”). For Ermenegildo Zegna di Monte Rubello, the short term variable compensation was based on Zegna’s profitability. For Paolo Zegna di Monte Rubello and Anna Zegna di Monte Rubello, the short term variable compensation was based on certain Zegna profitability metrics. The amount of short term variable compensation earned by Messrs. Zegna and Zegna and Ms. Zegna for the year ended December 31, 2021 cannot yet be determined through the date of this report.

The Zegna Board expects to determine such variable compensation no later than April 7, 2022, and the amounts, if any, will be disclosed in an amendment to this registration statement or in a prospectus supplement to the extent such amounts are determined at that time.

Long Term Incentive Plan

The Chief Executive Officer’s executive agreement (which was last restated on July 15, 2021, as approved by the Zegna Board) includes a Long Term Incentive Plan (the “LTIP”).

Under the LTIP, Ermenegildo Zegna di Monte Rubello is eligible to earn shares of Zegna subject to continued service and performance-based conditions for each of 2022 through 2024. Awards will generally lapse in the event of termination of employment prior to the applicable vesting date or if Mr. Zegna has given notice to terminate his employment prior to the applicable vesting date. In the event of a termination of employment classified as “good leaver,” grants will vest pro-rata from the date of grant to the date of termination of employment. “Good leaver” is defined as (a) death, (b) incapacity or illness, (c) redundancy, (d) any other reason that the Zegna Board may determine and (e) if Mr. Zegna leaves his position as Chief Executive Officer of Zegna after December 31, 2023. The amount of long term variable compensation earned by Mr. Zegna for the year ended December 31, 2021 cannot yet be determined through the date of this report. The Zegna Board expects to determine such variable compensation no later than April 7, 2022, and the amounts, if any, will be disclosed in an amendment to this registration statement or in a prospectus supplement to the extent such amounts are determined at that time.

On December 17, 2021, in connection with the completion of the Merger, the Zegna Board approved an equity incentive plan (“EIP”), which was approved by Zegna’s shareholders on December 17, 2021. In addition, the Zegna Board adopted the CEO Long Term Incentive Plan 2022-2024, a sub-plan of the EIP, which set out the modalities of the arrangements agreed upon pursuant to Ermenegildo Zegna di Monte Rubello’s executive agreement, as discussed above.

IPO Performance Bonus

Pursuant to the Chief Executive Officer’s executive agreement, as restated on July 15, 2021, as a result of the Company becoming listed on a public stock exchange, Ermenegildo Zegna di Monte Rubello is entitled to receive, at no cost to him, performance-based share awards giving right to receive 600,000 Ordinary Shares upon the satisfaction of certain vesting conditions (the “IPO Performance Bonus”). Subsequently, on December 17, 2021, the Zegna Board adopted the IPO Bonus Plan, a sub-plan of the EIP, which sets out the terms and conditions governing the IPO Performance Bonus, subject to Zegna filing a registration statement registering the Ordinary Shares subject to the IPO Performance Bonus. The IPO Performance Bonus will vest and become transferrable in two tranches upon the per share price of the Ordinary Shares of the Company reaching certain pre-determined levels and, with respect to the second tranche (representing 360,000 shares), also subject to his continued service as Zegna’s Chief Executive Officer as of December 31, 2023, unless otherwise resolved by the Zegna Non-Executive Directors.

In addition and subject to the adoption of the necessary corporate approvals under Dutch law, Henry Peter shall be entitled to receive an IPO Performance Bonus representing the right to receive 50,000 Ordinary Shares pursuant to the IPO Bonus Plan. Mr. Peter’s IPO Bonus would vest and become transferrable in two tranches upon the per share price of the Ordinary Shares of the Company reaching certain pre-determined levels and, with respect to the second tranche (representing 25,000 shares), also subject to continued service as of December 31, 2023, unless otherwise resolved by the Zegna Board.

Share Purchases

Ermenegildo Zegna di Monte Rubello’s executive agreement, prior to its restatement on July 15, 2021, provided that each year he is entitled to buy from Zegna shares valued at the greater of (a) contractually defined EBITDA multiplied by 8 divided by the number of shares issued as of December 31, 2020 and (b) €186 per share, the accounting value of Zegna’s treasury shares prior to the Conversion. On February 4, 2021, Zegna granted Ermenegildo Zegna di Monte Rubello the right to buy a maximum number of 15,832 Zegna shares for a purchase price of €186 per share, the accounting value of Zegna’s treasury shares prior to the Conversion. In May 2021, Mr. Zegna exercised such right and purchased 15,832 Zegna shares for a total consideration of €2,946,000. In July 2021, Mr. Zegna exercised his right to purchase 6,352 Zegna shares for a total consideration of €1,185,000. Mr. Zegna’s executive agreement, restated as of July 15, 2021, provides that each year he is entitled to buy from Zegna shares valued at 12 times the previous year’s EBIT (calculated in accordance with the recognition and measurement principles of IFRS), for a maximum amount corresponding to his base salary plus short term incentive compensation for the previous year. Mr. Zegna’s exercise of his right pursuant to his restated executive agreement for the year ended December 31, 2021 cannot yet be determined through the date of this report. The Zegna Board expects to determine such amount no later than April 7, 2022, and the amounts, if any, will be disclosed in an amendment to this registration statement or in a prospectus supplement to the extent such amounts are determined at that time.

On October 12, 2021, Zegna entered into an amendment of the agreement with DDS and Associates LLC (an entity beneficially owned by members of Mr. De Sole’s family which provides certain consultancy services to Zegna), entered into in 2004 and subsequently amended in 2021, in order for Mr. Domenico De Sole to provide consultancy services to Zegna on a worldwide basis. As part of the arrangement, DDS and Associates LLC was granted a “virtual options” incentive program tied to the EBITDA improvement of Zegna under which Zegna would pay, upon exercise, an amount corresponding to 0.4% of the difference between the initial (2004) reference EBITDA multiplied by 8.5 and the amount obtained by applying the same formula to the Zegna EBITDA of the fiscal year ended prior to the exercise of the virtual options. Whole or part of the “virtual options” could be exercised. Pursuant to the above mentioned amendment, prior to the Closing of the Business Combination DDS and Associates purchased 16,237 treasury shares from Zegna representing approximately 0.4% of Zegna’s issued and outstanding share capital prior to the Conversion for a purchase price of approximately €2.2 million.

Warrants

In connection with the completion of the Business Combination, Zegna granted an aggregate number of 800,000 Private Placement Warrants to certain Zegna Non-Executive Directors, namely the directors who were members of the Zegna Board prior to the Conversion, the Lead Non-Executive Director and the chairperson of the Audit Committee, in accordance with the terms and conditions set forth in the New Warrant Agreement. The Warrants are subject to a lock-up period of 12 months from the Closing Date (the “Lock-Up Period”). During the Lock-Up Period, the eligible non-executive director will not (i) exercise the Warrants or (ii) transfer, sell or otherwise dispose of any Warrants beneficially owned or owned by record by the eligible Zegna Non-Executive Director or any economic entitlement therein, except in specific cases or with prior approval of the Zegna Board.

The following table summarizes the compensation received by the members of the Zegna Board for the year ended December 31, 2021 from Zegna. The amounts of short term variable compensation for Ermenegildo Zegna di Monte Rubello, Anna Zegna di Monte Rubello and Paolo Zegna di Monte Rubello, long term variable compensation for Ermenegildo Zegna di Monte Rubello and Ermenegildo Zegna di Monte Rubello’s exercise of his right to purchase Zegna shares up to a maximum value of his base salary and annual variable cash compensation for 2021 cannot yet be determined through the date of this report, as Zegna’s audited financial statements for the year ended December 31, 2021 and budget processes for 2022 and subsequent years are not yet finalized; as such, such amounts are not included in the table. The Zegna Board expects to determine such variable remuneration no later than April 7, 2022, and the amounts, if any, will be disclosed in an amendment to this registration statement or in a prospectus supplement to the extent such amounts are determined at that time.

Name	Office held	Fixed compensation				Variable compensation (€)		Stock Awards (€)		Option Awards (€)		Pension expense (€)	Other compensation (€)		Total remuneration (€)
		Annual fee (€)		Fringe benefits (€)
Ermenegildo Zegna di Monte Rubello	Chairman, Chief Executive Officer and Executive Director	1,879,000	(1)	3,273,000	(2)	(	*)	6,161,000	(3)(*)	—		—	—		11,313,000
Total	Executive Director	1,879,000		3,273,000		(	*)	6,161,000	(*)	—		—	—		11,313,000
Andrea C. Bonomi (4)	Non-Executive Director	—		—		—		—		—		—	—		—
Angelica Cheung (5)	Senior Non-Executive Director	—		—		—		—		—		—	98,000	(6)	98,000
Domenico De Sole	Non-Executive Director	40,000		—		—		(693,000	)(7)	155,000	(8)	—	190,000	(9)	(308,000)
Sergio P. Ermotti(10)	Non-Executive Director	—		—		—		—		155,000	(8)	—	—		155,000
Ronald B. Johnson	Non-Executive Director	80,000		—		—		—		155,000	(8)	—	—		235,000
Valerie A. Mars	Non-Executive Director	—		—		—		—		155,000	(8)	—	—		155,000
Michele Norsa	Non-Executive Director	80,000		—		—		—		155,000	(8)	—	—		235,000
Henry Peter	Non-Executive Director	223,000	(11)	—		—		186,000	(12)	155,000	(8)	—	100,000	(13)	664,000
Angelo Zegna di Monte Rubello	Non-Executive Director	6,000		—		—		—		—		—	—		6,000
Anna Zegna di Monte Rubello	Non-Executive Director	23,000		—		(	*)	—		155,000	(8)	—	—		178,000
Paolo Zegna di Monte Rubello (14)	Non-Executive Director	550,000	(15)	—		(	*)	—		155,000	(8)	—	—		705,000
Renata Zegna di Monte Rubello	Non-Executive Director	25,000		—		—		—		—		—	—		25,000
Total	Non-Executive Directors	1,027,000		—		(	*)	(507,000)		1,240,000		—	388,000		2,148,000

(1)

The amount reported is comprised of (i) the base salary earned by Ermenegildo Zegna di Monte Rubello as Chief Executive Officer of Zegna (€880,000) and (ii) €999,000 for his services as a Zegna Director.

(2)	The amount reported is comprised of (i) the amount of termination indemnity accrued by Zegna (€3,204,000) and (ii) post-employment benefits for Ermenegildo Zegna di Monte Rubello (€69,000).
(3)

The amount reported is comprised of (i) the IPO Performance Bonus to which Ermenegildo Zegna di Monte Rubello is entitled subject to the registration of shares issuable under the EIP in a registration statement on a Form S-8, as discussed above and (ii) 22,184 shares of Zegna purchased by Ermenegildo Zegna di Monte Rubello, as discussed above. As noted above, the amount of long term variable compensation earned by Ermenegildo Zegna di Monte Rubello for the year ended December 31, 2021 cannot yet be determined through the date of this report and is not included in the amount reported; the amount accrued by Zegna in the Zegna Interim Condensed Consolidated Financial Statement as of June 30, 2021 reflecting the LTIP provided in Ermenegildo Zegna di Monte Rubello’s executive agreement, prior to its restatement on July 15, 2021, was €3,831,000.

(4)	Andrea C. Bonomi was nominated to the Zegna Board by the IIAC Sponsor effective as of, and has been a Zegna Director since, December 17, 2021.

(5)	Angelica Cheung has been a Zegna Director since December 17, 2021.
(6)	Angelica Cheung received €98,000 for consulting services provided to Zegna.
(7)

The amount reported reflects 16,237 Zegna treasury shares assigned to Domenico De Sole on July 4, 2021 with a fair market value of €6,051,000 for a purchase price of €2,208,000. Such Ordinary Shares were purchased pursuant to the right under the agreement between Zegna and DDS and Associates LLC, as discussed above under “Share Purchases”), net of the expense that was recorded by Zegna in previous periods (€4,536,000).

(8)	Includes the Zegna Warrants granted to certain Zegna Directors, as discussed above.
(9)	DDS and Associates LLC (an entity beneficially owned by members of Mr. De Sole’s family), received €190,000 for consulting services provided to Zegna.
(10)	The table does not include any remuneration received by Sergio P. Ermotti for his service to IIAC. Mr. Ermotti was the chairman of the board of directors of IIAC until December 17, 2021.
(11)	The amount reported includes €114,000 earned by Henry Peter for services as a director of Zegna’s subsidiary.
(12)	The amount reported represents the IPO Performance Bonus to which the Zegna Director shall be entitled to, subject to the conditions described above.
(13)	Henry Peter received €100,000 for legal services fees provided to Zegna.
(14)	Paolo Zegna di Monte Rubello was the chairman of the Zegna Board until December 17, 2021.
(15)	The amount reported includes €33,000 earned by Paolo Zegna di Monte Rubello for services as a director of Zegna’s subsidiary.
(*)

The amounts of short term variable compensation for Ermenegildo Zegna di Monte Rubello, Anna Zegna di Monte Rubello and Paolo Zegna di Monte Rubello, long term variable compensation for Ermenegildo Zegna di Monte Rubello and Ermenegildo Zegna di Monte Rubello’s exercise of his right to purchase Zegna shares up to a maximum value of his base salary and annual variable cash compensation for 2021 cannot yet be determined through the date of this report. The Zegna Board expects to determine such variable remuneration no later than April 7, 2022, and the amounts, if any, will be disclosed in an amendment to this registration statement or in a prospectus supplement to the extent such amounts are determined at that time.

Board of Statutory Auditors

In 2021, the members of Zegna’s board of statutory auditors received an annual cash fee as well as reimbursement for all reasonable and properly documented expenses. The aggregate amount of compensation earned by the members of Zegna’s board of statutory auditors in 2021 was €165,880.

Zegna’s board of statutory auditors ceased to exist upon the effectiveness of the Conversion.

Senior Management

For 2021, Zegna’s senior management team consisted of:

•	Ermenegildo Zegna di Monte Rubello as Chief Executive Officer;

•	Gianluca Ambrogio Tagliabue as Chief Operating Officer and Chief Financial Officer;

•	Alessandro Sartori as Zegna Artistic Director;

•	Franco Ferraris as Head of Textiles;

•	Rodrigo Bazan as Chief Executive Officer of Thom Browne; and

•	Thom Browne as Founder & Chief Creative Officer of Thom Browne.

The aggregate amount of fixed compensation earned by Zegna’s senior management team (excluding the CEO, whose compensation is included in the discussion of the compensation earned by the Zegna Board above) for the year ended December 31, 2021 was €5,237,000, including (a) €4,289,000 earned by Zegna’s senior management team (excluding the CEO) as base salary, (b) €423,000 earned by Zegna’s senior management team (excluding the CEO) for service as a director of a Zegna subsidiary, (c) €494,000 accrued by Zegna for post-employment benefits and (d) €30,000 accrued by Zegna for fringe benefits to its senior management team (excluding the CEO). Additionally, Zegna accrued other compensation for €8,702,000 for one-time fixed extraordinary bonuses earned by certain of Zegna’s senior management team (excluding the CEO) which will be paid in 2024. Zegna’s senior management team (excluding the CEO) earned €1,015,000 for consulting services provided to Zegna. The aggregate amounts of short term variable compensation under the PMP and long term variable compensation earned by Zegna’s senior management team (including the CEO) for the year ended December 31, 2021 cannot yet be determined through the date of this report. The Zegna Board expects to determine such short term and long term variable compensation no later than April 7, 2022, and the amounts, if any, will be disclosed in an amendment to this registration statement or in a prospectus supplement to the extent such amounts are determined at that time.

Cash compensation for Zegna’s senior management team in 2021 consisted of base salary, consulting fees and a short term variable cash compensation under the PMP. The PMP provides eligible employees, including the senior management team, with an opportunity to earn a cash incentive payment to the extent that pre-established business and individual performance goals are achieved. Additionally, certain members of Zegna’s senior management team are entitled to awards under the IPO Bonus Plan representing the right to receive an aggregate of 225,000 Ordinary Shares, as communicated to the applicable recipients in December 2021.

Remuneration in the Event of Termination

Ermenegildo Zegna di Monte Rubello’s executive agreement provides that in the event that, for any reason, Mr. Zegna leaves his position as Chief Executive Officer of Zegna, regardless of whether he maintains his position as Chairman of the Zegna Board, he will be entitled to a severance payment of an amount equal to two years of his fixed annual fee, net of income taxes, provided that the reduction of his fixed annual fee which he accepted with respect to 2020 in light of the COVID-19 pandemic will not be considered in such calculation.

Remuneration Policy

Zegna’s remuneration policy provides a framework for the Zegna Non-Executive Directors to determine the remuneration of the Zegna Executive Directors and the Zegna Non-Executive Directors. The remuneration policy provides a structure that aligns remuneration of the Zegna Board with successful delivery of Zegna’s long-term strategy and long-term value creation, and therefore aims to ensure that the Zegna Directors’ interests are closely aligned to those of Zegna’s stakeholders, including its shareholders. The purposes of the remuneration policy is to define a competitive remuneration package, designed to attract, retain and motivate Zegna Directors who possess the necessary leadership qualities and requisite skills and experience in the various aspects of Zegna’s business, while also providing enough flexibility to tailor remuneration practices to a specific situation.

While formulating the remuneration policy, the Zegna Non-Executive Directors have taken into consideration Zegna’s strategy and core values, which are focused on long-term value creation and sustainable development of Zegna. Pay ratios within Zegna and scenario analyses have also been considered. The remuneration policy is based upon the following principles:

General

1.

The remuneration of the board follows the pay-for-performance principle and incentivizes Zegna Directors to create long-term value for shareholders and other stakeholders through achievement of strategic objectives;

2.

The remuneration is appropriately balanced between fixed and variable remuneration components, aiming to ensure long-term value creation and alignment of Zegna Directors’ interests with Zegna’s strategic objectives;

3.

The remuneration of the board is competitive in relation to the market in which Zegna operates, the relative size of the business, the specificity of Zegna’s governance structure and the duties and responsibilities of the board resulting therefrom;

With Respect to Zegna Executive Director(s)

4.	The remuneration is predominantly long-term in character, with long-term equity incentives linked to the delivery of Zegna’s strategic objectives in the highly competitive industry Zegna operates in;

With Respect to Zegna Non-Executive Directors

5.

The remuneration of the Zegna Non-Executive Directors is designed to attract and retain non-executive directors who have the talent and skills to foster the long-term value creation of Zegna while respecting its core values;

6.

The remuneration of the Zegna Non-Executive Directors consists of cash payments and equity awards in order to enable Zegna to limit the cash component of the non-executive director remuneration and to ensure structural alignment of the Zegna Non-Executive Directors’ interests with the interests of Zegna’s stakeholders, including its shareholders; and

Evaluation

7.

The Zegna Non-Executive Directors will evaluate the objectives and structures of the remuneration policy at regular intervals, to ensure it is fit for its intended purpose. The Zegna Non-Executive Directors will be assisted by Zegna’s Compensation Committee.

Zegna Executive Director(s)

On the basis of the remuneration policy objectives, the compensation of Zegna Executive Director(s) consists of the elements discussed below.

Base Salary

The base salary is set at a level to attract, motivate and retain executive director(s).

Reimbursement of Expenses

Zegna will reimburse the expenses and costs reasonably incurred in relation to the performance of the Zegna Executive Director’s duties.

Short-Term Incentives

The objective of any short-term variable compensation is to incentivize the Zegna Executive Director to achieve annual targets and objectives that are related to the short-term focus of Zegna. The annual short-term incentive payment to be granted to an individual executive director will not exceed 200% of that individual Zegna Executive Director’s base salary. Notwithstanding the foregoing, the Zegna Non-Executive Directors may decide, based on a proposal of the Compensation Committee, to increase the short-term incentive payable to an individual Zegna Executive Director for any given year in case of exceptional achievements of such Zegna Executive Director.

Long-Term Incentives

The objective of any long-term equity incentive is to provide a retention tool for the Zegna Executive Director and to align the long-term interests of the Zegna Executive Director with those of Zegna and its stakeholders. Furthermore, by granting a long-term incentive in the form of equity, the Zegna Executive Director participate directly in the growth of the value of Zegna to which he or she contributes. The amount of equity awarded to the Zegna Executive Director will be determined by the Zegna Non-Executive Directors, taking into account the applicable performance conditions and continuous service requirements with the intent of creating long-term shareholder value. The Zegna Non-Executive Directors may resolve, upon recommendation of the Compensation Committee, to grant equity awards in accordance with any equity incentive plan approved by the General Meeting and to be further implemented by the Zegna Board.

The Zegna Executive Director may be entitled to annually acquire such number of Zegna’s Ordinary Shares up to a maximum value of his or her base salary and annual variable cash compensation awarded for the previous year, at a value per share based on an enterprise value corresponding to 12 times the EBIT as stated in the consolidated income statement of Zegna of the year preceding the year in which the Zegna Executive Director wishes to acquire the Ordinary Shares.

Recoupment of Incentive Compensation (Adjustment and Claw-Back)

Any grant, award or actual payment in relation to the short-term and long-term incentives may during any relevant performance and/or vesting period and during a period of three years following the actual award, in the sole discretion of the Zegna Non-Executive Directors and whether or not at the instigation of the Compensation Committee:

1.	Be decreased or eliminated if such grant, award or actual payment were to be unacceptable according to principles of reasonableness and fairness; and

2.	Clawed back if such grant, award or actual payment took place on the basis of incorrect data (including data that has been maliciously altered and therefore, is incorrect).

Remuneration in the Event of Termination

Zegna may pay severance compensation in accordance with the terms and conditions of the applicable services agreement of an individual Zegna Executive Director. Such severance compensation will not exceed 200% of the Zegna Executive Director’s annual base salary. Severance benefits may also include outplacement services and continuation of insurance and other benefits that have been paid or made available to the Zegna Executive Director prior to the termination of service. The specific terms of the severance package of a Zegna Executive Director will be established in his or her services agreement, all in accordance with the framework provided in the remuneration policy.

Benefits

Zegna may provide to the Zegna Executive Director customary benefits such as company cars (or a car allowance), travel expenses and work related costs, medical insurance, accident insurance, D&O insurance, tax assistance and relocation allowances. In addition, in individual cases, company housing and other benefits may also be offered, such as annual clothing allowances. Such benefits are in line with general prevailing market practice, while also providing the Zegna Non-Executive Directors with enough flexibility to tailor the remuneration and benefits practices to a specific situation.

Loans, Advances and Guarantees

Zegna will not provide any loans, advances or guarantees to Zegna Executive Director(s).

Zegna Non-Executive Director(s)

On the basis of the remuneration policy objectives, the compensation of Zegna Non-Executive Directors consists of the elements discussed below. Each year, the Zegna Non-Executive Directors will review the remuneration levels and structure applicable to the Zegna Non-Executive Directors and consider whether any adjustment is required.

Annual Base Remuneration

Zegna will pay the Zegna Non-Executive Directors an annual base fee of €150,000 payable 50% in cash and 50% in Zegna’s Ordinary Shares (“Equity Awards”), subject to a restricted stock award. The Lead Non-Executive Director will be entitled to an additional fee of €15,000 for the additional duties and responsibilities related to that role, payable in cash.

The number of Equity Awards granted to the Zegna Non-Executive Directors will be established, based on the closing stock price of the last trading day of the month preceding the date of grant, converted into Euros at the reference rate published by the European Central Bank on the closing of the same day, rounded down to the nearest whole share. The date of grant for the Equity Awards will be determined by the Zegna Non-Executive Directors. The Equity Awards will vest on the second anniversary of the date of grant.

Annual Committee Fee

Zegna will pay each Zegna Non-Executive Director serving on one of Zegna’s committees of the board an additional fee as set forth below:

•	Audit Committee - €30,000 (chairperson), €15,000 (other members)

•	Compensation Committee - €20,000 (chairperson), €10,000 (other members)

•	Governance and Sustainability Committee - €20,000 (chairperson), €10,000 (other members)

Reimbursement of Expenses

Zegna will reimburse the expenses and costs reasonably incurred in relation to the performance of the Zegna Non-Executive Directors’ duties, in accordance with Zegna’s expense policy, if any.

Benefits

Zegna will subscribe to the benefit of the Zegna Non-Executive Directors a liability insurance with a coverage in line with the general market practice prevailing among companies similar to Zegna.

Loans, Advances and Guarantees

Zegna will not provide any loans, advances or guarantees to Zegna Non-Executive Directors, unless the majority of the Zegna Non-Executive Directors gives prior written approval.

DESCRIPTION OF SECURITIES

Ermenegildo Zegna N.V. is a Dutch public limited liability company (naamloze vennootschap).

The following is a summary of material terms of Zegna’s securities. It includes information relating to Zegna’s securities, the Zegna Articles of Association, the Zegna Board Regulations, the Terms and Conditions of the Zegna Special Voting Shares, the Warrant Agreement and applicable Dutch law in effect at the date of this prospectus. The summaries of the Zegna Articles of Association, the Zegna Board Regulations and the Terms and Conditions of the Zegna Special Voting Shares as set forth in this prospectus are qualified in their entirety by reference to the full text of the Zegna Articles of Association, the Zegna Board Regulations and the Terms and Conditions of the Zegna Special Voting Shares.

Corporate Seat and Place of Effective Management

Zegna is a legal entity organized under the laws of the Netherlands. It has its corporate seat (statutaire zetel) in Amsterdam, the Netherlands. The address of Zegna is Viale Roma 99/100, 13835 Valdilana loc. Trivero, Italy. Since its incorporation Zegna has had, and it intends to continue to have, its place of effective management in Italy.

Zegna is registered with the Dutch Trade Register. Its trade register number is 84808640.

Share Capital and Form of Shares

As of the Closing Date, there were 242,343,659 Ordinary Shares issued and outstanding. As of the same date, there were also 13,416,667 Public Warrants and 6,700,000 Private Placement Warrants outstanding.

As of the Closing Date, Zegna’s authorized share capital amounted to €18,700,000, divided into (i) 400,000,000 Ordinary Shares, with a nominal value of €0.02 each, 200,000,000 Zegna Special Voting Shares A, with a nominal value of €0.02 each, 50,000,000 Zegna Special Voting Shares B, with a nominal value of €0.08 each and 15,000,000 Zegna Special Voting Shares C, with a nominal value of €0.18 each. In order to facilitate Zegna’s loyalty voting structure, the Zegna Articles of Association provide for transitional provisions to increase the authorized share capital when the Zegna Board makes the required filings with the Dutch Trade Register. All issued Ordinary Shares have been fully paid up.

As of the Closing Date, 54,600,000 Ordinary Shares were held by Zegna in treasury.

All issued and outstanding Ordinary Shares and Zegna Special Voting Shares are held in registered form. No share certificates may be issued.

Issuance of Shares

The Zegna Articles of Association provide that Ordinary Shares and Zegna Special Voting Shares may be issued or rights to subscribe for shares may be granted pursuant to a resolution adopted by the Zegna General Meeting at the proposal of the Zegna Board, or alternatively, by the Zegna Board if so designated by the Zegna General Meeting. Designation by resolution of the Zegna General Meeting cannot be withdrawn unless determined otherwise at the time of designation. The scope and duration of the Zegna Board’s authority to issue shares or grant rights to subscribe for shares (such as granting stock options) will be determined by a resolution of the Zegna General Meeting and relates, at the most, to all unissued shares in Zegna’s authorized capital on the date on which the Zegna Board resolves to issue shares or grant rights to subscribe for shares. The duration of this authority may not exceed a period of five years. Designation of the Zegna Board as the body authorized to issue shares or grant rights to subscribe for shares may be extended by a resolution of the Zegna General Meeting for a period not exceeding five years in each case. The number of shares that may be issued is determined at the time of designation.

No resolution of the Zegna General Meeting or resolution of the Zegna Board is required to issue shares pursuant to the exercise of a previously granted right to subscribe for shares.

The Zegna General Meeting adopted a resolution prior to the Closing pursuant to which the Zegna Board is authorized, for a period of five years from the date of the Closing, to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares up to the authorized share capital from time to time.

Pre-emptive Rights

Under Dutch law and the Zegna Articles of Association, each shareholder has a pre-emptive right in proportion to the aggregate number of its Ordinary Shares upon the issuance of new Ordinary Shares or the granting of rights to subscribe for Ordinary Shares. Exceptions to this pre-emptive right include the issuance of new Ordinary Shares or the granting of rights to subscribe for Ordinary Shares: (i) to employees of Zegna or another company of its group; (ii) against payment other than in cash; and (iii) to persons exercising a previously granted right to subscribe for Ordinary Shares. Holders of Zegna Special Voting Shares will not have pre-emptive rights to acquire newly issued Ordinary Shares or Zegna Special Voting Shares and no pre-emptive rights will exist with respect to the issue of Zegna Special Voting Shares. In accordance with Dutch law, pre-emptive rights may be exercised during a period of at least two weeks after the announcement of an issuance of new Ordinary Shares or a grant of rights to subscribe for Ordinary Shares in the Dutch State Gazette.

Zegna’s General Meeting at the proposal of the Zegna Board, or alternatively the Zegna Board if it has been designated to do so by the Zegna General Meeting, has the authority to resolve on the limitation or exclusion of pre-emptive rights upon an issuance of Ordinary Shares or a grant of rights to subscribe for Ordinary Shares. A resolution of the Zegna General Meeting to limit or exclude pre-emptive rights or to authorize the Zegna Board to do so requires a two-thirds majority of the votes cast if less than half of the issued share capital is represented at a Zegna General Meeting. If half or more of the issued share capital is represented at the meeting, this resolution is adopted with a simple majority of the votes cast.

Pursuant to Dutch law, the Zegna Board may be designated as the competent body to limit or exclude pre-emption rights for a specified period of time not exceeding five years, but only if the Zegna Board has also been authorized or is simultaneously authorized to issue Ordinary Shares. If a proposal is made by the Zegna Board to the Zegna General Meeting to limit or exclude pre-emptive rights, the reasons for the proposal and the choice of the intended price of issue must be explained in writing.

The Zegna General Meeting adopted a resolution prior to the Closing pursuant to which the Zegna Board is authorized, for a period of five years from the Closing Date, to limit or exclude pre-emptive rights in connection with an issuance of Ordinary Shares or grant of rights to subscribe for Ordinary Shares.

Repurchase of Shares

Zegna and each of its subsidiaries may acquire Ordinary Shares and Zegna Special Voting Shares, subject to certain provisions of Dutch law and the Zegna Articles of Association and the articles of association of such subsidiary, as applicable. Ordinary Shares or Zegna Special Voting Shares may be acquired by Zegna or a subsidiary against no consideration or against consideration. Ordinary Shares or Zegna Special Voting Shares may only be acquired against consideration if (i) Zegna’s shareholders’ equity (eigen vermogen) less the acquisition price is not less than the sum of the paid-up and called-up share capital and any reserves to be maintained by Dutch law or the Zegna Articles of Association, (ii) Zegna and its subsidiaries would not thereafter hold shares or hold shares as pledgee with an aggregate nominal value exceeding 50% of Zegna’s then current issued and outstanding share capital, and (iii) the Zegna Board has been designated to do so by its shareholders at a Zegna General Meeting. The designation of the Zegna Board is not required if Zegna acquires fully paid-up Ordinary Shares for the purpose of transferring these to employees of Zegna under any applicable equity compensation plan.

The Zegna General Meeting adopted a resolution prior to the Closing to authorize the Zegna Board for a period of 18 months from the Closing Date, to repurchase Ordinary Shares, on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, representing up to 10% of Zegna’s issued share capital at the time of such repurchase, provided that the Zegna Board is authorized to repurchase Ordinary Shares representing up to 20% of Zegna’s issued share capital at the time of such repurchase if Zegna intends to cancel or transfer the the repurchased Ordinary Shares within 12 months from the date of such repurchase, at prices ranging from the nominal value of the Ordinary Shares up to 110% of the market price for the Ordinary Shares; provided that (i) for open market or privately negotiated repurchases, the market price shall be the price for the Ordinary Shares on the NYSE at the time of the transaction; (ii) for self-tender offers, the market price shall be the volume weighted average price (the “VWAP”) for the Ordinary Shares on the NYSE during a period, determined by the Board, of no less than one and no greater than five consecutive trading days immediately prior to the expiration of the tender offer; and (iii) for accelerated repurchase arrangements, the market price shall be the VWAP for the Ordinary Shares on the NYSE over the term of the arrangement. The VWAP of any number of trading days shall be calculated as the arithmetic average of the daily VWAP on those trading days.

Reduction of Share Capital

The Zegna General Meeting may resolve to reduce Zegna’s issued share capital by a cancellation of shares or by reducing the nominal value of the shares by amending the Zegna Articles of Association. A resolution to cancel shares may only relate to shares held by Zegna itself or all issued shares of any class of Zegna Special Voting Shares. A resolution to cancel all issued shares of any class of Zegna Special Voting Shares will be subject to approval of the meeting of holders of such class of Zegna Special Voting Shares. Cancellation of a class of Zegna Special Voting Shares will take place without the repayment of the nominal value of the class of Zegna Special Voting Shares, which nominal value will be added to the special capital reserve.

Any reduction of the nominal value of the Ordinary Shares or a class of Zegna Special Voting Shares without repayment must be made pro rata on all such shares. Any reduction of the nominal value of the Zegna Special Voting Shares will take place without repayment.

A resolution of the Zegna General Meeting to reduce the share capital requires a majority of at least two-thirds of the votes cast at a Zegna General Meeting if less than half of the issued share capital is represented at the meeting. If half or more of the issued share capital is represented at the meeting, such resolution is adopted with a simple majority of the votes cast.

In addition, Dutch law contains detailed provisions regarding the reduction of share capital. A resolution to reduce the issued share capital shall not take effect before a two months creditor opposition period has lapsed.

Transfer of Shares

Pursuant to Dutch law and the Zegna Articles of Association, the transfer of Ordinary Shares or Zegna Special Voting Shares (other than in book-entry form) or the creation of a right in rem on such shares requires a deed intended for that purpose and, save when Zegna is a party to the deed, written acknowledgment by Zegna of the transfer or the creation.

Pursuant to the Zegna Articles of Association, for as long as Ordinary Shares are listed on a regulated foreign stock exchange, the Zegna Board may resolve, in accordance with applicable Dutch law, that the preceding paragraph shall not apply to the Ordinary Shares that are registered in the part of the shareholders register which is kept outside the Netherlands by a registrar appointed by the Zegna Board for the purpose of the listing on such foreign stock exchange and that the property law aspects of such shares shall be governed by the law of the state of establishment of such stock exchange or by the law of the state in which deliveries and other legal acts under property law relating to the Ordinary Shares can or must be made with the consent of such stock exchange.

Pursuant to Dutch law and the Zegna Articles of Association, the Ordinary Shares are freely transferable. The Ordinary Shares which are registered in the Loyalty Register to participate in Zegna’s loyalty voting structure are subject to the transfer restrictions described under “—Terms and Conditions of the Zegna Special Voting Shares—Cancellation of Zegna Special Voting Shares.”

No Liability to Further Capital Calls

All issued Ordinary Shares have been fully paid up.

Discriminating Provisions

There are no provisions in the Zegna Articles of Association that discriminate against a shareholder because of its ownership of a certain number of shares.

Dividends and Other Distributions

Pursuant to Dutch law and the Zegna Articles of Association, the distribution of dividends will take place following the adoption of the annual accounts, from which Zegna will determine whether such distribution is permitted. Zegna may make distributions to its shareholders, whether from profits or from Zegna’s freely distributable reserves, only insofar as Zegna’s shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus any reserves to be maintained by Dutch law or the Zegna Articles of Association.

The Zegna Board may resolve to reserve the profits or part of the profits. Any profits remaining after the reservation referred to in the previous sentence by the Zegna Board will first be applied to allocate and add to the dividend reserve for each class of Zegna Special Voting Shares an amount equal to 1% of the aggregate nominal value of all issued and outstanding Zegna Special Voting Shares of that class. The profits remaining after application of the preceding sentence will be at the disposal of the Zegna General Meeting, which may resolve to add the remaining profits to the reserves or distribute them to the holders of Ordinary Shares. Distributions of dividends will be made to Zegna’s shareholders in proportion to the nominal value of their Ordinary Shares.

Pursuant to Dutch law and the Zegna Articles of Association, the Zegna Board or the Zegna General Meeting at the proposal of the Zegna Board are allowed to resolve upon interim distributions on Ordinary Shares. For this purpose, the Zegna Board must prepare an interim statement of assets and liabilities. Such interim statement shall show Zegna’s financial position not earlier than on the first day of the third month before the month in which the resolution to make the interim distribution is announced. An interim dividend can only be paid if (i) an interim statement of assets and liabilities is drawn up showing that the funds available for distribution are sufficient, and (ii) Zegna’s shareholders’ equity exceeds the sum of the paid-up and called-up share capital any reserves to be maintained by Dutch law or the Zegna Articles of Association. Interim distributions may made in cash, in kind or in the form of Ordinary Shares.

Holders of Zegna Special Voting Shares will not receive any dividends in respect of the Zegna Special Voting Shares; however, Zegna will maintain a separate dividend reserve for each class of Zegna Special Voting Shares for the sole purpose of the allocation of the mandatory minimal profits that accrue to the Zegna Special Voting Shares (as further described under “—Loyalty Voting Structure”). Any distribution out of a special voting shares dividend reserve or the partial or full release of any such reserve will require a prior proposal from the Zegna Board and a resolution of the meeting of holders of the relevant class of Zegna Special Voting Shares, and will be made exclusively to the holders of the relevant class of Zegna Special Voting Shares in proportion to the aggregate nominal value of such relevant class of Zegna Special Voting Shares.

Distributions are payable on the day determined by the Zegna Board. Distributions will lapse if the distributions are not claimed within five years and one day following the date when they became payable.

Board of Directors

Zegna Board Composition

Pursuant to the Zegna Articles of Association, Zegna has a one-tier board consisting of one or more Zegna Executive Directors and one or more Zegna Non-Executive Directors. The Zegna Board determines the number of Zegna Executive Directors and Zegna Non-Executive Directors, provided that the majority of the Zegna Board will consist of Zegna Non-Executive Directors.

The Zegna Board is currently composed of eleven members, as described in “Board of Directors and Senior Management—Board of Directors of Zegna.”

The Zegna Board has adopted a diversity policy to ensure gender representation and diversity on the Zegna Board in accordance with applicable law and in pursuit of best market practices.

The Zegna Executive Directors are primarily responsible for all day-to-day operations of Zegna. The Zegna Non-Executive Directors, among others, supervise (i) the Zegna Executive Directors’ policy and performance of duties and (ii) Zegna’s general affairs and its business, and render advice and direction to the Zegna Executive Directors. The Zegna Non-Executive Directors furthermore perform any duties allocated to them under or pursuant to Dutch law or the Zegna Articles of Association. The Zegna Executive Directors will timely provide the Zegna Non-Executive Directors with the information they need to carry out their duties.

The Zegna Board may allocate its duties and powers among the Zegna Directors and the committees of the Zegna Board in or in accordance with the Zegna Board Regulations or otherwise in writing.

The Zegna Board may in its discretion grant one of the Non-Executive Directors the title Vice Chairman and may grant such additional titles the Zegna Board deems appropriate to any Zegna Director. The Zegna Board determines which Non-Executive Director will act as Lead Non-Executive Director and chair (voorzitter) as referred to under Dutch law.

Nomination and Appointment

Zegna Directors are appointed by the Zegna General Meeting on a binding nomination by the Zegna Board, provided that one Zegna Non-Executive Director is appointed on a binding nomination by the IIAC Sponsor if at the time of the convocation of the relevant Zegna General Meeting the Sponsor Group satisfies the Minimum Holding Requirement. The nomination of the Sponsor Nominee by the IIAC Sponsor is subject to the approval of the Zegna Board in its discretion if he or she has not previously served as Zegna Director.

The IIAC Sponsor’s right to make a nomination for one Zegna Non-Executive Director will lapse with immediate effect if the Sponsor Group fails to satisfy the Minimum Holding Requirement, provided that if such failure is not caused by a sale or transfer of Ordinary Shares by any member of the Sponsor Group, the IIAC Sponsor’s nomination right will lapse if such failure continues for a period of 20 trading days from the date on which any member of the Sponsor Group had knowledge of such failure. Upon the termination of the nomination right, the Sponsor Nominee (or any temporary Zegna Director replacing a Sponsor Nominee) shall resign from the Zegna Board with immediate effect at the request of Zegna.

The Zegna General Meeting will at all times be allowed to overrule a binding nomination for the appointment of a Zegna Director by a simple majority of the votes cast, representing more than one-third of Zegna’s issued share capital. If a majority of the votes are cast in favor of overruling the binding nomination, but that majority does not represent more than one third of Zegna’s issued share capital, a new Zegna General Meeting may be convened at which the resolution to overrule the binding nomination may be adopted by a simple majority of the votes cast, regardless of Zegna’s issued share capital represented by that majority.

In the event the binding nomination for the appointment of any Zegna Director other than the Sponsor Nominee is overruled, the Zegna Board is allowed to make a new binding nomination to fill the vacancy. In the event that also this binding nomination is overruled, the Zegna General Meeting shall be free to appoint a Zegna Director to fill the vacancy. In the event the binding nomination for the appointment of the Sponsor Nominee is overruled, the IIAC Sponsor may make a new binding nomination to fill the vacancy, provided that at the time of the convocation of the relevant Zegna General Meeting, the Sponsor Group satisfies the Minimum Holding Requirement.

Term of Office; Suspension; Dismissal; Conflict of Interest

Each Zegna Director is appointed for a term ending at the close of the first annual Zegna General Meeting following his or her appointment. Each Zegna Director may be reappointed.

The Zegna General Meeting may at all times suspend or dismiss a Zegna Director. Such resolution will require a majority of at least two-thirds of the votes cast, representing more than half of Zegna’s issued share capital, or, if such resolution is proposed by the Zegna Board, by a simple majority of the votes cast, representing more than half of Zegna’s issued share capital. A Zegna Director will not participate in the deliberations and decision-making process if such Zegna Director has a direct or indirect personal conflict of interest with Zegna and its associated business enterprise. If the Zegna Board is unable to adopt a resolution as a result of all Zegna Directors being unable to participate in the deliberations and decision-making process due to a conflict of interest, the resolution may nevertheless be adopted by the Zegna Board.

Liability of Directors

Pursuant to Dutch law, each Zegna Director may be held jointly and severally liable to Zegna for damages in the event of improper or negligent performance of his or her duties. Furthermore, Zegna Directors may be held liable to third parties based on tort pursuant to certain provisions of the Dutch Civil Code. All Zegna Directors are jointly and severally liable for failure of one or more co-directors. An individual Zegna Director will only be exempt from liability if he or she proves that he or she cannot be held culpable for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard a Zegna Director may, however, refer to the allocation of tasks among the Zegna Directors.

Board Regulations

Pursuant to the Zegna Articles of Association, the Zegna Board has adopted regulations dealing with its internal organization, the manner in which decisions are taken, the place and manner in which meetings are held, the composition, the duties and organization of committees of the Zegna Board and any other matters concerning the Zegna Board, Zegna Directors and committees established by the Zegna Board.

Decision-making

Pursuant to the Zegna Board Regulations, the Zegna Board strives to adopt its resolutions by consensus. If this is not possible, resolutions are adopted by a majority of votes cast, unless provided otherwise by the Zegna Board Regulations. In the event of a tied vote, the proposal is rejected, unless the Zegna Board Regulations provide otherwise. Each Zegna Director shall have one vote.

Pursuant to the Zegna Board Regulations, the Zegna Board will only adopt resolutions at a meeting if the majority of the directors entitled to vote is present or represented at the meeting. If the Lead Non-Executive Director and the Chairperson believe there is an urgent situation that requires an immediate resolution by the Zegna Board, they may decide that the aforementioned quorum requirement does not apply provided that (i) at least two Directors entitled to vote are present or represented at the meeting including at least one Executive Director (if any such Executive Director is entitled to vote on the matters being considered), and (ii) reasonable efforts have been made to involve the other Directors in the decision-making.

The Zegna Articles of Association and Dutch law provide that resolutions of the Zegna Board regarding an important change in Zegna’s identity or character or its associated business enterprise are subject to the approval of the Zegna General Meeting. Such resolutions include in any event: (i) the transfer of the business of Zegna or practically the entire business of Zegna to a third party; (ii) concluding or cancelling a long-lasting cooperation of Zegna or a subsidiary with another legal entity or company or as a fully liable partner in a partnership, provided that the cooperation or cancellation is of material significance to Zegna; and (iii) acquiring or disposing of a participating interest in the share capital of a company with a value of at least one-third of Zegna’s assets, as shown in the consolidated balance sheet with explanatory notes according to the last adopted annual accounts, by Zegna or a subsidiary.

Representation

The Zegna Board as a whole and any Zegna Executive Director acting individually are authorized to represent Zegna. The Zegna Board may authorize one or more persons, whether or not employed by Zegna, to represent Zegna on a continuing basis or authorize in a different manner one or more persons to represent Zegna.

Indemnification of Zegna Directors and Officers

Under Dutch law, indemnification provisions may be included in a company’s articles of association. Pursuant to the Zegna Articles of Association, Zegna is required to indemnify any and all of the Zegna Directors, officers, former Zegna Directors, former officers and any person who may have served at its request as a director or officer of a subsidiary of Zegna, who were or are made a party or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding against any and all liabilities, damages, documented expenses (including attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Notwithstanding the above, no indemnification will be made (i) in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons will be adjudged in a final and non-appealable decision to be liable for gross negligence or willful misconduct in the performance of such person’s duty to Zegna or (ii) to the extent that the costs or the capital losses of the above-mentioned indemnified persons are paid by another party or covered by an insurance policy and the insurer has paid out these costs or capital losses. This indemnification by Zegna will not be exclusive of any other rights to which those indemnified may be entitled otherwise.

Loyalty Voting Structure

Zegna has adopted a loyalty voting structure, in order to strengthen the stability of Zegna and foster the development and the continuous involvement of a stable base of long-term Zegna shareholders.

The Zegna Special Voting Shares are governed by the provisions included in the Zegna Articles of Association and the Terms and Conditions of the Zegna Special Voting Shares. These documents govern the issuance, allocation, acquisition, conversion, sale, holding, repurchase and transfer of the Zegna Special Voting Shares and certain aspects of the registration of the Ordinary Shares in the Loyalty Register.

The loyalty voting structure provides the Zegna shareholders with the opportunity to participate in the loyalty voting structure by requesting Zegna to register all or some of their Ordinary Shares in a separate part of the shareholders’ register (the “Loyalty Register”). The registration of Ordinary Shares in the Loyalty Register will block such shares from trading on the NYSE. If a number of Ordinary Shares have been registered in the Loyalty Register for an uninterrupted period of two years in the name of the same shareholder, such shares become eligible to receive Zegna Special Voting Shares A. The relevant shareholder will receive one Zegna Special Voting Share A per eligible Ordinary Share. Each Zegna Special Voting Share A will automatically be converted into a Zegna Special Voting Share B and each Zegna Special Voting Share B will automatically be converted into a Zegna Special Voting Share C, upon the issuance of the relevant conversion statement by Zegna. The requirements for the conversions are:

•

after holding a number of Ordinary Shares for an uninterrupted period of five years following the registration of such number of Ordinary Shares in the Loyalty Register, and without such number of Ordinary Shares being de-registered from the Loyalty Register in such period, each Zegna Special Voting Share A corresponding to such number of Ordinary Shares will automatically be converted into a Zegna Special Voting Share B; and

•

after holding a number of Ordinary Shares for an uninterrupted period of ten years following the registration of such number of Ordinary Shares in the Loyalty Register, and without such number of Ordinary Shares being de-registered from the Loyalty Register in such period, each Zegna Special Voting Share B corresponding to such number of Ordinary Shares will automatically be converted into a Zegna Special Voting Share C.

Each class of Zegna Special Voting Shares will entitle the relevant holders to the following number of votes, in addition to the voting rights attached to each Ordinary Share:

•	each Zegna Special Voting Share A will entitle its holder with one extra vote;

•	each Zegna Special Voting Share B will entitle its holder with four extra votes; and

•	each Zegna Special Voting Share C will entitle its holder with nine extra votes.

If, at any time, a number of Ordinary Shares are de-registered from the Loyalty Register for whatever reason, the relevant shareholder will lose its entitlement to hold a corresponding number of Zegna Special Voting Shares.

A holder of Ordinary Shares registered in the Loyalty Register is allowed to request the de-registration of some or all of such shares from the Loyalty Register at any time, which will allow such shareholder to freely trade such shares. From the moment of such a request, the holder of the Ordinary Shares registered in the Loyalty Register will be considered to have waived his or her rights to cast any votes associated with the Zegna Special Voting Shares to be de-registered from the Loyalty Register. Upon the de-registration from the Loyalty Register, the holder of the relevant number of Ordinary Shares will cease to be entitled to receive Zegna Special Voting Shares. Any de-registration request will automatically trigger a mandatory transfer requirement pursuant to which the relevant Zegna Special Voting Shares will be acquired by Zegna for no consideration (om niet) in accordance with the Terms and Conditions of the Zegna Special Voting Shares.

The Ordinary Shares are freely transferable (subject to the limitations described under “—Transfer of Shares” above). However, any transfer or disposal of Ordinary Shares registered in the Loyalty Register not permitted by the Terms and Conditions of the Zegna Special Voting Shares will trigger the de-registration of such shares from the Loyalty Register and the transfer of all relevant Zegna Special Voting Shares to Zegna.

The Zegna Special Voting Shares are not listed and are transferable only in very limited circumstances (including, among other things, transfers to certain affiliates or to relatives through succession, donation or other transfers, provided that the corresponding Ordinary Shares registered in the Loyalty Register are also transferred to such party, or transfers with the approval of the Zegna Board). In particular, no shareholder will be allowed to, directly or indirectly: (a) sell, dispose of, trade or transfer any Zegna Special Voting Shares or otherwise grant any right or interest in any Zegna Special Voting Share, other than as permitted pursuant to the Zegna Articles of Association or the Terms and Conditions of the Zegna Special Voting Shares; or (b) establish or permit to establish any pledge, lien, fixed or floating charge or other encumbrance over any Zegna Special Voting Share or any interest in any Zegna Special Voting Share.

The purpose of the loyalty voting structure is to grant long-term shareholders extra voting rights by means of granting Zegna Special Voting Shares, without entitling such shareholders to any economic rights, other than those pertaining to the Ordinary Shares. However, under Dutch law, the Zegna Special Voting Shares cannot be totally excluded from economic entitlements. As a result, pursuant to the Zegna Articles of Association, holders of Zegna Special Voting Shares will be entitled to a minimum dividend, which is allocated to separate special voting shares dividend reserves. Any distribution out of a special voting shares dividend reserve or the partial or full release of any such reserve will require a prior proposal from the Zegna Board and a resolution of the meeting of holders of the relevant class of Zegna Special Voting Shares, and will be made exclusively to the holders of the relevant class of Zegna Special Voting Shares in proportion to the aggregate nominal value of the relevant class of their Zegna Special Voting Shares. The powers to vote upon the distribution from the special voting shares dividend reserve and the cancellation of all issued Zegna Special Voting Shares of a specific class are the only powers that are granted to the meeting of holders of Zegna Special Voting Shares of the relevant class pursuant to Zegna Articles of Association.

The Zegna Board is allowed to amend the Terms and Conditions of the Zegna Special Voting Shares, provided, however, that any material, not merely technical amendment will be subject to approval of the Zegna General Meeting, unless such amendment is required to ensure compliance with applicable laws and or stock exchange rules.

Zegna Special Voting Shares Foundation

Pursuant to the Zegna Articles of Association, a Dutch foundation (stichting) (the “SVS Foundation”) has the right to subscribe for a number of Zegna Special Voting Shares A, Zegna Special Voting Shares B and Zegna Special Voting Shares C up to the number of such class of Zegna Special Voting Shares included in Zegna’s authorized share capital from time to time. The SVS Foundation is only allowed to exercise the option right to facilitate the loyalty voting structure set forth in the Zegna Articles of Association and the Terms and Conditions of the Zegna Special Voting Shares. The option right is granted to the SVS Foundation for an unlimited period and is intended to ensure that holders of eligible Ordinary Shares in the future will receive their Zegna Special Voting Shares without requiring a resolution from the Zegna General Meeting. Under the structure of the SVS Foundation, once a shareholder of Zegna becomes entitled to receive Zegna Special Voting Shares A, Zegna will issue such Zegna Special Voting Shares A to the SVS Foundation pursuant to the SVS Foundation’s exercise of its option right and, thereafter, the SVS Foundation will transfer the Zegna Special Voting Shares A to such shareholder. To the extent required, and only if Zegna fails to issue a conversion statement, the SVS Foundation will have the right to subscribe for Zegna Special Voting Shares B and Zegna Special Voting Shares C to facilitate the loyalty voting structure

Terms and Conditions of the Zegna Special Voting Shares

The Terms and Conditions of the Zegna Special Voting Shares apply to the issuance, allocation, acquisition, conversion, sale, holding, repurchase and transfer of the Zegna Special Voting Shares and certain aspects of the registration of the Ordinary Shares in the Loyalty Register.

Special Capital Reserve

Zegna will maintain a special capital reserve, exclusively for the purpose of facilitating the issuance, conversion, or cancellation of the Zegna Special Voting Shares. The amounts required to maintain the special capital reserve will be charged exclusively against Zegna’s share premium reserve. Without prejudice to the next sentence, no distributions shall be made from the special capital reserve. The Zegna Board will be authorized to resolve upon (i) any distribution out of the special capital reserve to pay-up the Zegna Special Voting Shares or (ii) re-allocation of amounts to credit or debit the special capital reserve against or in favor of the share premium reserves Zegna will maintain.

Cancellation of Zegna Special Voting Shares

Following a mandatory transfer to Zegna of Zegna Special Voting Shares after a de-registration of eligible Ordinary Shares from the Loyalty Register, Zegna will be allowed to continue to hold the Zegna Special Voting

Shares as treasury shares, but will not be entitled to vote on any such treasury shares. Alternatively, Zegna will be allowed to cancel the Zegna Special Voting Shares held in treasury, as a result of which the nominal value of such shares will be added to the special capital reserve. Zegna will also be allowed to cancel all issued and outstanding Zegna Special Voting Shares of a specific class, subject to approval of the meeting of holders of the relevant class of Zegna Special Voting Shares. Consequently, the loyalty voting feature will terminate, and the relevant Ordinary Shares will be de-registered from the Loyalty Register. No shareholder, who will be required to transfer Zegna Special Voting Shares to Zegna pursuant to the Terms and Conditions of the Zegna Special Voting Shares will be entitled to any consideration for such Zegna Special Voting Shares and each shareholder will expressly waive any rights in that respect as a condition to participation in the loyalty voting structure.

Change of Control

A shareholder with Ordinary Shares registered in the Loyalty Register must promptly notify Zegna in the event of a change of control (as such term is defined in the Terms and Conditions of the Zegna Special Voting Shares) with respect to such shareholder and must make a de-registration request with respect to all his or her Ordinary Shares registered in the Loyalty Register. The de-registration request leads to a withdrawal of the Zegna Special Voting Shares as described under “—Loyalty Voting Structure.” Notwithstanding Zegna not receiving any such notification, it will be allowed, upon becoming aware of a change of control, to initiate the de-registration of the relevant shareholder’s Ordinary Shares from the Loyalty Register.

Affirmative Vote Sponsor Nominee

Pursuant to the Zegna Articles of Association, the affirmative vote of the Sponsor Nominee is required for resolutions of the Zegna Board concerning the following matters, provided that the Sponsor Group satisfies the Minimum Holding Requirement:

•

making a proposal to the Zegna General Meeting concerning any amendment of the Zegna Articles of Association which adversely affects the rights of the IIAC Sponsor specifically (as opposed to its rights arising from the ownership of Ordinary Shares or Zegna Special Voting Shares that are shared on a pro rata basis by the other holders of the same class);

•	cessation or material alteration of the principal business of Zegna, including a material change to its corporate purpose, or change of jurisdiction of organization;

•	expansion of the Zegna Board to more than fifteen members without granting the IIAC Sponsor the right to nominate an additional Zegna Director to preserve its proportional representation;

•	dissolution or termination of any standing committee of the Zegna Board;

•	deregistration of Zegna or delisting of the Ordinary Shares from the NYSE; and

•

making a proposal to the Zegna General Meeting for the appointment or removal of Zegna’s independent auditors, but only if the replacement is not from among Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers.

The IIAC Sponsor’s rights described above will lapse with immediate effect if the Sponsor Group fails to satisfy the Minimum Holding Requirement, provided that if such failure is not caused by a sale or transfer of Ordinary Shares by a member of the Sponsor Group, the IIAC Sponsor’s rights will lapse if such failure continues for a period of 20 trading days from the date on which any members of the Sponsor Group had knowledge of such failure.

Zegna General Meetings

Zegna General Meetings will be held in Amsterdam, Haarlemmermeer (Schiphol Airport), The Hague or Rotterdam, the Netherlands. The annual Zegna General Meeting shall be held no later than six months after the end of the financial year on the date and at the place mentioned in the convocation notice. Additional extraordinary Zegna General Meetings may also be held whenever considered appropriate by the Zegna Board. Pursuant to Dutch law, one or more shareholders, who solely or jointly represent at least 10% of the issued and outstanding share capital, may request the Zegna Board to convene a Zegna General Meeting. If the Zegna Board has not taken the steps necessary to ensure that a Zegna General Meeting is held within the relevant statutory period after the request, the requesting person(s) may, at his/her/their request, be authorized by a court in preliminary relief proceedings to convene a Zegna General Meeting.

Zegna General Meetings shall be convened by a notice, which shall include an agenda stating the items to be discussed, including for the annual Zegna General Meeting, among other things, the discussion and adoption of the annual accounts, appropriation of Zegna’s profits, and proposals relating to the Zegna Board, including the appointment or re-appointment of Zegna Directors and the filling of any vacancies in the Zegna Board. In addition, the agenda shall include such items as have been included therein by the Zegna Board. One or more of shareholders, alone or together, representing at least 3% of the issued and outstanding share capital may also request to include items in the agenda of a Zegna General Meeting. Requests must be made in writing and received by the Zegna Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those which have been included in the agenda. In accordance with the DCGC, a shareholder may only request the inclusion of an item on the agenda after consulting the Zegna Board in that respect. If one or more of Zegna’s shareholders intend to request that an item be put on the agenda for a Zegna General Meeting that may result in a change in Zegna’s strategy, pursuant to the DCGC, the Zegna Board may invoke a response time of a maximum of 180 days until the day of the Zegna General Meeting. Recently, a statutory response time, similar to the aforementioned response time under the DCGC, but with a maximum of 250 days became effective in the Netherlands. The Zegna General Meeting is presided over by the Chairperson or, if the Chairperson is absent or no Zegna Director has been designated as Chairperson, by the Lead Non-Executive Director.

The Zegna Directors may attend a Zegna General Meeting in person or by electronic means of communication. The chairperson of the meeting may decide at his or her discretion to admit other persons to the meeting.

The external auditor of Zegna may attend the annual Zegna General Meeting in which the annual accounts are discussed.

Record Date

When convening a Zegna General Meeting, the Zegna Board is allowed to determine that persons with the right to vote or attend such meeting are considered those persons who have these rights at the 28th day prior to the date of the meeting (the “Zegna Record Date”) and are registered as such in a register to be designated by the Zegna Board for such purpose, regardless of whether they have these rights at the date of the meeting. In order for a person to be able to attend a Zegna General Meeting and to have the right to vote in such meeting, such person must notify Zegna in writing of his or her intention to do so no later than on the day and in the manner mentioned in the convocation notice for the Zegna General Meeting.

Voting Rights and Quorum at Zegna General Meetings

Each Ordinary Share and each Zegna Special Voting Share A confers the right to cast one vote, each Zegna Special Voting Share B confers the right to cast four votes and each Zegna Special Voting Share C confers the right to cast nine votes in a Zegna General Meeting. For more information about the Zegna Special Voting Shares, please refer to “—Loyalty Voting Structure.” No votes may be cast at a Zegna General Meeting on shares held by Zegna or Zegna’s subsidiaries. Nonetheless, the holders of a right of usufruct in respect of Ordinary Shares are not excluded from the right to vote on such shares, if the right of usufruct or the right of pledge was granted prior to the time such share was acquired by Zegna or any of Zegna’s subsidiaries. Zegna may not cast votes on shares in respect of which Zegna or a subsidiary holds a right of usufruct or a right of pledge. Ordinary

Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shares on which votes may be cast, or the amount of the share capital that is present or represented at a Zegna General Meeting. Unless Dutch law or the Zegna Articles of Association state otherwise, all resolutions adopted at the Zegna General Meeting are adopted with a simple majority of the votes cast.

No quorum requirements apply.

Pursuant to Dutch law, when determining the extent to which shareholders vote, are present or represented, or the extent to which the share capital is present or represented, no account shall be taken of shares in respect of which the law or the Zegna Articles of Association provide that no votes may be cast.

Meetings of Holders of Shares of a Specific Class

Meetings of holders of shares of a specific class will be held whenever the Zegna Board calls such meetings.

Meetings of holders of shares of a specific class may be convened no later than on the sixth day before the day of such meeting. The provisions applicable to Zegna General Meetings, except those concerning the frequency, notice period and the Zegna Record Date, will apply mutatis mutandis to the meetings of holders of shares of a specific class. See “—Voting Rights and Quorum at Zegna General Meetings.”

Annual Accounts and Independent Auditor

Zegna’s financial year coincides with the calendar year. Within five months after the end of each financial year, which period may be extended with five months upon a resolution of the Zegna General Meeting on grounds of special circumstances, the Zegna Board will prepare and publish the annual accounts, consisting of a balance sheet, a profit and loss account and explanatory notes and which must be accompanied by a management report and auditor’s report, alongside any other information that would need to be made public in accordance with the applicable provisions of law and the requirements of the NYSE. All Zegna Directors are required to sign the annual accounts and in case the signature of any member is missing, the reason for this must be stated.

The annual accounts are to be adopted by the Zegna General Meeting. The annual accounts, the management report and independent auditor’s report will be made available at Zegna’s address to the shareholders for review as from the day of the notice convening the Zegna General Meeting at which they are discussed.

Amendments to the Zegna Articles of Association

A resolution of the Zegna General Meeting to amend the Zegna Articles of Association may only be adopted by the Zegna General Meeting at the proposal of the Zegna Board, which proposal requires the affirmative vote of the Sponsor Nominee if any amendment adversely affects the rights of the IIAC Sponsor specifically, as described under “—Affirmative Vote Sponsor Nominee.” A resolution regarding the amendment of the Zegna Articles of Association will require a simple majority of the votes cast.

Dissolution and Liquidation

Zegna may only be dissolved by a resolution of the Zegna General Meeting at the proposal of the Zegna Board. If a resolution to dissolve Zegna is to be submitted to the Zegna General Meeting, this must in all cases be stated in the convocation notice for the relevant Zegna General Meeting. If the Zegna General Meeting resolves to dissolve Zegna, the members of the Zegna Board will be charged with the liquidation of the business of Zegna, unless the Zegna General Meeting resolves otherwise at the proposal of the Zegna Board. During liquidation, the provisions of the Zegna Articles of Association will remain in force as long as possible.

If Zegna is dissolved and liquidated, whatever remains of Zegna’s equity after all its debts have been satisfied will be divided. Firstly, the balance of the dividend reserve for each class of Zegna Special Voting Shares will be for the benefit of the holders of Zegna Special Voting Shares of that class in proportion to the aggregate nominal value of the class of their Zegna Special Voting Shares. Any balance remaining will be for the benefit of the holders of Ordinary Shares in proportion to the aggregate nominal value of Ordinary Shares held by each of them.

Squeeze Out

Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who, for his or her own account, holds at least 95% of Zegna’s issued and outstanding share capital may initiate proceedings against the other shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Dutch Enterprise Chamber (Ondernemingskamer) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil procedure (Wetboek van Burgerlijke Rechtsvordering). The Dutch Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one to three expert(s) who will offer an opinion to the Dutch Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Dutch Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him or her. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a Dutch national daily newspaper.

Financial Reporting under Dutch Law

The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”), applies to Zegna’s financial reporting. Under the FRSA, the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, “AFM”) supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or on an equivalent third (non-EU) country market. As Zegna has its corporate seat in the Netherlands and the Ordinary Shares are listed on the NYSE, the FRSA is applicable to Zegna.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from Zegna regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt Zegna’s financial reporting meets such standards and (ii) recommend to Zegna that it makes available further explanations. If Zegna does not comply with such a request or recommendation, the AFM may request that the Dutch Enterprise Chamber orders Zegna to (i) provide an explanation on the way it has applied the applicable financial reporting standards to its financial reports or (ii) prepare its financial reports in accordance with the Dutch Enterprise Chamber’s instructions.

Certain Insider Trading and Market Manipulation Laws

Dutch law contains rules intended to prevent insider trading and market manipulation.

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to Zegna or to the Ordinary Shares as the Ordinary Shares are solely listed on the NYSE, a stock exchange outside the European Economic Area. As a result, there are no EU rules or Dutch rules applicable to Zegna relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings.

Certain Disclosure and Reporting Obligations of Zegna Directors, Officers and Shareholders of Zegna

Zegna Directors, officers, and shareholders of Zegna are subject to certain disclosure and reporting obligations under Dutch law. The following is a description of the general disclosure obligations of Zegna

Directors, officers, and shareholders under Dutch law as such laws exist as of the date of this prospectus and should not be viewed as legal advice for specific circumstances.

As Zegna has its corporate seat in the Netherlands and has its Ordinary Shares listed on a third (non-EU) country market equivalent to a regulated market (i.e. NYSE), Zegna is subject to the DCGC. The DCGC contains both principles and suggested governance provisions for one-tier boards, executive and non-executive directors, shareholders and general meetings, financial reporting, auditors, disclosure compliance and enforcement standards.

The DCGC is based on a “comply or explain” principle. Accordingly, Zegna is required to disclose in its management report publicly filed in the Netherlands, whether or not it is complying with the various provisions of the DCGC. If Zegna does not comply with one or more of those provisions (e.g., because of a conflicting NYSE requirement or U.S. market practice), Zegna is required to explain the reasons for such non-compliance.

While we intend to endorse the principles and best practice provisions of the DCGC, it is envisaged that Zegna will not apply certain best practice provisions of the DCGC, including the following:

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Paolo Zegna di Monte Rubello and Anna Zegna di Monte Rubello are both representatives of Monterubello and will be appointed as Zegna Non-Executive Directors. Because of their affiliation with Monterubello, Zegna will not comply with best practice provision 2.1.7(iii) of the DCGC that requires that there is at most one Zegna Non-Executive Director who can be considered to be affiliated with a Shareholder who holds more than 10% of the Ordinary Shares. Zegna believes that it and all of its stakeholders will benefit from both affiliates of Monterubello, especially in respect of their expertise and valuable knowledge of Zegna’s business and the industry Zegna operates in, which outweighs any perceived disadvantage of non-independence;

•

the Chief Executive Officer will also be granted the title Chairperson but will not qualify as the chairperson within the meaning of the DCGC (for example best practice provision 2.3.6). In accordance with the Zegna Articles of Association and the Zegna Board Regulations, the Zegna Board will however grant an independent Zegna Non-Executive Director the title Lead Non-Executive Director, who shall serve as the chairperson of the Zegna Board under Dutch law and within the meaning of the DCGC (for example best practice provision 2.3.6). Consequently, Zegna will comply with best practice provision 2.1.9 that requires the chairperson of the Zegna Board to be independent within the meaning of best practice provision 2.1.8 of the DCGC;

•

pursuant to the Zegna Articles of Association, the Zegna Directors are appointed for a term ending at the close of the first annual Zegna General Meeting follow his or her appointment. Given these annual appointments, Zegna does not prepare a retirement schedule as referred to in best practice provision 2.2.4 of the DCGC;

•

the Zegna Board has granted or intends to grant options and/or performance shares to the Chief Executive Officer as part of his remuneration. In deviation of best practice provision 3.1.2 of the DCGC, the options may be exercised within the first three years of their grant date, and the performance shares to be awarded to the Chief Executive Officer will not be subject to a five years holding period. Although in deviation of the DCGC, the foregoing is market practice among companies listed on the NYSE. As regards the Zegna Non-Executive Directors, it is envisaged that their remuneration will be payable 50% in cash and 50% in shares subject to a lock-up period of two years. The remuneration in the form of Ordinary Shares is in accordance with market practice among companies listed on the NYSE, although in deviation from suggested governance provision 3.3.2 of the DCGC; and

•

the management services agreement of the Chief Executive Officer provides for (i) a severance payment in excess of one year base salary and (ii) a severance payment if such agreement is terminated, among other things, at the initiative of the Chief Executive Officer. These severance provisions are considered consistent with US market practice, although in deviation from suggested governance provision 3.2.3 of the DCGC.

Exchange Controls

Under Dutch law, there are no exchange control restrictions on investments in, or payments on, the Ordinary Shares. There are no special restrictions in the Zegna Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote the Ordinary Shares.

Warrants

Public Warrants

The Public Warrants are governed by the Warrant Agreement, as modified and amended by the Warrant Assumption and Amendment Agreement. Immediately following the Effective Time, there were 13,416,667 Public Warrants outstanding. Only whole Public Warrants may be exercised at a given time by warrant holders. Each whole Public Warrant entitles the holder thereof to purchase one (1) Ordinary Share at a price of $11.50 per share, subject to adjustment as described in Section 4 of the Warrant Agreement (as amended). Public Warrants may be exercised only during the period commencing on the date that is thirty (30) days after the Closing Date, and terminating at 5:00 p.m., Eastern Time on the earlier to occur of: (x) the date that is five (5) years after the date Closing Date, (y) the liquidation of Zegna, or (z) the redemption date as provided in the Warrant Agreement (as amended).

The exercise price and number of Ordinary Shares issuable on exercise of the Public Warrants will be adjusted in certain circumstances described in the Warrant Agreement (as amended), including in the event of a share dividend, extraordinary dividend or Zegna’s recapitalization, reorganization, merger or consolidation.

Redemption of warrants when the price per Ordinary Share equals or exceeds $18.00

Pursuant to the Warrant Agreement (as amended), once the Public Warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, (iv) if, and only if, the last reported sale price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before sending the notice of redemption to each warrant holder, and (v) if, and only if, there is an effective registration statement covering the shares issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given. When the Public Warrants become redeemable, Zegna will be able to exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Ordinary Share equals or exceeds $10.00

Once the Public Warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that warrant holders will be able to exercise their warrants on a cashless basis prior to redemption and receive a specified number of Ordinary Shares based on the redemption date and the “fair market value” of the Ordinary Shares, (iii) if, and only if, the last reported sale price of the Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before sending the notice of redemption to each warrant holder, and (iv) if the last reported sale price of the Ordinary Shares is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before sending the notice of redemption to each warrant holder, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

For purposes of the foregoing, “fair market value” of the Ordinary Shares means the volume weighted average price of Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. Zegna will provide the warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends.

Private Placement Warrants

The Private Placement Warrants are governed by the New Warrant Agreement. Immediately following the Effective Time, there were 6,700,000 Private Placement Warrants outstanding.

The Private Placement Warrants are identical in terms to, and form part of the same class as, the Public Warrants, except that so long as the Private Placement Warrants are held by the IIAC Sponsor or its permitted transferees, the Private Placement Warrants (and the Ordinary Shares issuable upon exercise of these warrants) may not be transferred, assigned or sold until 30 days after the Closing, subject to certain limited exceptions. Additionally, the Private Placement Warrants may be exercised by the holders on a cashless basis and will not be redeemable (subject to certain limited exceptions), so long as they are held by the IIAC Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the IIAC Sponsor or its permitted transferees, such warrants will be redeemable and exercisable by such holders on the same basis as the Public Warrants.

The foregoing description of the Warrants is qualified in its entirety by reference to the full text of the Warrant Agreement (as amended), the Warrant Assumption and Amendment Agreement and the New Warrant Agreement.

Registration Rights and Lock-Up Arrangements

Concurrently with the Closing, Zegna, the Zegna Shareholders, the IIAC Sponsor and the IIAC Initial Shareholders (collectively, the “Holders”) entered into the Registration Rights Agreement, pursuant to which, among other things, the Holders have been granted certain registration rights with respect to certain Ordinary Shares and other equity securities of Zegna held by the Holders from time to time. Pursuant to the Registration Rights Agreement, Zegna has agreed to file a registration statement registering for resale certain Ordinary Shares and other equity securities of Zegna within 45 days after the Closing. At any time and from time to time after the expiration of any lock-up to which a Holder’s shares are subject, if any, any Holder will be able to request to sell all or a portion of its registrable securities in an underwritten offering so long as the aggregate gross proceeds from the offering are reasonably expected to exceed $50 million. Zegna will under no circumstances be obligated to effect (i) more than 3 underwritten offerings in the aggregate in respect of all registrable securities held by the Zegna Shareholders or (ii) more than 3 underwritten offerings in the aggregate in respect of all registrable securities held by the IIAC Initial Shareholders. The Registration Rights Agreement also provides for customary “piggyback” registration rights, subject to certain requirements and customary cut-backs. The Registration Rights Agreement also contains customary provisions regarding indemnification and contribution.

Concurrently with the execution of the Business Combination Agreement, IIAC and Zegna entered into the PIPE Subscription Agreements with certain investors. The PIPE Subscription Agreements provide for certain customary registration rights. In particular, the PIPE Subscription Agreements provide that Zegna is required to file with the SEC a registration statement registering the resale of such shares as soon as practicable (but in any case within 45 calendar days following the Closing Date). Additionally, Zegna is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 30th calendar day (or the 90th calendar day if the SEC notifies Zegna that it will “review” the registration statement) following the filing date thereof and (ii) the 10th business day after the date Zegna is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Zegna will use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) the third anniversary of the Closing; (ii) the date the subscribers cease to hold any shares issued pursuant to the PIPE Subscription Agreements (the “registrable shares”); or (iii) the date all registrable shares may be sold by the subscribers under Rule 144 within 90 days without the public information, volume or manner of sale limitations of such rule. The PIPE Subscription Agreements for the Insider PIPE Subscribers contain certain restrictions on transfer with respect to the shares issued pursuant to such PIPE Subscription Agreements immediately following the Closing. Such restrictions began at the Closing and will end on the date that is twelve (12) months after the Closing.

Under the terms of the Warrant Agreement and the New Warrant Agreement, Zegna is required to use commercially reasonable efforts to file with the SEC a registration statement covering the issuance of Ordinary Shares issuable upon exercise of the Warrants as soon as practicable, but in no event later than 20 business days after the Closing. Zegna is required to use commercially reasonable efforts to have the registration statement declared effective within 60 business days of the Closing and to maintain the effectiveness of such registration statement and a current prospectus relating to Ordinary Shares issuable upon exercise of the Warrants until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement and New Warrant Agreement, as applicable.

Concurrently with the Closing, the Zegna Shareholders, the IIAC Sponsor and the IIAC Initial Shareholders entered into the Zegna Shareholders Lock-Up Agreement and the IIAC Sponsor Lock-Up Agreement, as applicable, with Zegna. Pursuant to the Zegna Shareholders Lock-Up Agreement, the Zegna Shareholders have agreed, among other things, not to sell, transfer or otherwise dispose of any Ordinary Shares owned by them (excluding any shares acquired in the PIPE Financing) until the earlier of (a) the date that is 18 months from the Closing Date and (b) the last trading day on which the volume weighted average share price of the Ordinary Shares equals or exceeds $12.50 per share for at least 20 trading days within any period of 30 consecutive trading days, commencing at least 180 days after the Closing Date. Pursuant to the IIAC Sponsor Lock-Up Agreement, subject to certain exceptions, the IIAC Sponsor and the IIAC Initial Shareholders have agreed, among other things, not to sell, transfer or otherwise dispose of any Ordinary Shares or Warrants acquired in connection with the Business Combination in exchange for Class B Shares, Class A Shares subscribed for pursuant to the Forward Purchase Agreement and IIAC Private Placement Warrants, as applicable (excluding any shares acquired in the PIPE Financing), for a period of 180 days following the Closing Date, in each case other than pursuant to certain customary exceptions; provided that, subject to certain adjustments: (i) the IIAC Sponsor (together with any other IIAC affiliates) will maintain beneficial ownership of a number of Ordinary Shares representing at least (a) 80% of the IIAC Sponsor’s initial stake immediately following the Closing (excluding, for the avoidance of doubt, Ordinary Shares acquired in the PIPE Financing) for a period of at least 18 months following the Closing Date, and (b) 40% of the IIAC Sponsor’s initial stake immediately following the Closing (excluding, for the avoidance of doubt, Ordinary Shares acquired in the PIPE Financing) for a period of at least 36 months following the Closing Date.

Shareholders Agreement

Concurrently with the Closing, Zegna, Monterubello, Ermenegildo Zegna and the IIAC Sponsor entered into the Shareholders Agreement, pursuant to which, among other things, for so long as the Sponsor Group satisfies the Minimum Holding Requirement, (i) the parties thereto will, and will cause their respective controlled affiliates to, exercise their rights and powers such that the Sponsor Nominee will only be (a) suspended as a Zegna Director if so requested in writing by the IIAC Sponsor unless the Board reasonably determined that not suspending the Sponsor Nominee would be in breach of the Zegna Board’s fiduciary duties and (b) dismissed as a Zegna Director if so requested in writing by the IIAC Sponsor or in the case of fraud or willful misconduct in the performance of the Sponsor Nominee’s office as a Zegna Non-Executive Director, (ii) Zegna will offer the Sponsor Nominee the opportunity to be proposed to the Zegna Board for appointment to serve on the Audit Committee and/or the Compensation Committee and (iii) the IIAC Sponsor will have the right to participate in certain capital raises of Zegna on the terms and subject to the exceptions contained in the Shareholders Agreement.

For so long as the Sponsor Group satisfies the Minimum Holding Requirement and subject to the conditions contained in the Shareholders Agreement, Zegna will also (i) consult with the IIAC Sponsor and solicit and consider its views in good faith before (a) entering into any major, transformative acquisition involving a merger with a similarly situated fashion or luxury goods company or (b) determining to pay an extraordinary cash dividend, and (ii) provide access to senior representatives of the IIAC Sponsor to interact with (a) the Chief Financial Officer and Chief Operating Officer of Zegna monthly and (b) the Chief Executive Officer of Zegna quarterly, in each case to ask questions about the affairs of Zegna, provided that, in each case, neither Zegna nor its senior representatives shall be under any obligation to disclose any confidential or non-public information.

Listing of Securities

The Ordinary Shares and the Public Warrants are listed on NYSE under the symbols “ZGN” and “ZGN WS,” respectively. Holders of Ordinary Shares and Public Warrants should obtain current market quotations for their securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Zegna from time to time engages in transactions with related parties, including intra-group transactions. These related parties include entities and individuals that may be capable of exercising control or significant influence over Zegna and its subsidiaries, including other companies controlled by Monterubello, as well as Zegna’s unconsolidated subsidiaries. In addition, members of the Zegna Board and Zegna’s senior managers and their respective families may also be considered related parties. Transactions with related parties for the most part are commercial transactions undertaken in the ordinary course of business and on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved. Please see Note 40 (Related parties transactions) within the notes to the Zegna Annual Consolidated Financial Statements for further details on Zegna’s related party transactions.

Transactions with related companies include:

•	the supply of industrial services relating to finishing of fabrics by Finissaggio e Tintoria Ferraris S.p.A.;

•	the purchase of raw materials, mainly wool, from G. Schneider S.A.;

•	the supply of industrial services related to the combing of natural fibers by Pettinatura di Verrone S.r.l.;

•	an interest-bearing loan amounting to €5 million expiring in March 2022 with PKB Bank AG;

•

licensing transactions with Tom Ford International LLC for the production and distribution of luxury men’s ready to wear and made to measure clothing, footwear and accessories under the Tom Ford label; and

•

financial loans and a guarantee granted to Tom Ford International LLC. Between 2012 and 2014 Zegna granted a loan in various tranches to Tom Ford International LLC, at an annual interest rate ranging between 3% and 4% depending on the tranche and maturing in February 2020; during the period between 2018 and 2020, the largest amount outstanding was $45 million; the loan was repaid in full by Tom Ford International LLC at maturity in February 2020. Following repayment of such loan, Zegna provided a financial guarantee in connection with Tom Ford International LLC’s payment obligations under a bank loan, for an amount of $7.5 million, which remains effective. No amounts have been claimed under such guarantee. In addition, in September 2016 Zegna made an unsecured loan to Tom Ford International LLC in various tranches at an annual interest rate equal to the 3-month LIBOR plus a 3.5% margin, maturing in 2023; approximately $1.7 million remains outstanding on that loan.

Zegna carries out transactions with Fondazione Zegna, a charitable organization which provides an opportunity for charitable work by the Zegna family and Zegna employees, supporting and funding projects in cooperation with no-profit organizations operating in various fields and parts of the world. Several members of the Zegna family are members of the board of Fondazione Zegna. Zegna’s contributions to Fondazione Zegna amounted to €200 thousand in 2020, €999 thousand in 2019 and €940 thousand in 2018.

In accordance with IAS 24, transactions with related parties also include compensation paid to members of the Zegna Board, Zegna’s board of statutory auditors (prior to the Conversion) and executives with strategic responsibilities.

In connection with the purchase by Zegna of an 85% equity interest in Thom Browne Inc. in 2018, Zegna acquired 267.7959 shares in Thom Browne from Mr. Domenico De Sole for an aggregate purchase price of approximately €17.7 million, which was paid in two tranches.

On January 14, 2021, Zegna, having considered all circumstances including the potential for a successful restructuring of the Agnona business, transferred a 70% equity interest in Agnona S.r.l. to Stefano Aimone for consideration of €1. On September 7, 2021, Zegna completed the disposition of another 10% of Agnona for

€150 thousand, and divested the remaining 20% on October 28, 2021 for €350 thousand. As contemplated by the Business Combination Agreement, in October 2021 Zegna made cash contributions to Agnona S.r.l. in an aggregate amount of €6.5 million.

On June 1, 2021, Zegna acquired an additional 5% interest in its subsidiary Thom Browne Inc. from Mr. Thom Browne, for a purchase price of $37.4 million. In addition, under a put option agreement between Zegna and Mr. Thom Browne, dated as of August 25, 2018, as subsequently amended and supplemented,

Mr. Thom Browne has the right, but not the obligation, to sell to Zegna up to 550.9674 shares of common stock of Thom Browne Inc. (representing the remaining 10% interest in the company held by Mr. Thom Browne) over the period between 2024 and 2030 (subject to potential deferral until 2032 in case certain performance targets are not met) at a purchase price to be calculated based on a multiple of certain Thom Browne’s performance indicators in the fiscal year most recently ended prior to the relevant sale.

In connection with the signing of the Business Combination Agreement, certain of Zegna’s related parties (including certain directors and officers and affiliates of Monterubello) entered into PIPE Subscription Agreements with Zegna and IIAC to subscribe for Ordinary Shares at the closing of the Business Combination, on the same terms as for PIPE Investors which are not Zegna related parties. The amount of each such subscription is immaterial. Under the terms of the PIPE Subscription Agreements, such related parties are entitled to certain registration rights in respect of their Ordinary Shares.

On November 1, 2021, Zegna completed the disposition of certain of its businesses, through the statutory demerger under Italian law to a new company owned by its existing shareholders of (i) its real estate business, consisting of Zegna’s former subsidiary E.Z. Real Estate S.r.l., which directly and indirectly holds substantially all of the real estate assets formerly owned by the Zegna group, as well as certain properties previously owned by Lanificio Ermenegildo Zegna e Figli S.p.A., including part of Lanificio Ermenegildo Zegna e Figli S.p.A.’s industrial building located in Valdilana and hydroelectric plants, and (ii) its 10% equity interest in Elah Dufour S.p.A. Most of the real estate properties directly or indirectly owned by E.Z. Real Estate S.r.l. are, and will continue to be, leased to Zegna. Following the Demerger, Zegna will continue to pay rent to E.Z. Real Estate S.r.l. or its relevant subsidiaries under the relevant lease agreements. With respect to Lanificio’s industrial building located in Valdilana that will form part of the Demerger, appropriate arrangements have been put in place, effective as of November 1, 2021, to ensure the continued use by Zegna of such properties at market terms. In addition, following the Demerger, and to strengthen the mutually beneficial and inspiring relationship between Zegna and Oasi Zegna, Zegna has entered into an arrangement whereby Oasi Zegna will provide licensing, marketing and other sustainability-related services.

Prior to the closing of the Business Combination, Zegna agreed to sell to an entity beneficially owned by members of Mr. De Sole’s family which provides certain consultancy services to Zegna, treasury shares representing approximately 0.4% of Zegna’s issued share capital prior to the Conversion for a purchase price of approximately €2.2 million. The sale was completed in December 2021 and such purchase price was financed through a loan from an affiliated company bearing interest at a rate of 1% per annum (subject to adjustment).

In connection with the Closing of the Business Combination, we entered into certain agreements which may qualify as related party transactions. Please refer to “Description of Securities—Registration Rights and Lock-Up Arrangements” and “Description of Securities—Shareholders Agreement”.

In connection with the closing of the Business Combination, Zegna adopted a written policy governing the review, approval or ratification of related party transactions, which is aimed at ensuring the transparency and fairness of such transactions. Zegna’s Audit Committee is responsible for, among other things, the approval of the related party transactions policy and the approval and/or ratification of related party transactions in accordance with such policy. In addition, the Compensation Committee will assist and advise the Zegna Board with respect to the compensation of the Zegna Directors and executive officers.

BENEFICIAL OWNERSHIP

The following table sets forth information relating to the beneficial ownership of our Ordinary Shares as of the Closing Date, based on the information in Zegna’s shareholder register and other sources available to us, by: each person who is known to be the beneficial owner of more than 5% of our issued and outstanding Ordinary Shares; and each of Zegna’s directors and senior managers.

Monterubello is the controlling shareholder of Zegna through its 61.8% shareholding interest in Zegna’s issued and outstanding Ordinary Shares (as of the Closing Date).

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The percentages in the table below are computed on the basis of 242,343,659 Ordinary Shares issued and outstanding and do not include the Ordinary Shares issuable upon the exercise of the Warrants. The denominators used in calculating the percentage of beneficial ownership of each of Strategic Holdings Group S.à r.l. and Mr. Sergio P. Ermotti include the Ordinary Shares issuable upon exercise of the Private Placement Warrants held by each such beneficial owner.

Beneficial Owner	Number of Ordinary Shares		% of Outstanding
>5% holders
Monterubello s.s.(1)	149,734,550		61.8%
Strategic Holding Group S.à r.l.(2)	35,496,562	(3)	14.3%
Zegna Directors
Ermenegildo Zegna di Monte Rubello	5,246,800	(4)	2.2%
Andrea C. Bonomi	—		—
Angelica Cheung	—		—
Domenico De Sole	120,000	(5)	(	*)
Sergio P. Ermotti	1,469,688	(6)	(	*)
Ronald B. Johnson	120,000	(7)	(	*)
Valerie A. Mars	120,000	(8)	(	*)
Michele Norsa	120,000	(9)	(	*)
Henry Peter	420,000	(10)	(	*)
Anna Zegna di Monte Rubello	150,000	(11)	(	*)
Paolo Zegna di Monte Rubello	240,000	(12)	(	*)
Zegna Senior Managers
Gianluca Ambrogio Tagliabue	30,000	(13)	(	*)
Rodrigo Bazan	—		—
Thom Browne	200,000	(14)	(	*)
Franco Ferraris	—		—
Alessandro Sartori	30,000	(15)	(	*)

(*)	Less than 1% of the shares outstanding.
(1)

Monterubello is an Italian società semplice whose quotas are currently held by members of the Zegna family. The directors of Monterubello, as of the Closing Date, were Ermenegildo Zegna di Monte Rubello (chairman of the board of directors), Paolo Zegna di Monte Rubello (vice chairman of the board of directors), Renata Zegna di Monte Rubello, Anna Zegna di Monte Rubello, Giovanni Schneider, Stefano Aimone and Alessandro Andrea Trabaldo Togna.

(2)

Strategic Holding Group S.à r.l. is governed by a five-member board of managers that acts through simple majority voting. Kamel Aliat, Amélie Flammia, Marvin Martins, Alex Browning and Natalie Ramsden are members of the board of managers as of the date of this prospectus. No individual manager on the board of managers has voting or dispositive control over securities held by Strategic Holding Group S.à r.l., and therefore no individual manager has or shares beneficial ownership of such securities and this filing shall not be deemed an admission of such ownership.
(3)

Includes 3,490,000 PIPE Shares and 5,230,000 Ordinary Shares issuable upon exercise of an equal number of Private Placement Warrants that are exercisable within 60 days of December 17, 2021. Excludes 4,276,563 Escrowed Shares which will be held in escrow until the satisfaction of the relevant release conditions or lapse of the prescribed period of time. As long as any such Escrowed Shares are held in escrow Strategic Holding Group S.à r.l.’s voting and economic rights shall be restricted.

(4)

Includes 420,000 PIPE Shares. Excludes 600,000 Ordinary Shares which may be granted upon vesting of the performance-based share awards which will be granted following the closing of the Business Combination.

(5)	Represents 120,000 PIPE Shares.
(6)	Includes 120,000 PIPE Shares and 670,000 Ordinary Shares issuable upon exercise of an equal number of Private Placement Warrants that are exercisable within 60 days of December 17, 2021.
(7)	Represents 120,000 PIPE Shares.
(8)	Represents 120,000 PIPE Shares.
(9)	Represents 120,000 PIPE Shares.
(10)	Represents 420,000 PIPE Shares.
(11)	Represents 150,000 PIPE Shares.
(12)	Represents 240,000 PIPE Shares.
(13)	Represents 30,000 PIPE Shares.
(14)	Represents 200,000 PIPE Shares held by Thom Browne Revocable Trust.
(15)	Represents 30,000 PIPE Shares.

Based on the information in Zegna’s shareholder register, as of the Closing Date, 18,598,650 Ordinary Shares were held in the United States. As of the same date, 28 record holders had registered addresses in the United States.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time of up to 231,802,500 Ordinary Shares and up to 6,700,000 Private Placement Warrants by the selling securityholders.

The selling securityholders may from time to time offer and sell any or all of the Ordinary Shares or Private Placement Warrants set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The following table is prepared based on information provided to us by the selling securityholders. The table below sets forth, as of the date of this prospectus, the name of the selling securityholders for which we are registering Ordinary Shares and/or Private Placement Warrants for resale to the public and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. Unless otherwise indicated, the individuals and entities listed below have beneficial ownership over their respective securities. We have based percentage ownership prior to this offering on 242,343,659 Ordinary Shares and 6,700,000 Private Placement Warrants outstanding, in each case as of December 17, 2021, immediately following the Closing; however, the denominators used in calculating the percentage of beneficial ownership of each of Strategic Holding Group S.à r.l. and Sergio P. Ermotti include the Ordinary Shares issuable upon exercise of the Private Placement Warrants held by each such beneficial owner.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The Ordinary Shares and the Private Placement Warrants held by certain of the selling securityholders are subject to transfer restrictions, as described in the section titled “Shares Eligible For Future Sale”.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of Ordinary Shares or Private Placement Warrants registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution”.

The shares owned by the persons named below do not have voting rights different from the shares owned by other holders. Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o Ermenegildo Zegna N.V., Viale Roma 99/100, 13835, Valdilana loc. Trivero, Italy.

Name of Selling Securityholder	Ordinary Shares Beneficially Owned Prior to the Offering			Private Placement Warrants Beneficially Owned Prior to Offering		Number of Ordinary Shares Being Offered	Number of Private Placement Warrants Being Offered	Ordinary Shares Beneficially Owned After the Ordinary Shares are Sold		Private Placement Warrants Beneficially Owned After the Warrants are Sold
	Number	%		Number	%			Number	%	Number	%
Monterubello s.s.(1)	149,734,550	61.8%		—	—	149,734,550	—	—	—	—	—
Strategic Holding Group S.à r.l.(2)	35,496,562	14.3%		5,230,000	78.1%	39,773,125	5,230,000	—	—	—	—
Certain funds and accounts of T Rowe Price(3)	10,000,000	4.1%		—	—	10,000,000	—	—	—	—	—
Certain funds and accounts of Invesco(4)	5,500,000	2.3%		—	—	5,500,000	—	—	—	—	—
Ermenegildo Zegna di Monte Rubello(5)	5,246,800	2.2%		—	—	5,246,800	—	—	—	—	—
Investment Corporation of Dubai(6)	3,000,000	1.2%		—	—	3,000,000	—	—	—	—	—
Patrizio Bertelli(7)	2,500,000	1.0%		—	—	2,500,000	—	—	—	—	—
Exor N.V.(8)	2,500,000	1.0%		—	—	2,500,000	—	—	—	—	—
Banca del Ceresio SA(9)	2,500,000	1.0%		—	—	2,500,000	—	—	—	—	—
Felofin S.p.A.(10)	1,500,000	(	*)	—	—	1,500,000	—	—	—	—	—
Sergio P. Ermotti(11)	1,469,688	(	*)	770,000	11.4%	2,249,375	770,000	—	—	—	—
Yarpa Special Opportunities 4 Srl(12)	1,000,000	(	*)	—	—	1,000,000	—	—	—	—	—
DDS and Associates LLC(13)	838,650	(	*)	—	—	838,650	—	—	—	—	—
Matteo Mambretti(14)	500,000	(	*)	—	—	500,000	—	—	—	—	—
Henry Peter(15)	420,000	(	*)	100,000	1.5%	520,000	100,000	—	—	—	—
Antara Capital Total Return SPAC Master Fund LP(16)	250,000	(	*)	—	—	250,000	—	—	—	—	—
Iceberg Zegna Holdings LLC(17)	250,000	(	*)	—	—	250,000	—	—	—	—	—
Elridge Enterprises Corporation(18)	250,000	(	*)	—	—	250,000	—	—	—	—	—
Lovat International Inc.(19)	250,000	(	*)	—	—	250,000	—	—	—	—	—
Paolo Zegna di Monte Rubello(20)	240,000	(	*)	100,000	1.5%	340,000	100,000	—	—	—	—
Edoardo Zegna di Monte Rubello(21)	200,000	(	*)	—	—	200,000	—	—	—	—
Thom Browne Revocable Trust(22)	200,000	(	*)	—	—	200,000	—	—	—	—
Tom Ford(23)	200,000	(	*)	—	—	200,000	—	—	—	—
Cofi SA(24)	200,000	(	*)	—	—	200,000	—	—	—	—
Benedict J. Sciortino(25)	200,000	(	*)	—	—	200,000	—	—	—	—
Anna Zegna di Monte Rubello(26)	150,000	(	*)	100,000	1.5%	250,000	100,000	—	—	—	—
Domenico De Sole(27)	120,000	(	*)	100,000	1.5%	220,000	100,000	—	—	—	—
Michele Norsa(28)	120,000	(	*)	100,000	1.5%	220,000	100,000	—	—	—	—
Ronald B Johnson(29)	120,000	(	*)	100,000	1.5%	220,000	100,000	—	—	—	—
Valerie Anne Mars(30)	120,000	(	*)	100,000	1.5%	220,000	100,000	—	—	—	—
Bootes Srl(31)	120,000	(	*)	—	—	120,000	—	—	—	—	—
Angelo Zegna di Monte Rubello(32)	100,000	(	*)	—	—	100,000	—	—	—	—	—
Umberto Giovine(33)	100,000	(	*)	—	—	100,000	—	—	—	—	—
Paola Bruzzo(34)	100,000	(	*)	—	—	100,000	—	—	—	—	—
Cesare Bertani(35)	100,000	(	*)	—	—	100,000	—	—	—	—	—
Giorgio Delpiano(36)	60,000	(	*)	—	—	60,000	—	—	—	—	—
Renata Zegna di Monte Rubello(37)	60,000	(	*)	—	—	60,000	—	—	—	—	—
Gianluca Ambrogio Tagliabue(38)	30,000	(	*)	—	—	30,000	—	—	—	—	—
Alessandro Sartori(39)	30,000	(	*)	—	—	30,000	—	—	—	—	—
Franca Calcia(40)	30,000	(	*)	—	—	30,000	—	—	—	—	—
Christian Foddis(41)	30,000	(	*)	—	—	30,000	—	—	—	—	—
Elisabetta Zegna(42)	30,000	(	*)	—	—	30,000	—	—	—	—	—
Audeo Advisors Limited(43)	25,000	(	*)	—	—	50,000	—	—	—	—	—
Jose Joaquin Guell Ampuero(44)	25,000	(	*)	—	—	50,000	—	—	—	—	—
Umberto Trabaldo Togna (45)	15,000	(	*)	—	—	15,000	—	—	—	—	—
Mauro Natale(46)	15,000	(	*)	—	—	15,000	—	—	—	—	—
Dante Roscini(47)	12,500	(	*)	—	—	25,000	—	—	—	—	—
Tensie Whelan(48)	12,500	(	*)	—	—	25,000	—	—	—	—	—

(*)	Represents beneficial ownership of less than 1%.

(1)

Comprised of 149,734,550 Ordinary Shares held by Monterubello s.s., all of which are Lock-Up Shares, as defined in the Zegna Shareholders Lock-Up Agreement, and are subject to the terms and conditions thereof as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. These shares are being registered in accordance with the terms of the Registration Rights Agreement, dated as of December 17, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. Monterubello s.s. is an Italian società semplice whose quotas are currently held by members of the Zegna family. The directors of Monterubello s.s., as of the Closing Date, were Ermenegildo Zegna di Monte Rubello (chairman of the board of directors), Paolo Zegna di Monte Rubello (vice chairman of the board of directors), Renata Zegna di Monte Rubello, Anna Zegna di Monte Rubello, Giovanni Schneider, Stefano Aimone and Alessandro Andrea Trabaldo Togna. The business address of Monterubello s.s. is Via Marconi 23, 13835 Valdilana, Biella, Italy.

(2)

Comprised of 30,266,562 Ordinary Shares (including 3,490,000 PIPE Shares) and 5,230,000 Ordinary Shares issuable upon exercise of an equal number of Private Placement Warrants that are exercisable within 30 days of December 17, 2021 held by Strategic Holding Group S.à r.l., of which 26,776,562 Ordinary Shares and 5,230,000 Private Placement Warrants are Lock-Up Shares, as defined in the IIAC Sponsor Lock-Up Agreement, and are subject to the terms and conditions thereof as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. “Number of Ordinary Shares Being Offered” includes 4,276,563 Escrowed Shares issued to the selling securityholder, which will be held in escrow until satisfaction of the relevant release conditions or lapse of the prescribed period of time, in accordance with the terms of Business Combination Agreement. As long as any such Escrowed Shares are held in escrow the selling securityholder’s voting and economic rights shall be restricted; accordingly, these Escrowed Shares are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”. These securities are being registered in accordance with the terms of the Registration Rights Agreement, dated as of December 17, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. Strategic Holding Group S.à r.l. is governed by a five-member board of managers that acts through simple majority voting. Kamel Aliat, Amélie Flammia, Marvin Martins, Alex Browning and Natalie Ramsden are members of the board of managers as of the date of this prospectus. No individual manager on the board of managers has voting or dispositive control over securities held by Strategic Holding Group S.à r.l., and therefore no individual manager has or shares beneficial ownership of such securities and this filing shall not be deemed an admission of such ownership. The business address of Strategic Holding Group S.à r.l. is 23 Avenue Monterey, L-2163 Luxembourg.

(3)

Comprised of (i) 3,064,085 PIPE Shares held by T. Rowe Price International Discovery Fund, (ii) 405,665 PIPE Shares held by T. Rowe Price International Small-Cap Equity Trust, (iii) 10,961 PIPE Shares held by T. Rowe Price Global Allocation Fund, Inc., (iv) 40,688 PIPE Shares held by Advanced Series Trust—AST T. Rowe Price Growth Opportunities Portfolio, (v) 1,467 PIPE Shares held by Advanced Series Trust—AST T. Rowe Price Diversified Real Growth Portfolio, (vi) 3,569,341 PIPE Shares held by T. Rowe Price International Stock Fund, (vii) 69,884 PIPE Shares held by T. Rowe Price International Stock Portfolio, (viii) 196,077 PIPE Shares held by T. Rowe Price Non-U.S. Equities Trust, (ix) 50,497 PIPE Shares held by Voya Investors Trust—VY T. Rowe Price International Stock Portfolio, (x) 2,228,905 PIPE Shares held by T. Rowe Price International Growth Equity Trust, (xi) 5,447 PIPE Shares held by T. Rowe Price Global Allocation Fund, Inc., (xii) 72,295 PIPE Shares held by Advanced Series Trust—AST T. Rowe Price Growth Opportunities Portfolio, (xiii) 2,491 PIPE Shares held by Advanced Series Trust—AST T. Rowe Price Diversified Real Growth Portfolio, (xiv) 163,862 PIPE Shared held by Brinker Capital Destinations Trust—Destinations International Equity Fund, (xv) 95,819 PIPE Shares held by MassMutual Select Funds—MassMutual Select T. Rowe Price International Equity Fund and (xvi) 22,516 PIPE Shares held by Houston Municipal Employees Pension System. T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser or subadviser with power to direct investments and/or sole power to vote the securities owned by the foregoing funds and accounts (collectively, the “Funds”). For purposes of reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of all of the shares held by the Funds; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is a wholly-owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer, is a subsidiary of TRPA, the investment adviser to the Funds. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter and distributor of shares of the funds in the T. Rowe Price fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities. T. Rowe Price provides brokerage services through this subsidiary primarily to complement the other services provided to shareholders of the T. Rowe Price funds. The business address of the Funds is 100 East Pratt Street, Baltimore, Maryland 21202, USA.

(4)

Comprised of (i) 5,142,215 PIPE Shares held by AIM Investment Funds (Invesco Investment Funds), on behalf of Invesco Developing Markets Fund, (ii) 234,561 PIPE Shares held by Employee Benefit Investment Funds of Invesco Trust Company, on behalf of Invesco Emerging Markets Equity Trust and (iii) 123,224 PIPE Shares held by Invesco Emerging Markets Equity Fund, LP. Invesco Advisers, Inc. serves as the investment adviser of the selling securityholders and has voting and investment power over the shares held by the selling securityholders. The business address of the selling securityholders is c/o Invesco Advisers, Inc., Two Peachtree Point, 1555 Peachtree Street NE, Atlanta, Georgia 30309, USA.

(5)

Comprised of 5,246,800 Ordinary Shares held by Ermenegildo Zegna di Monte Rubello (including 420,000 PIPE Shares), of which 4,826,800 are Lock-Up Shares, as defined in the Zegna Shareholders Lock-Up Agreement, and are subject to the terms and conditions thereof as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. These shares are being registered in accordance with the terms of the Registration Rights Agreement, dated as of December 17, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. Ermenegildo Zegna di Monte Rubello is the Chief Executive Officer of Zegna and a member of the Zegna Board.

(6)

Comprised of 3,000,000 PIPE Shares held by Investment Corporation of Dubai (“ICD”). HE Mohammed Ibrahim Al Shaibani, the managing director of ICD, and Khalifa Al Daboos, the deputy CEO of ICD, have voting and investment power over the shares held by ICD; however, each of these individuals disclaim beneficial ownership of these shares. The business address of ICD is Levels 5 and 6, Gate Village 7, Dubai International Financial Centre, Dubai, United Arab Emirates.

(7)	Comprised of 2,500,000 PIPE Shares held by Patrizio Bertelli.
(8)

Comprised of 2,500,000 PIPE Shares held by Exor N.V, which is listed in Italy on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. and is controlled by Giovanni Agnelli B.V. (“G.A.”), which holds 52.01% of its share capital. G.A. is a Dutch private company with limited liability, with its capital divided in shares and currently held by members of the Agnelli family. The directors of G.A. are John Elkann, Jeroen Preller, Florence Hinnen, Tiberto Brandolini d’Adda, Alessandro Nasi, Andrea Agnelli, Luca Ferrero de’ Gubernatis Ventimiglia and Benedetto Della Chiesa. The business address of Exor N.V. is Gustav Mahlerplein 25, 1082 MS Amsterdam, The Netherlands.

(9)

Comprised of (i) 625,000 PIPE Shares held by Banca del Ceresio SA, as nominee for Antonio Foglia and not in its individual capacity, (ii) 625,000 PIPE Shares held by Banca del Ceresio SA, as nominee for Federico Foglia and not in its individual capacity, (iii) 625,000 PIPE Shares held by Banca del Ceresio SA, as nominee for Giacomo Foglia and not in its individual capacity, and (iv) 625,000 PIPE Shares held by Banca del Ceresio SA, as nominee for Maria Alessandra Foglia and not in its individual capacity. The business address of Banca del Ceresio SA is Via Della Posta 7, 6900 Lugano, Switzerland.

(10)

Comprised of 1,500,000 PIPE Shares held by Felofin S.p.A. Claudio Luti, the Chief Executive Officer of Felofin S.p.A., has voting and investment power over the shares held by Felofin S.p.A. The business address of Felofin S.p.A. is Via delle Industrie 3, 20082 Noviglio (Milan), Italy.

(11)

Comprised of 799,688 Ordinary Shares (including 120,000 PIPE Shares) and 670,000 Ordinary Shares issuable upon exercise of an equal number of Private Placement Warrants that are exercisable within 30 days of December 17, 2021 held by Sergio P. Ermotti, of which 679,688 Ordinary Shares and 670,000 Private Placement Warrants are Lock-Up Shares, as defined in the IIAC Sponsor Lock-Up Agreement, and are subject to the terms and conditions thereof as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. “Number of Ordinary Shares Being Offered” includes 679,687 Escrowed Shares issued to the selling securityholder, which will be held in escrow until satisfaction of the relevant release conditions or lapse of the prescribed period of time, in accordance with the terms of the Business Combination Agreement. As long as any such Escrowed Shares are held in escrow the selling securityholder’s voting and economic rights shall be restricted; accordingly, these Escrowed Shares are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”. “Number of Ordinary Shares Being Offered” also includes 100,000 Ordinary Shares issuable upon exercise of an equal number of Private Placement Warrants granted to Sergio P. Ermotti in connection with the Closing. These Private Placement Warrants are subject to a contractual lock-up for 12 months following the Closing Date and may only be exercised following expiration of the Lock-up Period as described under “Compensation—Historical Compensation for the 2021 Financial Year—Board of Directors—Warrants”; accordingly the Ordinary Shares issuable upon exercise of such warrants are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”. These securities are being registered in accordance with the terms of the Registration Rights Agreement, dated as of December 17, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. Sergio P. Ermotti is a member of the Zegna Board and served as chairman of the board of directors of IIAC prior to the Effective Time.

(12)

Comprised of 1,000,000 PIPE Shares held by Yarpa Special Opportunities 4 S.r.l. Alessandro Lenotti, the sole director of Yarpa Special Opportunities 4 S.r.l, has voting and investment power over the shares held by Yarpa Special Opportunities 4 S.r.l. The business address of Yarpa Special Opportunities 4 S.r.l. is Corso di Porta Nuova 15, 20121 Milan, Italy.

(13)

Comprised of 838,650 Ordinary Shares held by DDS and Associates LLC, all of which are Lock-Up Shares, as defined in the Zegna Shareholders Lock-Up Agreement, and are subject to the terms and conditions thereof as described under “Description of Securities— Registration Rights and Lock-Up Arrangements”. These shares are being registered in accordance with the terms of the Registration Rights Agreement, dated as of December 17, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Description of Securities— Registration Rights and Lock-Up Arrangements”. DDS and Associates LLC is beneficially owned by members of Domenico De Sole’s family, and provides certain consultancy services to Zegna. The business address of DDS and Associates LLC is 16 Marsh Wren Road, South Carolina 29928, USA.

(14)	Comprised of 500,000 PIPE Shares held by Matteo Mambretti.
(15)

Comprised of 420,000 PIPE Shares held by Henry Peter, who is a member of the Zegna Board and serves on the board of directors of certain Group Companies. “Number of Ordinary Shares Being Offered” includes 100,000 Ordinary Shares issuable upon exercise of an equal number of Private Placement Warrants granted to Henry Peter in connection with the Closing. These Private Placement Warrants are subject to a contractual lock-up for 12 months following the Closing Date and may only be exercised following expiration of the Lock-up Period as described under “Compensation—Historical Compensation for the 2021 Financial Year—Board of Directors—Warrants”; accordingly the Ordinary Shares issuable upon exercise of such warrants are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”.

(16)

Comprised of 250,000 PIPE Shares held by Antara Capital Total Return SPAC Master Fund LP (the “Antara Fund”). Antara Capital LP, a Delaware limited partnership serves as the investment manager (the “Investment Manager”) to certain funds it manages and designees and may be deemed to have voting and investment power with respect to the shares held by the Antara Fund. Antara Capital Total Return SPAC Fund GP LLC, a Delaware limited liability company, serves as the general partner of the Antara Fund. Himanshu Gulati is the Managing Member of the Investment Manager and, accordingly, may be deemed to have voting and investment power with respect to the shares held by the Antara Fund. Mr. Gulati disclaims beneficial ownership of the shares held by the Antara Fund except to the extent of any pecuniary interest. The business address of the foregoing entities and persons is 55 Hudson Yards, 47th Floor, Suite C, New York, New York 10001, USA.

(17)

Comprised of 250,000 PIPE Shares held by Iceberg Zegna Holdings LLC. Ralph Winter, the sole manager and ultimate beneficial owner of Iceberg Zegna Holdings LLC, has voting and investment power over the shares held by Iceberg Zegna Holdings LLC. The business address of Iceberg Zegna Holdings LLC is 119 Washington Avenue, Suite 502, Miami Beach, Florida 33139.

(18)

Comprised of 250,000 PIPE Shares held by Elridge Enterprises Corporation. Janse Jasper has a full (general) power of attorney to act on behalf of the selling securityholder which may be deemed to give him voting and investment power over the shares held by Elridge Enterprises Corporation; however, Janse Jasper disclaims beneficial ownership of these shares. The business address of Elridge Enterprises Corporation is c/o Rivers Properties and Consulting SA, Piazza Dante 7, 6900 Lugano, Switzerland.

(19)

Comprised of 250,000 PIPE Shares held by Lovat International Inc. Janse Jasper has a full (general) power of attorney to act on behalf of the selling securityholder which may be deemed to give him voting and investment power over the shares held by Lovat International Inc.; however, Janse Jasper disclaims beneficial ownership of these shares. The business address of Lovat International Inc. is c/o Rivers Properties and Consulting SA, Piazza Dante 7, 6900 Lugano, Switzerland.

(20)

Comprised of 240,000 PIPE Shares held by Paolo Zegna di Monte Rubello, who is a member of the Zegna Board and serves on the board of directors of certain Group Companies. “Number of Ordinary Shares Being Offered” includes 100,000 Ordinary Shares issuable upon exercise of an equal number of Private Placement Warrants granted to Paolo Zegna di Monte Rubello in connection with the Closing. These Private Placement Warrants are subject to a contractual lock-up for 12 months following the Closing Date and may only be exercised following expiration of the Lock-up Period as described under “Compensation—Historical Compensation for the 2021 Financial Year—Board of Directors—Warrants”; accordingly the Ordinary Shares issuable upon exercise of such warrants are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”.

(21)	Comprised of 200,000 PIPE Shares held by Edoardo Zegna di Monte Rubello, who is Zegna’s Chief Marketing and Sustainability Officer.

(22)

Comprised of 200,000 PIPE Shares held by Thom Browne Revocable Trust and beneficially owned by Thom Browne, the Founder and Chief Creative Officer of Thom Browne. The business address of Thom Browne Revocable Trust is 1 Sutton Place, New York, New York 10022, USA.

(23)	Comprised of 200,000 PIPE Shares held by Tom Ford.
(24)

Comprised of 200,000 PIPE Shares held by Cofi SA. Umberto Trabaldo Togna and Massimo Trabaldo Togna, the beneficial owners of Cofi SA, have voting and investment power over the shares held by Cofi SA. The business address of Cofi SA is 2 Rue de l’Eau, L-1449 Luxembourg.

(25)	Comprised of 200,000 PIPE Shares held by Benedict J. Sciortino.
(26)

Comprised of 150,000 PIPE Shares held by Anna Zegna di Monte Rubello, who is a member of the Zegna Board. “Number of Ordinary Shares Being Offered” includes 100,000 Ordinary Shares issuable upon exercise of an equal number of Private Placement Warrants granted to Anna Zegna di Monte Rubello in connection with the Closing. These Private Placement Warrants are subject to a contractual lock-up for 12 months following the Closing Date and may only be exercised following expiration of the Lock-up Period as described under “Compensation—Historical Compensation for the 2021 Financial Year—Board of Directors—Warrants”; accordingly the Ordinary Shares issuable upon exercise of such warrants are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”.

(27)

Comprised of 120,000 PIPE Shares held by Domenico De Sole, who is a member of the Zegna Board. “Number of Ordinary Shares Being Offered” includes 100,000 Ordinary Shares issuable upon exercise of an equal number of Private Placement Warrants granted to Domenico De Sole in connection with the Closing. These Private Placement Warrants are subject to a contractual lock-up for 12 months following the Closing Date and may only be exercised following expiration of the Lock-up Period as described under “Compensation—Historical Compensation for the 2021 Financial Year—Board of Directors—Warrants”; accordingly the Ordinary Shares issuable upon exercise of such warrants are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”.

(28)

Comprised of 120,000 PIPE Shares held by Michele Norsa, who is a member of the Zegna Board. “Number of Ordinary Shares Being Offered” includes 100,000 Ordinary Shares issuable upon exercise of an equal number of Private Placement Warrants granted to Michele Norsa in connection with the Closing. These Private Placement Warrants are subject to a contractual lock-up for 12 months following the Closing Date and may only be exercised following expiration of the Lock-up Period as described under “Compensation—Historical Compensation for the 2021 Financial Year—Board of Directors—Warrants”; accordingly the Ordinary Shares issuable upon exercise of such warrants are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”.

(29)

Comprised of 120,000 PIPE Shares held by Ronald B Johnson, who is a member of the Zegna Board. “Number of Ordinary Shares Being Offered” includes 100,000 Ordinary Shares issuable upon exercise of an equal number of Private Placement Warrants granted to Ronald B Johnson in connection with the Closing. These Private Placement Warrants are subject to a contractual lock-up for 12 months following the Closing Date and may only be exercised following expiration of the Lock-up Period as described under “Compensation—Historical Compensation for the 2021 Financial Year—Board of Directors—Warrants”; accordingly the Ordinary Shares issuable upon exercise of such warrants are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”.

(30)

Comprised of 120,000 PIPE Shares held by Valerie Anne Mars, who is a member of the Zegna Board. “Number of Ordinary Shares Being Offered” includes 100,000 Ordinary Shares issuable upon exercise of an equal number of Private Placement Warrants granted to Valerie Anne Mars in connection with the Closing. These Private Placement Warrants are subject to a contractual lock-up for 12 months following the Closing Date and may only be exercised following expiration of the Lock-up Period as described under “Compensation—Historical Compensation for the 2021 Financial Year—Board of Directors—Warrants”; accordingly the Ordinary Shares issuable upon exercise of such warrants are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”.

(31)

Comprised of 120,000 PIPE Shares held by Bootes Srl. Rosario Bifulco, the sole director of Bootes Srl, has voting and investment power over the shares held by Bootes Srl. The business address of Bootes Srl is Via Bigli 19, 20121 Milan, Italy.

(32)	Comprised of 100,000 PIPE Shares held by Angelo Zegna di Monte Rubello, who is Zegna’s Head of Retail & Merchandising (USA) and serves on the board of directors of Thom Browne Inc.
(33)	Comprised of 100,000 PIPE Shares held by Umberto Giovine, who serves on the board of directors of certain Group Companies.
(34)	Comprised of 100,000 PIPE Shares held by Paola Bruzzo.
(35)	Comprised of 100,000 PIPE Shares held by Cesare Bertani.
(36)	Comprised of 60,000 PIPE Shares held by Giorgio Delpiano.
(37)	Comprised of 60,000 PIPE Shares held by Renata Zegna di Monte Rubello, who was a director of the Company prior to the Conversion.
(38)	Comprised of 30,000 PIPE Shares held by Gianluca Ambrogio Tagliabue, who is the Chief Operating Officer and Chief Financial Officer of Zegna.
(39)	Comprised of 30,000 PIPE Shares held by Alessandro Sartori, who is the Artistic Director of Zegna.
(40)	Comprised of 30,000 PIPE Shares held by Franca Calcia, who is Zegna’s Transition Officer and serves on the board of directors of certain Group Companies.
(41)	Comprised of 30,000 PIPE Shares held by Christian Foddis, who is Zegna’s President – Asia Pacific and serves on the board of directors of certain Group Companies.
(42)	Comprised of 30,000 PIPE Shares held by Elisabetta Zegna.
(43)

Comprised of 25,000 Ordinary Shares held by Audeo Advisors Limited, which are subject to a contractual lock-up for 180 days following the Closing, as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. “Number of Ordinary Shares Being Offered” includes 25,000 Escrowed Shares issued to the selling securityholder, which will be held in escrow until satisfaction of the relevant release conditions or lapse of the prescribed period of time, in accordance with the terms of the Business Combination Agreement. As long as any such Escrowed Shares are held in escrow the selling securityholder’s voting and economic rights shall be restricted; accordingly, these Escrowed Shares are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”. These shares are being registered in accordance with the terms of the Registration Rights Agreement, dated as of December 17, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. Alessandro Tomé and Catharina V. Tomé-Jonesco, the directors of Audeo Advisors Limited, have voting and investment power over the shares held by Audeo Advisors Limited; however, each of these individuals disclaim beneficial ownership of these shares. The business address of Audeo Advisors Limited is Flat 7, Abbots Court, Thackeray Street, W8 5ES London, United Kingdom.

(44)

Comprised of 25,000 Ordinary Shares held by Jose Joaquin Guell Ampuero, which are subject to a contractual lock-up for 180 days following the Closing, as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. “Number of Ordinary Shares Being Offered” includes 25,000 Escrowed Shares issued to the selling securityholder, which will be held in escrow until satisfaction of the relevant release conditions or lapse of the prescribed period of time, in accordance with the terms of the Business Combination Agreement. As long as any such Escrowed Shares are held in escrow the selling securityholder’s voting and economic rights shall be restricted; accordingly, these Escrowed Shares are excluded from “Ordinary Shares Beneficially Owned Prior to the

Offering”. These shares are being registered in accordance with the terms of the Registration Rights Agreement, dated as of December 17, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”.
(45)	Comprised of 15,000 PIPE Shares held by Umberto Trabaldo Togna.
(46)	Comprised of 15,000 PIPE Shares held by Mauro Natale.
(47)

Comprised of 12,500 Ordinary Shares held by Dante Roscini, which are subject to a contractual lock-up for 180 days following the Closing, as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. “Number of Ordinary Shares Being Offered” includes 12,500 Escrowed Shares issued to the selling securityholder, which will be held in escrow until satisfaction of the relevant release conditions or lapse of the prescribed period of time, in accordance with the terms of the Business Combination Agreement. As long as any such Escrowed Shares are held in escrow the selling securityholder’s voting and economic rights shall be restricted; accordingly, these Escrowed Shares are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”. These shares are being registered in accordance with the terms of the Registration Rights Agreement, dated as of December 17, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. Dante Roscini served as a member of the board of directors of IIAC prior to the Effective Time.

(48)

Comprised of 12,500 PIPE Shares held by Tensie Whelan, which are subject to a contractual lock-up for 180 days following the Closing, as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. “Number of Ordinary Shares Being Offered” includes 12,500 Escrowed Shares issued to the selling securityholder, which will be held in escrow until satisfaction of the relevant release conditions or lapse of the prescribed period of time, in accordance with the terms of the Business Combination Agreement. As long as any such Escrowed Shares are held in escrow the selling securityholder’s voting and economic rights shall be restricted; accordingly, these Escrowed Shares are excluded from “Ordinary Shares Beneficially Owned Prior to the Offering”. These shares are being registered in accordance with the terms of the Registration Rights Agreement, dated as of December 17, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Description of Securities—Registration Rights and Lock-Up Arrangements”. Tensie Whelan served as a member of the board of directors of IIAC prior to the Effective Time.

TAXATION

Material United States Federal Income Tax Considerations

The following discussion is a summary of material U.S. federal income tax considerations applicable to owning Ordinary Shares and/or Warrants. This discussion applies only to Ordinary Shares and/or Warrants held as capital assets (generally held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•	Financial institutions;

•	Insurance companies;

•	Mutual funds;

•	Pension plans;

•	S corporations;

•	Broker-dealers;

•	Traders in securities that elect mark-to-market treatment;

•	Regulated investment companies;

•	Real estate investment trusts;

•	Trusts and estates;

•	Tax exempt organizations (including private foundations);

•

Investors that hold Ordinary Shares or Warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•	Holders that have a functional currency other than the U.S. dollar;

•	U.S. expatriates;

•	Investors subject to the U.S. “inversion” rules;

•	Holders owning or considered as owning (directly, indirectly or through attribution) 5% measured by vote or value) or more of Zegna’s Ordinary Shares; and

•	Person who received any of Zegna’s stock or warrants as compensation.

This summary does not discuss any U.S. state or local or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Ordinary Shares or Warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. A partner of a partnership holding Ordinary Shares or Warrants is urged to consult their tax advisor regarding the tax consequences to them of the ownership and disposition of Ordinary Shares and Warrants.

This summary is based upon the U.S. Tax Code, the regulations promulgated by the U.S. Department of the Treasury, current administrative interpretations and practices of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS will not assert, or that a court will not sustain a position contrary to any of the tax considerations described below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Ordinary Shares or Warrants, as the case may be, that is:

•	An individual who is a U.S. citizen or resident of the United States;

•

A corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	An estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

A trust (A) the administration of which is subject to the primary supervision of a U.S. court and which as one or more U.S. persons (within the meaning of the U.S. Tax Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of Ordinary Shares or Warrants that is not a United States person and is not a partnership for United States federal income tax purposes.

U.S. Holders

Tax Consequences of Ownership and Disposition of Ordinary Shares and Warrants

Dividends and Other Distributions on Ordinary Shares

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules”, distributions on Ordinary Shares generally will be taxable as dividends for U.S. federal income tax purposes to the extent paid from Zegna’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Zegna’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described below under the heading “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent), which, as described below under the heading “Material Dutch Tax Considerations—Zegna Shares and Warrants” and “Material Italian Tax Considerations—Ordinary Shares and Warrants” is expected to be in respect of Italian, and not Dutch, taxes, provided that certain conditions as set forth under the heading “Material Dutch Tax Considerations—Zegna Shares and Warrants” are met and such distribution is made to a Qualifying Non-Dutch Resident (as defined and explained under the prior-mentioned heading). Zegna does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles, and accordingly, U.S. Holders should expect to generally treat distributions on Ordinary Shares as dividends. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that Zegna pays to a U.S. Holder that is a taxable as a corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be eligible for treatment as “qualified dividend income” and taxed at the lower applicable long-term capital gains rate only if, among others: (i) Ordinary Shares are readily tradable on an established securities market in the United States or Zegna is eligible for benefits under an applicable tax treaty with the United States; (ii) Zegna is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year; and (iii) certain holding period requirements are met. The Ordinary Shares are listed on the NYSE, so the first of these requirements is expected to be met. The amount of any dividend distribution paid in Euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of payment, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. The foreign currency gain or loss from such conversion will be ordinary income or loss and generally will be U.S. source.

Subject to applicable limitations, Italian income taxes withheld from dividends on common shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against a U.S. treaty beneficiary’s U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the lower applicable long-term capital gains rates. For purposes of calculating the foreign tax credit, dividends paid on the Ordinary Shares will be foreign source and will generally constitute passive category income. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any Italian income tax, in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants

Subject to the PFIC rules discussed below under the heading “Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Ordinary Shares or Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Ordinary Shares or Warrants (determined as described herein), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitation. Gain or loss recognized by a U.S. Holder generally will be treated as U.S. source.

If Ordinary Shares or Warrants are sold, exchanged, redeemed, retired or otherwise disposed of in a taxable transaction in exchange for Euro, the amount realized generally will be the U.S. dollar value of the Euro received based on the spot rate in effect on the date of sale, exchange, redemption, retirement or other taxable disposition. If a U.S. Holder is a cash method taxpayer and the Ordinary Shares and/or Warrants are traded on an established securities market, Euro paid or received will be translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of Ordinary Shares or Warrants traded on an established securities market, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Euro received on the sale or other disposition of an Ordinary Share or Warrant generally will have a tax basis equal to its U.S. dollar value as determined pursuant to the rules above. Any gain or loss recognized by a U.S. Holder on a sale, exchange, redemption, retirement or other taxable disposition of the Euro will be ordinary income or loss and generally will be U.S. source.

Exercise or Lapse of a Warrant

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of an Ordinary Share upon exercise of a Warrant for cash. The U.S. Holder’s tax basis in the Ordinary Share received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Warrant (i.e., its tax basis, calculated in U.S. dollars) and the exercise price. If the exercise price is paid in Euro, a U.S.

Holder’s tax basis in respect of the exercise price will be the U.S. dollar value of the Euro paid on exercise, determined at the spot rate on the date of exercise. The U.S. Holder’s holding period for Ordinary Shares received upon exercise of the of a Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. Holder held the Warrant (or any IIAC Warrant exchanged therefor). If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant (calculated in U.S. dollars). Such loss will be long-term if the warrant has been held for more than one year and generally will be U.S. source.

Adjustment to Exercise Price

Under Section 305 of the U.S. Tax Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a Warrant or to the Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the recognition of dividend income (with the consequences generally as described above under the heading “—Dividends and Other Distributions on Ordinary Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a Warrant.

Passive Foreign Investment Company Rules

Significant potential adverse U.S. federal income tax consequences, including certain reporting requirements, generally apply to any United States person who owns shares in a PFIC. Zegna, however, does not expect that it will be a PFIC for the current taxable year or any future taxable year.

The treatment of U.S. Holders of Ordinary Shares and Warrants could be materially different from that described above if Zegna is treated as a PFIC for U.S. federal income tax purposes. A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

As previously stated, Zegna does not expect that it will qualify as a PFIC for U.S. federal income tax purposes for its most recent taxable year. Although Zegna’s PFIC status is determined annually, a determination that Zegna is a PFIC will generally apply for subsequent years to a U.S. Holder who held Ordinary Shares or Warrants while Zegna was a PFIC, whether or not Zegna meets the test for PFIC status in those subsequent years.

If Zegna is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares or Warrants and, in the case of Ordinary Shares, the U.S. Holder did not make either an applicable PFIC Election (or elections) for the first taxable year of Zegna (or IIAC, as applicable) in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares or Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Zegna’s first taxable year in which Zegna is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

In general, if Zegna is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of Ordinary Shares (but not Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of Zegna’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which Zegna’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. However, in order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. Zegna does not expect that it is or will become a PFIC and, therefore, presently does not intend to provide the information necessary for U.S. Holders to make or maintain a QEF election (but can provide no assurance in this regard).

Alternatively, if Zegna is a PFIC and Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. Currently, a mark-to-market election may not be made with respect to Warrants.

The mark-to-market election is available only for “marketable stock,” which is, generally, stock that is regularly traded on a national securities exchange that is registered with the U.S. Securities and Exchange Commission, including the NYSE (on which the Ordinary Shares are listed). If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Ordinary Shares under their particular circumstances.

Notwithstanding any PFIC election made by a U.S. Holder, dividends received from Zegna will not constitute “qualified dividend income” in a taxable year in which Zegna is a PFIC (or is treated as a PFIC with respect to such U.S. Holder) either in the taxable year of the distribution or the preceding taxable year. Dividends that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income. Instead, the U.S. Holder must include the gross amount of any such dividend paid by Zegna out of its accumulated earnings and profits (as determined for United States federal income tax purposes) in their gross income, and it will be subject to tax at rates applicable to ordinary income.

Related PFIC Rules

If Zegna is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Zegna receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. Any PFIC elections made with respect to Zegna would not be effective for such lower-tier PFIC and the consequences of any distributions or dispositions would generally be as described above under the heading “—Passive Foreign Investment Company Rules.”

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may be required to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Department of the Treasury. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Ordinary Shares and Warrants, are urged to consult their own tax advisors concerning the application of the PFIC rules to Zegna securities under their particular circumstances.

Loyalty Voting Program and Zegna Special Voting Shares

Loyalty Voting Program

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE RECEIPT, OWNERSHIP OR DISPOSITION OF ZEGNA SPECIAL VOTING SHARES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES AND AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES ARE UNCERTAIN. ACCORDINGLY, U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND DISPOSITION OF ZEGNA SPECIAL VOTING SHARES.

Receipt of Zegna Special Voting Shares

The tax consequences of the receipt by a U.S. Holder of Zegna Special Voting Shares is unclear. While distributions of stock are tax-free in certain circumstances, the distribution of Zegna Special Voting Shares would be taxable if it were considered to result in a “disproportionate distribution.” A disproportionate distribution is a distribution or series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some shareholders of Zegna and an increase in the proportionate interest of other shareholders of Zegna in Zegna’s assets or earnings and profits. It is possible that the distribution of Zegna Special Voting Shares to a U.S. Holder and a distribution of cash in respect of Ordinary Shares could be considered together to constitute a “disproportionate distribution.” Unless Zegna has not paid cash dividends in the 36 months prior to a U.S. Holder’s receipt of Zegna Special Voting Shares and Zegna does not pay cash dividends in the 36 months following a U.S. Holder’s receipt of Zegna Special Voting Shares, Zegna intends to treat the receipt of Zegna

Special Voting Shares as a distribution that is subject to tax as described above in “—Taxation of Dividends.” The amount of the dividend should equal the fair market value of the Zegna Special Voting Shares received. Zegna believes and intends to take the position that the value of each Zegna Special Voting Share is minimal. However, because the fair market value of the Zegna Special Voting Shares is factual and is not governed by any guidance that directly addresses such a situation, the IRS could assert that the value of the Zegna Special Voting Shares (and thus the amount of the dividend) as determined by Zegna is incorrect.

Ownership of Zegna Special Voting Shares

Zegna believes that U.S. Holders holding Zegna Special Voting Shares should not have to recognize income in respect of amounts transferred to the Zegna Special Voting Shares dividend reserve that are not paid out as dividends. Section 305 of the Code may, in certain circumstances, require a holder of preferred shares to recognize income even if no dividends are actually received on such shares if the preferred shares are redeemable at a premium and the redemption premium results in a “constructive distribution.” Preferred shares for this purpose refer to shares that do not participate in corporate growth to any significant extent. Zegna believes that Section 305 of the Code should not apply to any amounts transferred to the Zegna Special Voting Shares dividend reserve that are not paid out as dividends so as to require current income inclusion by U.S. Holders because, among other things, (i) the Zegna Special Voting Shares are not redeemable on a specific date and a U.S. Holder is only entitled to receive amounts in respect of the Zegna Special Voting Shares upon liquidation, and (ii) Section 305 of the Code does not require the recognition of income in respect of a redemption premium if the redemption premium does not exceed a de minimis amount and, even if the amounts transferred to the special voting shares dividend reserve that are not paid out as dividends are considered redemption premium, the amount of the redemption premium is likely to be “de minimis” as such term is used in the applicable Treasury Regulations. Zegna therefore intends to take the position that the transfer of amounts to the Zegna Special Voting Shares reserve that are not paid out as dividends does not result in a “constructive distribution,” and this determination is binding on all U.S. Holders of Zegna Special Voting Shares other than a U.S. Holder that explicitly discloses its contrary determination in the manner prescribed by the applicable regulations. However, because the tax treatment of the loyalty voting program is unclear and because Zegna’s determination is not binding on the IRS, it is possible that the IRS could disagree with Zegna’s determination and require current income inclusion in respect of such amounts transferred to the Zegna Special Voting Shares dividend reserve that are not paid out as dividends.

Disposition of Zegna Special Voting Shares

The tax treatment of a U.S. Holder that has its Zegna Special Voting Shares redeemed for zero consideration after removing its common shares from the Loyalty Register is unclear. It is possible that a U.S. Holder would recognize a loss to the extent of the U.S. Holder’s basis in its Zegna Special Voting Shares, which should equal the amount that was included in income upon receipt. Such loss would be a capital loss and would be a long-term capital loss if a U.S. Holder has held its Zegna Special Voting Shares for more than one year. It is also possible that a U.S. Holder would not be allowed to recognize a loss upon the redemption of its Zegna Special Voting Shares and instead a U.S. Holder should increase the basis in its Ordinary Shares by an amount equal to the basis in its Zegna Special Voting Shares. Such basis increase in a U.S. Holder’s Ordinary Shares would decrease the gain, or increase the loss, that a U.S. Holder would recognize upon the sale or other taxable disposition of its Ordinary Shares.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE LOYALTY VOTING PROGRAM IS UNCLEAR AND U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS IN RESPECT OF THE CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF ZEGNA SPECIAL VOTING SHARES.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable U.S. dollar thresholds are required to report information to the IRS relating to such assets, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Ordinary Shares.

Non-U.S. Holders

Dividends

Dividends on Ordinary Shares paid to a non-U.S. Holder will not be subject to United States federal income tax unless the dividends are “effectively connected” with the conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment maintained by a non¬-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting a non-U.S. Holder to United States taxation on a net income basis. In such cases, a non-U.S. Holder generally will be taxed in the same manner as a U.S. holder. Corporate non-U.S. Holders may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if eligible for the benefits of an income tax treaty that provides for a lower rate, on “effectively connected” dividends.

Capital Gains

Non-U.S. Holders will not be subject to United States federal income tax on gain recognized on the sale or other disposition of Ordinary Shares or Warrants unless the gain is “effectively connected” with the conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that is maintained in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. Holder to United States taxation on a net income basis, or if the non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

Corporate non-U.S. Holders may be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if eligible for the benefits of an income tax treaty that provides for a lower rate on “effectively connected” gains.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made to a U.S. Holder within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S.

Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

A non-U.S. holder is generally exempt from backup withholding and information reporting requirements with respect to dividend payments made to you outside the United States by us or another non-United States payor. A non-U.S. holder is also generally exempt from backup withholding and information reporting requirements in respect of dividend payments made within the United States and the payment of the proceeds from sales effected at a U.S. office of a broker, as long as either (i) the non-U.S. holder has furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) the non-U.S. holder otherwise establishes an exemption.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO ALL HOLDERS DEPENDING UPON THE PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES AND WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER U.S. STATE, LOCAL, ESTATE AND FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

Material Dutch Tax Considerations—Zegna Shares and Warrants

Taxation in the Netherlands

This summary outlines the principal Dutch tax consequences in connection with the acquisition, ownership and transfer of (i) the Ordinary Shares and, if applicable, the Zegna Special Voting Shares (“Zegna Shares”), and/or (ii) the Warrants. It does not present a comprehensive or complete description of all aspects of Dutch tax law which could be relevant to a holder of Zegna Shares and/or Warrants. For Dutch tax purposes, a holder of Zegna Shares and/or Warrants may include an individual or entity not holding the legal title to the Zegna Shares and/or Warrants, but to whom, or to which, the Zegna Shares and/or Warrants are, or the income therefrom is, nevertheless attributed based either on this individual or entity owning a beneficial interest in the Zegna Shares and/or Warrants or on specific statutory provisions. These include statutory provisions attributing Zegna Shares and/or Warrants to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the Zegna Shares and/or Warrants.

This summary assumes that Zegna is organized and that its business will be conducted such that Zegna is considered to be tax resident in Italy for purposes of the Convention between the Kingdom of the Netherlands and the Republic of Italy for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and on capital (the “Italy-Netherlands Tax Treaty”).

This summary is intended as general information only. Prospective holders of Zegna Shares and/or Warrants should consult their own tax adviser regarding the tax consequences of any acquisition, ownership or transfer of Zegna Shares and/or Warrants.

This summary is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this prospectus, including the tax rates applicable on that date, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect. This summary does therefore not take into account the amendments to the Withholding Tax Act 2021 introducing an additional conditional Dutch withholding tax for dividend distributions to low-tax jurisdictions and in abusive situations (Wet invoering conditionele bronbelasting op dividenden) as these amendments are not yet in effect as of the date of this prospectus. Once these amendments become effective on January 1, 2024, as announced, dividends paid to certain entities considered related to Zegna may be subject to an additional Dutch withholding tax equal to the highest corporate income tax rate at the time of the dividend payment.

Any reference in this summary made to Dutch taxes, Dutch tax or Dutch tax law should be construed as a reference to any taxes of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference made to a treaty for the avoidance of double taxation concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulation for the State of the Netherlands (Belastingregeling voor het land Nederland), the Tax Regulations for the Netherlands and Curacao (Belastingregeling Nederland Curaçao), the Tax Regulations for the Netherlands and St. Maarten (Belastingregeling Nederland Sint Maarten) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.

This summary does not describe any Dutch tax considerations or consequences that may be relevant where a holder of Zegna Shares and/or Warrants:

(i)	is an individual and the holder’s income or capital gains derived from the Zegna Shares and/or Warrants are attributable to employment activities, the income from which is taxable in the Netherlands;

(ii)

has a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in Zegna within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) (the “ITA”). Generally, a holder of Zegna Shares and/or Warrants has a substantial interest in Zegna if the holder, alone or – in case of an individual – together with a partner for Dutch tax purposes, or any relative by blood or by marriage in the ascending or descending line (including foster-children) of the holder or the partner, owns or holds, or is deemed to own or hold shares (such as the Zegna Shares) or certain rights to shares, including rights to directly or indirectly acquire shares (such as the Warrants), directly or indirectly representing 5% or more of Zegna’s issued capital as a whole or of any class of shares or profit participating certificates (winstbewijzen) relating to 5% or more of Zegna’s annual profits or 5% or more of Zegna’s liquidation proceeds;

(iii)

is an entity that, although it is in principle subject to Dutch corporate income tax under the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), is not subject to Dutch corporate income tax or is fully or partly exempt from Dutch corporate income tax (such as a qualifying pension fund as described in section 5 CITA and a tax exempt investment fund (vrijgestelde beleggingsinstelling) as described in Section 6a CITA);

(iv)	is an investment institution (beleggingsinstelling) as described in Section 28 CITA; or

(v)

is required to apply the participation exemption (deelnemingsvrijstelling) with respect to the Zegna Shares and/or Warrants (as defined in Section 13 CITA). Generally, a holder of Zegna Shares and/or Warrants is required to apply the participation exemption if it is subject to Dutch corporate income tax and it, or a related entity, holds an interest of 5% or more of the nominal paid-up share capital in Zegna.

Withholding Tax

Based on Dutch domestic law, a holder of Zegna Shares and/or Warrants is generally subject to Dutch dividend withholding tax at a rate of 15% on dividends distributed by Zegna. Generally, Zegna is responsible for the withholding of such dividend withholding tax at source. However, as long as Zegna will be tax resident in Italy for purposes of the Italy-Netherlands Tax Treaty and, once the MLI enters into effect with respect to the Italy-Netherlands Tax Treaty, subject to meeting the principal purpose test set out in article 7 of the MLI, the following shall apply. Based on case law of the Dutch Supreme Court (in particular ECLI:NL:HR:1992:ZC5045) the Italy-Netherlands Tax Treaty would in principle preclude the Netherlands from imposing Dutch dividend withholding tax on dividends paid by Zegna to a holder of Zegna Shares who is, or who is deemed to be, a Qualifying Non-Dutch Resident. For purposes of this summary a Qualifying Non-Dutch Resident is a Non-Dutch Resident Individual (as defined below) or Non-Dutch Resident Corporate Entity (as defined below) who does not derive profits from an enterprise that is fully or partly carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands to which the Zegna Shares are attributable.

Consequently, dividends paid on the shares to a holder of such Zegna Shares who is, or who is deemed to be, a Qualifying Non-Dutch Resident are in principle not subject to Dutch dividend withholding tax. As a condition for not withholding Dutch dividend withholding tax, Zegna may in its sole discretion decide to require holders of Zegna Shares to submit information, including information certifying their status as a Qualifying Non-Dutch Resident.

However, if and to the extent dividends are paid on the Zegna Shares to a holder of such Zegna Shares who is, or who is deemed to be:

(i)	a Dutch Resident Individual (as defined below) or a Dutch Resident Corporate Entity (as defined below); or

(ii)

a Non-Dutch Resident Individual (as defined below) or a Non-Dutch Resident Corporate Entity (as defined below) that derives profits from an enterprise, which enterprise is fully or partly carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands to which the Zegna Shares are attributable, such dividends are generally subject to Dutch dividend withholding tax at a rate of 15% imposed by the Netherlands. Generally, the Dutch dividend withholding tax will not be borne by Zegna, but will be withheld by Zegna from the gross dividends paid on the Zegna Shares.

Dividends distributed by Zegna include, but are not limited to:

(i)	distributions of profits in cash or in kind, whatever they be named or in whatever form;

(ii)

proceeds from the liquidation of Zegna or proceeds from the repurchase of shares by Zegna, other than as a temporary portfolio investment (tijdelijke belegging), in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

(iii)

the par value of the Zegna Shares issued to a holder of Zegna Shares or an increase in the par value of the Zegna Shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(iv)	partial repayment of paid-in capital, that is

•	not recognized for Dutch dividend withholding tax purposes, or

•

recognized for Dutch dividend withholding tax purposes, to the extent that Zegna has “net profits” (zuivere winst), unless (a) the general meeting of shareholders has resolved in advance to make this repayment, and (b) the par value of the Zegna Shares concerned has been reduced by an equal amount by way of an amendment to the articles of association of Zegna. The term “net profits” includes anticipated profits that have yet to be realized.

The issuance of an Ordinary Share pursuant to the exercise of a Warrant should in principle not give rise to Dutch dividend withholding tax, provided that (i) (the Euro equivalent of) the exercise price paid in cash is at least equal to the par value of the Ordinary Share issuable upon the exercise of such Warrant, or (ii) the par value of the Ordinary Share issuable upon the exercise of such Warrant is charged against Zegna’s share premium reserve recognized for Dutch dividend withholding tax purposes. Any payments made by Zegna to the holder of a Warrant, including in connection with the redemption, repurchase or cashless settlement of a Warrant, may be subject to Dutch dividend withholding tax at a rate of 15%. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant holder of a Warrant, Dutch dividend withholding tax shall in principle be due by Zegna on a grossed-up basis, which would make it effectively a cost to Zegna rather than such holder of a Warrant.

The issuance of a Zegna Special Voting Share pursuant to the loyalty voting structure should in principle not give rise to Dutch dividend withholding tax, provided that the par value of the Zegna Special Voting Share issued under the loyalty voting structure is charged against the special capital reserve and the special capital reserve is recognized as paid-in capital for Dutch dividend withholding tax purposes.

If a holder of Zegna Shares and/or Warrants is an individual that is resident or deemed to be resident in the Netherlands or is an individual that is not resident or deemed to be resident in the Netherlands, but for whom dividends distributed by Zegna or income deemed to be derived from the Zegna Shares and/or Warrants is subject to income tax under the ITA, such holder of Zegna Shares and/or Warrants is generally entitled to a credit for any Dutch dividend withholding tax against his Dutch tax liability and to a refund of any residual Dutch dividend withholding tax. Entities that are resident or deemed to be resident in the Netherlands and entities that are not resident or deemed resident in the Netherlands, but for which dividends distributed by Zegna are subject to corporate tax under the CITA, can only credit Dutch dividend withholding tax against any Dutch corporate income tax payable before crediting Dutch dividend withholding tax and gaming tax (kansspelbelasting). To the extent the aggregate of the Dutch dividend withholding tax and gaming tax exceeds the aggregate Dutch corporate income tax liability due in respect of the relevant year, the excess is not refunded, but carried forward to future years subject to restrictions and conditions.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch tax, exemption from, reduction, or refund of Dutch dividend withholding tax will be granted if the recipient of the dividends paid by Zegna is not considered to be the beneficial owner (uiteindelijk gerechtigde) of those dividends.

The Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965) (the “DWTA”) provides for a non-exhaustive negative description of a beneficial owner. According to the DWTA, a holder of Zegna Shares will not be considered the beneficial owner of the dividends if as a consequence of a combination of transactions:

(i)	a person other than the holder of Zegna Shares wholly or partly, directly or indirectly, benefits from the dividends;

(ii)	whereby this other person retains or acquires, directly or indirectly, an interest similar to that in the Zegna Shares on which the dividends were paid; and

(iii)	that other person is entitled to a credit, reduction or refund of Dutch dividend withholding tax that is less than that of the holder of Zegna Shares.

Taxes on Income and Capital Gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this summary is only intended for the following holders of Zegna Shares and/or Warrants:

(i)	individuals who are resident or deemed to be resident in the Netherlands (“Dutch Resident Individuals”); and

(ii)	entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands (“Dutch Resident Corporate Entities”).

Dutch Resident Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Dutch Resident Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to income tax at statutory progressive rates with a maximum of 49.50% on any benefits derived or deemed to be derived from the Zegna Shares and/or Warrants, including any capital gains realized on any transfer of the Zegna Shares and/or Warrants, where those benefits are attributable to:

(i)

an enterprise from which a Dutch Resident Individual derives profits, whether as an entrepreneur (ondernemer) or by being co-entitled (medegerechtigde) to the net worth of this enterprise other than as an entrepreneur or shareholder; or

(ii)	miscellaneous activities, including activities which are beyond the scope of active portfolio investment activities (meer dan normaal vermogensbeheer).

Dutch Resident Individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Generally, the Zegna Shares and/or Warrants held by a Dutch Resident Individual who is not engaged or deemed to be engaged in an enterprise or in miscellaneous activities, or who is so engaged or deemed to be engaged but the Zegna Shares and/or Warrants are not attributable to that enterprise or miscellaneous activities, will be subject to an annual income tax imposed on a fictitious yield on the Zegna Shares and/or Warrants under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income or capital gains realized, the annual taxable benefit from a Dutch Resident Individual’s assets and liabilities taxed under this regime, including the Zegna Shares and/or Warrants, is set at a percentage of the positive balance of the fair market value of these assets, including the Zegna Shares and/or Warrants, and the fair market value of these liabilities. The percentage increases:

(i)	from 1.82% over the first EUR 50,650 of such positive balance;

(ii)	to 4.37% over any excess positive balance between EUR 50,650.01 up to and including EUR 962,350; and

(iii)	to a maximum of 5.53% over any excess positive balance of EUR 962,350.01 or higher.

The percentages under (i) to (iii) will be reassessed each year and the amounts under (i) to (iii) will be adjusted for inflation each year. No taxation occurs if this positive balance does not exceed a certain threshold (heffingvrij vermogen). The fair market value of assets, including the Zegna Shares and/or Warrants, and liabilities that are taxed under this regime is measured once in each calendar year on January 1. The tax rate under the regime for savings and investments is a flat rate of 31%.

Based on a decision by the Dutch Supreme Court of 24 December 2021 (ECLI:NL:HR:2021:1963), taxation under the regime for savings and investments in its current form, as described in the above paragraph, may under specific circumstances contravene Article 1 of the First Protocol to the European Convention on Human Rights (Protection of property) in combination with Article 14 of the European Convention on Human Rights (Protection from discrimination). Holders of Zegna Shares and/or Warrants are advised to consult their own tax advisor to analyze if such specific circumstances are applicable and if so, how to ensure that tax is levied in accordance with the decision of the Dutch Supreme Court.

Dutch Resident Corporate Entities

Dutch Resident Corporate Entities are generally subject to corporate income tax at statutory rates up to 25.8% on any benefits derived or deemed to be derived from the Zegna Shares and/or Warrants, including any capital gains realized on their transfer.

Non-Residents of the Netherlands

The description of certain Dutch tax consequences in this summary is only intended for the following holders of Zegna Shares and/or Warrants:

(i)	individuals who are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Resident Individuals”); and

(ii)	entities that are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Resident Corporate Entities”).

Non-Dutch Resident Individuals

A Non-Dutch Resident Individual will not be subject to any Dutch taxes on income or capital gains derived from the acquisition, holding or transfer of the Zegna Shares and/or Warrants, other than withholding tax as described above, unless:

(i)

the Non-Dutch Resident Individual derives profits from an enterprise, whether as entrepreneur or by being co-entitled to the net worth of this enterprise other than as an entrepreneur or shareholder and this enterprise is fully or partly carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands to which the Zegna Shares are attributable;

(ii)

the Non-Dutch Resident Individual derives benefits from miscellaneous activities carried on in the Netherlands in respect of the Zegna Shares and/or Warrants, including activities which are beyond the scope of active portfolio investment activities; or

(iii)

the Non-Dutch Resident Individual is entitled to a share—other than by way of securities—in the profits of an enterprise, which is effectively managed in the Netherlands and to which the Zegna Shares and/or Warrants are attributable.

Non-Dutch Resident Corporate Entities

A Non-Dutch Resident Corporate Entity will not be subject to any Dutch taxes on income or capital gains derived from the acquisition, holding or transfer of the Zegna Shares and/or Warrants, other than withholding tax as described above, unless:

(i)

the Non-Dutch Resident Corporate Entity derives profits from an enterprise, which is fully or partly carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands to which the Zegna Shares are attributable; or

(ii)

the Non-Dutch Resident Corporate Entity is entitled to a share—other than by way of securities—in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in the Netherlands and to which the Zegna Shares and/or Warrants are attributable.

Dutch Gift Tax or Inheritance Tax

No Dutch gift tax or inheritance tax is due in respect of any gift of the Zegna Shares and/or Warrants by, or inheritance of the Zegna Shares and/or Warrants on the death of, a holder of Zegna Shares and/or Warrants, unless:

(i)	the holder is resident, or is deemed to be resident, in the Netherlands at the time of the gift or death of the holder;

(ii)

the holder dies within 180 days after the date of the gift of the Zegna Shares and/or Warrants and was, or was deemed to be, resident in the Netherlands at the time of the holder’s death but not at the time of the gift; or

(iii)	the gift of the Zegna Shares and/or Warrants is made under a condition precedent and the holder is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

For purposes of Dutch gift tax or inheritance tax, an individual who is of Dutch nationality will be deemed to be resident in the Netherlands if this individual has been resident in the Netherlands at any time during the ten years preceding the date of the gift or the Shareholder’s death. For purposes of Dutch gift tax, any individual, irrespective of nationality, will be deemed to be resident in the Netherlands if this individual has been resident in the Netherlands at any time during the 12 months preceding the date of the gift.

Other Taxes and Duties

No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by, or on behalf of, the holder of Zegna Shares and/or Warrants by reason only of the acquisition, holding and transfer of the Zegna Shares and/or Warrants.

Residency

A holder of Zegna Shares and/or Warrants will not become a resident or deemed resident of the Netherlands by reason only of holding the Zegna Shares and/or Warrants.

Material Italian Tax Considerations – Ordinary Shares and Warrants

Taxation in Italy

The information set out below is a general summary of the material Italian tax consequences connected with the acquisition, ownership and transfer of the Ordinary Shares and/or the Warrants and, if applicable, Zegna Special Voting Shares.

This summary does not purport to be a comprehensive description of every aspect of Italian taxation that may be relevant in the hands of a particular holder of the Ordinary Shares and/or the Warrants, and, if applicable, Zegna Special Voting Shares, who may be subject to special treatment under the applicable law, nor does this summary intend to be applicable in all respects to all categories of holders of the Ordinary Shares, Zegna Special Voting Shares and/or Warrants. For purposes of Italian tax law, a holder of the Ordinary Shares and/or the Warrants may include an individual or entity who does not have the legal title to the Ordinary Shares and/or the Warrants, but to whom or to which nevertheless the Ordinary Shares and/or the Warrants or the income therefrom are attributed based on specific statutory provisions or on the basis of such individual or entity having an interest in the Ordinary Shares and/or Warrants or the income therefrom.

This summary assumes that the Ordinary Shares are listed on a regulated market, qualified as such for Italian tax purposes. This summary also assumes that Zegna is organized and that its business is and will be conducted such that Zegna is considered to be tax resident in Italy for purposes of the tax treaty as concluded between the Netherlands and Italy. A change to the organizational structure or to the manner in which Zegna conducts its business may invalidate the contents of this section, which will not be updated to reflect any such change.

This summary is based upon the tax laws of the Republic of Italy and upon the case law/practice (unpublished case law/practice is not included) as it stands at the date of this prospectus. The law upon which this description is based is subject to change, potentially with retroactive effect. Any such change may invalidate the contents of this description, which will not be updated to reflect this change. The summary does not address the tax consequences arising in any jurisdiction other than Italy.

As this is a general summary, holders of the Ordinary Shares, Zegna Special Voting Shares and/or the Warrants should consult their own tax advisers as to the Italian or other tax consequences connected with the acquisition, ownership and transfer of the Ordinary Shares, Zegna Special Voting Shares and/or the Warrants, including, in particular, the application to their particular situations of the tax considerations discussed below.

For purposes of this section, the following terms have the meaning defined below:

•	“CITA”: Presidential Decree No. 917 of December 22, 1986 (the Consolidated Income Tax Act);

•	“EEA State”: a State that is party to the European Economic Area Agreement;

•	“Finance Act 2017”: Law No. 232 of December 11, 2016;

•	“Finance Act 2018”: Law No. 205 of December 27, 2017;

•	“Finance Act 2019”: Law No. 145 of December 30, 2018;

•	“Finance Act 2020”: Law No. 160 of December 27, 2019;

•	“Finance Act 2021”: Law No. 178 of December 30, 2020;

•	“IRES”: Italian corporate income tax;

•	“IRAP”: Regional Tax on productive activities;

•

“Italian White List”: the list of countries and territories allowing a satisfactory exchange of information with Italy (i) currently included in the Italian Ministerial Decree of September 4, 1996, as subsequently amended and supplemented or (ii) once effective in any other decree or regulation that will be issued in the future to provide the list of such countries and territories (and that will replace Ministerial Decree of September 4, 1996), including any country or territory that will be deemed listed therein for the purpose of any interim rule;

•	“Non-Qualified Holdings”: holdings of the Ordinary Shares, including the Warrants and any other rights or securities through which Ordinary Shares may be acquired, other than Qualified Holdings;

•

“Qualified Holdings”: holdings of the Ordinary Shares, including the Warrants and any other rights or securities through which the Ordinary Shares may be acquired, that represent, in case of shares listed on regulated markets, either (i) more than 2% of the overall voting rights exercisable at ordinary shareholders’ meetings or (ii) an interest in Zegna’s issued and outstanding capital exceeding 5%; and

•

“Transfer of Qualified Holdings”: transfers of the Ordinary Shares, including the Warrants and any other rights or securities through which the Ordinary Shares may be acquired, that exceed, over a period of 12 (twelve) months, the threshold for qualifying as Qualified Holdings. The twelve-month period starts from the date when the shares, securities and the rights owned represent a percentage of voting rights or interest in Zegna’s capital that exceeds the aforesaid thresholds. In case of rights or securities through which the Ordinary Shares may be acquired, the percentage of voting rights or interest in Zegna’s capital potentially attributable to the holding of such rights and securities is taken into account.

The Finance Act 2018 materially changed the tax regime applicable to dividends and capital gains from Qualified Holdings received or realized by Italian resident persons not engaged in a business activity and by non-resident persons without a permanent establishment in Italy. This section only describes the tax regime applicable to (i) dividends paid out of profits that Zegna has realized as of fiscal year 2018, and (ii) capital gains realized on the shares as of January 1, 2019.

The Finance Act 2018 provides for an interim regime that applies to dividend distributions that are (i) paid out of profits realized by Zegna until the fiscal year that was current on December 31, 2017 and (ii) declared before December 31, 2022 (dividends declared after this date are subject to the new tax regime enacted by Finance Act 2018 and described below in detail in this section). These dividend distributions would be subject to the previous tax regime that applied before Finance Act 2018. In particular, Italian resident individuals holding a Qualified Holding not in connection with a business activity (i) would not be subject to a withholding tax on the distribution, provided that, in this case, the holders declare at the time of receipt that the dividends relate to Qualified Holdings, but (ii) would have to include in their taxable income:

•	40% of the amount of the dividends paid out of profits formed until the fiscal year that was current on December 31, 2007;

•	49.72% of the amount of the dividends paid out of profits formed after the fiscal year that was current on December 31, 2007 and until the fiscal year that was current on December 31, 2016;

•	58.14% of the amount of the dividends paid out of profits formed in the fiscal year that was current on December 31, 2017.

Article 1(4) of Ministerial Decree of May 26, 2017 sets forth a priority rule whereby dividends are first deemed to be paid out of profits earned by the distributing company until the fiscal year that was current on December 31, 2007, then out of profits earned until the fiscal year that was current on December 31, 2016 and finally out of profits of subsequent fiscal years.

Article 32-quater of Law Decree No. 124 of October 26, 2019 provides for an interim regime that applies to dividend distributions received by Italian non-business partnerships (società semplici) that are (i) paid out of profits realized by Zegna until December 31, 2019 and (ii) declared before December 31, 2022.

Taxation of Dividends

The tax regime summarized in this subsection “—Taxation of Dividends” applies only to classes of holders of the Ordinary Shares and, if applicable, of the Zegna Special Voting Shares that are described here below.

Dividends paid by Zegna are subject to the tax regime generally applicable to dividends paid by companies that are resident for tax purposes in the Republic of Italy. As mentioned, this subsection only describes the tax regime applicable to dividends paid out of profits that Zegna has realized as of fiscal year 2018.

Taxation of Holders of Ordinary Shares Tax Resident In Italy

Individuals not engaged in business activity

Under Decree No. 600 of September 29, 1973 (Decree 600), dividends paid from January 1, 2018 to Italian resident individuals who hold the Ordinary Shares neither in connection with a business activity nor in the context of the discretionary investment portfolio regime (risparmio gestito) as defined in subparagraph (A)(ii) below are subject to 26% tax withheld at source in Italy. In this case, the holders are not required to report the dividends in their income tax returns.

Subject to certain conditions (including a minimum holding period requirement) and limitations, dividends paid by Zegna may be exempt from any income taxation (including from the 26% tax withheld at source) if the Ordinary Shares do not represent a Qualified Holding and are included in a long-term savings account (piano di risparmio a lungo termine) that meets all the requirements set forth under Italian tax law.

Individuals not engaged in business activity and holding the Ordinary Shares under the “risparmio gestito” regime

Dividends paid from January 1, 2018 to Italian resident individuals who do not hold the Ordinary Shares in connection with a business activity are not subject to any tax withheld at source in Italy if (a) the holder has entrusted the management of the shares to an authorized intermediary under a discretionary asset management contract, and (c) the holder has elected for the discretionary investment portfolio regime (risparmio gestito) under Article 7 of Legislative Decree No. 461 of November 21, 1997 (Decree 461). In this case, the dividends are included in the annual accrued management result (risultato maturato annuo di gestione), which is subjected to a 26% substitute tax. Even if there is not yet official published guidance of the Italian tax authorities after the reform enacted by Finance Act 2018, according to a certain interpretation, until January 1, 2023 the election for the discretionary investment portfolio regime would only be available if the Ordinary Shares held represent a Non-Qualified Holding.

Sole Proprietors

Dividends paid to Italian resident individuals who hold the Ordinary Shares in connection with a business activity (Sole Proprietors) are not subject to any tax withheld at source in Italy, provided that, in this case, the holders declare at the time of receipt that the profits collected are from holdings connected with their business activity. In this case, dividends must be reported in the income tax return, but only 58.14% of such dividends are included in the holder’s overall business income taxable in Italy.

Partnerships (Italian “società in nome collettivo,” “società in accomandita semplice,” “società semplici” and similar Italian partnerships as referred to in Article 5 CITA)

No Italian tax is withheld at source on dividends paid to Italian business partnerships (such as Italian società in nome collettivo, società in accomandita semplice and similar partnerships as referred to in Article 5 CITA). Only 58.14% of such dividends is included in the overall business income to be reported by the business partnership.

If it is instead a non-business partnership (società semplice), based on Article 32-quarter of Law Decree No. 124 of October 26, 2019, as subsequently amended and supplemented, dividends are deemed to be received on a tax transparency basis by the partners and are subject to tax under the tax regime applicable to the relevant partner (i.e., as if they were directly paid to each partner).

Companies and other business entities referred to in Article 73(1)(a)-(b) CITA

No Italian tax is withheld at source on dividends paid to Italian resident companies and other Italian resident business entities as referred to in Article 73(1)(a)-(b) CITA, including, among others, corporations (società per azioni), partnerships limited by shares (società in accomandita per azioni), limited liability companies (società a responsabilità limitata) and public and private entities whose sole or primary purpose is to carry out business activities. Only 5% of such dividends are included in the overall business income subject to IRES, unless the Ordinary Shares are financial assets held for trading by holders that apply IAS / IFRS international accounting standards under Regulation No. 1606/2002 of the European Parliament and Council of July 19, 2002. In this latter case, the full amount of the dividends is included in the holder’s overall business income subject to IRES.

For some types of companies and under certain conditions, dividends are also partially included in the net value of production, which is subject to IRAP.

Non-Business Entities Referred to in Article 73(1)(c) CITA

No Italian tax is withheld at source on dividends paid to Italian resident non-business entities referred to in Article 73(1)(c) CITA (including Italian resident trusts that do not carry out a business activity), except for Italian undertakings for collective investment (OICR). The dividends are fully included in the holder’s overall income subject to IRES (only 77.74% of the dividend would instead be included in the holder’s overall income if it were paid out of profits formed until the fiscal year that was current on December 31, 2016).

For social security entities pursuant to Legislative Decree No. 509 of June 30, 1994 and Legislative Decree No. 103 of February 10, 1996, subject to certain conditions (including minimum holding period requirement) and limitations, dividends and other income from the Ordinary Shares that do not represent a Qualified Holding may be excluded from the taxable base if the social security entity earmarks the Ordinary Shares as eligible investment under Article 1(89) of Finance Act 2017 (as subsequently amended) to the extent, however, that investment in the Ordinary Shares (and other qualifying shares or units in undertakings for collective investment investing mainly in qualifying shares) represent no more than 10% of the gross asset value of the social security entity of the previous year.

As of the fiscal year current on January 1, 2021, according to Article 1(44—46) of Finance Act 2021, 50% of the dividends paid to non-business entities referred to in Article 73(1)(c) CITA will be excluded from their IRES taxable base provided that they: (i) exclusively or mainly carry out any of the qualifying non-profit activities listed in Article 1(45) of Finance Act 2021 and (ii) earmark the related tax savings to a non-distributable reserve and use these resources to finance these non-profit activities.

Persons exempt from IRES and persons outside the scope of IRES

Dividends paid to Italian resident persons that are exempt from IRES are generally subject to 26% tax withheld at source. No Italian tax is instead withheld at source on dividends paid to persons that are outside the scope of IRES (esclusi) under Article 74(1) CITA.

Pension funds and OICR (other than real estate AIF)

No Italian tax is withheld at source on dividends paid to (a) Italian pension funds governed by Legislative Decree No. 252 of December 5, 2005 (Decree 252) and (b) Italian OICR, other than real estate investment funds and Italian real estate SICAFs (real estate alternative investment funds, or Real Estate AIF).

Dividends received by Italian pension funds are taken into account to compute the pension fund’s net annual accrued yield, which is subject to a 20% flat tax (imposta sostitutiva). Subject to certain conditions (including minimum holding period requirement) and limitations, dividends and other income from the Ordinary Shares may be excluded from the taxable base of the 20% flat tax if the pension fund earmarks the shares as eligible investment under Article 1(89)-(92) of Finance Act 2017 (as subsequently amended) to the extent, however, that investment in the shares (and other qualifying shares or units in undertakings for collective investment investing mainly in qualifying shares) represent no more than 10% of the gross asset value of the pension fund of the previous year.

Dividends received by OICR that are set up in, and organized under the laws of, Italy and that are subject to regulatory supervision (other than Real Estate AIF) are not subject to taxation at the level of the OICR.

Real estate AIF

No Italian tax is withheld at source on dividends paid to Italian Real Estate AIF. Moreover, dividends are not subject to either IRES or IRAP at the level of the Real Estate AIF. However, income realized by Italian Real Estate AIF is attributed pro rata to Italian resident holders, irrespective of any actual distribution, on a tax transparency basis if the Italian resident unitholders / shareholders are not institutional investors and hold units / shares in the Real Estate AIF representing more than 5% of the Real Estate AIF’s net asset value.

Taxation of Holders Of Ordinary Shares Not Tax Resident In Italy

Non-resident persons holding the Ordinary Shares through a permanent establishment in Italy

No Italian tax is withheld at source on dividends paid to non-resident persons that hold the Ordinary Shares through a permanent establishment in Italy to which the Ordinary Shares are effectively connected. Only 5% of the dividends are included in the overall income subject to IRES, unless the Ordinary Shares are financial assets held for trading by holders that apply IAS / IFRS international accounting standards under Regulation No. 1606/2002 of the European Parliament and the Council of July 19, 2002. In this latter case, the full amount of the dividends is included in the overall business income subject to IRES. If the Ordinary Shares are held by a non-resident Sole Proprietor through a permanent establishment in Italy to which the Ordinary Shares are effectively connected, only 58.14% of the dividends is included in the overall income subject to personal income tax.

For some types of businesses and under certain conditions, dividends are also partially included in the net value of production, which is subject to IRAP.

Non-Resident Persons that Do Not Hold the Ordinary Shares through a permanent establishment in Italy

A 26% tax withheld at source generally applies on dividends paid to non-resident persons that do not have a permanent establishment in Italy to which the Ordinary Shares are effectively connected.

Subject to a specific application that must be submitted to the Italian tax authorities under the terms and conditions provided by law, non-resident holders are entitled to relief (in the form of a refund), which cannot be greater than 11/26 (eleven twenty-sixths) of the tax levied in Italy, if they can demonstrate that they have paid final tax abroad on the same profits. holders who may be eligible for the relief should consult with their own independent tax advisors to determine whether they are eligible for, and how to obtain, the tax refund.

As an alternative to the relief described above, persons resident in countries that have a double tax treaty in force with Italy may request that the withholding tax on dividends be levied at the (reduced) rate provided under the applicable tax treaty, provided that the non-resident person promptly submits proper documentation.

The domestic withholding tax rate on dividends is 1.2% (and not 26%) if the recipients and beneficial owners of the dividends of Ordinary Shares are companies or entities that are (a) resident for tax purposes in an EU Member State or in an EEA State that is included in the Italian White List and (b) subject to corporate income tax in such State. These companies and entities are not entitled to the relief described above.

The domestic withholding tax rate on dividends is 11% (and not 26%) if the recipients and beneficial owners of the dividends on the Ordinary Shares are pension funds that are set up in an EU Member States or an EEA State included in the Italian White List. These pension funds are not entitled to the relief described above. Moreover, Article 1(95) of Finance Act 2017 (as amended by Finance Act 2019) provides for an exemption from withholding taxation on dividends if a pension fund set up in an EU Member State or an EEA State holds shares in an Italian resident corporation (such as Zegna) for at least 5 years and only to the extent of dividends from investments in qualifying shares (or units in undertakings for collective investment investing mainly in qualifying shares) that represent no more than 10% of the gross asset value of the pension fund of the previous year. To benefit from this exemption, the EU (or “white listed” EEA) pension fund that is the beneficial owner of the dividends must submit an affidavit to the withholding agent whereby it declares that it meets the conditions for the exemption and that it undertakes to hold the shares for the required holding period.

As of January 1, 2021, pursuant to Article 1(631-632) of Finance Act 2021, no Italian tax is withheld at source on dividends paid to (i) foreign undertakings for collective investment that comply with Directive 2009/65/EC, or (ii) foreign undertakings for collective investment that do not fall within the scope of Directive 2009/65/EC but whose asset manager is subject to regulatory supervision according to Directive 2011/61/EU, provided that in both case (i) and (ii) the foreign undertaking for collective investment is organized under the laws of an EU Member State or an EEA State that is included in the White List.

Under Article 27-bis of Decree 600, which implemented in Italy the Directive 435/90/EEC of July 23, 1990, then recast in EU Directive 2011/96 of November 30, 2011 (the “Parent-Subsidiary Directive”), a company is entitled to a full refund of the withholding tax levied on the dividends if it (a) has one of the legal forms provided for in the appendix to the Parent-Subsidiary Directive, (b) is resident for tax purposes in an EU Member State without being considered to be resident outside the EU according to a double tax treaty signed with a non-EU country, (c) is subject in the country of residence to one of the taxes indicated in the appendix to the Parent Subsidiary Directive with no possibility of benefiting from optional or exemption regimes that have no territorial or time limitations, and (d) directly holds Ordinary Shares that represent an interest in the issued and outstanding capital of Zegna of no less than 10% for an uninterrupted period of at least one year. If these conditions are met, and as an alternative to submitting a refund request after the dividend distribution, the non-resident company may request that no tax is levied at the time the dividends are paid, provided that (x) the 1-year holding period under condition (d) above has already run and (y) the non-resident company promptly submits proper documentation. EU resident companies that are controlled directly or indirectly by persons that are not resident in a EU Member State may request the refund or the direct withholding exemption only if the EU resident companies prove that they do not hold the Ordinary Shares for the sole or primary purpose of benefiting from the Parent-Subsidiary Directive.

Under the Agreement between the European Community and the Swiss Confederation providing for measures equivalent to those laid down in Council Directive 2003/48/EC on taxation of savings income in the form of interest payments, the withholding tax refund / exemption regime described above also applies to dividends paid to a company that (a) is resident for tax purposes in Switzerland without being considered to be resident outside Switzerland according to a double tax treaty signed with a non-EU country, (b) is a limited company, (c) is subject to Swiss corporate tax without being exempted or benefiting from preferential tax regimes, and (d) directly holds Ordinary Shares that represent an interest in Zegna’s issued and outstanding capital of no less than 25% for an uninterrupted period of at least two years.

The application of the above-described tax relief, WHT reduction under the double tax treaties or WHT exemption, is subject to conditions required under the applicable laws and/or treaties, which may vary depending on the case, as well as to the fulfillment by the holders of certain formalities, such as the timely provision to the withholding tax agent of affidavits, self-statements and tax residence certificates. In this respect, holders should consult with their own independent tax advisors to determine whether they are eligible for, and how to obtain, such tax relief, WHT reductions or exemption.

Taxation of Distributions of Certain Capital Reserves

Special rules apply to the distribution of certain capital reserves, including reserves or funds created with share offerings’ premiums, adjusted interest paid by subscribers of shares, capital contributions, capital account payments made by holders or tax-exempt monetary revaluation funds. Under certain circumstances, such distribution may trigger taxable income in the hands of the recipients depending on the existence of current profits or outstanding profit reserves of the distributing company at the time of the distribution, and on the actual nature of the reserves so distributed. The application of such rules may also have an impact on the tax basis of the Ordinary Shares and the characterization of the taxable income received by the recipients as well as the tax regime applicable to it. Non-Italian resident holders may be subject to tax in Italy as a result of the distribution of such reserves pursuant to the same tax regime applicable to dividends as described at subsection “—Tax Regime for Dividends” above. Prospective investors should consult their advisers in case any distributions of such capital reserves occur.

Taxation of Capital Gains

The tax regime summarized in this subsection “—Taxation of Capital Gains” applies only to classes of holders of Ordinary Shares and, if applicable, Zegna Special Voting Shares that are described here below.

Taxation of Holders Of Ordinary Shares Tax Resident In Italy

Italian resident individuals not carrying out a business activity

Capital gains realized by Italian resident individuals upon the transfer for consideration of the Ordinary Shares (including the Warrants and securities or rights whereby Ordinary Shares may be acquired), other than capital gains realized in connection with a business activity, are subject to a 26% substitute tax (CGT). The taxpayer may opt for any of the following three tax regimes:

(i)

The tax return regime (regime della dichiarazione). Under this regime, capital gains and capital losses realized during the tax year must be reported in the income tax return. The CGT on capital gains will be chargeable, on a cumulative basis, on all capital gains, net of any relevant incurred capital loss of the same nature. The CGT must be paid within the deadline for the payment of the balance income tax due on the basis of the tax return. Capital losses in excess of capital gains may be carried forward against capital gains of the same nature realized in the following four years, provided that such capital losses are reported in the tax return of the year when they were realized. Capital losses realized on transfers of Non-Qualified Holdings before 2019 should be allowed to offset capital gains realized on Transfers of Qualified Holdings as of 2019. The tax return method is mandatory if the taxpayer does not choose one of the two alternative regimes mentioned in (b) and (c) below.

(ii)

The non-discretionary investment portfolio (risparmio amministrato) regime (optional). Under this regime, CGT is applied separately on capital gains realized on each transfer of the Ordinary Shares. This regime is allowed subject to (x) the Ordinary Shares being managed or in custody with Italian banks, broker-dealers (società di intermediazione mobiliare) or certain authorized financial intermediaries; and (y) an express election being made in writing in due time by the relevant holder. Under this regime, the financial intermediary is responsible for accounting for and paying (on behalf of the taxpayer) CGT in respect of capital gains realized on each transfer of the Ordinary Shares (as well as in respect of capital gains realized at revocation of the intermediary’s mandate), net of any relevant capital losses. Capital losses may be carried forward and offset against capital gains realized within the same relationship of deposit in the same tax year or in the following tax years up to the fourth. Capital losses realized on transfers of Non-Qualified Holdings before 2019 should be allowed to offset capital gains realized on Transfers of Qualified Holdings as of 2019. Under this regime, the holder is not required to report capital gains in the annual income tax return.
(iii)

The discretionary investment portfolio regime (risparmio gestito) (optional). This regime is allowed for holders who have entrusted the management of their financial assets, including the Ordinary Shares, to an authorized intermediary and have elected in writing into this regime. Under this regime, capital gains accrued on the Ordinary Shares are included in the computation of the annual increase in value of the managed assets accrued (even if not realized) at year end, which is subject to CGT. The managing authorized intermediary applies the tax on behalf of the taxpayer. Any decrease in value of the managed assets accrued at year end may be carried forward and offset against any increase in value of the managed assets accrued in any of the four following tax years. Under this regime, the holder is not required to report capital gains in the annual income tax return. Even if there is not yet official published guidance of the Italian tax authorities after the reform enacted by Finance Act 2018, according to a certain interpretation, until January 1, 2023 the election for the discretionary investment portfolio regime would only be available if the Ordinary Shares held represent a Non-Qualified Holding.

Subject to certain conditions (including minimum holding period requirement) and limitations, capital gains on the Ordinary Shares may be exempt from any income taxation (including from the 26% CGT) if the Ordinary Shares do not represent a Qualified Holding and are included in a long-term savings account (piano di risparmio a lungo termine) that meets all the requirements set forth under Italian tax law.

Sole proprietors and business partnerships (Italian “società in nome collettivo,” “società in accomandita semplice” and similar Italian partnerships as referred to in Article 5 CITA)

Capital gains realized by Italian Sole Proprietors and Italian business partnerships (Italian “società in nome collettivo,” “società in accomandita semplice” and similar Italian partnerships as referred to in Article 5 CITA) upon transfer for consideration of the Ordinary Shares must be fully included in the overall business income and reported in the annual income tax return. Capital losses (or other negative items of income) derived by this class of holders upon transfer for consideration of the Ordinary Shares would be fully deductible from the holder’s income.

However, if the conditions under a and b of subparagraph (A)(iii) below are met, only 49.72% (58.14% in case of Sole Proprietors) of the capital gains must be included in the overall business income. Capital losses realized on the Ordinary Shares that meet the conditions under a and b of subparagraph (A)(iii) below are only partially deductible (similarly to what is provided for the taxation of capital gains).

Companies and other business entities referred to in Article 73(1)(a)-(b) CITA

Capital gains realized by Italian resident companies and other business entities as referred to in Article 73(1)(a)- (b) CITA (including partnerships limited by shares and public and private entities whose sole or primary purpose is carrying out business activity) upon transfer for consideration of the shares must be fully included in the overall taxable business income subject to IRES in the tax year in which the capital gains are realized or, upon election, may be spread in equal installments over a maximum of five tax years (including the tax year when the capital gain is realized). The election for the installment computation is only available if the shares have been held for no less than three years and booked as fixed financial assets (immobilizzazioni finanziarie) in the last three financial statements.

However, under article 87 of the CITA (“participation exemption” regime), capital gains arising from the disposal of the Ordinary Shares are tax-exempt for 95% of such capital gains, whereas the remaining 5% is included in the holders’ taxable income and is subject to IRES, if the following conditions are met:

(i)

the Ordinary Shares have been uninterruptedly held as of the first day of the twelfth month prior to the transfer, treating the shares acquired on the most recent date as being transferred first (on a “last in first out” basis);

(ii)

the Ordinary Shares have been booked as fixed financial assets in the first financial statement closed during the holding period. In case of holders that draft their financial statements according to IAS / IFRS international accounting standards, the Ordinary Shares are deemed as fixed financial assets if they are not accounted as “held for trading”;

(iii)

residence for tax purposes of the participated entity in a Country other than those with a privileged tax regime in accordance with the criteria set out in Article 47-bis(1) CITA. This requirement must be met at the time when the capital gain is realized, without interruption, since the beginning of the holding of the Ordinary Shares or, if the shares are held since more than five years and the disposal is made in favor of entities not belonging to the sale group of the seller, from at least the beginning of the fifth tax period preceding the one in which the gain is realized; and

(iv)

the participated entity carries out a commercial business activity according to the definition set forth in Article 55 CITA; however, this requirement is not relevant for shareholdings in companies whose securities are traded on regulated markets (as for the Ordinary Shares). This requirement must be met at the time when the capital gain is realized, without interruption, from at least the beginning of the third tax period preceding the one in which the gain is realized.

The transfer of Ordinary Shares booked as fixed financial assets and Ordinary Shares booked as inventory must be considered separately with reference to each class.

If the requirements for the participation exemption are met, any capital loss realized on the Ordinary Shares cannot be deducted.

Capital losses and negative differences between revenue and costs for Ordinary Shares that do not meet the requirements for participation exemption are not relevant up to the non-taxable amount of dividends, or of accounts thereof, received in the thirty six months prior to their transfer. This provision applies with reference to shares acquired during the 36-month period prior to the realization of capital losses or negative differences, provided that the conditions under (c) and (d) above are met; such a provision does not apply to parties who prepare their financial statements in accordance with IAS/IFRS international accounting standards referred to in Regulation (EC) No. 1606/2002 of the European Parliament and Council of July 19, 2002.

When the amount of the aforesaid capital losses (and negative differences) deriving from a transaction (or a series of transactions) on shares traded on regulated markets is greater than €50,000.00, the taxpayer must report the data and the information regarding the transaction to the Italian tax authorities.

Moreover, in case of capital losses greater than €5,000,000.00 deriving from the transfer (or a series of transfers) of shares booked as fixed financial assets, the holder must report the data and the information to the Italian tax authorities. holders that draft their financial statements according to IAS/IFRS international accounting standards are under no such obligation.

For some types of companies and under certain conditions, capital gains on the Ordinary Shares are also included in the net value of production that is subject to IRAP, at the ordinary rates.

Non-business entities referred to in Article 73(1)(c) CITA and non-business partnerships referred to in Article 5 CITA

Capital gains realized, outside the scope of a business activity, by Italian resident non-business entities referred to in Article 73(1)(c) CITA (other than OICR) and Italian non-business partnerships as referred to in Article 5 CITA are subject to tax under the same rules as provided for capital gains realized by Italian resident individuals who do not hold Zegna in connection with a business activity. For a short description of a favorable regime available to certain social security entities, see subparagraph (A)(v) of the subsection “—Taxation of Dividends” above.

Pension funds and OICR (other than Real Estate “AIF”)

Capital gains on Ordinary Shares held by Italian pension funds governed by Decree 252 must be taken into account to compute the pension fund’s net annual accrued yield, which is subject to a 20% flat tax (imposta sostitutiva). For a short description of a favorable regime available to pension funds, subsection “—Taxation of Dividends” above.

Capital gains on Ordinary Shares held by OICRs that are set up in, and organized under the laws of, Italy and that are subject to regulatory supervision (other than Real Estate AIF) are not subject to tax at the level of the OICR.

Real estate AIF

Capital gains on Ordinary Shares held by Italian Real Estate AIF are not subject to IRES or IRAP at the level of the Real Estate AIF.

Non-Italian Resident Persons

Non-resident persons holding the Ordinary Shares through a permanent establishment in Italy

If non-Italian resident persons hold the Ordinary Shares through a permanent establishment in Italy to which the Ordinary Shares are effectively connected, capital gains realized upon disposal of the Ordinary Shares must be included in the permanent establishment’s income taxable in Italy according to the tax regime as provided for the capital gains realized by Italian resident companies and other business entities as referred to in Article 73(1)(a)-(b) CITA, which is summarized under subparagraph (A)(iii) above. If the Ordinary Shares are not connected to a permanent establishment in Italy of the non-resident person, reference must be made to subparagraph (B)(ii) below.

Non-resident persons that do not hold the Ordinary Shares through a permanent establishment in Italy Non-Qualified Holdings.

Based on the fact that Ordinary Shares are listed on a regulated market, no tax applies in Italy on capital gains realized by non-Italian resident holders without a permanent establishment in Italy upon transfer for consideration of Ordinary Shares that do not qualify as Transfers of Qualified Holdings, even if the Ordinary Shares are held in Italy and regardless of the provisions set forth in any applicable double tax treaty. In such case, in order to benefit from this exemption, non-Italian resident holders who hold the Ordinary Shares with an Italian authorized financial intermediary and either are subject to the non-discretionary investment portfolio regime or have elected for the discretionary investment portfolio regime may be required to timely submit to the Italian authorized financial intermediary an affidavit whereby they state that they are not resident in Italy for tax purposes.

Qualified Holdings.

Capital gains realized by non-Italian resident holders without a permanent establishment in Italy upon Transfers of Qualified Holdings are subject to tax under the rules as provided for capital gains realized by Italian resident individuals who do not hold the Ordinary Shares in connection with a business activity.

The tax regimes described above will not prevent the application, if more favorable to the taxpayer, of any different provisions of any applicable double taxation treaty with Italy. Most double taxation treaties entered into by Italy provide that capital gains realized on the disposal of shares are subject to tax only in the country of residence of the seller. In such a case, the capital gains realized by non-resident holders on the disposal of the Ordinary Shares will not be subject to tax in Italy.

As of January 1, 2021, under Article 1(633) of Finance Act 2021, no tax applies in Italy on capital gains realized by (i) foreign undertakings for collective investment that comply with Directive 2009/65/EC, or (ii) foreign undertakings for collective investment that do not fall within the scope of Directive 2009/65/EC but whose asset manager is subject to regulatory supervision according to Directive 2011/61/EU, provided that in both case (i) and (ii) the foreign undertaking for collective investment is organized under the laws of an EU Member State or an EEA State that is included in the White List. In any case, the provisions of double tax treaties entered into by Italy may apply if more favorable.

Taxation of Capital Gains Derived from the Warrants

Capital gains realized upon the sale of the Warrants are subject to the same tax regime applicable in case of sale of the Ordinary Shares as described in subsection “—Taxation of Capital Gains” above. At the purposes of determining the tax regime applicable, the sale of the Warrants shall be regarded as a Transfer of Qualified Holding if the Warrants sold would have granted the relevant holder with the right to hold (upon conversion) a Qualified Holding in Zegna.

Further to the conversion of the Warrants, the Italian tax regimes described under Sections “—Taxation of Dividends,” “—Taxation of Distributions of Certain Capital Reserves” and “—Taxation of Capital Gains” above will apply in the hands of the holders.

Zegna Special Voting Shares

No statutory, judicial or administrative authority directly discusses how the receipt, ownership or disposal of the Zegna Special Voting Shares should be treated for Italian income tax purposes and as a result, the Italian tax consequences are uncertain. Accordingly, we urge Zegna shareholders to consult their tax advisors as to the tax consequences of the receipt, ownership and disposal of the Zegna Special Voting Shares.

Receipt of Zegna Special Voting Shares

A shareholder that receives Zegna Special Voting Shares issued by Zegna should in principle not recognize any material taxable income upon the receipt of the Zegna Special Voting Shares. Under a possible interpretation, the issue of Zegna Special Voting Shares can be treated as the issue of bonus shares free of charge to the shareholders out of existing available reserves of Zegna. Such issue should not have any material effect on the allocation of the tax basis of a shareholder between its Ordinary Shares and its Zegna Special Voting Shares. Because the Zegna Special Voting Shares are not admitted to listing and are transferable only in very limited circumstances (including, among other things, transfers to certain affiliates or to relatives through succession, donation or other transfers, provided that the corresponding Ordinary Shares registered in the Loyalty Register are also transferred to such party, or transfers with the approval of the Zegna Board) and their limited economic rights can be enjoyed only at the time of the liquidation of Zegna, we believe and intend to take the position that the fair market value of each Zegna Special Voting Share is minimal. However, because the determination of the fair market value of the Zegna Special Voting Shares is not governed by any guidance that directly addresses such a situation and is unclear, the Italian tax authorities could assert that the value of the Zegna Special Voting Shares as determined by us is incorrect.

Ownership of Zegna Special Voting Shares

Holders of the Zegna Special Voting Shares should not have to recognize income in respect of any amount transferred to the Zegna Special Voting Shares dividend reserve, but not paid out as dividends, in respect of the Zegna Special Voting Shares.

Disposition of Zegna Special Voting Shares

The tax treatment of a Zegna shareholder that has its Zegna Special Voting Shares redeemed for no consideration after removing its shares from the Loyalty Register is unclear. It is possible that a shareholder should recognize a loss to the extent of the shareholder’s tax basis (if any). The deductibility of such loss depends on individual circumstances and conditions generally required by Italian law. It is also possible that a Zegna shareholder would not be allowed to recognize a loss upon the redemption of its Zegna Special Voting Shares and instead should increase its basis in its Ordinary Shares by an amount equal to the tax basis (if any) in its Zegna Special Voting Shares.

Transfer Tax

Contracts or other legal instruments relating to the transfer of securities (including the transfer of the Ordinary Shares and of the Warrants) are subject to registration tax as follows: (i) notary deeds (atti pubblici) and private deeds with notarized signatures (scritture private authenticate) executed in Italy must mandatorily be registered with the Italian tax authorities and are subject to €200.00 registration tax; and (ii) private deeds (scritture private) are subject to €200.00 registration tax only if they are voluntary filed for registration with the Italian tax authorities or if the so-called “caso d’uso” or “enunciazione” occurs.

Financial Transaction Tax

Article 1(491-500) of Law No. 228 of December 24, 2012 introduced a financial transaction tax (FTT) applicable, among others, to the transfers of the ownership of (i) shares issued by Italian resident corporations, (ii) participating financial instruments (as defined under Article 2346(6) of the Italian Civil Code) issued by Italian resident corporations, and (iii) securities representing equity investments in Italian resident corporations, regardless of the place of residence of the issuer of such securities and of the place where the contract has been concluded.

The residence of the issuer for the purposes of FTT is the place where the issuer has its registered office (intended as its corporate seat).

Since the corporate seat of Zegna is not in Italy, transfers of ownership of the Ordinary Shares and/or of the Warrants will not be subject to FTT.

Inheritance and Gift Tax

Subject to certain exceptions, Italian inheritance and gift tax is generally payable on transfers of assets and rights (including, possibly, the Ordinary Shares, the Warrants and the Zegna Special Voting Shares) (i) by reason of death or gift by Italian resident persons (or other transfers for no consideration and the creation of liens on such assets for a specific purpose), even if the transferred assets are held outside Italy, and (ii) by reason of death or gift by non-Italian resident persons, but limited to transferred assets held in Italy. Shares in corporations that are resident in Italy for tax purposes (because they have their corporate address or their place of effective management or their main business purpose in Italy for the greater part of the tax year) are deemed to be held in Italy.

Subject to certain exceptions, transfers of assets and rights (including the Ordinary Shares, the Warrants and the Zegna Special Voting Shares) on death or by gift are generally subject to inheritance and gift tax as follows:

•

at a rate of 4% in case of transfers made to the spouse or relatives in direct line, on the portion of the global net value of the transferred assets, if any, exceeding, for each beneficiary, €1,000,000.00.

•

at a rate of 6% in case of transfers made to relatives up to the fourth degree or relatives-in-law up to the third degree on the entire value of the transferred assets (in the case of transfers to brothers or sisters, the 6% rate is applicable only on the portion of the global net value of the transferred assets, if any, exceeding, for each beneficiary, €100,000.00).

•	at a rate of 8% in any other case.

•

If the transfer is made in favor of persons with severe disabilities, the tax applies on the value exceeding €1,500,000.00 at the rates illustrated above, depending on the type of relationship existing between the deceased or donor and the beneficiary.

Assets and rights (i) segregated in a trust, or (ii) allocated to special funds by entering into a fiduciary contract, or (iii) encumbered by special purpose liens under Article 2645-ter of the Italian Civil Code, in favor of persons with severe disabilities are exempt from the Italian inheritance and gift tax, provided that all the conditions set out in Article 6 of Law No. 112 of June 22, 2016 are met. The exemption from Italian inheritance and gift tax also applies to the re-transfer of assets and rights if the death of the beneficiary occurs before the death of the settlor.

Stamp Duty

Under Article 13(2bis—2ter) of Decree No. 642 of October 26, 1972, a 0.20% stamp duty generally applies on communications and reports that Italian financial intermediaries periodically send to their clients in relation to the financial products that are deposited with such intermediaries or with an Italian permanent establishment of a foreign financial intermediary. Shares are included in the definition of financial products for these purposes. Communications and reports are deemed to be sent at least once a year even if the Italian financial intermediary is under no obligation to either draft or send such communications and reports.

The stamp duty cannot exceed €14,000.00 per year for investors other than individuals.

The stamp duty applies to any investor who is a client (as defined in the regulations issued by the Bank of Italy on June 20, 2012) of an entity that exercises in any form a banking, financial or insurance activity within the Italian territory.

Wealth Tax on Financial Products Held Abroad

Under Article 19 of Decree No. 201 of December 6, 2011, individuals, non-business entities and non-business partnerships resident for tax purposes in Italy, which hold certain financial products outside of the Italian territory (including shares) are required to pay a wealth tax at the rate of 0.20%. The wealth tax applies on the market value at the end of the relevant year or—in the lack thereof—on the nominal value or the redemption value of such financial products held outside of Italian territory. The wealth tax cannot exceed €14,000 per year for investors other than individuals.

Taxpayers may deduct from the Italian wealth tax a tax credit equal to any wealth tax paid in the country where the financial products are held (up to the amount of the Italian wealth tax due).

Details of the financial activities held abroad have to be inserted in the income tax return to be filed in Italy by the Italian resident individuals.

Certain Reporting Obligations for Italian Resident Holders

Under Law Decree No. 167 of June 28, 1990, individuals, non-business entities and non-business partnerships that are resident in Italy for tax purposes and, during the fiscal year, hold financial assets abroad (including, possibly, the Ordinary Shares, the Warrants and the Zegna Special Voting Shares) must, in certain circumstances, disclose these financial assets to the Italian tax authorities in their income tax return (or if the income tax return is not due, in a proper form that must be filed within the same term as prescribed for the annual income tax return), regardless of the value of such assets (save for deposits or bank accounts having an aggregate value not exceeding €15,000.00 throughout the year). The requirement applies also if the persons above, being not the direct holder of the financial assets, are the beneficial owners thereof for the purposes of anti-money laundering legislation.

No disclosure requirements exist for financial assets (including, possibly, the Ordinary Shares, the Warrants and the Zegna Special Voting Shares) under management or administration entrusted to Italian resident intermediaries (Italian banks, broker-dealers (SIM), fiduciary companies or other professional intermediaries as indicated under Article 1 of Law Decree No. 167 of June 28, 1990) and for contracts concluded through their intervention, provided that the cash flows and the income derived from such assets and contracts have been subjected to Italian withholding tax or substitute tax by such intermediaries.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 20,116,667 of our Ordinary Shares, which consist of up to (i) 6,700,000 Ordinary Shares issuable upon the exercise of 6,700,000 Private Placement Warrants, and (ii) 13,416,667 Ordinary Shares issuable upon the exercise of 13,416,667 Public Warrants.

We are also registering the possible resale from time to time by the selling securityholders of (a) up to 231,802,500 Ordinary Shares (including (i) 37,140,000 Ordinary Shares issued to the PIPE Investors concurrently with the closing of the Business Combination, (ii) 187,962,500 Ordinary Shares held by certain of our shareholders, and (iii) 6,700,000 Ordinary Shares issuable upon exercise of the Private Placement Warrants), and (b) up to 6,700,000 Private Placement Warrants. All of the Ordinary Shares and Private Placement Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will receive proceeds from the exercise of the Warrants in the event that such Warrants are exercised for cash.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the securities for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the selling securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debt and other obligations;

•	delayed delivery arrangement;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

•

at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares and Public Warrants are listed on NYSE under the ticker symbols “ZGN” and “ZGN WS,” respectively.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholders. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Certain of our shareholders have entered into lock-up agreements. See “Shares Eligible For Future Sale—Lock-Up Arrangements.”

We have agreed to indemnify certain of the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with certain selling securityholders pursuant to the Registration Rights Agreement to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as the securities of such selling securityholders covered by this prospectus no longer constitute “Registrable Securities” under and as defined in the Registration Rights Agreement.

We have agreed with certain selling securityholders pursuant to the PIPE Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the following: (i) the third anniversary of the Closing, (ii) the date on which the selling securityholder ceases to hold any PIPE Shares covered by this prospectus, and (iii) the date all PIPE Shares covered by this prospectus held by the selling securityholder may be sold under Rule 144 within 90 days, without the public information, volume or manner of sale limitations of such rule and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable. See also “Shares Eligible For Future Sale”.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation (Regulation (EU) 2017/1129):

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and each of our and the representatives’ affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for Zegna or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for Zegna or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable investors to decide to purchase or subscribe for any shares.

MiFID II Product Governance

Any person offering, selling or recommending the shares (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II (Directive 2014/65/EU) is responsible for undertaking its own target market assessment in respect of the shares (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Each distributor will be required to represent and agree that it will not make an offer of securities which are the subject of the offering contemplated by this prospectus to the public in the Netherlands in reliance on Article 1(4) of the Prospectus Regulation, unless:

•	such offer is made exclusively to legal entities which are qualified investors in the Netherlands; or

•	standard exemption logo and wording are disclosed as required by article 5:4(2) of the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht); or

•	such offer is otherwise made in circumstances in which article 5:4(2) of the Dutch Financial Markets Supervision Act is not applicable,

provided that no such offer of securities shall require us or any distributor to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

SHARES ELIGIBLE FOR FUTURE SALE

We have 400,000,000 Ordinary Shares authorized and 242,343,659 Ordinary Shares issued and oustanding as of January 17, 2022. Additionally, we have 13,416,667 Public Warrants and 6,700,000 Private Placement Warrants issued and oustanding which entitle the holder to purchase one Ordinary Share per Warrant at an exercise price of $11.50 per share and that became exercisable on January 16, 2022. The Warrants expire five years after December 17, 2021 (the Closing Date of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms.

All of the Ordinary Shares and Public Warrants that were issued in connection with the Business Combination are freely transferable without restriction or further registration under the Securities Act, other than any Ordinary Shares or Public Warrants issued to our “affiliates”. Persons who may be deemed our affiliates generally include individuals or entities that control, are controlled by or are under common control with, us and may include our directors and executive officers, as well as our principal shareholders. The PIPE Shares and Private Placement Warrants were not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder, and are not freely transferable. The Ordinary Shares and Warrants issued to our “affiliates” and the PIPE Shares are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act (see description below).

The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of Ordinary Shares and Private Placement Warrants by certain securityholders pursuant to the Registration Rights Agreement and the PIPE Subscription Agreements. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our Ordinary Shares. Sales of substantial amounts of our Ordinary Shares in the public market could adversely affect prevailing market price of our Ordinary Shares.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Ordinary Shares or Private Placement Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares or Private Placement Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of ordinary shares then outstanding; or

•	the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than current reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although Zegna is a new registrant, Ordinary Shares and Private Placement Warrants may not be eligible for sale pursuant to Rule 144 without registration until one year after December 23, 2021 (the date on which we filed a Form 20-F including Form 10 type information after the Closing).

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Lock-Up Arrangements

The Ordinary Shares issued to the IIAC Initial Shareholders and the FPA Purchaser in connection with the Business Combination are subject to certain restrictions on transfer as described in “Description of Securities—Registration Rights and Lock-Up Arrangements.”

The Ordinary Shares acquired by certain PIPE Investors in connection with the PIPE Financing are subject to certain restrictions on transfer beginning at the Closing and ending on the date that is twelve (12) months after the Closing.

Escrowed Shares

The Escrowed Shares are held in escrow and subject to the following release conditions: (i) 70% of the Escrowed Shares will be released to the IIAC Initial Shareholders when the share price of Zegna equals or exceeds $12.50 per share for any twenty trading days within any consecutive thirty trading day period commencing after the Closing and (ii) the remaining 30% of the Escrowed Shares will be released when the share price of Zegna equals or exceeds $15.00 per share for any twenty trading days within any consecutive thirty trading day period commencing after the Closing. Notwithstanding the foregoing, any Escrowed Shares not released in accordance with such conditions after the lapse of the seven-year anniversary of the Closing will be repurchased by Zegna for no consideration, and none of the IIAC Initial Shareholders shall have any rights with respect to such Escrowed Shares. During the escrow period, the IIAC Initial Shareholders shall not be entitled to vote or to receive dividends on the Escrowed Shares. Any Escrowed Shares not released in accordance with the release conditions after the lapse of the seven-year anniversary of the Closing will be repurchased by Zegna for no consideration, and none of the IIAC Initial Shareholders shall have any rights with respect to such Escrowed Shares.

Registration Rights

Certain of our shareholders, including the IIAC Initial Shareholders and the FPA Purchaser, are entitled to registration rights pursuant to the Registration Rights Agreement. For additional detail on the Registration Rights Agreement, see “Description of Securities—Registration Rights and Lock-Up Arrangements.”

In addition, the PIPE Investors have certain registration rights under the PIPE Subscription Agreements. For additional detail on the PIPE Subscription Agreements, see “Description of Securities—Registration Rights and Lock-Up Arrangements.”

The holders of Warrants are entitled to certain registration rights under the Warrant Agreement and the New Warrant Agreement. For additional detail, see “Description of Securities—Warrants”.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the securities being registered hereby and the offer and sale of our Ordinary Shares and Private Placement Warrants by our selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.

Amount
SEC Registration Fee	$238,045.34
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous expenses	*

Total	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

LEGAL MATTERS

The validity of the Ordinary Shares offered by this prospectus and certain other legal matters as to Dutch law has been passed upon by De Brauw Blackstone Westbroek N.V. The validity of the Private Placement Warrants offered by this prospectus has been passed upon by Sullivan & Cromwell LLP.

EXPERTS

IIAC’s financial statements as of December 31, 2020 for the period from September 7, 2020 (inception) to December 31, 2020 have been included in this prospectus in reliance upon the report of WithumSmith+Brown, PC, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Ermenegildo Zegna Holditalia S.p.A. as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in this prospectus, have been audited by Deloitte & Touche S.p.A., an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, nor be required to comply with Regulation FD, which restricts the selective disclosure of material information.

The mailing address of Zegna’s principal executive office is Viale Roma 99/100, 13835 Valdilana loc. Trivero, Italy and its telephone number is +39 01575911. Zegna’s agent for U.S. federal securities law purposes is Vincenzo Roberto, c/o Ermenegildo Zegna Corporation, 7th Floor, 10 East 53rd Street, New York, NY, 10022. Zegna also maintains a website at https://ir.zegnagroup.com. In this prospectus, the website addresses of the SEC and Zegna are provided solely for information and are not intended to be active links. Zegna is not incorporating the contents of the websites of the SEC and Zegna or any other entity into this prospectus.

INDEX TO FINANCIAL STATEMENTS

Investindustrial Acquisition Corporation	Page

Unaudited Financial Statements, restated on November 23, 2021
Condensed Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	FIN-2
Unaudited Condensed Statement of Operations for the Three and Nine Months Ended September 30, 2021	FIN-3
Unaudited Condensed Statement of Changes in Shareholders’ Equity for the Three and Nine Months Ended September 30, 2021	FIN-4
Unaudited Condensed Statement of Cash Flows for the Nine Months Ended September 30, 2021	FIN-5
Notes to Unaudited Condensed Financial Statements	FIN-6

Audited Financial Statements, restated on November 23, 2021
Report of Independent Registered Public Accounting Firm	FIN-25
Balance Sheet as of December 31, 2020	FIN-26
Statement of Operations for the period from September 7, 2020 (inception) through December 31, 2020	FIN-27
Statement of Changes in Shareholders’ Equity for the period from September 7, 2020 (inception) through December 31, 2020	FIN-28
Statement of Cash Flows for the period from September 7, 2020 (inception) through December 31, 2020	FIN-29
Notes to Financial Statements	FIN-30

Ermenegildo Zegna Holditalia S.p.A.

Unaudited Interim Condensed Consolidated Financial Statements
Interim Condensed Consolidated Statement of Profit and Loss for the six months ended June 30, 2021 and 2020 (Unaudited)	FIN-47
Interim Condensed Consolidated Statement of Comprehensive Income for the six months ended June 30, 2021 and 2020 (Unaudited)	FIN-48
Interim Condensed Consolidated Statement of Financial Position at June 30, 2021 and December 31, 2020 (Unaudited)	FIN-49
Interim Condensed Consolidated Cash Flow Statement for the six months ended June 30, 2021 and 2020 (Unaudited)	FIN-50
Interim Condensed Consolidated Statement of Changes in Equity for the six months ended June 30, 2021 and 2020 (Unaudited)	FIN-51
Notes to the Interim Condensed Consolidated Financial Statements at and for the six months ended June 30, 2021 and 2020	FIN-52

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	FIN-77
Consolidated Statement of Profit and Loss for the years ended December 31, 2020, 2019 and 2018	FIN-81
Consolidated Statement of Comprehensive Income for the years ended December 31, 2020, 2019 and 2018	FIN-82
Consolidated Statement of Financial Position at December 31, 2020 and 2019 and January 1, 2019	FIN-83
Consolidated Cash Flow Statement for the years ended December 31, 2020, 2019 and 2018	FIN-84
Consolidated Statement of Changes in Equity for the years ended December 31, 2020, 2019 and 2018	FIN-85
Notes to the Consolidated Financial Statements	FIN-86

FIN-1

INVESTINDUSTRIAL ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	September 30, 2021 (As Restated)	December 31, 2020 (As Restated)
	(Unaudited)
Assets:
Current Assets
Cash	$228,930	$1,044,177
Prepaid Expenses	826,000	751,781

Total Current Assets	1,054,930	1,795,958
Investments held in Trust Account	402,518,127	402,500,000

Total Assets	$403,573,057	$404,295,958

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$185,829	$767,969
Accrued expenses	446,199	428,433
Note payable – related party	1,250,000	—
Due to related party	104,000	14,000

Total current liabilities	1,986,028	1,210,402
Deferred underwriting commissions	14,087,500	14,087,500
Derivative warrant liabilities	25,950,500	29,370,333
Other derivative instruments	5,048,594	—

Total Liabilities	47,072,622	44,668,235

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 40,250,000 shares subject to possible redemption at $10.00 per share at both September 30, 2021 and December 31, 2020	402,500,000	402,500,000
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,062,500 shares issued and outstanding	1,006	1,006
Additional Paid in Capital	—	—
Retained Earnings (Deficit)	(46,000,571)	(42,873,283)

Total Shareholders’ Equity	(45,999,565)	(42,872,277)

Total Liabilities and Shareholders’ Equity	$403,573,057	$404,295,958

The accompanying notes are an integral part of these unaudited condensed financial statements

FIN-2

INVESTINDUSTRIAL ACQUISITION CORP.

CONDENSED STATEMENT OF OPERATIONS

	For the Three Months Ended September 30, 2021 (As Restated)	For the Nine Months Ended September 30, 2021 (As Restated)	For the Period from September 7, 2020 (inception) through September 30, 2020 (As Restated)
	(Unaudited)	(Unaudited)	(Unaudited)
General and administrative expenses	$516,145	$1,445,975	$11,074

Loss from operations	(516,145)	(1,445,975)	(11,074)
Other income:
Dividend income on investment held in Trust Account	6,131	18,127	—
Change in fair value of derivative warrant liabilities	(5,029,166)	3,419,833	—
Change in fair value of other derivative instruments	(5,048,594)	(5,048,594)	—

Total Other income (Expense)	(10,071,629)	(1,610,634)	—

Net income (Loss)	$(10,587,774)	$(3,056,609)	$(11,074)

Weighted average shares outstanding of Class A ordinary shares	40,250,000	40,250,000	—

Basic and diluted net income (loss) per Class A ordinary shares	$(0.21)	$(0.06)	$—

Weighted average shares outstanding of Class B ordinary shares	10,062,500	10,062,500	10,062,500

Basic and diluted net income (loss) per Class B ordinary shares	$(0.21)	$(0.06)	$—

The accompanying notes are an integral part of these unaudited condensed financial statements

FIN-3

INVESTINDUSTRIAL ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

	Class A		Class B		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance - January 1, 2021	—	—	10,062,500	1,006	—	(42,873,283)	(42,872,277)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(70,679)	(70,679)
Net Income	—	—	—	—	—	12,598,293	12,598,293

Balance - March 31, 2021	—	—	10,062,500	1,006	—	(30,345,669)	(30,344,663)
Net loss	—	—	—	—	—	(5,067,128)	(5,067,128)

Balance - June 30, 2021	—	—	10,062,500	1,006	—	(35,412,797)	(35,411,791)
Net loss	—	—	—	—	—	(10,587,774)	(10,587,774)

Balance - September 30, 2021	—	$—	10,062,500	$1,006	$—	$(46,000,571)	$(45,999,565)

FOR THE PERIOD FROM SEPTEMBER 7, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

(UNAUDITED)

	Class A		Class B		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance - September 7, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Net loss	—	—	—	—	—	(11,074)	(11,074)

Balance - September 30, 2020	—	—	10,062,500	1,006	23,994	(11,074)	13,926

FIN-4

INVESTINDUSTRIAL ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30, 2021	For the period from September 7, 2020 (inception) through September 30, 2020
	(restated)	(restated)
Cash Flows from Operating Activities:
Net Income	(3,056,609)	(11,074)
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(3,419,833)	—
Change in fair value of other derivative liabilities	5,048,594	—
Changes in operating assets and liabilities:
Prepaid expenses	(74,219)	—
Accrued expenses	17,766	—
Accounts payable	(582,140)	—
Due to related parties	90,000	11,074
Dividend income	(18,127)	—

Net cash used in operating activities	(1,994,568)	—

Cash Flows from Financing Activities:
Payment of offering costs	(70,679)	—
Proceeds of note payable from related parties	1,250,000	—
Net cash provided by financing activities	1,179,321	—

Net increase (decrease) in cash	(815,247)	—
Cash - Beginning of the period	1,044,177	—

Cash - End of the period	228,930	—

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	25,000
Deferred offering costs included in accrued expenses	—	294,140
Deferred offering costs included in note payable	—	60,875

FIN-5

INVESTINDUSTRIAL ACQUISITION CORP. NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Investindustrial Acquisition Corp. (the “Company” or “IIAC”) was incorporated as a Cayman Islands exempted company on September 7, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company is not limited to a particular industry or geographic region for purposes of consummating its business combination, the Company intends to capitalize on the ability of its management team to identify, acquire and manage a business in the industrial and consumer sectors. The Company is an emerging growth company and, as such, is subject to all of the risks associated with emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from September 7, 2020 (inception) through September 30, 2021 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”) described below, and, after the Initial Public Offering, identifying a target company for a business combination. The Company will not generate any operating revenues until after the completion of its initial business combination. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and recognizes changes in the fair value of derivative warrant liabilities as other income (expense). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Investindustrial Acquisition Corp. L.P, a limited partnership incorporated in England and Wales (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 18, 2020. On November 23, 2020, the Company consummated its Initial Public Offering of 35,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”, and, with respect to the warrants sold as part of the Units in the Initial Public Offering, whether purchased thereby or thereafter in the open market, the “Public Warrants”) offering price of $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring approximately $12.3 million in deferred underwriting commissions (see Note 5). The Company granted the underwriters of the Initial Public Offering (the “Underwriters”) a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,250,000 additional Units to cover over- allotments (the “Over-Allotment Option”), if any, at $10.00 per Unit. On November 24, 2020, the Underwriters fully exercised the Over-Allotment Option to purchase an additional 5,250,000 Units (the “Over-Allotment Units”). On November 27, 2020, the Company completed the sale of the Over-Allotment Units to Underwriters (the “Over-Allotment”), generating gross proceeds of $52.5 million, and incurred additional deferred underwriting commissions of $1.8 million in deferred underwriting commissions (see Note 6). The Company also incurred additional offering costs of approximately $9.2 million associated with the Initial Public Offering and completion of the Over-Allotment sale.

Simultaneously with the closing of the Initial Public Offering, the Company completed a private placement (the “Private Placement”) of 6,000,000 warrants (each a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $9.0 million. Simultaneously with the closing of the Over-Allotment Units, on November 27, 2020, the Company consummated a second private placement (the “Second Private Placement”), resulting in the purchase of an aggregate of an additional 700,000 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $1.1 million.

Upon the closing of the Initial Public Offering and the Private Placement, an aggregate of $350.0 million ($10.00 per Unit), consisting of $343.0 million of net proceeds of the Initial Public Offering and $7.0 million of the gross proceeds of the Private Placement, was placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination (as defined below) and (ii) the distribution of

FIN-6

the Trust Account as described below. Upon closing of the Over-Allotment and the Second Private Placement, an aggregate of $52.5 million ($10.00 per Unit) was placed in the Trust Account, for a total of $402.5 million deposited in the Trust Account.

The Company will provide the holders of Public Shares (the “Public Shareholders”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the Underwriters (as discussed in Note 5).

These Public Shares are classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Warrants and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Initial Public Offering, or November 23, 2022 (the “Combination Period”) or with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

FIN-7

If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Warrants held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The Underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the Underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On July 18, 2021, the Company, entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among IIAC, Ermenegildo Zegna Holditalia SpA, a joint stock company incorporated under Italian law (“Zegna”) and EZ Cayman, a Cayman Islands exempted company (“Merger Sub”).

The Business Combination Agreement provides for, among other things, the following transactions: (i) Zegna will implement a cross-border conversion and transfer its legal seat from Italy to The Netherlands and be organized as a Dutch public limited liability company (the “Conversion”), (ii) in connection with the Conversion Zegna will undergo a share split (or other transaction or share reorganization with a similar effect) to ensure the then existing shareholders of Zegna will hold 155,400,000 Zegna Ordinary Shares immediately following the Closing, (iii) Strategic Holding Group S.à.r.l., an affiliate of the Sponsor (the “Forward Purchaser”), will purchase 22,500,000 Class A ordinary shares, $0.0001, par value, of IIAC (“Class A ordinary shares”) from IIAC

FIN-8

for an aggregate purchase price of €184.5 million ($219.3 million), subject to adjustment (the “Forward Purchase”), (iv) following the Forward Purchase, Merger Sub will merge with and into IIAC, with IIAC as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of Zegna (the “Merger”), (v) (a) in connection with the Merger, each issued and outstanding Public Shares and Founder Shares (as defined below) (collectively, the “IIAC Shares”) will be exchanged as of the effective time of the Merger into one ordinary share of Zegna (“Zegna Ordinary Shares”) and (b) each outstanding warrant to purchase IIAC Shares will convert into, or be exchanged for, as applicable, warrants to acquire Zegna Ordinary Shares and (vi) upon distribution by IIAC to Zegna of proceeds received from the Forward Purchase and the aggregate cash proceeds from IIAC’s trust account (net of redemptions and transaction expenses) (the “Capital Distribution”) and after giving effect to the PIPE Financing (as described below), Zegna will purchase from certain of its existing shareholders, 54,600,000 Zegna Ordinary Shares for an amount equal to €455.0 million ($540.7 million) (the “Share Repurchase”).

The Conversion, the Forward Purchase, the Merger, the PIPE Financing, the Capital Distribution, the Share Repurchase and the other transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination”.

The Business Combination is expected to close in the fourth quarter of 2021, following the receipt of the required approval by IIAC’s shareholders and the fulfillment of other customary closing conditions.

Refer to the Company’s current report on Form 8-K, filed with the SEC on July 19, 2021.

Liquidity and Capital Resources

The Company had approximately $229,000 in its operating bank account, working capital of approximately ($931,000), and cash and marketable securities held in the Trust Account of $402.5 million as of September 30, 2021.

The Company’s liquidity needs up to September 30, 2021 had been satisfied through $25,000 paid by the Sponsor to cover certain expenses on the Company’s behalf in exchange for the issuance of the Founder Shares (as defined below), a loan of approximately $61,000 pursuant to a promissory note issued to the Sponsor (the “Promissory Note”), and an additional loan of approximately $66,000 from the Sponsor under the Promissory Note, for a total amount of approximately $127,000 under the Promissory Note, the proceeds from the consummation of the Private Placement not held in the Trust Account, and additional promissory notes (the “Additional Promissory Notes”) from the Sponsor for a combined amount of $1,250,000. The Company repaid the Promissory Note in full on December 11, 2020 (see Note 4). The Additional Promissory Notes were issued on January 15, 2021, in the amount of $750,000, and on April 19, 2021 in the amount of $500,000, respectively, each as a Working Capital Loan (see Note 4).

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable) to complete our initial business combination. We may withdraw interest from the trust account to pay franchise and income taxes. To the extent that the Company’s equity or debt is used, in whole or in part, as consideration to complete the initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions, and pursue growth strategies.

Basis of Presentation

The unaudited condensed financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2021 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in unaudited condensed financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations.

FIN-9

Interim results are not necessarily indicative of results for a full year or any future period. The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A as of December 31, 2020 and for the period from September 7, 2020 (inception) through December 31, 2020, filed with the SEC on filed with the SEC on November 23, 2021.

Note 2—Restatement of Previously Issued Financial Statements

Since issuance in November 2020, in connection with our IPO, the Company has considered the Class A ordinary shares subject to possible redemption to be equal to the redemption value of $10.00 per Class A ordinary share while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Management determined that the Class A ordinary shares issued in connection with our IPO and pursuant to the exercise of the underwriters’ overallotment can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all Class A ordinary shares subject to possible redemption, resulting in the Class A ordinary shares subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification adjustment related to temporary equity and permanent equity should be made. This resulted in an adjustment to the initial carrying value of the Class A ordinary shares subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A ordinary shares.

On July 19, 2021, in conjunction with the Business Combination Agreement, the Company entered into a deal-contingent forward currency contract (the “Deal-Contingent Forward”) to purchase €305.0 million at set daily rates from October 13, 2021 through April 19, 2022. Management has determined that the Deal-Contingent Forward should have been recognized on the Balance Sheet at fair value with changes in fair value recognized within the Statement of Operations for the quarter ended September 30, 2021.

The Company concluded that, because of a misapplication of the accounting guidance related to its Class A ordinary shares subject to possible redemption and its derivatives, the Company’s previously filed quarterly unaudited financial statements as of (i) March 31, 2021, as filed on Form 10-K on June 1, 2021, (ii) June 30, 2021, as filed on Form 10-Q as of August 13, 2021, and (iii) September 30, 2021 as filed on Form 10-Q on November 15, 2021 (the “Affected Periods”) should be restated and no longer be relied upon. As such, the Company is restating its unaudited financial statements for the Affected Periods included in this Form 10-Q.

In connection with the change in presentation for the Class A ordinary shares subject to redemption, the Company also revised its earnings per share calculation to allocate net income (loss) evenly to Class A and Class B ordinary shares for the Affected Periods. This presentation contemplates a Business Combination as the most likely outcome.

FIN-10

The impact of the restatement on the Company’s financial statements is reflected in the following table.

	As Previously Reported	Adjustments	As Restated
Balance Sheet as of March 31, 2021 (unaudited)
Class A Ordinary Shares Subject to Possible Redemption	$367,155,330	35,344,670	402,500,000
Class A Ordinary Shares	354	(354)	—
Additional Paid-in Capital	—	—	—
(Accumulated Deficit) Retained Earnings	4,998,647	(35,344,316)	(30,345,669)
Balance Sheet as of June 30, 2021 (unaudited)
Class A Ordinary Shares Subject to Possible Redemption	$362,088,200	$40,411,800	$402,500,000
Class A Ordinary Shares	405	(405)	—
Additional Paid-in Capital	2,336,837	(2,336,837)	—
(Accumulated Deficit) Retained Earnings	2,261,761	(38,074,558)	(35,412,797)
Balance Sheet as of September 30, 2021 (unaudited)
Other Derivative Instruments	$—	$(5,048,594)	$(5,048,594)
Accumulated Deficit	(40,951,977)	(5,048,594)	(46,000,571)
Statement of Operations for the Three Months Ended March 31, 2021
Basic and Diluted Net Income Per Class A Ordinary Share	$—	$0.25	$0.25
Basic and Diluted Net Income Per Class B Ordinary Share	$1.38	$(1.13)	$0.25
Statement of Operations for the Three Months Ended June 30, 2021
Basic and Diluted Net Income Per Class A Ordinary Share	$—	$(0.10)	$(0.10)
Basic and Diluted Net Income Per Class B Ordinary Share	$(0.50)	$0.40	$(0.10)
Statement of Operations for the Six Months Ended June 30, 2021
Basic and Diluted Net Income Per Class A Ordinary Share	$—	$0.15	$0.15
Basic and Diluted Net Income Per Class B Ordinary Share	$0.75	$(0.60)	$0.15
Statement of Operations for the Three Months Ended September 30, 2021 (unaudited)
Change in Fair Value of Other Derivative Instruments	$—	$(5,048,594)	$(5,048,594)
Total other income (expense)	(5,023,035)	(5,048,594)	(10,071,629)
Net (loss) income	(5,539,180)	(5,048,594)	(10,587,774)
Basic and Diluted Net Income Per Class A Ordinary Share	$(0.11)	$(0.10)	$(0.21)
Basic and Diluted Net Income Per Class B Ordinary Share	$(0.11)	$(0.10)	$(0.21)
Statement of Operations for the Nine Months Ended September 30, 2021 (unaudited)
Change in Fair Value of Other Derivative Instruments	$—	$(5,048,594)	$(5,048,594)
Total other income (expense)	3,437,960	(5,048,594)	(1,610,634)
Net (loss) income	1,991,985	(5,048,594)	(3,056,609)
Basic and Diluted Net Income Per Class A Ordinary Share	$0.04	$(0.10)	$(0.06)
Basic and Diluted Net Income Per Class B Ordinary Share	$0.04	$(0.10)	$(0.06)
Statement of Cash Flows for the Three Months Ended March 31, 2021 (unaudited)
Change in value of Class A ordinary shares subject to possible redemption	$12,527,610	$(12,527,610)	$—
Statement of Cash Flows for the Six Months Ended June 30, 2021 (unaudited)
Change in value of Class A ordinary shares subject to possible redemption	$7,460,480	$(7,460,480)	$—
Statement of Cash Flows for the Nine Months Ended September 30, 2021 (unaudited)
Net (loss) income	$1,991,985	$(5,048,594)	$(3,056,609)

FIN-11

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs, obtain approval for an extension of the deadline or complete a Business Combination by November 23, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 23, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.

Note 3—Summary of Significant Accounting Policies

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed interim financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed interim financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed interim financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had approximately $229,000 in cash and no cash equivalents as of September 30, 2021. The Company had approximately $1.0 million in cash and no cash equivalents as of December 31, 2020.

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Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. As of September 30, 2021 and December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair values of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented in the accompanying condensed interim financial statements, primarily due to their short- term nature, except for the derivative warrant liabilities (see Note 9).

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share; however, as described in Note 2, the Company has applied its net income (loss) on a pro rata basis between share classes. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in our Initial Public Offering (including the consummation of the over-allotment option) and the private placement to purchase an aggregate of 20,116,667 Class A ordinary shares in the calculation of diluted net income (loss) per ordinary share, because the exercise of the warrants is contingent upon the occurrence of future events.

At September 30, 2021, other than the warrants, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non- operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption to shareholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, $22.3 million, inclusive of deferred offering costs amounting to $14.1 million, were charged against the carrying value of the Class A ordinary shares subject to possible redemption.

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the

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Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statement of operations. The fair value of warrants issued in connection with the Initial Public Offering, exercise of the overallotment option and Private Placement were initially and subsequently through January 11, 2021 measured at fair value using a Monte Carlo simulation model. After the Public Warrants began to trade on January 11, 2021, the Public Warrants were measured at their trading price and the Private Warrants were measured with reference to the Public Warrants.

The Company issued an aggregate of 13,416,667 Public Warrants in the Initial Public Offering and upon the underwriters’ exercise of their over- allotment option, and issued 6,700,000 Private Placement Warrants. All of the Company’s outstanding warrants are recognized as liabilities in accordance with ASC 815-40. Accordingly, the Company recognized the warrant instruments as liabilities at fair value and adjusted the instruments to fair value at each reporting period.

Forward Currency Contracts

Forward currency contracts are entered into as an economic hedge against foreign currency exchange rate risk. The Company does not enter into forward currency contracts for speculation or trading purposes. A forward currency contract is an obligation to purchase a currency against another currency at a future date at an agreed upon price and quantity. Forward currency contracts are traded over-the-counter and not on an organized exchange. Forward currency contracts help to manage the overall exposure to the foreign currency related to Euro proceeds that will be needed to close the Business Combination Agreement. The Company’s single forward currency contract is not designated as a hedging instrument. Therefore, changes in the market value of the instrument are recorded by the Company as an unrealized gain or loss when the instrument is marked-to-market each period end. When the contract is closed, the Company records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed. The use of forward currency contracts involves risk that counterparties may not meet the terms of the agreement or unfavorable movements in the value of a foreign currency relative to the U.S. dollar. The Company accounts for its forward currency contract as a derivative instrument based on an assessment of the contract’s specific terms and applicable authoritative guidance in ASC 815. The Company’s open forward currency contract at September 30, 2021 is reflected within the condensed balance sheet.

Income Taxes

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits for the three months ended September 30, 2021. The Company’s management determined that the Cayman Islands and the United Kingdom are the Company’s only major tax jurisdictions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the three months ended September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is subject to income tax examinations by major taxing authorities since inception. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman

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income tax regulations, income taxes are not levied on the Company. Central management and control of the Company has been exercised in the United Kingdom since incorporation and accordingly the Company should be treated as tax resident in the United Kingdom from its inception. In accordance with United Kingdom taxation law, income taxes are levied on the Company’s taxable profits at the rate of 19%. Management has determined that certain expenses incurred through September 30, 2021 may be deductible in the United Kingdom, however given the quantum of these expenses, noting the Company’s first tax accounting period will be the period from September 7, 2020 (inception) to September 6, 2021, and given the uncertainty whether future taxable income will arise to the Company which could be offset against such expenses, no provision for income taxes has been made in the three months ended September 30, 2021.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Investments Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, classified as trading securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in the Trust Account in the accompanying statement of operations. The estimated fair values of marketable securities held in the Trust Account are determined using available market information.

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2021 and December 31, 2020, 40,250,000 and 40,250,000 Class A ordinary shares, respectively, are subject to possible redemption and are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

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At September 30, 2021 and December 31, 2020, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following

Gross proceeds	$402,500,000
Less:
Proceeds allocated to Public Warrants	(19,588,333)
Class A ordinary shares issuance costs	(22,230,543)
Plus:
Accretion of carrying value to redemption value	41,818,876

Class A ordinary shares subject to possible redemptions	$402,500,000

Note 5—Initial Public Offering

On November 23, 2020, the Company consummated its Initial Public Offering of 35,000,000 Units, at an offering price of $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring approximately $12.3 million in deferred underwriting commissions. On November 24, 2020, the Underwriters fully exercised the Over-Allotment Option to purchase an additional 5,250,000 Units. On November 27, 2020, the Company completed the sale of the Over-Allotment Units to the Underwriters, generating gross proceeds of approximately $52.5 million, and incurring additional deferred underwriting commissions of approximately $1.8 million. The Company also incurred additional offering costs of approximately $9.2 million.

Each Unit consists of one Class A ordinary share and one-third of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 6—Related Party Transactions

Founder Shares

On September 10, 2020, the Sponsor paid $25,000 to cover certain costs of the Company in consideration of 10,062,500 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). On November 18, 2020, the Sponsor transferred an aggregate of 125,000 Founder Shares to the Company’s independent directors.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,000,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of approximately $9.0 million. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. In connection with the underwriters’ full exercise of its Over-Allotment Option, the Company also consummated the sale of an additional 700,000 Private Placement Warrants at $1.50 per warrant, generating total proceeds of approximately $1.1 million (see Note 6).

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

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Related Party Loans

On September 10, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and payable upon the earlier of March 31, 2021, or the completion of the Initial Public Offering. The Company repaid all amounts outstanding under the Promissory Note in full on December 11, 2020 in connection with the closing of the Initial Public Offering, and the amounts were no longer available to the Company.

Furthermore, on January 15, 2021 and on April 19, 2021, the Company entered into the “Additional Promissory Note as Working Capital Loans (as defined below). The Additional Promissory Note is non-interest bearing and due on the earlier of: (i) November 23, 2022 or (ii) the effective date of a Business Combination. Up to $1,250,000 of the Additional Promissory Note may be converted into warrants to purchase Class A ordinary shares at a conversion price of $1.50 per warrant at the option of Sponsor. If Sponsor elects such conversion, the terms of the warrants issued in connection with such conversion would be identical to the Private Placement Warrants. Pursuant to the Sponsor Letter Agreement, entered into among the Company, Zegna, the Sponsor and the current independent directors of the Company, the Company and the Sponsor have agreed not to convert the Working Capital Loans into warrants without the consent of Zegna.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company.

Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. The Company has no borrowings outstanding under this agreement to date.

Administrative Support Agreement

Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company began to reimburse the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $10,000 per month. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred approximately $30,000 in expenses in connection with such services during each three months ended September 30, 2021 and $90,000 during the nine months ended September 30, 2021 as reflected in the accompanying condensed statements of operations. Under this agreement, $104,000 and $14,000 was due to the Sponsor as of September 30, 2021 and December 31, 2020.

Forward Purchase Agreement

On November 18, 2020, the Company entered into a forward purchase agreement with the Forward Purchaser (the “Forward Purchase Agreement”), pursuant to which such affiliate has committed to purchase up to 25,000,000 of the Company’s Class A ordinary shares for $10 per share, or an aggregate amount of up to $250 million, in a private placement that would occur concurrently with the consummation of the initial Business Combination.

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On July 18, 2021, the Company entered into the Business Combination, providing for, among other things, the amendment of the Forward Purchase Agreement. On July 26, 2021, the Company and the Forward Purchaser entered into the Amendment to the Forward Purchase Agreement (the “Amendment”). Pursuant to the Amendment, the Forward Purchaser committed to purchase 22,500,000 Class A ordinary shares for an aggregate purchase price of €184.5 million ($219.3 million), subject to adjustment in accordance with the terms of the Amendment, which forward purchase shall be consummated on the closing date of the transactions contemplated by the Business Combination Agreement.

A copy of the Amendment is filed with the Current Report on Form 8-K filed on July 28, 2021 as Exhibit 10.1 and the foregoing description of the Amendment is qualified in its entirety by reference thereto.

Note 7—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Warrants, 30 days after the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the Underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments, at the Initial Public Offering price less the underwriting discounts and commissions. On November 24, 2020, the Underwriters fully exercised the over-allotment option to purchase the Over-Allotment Units and on November 27, 2020, the Company completed the sale of the Over-Allotment Units to Underwriters.

The Underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $8.1 million in the aggregate, paid upon the closing of the Initial Public Offering and consummation of the over-allotment option. In addition, $0.35 per Unit, or approximately $14.1 million in the aggregate will be payable to the Underwriters for deferred underwriting commissions. The deferred fee will become payable to the Underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 8—Shareholders’ Equity

Preference Shares—The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were 40,250,000 Class A ordinary shares issued and outstanding, all subject to possible redemption.

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Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On September 7, 2020, the Company issued 10,062,500 Class B ordinary shares, which remain outstanding at September 30, 2021 and December 31, 2020,.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Warrants) upon the consummation of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 9—Derivative Warrant Liabilities

As of September 30, 2021 and December 31, 2020, the Company had 13,416,667 and 6,700,000 Public Warrants and Private Placement Warrants, respectively, outstanding. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The warrants will become exercisable on the later of (a) 30 days after the completion of an initial business combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement, including as a result of a notice of redemption). If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of an initial business combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of an initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

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The warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder, which we refer to as the “30-day redemption period”; and
•

if, and only if, the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30 day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described therein with respect to the Private Placement Warrants):

•	in whole and not in part; and

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares on the redemption date and the “fair market value” of the Company’s Class A ordinary shares; and

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30 trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Company’s Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends.

The Private Placement Warrants are identical to the warrants sold in the Initial Public Offering except that, so long as they are held by its sponsor or its permitted transferees, the Private Placement Warrants are subject to the transfer restrictions, may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of an initial business combination, may be exercised by the holders on a cashless basis and will be

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entitled to registration rights. If the Private Placement Warrants are held by holders other than its sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in the Initial Public Offering. If the Company does not complete its initial business combination within the required time period, the Private Placement Warrants will expire worthless. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) are not be transferable, assignable or salable until 30 days after the completion of an initial business combination.

Note 10— Other Derivative Instruments

On July 19, 2021, the Company entered into a deal-contingent forward currency contract (the “Deal-Contingent Forward”) with a bank counterparty to purchase €305.0 million at set daily rates from October 13, 2021 through April 19, 2022. The Company entered into the Deal-Contingent Forward in order to lock in the amount of Euro proceeds owed by the Company to Zegna upon closing the Business Combination and reduce the risk of fluctuations in foreign currency exchange rates. Subject to certain customary exceptions, if the Business Combination does not close by April 22, 2022, the Company will have no liability to the bank counterparty. The Company accounts for the Deal-Contingent Forward as a derivative instrument based on an assessment of the contract’s specific terms and applicable authoritative guidance in ASC 815. The Company’s agreement is with a creditworthy financial institution and the Company anticipates performance by the counterparty to this contract. Therefore, no material loss is expected as a result of nonperformance. Refer also to Note 4—Summary of Significant Accounting Policies and Note 11 – Fair Value Measurements where information on forward currency contracts has been disclosed.

Note 11—Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that arere-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company’s portfolio of investments held in the Trust Account is comprised mainly of investments in U.S. government securities with an original maturity of 185 days or less. The fair value for trading securities is determined using quoted market prices in active markets.

FIN-21

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

As of September 30, 2021:
Assets:
Investments held in Trust Account - U.S Treasury Securities Money Market Fund	$402,518,127	$—	$—
Liabilities
Derivative warrant liabilities - Public	$17,307,500	$—	$—
Derivative warrant liabilities - Private		$8,643,000
Other derivative instruments	$—	$—	$5,048,594

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Assets:
Investments held in Trust Account – U.S. Treasury
Securities Money Market Fund	$402,500,000	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$—	$—	$19,588,333
Derivative warrant liabilities – Private	$—	$—	$9,782,000

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The Public Warrants began to trade on January 11, 2021, and were moved from Level 3 to Level 1. The Private Warrants do not trade; however, as of the commencement of trading of the Public Warrants, the price of the Public Warrants has been used to determine the valuation of the Private Warrants, which moved from Level 3 to Level 2. The Public Warrants and the Private Warrants have substantially similar terms.

Level 1 instruments further include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Derivative Warrant Liabilities

The warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the Company’s balance sheet. The derivative warrant liabilities are measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within change in fair value of derivative warrant liabilities in the Company’s statement of operations.

FIN-22

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were measured at fair value using a Monte Carlo simulation model both at issuance and as of December 31, 2020. The Public Warrants began to trade on January 11, 2021; subsequently, the Public Warrants have been measured at their trading price and the Private Warrants have been measured with respect to the Public Warrants. The Company recognized gains and losses in the statement of operations resulting from changes in the fair value of warrant liabilities of ($5.0 million) for the three months ended September 30, 2021. For the nine months ended September 30, 2021, the Company recognized a gain to the statement of operations resulting from a decrease in the fair value of liabilities of approximately $3.4 million on the accompanying unaudited condensed statement of operations.

Prior to the separation and trading of the Public Warrants, the estimated fair values of both the Public Warrants and the Private Placement Warrants were determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on implied volatility from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements for warrants as of December 31, 2020:

Share price	$9.79
Exercise price	$11.50
Risk-free interest rate	0.69%
Volatility	23.0%
Expected term (years)	5.0
Dividend yield	0.0%

Warrants are measured at fair value on a recurring basis. The Public Warrants began trading on January 11, 2021, and quoted market prices were used for the Level 1 fair value measurement of the Public Warrants as of September 30, 2021. The Private Warrants are not publicly traded. The subsequent measurement of the Public Warrants as of September 30, 2021 is classified as Level 1 due to the use of an observable market quote in an active market. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the company determined that the fair value of each Private Placement Warrant is equivalent to that of each public warrant. As such, the Private Placement Warrants are classified as Level 2.

The following table presents a roll-forward of the fair value of Level 3 (significant unobservable inputs) warrant liabilities for the nine months ended September 30, 2021:

	Public Warrant Liabilities	Private Warrant Liabilities	Total Warrant Liabilities

Beginning balance at December 31, 2020	$19,588,333	$9,782,000	$29,370,333
Change in fair value	(2,280,833)	(1,139,000)	(3,419,833)
Transfers out of Level 3 during nine months ended September 30, 2021	(17,307,500)	(8,643,000)	(25,950,500)
Ending balance as of September 30, 2021	$—	$—	$—

FIN-23

Forward Currency Contract

The Deal-Contingent Forward is accounted for as a derivative in accordance with ASC 815 and is presented within other derivative instruments on the Company’s balance sheet. The forward currency contract is measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within change in fair value of other derivative instruments in the Company’s statement of operations. For the three and nine months ended September 30, 2021 the Company recognized a loss to the statement of operations resulting from a decrease in the fair value of the forward currency contract of approximately $5.0 million presented as change in fair value of other derivative instruments on the accompanying unaudited condensed statement of operations.

The estimated fair value of the Deal-Contingent Forward as of September 30, 2021 was determined using an income approach that incorporates significant unobservable inputs. The expected Business Combination close date is based on the expected effective date of the Business Combination. The probability of Business Combination close prior to April 19, 2022, which represents the date that the Deal-Contingent Forward will expire unsettled, is estimated with consideration given to a number of factors that impact the Company’s ability to effect the Business Combination, including the fact that public shareholders have the ability to redeem their shares for cash and thereby reduce the amount of cash available to fund the Business Combination. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve as of September 30, 2021 for a maturity similar to the expected remaining term to the Business Combination closing date. The Euro (“EUR”) to US Dollar (“USD”) forward exchange rate is determined using the EUR to USD forward foreign exchange curve as of September 30, 2021. Counterparty credit risk is assessed based on the strong credit standing of the counterparty as well as the short-term nature of the forward contract. The following table provides quantitative information regarding Level 3 fair value measurement for the Deal-Contingent Forward as of September 30, 2021:

Expected Business Combination closing date	December 31, 2021
Probability of Business Combination close prior to April 19, 2022	70%
Risk-free interest rate	0.056%
EUR to USD forward exchange rate	1.1954
Counterparty credit risk	De minimis

The following table presents a roll-forward of the fair value of Level 3 (significant unobservable inputs) forward currency contract liabilities for the nine months ended September 30, 2021:

Other Derivative instruments (Level 3)

Beginning balance at December 31, 2020	$—
Change in fair value	5,048,594
Transfers out of Level 3 during nine months ended September 30, 2021	—
Ending balance as of September 30, 2021	$5,048,594

Note 12—Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the unaudited condensed interim financial statements were issued. Based upon this review, the Company identified no subsequent events that required adjustment or disclosure in the unaudited condensed interim financial statements.

FIN-24

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Investindustrial Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Investindustrial Acquisition Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from September 7, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 7, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by November 23, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 27, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is November 23, 2021

FIN-25

INVESTINDUSTRIAL ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

(As Restated)

Assets:
Current assets
Cash	$1,044,177
Prepaid expenses	751,781

Total Current Assets	1,795,958
Investments held in Trust Account	402,500,000

Total Assets	$404,295,958

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$767,969
Accrued expenses	428,433
Due to related party	14,000

Total current liabilities	1,210,402
Deferred underwriting commissions	14,087,500
Warrant Liability	29,370,333

Total Liabilities	44,668,235

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized, 40,250,000 shares subject to possible redemption at $10.00 per share redemption value	402,500,000
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,062,500 shares issued and outstanding	1,006
Additional paid-in capital	—
Accumulated deficit	(42,873,283)

Total shareholders’ equity	(42,872,277)
Total Liabilities and Shareholders’ Equity	$404,295,958

The accompanying notes are an integral part of these financial statements.

FIN-26

INVESTINDUSTRIAL ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 7, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

General and administrative expenses	$374,171

Loss from operations	(374,171)

Other income:
Offering costs associated with warrant liabilities	972,230

Change in fair value of warrant liabilities	3,523,003

Net loss	(4,869,404)

Weighted average shares outstanding of Class A ordinary shares	39,697,368

Basic and diluted net income per Class A ordinary share	$(0.10)

Weighted average shares outstanding of Class B ordinary shares	9,148,438

Basic and diluted net loss per Class B ordinary share	$(0.10)

The accompanying notes are an integral part of these financial statements.

FIN-27

INVESTINDUSTRIAL ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM SEPTEMBER 7, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity

	Shares	Amount	Shares	Amount
Balance - September 7, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Excess of cash received over fair value of private placement warrants	—	—	—	—	1,446,000	—	1,446,000
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(1,469,994)	(38,003,879)	(39,473,873)
Net loss	—	—	—	—	—	(4,869,404)	(4,869,404)

Balance - December 31, 2020	—	$—	10,062,500	$1,006	$—	$(42,873,283)	$(42,872,277)

The accompanying notes are an integral part of these financial statements.

FIN-28

INVESTINDUSTRIAL ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 7, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

Cash Flows from Operating Activities:
Net loss	$(4,869,404)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants	3,523,003
Offering costs allocated to warrant liabilities	972,230
Changes in operating assets and liabilities:
Prepaid expenses	(726,781)
Accrued expenses	428,433
Accounts payable	767,969
Due to related party	14,000

Net cash used in operating activities	109,450

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(402,500,000)

Net cash used in investing activities	(402,500,000)

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	402,500,000
Proceeds received from private placement	10,050,000
Payment of offering costs	(1,065,273)
Underwriting discount	(8,050,000)
Proceeds of note payable from related parties	127,448
Repayment of note payable from related parties	(127,448)

Net cash provided by financing activities	403,434,727

Net increase in cash	1,044,177
Cash - beginning of the period	—

Cash - end of the period	$1,044,177

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$168,100
Deferred underwriting commissions in connection with the initial public offering	$14,087,500
Formation and G&A costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Value of Class A ordinary shares subject to possible redemption	$402,500,000

The accompanying notes are an integral part of these financial statements.

FIN-29

INVESTINDUSTRIAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Investindustrial Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on September 7, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating its Business Combination, the Company intends to capitalize on the ability of its management team to identify, acquire and manage a business in the industrial and consumer sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 7, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the preparation of its initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Investindustrial Acquisition Corp. L.P, a limited partnership incorporated in England and Wales (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 18, 2020. On November 23, 2020, the Company consummated its Initial Public Offering of 35,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”) at an offering price of $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $20.2 million, inclusive of approximately $12.3 million in deferred underwriting commissions (Note 5). The Company granted the underwriters of the Initial Public Offering (the “Underwriters”) a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments (the “Over-Allotment Option”), if any, at $10.00 per Unit. On November 24, 2020, the Underwriters fully exercised the Over-Allotment Option to purchase an additional 5,250,000 Units (the “Over-Allotment Units”). On November 27, 2020, the Company completed the sale of the Over-Allotment Units to Underwriters (the “Over-Allotment”), generating gross proceeds of $52.5 million, and incurred additional offering costs of approximately $2.9 million in underwriting fees (inclusive of approximately $1.8 million in deferred underwriting commissions) (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company completed a private placement (the “Private Placement”) of 6,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $9.0 million. Simultaneously with the closing of the Over-Allotment Units, on November 27, 2020, the Company consummated a second private placement (the “Second Private Placement”), resulting in the purchase of an aggregate of an additional 700,000 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $1.1 million.

Upon the closing of the Initial Public Offering and the Private Placement, an aggregate of $350.0 million ($10.00 per Unit), consisting of $343.0 million of net proceeds of the Initial Public Offering and $7.0 million of the gross proceeds of the Private Placement, was placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs

FIN-30

(d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. Upon closing of the Over-Allotment and the Second Private Placement, an aggregate of $52.5 million ($10.00 per Unit) was placed in the Trust Account, for a total of $402.5 million deposited in the Trust Account.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, Over- Allotment, and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company will provide the holders (the “Public Shareholders”) of Public Shares, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the Underwriters (as discussed in Note 5).

These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Warrants and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the

FIN-31

Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Initial Public Offering, or November 23, 2022 (the “Combination Period”) or with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Warrants held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The Underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the Underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

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Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1,044,000 in its operating bank account, working capital of approximately $586,000, and cash and marketable securities held in the Trust Account of $402,500,000.

The Company’s liquidity needs up to December 31, 2020 had been satisfied through $25,000 paid by the Sponsor to cover certain expenses on the Company’s behalf in exchange for the issuance of the Founder Shares (as defined below), a loan of approximately $61,000 pursuant to the Note issued to the Sponsor, and an additional loan of approximately $66,000 from the Sponsor, for a total amount of approximately $127,000 under the Note, and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on December 11, 2020 (Note 4). In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 4). The Company has no borrowings outstanding under Working Capital Loans to date.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds held outside the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable) to complete our initial business combination. We may withdraw interest from the trust account to pay franchise and income taxes. To the extent that the Company’s equity or debt is used, in whole or in part, as consideration to complete the initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions, and pursue growth strategies.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that it could have a negative effect on the Company’s financial position, results of operations and/or search of a target company, the specific impact is not readily determinable as of the date of the audited financial statements were available to be issued. The audited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the audited financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements as of December 31, 2020 and for the period from September 7, 2020 (inception) through December 31, 2020, are restated in this Annual Report on Form 10-K/A (Amendment No. 2) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited financial statements for such periods. The restated financial statements are indicated as “Restated” in the financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

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NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Since issuance in November 2020, in connection with our Initial Public Offering (our “IPO”), the Company has considered the Class A ordinary shares subject to possible redemption to be equal to the redemption value of $10.00 per Class A ordinary share while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Upon further analysis, Management has determined that the Class A ordinary shares issued during the Initial Public Offering and pursuant to the exercise of the underwriters’ overallotment can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all Class A ordinary shares subject to possible redemption, resulting in the Class A ordinary shares subject to possible redemption being equal to their redemption value. As a result, management noted a reclassification adjustment between temporary equity and permanent equity should be made. Also, in connection with the change in presentation for the Class A common stock subject to possible redemption, the Company also revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company.

As a result of the factors described above, the Company, in consultation with its Audit Committee, concluded that the Company’s previous audited balance sheet related to its IPO dated November 23, 2020, and its audited financial statements as of December 31, 2020 and for the period from September 7, 2020 (inception) through December 31, 2020 (the “Affected Periods”) should be restated and no longer be relied upon.

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Impact of the Restatement

The impact of the restatement on the audited consolidated balance sheets for the Affected Periods is presented below.

	As Previously Reported	Adjustments	As Restated
Balance Sheet as of November 23, 2020
Class A Ordinary Shares Subject to Possible Redemption	$311,162,720	$38,837,280	$350,000,000
Class A Ordinary Shares	388	(388)	—
Additional Paid-in Capital	5,027,744	(5,027,744)	—
Accumulated Deficit	(29,132)	(33,809,148)	(33,838,280)
Total Shareholders’ Equity (Deficit)	$5,000,006	$(38,837,280)	$(33,837,274)
Balance Sheet as of November 27, 2020 (unaudited)
Class A Ordinary Shares Subject to Possible Redemption	$358,591,220	$43,908,780	$402,500,000
Class A Ordinary Shares	438	(438)	—
Additional Paid-in Capital	5,027,694	(5,027,694)	—
Accumulated Deficit	(29,132)	(38,880,648)	(38,909,780)
Total Shareholders’ Equity (Deficit)	$5,000,006	$(43,908,780)	$(38,908,774)
Balance Sheet as of December 31, 2020
Class A Ordinary Shares Subject to Possible Redemption	$354,627,720	$47,872,280	$402,500,000
Class A Ordinary Shares	479	(479)	—
Additional Paid-in Capital	9,867,922	(9,867,922)	—
Accumulated Deficit	(4,869,404)	(38,003,879)	(42,873,283)
Total Shareholders’ Equity (Deficit)	$5,000,003	$(47,872,280)	$(42,872,277)
Statement of Operations for the period from September 7, 2020 (inception) through December 31, 2020
Weighted Average Shares Outstanding of Class A Ordinary Shares	39,697,368	—	39,697,368
Basic and Diluted Net Income per Class A Ordinary Share	$—	$(0.10)	$(0.10)
Weighted Average Shares Outstanding of Class B Ordinary Shares	9,148,438	—	9,148,438
Basic and Diluted Net Income per Class B Ordinary Share	$0.53	$(0.63)	$(0.10)
Statement of Cash Flows for the period from September 7, 2020 (inception) through December 31, 2020
Value of Class A Ordinary Shares Subject to Possible Redemption	$354,627,720	$47,872,280	$402,500,000

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs, obtain approval for an extension of the deadline or complete a Business Combination by November 23, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise

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substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 23, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.

Note 3—Summary of Significant Accounting Policies

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s audited financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the audited financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the audited financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had approximately $1,044,000 in cash and no cash equivalents as of December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

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Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses, and advances from related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised mainly of investments in U.S. government securities with an original maturity of 185 days or less. The fair value for trading securities is determined using quoted market prices in active markets. The fair value of warrants issued in connection with the Initial Public Offering, exercise of the over-allotment option and Private Placement were initially and subsequently measured at fair value using a Monte Carlo simulation model.

Financial Instruments

The fair values of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented in the audited balance sheet.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share; however, the Company has applied its net income (loss) on a pro rata basis between share classes. Pro rata allocation contemplates a Business Combination as the most likely outcome, in which case both classes of ordinary shares will share pro rata in the income (loss) of the Company. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in our Initial Public Offering (including the consummation of the over-allotment option) and the private placement to purchase an aggregate of 20,116,667 Class A ordinary shares in the calculation of diluted net income (loss) per ordinary share, because the warrants were out of the money during the period. At September 30, 2021, except for the warrants, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

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Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, $972,230 is included in offering costs associated with warrants liabilities in the statement of operations and $22,230,543 was charged against the carrying value of the shares of Class A ordinary shares.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of warrants issued in connection with the Initial Public Offering, exercise of the over-allotment option and Private Placement were initially and subsequently measured at fair value using a Monte Carlo simulation model.

The Company issued an aggregate of 13,416,667 warrants on Class A ordinary shares in the Initial Public Offering and upon the underwriters’ exercise of their over-allotment option, and issued 6,700,000 Private Placement Warrants. All of the Company’s outstanding warrants are recognized as liabilities in accordance with ASC 815-40. Accordingly, the Company recognized the warrant instruments as liabilities at fair value and adjusted the instruments to fair value at each reporting period.

Income Taxes

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands and the United Kingdom are the Company’s only major tax jurisdictions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from September 7, 2020 (inception) through December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

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The Company is subject to income tax examinations by major taxing authorities since inception. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Central management and control of the Company has been exercised in the United Kingdom since incorporation and accordingly the Company should be treated as tax resident in the United Kingdom from its inception. In accordance with United Kingdom taxation law, income taxes are levied on the Company’s taxable profits at the rate of 19%. Management has determined that certain expenses incurred through December 31, 2020 may be deductible in the United Kingdom, however given the quantum of these expenses, noting the Company’s first tax accounting period will be the period from September 7, 2020 (inception) to September 6, 2021, and given the uncertainty whether future taxable income will arise to the Company which could be offset against such expenses, no provision for income taxes has been made in the period from September 7, 2020 (inception) through December 31, 2020.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying audited financial statements.

Investments Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a) (16) of the Investment Company Act, with a maturity of 185 days or less, classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in the Trust Account in the accompanying statement of operations. The estimated fair values of marketable securities held in the Trust Account are determined using available market information.

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 40,250,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Note 4—Initial Public Offering

On November 23, 2020, the Company consummated its Initial Public Offering of 35,000,000 Units, at an offering price of $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $20.2 million, inclusive of approximately $12.3 million in deferred underwriting commissions. On November 24, 2020, the Underwriters fully exercised the Over-Allotment Option to purchase an additional 5,250,000 Units. On November 27, 2020, the Company completed the sale of the Over-Allotment Units to the Underwriters, generating gross proceeds of approximately $52.5 million, and incurring additional offering costs of approximately $2.9 million in underwriting fees (inclusive of approximately $1.8 million in deferred underwriting commissions).

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

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Note 5—Related Party Transactions

Founder Shares

On September 10, 2020, the Sponsor paid $25,000 to cover certain costs of the Company in consideration of 10,062,500 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). On November 18, 2020, the Sponsor transferred an aggregate of 125,000 Founder Shares to the Company’s independent directors. The Sponsor has agreed to forfeit up to 1,312,500 Founder Shares to the extent that the Over-Allotment Option is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Warrants) after the Initial Public Offering. On November 24, 2020, the Underwriters fully exercised the Over-Allotment Option to purchase the Over- Allotment Units and on November 27, 2020, the Company completed the sale of the Over-Allotment Units to Underwriters in full; thus, these 1,312,500 Class B ordinary shares are no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,000,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of approximately $9.0 million. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. In connection with the underwriters’ full exercise of its Over-Allotment Option, the Company also consummated the sale of an additional 700,000 Private Placement Warrants at $1.50 per warrant, generating total proceeds of approximately $1.1 million (see Note 6).

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 10, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the earlier of March 31, 2021, or the completion of the Initial Public Offering. As of September 30, 2020, the Company had borrowed approximately $61,000 under the Note. Subsequent to September 30, 2020, the Company’s liquidity needs were satisfied with an additional loan of approximately $66,000 from the Sponsor, for a total amount of approximately $127,000 under the Note. The Company repaid the Note in full on December 11, 2020.

Furthermore, on January 15, 2021, the Company entered into a convertible promissory note with Sponsor pursuant to which Sponsor agreed to loan the Company up to an aggregate principal amount of $750,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and due on the earlier of: (i) November 23, 2022 or (ii) the effective date of a Business Combination. Up to $750,000 of the Promissory Note may be converted into warrants to purchase Class A ordinary shares at a conversion price of $1.50 per warrant at the option of Sponsor. If Sponsor elects such conversion, the terms of the warrants issued in connection with such conversion would be identical to the Private Placement Warrants.

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In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company.

Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. The Company has no borrowings outstanding under this agreement to date.

Administrative Support Agreement

Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company began to reimburse the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $10,000 per month. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred approximately $14,000 in expenses in connection with such services during the period from September 7, 2020 (inception) through December 31, 2020 as reflected in the accompanying statement of operations. As of December 31, 2020, $14,000 was due to Sponsor under this agreement.

Forward Purchase Arrangement

On November 18, 2020, the Company entered into a forward purchase agreement with an affiliate of the Sponsor, pursuant to which such affiliate has committed to purchase up to 25,000,000 of the Company’s Class A ordinary shares for $10 per share, or an aggregate amount of up to $250 million, in a private placement that would occur concurrently with the consummation of the initial Business Combination. To the extent that the amounts available from the Trust Account and other financings are sufficient to satisfy the cash requirements related to consummation of the initial Business Combination, the Sponsor’s affiliate may, in its discretion, purchase less than 25,000,000 of the Company’s Class A ordinary shares. Furthermore, the Company is not under any obligation to sell any such shares.

Note 6—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Warrants, 30 days after the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

FIN-41

Underwriting Agreement

The Company granted the Underwriters a 45-day option from the final form prospectus relating to the Initial Public Offering to purchase up to 5,250,000 additional Public Shares to cover over-allotments, at the Initial Public Offering price less the underwriting discounts and commissions. On November 24, 2020, the Underwriters fully exercised the over-allotment option to purchase the Over-Allotment Units and on November 27, 2020, the Company completed the sale of the Over-Allotment Units to Underwriters.

The Underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $8.3 million in the aggregate, paid upon the closing of the Initial Public Offering and consummation of the over-allotment option. In addition, $0.35 per Unit, or approximately $14.1 million in the aggregate will be payable to the Underwriters for deferred underwriting commissions. The deferred fee will become payable to the Underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7—Shareholders’ Equity

Preference Shares—The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 40,250,000 Class A ordinary shares issued and outstanding. Because our Class A ordinary shares can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control, all of the Company’s Class A ordinary shares are classified as temporary equity.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On September 7, 2020, the Company issued 10,062,500 Class B ordinary shares. Of the 10,062,500 Class B ordinary shares outstanding, an aggregate of up to 1,312,500 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the Underwriters’ Over-Allotment Option was not exercised in full or in part, so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Warrants) (See Note 4). On November 24, 2020, the Underwriters fully exercised the over-allotment option to purchase the Over-Allotment Units and on November 27, 2020, the Company completed the sale of the Over-Allotment Units to Underwriters in full; thus, these 1,312,500 Founder Shares are no longer subject to forfeiture.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Warrants) upon the consummation of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

FIN-42

Note 8—Warrant Liabilities

As of December 31, 2020, the Company had 13,416,667 and 6,700,000 Public Warrants and Private Placement Warrants, respectively, outstanding. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The warrants will become exercisable on the later of (a) 30 days after the completion of an initial business combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement, including as a result of a notice of redemption). If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of an initial business combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of an initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder, which we refer to as the “30-day redemption period”; and

•

if, and only if, the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30 day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

FIN-43

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described therein with respect to the Private Placement Warrants):

•	in whole and not in part; and

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares on the redemption date and the “fair market value” of the Company’s Class A ordinary shares; and

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30 trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Company’s Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends.

The Private Placement Warrants are identical to the warrants sold in the Initial Public Offering except that, so long as they are held by its sponsor or its permitted transferees, the Private Placement Warrants are subject to the transfer restrictions, may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of an initial business combination, may be exercised by the holders on a cashless basis and will be entitled to registration rights. If the Private Placement Warrants are held by holders other than its sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in the Initial Public Offering. If the Company does not complete its initial business combination within the required time period, the Private Placement Warrants will expire worthless. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) are not be transferable, assignable or salable until 30 days after the completion of an initial business combination.

Note 9 —Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

FIN-44

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$402,500,000	$—	$—
Liabilities:
Derivative warrant liabilities—Public	$—	$—	$19,588,333
Derivative warrant liabilities—Private	$—	$—	$9,782,000

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from September 7, 2020 (inception) through December 31, 2020.

Level 1 instruments include investments in money market funds and U.S. government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were measured at fair value using a Monte Carlo simulation model both at issuance and as of December 31, 2020. For the period from September 7, 2020 (inception) through December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $3.5 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Public Warrants, prior to being separately listed and traded, and the Private Placement Warrants were determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares warrants based on implied volatility from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk- free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at the initial measurement date:

	As of November 23, 2020	As of November 27, 2020	As of December 31, 2020
Share price	$9.57	$9.63	$9.79
Exercise price	$11.50	$11.50	$11.50
Risk-free interest rate	0.71%	0.67%	0.69%
Volatility	22.0%	22.0%	23.0%
Expected term (years)	5.0	5.0	5.0
Dividend yield	0.0%	0.0%	0.0%

FIN-45

The change in the fair value of the derivative warrant liabilities for the period from September 7, 2020 (inception) through December 31, 2020 is summarized as follows:

Warrant liabilities at September 7, 2020 (inception)	$—
Issuance of Public and Private Warrants at November 23, 2020	22,613,330
Issuance of Public and Private Warrants at November 27, 2020	3,234,000
Change in fair value of warrant liabilities	3,523,003

Warrant liabilities at December 31, 2020	$29,370,333

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements other than the restatement described in Note 2.

FIN-46

Ermenegildo Zegna Holditalia S.p.A.

INTERIM CONDENSED CONSOLIDATED STATEMENT OF PROFIT AND LOSS

for the six months ended June 30, 2021 and 2020

(Unaudited)

		For the six months ended June 30,
(Euro thousands)	Notes	2021	2020

Revenues	6	603,340	402,386
Other income		5,367	5,177
Cost of raw materials and consumables		(161,298)	(104,030)
Purchased, outsourced and other costs		(138,019)	(117,622)
Personnel costs		(160,201)	(139,771)
Depreciation, amortization and impairment of assets	7	(78,605)	(89,043)
(Write downs)/Reversal of write downs and other provisions	8	(3,174)	1,812
Other operating costs		(15,664)	(20,140)

Operating Profit/(Loss)		51,746	(61,231)
Financial income	9	32,531	13,388
Financial expenses	9	(16,685)	(24,105)
Exchange losses	9	(2,728)	(3,190)
Result from investments accounted for using the equity method	10	(346)	(3,286)
Impairments of investments accounted for using the equity method	10	—	(3,681)

Profit/(Loss) before taxes		64,518	(82,105)
Income taxes	11	(32,284)	(5,650)

Profit/(Loss) for the period		32,234	(87,755)
Attributable to:
Shareholders of the Parent Company		28,157	(86,707)
Non-controlling interests		4,077	(1,048)

Basic earnings per share in Euro	12	6.98	(21.51)
Diluted earnings per share in Euro	12	6.95	(21.51)

Basic weighted average number of shares outstanding	12	4,031,611	4,030,986
Diluted weighted average number of shares outstanding	12	4,050,302	4,030,986

The accompanying notes are an integral part of these Interim Condensed Consolidated Financial Statements.

FIN-47

Ermenegildo Zegna Holditalia S.p.A.

INTERIM CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

for the six months ended June 30, 2021 and 2020

(Unaudited)

		For the six months ended June 30,
(Euro thousands)	Notes	2021	2020

Profit/(Loss) for the period		32,234	(87,755)
Other comprehensive income/(loss)
Items that will be subsequently reclassified to the statement of profit and loss
Foreign currency exchange differences arising from the translation of foreign operations		15,163	(2,493)
Net (loss)/gain from cash flow hedges		(1,742)	741
Net gain from financial instruments measured at fair value		310	—
Items that will not be subsequently reclassified to the statement of profit and loss
Net actuarial gain from defined benefit plans		339	83

Total other comprehensive income/(loss)	18	14,070	(1,669)

Total comprehensive income/(loss) for the period		46,304	(89,424)
Attributable to:
Shareholders of the Parent Company		42,226	(88,348)
Non-controlling interests		4,078	(1,076)

The accompanying notes are an integral part of these Interim Condensed Consolidated Financial Statements.

FIN-48

Ermenegildo Zegna Holditalia S.p.A.

INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

at June 30, 2021 and December 31, 2020

(Unaudited)

(Euro thousands)	Notes	At June 30, 2021	At December 31, 2020

Assets
Non-current assets
Intangible assets		400,303	387,847
Property plant and equipment		112,789	244,127
Right-of-use assets	13	317,579	351,646
Investments at equity method	10	20,084	21,360
Deferred tax assets		79,111	71,901
Investment property		—	49,754
Other non-current financial assets		42,427	49,263

Total non-current assets		972,293	1,175,898
Current assets
Inventories	14	335,141	321,471
Trade receivables		145,434	138,829
Derivative financial instruments	15	1,713	11,848
Tax receivables		8,409	15,611
Other current financial assets	16	373,330	350,163
Other current assets		74,674	66,718
Cash and cash equivalents		285,937	317,291

		1,224,638	1,221,931
Assets held for sale or distribution	17	271,573	17,225

Total current assets		1,496,211	1,239,156

Total assets		2,468,504	2,415,054

Liabilities and Equity
Share capital	18	4,300	4,300
Retained earnings	18	925,475	893,236
Other reserves	18	(270,384)	(295,772)

Equity attributable to shareholders of the Parent Company		659,391	601,764
Equity attributable to non-controlling interest		44,289	43,270

Total equity		703,680	645,034
Non-current liabilities
Non-current borrowings	19	533,282	558,722
Other non-current financial liabilities	20	168,215	220,968
Non-current lease liabilities	21	315,705	314,845
Non-current provisions for risks and charges		38,795	39,956
Employee benefits		24,315	29,347
Deferred tax liabilities		49,157	70,728

Total non-current liabilities		1,129,469	1,234,566
Current liabilities
Current borrowings	19	182,242	106,029
Other current financial liabilities	20	11,276	—
Current lease liabilities	21	62,672	92,842
Derivative financial instruments	15	9,372	13,192
Current provisions for risks and charges		8,707	8,325
Trade payables and customer advances		190,795	188,342
Tax liabilities		25,631	33,362
Other current liabilities		100,200	76,637

		590,895	518,729
Liabilities held for sale or distribution	17	44,460	16,725

Total current liabilities		635,355	535,454

Total equity and liabilities		2,468,504	2,415,054

The accompanying notes are an integral part of these Interim Condensed Consolidated Financial Statements.

FIN-49

Ermenegildo Zegna Holditalia S.p.A.

INTERIM CONDENSED CONSOLIDATED CASH FLOW STATEMENT

for the six months ended June 30, 2021 and 2020

(Unaudited)

	For the six months ended June 30,
(Euro thousands)	2021	2020
Operating activities
Profit/(Loss) for the period	32,234	(87,755)
Income taxes	32,284	5,650
Depreciation, amortization and impairment of assets	78,605	89,043
Financial income	(32,531)	(13,388)
Financial costs	16,685	24,105
Exchange losses	2,728	3,190
Write downs/(Reversals) of write downs and other provisions	3,174	(1,812)
Write downs of the provision for obsolete inventory	17,096	25,457
Result from investments accounted for using the equity method	346	3,286
Impairments of investments accounted for using the equity method	—	3,681
Losses arising from the sale of fixed assets	799	340
Other non-cash expenses/(income), net	2,357	(16,012)
Change in inventories	(36,108)	(47,756)
Change in trade receivables	(7,052)	49,403
Change in trade payables including customer advances	(1,583)	(57,734)
Change in other operating assets and liabilities	30,867	(12,230)
Interest paid	(8,293)	(11,828)
Income taxes paid	(40,737)	(20,034)

Net cash flows from/(used in) operating activities	90,871	(64,394)
Investing activities
Payments for property plant and equipment	(16,996)	(10,178)
Proceeds from disposals of property plant and equipment	2,792	1,125
Payments for intangible assets	(7,571)	(7,288)
Proceeds from disposals of non-current financial assets	—	41,522
Payments for purchases of non-current financial assets	(8,750)	—
Proceeds from disposals of current financial assets and derivative instruments	43,719	139,053
Payments for acquisitions of current financial assets and derivative instruments	(57,197)	(100,669)
Advances for investments	(42,259)	—
Business combinations, net of cash acquired	(3,024)	(1,710)

Net cash flows (used in)/from investing activities	(89,286)	61,855
Financing activities
Proceeds from borrowings	63,531	270,469
Repayments of borrowings	(13,124)	(208,124)
Payments of lease liabilities	(49,650)	(48,435)
Payments for acquisition of non-controlling interests	(30,653)	—
Sales of treasury shares	2,946	—
Acquisitions of treasury shares	(384)	—
Dividends paid to non-controlling interest	(548)	—

Net cash flows (used in)/from financing activities	(27,882)	13,910

Effects of exchange rate changes on cash and cash equivalents	2,763	(1,396)

Net (decrease)/increase in cash and cash equivalents	(23,534)	9,975

Cash and cash equivalents at the beginning of the period	317,291	210,626
Cash and cash equivalents at the end of the period included within assets held for sale	(7,820)	—
Cash and cash equivalents at the end of the period	285,937	220,601

The accompanying notes are an integral part of these Interim Condensed Consolidated Financial Statements.

FIN-50

Ermenegildo Zegna Holditalia S.p.A.

INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

for the six months ended June 30, 2021 and 2020

(Unaudited)

				Other comprehensive income
(Euro thousands)	Share capital	Retained earnings	Other reserves	Currency translation difference	Cash flow hedge reserve	Remeasurement of defined benefit plans	Financial assets at FVOCI reserve	Total equity attributable to shareholders of the Parent Company	Total equity attributable to non-controlling interests	Total equity
At December 31, 2020	4,300	893,236	(269,871)	(24,660)	(2,225)	741	243	601,764	43,270	645,034
Profit/(Loss) for the period	—	28,157	—	—	—	—	—	28,157	4,077	32,234
Other comprehensive income/(loss)	—	—		15,139	(1,715)	335	310	14,069	1	14,070
Dividends	—	—	—	—	—	—	—	—	(548)	(548)
Sale of treasury shares, net	—	—	2,562	—	—	—		2,562	—	2,562
Acquisition of non-controlling interests	—	4,037	—	—	—	—	—	4,037	(4,037)	—
Share-based payments	—	—	8,757	—	—	—	—	8,757	—	8,757
Other changes	—	45	—	—	—	—	—	45	1,526	1,571

At June 30, 2021	4,300	925,475	(258,552)	(9,521)	(3,940)	1,076	553	659,391	44,289	703,680

				Other comprehensive income
(Euro thousands)	Share capital	Retained earnings	Other reserves	Currency translation difference	Cash flow hedge reserve	Remeasurement of defined benefit plans	Financial assets at FVOCI reserve	Total equity attributable to shareholders of the Parent Company	Total equity attributable to non-controlling interests	Total equity
At December 31, 2019	4,300	944,489	(268,927)	11,614	(2,862)	202	(44)	688,772	40,982	729,754
Profit/(Loss) for the period	—	(86,707)	—	—	—	—	—	(86,707)	(1,048)	(87,755)
Other comprehensive income/(loss)	—	—	—	(2,466)	722	103	—	(1,641)	(28)	(1,669)
Other changes	—	(268)	—	—	—	—	—	(268)	232	(36)

At June 30, 2020	4,300	857,514	(268,927)	9,148	(2,140)	305	(44)	600,156	40,138	640,294

The accompanying notes are an integral part of these Interim Condensed Consolidated Financial Statements.

FIN-51

Ermenegildo Zegna Holditalia S.p.A.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

at and for the six months ended June 30, 2021 and 2020

1.	General information

Ermenegildo Zegna Holditalia S.p.A. (the “Company” or “Parent Company”) is the holding company of the Ermenegildo Zegna Group (hereinafter also “Zegna” or the “Group”) and is incorporated as a joint-stock company in Italy under Italian law. The address of the Company’s registered office is Viale Roma 99/100, Valdilana (Biella), Italy.

Zegna is a leading global luxury group, internationally recognized for the distinctive heritage of craftsmanship and design associated with the Zegna and Thom Browne brands and the noble fabrics and fibers of its in-house luxury textile and knitwear business. Since its foundation in 1910 through Lanificio Ermenegildo Zegna e Figli S.p.A. in Valdilana (BI), Italy, Zegna has expanded beyond luxury textile production to ready-to-wear products and accessories to become a highly recognized luxury lifestyle group. The Group designs, manufactures, markets and distributes luxury menswear, footwear, leather goods and other accessories under the Zegna and the Thom Browne brands, and luxury womenswear and childrenswear under the Thom Browne brand. The Group’s product range is complemented by eyewear, cufflinks and jewelry, watches, underwear and beachwear manufactured by third parties under licenses. The Group’s business covers the entire value chain as a result of its design, manufacturing and distribution business and the Group has a significant international presence through the retail channel, consisting of directly operated single-brand stores (“Directly Operated Stores” or “DOS”) and online stores, as well as through the wholesale channel, represented by multi-brand stores, luxury department stores and major international airports.

2.	Basis of preparation

Statement of compliance with IFRS

These interim condensed consolidated financial statements of Ermenegildo Zegna Holditalia S.p.A. (the “Unaudited Interim Condensed Consolidated Financial Statements”) have been prepared in compliance with IAS 34 - Interim Financial Reporting (“IAS 34”). The Interim Condensed Consolidated Financial Statements should be read in conjunction with the Group’s consolidated financial statements at and for the year ended December 31, 2020 (the “Consolidated Financial Statements”), which have been prepared in compliance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The accounting policies adopted are consistent with those applied in the Consolidated Financial Statements, except as described in the section “New Standards and Amendments issued by the IASB and applicable to the Ermenegildo Zegna Group from January 1, 2021”.

These Interim Condensed Consolidated Financial Statements were approved and authorized for issue by the Board of Directors of Ermenegildo Zegna Holditalia S.p.A. on October 30, 2021.

These Interim Condensed Consolidated Financial Statements include the interim condensed consolidated statement of profit and loss, interim condensed consolidated statement of comprehensive income, interim condensed consolidated statement of financial position, interim condensed consolidated cash flow statement, interim condensed consolidated statement of changes in equity and the accompanying notes.

The Interim Condensed Consolidated Financial Statements are presented in Euro, which is the functional currency of the Company, and amounts are stated in thousands of Euros, unless otherwise indicated.

The Interim Condensed Consolidated Financial Statements have been prepared on a going concern basis and applying the historical cost method, modified as required for certain financial assets and liabilities (including derivative instruments), which are measured at fair value, and assets held for sale, which are measured at the lower of carrying amount and fair value less costs to sell in accordance with IFRS 5 - Non-current assets held for sale and discontinued operations (“IFRS 5”).

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The preparation of the Interim Condensed Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities as well as the disclosure of contingent liabilities. If in the future such estimates and assumptions, which are based on management’s best judgment at the date of these Interim Condensed Consolidated Financial Statements, deviate from the actual circumstances, the original estimates and assumptions will be modified as appropriate in the period in which the circumstances change. Reference should be made to the section “Use of estimates” in the Consolidated Financial Statements for a detailed description of the more significant valuation procedures used by the Group in preparing its consolidated financial statements. Moreover, in accordance with IAS 34, certain valuation procedures, in particular those of a more complex nature regarding matters such as any impairment of non-current assets, are only carried out in full during the preparation of the annual consolidated financial statements, other than in the event that there are indications of impairment, in which case an immediate assessment is performed. Similarly, the actuarial valuations that are required for the determination of employee benefit provisions are also usually carried out during the preparation of the annual consolidated financial statements, except in the event of significant market fluctuations, or significant plan amendments, curtailments or settlements.

3.	Summary of significant accounting policies

New Standards and Amendments issued by the IASB and applicable to the Ermenegildo Zegna Group from January 1, 2021

The Group adopted a package of amendments to IFRS 9 – Financial Instruments (“IFRS 9”), IAS 39 – Financial Instruments: Recognition and Measurement (“IAS 39”), IFRS 7 – Financial Instruments: Disclosures (“IFRS 7”), IFRS 4 – Insurance Contracts” (“IFRS 4”) and IFRS 16 – Leases (“IFRS 16”) in response to the ongoing reform of inter-bank offered rates (IBOR) and other interest rate benchmarks. The amendments are aimed at helping companies provide investors with useful information about the effects of the reform on a company’s financial statements. These amendments complement amendments issued in 2019 and focus on the effects on financial statements when a company replaces the old interest rate benchmark with an alternative benchmark rate as a result of the reform. The new amendments relate to:

•

changes to contractual cash flows – a company will not be required to derecognize or adjust the carrying amount of financial instruments for changes required by the interest rate benchmark reform, but will instead update the effective interest rate to reflect the change to the alternative benchmark rate;

•

hedge accounting – a company will not have to discontinue its hedge accounting solely because it makes changes required by the interest rate benchmark reform if the hedge meets other hedge accounting criteria; and

•

disclosures – a company will be required to disclose information about new risks that arise from the interest rate benchmark reform and how the company manages the transition to alternative benchmark rates.

There was no effect from the adoption of these amendments.

The Group adopted the amendments to IFRS 4 which defer the expiry date of the temporary exemption from applying IFRS 9 to annual periods beginning on or after January 1, 2023. There was no effect from the adoption of these amendments.

The Group adopted the amendments to IFRS 16 for COVID-19-related rent concessions beyond 30 June 2021. The amendment permits lessees, as a practical expedient, not to assess whether particular rent concessions occurring as a direct consequence of the COVID-19 pandemic are lease modifications and instead to account for those rent concessions as if they are not lease modifications, thus giving the possibility to the lessees to recognize the entire economic benefit of such discounts immediately through profit or loss. The Board has therefore extended the practical expedient by 12 months – i.e. permitting lessees to apply it to rent concessions for which any reduction in lease payments affects only payments originally due on or before June 30, 2022.

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As a result of the above, the interim condensed consolidated statement of profit or loss for the six months ended June 30, 2021 includes a total of Euro 6,003 thousand of COVID-19-related rent concessions (Euro 15,874 thousand for the six months ended June 30, 2020), representing the reduction of lease payments resulting from the concessions agreed.

New standards and amendments not yet effective

The standards and amendments issued by the IASB and not yet effective as of June 30, 2021 are described in Note 3 - Summary of significant accounting policies of the annual consolidated financial statement. At the date of these Interim Condensed Consolidated Financial Statements, the Group is in the process of analyzing and assessing the potential impacts from the adoption of the new standards and amendments.

Scope of consolidation

The following changes in the scope of consolidation of the Group occurred during the six months ended June 30, 2021:

•

On January 14, 2021, the Company sold 70% of its equity stake in Agnona S.r.l. (“Agnona”) to a related party, maintaining an equity stake and a joint control, and as a result Agnona was deconsolidated from the beginning of the year;

•

On June 1, 2021 the Group purchased an additional 5% of Thom Browne, based on the first tranche of the put option, for a total consideration of USD 37,400 thousand (Euro 30,653 thousand), following which the Group owns 90% of the Thom Browne group. As a result, the Group derecognized a portion of the liability for the written put option on non-controlling interests in the amount of Euro 51,328 thousand and recognized a corresponding gain within finance income in the interim condensed consolidated statement of profit and loss in the amount of Euro 20,675 thousand. Additionally, the equity attributable to non-controlling interests was reduced by Euro 4,037 thousand with an offsetting increase to equity attributable to shareholders of the Parent Company;

•	On June 4, 2021 the Group purchased 60% of the shares of Tessitura Ubertino following which Tessitura Ubertino was consolidated by the Group. See Note 4 below for additional details.

4.	Business combinations

A summary of the Group’s material business combinations for the six months ended June 30, 2021 is provided below. There were no material business combinations for the six months ended June 30, 2020. All business combinations have been recognized in accordance with IFRS 3.

2021

Acquisition of Tessitura Ubertino

On June 4, 2021 the Group acquired 60% of Tessitura Ubertino, a company active in the textile business. As a result of acquisition, the Group has expanded its textile activities and product offering. Details of the purchase consideration, the net assets acquired and goodwill are as follows:

(Euro thousands)	At acquisition date
Consideration paid	4,680
Consideration payable to the seller	1,200
Contingent consideration	1,170

Total consideration	7,050

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A portion of the consideration for the acquisition, amounting to Euro 1,170 thousand, will be payable in cash (50% in July 2021 and 50% in 2022) if Tessitura Ubertino achieves certain predetermined operating performance targets. The contingent consideration was recognized within other current liabilities at June 30, 2021.

The assets and liabilities recognised as a result of the acquisition are as follows:

(Euro thousands)	Fair value at acquisition date
Cash and cash equivalents	2,366
Trade receivables	1,681
Inventories	1,564
Other current assets	625
Property, plant and equipment and right-of-use assets	641
Account payables	(1,872)
Other current liabilities	(720)
Employee benefits	(272)

Net identifiable assets acquired	4,013

Less: Non-controlling interests	(1,605)

Goodwill	4,642

Net assets acquired including goodwill	7,050

The fair value of the acquired assets and liabilities is provisional pending receipt of the final valuations. Preliminary goodwill arising from the acquisition of Euro 4,642 thousand is attributable to the expected synergies from combining operations of the acquiree and the acquirer or other factors. Any adjustments deriving from the completion of the fair value measurement process of the assets and liabilities acquired will be recognized within twelve months from the acquisition date as permitted by IFRS 3. The goodwill is not deductible for tax purposes. Minor acquisition-related costs were expensed in the interim consolidated statement of profit and loss.

The Group elected to recognize non-controlling interests at its proportionate share of the acquired net identifiable assets.

The details of the net cash outflows related to the acquisition are shown below:

(Euro thousands)	At acquisition date
Consideration paid	(4,680)
Cash and cash equivalents acquired	2,366

Net cash outflow - Investing activities	(2,314)

Tessitura Ubertino contributed revenues of Euro 775 thousand and net profit of Euro 51 thousand to the Group for the period from June 4, 2021 (the acquisition date) to June 30, 2021. If the acquisition had occurred on January 1, 2021, the interim condensed consolidated statement of profit and loss would have included additional revenues for Euro 4,565 thousand and profit for Euro 724 thousand.

Dondi

During the six months ended June 30, 2021 the Group paid contingent consideration of €710 thousand relating to the acquisition of Gruppo Dondi S.p.A. (“Dondi”), which was completed in July 2019 based on the achievement of certain predetermined performance targets by Dondi.

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5.	Segment reporting

The Group has determined the operating segments based on the reports reviewed by the Board of Directors, which is considered the Chief Operating Decision Maker (“CODM”) as defined under IFRS 8 – Operating Segments (“IFRS 8”), for the purposes of allocating resources and assessing the performance of the Group. The Group is organized in two operating and reportable segments, based on a brand perspective, as described below:

1)	Zegna Segment - Includes all activities related to the Zegna Branded Products, Textile and Strategic Alliances product lines.

2)	Thom Browne Segment - Includes all activities related to the Thom Browne brand.

Adjusted Earnings Before Interest and Taxes (“Adjusted EBIT”) was the key profit measure used by the CODM to assess performance and allocate resources to the Group’s operating segments, as well as to analyze operating trends, perform analytical comparisons and benchmark performance between periods and among the segments. Adjusted EBIT is defined as profit or loss before income taxes, financial income, financial expenses, exchange gains/(losses), result from investments accounted for using the equity method and impairments of investments accounted for using the equity method, adjusted for income and costs which are significant in nature and that management considers not reflective of ongoing operational activities.

Transactions between segments are processed at arm’s length and primarily relate to intersegment sale. No allocations of common costs are made across the segments.

No measures of assets or liabilities by segment are reported to the CODM. Therefore, the related information is not provided. The following tables summarize selected financial information by segment for the six months ended June 30, 2021 and 2020.

(Euro thousands)	For the six months ended June 30, 2021
	Zegna	Thom Browne	Intercompany eliminations	Group Consolidated

Revenues with third parties	461,122	142,218	—	603,340
Inter-segment revenues	4,777	335	(5,112)	—

Revenues	465,899	142,553	(5,112)	603,340

Depreciation and amortization	(67,523)	(6,821)		(74,344)

Adjusted EBIT	38,984	27,829		66,813
Impairment of property, plant and equipment, right-of-use assets and intangible assets				(4,261)
Severance indemnities and provision for severance expenses				(6,642)
Agnona disposal (see Note 8)				(4,164)

Financial income				32,531
Financial expenses				(16,685)
Exchange losses				(2,728)
Result from investments accounted for using the equity method				(346)
Profit before taxes				64,518

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(Euro thousands)	For the six months ended June 30, 2020
	Zegna	Thom Browne	Intercompany eliminations	Group Consolidated

Revenues with third parties	339,400	62,986	—	402,386
Inter-segment revenues	2,924	212	(3,136)	—

Revenues	342,324	63,198	(3,136)	402,386

Depreciation and amortization	(78,725)	(6,121)	—	(84,846)

Adjusted EBIT	(52,730)	749		(51,981)
Donations related to the COVID-19 pandemic				(4,457)
Impairment of property, plant and equipment, right-of-use assets and intangible assets				(4,197)
Severance indemnities and provision for severance expenses				(596)

Financial income				13,388
Financial expenses				(24,105)
Exchange losses				(3,190)
Result from investments accounted for using the equity method				(3,286)
Impairments of investments accounted for using the equity method				(3,681)

Loss before taxes				(82,105)

6.	Revenues

Zegna generates revenues primarily from the sale of its products (net of returns and discounts), from fees for services provided and from royalties received from third parties and licensees.

The following table provides a breakdown of revenues by product line:

	For the six months ended June 30,
(Euro thousands)	2021	2020

Zegna branded products	376,182	250,705
Thom Browne	142,219	62,986
Textile	44,478	44,854
Strategic alliances	32,901	34,546
Agnona	323	3,584
Other	7,237	5,711

Total revenues	603,340	402,386

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The following table provides a breakdown of revenues by sales channel:

	For the six months ended June 30,
(Euro thousands)	2021	2020

Direct to Consumer (DTC)	378,548	237,108

Wholesale Zegna Branded Products and Thom Browne	139,853	76,583
Wholesale Strategic Alliances and Textile	77,379	79,400
Wholesale Agnona	323	3,584
Total Wholesale	217,555	159,567

Other	7,237	5,711

Total revenues	603,340	402,386

The following table provides a breakdown of revenues by geographic area:

	For the six months ended June 30,
(Euro thousands)	2021	2020

EMEA (1)	182,531	132,368
of which Italy	84,682	51,272
of which UK	14,295	14,662
North America (2)	70,701	55,742
of which United States	65,074	50,483
Latin America (3)	7,118	3,598
APAC (4)	340,875	208,891
of which Greater China Region	288,571	159,357
of which Japan	24,501	26,950
Other (5)	2,115	1,787

Total revenues	603,340	402,386

(1)

EMEA includes EU countries, the United Kingdom, Switzerland, the countries of the Balkan Peninsula, Eastern Europe countries and Scandinavian countries not belonging to the EU, Russia, former Soviet Republics, Turkey, Middle Eastern countries and Africa.

(2)	North America includes the United States of America and Canada.
(3)	Latin America includes Mexico, Brazil and other Central and South American countries.
(4)	APAC includes the Greater China Region, Japan, South Korea, Thailand, Malaysia, Vietnam, Indonesia, Philippines, Australia, New Zealand, India and other Southeast Asian countries.
(5)	Other revenues mainly include royalties and certain sales of old season products.

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7.	Depreciation, amortization and impairment of assets

The following table provides a breakdown for depreciation, amortization and impairment of assets:

	For the six months ended June 30,
(Euro thousands)	2021	2020

Depreciation and amortization	(74,344)	(84,846)
Of which:
Right-of-use assets	(50,890)	(56,411)
Property, plant and equipment and investment property	(18,766)	(22,657)
Intangible assets with a finite useful life	(4,688)	(5,778)

Impairment	(4,261)	(4,197)
Of which:
Right-of-use assets	(3,893)	(3,732)
Property, plant and equipment	(353)	(445)
Intangible assets	(15)	(20)

Total depreciation, amortization and impairment of assets	(78,605)	(89,043)

Impairments of right-of-use assets in both periods are primarily related to stores in Hong Kong that are part of the Zegna Segment, due to the ongoing developments in the area that could affect future cash flow generation.

8.	(Write downs)/Reversal of write downs and other provisions

The following table provides a breakdown for (write downs)/reversal of write downs and other provisions:

	For the six months ended June 30,
(Euro thousands)	2021	2020

Loss allowance on trade receivables	(179)	(79)
Provision for legal expenses	(276)	354
Provision for restoration obligations for leased stores	316	(169)
Agnona disposal and write downs	(4,164)	—
Other provisions	1,129	1,706

Total (write downs)/reversal of write downs and other provisions	(3,174)	1,812

Agnona disposal and write downs includes Euro 4,020 thousand related to losses incurred by Agnona subsequent to the Group’s sale of a majority stake in Agnona in January 2021, for which the Group is required to compensate Agnona in accordance with the terms of the related sale agreement, as well as Euro 144 thousand relating to the write down of the Group’s remaining 30% stake in Agnona. Other provisions for both periods include releases of previously recognized provisions.

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9.	Financial income, financial expenses and exchange losses

The following table provides a breakdown for financial income, financial expenses and exchange losses:

	For the six months ended June 30,
(Euro thousands)	2021	2020
Financial income
Options - Changes in fair value	20,675	7,768
Fixed-income securities	9,535	2,906
Interest on financial other assets	1,110	1,752
Interest on financial receivables/loans	972	635
Other financial income	239	327

Total financial income	32,531	13,388

Financial expenses
Options - Changes in fair value	(5,293)	(922)
Hedging operations	(1,836)	(4,520)
Interest and financial charges for lease liabilities	(4,552)	(5,671)
Fixed-income securities	(1,315)	(9,165)
Interest on bank loans and overdrafts	(1,416)	(1,883)
Interest expenses on interest rate swaps	(1,051)	(977)
Derivative financial instruments	(873)	(539)
Other financial expenses	(349)	(428)

Total financial expenses	(16,685)	(24,105)

Exchange losses	(2,728)	(3,190)

Financial income and financial expenses relating to options represent the fair value changes during the period in the value of the put options owned by the non-controlling interests in the Group’s investments in the Thom Browne Group, Gruppo Dondi S.p.A. and Lanificio Ermenegildo Zegna e Figli S.p.A., as well as the remeasurement of cash-settled share-based payments. See Note 20 - Other non-current financial liabilities for further details. For the six months ended June 30, 2021, financial income relating to options related to a gain of Euro 20,675 thousand recognized following the purchase of an additional 5% of the Thom Browne Group on June 1, 2021, as further described in Note 20. The put option relating to the remaining 10% of non-controlling interest was remeasured at fair value at June 30, 2021, resulting in an increase in the liability and financial expenses of Euro 1,441 thousand. Financial expenses relating to options also include Euro 3,522 thousand related to the Lanificio Ermenegildo Zegna e Figli S.p.A. put option. For the six months ended June 30, 2020, financial income relating to options primarily relates to the Lanificio Ermenegildo Zegna e Figli S.p.A. put option.

10.	Investments at equity method

The Group’s ownership percentages and the carrying value of investments accounted for using the equity method were as follows:

(Euro thousands)	Pelletteria Tizeta S.r.l.	Tom Ford International LLC	Achill Station Pty Ltd	Total investments at equity method
At December 31, 2020	2,888	18,000	472	21,360
Additions	—	—	77	77
Net income /(loss)	176	(522)	—	(346)
Translation differences	—	(458)	(30)	(488)
Reclassification to held for sale	—	—	(519)	(519)

At June 30, 2021	3,064	17,020	—	20,084

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11.	Income taxes

The following table provides a breakdown for income taxes:

	For the six months ended June 30,
(Euro thousands)	2021	2020
Current taxes	(22,973)	(6,168)
Deferred taxes	(9,311)	518

Income taxes	(32,284)	(5,650)

Income taxes for the six months ended June 30, 2020 include a benefit of Euro 1,144 thousand from the application of the Patent Box tax regime for certain trademarks, designs and models in the Group’s portfolio. The request for renewal of the Patent Box tax regime in 2021 was sent to the Italian tax authority and the outcome is pending at June 30, 2021.

The effective tax rate, excluding IRAP was 48.9 percent for the six months ended June 30, 2021 compared to -6.3 percent for the six months ended June 30, 2020 (total effective tax rate was 50.0 percent for the six months ended June 30, 2021 compared to -6.9 percent for the six months ended June 30, 2020).

Italian Regional Income Tax (“IRAP”) for the six months ended June 30, 2021 and 2020 amounted to Euro 725 thousand and Euro 459 thousand, respectively. IRAP is calculated on a measure of income defined by the Italian Civil Code as the difference between operating revenues and costs, before financial income and expense, the cost of fixed term employees, credit losses and any interest included in lease payments. IRAP is calculated using financial information prepared under Italian accounting standards. For each of the six months ended June 30, 2021 and 2020 the applicable IRAP rate was 5.57 percent for the Parent Company and 3.9 percent for the other Italian entities of the Group.

12.	Earnings per share

Basic and diluted earnings per share were calculated as the ratio of net profit or (loss) attributable to the shareholders of the Parent Company by the weighted average number of outstanding shares (basic and diluted) of the Company.

The following table summarizes the amounts used to calculate basic and diluted earnings per share:

	For the six months ended June 30,
(Euro thousands)	2021	2020
Profit/(Loss) for the period attributable to shareholders of the Parent Company	28,157	(86,707)
Basic weighted average number of shares outstanding	4,031,611	4,030,986
Diluted weighted average number of shares outstanding	4,050,302	4,030,986

Basic earnings per share in Euro	6.98	(21.51)
Diluted earnings per share in Euro	6.95	(21.51)

The diluted weighted average number of shares outstanding was increased in 2021 to take into consideration the theoretical effect of the potential common shares relating to equity awards granted by the Group.

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13.	Right-of-use assets

The following table provides a breakdown for right-of-use assets:

(Euro thousands)	Land and buildings	Industrial and commercial equipment	Plant and machinery	Other tangible assets	Total
Historical cost at December 31, 2020	636,332	705	326	6,399	643,762
Additions	33,439	—	—	412	33,851
Disposals	(31,462)	(114)	(155)	(898)	(32,629)
Exchange differences	14,347	—	—	(21)	14,326
Reclassifications to assets held for sale	(18,837)	—	—	(26)	(18,863)

Historical cost at June 30, 2021	633,819	591	171	5,866	640,447

Accumulated amortization at December 31, 2020	(288,455)	(437)	(162)	(3,062)	(292,116)
Amortization	(49,922)	(82)	(55)	(831)	(50,890)
Impairment	(3,893)	—	—	—	(3,893)
Disposals	27,863	114	155	872	29,004
Exchange differences	(7,405)	—	—	7	(7,398)
Reclassifications to assets held for sale	2,406	—	—	19	2,425

Accumulated amortization at June 30, 2021	(319,406)	(405)	(62)	(2,995)	(322,868)

Carrying amount at:
December 31, 2020	347,877	268	164	3,337	351,646
June 30, 2021	314,413	186	109	2,871	317,579

The Group leases various retail stores, warehouses, equipment and vehicles. Rental contracts are typically made for fixed periods of 1 year to 15 years but may have extension options. Contracts may contain both lease and non-lease components. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Extension options in a range of 1 years to 10 years are included in a number of property leases across the Group. These are used to maximise operational flexibility in terms of managing the assets used in the Group’s operations. Such extension options are exercisable only by the Group and not by the respective lessor. Other tangible assets mainly refer to vehicles.

For the six months ended June 30, 2021 and 2020 impairments were recognized for an amount of Euro 3,893 thousand and Euro 3,732 thousand, respectively, primarily related to leased stores in Hong Kong that are part of the Zegna Segment, due to the ongoing developments in the region that could affect future cash flow generation.

14.	Inventories

The following table provides a breakdown for inventories:

(Euro thousands)	At June 30, 2021	At December 31, 2020
Raw materials, ancillary materials and consumables	45,656	38,127
Work-in-progress and semi-finished products	50,158	42,466
Finished goods	239,327	240,878

Total inventories	335,141	321,471

The amount of inventory write-downs recognized primarily within the cost of raw materials and consumables during the six months ended June 30, 2021 and 2020 was Euro 25,075 thousand and Euro 30,036 thousand, respectively.

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15.	Derivative financial instruments

The following table provides a breakdown of the Group’s outstanding hedges at June 30, 2021 and December 31, 2020

	At June 30, 2021			At December 31, 2020
(Euro thousands)	Notional Amount	Positive Fair Value	Negative Fair Value	Notional Amount	Positive Fair Value	Negative Fair Value
Foreign currency exchange risk
Forward contracts	491,144	1,713	(5,189)	347,679	11,848	(4,918)
Interest rate risk
Interest rate swaps	320,000	—	(4,183)	274,336	—	(5,515)

Total derivatives – Hedging	811,144	1,713	(9,372)	622,015	11,848	(10,433)
Elah Dufour Option	—	—	—	—	—	(2,759)

Total trading derivatives	—	—	—	—	—	(2,759)

Total derivatives instruments - Asset/(Liabilities)	811,144	1,713	(9,372)	622,015	11,848	(13,192)

The Group enters into certain derivative contracts in the course of its risk management activities, primarily to hedge the interest rate risk on its borrowings and the currency risk on sales made in currencies other than the Euro. The Company only enters into these contracts for hedging purposes as the Group’s financial management policy does not permit trading in financial instruments for speculative purposes. Derivatives are measured at fair value at each reporting date by taking as a reference the applicable foreign currency exchange rates or the interest rates and yield curves observable at commonly quoted intervals.

The Company entered into a purchase agreement of the investment held in Elah Dufour S.p.A. (“Elah Dufour”) that provides for a cross-linked put-call option (the “Elah Dufour Option”), which allows the Group to acquire up to 5% of the share capital of Elah Dufour and the other shareholders to sell their shares up to a maximum of 5% of the share capital of Elah Dufour. The strike price of the put option by the shareholders is contractually established and the consideration is linked to a non-IFRS measure (EBITDA) and to the net financial position of the subsidiary. At June 30, 2021 the investment was classified as held for sale.

Fair values

The reported amount of derivative instruments, whether assets or liabilities, reflects their fair value at the reporting date.

The carrying amount of cash and cash equivalents, financial assets and trade receivables, as adjusted for impairment where necessary as required by IFRS 9, approximates their estimated realizable value and their fair value. Lease liabilities are reported at present value, while all of the other financial liabilities recorded at amortized cost approximate fair value.

The investment in Elah Dufour (recorded within other non-current financial assets in the tables below) was measured at fair value using a multiple approach, with the support of an independent expert, considering EBITDA of the most recent three years and a multiple of 10, as well as a discount for lack of control and illiquidity. At June 30, 2021 the investment was classified as held for sale.

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Categories of financial assets and liabilities according to IFRS 7

The following table provides a breakdown of financial assets by category at June 30, 2021:

Financial assets

	At June 30, 2021
(Euro thousands)	Financial assets					Fair value Level
	FVPL	FVOCI	Amortized cost	Total	Note	1	2	3
Derivative financial instruments	—	1,713	—	1,713	15	—	1,713	—
Cash and cash equivalents	—	—	285,937	285,937		—	285,937	—
Trade receivables	—	—	145,434	145,434		—	145,434	—
Other non-current financial assets	3,384		39,043	42,427		—	39,043	3,384
Other current financial assets (*)	347,670	25,660	—	373,330	16	26,948	161,605	184,777

Financial assets	351,054	27,373	470,414	848,841		26,948	633,732	188,161

(*)	The following table provides an additional breakdown of other current financial assets by category at June 30, 2021:

	At June 30, 2021
(Euro thousands)	Other current financial assets				Fair value Level
	FVPL	FVOCI	Amortized cost	Total	1	2	3
Directional hedge funds	18,218	—	—	18,218	—	11,054	7,164
Equity	26,159	—	—	26,159	1,288	24,871	—
Fixed income	88,083	4,985	—	93,068	4,985	70,506	17,577
Non directional hedge funds	22,197	—	—	22,197	—	—	22,197
Private debt	7,408	—	—	7,408	—	4,309	3,099
Private equity	11,290	—	—	11,290	—	—	11,290
Real estate funds	32,271	—	—	32,271	—	20,361	11,910
Insurance contracts	111,540	—	—	111,540	—	—	111,540
Money market funds and floating income	30,504	20,675	—	51,179	20,675	30,504	—

Total other current financial assets	347,670	25,660	—	373,330	26,948	161,605	184,777

A sensitivity analysis was performed at June 30, 2021 on the fair value of the Group’s insurance contracts (recorded within other current financial assets), with the support of an external actuarial expert, using the discounted cash flow method. The main assumptions used to perform the sensitivities are: i) the vector of prospective returns is calculated from the last certified management rate (known at the valuation date) assuming a trend to the market forward rate, consistent with the current Italian government curve; ii) the target duration has been assumed to be 5 years; iii) the prospective investment returns are netted against the management fees; iv) the cash flow projection was made in line with the underlying contractual conditions; v) a probability of surrender has been assumed, depending on the type of insurance contract considered, ranging from 5.9% to 8.2%. Based on the analysis performed, no significant differences from fair value were noted.

For units in investment funds sensitivity has not been calculated as the valuation is made on the basis of the latest available NAV.

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The following table provides a breakdown of financial assets by category at December 31, 2020:

	At December 31, 2020
	Financial assets				Note	Fair value Level
(Euro thousands)	FVPL	FVOCI	Amortized cost	Total		1	2	3
Derivative financial instruments		11,848	—	11,848	15	—	11,848	—
Cash and cash equivalents	—	—	317,291	317,291		—	317,291	—
Trade receivables	—	—	138,829	138,829		—	138,829	—
Other non-current financial assets	20,686	—	28,577	49,263		—	—	20,686
Other current financial assets (*)	322,326	27,837	—	350,163	16	32,217	140,792	177,154

Financial assets	343,012	39,685	484,697	867,394		32,217	608,760	197,840

(*)	The following table provides an additional breakdown of other financial assets by category at December 31, 2020:

	At December 31, 2020
(Euro thousands)	Other current financial assets				Fair value Level
	FVPL	FVOCI	Amortized cost	Total	1	2	3
Directional hedge funds	17,818	—	—	17,818	—	8,549	9,269
Equity	24,843	—	—	24,843	2,354	22,489	—
Fixed income	88,011	—	—	88,011	2,027	68,570	17,414
Non directional hedge funds	18,693	—	—	18,693	—	—	18,693
Private debt	6,894	—	—	6,894	—	4,353	2,541
Private equity	10,583	—	—	10,583	—	—	10,583
Real estate funds	29,073	—	—	29,073	—	17,607	11,466
Insurance contracts	107,188	—	—	107,188	—	—	107,188
Fixed income	—	5,174	—	5,174	5,174	—	—
Money market funds and floating income	19,223	22,663	—	41,886	22,662	19,224	—

Total other current financial assets	322,326	27,837	—	350,163	32,217	140,792	177,154

The following table provides a breakdown of financial liabilities by category at June 30, 2021:

Financial liabilities

	At June 30, 2021
(Euro thousands)	Financial liabilities				Note	Fair value Level
	FVPL	FVOCI	Amortized cost	Total		1	2	3
Derivative financial instruments	—	9,372	—	9,372	15	—	9,372	—
Non-current borrowings	—	—	533,282	533,282	19	—	533,282	—
Current borrowings	—	—	182,242	182,242	19	—	182,242	—
Other non-current financial liabilities	160,549	—	7,666	168,215	20	—	—	168,215
Other current financial liabilities	9,600	—	1,676	11,276				11,276
Trade payables and customer advances	—	—	190,795	190,795		—	190,795	—
Lease Liabilities – Current/Non-current	—	—	378,377	378,377	21	—	—	378,377

Financial Liabilities	170,149	9,372	1,294,038	1,473,559			915,691	557,868

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The following table provides a breakdown of financial liabilities by category at December 31, 2020:

	At December 31, 2020
(Euro thousands)	Financial liabilities					Fair value Level
	FVPL	FVOCI	Amortized cost	Total	Note	1	2	3
Derivative financial instruments	—	13,192	—	13,192	15	—	13,192	—
Non-current borrowings	—	—	558,722	558,722	19	—	558,722	—
Current borrowings		—	106,029	106,029	19	—	106,029	—
Other non-current financial liabilities	212,903	—	8,065	220,968	20	—	—	220,968
Trade payables and customer advances	—	—	188,342	188,342		—	188,342	—
Lease Liabilities – Current/Non-current	—	—	407,687	407,687	21	—	—	407,687

Financial Liabilities	212,903	13,192	1,268,845	1,494,940		—	866,285	628,655

16.	Other current financial assets

The following table provides a breakdown for other current financial assets (see note 15 for a breakdown of other current financial assets by fair value level):

	At December 31, 2020	Investments	Disposals	Fair value adjustments	Realized gains/(losses)	Exchange rate gains/(losses)	At June 30, 2021
(Euro thousands)

FVPL
Directional hedge funds	17,818	3,287	(3,253)	127	155	84	18,218
Equity	24,843	8,327	(9,337)	1,533	766	27	26,159
Fixed income	88,011	24,756	(25,990)	1,043	261	2	88,083
Non directional hedge funds	18,693	2,501	—	1,003	—	—	22,197
Private debt	6,894	—	—	514	—	—	7,408
Private equity	10,583	1,198	(2,439)	1,860	—	88	11,290
Real estate funds	29,073	2,526	—	428	—	244	32,271
Insurance contracts	107,188	4,183	—	169	—	—	111,540
Money market funds	19,223	10,419	—	—	—	862	30,504

Total FVPL	322,326	57,197	(41,019)	6,677	1,182	1,307	347,670

FVOCI
Fixed income	5,174	—	(416)	228	(1)	—	4,985
Floating income	22,663	—	(2,284)	239	57	—	20,675

Total FVOCI	27,837	—	(2,700)	467	56	—	25,660

Total other current financial assets	350,163	57,197	(43,719)	7,144	1,238	1,307	373,330

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17.	Assets and liabilities held for sale or distribution

The following tables provide a breakdown of assets and liabilities held for distribution at June 30, 2021 and assets and liabilities held for sale at December 31, 2020:

(Euro thousands)	Assets and liabilities held for distribution at June 30, 2021	Assets and liabilities held for sale at December 31, 2020

Intangibles assets	2,214	656
Investment properties	51,353	—
Property plant and equipment	128,003	1,801
Right-of-use assets	16,438	83
Other non current financial assets	17,825	—
Deferred tax assets	279	1,393
Inventories	68	7,079
Trade receivables	384	3,081
Tax receivables	343	455
Other financial assets	320	345
Other current assets	46,526	1,752
Cash and cash equivalents	7,820	580

Total assets	271,573	17,225
Employee benefits	144	1,130
Deferred tax liabilities	25,237	—
Lease liabilities	11,990	83
Derivative financial instruments	3,134	—
Other current liabilities	1,010	9,385
Provision for risks and charges	103	1,505
Tax liabilities	2,104	1,181
Trade payables and customer advances	738	3,441

Total liabilities	44,460	16,725

Net assets held for sale or distribution	227,113	500

Assets and liabilities held for distribution at June 30, 2021 relate to the disposition of certain real estate properties and other assets that was approved by the Board of Directors in May 2021 and which management intends to complete during the second half of 2021 through the demerger to its existing shareholders of (i) the Group’s real estate assets, consisting of the Company’s subsidiary E.Z. Real Estate S.r.l., which directly and indirectly holds substantially all of Zegna’s real estate assets, as well as certain properties owned by Lanificio Ermenegildo Zegna e Figli S.p.A., including part of Lanificio Ermenegildo Zegna e Figli S.p.A.’s industrial building located in Valdilana and hydroelectric plants, and (ii) the Group’s 10% equity interest in Elah Dufour S.p.A. and certain related contractual rights and obligations. Most of the real estate properties directly or indirectly owned by E.Z. Real Estate S.r.l. are, and will continue to be, leased to Zegna. Following the demerger, Zegna will continue to pay rent to E.Z. Real Estate S.r.l. or its relevant subsidiaries under the relevant lease agreements. With respect to industrial buildings located in Valdilana that will form part of the demerger, new arrangements will be put in place to ensure the continued use by Zegna of such property. In addition, following the demerger Zegna will enter into arrangements governing the continuing relationship with Oasi Zegna, which are expected to contemplate the payment of approximately Euro 2 million per year by Zegna for licensing and other services. The assets and related liabilities that will be disposed as part of the above transactions were classified as held for sale at June 30, 2021.

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Assets and liabilities held for sale at December 31, 2020 relate to the Agnona business and the Group’s operations in Korea. A write down of Euro 988 thousand was recognized in 2020 within write downs and other provisions in the statement of profit and loss as a result of the remeasurement of the assets in accordance with IFRS 5 upon classification as held of sale. The sale of 70% of the Agnona business and the Group’s operations in Korea were finalized during the first six months of 2021 and the Group collected a total agreed consideration of Euro 500 thousand related to the Group’s operations in Korea.

18.	Shareholder’ equity

Share capital

At June 30, 2021 and at December 31, 2020 the fully paid up share capital of the Company was Euro 4,300 thousand, consisting of 4,299,080 ordinary shares and 920 special shares, all with a nominal value of Euro 1 (4,299,080 ordinary shares and 920 special shares at December 31, 2020).

Ordinary shares carry the following rights: (i) the right to vote in ordinary and extraordinary shareholders meetings, (ii) the right to a share in profits (if distributed) in proportion to the share of capital held, (iii); the right to repayment of capital in the event of liquidation, and (iv) pre-emptive right: in the event of a capital increase, it establishes the right to obtain new shares in proportion to those held.

Each special share, granted to specific persons, entitles the holder to participate in dividends, without providing any voting rights. Moreover, special shares are convertible in ordinary shares according to Company’s bylaw.

Retained earnings

Retained earnings include the Group’s accumulated earnings, less dividends paid to equity holders and other changes. Among other changes, retained earnings also include the IFRS first-time adoption reserve, reflecting the combined effects of the equity adjustments, net of tax effects, arising from the transition to IFRS from previous local GAAP, which occurred on January 1, 2018.

Other reserves

Other reserves (including other comprehensive income) are detailed as follows:

(Euro thousands)	At June 30, 2021	At December 31, 2020
Legal reserve	860	860
Reserve for treasury shares	(74,062)	(76,624)
Other comprehensive income reserve (OCI)	(11,832)	(25,901)
Non-controlling interests options reserve	(196,691)	(196,691)
Other reserves	11,341	2,584

Other reserves, including OCI	(270,384)	(295,772)

At June 30, 2021, the reserve for treasury shares amounted to Euro 74,062 thousand (Euro 76,624 thousand at December 31, 2020) and 256,903 ordinary shares were held in treasury (271,815 ordinary shares at December 31, 2020). During the six months ended June 30, 2021, the Company sold 15,832 ordinary shares (see Note 20 for additional details), decreasing the reserve for treasury shares by Euro 2,946 thousand, and purchased 920 ordinary shares, increasing the reserve for treasury shares by Euro 384 thousand.

Other comprehensive income reserve includes the following:

•	a translation reserve for the translation differences arising from the consolidation of subsidiaries with a functional currency different from the Euro;

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•

a cash flow hedge reserve for the changes in the fair value of derivative financial instruments held by the Group designated as a hedge of the exposure to variability in currency exchange rate and interest rate risk;

•	gains and losses on the remeasurement of defined benefit plans for actuarial gains and losses arising during the period which are offset against the related net defined benefit liabilities;

•

the financial assets at FVOCI reserve which arises from changes in the fair value of debt instruments held by the company under a hold to collect and sell business model, which will be reversed when the investment is derecognised or impaired.

Other reserves include Euro 8,757 thousand related to equity-settled share-based payments. Please refer to Note 20 - Other current and non-current financial liabilities for additional information.

19.	Borrowings

The following table provides a breakdown for non-current and current borrowings:

(Euro thousands)	Committed Loans	Other financial loans	Total borrowings
At December 31, 2020	613,415	51,336	664,751
Repayments	(13,015)	(109)	(13,124)
Proceeds	—	63,531	63,531
Other	372	(6)	366

At June 30, 2021	600,772	114,752	715,524
Of which:
Non-current	532,030	1,252	533,282
Current	68,742	113,500	182,242

The Group may enter into interest rate swaps to hedge the risk of fluctuations in interest rates on its borrowings that bear floating rates of interest. The use of interest rate swaps is exclusively to hedge interest rate risks associated with monetary flows and not for speculative purposes.

The main terms of the new borrowings obtained during the six months ended June 30, 2021 are detailed in the table below.

				At June 30, 2021
Borrower	Interest rate	Terms	Expiry date	Of which current portion	Of which non - current portion
				(Euro thousands)
E.Z. Holditalia	Fixed	0.00%	September 2021	5,000	—
E.Z. Holditalia	Fixed	0.02%	September 2021	30,000	—
E.Z. Holditalia	Fixed	0.01%	October 2021	8,500	—
E.Z. Holditalia	Fixed	0.00%	September 2021	15,000	—
E.Z. Holditalia	Variable	Euribor 1m + 0.595%	August 2021	5,000	—
Bonotto	Fixed	0.16%	February 2025	31	—

Total				63,531	—

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20.	Other current and non-current financial liabilities

The following table provides a breakdown for other non-current financial liabilities.

(Euro thousands)	At June 30, 2021	At December 31, 2020
Written put options on non-controlling interests	145,241	196,783
Cash-settled share-based payments	15,308	16,120
Bonds	4,287	4,287
Other	3,379	3,778

Other non-current financial liabilities	168,215	220,968
Written put options on non-controlling interests	9,600	—
Other	1,676	—
Other current financial liabilities	11,276	—

Total	179,491	220,968

Written put options on non-controlling interests

Thom Browne

Ermenegildo Zegna Holditalia S.p.A. is subject to a put contract with Mr. Thom Browne in reference to the original investment of 85% in Thom Browne. In particular, Mr. Thom Browne has the right to exercise a sale option to Zegna on its 15% interest in Thom Browne, in three tranches, during 2023, 2028 and 2030. The exercise price of the option is established as the EBITDA of Thom Browne Group at the exercise date, multiplied by a given multiple (“TB Exercise Formula”). The financial liability arising from the obligation is measured at the present value of the expected exercise amount, calculated through the TB Exercise Formula as per projections contained in the 2019-2030 Business Plan approved on May 7, 2020 and April 6, 2021 by Zegna’s Valuation Committee. The remeasurement of the liability at each reporting date is recognized through profit or loss.

During the first half of 2021 the parties renegotiated the contract, providing for early exercise of the option to purchase an additional 5% of Thom Browne; all other conditions of the contract remained unmodified. As a result, on June 1, 2021 the Group purchased an additional 5% of Thom Browne, based on the first tranche of the put option, for a total consideration of USD 37,400 thousand (Euro 30,653 thousand), following which the Group owns 90% of the Thom Browne group. The Group derecognized a portion of the liability for the written put option on non-controlling interests in the amount of Euro 51,328 thousand and recognized a corresponding gain within finance income in the interim condensed consolidated statement of profit and loss in the amount of Euro 20,675 thousand. Additionally, the equity attributable to non-controlling interests was reduced by Euro 4,037 thousand with an offsetting increase to equity attributable to shareholders of the Parent Company and the put option relating to the remaining non-controlling interest was remeasured at its fair value.

At June 30, 2021, the liability relating to the put option, (which relates to 10% of non-controlling interests) amounted to Euro 123,261 thousand and was classified as non-current. At December 31, 2020, the liability relating to the put option, (which related to 15% of non-controlling interests) amounted to Euro 169,055 thousand and was classified as non-current.

Dondi

Ermenegildo Zegna Holditalia S.p.A. is subject to a put contract with Dondi Family in reference to the original investment of 65% in Gruppo Dondi S.p.A. In particular, Dondi Family has the right to exercise a sale option to Zegna on its 35% interest in Gruppo Dondi S.p.A., in two tranches, during 2029 and 2034. The exercise price of the option is established as the EBITDA of Dondi Group at the exercise date, less its net indebtedness, multiplied

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by a given multiple less a given discount (“Dondi Exercise Formula”). The financial liability arising from the obligation is measured at the present value of the expected exercise amount, calculated through the Dondi Exercise Formula as per projections contained in the 2020-2034 Business Plan approved on May 7, 2020 and April 6, 2021 by Zegna’s Valuation Committee. The remeasurement of the liability at each reporting date is recognized through profit or loss. The liability related to this written put option at June 30, 2021 amounted to Euro 21,980 thousand and was classified as non-current (Euro 21,650 thousand at 31 December 2020).

Lanificio Ermenegildo Zegna e Figli S.p.A.

Ermenegildo Zegna Holditalia S.p.A. is subject to a put contract with Lanificio Ermenegildo Zegna e Figli CEO in reference to the 10% non-controlling interests in Lanificio Ermenegildo Zegna e Figli S.p.A.. The exercise price of the option is established as the fair market value at the exercise date. The financial liability arising from the obligation is measured at the present value of the redemption amount measured with the discounted cash flow method. The remeasurement of the liability at each reporting date is recognized through profit or loss. The liability related to this written put option at June 30, 2021 was aligned with the purchase value of the 10% realized in July 2021, equal to Euro 9,600 thousand and was classified as current (Euro 6,078 thousand at December 31, 2020).

Long-term incentives

Cash-settled share-based payments

In February 2017 the Company granted certain cash-settled share-based payment awards to the Group’s Chief Executive Officer (“CEO”). Under these plans, the CEO was attributed:

a)

55,433 shares in the Company together with an option that entitles the CEO to sell back to the Company the same shares at their market price. For 25,988 shares there were no specific conditions to be satisfied for the sale right to be exercised; and

b)

The right to buy a maximum number of 15,832 shares in the Company at a price of Euro 186.5 per share and the right to convert part of his fixed remuneration in the Company’s shares at the same price, together with the right to sell those shares back to the Company at their market price. Such rights vest immediately and can be exercised directly by the CEO in case of an Initial public offering of the Company’s shares, a sale to third parties of whole or part of the Company’s shares or by the CEO’s heirs under the circumstances of either his death or medically ascertained mental or severe physical disablement.

As a result of entering into this agreement, the Company incurred a liability to transfer cash to the CEO for amounts that are based on the value of equity instruments of the Company and the liability has been considered within the scope of IFRS 2 - Share-based Payment (“IFRS 2”).

In accordance with IFRS 2, the Group measures the liability arising from cash-settled share-based payment transactions at the fair value at each reporting date and at the settlement date; the changes in the fair value of these liabilities are recognized in the statement of profit or loss for the period. At June 30, 2021 and at December 31, 2020, the Group measured the fair value of the liabilities generated by these plans based on a Company share price of Euro 372 and a discount rate of 1.90%. The Company share price has been estimated according to a market approach valuation model, using market multiples derived from a set of comparable transactions.

During 2020, in the context of the COVID-19 pandemic, the plan described in point a) above was renounced by the CEO with the resulting change in the value of the related liability recognized in the statement of profit and loss. The liability arising on these plans amounted to Euro 16,120 thousand at December 31, 2020. Due to the amended agreement on February 4, 2021 which placed a cap on the number of shares puttable by the CEO, the liability decreased to Euro 15,308 thousand at June 30, 2021.

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Equity-settled share-based payments

On February 4, 2021 the Company granted the CEO:

a)

up to a maximum of 45,000 performance share units (“PSUs”), which each represent the right to receive one Zegna common share. The PSUs vest in three tranches in 2021, 2022 and 2023 according to the achievement of defined targets based on Group EBITDA. For the six months ended June 30, 2021, the Group recognized Euro 3,830 thousand as share-based compensation expense within personnel costs and an offsetting increase to other reserves within equity in relation to the PSUs. At June 30, 2021, unrecognized compensation expense relating to the PSUs amounted to Euro 10,300 thousand and is expected to be recognized over the remaining vesting periods through 2023. The fair value of the PSU awards used for accounting purposes was measured at the grant date using a Monte Carlo Simulation model. Key assumptions used in the valuation include the following: (i) grant date share price: Euro 372 per share (ii) expected volatility: 30%-40%, based on the historical and implied volatility of a group of comparable companies, (iii) risk free rate: 0%.

b)

the right to buy a maximum number of 15,832 shares in the Company for a purchase price of Euro 186 per share. In May 2021 the CEO exercised his option and purchased 15,832 shares for total consideration of Euro 2,946 thousand. The Company recognized Euro 2,938 thousand as share-based compensation expense within personnel costs and an offsetting increase to other reserves within equity, representing the difference between the fair value of the shares sold and the consideration received.

c)

the right to convert all or part of his fixed remuneration in the Company’s shares at the same price of Euro 186 per share. The annual right vests each year and can be exercised directly by the CEO within the term of 12 months after the end of each year, as a result of which the Company recognized Euro 1,176 thousand as share-based compensation expense within personnel costs and an offsetting increase to other reserves within equity.

Bonds

Bonds relate to non-convertible debenture loans for a principal amount of Euro 4,287 thousand, issued between 1984 and 1985. The due date is November 30, 2030. There has been no redemption of bonds during the periods presented in these Interim Condensed Consolidated Financial Statements.

Other

Other mainly includes a financing received from a non-controlling interest in a subsidiary amounting to Euro 3,710 thousand at June 30, 2021 (Euro 3,594 thousand at December 31, 2020).

21.	Lease liabilities

The following table provides a breakdown for lease liabilities.

(Euro thousands)	Lease Liabilities
At December 31, 2020	407,687
Interest expense	4,552
Repayment of lease liabilities (including interest expense)	(54,202)
IFRS 16 lease amendment: lease renegotiation	(6,003)
Additions due to new leases and store renewals	33,418
Decrease of lease liabilities due to store closures	(3,625)
Reclassifications to liabilities held for sale	(11,990)
Translation differences	8,540

At June 30, 2021	378,377

Of which:
Non-current	315,705
Current	62,672

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In certain countries, leases for stores entail the payment of both minimum amounts and variable amounts, especially for stores with lease payments indexed to revenue. As required by IFRS 16, only the minimum fixed lease payments are capitalized.

The following table summarizes the undiscounted contractual cash flows of lease liabilities by maturity date:

(Euro thousands)	Total contractual cash flows of lease liabilities	Year 1	Year 2	Year 3	Year 4	Beyond 4 years
At June 30, 2021	406,476	96,796	79,780	64,015	42,746	123,139
At December 31, 2020	439,489	102,092	82,489	67,137	52,747	135,024

22.	Related party transactions

Pursuant to IAS 24 - Related Party Disclosures (“IAS 24”), the related parties of the Group are all entities and individuals capable of exercising control, joint control or significant influence over the Group and its subsidiaries. In addition, members of the Board of Directors and executives with strategic responsibilities and their families are also considered related parties

Transactions with related parties

The Group carries out transactions with related parties on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved.

Transactions carried out by the Group with these related parties are of commercial and financial nature and, in particular, these transactions relate to:

•	the purchase of industrial services, in particular of fabrics’ finishing, from Finissaggio Ferraris;

•	the purchase of raw materials, in particular of wool, from Gruppo Schneider;

•	the purchase of industrial services from Pettinatura di Verrone;

•	transactions with PKB Bank AG relating to an interest-bearing loan amounting to Euro 5,000 thousand expiring in March 2022;

•

support to Fondazione Zegna activities, which is a charity characterized by a lean organizational structure and a deep commitment to voluntary work on the part of the Zegna family and Group employees. Fondazione Zegna supports and funds projects in cooperation with non-profit organizations operating in various fields and different parts of the world;

•

transactions with Tom Ford International LLC (“Tom Ford”) related to (i) a licensing agreement for the production and worldwide distribution of luxury men’s ready to wear and made to measure clothing, footwear and accessories under the Tom Ford brand, (ii) financial assets related to loans drawn down by Tom Ford between 2016 and 2020, and (iii) financial guarantees provided to Tom Ford in relation to its payment obligations under a bank loan for an amount of $7,500 thousand issued to Tom Ford in 2020 and maturing in March 2025.

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The following tables summarize transactions and balances with related parties:

	For the six months ended June 30,
	2021					2020
(Euro thousands)	Revenues	Other income	Costs (1) (2)	Write down and other provisions	Financial income / (expenses)	Revenues	Other income	Costs (1) (2)	Write down and other provisions	Financial income / (expenses)

Tom Ford International LLC	8,858	—	2,408	—	120	11,012	—	3,642	—	161
Gruppo Schneider	10	—	3,017	—	—	202	—	4,718	—	—
PKB bank AG	—	—	—	—	20	—	—	—	—	23
Finissaggio Ferraris	3	—	122	—	—	9	—	152	—	—
Fondazione Zegna	—	—	1	—	—	—	—	—	—	—
Achill Station Pty Ltd.	—	—	—	—	—	—	—	—	—	—
Pelletteria Tizeta S.r.l.	3	—	—	—	—	—	—	1	—	—
Pettinatura di Verrone	—	—	3	—	—	—	—	3	—	—
Agnona	642	461	83	4,020	—	—	—	—	—	—
Other related parties connected to directors and shareholders	—	—	1,197	—	—		—	1,654

Total	9,516	461	6,831	4,020	140	11,223	—	10,170	—	184

Total for Zegna Group	603,340	5,367	299,317	3,174	15,846	402,386	5,177	221,652	1,812	10,717

(1)	Costs with Tom Ford International LLC include royalties amounting to Euro 1,564 thousand for the six months ended June 30, 2021 (Euro 2,179 thousand for the six months ended June 30, 2020).
(2)	Includes cost for raw materials and consumables, purchased, outsourced and other costs.

	At June 30, 2021				At December 31, 2020
(Euro thousands)	Trade receivables	Other financial assets	Financial liabilities (1)	Other liabilities (2)	Trade receivables	Other financial assets	Financial liabilities (1)	Other liabilities (2)

Tom Ford International LLC	20,284	—	—	1,505	23,453	1,198		136
Gruppo Schneider	5	—	—	1,120	18	—	—	323
PKB bank AG	—	—	5,000	—	—	—	5,000	—
Finissaggio Ferraris	2	—	—	82	2	—	—	50
Fondazione Zegna	—	—	—	—	—	—	—	—
Achill Station Pty Ltd.	—	95	—	—	—	94	—	—
Pelletteria Tizeta S.r.l.	—	—	—	—	—	—	—	—
Pettinatura di Verrone	—	—	—	1	—	—	—	1
Agnona	674	7,482	—	25	—	—	—	—
Other related parties connected to directors and shareholders	—		—	476	—	—	2,146	61

Total	20,965	7,577	5,000	3,209	23,473	1,292	7,146	571

Total for Zegna Group	145,434	415,757	701,497	315,310	138,829	399,426	779,690	294,326

(1)	Includes non-current borrowings and other non-current financial liabilities.
(2)	Includes trade payables and customer advances, employee benefits and other current liabilities.

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Please refer to Note 20 - Other current and non-current financial liabilities for information related to remuneration of the CEO of the Company for long-term incentives, the right to buy shares of the Company at a defined price and the right to convert part or all of his fixed remuneration in shares of the Company, as well as for information relating to the purchase of an additional 5% of Thom Browne, based on first tranche of the put option.

23.	Contingent liabilities

On June 28, 2021 Adidas filed a lawsuit in the Southern District of New York for, inter alia, trademark infringement, unfair competition, dilution and various state claims, in connection with Thom Browne’s five color grosgrain ribbon and the four bands on sleeves and pants on its sporting goods, sportswear and athletic wear. Adidas claims these designs infringe the three stripe marks of Adidas. The Group intends to vigorously defend against the claims. No provision for risks was made as of June 30, 2021 as the Group does not consider it probable that a significant liability will arise.

24.	Subsequent events

The Group has evaluated subsequent events through October 30, 2021 which is the date the Interim Condensed Consolidated Financial Statements were authorized for issuance, and identified the following events, all of which are non-adjusting as defined in IAS 10:

•

On July 12, 2021 the CEO exercised an option to purchase 6,352 shares of the Company for total consideration of Euro 1,185 thousand, based on the right granted by the agreement of February 4, 2021. See Note 20 for additional details regarding the remuneration plans of the CEO.

•	On July 14, 2021 the Group purchased 40% of the shares of Filati Biagioli Modesto for consideration of Euro 282 thousand.

•

On July 15, 2021 a “Senior Executive Agreement” was signed between the CEO of the Company and the Company, and approved by the Board of Directors. Such agreement cancels and replaces any other compensation agreement previously in place. According to such review of the CEO compensation package, the cash-settled share-based payment obligation towards the CEO recognized in the Company’s statement of financial position at June 30, 2021 for an amount of Euro 15,308 thousand, was waived by the CEO. The impact of this agreement is recognized in the second half of 2021.

•

On July 28, 2021, the Group purchased from a related party an additional 10% interest in Lanificio Ermenegildo Zegna e Figli S.p.A. for a total consideration of Euro 9,600 thousand to be paid by the end of 2021. Following such acquisition, the Group owns 100% of Lanificio Ermenegildo Zegna e Figli S.p.A.

•

On August 3, 2021 the shareholders of Elah Dufour S.p.A. communicated to Zegna the decision to exercise a pre-emption right to acquire the 5% of the share capital of Elah Dufour S.p.A. held by certain minority shareholders. Following such decision, the Elah Dufour Option held by Zegna, which was recorded as a derivative financial instrument liability of Euro 2,759 thousand at June 30, 2021, lapsed.

•

Following a preliminary agreement signed in May 2021, on September 2, 2021 the Group finalized the purchase of the single purpose company London Blue LLC, which holds a real estate property in London, England (previously 50% owned by the Group), for a total consideration of GBP 37,041 thousand (Euro 43,490 thousand), of which GBP 36,500 thousand (Euro 42,000 thousand) was advanced in May.

•

The Group completed the disposition of the remaining shares of Agnona in two tranches: 10% on September 7, 2021 for an amount of Euro 150 thousand and the remaining 20% on October 28, 2021 for an amount of Euro 350 thousand.

FIN-75

•

On September 28, 2021 the Group sold a 17.5% share of Future101 Design Private Limited, a company incorporated under the laws of India, for a consideration of Euro 1,563 thousand. The investment was included in the other non-current financial assets at June 30, 2021 for an amount of Euro 1,731 thousand.

•

On October 1, 2021 EZ Service S.r.l. (“EZ Service”), a limited liability company based in Italy and fully owned by Ermenegildo Zegna Holditalia S.p.A., was incorporated. A branch of Ermenegildo Zegna Holditalia S.p.A. will be transferred to EZ Service effective November 1, 2021. EZ Service will provide a range of corporate services to both Group subsidiaries and third parties, including, among others, services related to administration, tax, legal, design, marketing, retail management and information technology.

•

On October 12, 2021 the Board of Directors of Zegna decided to early redeem the non-convertible debenture loans for a principal amount of Euro 4,287 thousand. The bonds were originally issued between 1984 and 1985 with a maturity date of November 30, 2030.

•

On October 12, 2021 the shareholders meeting of Zegna approved the amendment of its agreement, entered into in 2004 and subsequently amended in 2012 (the “2012 Agreement”) with DDS & Associates, an entity beneficially owned by members of Mr. Domenico De Sole’s family, which provides certain consultancy services to Zegna. In order to discharge Zegna’s obligation under the agreement through a sale of Zegna shares representing approximately 0.4% of Zegna’s issued share capital, prior to the cross-border conversion whereby Zegna expects to transfer its legal seat from Italy to the Netherlands and become a Dutch public limited liability company, for a purchase price of approximately Euro 2.2 million. Such purchase price is expected to be financed through a loan from an affiliated company bearing interest at a rate of 1% per annum (subject to adjustment). The amended and restated agreement provides that if Zegna does not obtain the listing of its ordinary shares by March 31, 2022, the amended and restated agreement will automatically terminate and the 2012 Agreement will continue with full force and effect.

•

Following the Disposition project approved by the Board of Directors in May 2021 (as explained in Note 17), on October 9 and October 14, 2021 the deeds of demerger of the Group’s businesses that will be disposed of as part of the Disposition were executed and will become effective on November 1, 2021.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Ermenegildo Zegna Holditalia S.p.A.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Ermenegildo Zegna Holditalia S.p.A. and subsidiaries (together the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of profit and loss, comprehensive income, and changes in equity and the consolidated cash flow statement for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Restatement of the 2020, 2019, and 2018 Financial Statements

As discussed in Note 43 to the financial statements, the accompanying financial statements as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 have been restated to correct misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements, that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

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Property, Plant and Equipment and Right of Use Assets — Impairment of Directly Operated Store Assets — Refer to Notes 3, 4, 12, 21 and 22 to the financial statements

Critical Audit Matter Description

The financial statements as of December 31, 2020 include Property, Plant and Equipment (“PPE”) and Right of Use assets (“RoU assets”) amounting to Euro 244.1 million and Euro 351.6 million, respectively, which include assets relating to Directly Operated Stores (“DOS”). The Company recognized impairment losses for the year ended December 31, 2020 primarily in relation to its DOS PPE and RoU assets of Euro 4.0 million and Euro 15.7 million, respectively.

As discussed in Note 21 to the financial statements, for purposes of impairment testing, the Company determines the cash generating unit (“CGU”) for its PPE and RoU assets for DOS to be at the individual store level, with the exception of the strategic stores. For strategic stores, their carrying amount is tested for impairment as part of a cash-generating unit comprising all the DOS that benefit from the strategic stores. Impairment is recognized when the carrying value of a CGU for DOS assets exceeds the recoverable amount.

In order to determine the recoverable amount, the Company estimated the DOS assets’ value in use by making significant estimates and assumptions, among others, related to future forecasted revenues and profits at each individual store and to the determination of appropriate discount rates. Estimates and assumptions related to future cash flows are determined based on the management’s budget and forecast for a period of three years and an estimate of the long term growth rate.

We identified DOS asset impairment as a critical audit matter because the estimate of future cash flows to assess the recoverability of DOS assets required significant management judgment, primarily in relation to forecasting future revenues and profitability (including the effect of the global pandemic) as well as in relation to the determination of discount rates. Changes in these estimates could have a significant impact on the measurement of the resulting impairment charge. This matter required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists when performing audit procedures to evaluate the reasonableness of the Company’s judgments used in these estimates.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management’s judgments regarding the estimated future cash flows, specifically forecasts of future revenues and profitability and the selection of an appropriate discount rate, included the following, among others:

•	We evaluated management’s ability to accurately forecast future cash flows by comparing actual results to management’s historical forecasts.

•	We evaluated the consistency of management forecasts prepared at the DOS level to management’s Zegna segment-level forecasts.

•

We evaluated the reasonableness of management’s estimated future cash flows, including management’s basis and approach for considering the impacts of changes in market conditions and economic events, by:

•	Inquiring of the Company’s executives to understand the business initiatives supporting the assumptions in the future cash flows, and

•	comparing the forecasts to (1) historical revenue and operating results; (2) internal communications regarding the Company’s business plan and strategy; and (3) industry and market conditions.

•

With the assistance of our fair value specialists, we evaluated the reasonableness of the discount rates used in the impairment analysis by testing the source information used to select appropriate discount rates and the mathematical accuracy of the discount rate calculations.

FIN-78

Intangible assets and Other non-current financial liabilities — Thom Browne Group — Refer to Notes 3, 4, 5, 19 and 34 to the financial statements

Critical Audit Matter Description

As described in Note 5 to the financial statements, the Company completed the acquisition of 85% of Thom Browne, Inc. on November 28, 2018, which resulted in the recognition, among other assets and liabilities, of an indefinite-lived brand intangible asset and goodwill, which are both recorded within Intangible assets. At the time of the acquisition, the Company also entered into a put option agreement to buy the remaining 15% non-controlling interest at the option of the non-controlling shareholder, which is recorded as an other non-current financial liability. The valuations of these items were based on management’s forecasts of Thom Browne’s future cash flows and their selection of an appropriate discount rate.

Indefinite-lived brand intangible asset and goodwill are not amortized but are tested for impairment at least annually by comparing the recoverable amount of each CGU to its carrying value. The Company used a discounted cash flow model to estimate the recoverable amount of the Thom Browne Group CGU, which requires management to make significant estimates and assumptions related to forecasts of future revenues and profits and to select an appropriate discount rate. The intangible assets balance was Euro 387.8 million as of December 31, 2020, including Thom Browne Group goodwill of Euro 186.1 million and the Thom Browne indefinite-lived brand intangible asset of Euro 146.6 million. The fair value of the Thom Browne Group CGU exceeded its carrying value, and therefore, no impairment was recognized. Changes in the above described assumptions could have a significant impact on the fair value measurement of goodwill and the indefinite-lived brand intangible asset.

Management accounts for the put option agreement in accordance with IAS 32, Financial Instruments, recognizing a liability for the Company’s estimated obligation under the option. The exercise price of the put option is dependent on a measure of the brand’s profitability at the exercise date. Therefore, the Company’s fair value determination of the liability required management to make significant estimates and assumptions related to forecasts of future revenue and profits and to select an appropriate discount rate. As result of the aforementioned process, the Group recognized an option liability of Euro 169.1 million as of December 31, 2020. Changes in above described assumptions could have a significant impact on the measurement of the liability.

We identified the valuations of goodwill and the indefinite-lived brand intangible asset for the Thom Browne Group CGU and of the liability for the Thom Browne non-controlling interest put option as a critical audit matter because of the significant judgments made by management to estimate future revenue and profits of the Thom Browne Group and to select appropriate discount rates. This required a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of management’s estimates of future revenue and profits, specifically due to the relatively short history of the Thom Browne Group from which to develop forecasts.

How the Critical Audit Matter Was Addressed in the Audit

Our procedures related to the valuations of goodwill and the indefinite-lived brand intangible asset for the Thom Browne Group CGU and of the liability for the Thom Browne non-controlling interest put option included the following, among others:

•	We evaluated management’s ability to accurately forecast revenues and profit of the Thom Browne Group by comparing actual revenue and profit results to management’s historical forecasts.

•	We evaluated management’s assumptions related to future revenues and profits by:

•	Inquiring of the Company’s executives to understand the business initiatives supporting the assumptions in the future revenues and profits, and

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•	comparing the forecasts to the current and past performance of the Thom Browne Group and to external market and industry data.

•

With the assistance of our fair value specialists, we evaluated the reasonableness of the discount rates used in the valuations of the Thom Browne Group CGU and of the Thom Browne put option liability by testing the source information underlying management’s selection of a discount rate and testing the mathematical accuracy of the discount rate calculations.

/s/ Deloitte & Touche S.p.A.

Turin, Italy

August 27, 2021 (November 1, 2021 as to the disclosure in Note 7 Revenues of the breakdown of revenues by product line and by sales channel).

We have served as the Company’s auditor since 1995.

FIN-80

Ermenegildo Zegna Holditalia S.p.A.

CONSOLIDATED STATEMENT OF PROFIT AND LOSS

for the years ended December 31, 2020, 2019 and 2018

		For the years ended December 31,
(Euro thousands)	Notes	2020	2019	2018
		Restated	Restated	Restated
Revenues	7	1,014,733	1,321,327	1,182,563
Other income	8	5,373	7,873	6,392
Cost of raw materials and consumables	9	(250,569)	(309,801)	(209,122)
Purchased, outsourced and other costs	10	(286,926)	(371,697)	(366,879)
Personnel costs	11	(282,659)	(331,944)	(320,662)
Depreciation, amortization and impairment of assets	12	(185,930)	(177,068)	(160,588)
Write downs and other provisions	13	(6,178)	(1,017)	725
Other operating costs	14	(30,399)	(49,034)	(37,628)

Operating (Loss)/Profit		(22,555)	88,639	94,801
Financial income	15	34,352	22,061	23,220
Financial expenses	15	(48,072)	(37,492)	(45,196)
Exchange gains/(losses)	15	13,455	(2,441)	1,040
Result from investments accounted for using the equity method	16	(4,205)	(1,534)	(1,056)

Impairments of investments accounted for using the equity method	16	(4,532)	—	(2,900)

(Loss)/Profit before taxes		(31,557)	69,233	69,909
Income taxes	17	(14,983)	(43,794)	(29,395)

(Loss)/Profit for the year		(46,540)	25,439	40,514
Attributable to:
Shareholders of the parent company		(50,577)	21,749	37,714
Non-controlling interests		4,037	3,690	2,800

Earnings per share in Euro — Basic and diluted	18	(12.55)	5.40	9.37
Weighted average number of shares outstanding — Basic and diluted	18	4,029,782	4,031,222	4,025,536

The accompanying notes are an integral part of these Consolidated Financial Statements.

FIN-81

Ermenegildo Zegna Holditalia S.p.A.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

for the years ended December 31, 2020, 2019 and 2018

		For the years ended December 31,
(Euro thousands)		2020	2019	2018
		Restated	Restated	Restated
(Loss)/Profit for the year		(46,540)	25,439	40,514
Other comprehensive (loss)/income
Items that will be subsequently reclassified to the statement of profit and loss

Foreign currency exchange differences arising from the translation operations		(36,435)	11,132	352

Net gain/(loss) from cash flow hedges		649	(1,963)	(665)

Net gain/(loss) from financial instruments measured at fair value		287	2,463	(2,507)

Items that will not be subsequently reclassified to the statement of profit and loss
Net actuarial gain/(loss) from defined benefit plans		499	(444)	603

Total other comprehensive (loss)/income	31	(35,000)	11,188	(2,217)
Total comprehensive (loss)/income for the year		(81,540)	36,627	38,297
Attributable to:
Shareholders of the parent company		(85,389)	32,864	35,790
Non-controlling interests		3,849	3,763	2,507

The accompanying notes are an integral part of these Consolidated Financial Statements.

FIN-82

Ermenegildo Zegna Holditalia S.p.A.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

At December 31, 2020 and 2019 and January 1, 2019

		At December 31,		At January 1,
(Euro thousands)	Notes	2020	2019	2019
		Restated	Restated	Restated
Assets
Non-current assets
Intangible assets	19	387,847	419,982	403,771
Investment property	20	49,754	55,162	54,717
Property plant and equipment	21	244,127	275,639	263,802
Right-of-use assets	22	351,646	459,341	508,061
Investments at equity method	16	21,360	27,794	29,906
Deferred tax assets	17	71,901	59,611	68,165
Other non-current financial assets	23	49,263	95,243	90,722

Total non-current assets		1,175,898	1,392,772	1,419,144
Current assets
Inventories	24	321,471	314,591	314,355
Trade receivables	25	138,829	178,222	161,708
Derivative financial instruments	26	11,848	6,468	1,330
Tax receivables		15,611	9,583	6,759
Other current financial assets	27	350,163	434,905	579,093
Other current assets	28	66,718	92,230	93,272
Cash and cash equivalents	29	317,291	210,626	218,331

		1,221,931	1,246,625	1,374,848
Assets held for sale	30	17,225	—	—

Total current assets		1,239,156	1,246,625	1,374,848
Total assets		2,415,054	2,639,397	2,793,992

Liabilities and Equity
Share capital	31	4,300	4,300	4,300
Retained earnings	31	893,236	944,489	936,555
Other reserves	31	(295,772)	(260,017)	(249,578)
Equity attributable to shareholders of the parent company	31	601,764	688,772	691,277
Equity attributable to non-controlling interest	32	43,270	40,982	34,210

Total equity		645,034	729,754	725,487
Non-current liabilities
Non-current borrowings	33	558,722	514,263	619,952
Other non-current financial liabilities	34	220,968	236,978	207,754
Non-current lease liabilities	35	314,845	405,637	443,073
Non-current provisions for risks and charges	36	39,956	34,227	37,857
Employee benefits	37	29,347	35,008	36,163
Deferred tax liabilities	17	70,728	76,152	75,173

Total non-current liabilities		1,234,566	1,302,265	1,419,972
Current liabilities
Current borrowings	33	106,029	106,029	142,851
Current lease liabilities	35	92,842	102,516	105,255
Derivative financial instruments	26	13,192	14,255	12,046
Current provisions for risks and charges	36	8,325	10,596	10,870
Trade payables and customer advances	38	188,342	225,598	228,966
Tax liabilities		33,362	35,777	31,623
Other current liabilities	39	76,637	112,607	116,922

		518,729	607,378	648,533
Liabilities held for sale	30	16,725	—	—

Total current liabilities		535,454	607,378	648,533
Total equity and liabilities		2,415,054	2,639,397	2,793,992

The accompanying notes are an integral part of these Consolidated Financial Statements.

FIN-83

Ermenegildo Zegna Holditalia S.p.A.

CONSOLIDATED CASH FLOW STATEMENT

for the years ended December 31, 2020, 2019 and 2018

		For the years ended December 31,
(Euro thousands)	Notes	2020	2019	2018
		Restated	Restated	Restated
Operating activities	41
(Loss)/Profit for the year		(46,540)	25,439	40,514
Income taxes		14,983	43,794	29,395
Depreciation, amortization and impairment of assets		185,930	177,068	160,588
Financial income		(34,352)	(22,061)	(23,220)
Financial costs		48,072	37,492	45,196
Exchange gains/(losses)		(13,455)	2,441	(1,040)
Write downs and other provisions		6,178	1,017	(725)
Write downs/(Reversals) of the provision for obsolete inventory		37,735	6,691	11,268
Result from investments accounted for using the equity method		4,205	1,534	1,056
Impairments of investments accounted for using the equity method		4,532	—	2,900

(Gains)/Losses arising from the sale of fixed assets		1,091	970	(6,722)

Other non-cash expenses/(income), net		(27,698)	(6,420)	3,009
Change in inventories		(39,486)	(5,400)	(33,590)
Change in trade receivables		35,675	(8,377)	(6,233)
Change in trade payables including customer advances		(38,485)	(11,002)	17,656
Change in other operating assets and liabilities		(10,031)	(11,285)	5,577
Interest paid		(21,023)	(26,872)	(20,312)
Income taxes paid		(36,425)	(30,907)	(32,552)
Net cash flows from operating activities		70,906	174,122	192,765
Investing activities	41
Payments for property plant and equipment		(27,630)	(46,113)	(49,247)
Proceeds from disposals of property plant and equipment		1,125	—	34,073
Payments for intangible assets		(11,524)	(13,392)	(10,845)
Payments for investment property		—	(325)	—
Proceeds from disposals of non-current financial assets		45,979	—	—
Payments for purchases of non-current financial assets		—	(6,987)	(8,670)
Proceeds from disposals of current financial assets and derivative instruments		253,201	327,422	291,120
Payments for acquisitions of current financial assets and derivative instruments		(166,334)	(167,308)	(253,304)
Business combinations, net of cash acquired		(2,245)	(9,336)	(337,673)
Net cash flows from/(used in) investing activities		92,572	83,961	(334,546)
Financing activities
Proceeds from borrowings		265,352	130,841	475,143
Repayments of borrowings		(221,029)	(272,851)	(217,815)
Payments of lease liabilities		(90,699)	(110,460)	(113,256)
(Acquisitions)/Sales of treasury shares		(945)	(94)	2,448
Dividends		(1,731)	(14,922)	(14,652)
Net cash flows (used in)/from financing activities		(49,052)	(267,486)	131,868

Effects of exchange rate changes on cash and cash equivalents		(7,761)	1,698	(362)

Net increase/(decrease) in cash and cash equivalents		106,665	(7,705)	(10,275)
Cash and cash equivalents at the beginning of the year		210,626	218,331	228,606
Cash and cash equivalents at the end of the year		317,291	210,626	218,331

The accompanying notes are an integral part of these Consolidated Financial Statements.

FIN-84

Ermenegildo Zegna Holditalia S.p.A.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

for the years ended December 31, 2020, 2019 and 2018

				Other comprehensive income
(Euro thousands)	Share capital	Retained earnings	Other reserves	Currency translation difference	Cash flow hedge reserve	Remeasurement of defined benefit plans	Financial assets at FVOCI reserve	Total equity attributable to shareholders of parent company	Total equity attributable to non-controlling interest	Total equity
	Restated	Restated	Restated	Restated	Restated	Restated	Restated	Restated	Restated	Restated
At January 1, 2018	4,300	912,222	(74,591)	—	(279)	—	—	841,652	7,467	849,119
Profit for the year	—	37,714	—	—	—	—	—	37,714	2,800	40,514
Other comprehensive income	—	—	—	579	(593)	597	(2,507)	(1,924)	(293)	(2,217)
Dividends	—	(13,147)	—	—	—	—	—	(13,147)	(1,505)	(14,652)
Other changes	—	(234)	(172,784)	—	—	—	—	(173,018)	25,741	(147,277)

At December 31, 2018	4,300	936,555	(247,375)	579	(872)	597	(2,507)	691,277	34,210	725,487
Profit for the year	—	21,749	—	—	—	—	—	21,749	3,690	25,439
Other comprehensive income	—	—	—	11,035	(1,990)	(395)	2,463	11,113	75	11,188
Dividends	—	(12,731)	—	—	—	—	—	(12,731)	(2,191)	(14,922)
Other changes	—	(1,084)	(21,552)	—	—	—	—	(22,636)	5,198	(17,438)

At December 31, 2019	4,300	944,489	(268,927)	11,614	(2,862)	202	(44)	688,772	40,982	729,754
(Loss)/Profit for the year	—	(50,577)	—	—	—	—	—	(50,577)	4,037	(46,540)
Other comprehensive loss	—	—	—	(36,274)	637	539	287	(34,811)	(189)	(35,000)
Dividends	—	—	—	—	—	—	—	—	(1,731)	(1,731)
Other changes	—	(676)	(944)	—	—	—	—	(1,620)	171	(1,449)

At December 31, 2020	4,300	893,236	(269,871)	(24,660)	(2,225)	741	243	601,764	43,270	645,034

The accompanying notes are an integral part of these Consolidated Financial Statements.

FIN-85

Ermenegildo Zegna Holditalia S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

at and for the years ended December 31, 2020, 2019 and 2018

1.	General information

Ermenegildo Zegna Holditalia S.p.A. (the “Company” or “Parent Company” or “E.Z. Holding”) is the holding company of the Ermenegildo Zegna Group (hereinafter also “Zegna” or the “Group”) and is incorporated as a joint-stock company in Italy under Italian law. The address of the Company’s registered office is Viale Roma 99/100, Valdilana (Biella).

Zegna is a leading global luxury group, internationally recognized for the distinctive heritage of craftsmanship and design associated with the Zegna and Thom Browne brands and the noble fabrics and fibers of its in-house luxury textile and knitwear business. Since its foundation in 1910 through Lanificio Ermenegildo Zegna e Figli S.p.A. in Valdilana (BI), Italy, Zegna has expanded beyond luxury textile production to ready-to-wear products and accessories to become a highly recognized luxury lifestyle group. The Group designs, manufactures, markets and distributes luxury menswear, footwear, leather goods and other accessories under the Zegna and the Thom Browne brands, and luxury womenswear and childrenswear under the Thom Browne brand. The Group’s product range is complemented by eyewear, cufflinks and jewelry, watches, underwear and beachwear manufactured by third parties under licenses. The Group’s business covers the entire value chain as a result of its design, manufacturing and distribution business and the Group has a significant international presence through the retail channel, consisting of directly operated single-brand stores (“Directly Operated Stores” or “DOS”) and online stores, as well as through the wholesale channel, represented by multi-brand stores, luxury department stores and major international airports.

2.	Basis of preparation

Statement of compliance with IFRS

These consolidated financial statements of Ermenegildo Zegna Holditalia S.p.A. have been prepared in compliance with the International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standards Board (“IASB”).

These consolidated financial statements were originally approved and authorized for issue by the Board of Directors of Ermenegildo Zegna Holditalia S.p.A. on August 24, 2021, and have been amended as of October 30, 2021, solely to include the disclosure required by IFRS on product lines and sales channels in the Note 7 Revenues.

Contents and structure of the Consolidated Financial Statements

The consolidated financial statements include the consolidated statement of profit and loss, consolidated statement of comprehensive income, consolidated statement of financial position, consolidated cash flow statement, consolidated statement of changes in equity and the accompanying notes (the “Consolidated Financial Statements”).

The financial reporting formats presented by the Group have the following characteristics:

•

the consolidated statement of financial position presents assets and liabilities by current and non-current items. Current items are those expected to be realized within 12 months from the reporting date or to be sold or consumed in the normal operating cycle of the Group;

•	the consolidated statement of profit and loss is presented by nature, in line with internal reporting processes and business operations;

•

the consolidated statement of comprehensive income is presented as a separate statement and, in addition to presenting the components of profit and loss recognized directly in the consolidated statement of profit and loss during the period, presents the components of profit and loss not recognized in profit or loss as required or permitted by IFRS;

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•	the consolidated statement of changes in equity presents the movements in shareholder’s equity;

•

the consolidated cash flow statement has been prepared using the “indirect method”, as permitted by IAS 7 — Statement of Cash Flows (“IAS 7”), and presents cash flows by operating, investing and financing activities.

The Consolidated Financial Statements are presented in Euro, which is the functional currency of the Company, and amounts are stated in thousands of Euros, unless otherwise indicated.

The Consolidated Financial Statements have been prepared on a going concern basis and applying the historical cost method, modified as required for certain financial assets and liabilities (including derivative instruments), which are measured at fair value, and assets held for sale, which are measured at fair value less costs to sell.

Restatement of previously reported financial statements

The consolidated financial statements at and for the years ended December 31, 2020, 2019 and 2018 include restatements with respect to classification and adjustments of certain items within the consolidated statements of profit and loss, consolidated statements of financial position and consolidated statements of cash flow. Refer to Note 43 - Restatement of previously reported financial statements for details on the nature and impact of the restatements.

3.	Summary of significant accounting policies

New Standards and Amendments issued by the IASB and applicable to the Ermenegildo Zegna Group from January 1, 2020

Amendments to IFRS 3 — Business Combinations

The Group adopted narrow scope amendments to IFRS 3 — Business Combinations (“IFRS 3”), which aim to help companies determine whether an acquisition made is of a business or a group of assets, emphasizing that the output of a business is to provide goods and services to customers, whereas the previous definition focused on returns in the form of dividends, lower costs or other economic benefits to investors and others. There was no effect from the adoption of these amendments.

Amendments to IAS 1 — Presentation of Financial Statements and IAS 8 — Accounting Policies, Changes in Accounting Estimates and Errors

The Group adopted amendments to IAS 1 — Presentation of Financial Statements (“IAS 1”) and IAS 8 — Accounting Policies (“IAS 8“), Changes in Accounting Estimates and Errors, which clarify the definition of ‘material’, as well as how materiality should be applied by including in the definition guidance that is included elsewhere in IFRS standards. There was no effect from the adoption of these amendments.

Amendments to IFRS 9 — Financial Instruments, IAS 39 — Financial Instruments: Recognition and Measurement and IFRS 7 — Financial Instruments: Disclosures

The Group adopted amendments to IFRS 9 — Financial Instruments (“IFRS 9”), IAS 39 — Financial Instruments: Recognition and Measurement (“IAS 39”) and IFRS 7 — Financial Instruments: Disclosures (“IFRS 7”), collectively the “Interest Rate Benchmark Reform”. These amendments modify certain hedge accounting requirements in order to provide relief from potential effects of the uncertainty caused by the interbank offered rates (IBOR) reform and require companies to provide additional information to investors about their hedging relationships that are directly affected by these uncertainties. There was no effect from the adoption of these amendments.

Review of the Conceptual Framework for Financial Reporting

The Group adopted the changes envisaged by the review of the Conceptual Framework for Financial Reporting, which applies to companies that use the Conceptual Framework to develop accounting policies when no IFRS

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standard applies to a particular transaction. Key changes include (i) increasing the prominence of stewardship in the objective of financial reporting; (ii) reinstating prudence as a component of neutrality, defined as the exercise of caution when making judgements under conditions of uncertainty; (iii) defining a reporting entity; (iv) revising the definitions of an asset and a liability; (v) removing the probability threshold for recognition, and adding guidance on derecognition; (vi) adding guidance on the information provided by different measurement bases, and explaining factors to consider when selecting a measurement basis; and (vii) stating that profit or loss is the primary performance indicator and income and expenses in other comprehensive income should be recycled where the relevance or faithful representation of the financial statements would be enhanced. There was no immediate effect from adoption, however the Group will apply the changes to develop accounting policies when no IFRS standard applies to a particular transaction in the future.

Amendment to IFRS 16 — Leases

In May 2020 the IASB issued an amendment to IFRS 16 — Leases (“IFRS 16”) for COVID-19-related Rent Concessions. The amendment permits lessees, as a practical expedient, not to assess whether particular rent concessions occurring as a direct consequence of the COVID-19 pandemic are lease modifications and instead to account for those rent concessions as if they are not lease modifications, thus giving the possibility to the lessees to recognize the entire economic benefit of such discounts immediately through profit or loss.

Rent discounts are eligible for the practical expedient if they occur as a direct consequence of the COVID-19 pandemic and if all of the following criteria are met:

•	the change in lease payments results in revised consideration for the lease that is substantially the same as, or less than, the consideration for the lease immediately preceding the change;

•	any rent reduction in lease payments affects only payments originally due on or before June 30, 2021; and

•	there is no substantive change to the other terms and conditions of the lease.

The economic challenges presented by the COVID-19 pandemic have persisted longer than anticipated. As a result, lessors and lessees are negotiating rent concessions that extend beyond June 30, 2021 as permitted by Amendments to IFRS 16 Leases: COVID-19 Related Rent Concessions beyond 30 June 2021, which is effective from January 1, 2021. The Board has therefore extended the practical expedient by 12 months – i.e. permitting lessees to apply it to rent concessions for which any reduction in lease payments affects only payments originally due on or before June 30, 2022.

As a result of the above, the consolidated statement of profit or loss for the year ended December 31, 2020 includes a total of Euro 24.9 million of COVID-19-related rent concessions, representing the reduction of lease payments resulting from the concessions agreed.

New standards, amendments and interpretations not yet effective

The standards, amendments and interpretations issued by the IASB that will have mandatory application in 2021 or subsequent years are listed below:

In May 2017 the IASB issued IFRS 17 — Insurance Contracts (“IFRS 17”), which establishes principles for the recognition, measurement, presentation and disclosure of insurance contracts issued as well as guidance relating to reinsurance contracts held and investment contracts with discretionary participation features issued. In June 2020 the IASB issued amendments to IFRS 17 aimed at helping companies implement IFRS 17 and make it easier for companies to explain their financial performance. The new standard and amendments are effective on or after January 1, 2023.

In January 2020 the IASB issued amendments to IAS 1 — Presentation of Financial Statements (“IAS 1”) : Classification of Liabilities as Current or Non-Current to clarify how to classify debt and other liabilities as

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current or non-current, and in particular how to classify liabilities with an uncertain settlement rate and liabilities that may be settled by converting to equity. These amendments are effective on or after January 1, 2023.

In May 2020 the IASB issued amendments to IFRS 3 — Business combinations to update a reference in IFRS 3 to the Conceptual Framework for Financial Reporting without changing the accounting requirements for business combinations. These amendments are effective on or after January 1, 2022.

In May 2020 the IASB issued amendments to IAS 16 — Property, Plant and Equipment (“IAS 16”). The amendments prohibit a company from deducting from the cost of property, plant and equipment amounts received from selling items produced while the company is preparing the asset for its intended use. Instead, a company should recognize such sales proceeds and the related cost in the statement of profit and loss. These amendments are effective on or after January 1, 2022.

In May 2020 the IASB issued amendments to IAS 37 — Provisions, Contingent Liabilities and Contingent Assets (“IAS 37”), which specify which costs a company includes when assessing whether a contract will be loss-making. These amendments are effective on or after January 1, 2022.

In May 2020 the IASB issued Annual Improvements to IFRSs 2018 - 2020 Cycle. The improvements have amended four standards with effective date January 1, 2022: i) IFRS 1 — First-time Adoption of International Financial Reporting Standards (“IFRS 1”) in relation to allowing a subsidiary to measure cumulative translation differences using amounts reported by its parent, ii) IFRS 9 — Financial Instruments in relation to which fees an entity includes when applying the ‘10 percent’ test for derecognition of financial liabilities, iii) IAS 41 — Agriculture (“IAS 41”) in relation to the exclusion of taxation cash flows when measuring the fair value of a biological asset, and iv) IFRS 16 — Leases in relation to an illustrative example of reimbursement for leasehold improvements.

In June 2020 the IASB issued amendments to IFRS 4 — Insurance Contracts (“IFRS 4”) which defer the expiry date of the temporary exemption from applying IFRS 9 to annual periods beginning on or after January 1, 2023.

In August 2020 the IASB issued a package of amendments to IFRS 9 – Financial Instruments, IAS 39 – Financial Instruments: Recognition and Measurement (“IAS 39”), IFRS 7 – Financial Instruments: Disclosures, IFRS 4 – Insurance Contracts” and IFRS 16 – Leases in response to the ongoing reform of inter-bank offered rates (IBOR) and other interest rate benchmarks. The amendments are aimed at helping companies to provide investors with useful information about the effects of the reform on those companies’ financial statements. These amendments complement amendments issued in 2019 and focus on the effects on financial statements when a company replaces the old interest rate benchmark with an alternative benchmark rate as a result of the reform. The new amendments relate to:

•

changes to contractual cash flows – a company will not be required to derecognize or adjust the carrying amount of financial instruments for changes required by the interest rate benchmark reform, but will instead update the effective interest rate to reflect the change to the alternative benchmark rate;

•

hedge accounting – a company will not have to discontinue its hedge accounting solely because it makes changes required by the interest rate benchmark reform if the hedge meets other hedge accounting criteria; and

•

disclosures – a company will be required to disclose information about new risks that arise from the interest rate benchmark reform and how the company manages the transition to alternative benchmark rates.

These amendments are effective on or after January 1, 2021, with early adoption permitted.

In February 2021 the IASB issued amendments to IAS 1 — Presentation of Financial Statements and IFRS Practice Statement 2: Disclosure of Accounting policies which require companies to disclose their material

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accounting policy information rather than their significant accounting policies and provide guidance on how to apply the concept of materiality to accounting policy disclosures. These amendments are effective on or after January 1, 2023.

In February 2021 the IASB issued amendments to IAS 8 — Accounting Policies, Changes in Accounting Estimates and Errors: Definition of Accounting Estimates which clarify how companies should distinguish changes in accounting policies from changes in accounting estimates. These amendments are effective on or after January 1, 2023.

In May 2021 the IASB issued amendments to IAS 12 - Income Taxes: Deferred Tax related to Assets and Liabilities Arising From a Single Transaction (“IAS 12”) that clarify how companies account for deferred tax on transactions such as leases and decommissioning obligations. These amendments are effective on or after January 1, 2023.

At the date of these Consolidated Financial Statements, the Group has not yet completed the analysis to assess the impacts of the above new standards and interpretations not yet applicable.

Basis of consolidation

Subsidiaries

Subsidiaries are entities over which the Group has control. Control is achieved when the Group has the power over the investee, it is exposed, or has rights to, variable returns from its involvement with the investee, and has the ability to use its power to affect its returns. Subsidiaries are consolidated on a line by line basis from the date on which the Group obtains control. The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Subsidiaries are deconsolidated from the date when control ceases. When the Group ceases to have control over a subsidiary, it derecognizes the assets (including any goodwill) and liabilities of the subsidiaries at their carrying amounts, derecognizes the carrying amount of non-controlling interests in the former subsidiary and recognizes the fair value of any consideration received from the transaction. Any retained interest in the former subsidiary is then remeasured to its fair value.

The Group recognizes any non-controlling interests (“NCI”) in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interests’ share of the acquiree’s identifiable net assets. Net profit or loss and each component of other comprehensive income/(loss) are attributed to the owners of the parent and to the non-controlling interests.

All intra-group balances and transactions and any unrealized gains and losses arising from intra-group transactions are eliminated in preparing the Consolidated Financial Statements.

Foreign currency transactions

The functional currency of the Group’s entities is the currency of their primary economic environment. Transactions in foreign currencies are recorded at the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the foreign currency exchange rate prevailing at that date. Exchange differences arising on the settlement of monetary items or on reporting monetary items at rates different from those at which they were initially recorded during the period or in previous financial statements are recognized in the consolidated statement of profit and loss.

Consolidation of foreign entities

Upon consolidation, all assets and liabilities of Group entities with a functional currency other than the Euro are translated using the closing rates at the date of the consolidated statement of financial position. Income and

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expenses are translated into Euro at the average foreign currency exchange rate for the period. Translation differences resulting from the application of this method are recognized within other comprehensive income/(loss) until the disposal of the investment. Average foreign currency exchange rates for the period are used to translate the cash flows of foreign subsidiaries in preparing the consolidated statement of cash flows. Goodwill, assets acquired and liabilities assumed arising from the acquisition of entities with a functional currency other than the Euro are recognized in the Consolidated Financial Statements in the functional currency and translated at the foreign currency exchange rate at the acquisition date. These balances are translated at subsequent balance sheet dates at the relevant foreign currency exchange rate.

The principal foreign currency exchange rates used by the Group to translate other currencies into Euro, were as follows:

	Exchange rate at December 31, 2020	2020 Average exchange rate	Exchange rate at December 31, 2019	2019 Average exchange rate	Exchange rate at December 31, 2018	2018 Average exchange rate
U.S. Dollar	1.227	1.142	1.123	1.119	1.145	1.181
Swiss Franc	1.080	1.070	1.085	1.113	1.127	1.155
Chinese Renminbi	8.023	7.874	7.821	7.735	7.875	7.808
Pound Sterling	0.899	0.890	0.851	0.878	0.895	0.885
Hong Kong Dollar	9.514	8.857	8.747	8.772	8.968	9.258
Singapore Dollar	1.622	1.574	1.511	1.527	1.559	1.593
United Arab Emirates Dirham	4.507	4.194	4.126	4.111	4.205	4.338

South Korean Won	1,336.000	1,345.487	1,296.280	1,305.214	1,277.930	1,299.117

Japanese Yen	126.490	121.832	121.940	122.021	125.850	130.399

Interests in associates and in joint arrangements

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee without having control or joint control over those policies.

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement.

Associates and joint ventures are accounted for using the equity method of accounting, from the date significant influence or joint control is obtained, respectively.

Under the equity method, the investments are initially recognized at cost and adjusted thereafter to recognize the Group’s share of the profit/(loss) and other comprehensive income/(loss) of the investee. The Group’s share of the investee’s profit/(loss) is recognized in the consolidated statement of profit and loss. Distributions received from an investee reduce the carrying amount of the investment. Post-acquisition movements in other comprehensive income/(loss) are recognized in other comprehensive income/(loss) with a corresponding adjustment to the carrying amount of the investment. Unrealized gains on transactions between the Group and its associates and joint ventures are eliminated to the extent of the Group’s interest. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. When the Group’s share of the losses of an associate or joint venture exceed the carrying amount of the Group’s investment, the Group discontinues recognizing its share of further losses. Additional losses are provided for, and a liability is recognized, only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the related investee. The Group discontinues the use of the equity method from the date the investment ceases to be an associate or joint venture, or when it is classified as available-for-sale.

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Scope of consolidation

Ermenegildo Zegna Holditalia S.p.A. is the parent company of the Group and it holds, directly or indirectly, interests in the Group’s subsidiaries. The Group’s scope of consolidation at December 31, 2020 and 2019 was as follows:

Company	Registered office	Share capital (functional currency)	Held directly by	% Group
				2020	2019
Companies consolidated on a line-by-line basis

Parent company

Ermenegildo Zegna Holditalia S.p.A.	Valdilana (BI)	4,300,000

Italian subsidiaries

In.co. S.p.A.	Biella	4,050,000	E.Z. Holditalia	100	100

Lanificio Ermenegildo Zegna e Figli S.p.A.	Valdilana (BI)	3,100,000	E.Z. Holditalia	90	90

Ezi S.p.A.	Milan	5,750,000	E.Z. Holditalia	100	100

E.Z. Real Estate S.r.l.	Valdilana (BI)	2,000,000	E.Z. Holditalia	100	100

Agnona S.r.l. (*)	Milan	200,000	E.Z. Holditalia	100	100

Bonotto S.p.A.	Molvena (VI)	1,239,600	E.Z. Holditalia	60	60

Cappellificio Cervo S.r.l.	Biella	300,000	E.Z. Holditalia	51	51

Thom Browne Services Italy S.r.l.	Milan	10,000	Thom Browne Trading SA	85	85

Thom Browne Retail Italy S.r.l.	Milan	10,000	Thom Browne Services Italy S.r.l.	85	85

Gruppo Dondi S.p.A.	Carpi (MO)	1,502,800	E.Z. Holditalia	65	65

Foreign subsidiaries

Ermenegildo Zegna Giyim Sanayi ve Tic. A. S.	Istanbul (Turkey)	32,291,439	E.Z. Holditalia	100	100

Ermenegildo Zegna H.m.b.H.	Wien (Austria)	610,000	E.Z. Holditalia	100	100

Société de Textiles Astrum France S.à.r.l.	Paris (France)	500,000	E.Z. Holditalia	100	100

Ermenegildo Zegna GmbH	Munich (Germany)	6,577,421	E.Z. Holditalia	100	100

Zegna Japan Co., LTD	Minato-Ku-Tokyo (Japan)	100,000,000	E.Z. Holditalia	100	100

Fantasia (London) Limited	London (UK)	7,000,000	E.Z. Holditalia	100	100

Ermenegildo Zegna S.A. de C.V.	Ciudad de Mexico (Mexico)	459,600,000	E.Z. Holditalia	100	100

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Company	Registered office	Share capital (functional currency)	Held directly by	% Group
				2020	2019
Ezeti Portugal. S.A.	Lisbon (Portugal)	800,000	E.Z. Holditalia	100	100

Ermenegildo Zegna Madrid S.A.	Barcelona (Spain)	901,500	Ezeti	70	70

Ezeti S.L.	Barcelona (Spain)	500,032	Italco	100	100

Italco S.A.	Sant Quirze (Spain)	1,911,300	E.Z. Holditalia	100	100

Co.Ti. Service S.A.	Stabio (Switzerland)	27,940,000	E.Z. Holditalia	100	100

Consitex S.A.	Stabio (Switzerland)	15,000,000	E.Z. Holditalia	100	100

Ermenegildo Zegna Corporation	New York, NY	500,000	E.Z. Holditalia	100	100

Zegna (China) Enterprise Management Co., Ltd.	Shanghai (China)	58,309,140	E.Z. Holditalia	100	100

Ermenegildo Zegna (China) Co., LTD	Shanghai (China)	50,000,000	E.Z. Holditalia	100	100

Ermenegildo Zegna Korea LTD (*)	Seoul (Korea)	6.876.000.000	E.Z. Holditalia	100	100

Alan Real Estate S.A.	Stabio (Switzerland)	9,200,000	E.Z. Real Estate S.r.l.	100	100

Ismaco Amsterdam B. V.	Amsterdam(Netherlands)	226,890	E.Z. Holditalia	100	100

Ermenegildo Zegna Far-East Pte LTD	Singapore	21,776,432	Consitex S.A.	100	100

Ermenegildo Zegna Hong Kong LTD	Hong Kong	238,240,000	E.Z. Holditalia	100	100

E. Zegna Trading Hong Kong LTD Taiwan Branch	Hong Kong	233,659,800	E.Z. Hong Kong LTD	100	100

Ermenegildo Zegna Canada Inc.	Toronto (Canada)	700,000	Consitex S.A.	100	100

Ermenegildo Zegna Australia PTY LTD	Sydney (Australia)	18,000,000	E.Z. Far East	100	100

E. Z. New Zealand LTD	Auckland (New Zealand)	3,300,000	E.Z. Holditalia	100	100

Ezesa Argentina S.A.	Buenos Aires (Argentina)	27,246,979	E.Z. Holditalia; Italco	100	100

E. Z. Thai Holding Ltd	Bangkok (Thailand)	3,000,000	E.Z. Holditalia	49.3	49.3

The Italian Fashion Co. LTD	Bangkok (Thailand)	16,000,000	E. Z. Thai H.; E.Z Far East	64.5	64.5

Zegna South Asia Private LTD	Mumbai (India)	902,316,770	E.Z. Holditalia	51	51

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Company	Registered office	Share capital (functional currency)	Held directly by	% Group
				2020	2019
ISMACO TEKSTİL LİMİTED ŞİRKETİ	Istanbul (Turkey)	10,000,000	E.Z.Holditalia, Ismaco	100	100

Ezesa Brasil Participacoes LTDA	San Paolo (Brazil)	77,481,487	E.Z. Holditalia	100	100

Ermenegildo Zegna (Macau) LTD	Kowloon Bay (Hong Kong)	4,650,000	Consitex S.A.	100	100

Ermenegildo Zegna Malaysia Sdn. Bhd.	Kuala Lumpur (Malaysia)	3,000,000	E.Z. Far East	100	100

61 West 23rd Street LLC	New York, NY	12,637,342	Alan Real Estate S.A.	100	100

Ermenegildo Zegna Maroc S.A.R.L.A.U.	Casablanca (Morocco)	530,000	E.Z. Holditalia	100	100

Ermenegildo Zegna Vietnam LLC	Hanoi City (Vietnam)	53,567,900,000	E.Z. Holditalia	76.6	70

Achill Land Pty Ltd.	Armidale NSW (Australia)	10,200,000	Alan Real Estate S.A.	60	60

Zegna Gulf Trading LLC	Dubai (UAE)	300,000	Consitex S.A.	49	49

EZ US Holding Inc.	Wilmington (U.S.A.)	1,000,099	Consitex S.A.	100	100

E.Zegna Attica Single Member Societé Anonyme	Athens (Greece)	650,000	E.Z. Holditalia	100	100

Thom Browne Inc.	Wilmington (U.S.A.)	5,510	E.Z. Holditalia	85	85

Thom Browne Japan Inc.	Tokyo (Japan)	1,000,000	Thom Browne Inc.	85	85

Thom Browne Trading SA	Stabio (Switzerland)	100,000	Thom Browne Inc.	85	85

Thom Browne France Services	Paris (France)	50,000	Thom Browne Trading SA	85	85

Thom Browne UK Limited	Beckenham (UK)	1	Thom Browne Trading SA	85	85

Tailoring Luxury Co., Ltd.	Shanghai (China)	900,000	Thom Browne Trading SA	85	85

Thom Browne (Macau) Limited	Hong Kong	500,000	Thom Browne Trading SA	85	85

Thom Browne Canada	Vancouver (Canada)	1	Thom Browne Trading SA	85	—
Investments valued using the equity method of accounting

Italian entities and associated companies

Pelletteria Tizeta S.r.l.	Sesto Fiorentino (FI)	206,816	E.Z. Holditalia	50	50

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Company	Registered office	Share capital (functional currency)	Held directly by	% Group
				2020	2019

Foreign entities and associated companies
Achill Station Pty Ltd.	Armidale NSW (Australia)	2,239,127	Alan Real Estate S.A.	60	60

Tom Ford International LLC	Delaware (U.S.A.)	82,366,000	EZ US Holding Inc.	15	15

Other investments valued at fair value

Acquedotto Piancone S.r.l.	Valdilana (BI)	42,000	LEZ	66.7	66.7

Pettinatura di Verrone S.r.l.	Verrone (BI)	3,000,000	LEZ	15	15

Consorzio Turistico Alpi Biellesi	Valdilana (BI)	33,750	E.Z. Real Estate S.r.l.	43.9	50.8

Sharmoon.EZ.Garments Co. Ltd	Wenzhou (China)	100,000,000	E.Z. Holditalia	50	50

F2 S.r.l.	Schio (VI)	90,000	Bonotto S.p.A.	49	49

Elah Dufour S.p.A.	Genova (GE)	26,650,000	E.Z. Holditalia	10	10

Bea Biella S.r.l.	Busalla (GE)	130,000	E.Z. Real Estate S.r.l.	22	22

Future 101 Design Private Ltd	New Delhi (India)	100,000	E.Z. Holditalia	17.5	17.5

(*)	Reclassified as current assets held for sale in 2020

Property, plant and equipment

Cost

Property, plant and equipment is initially recognized at cost, which comprises the purchase price, any costs directly attributable to bringing the assets to the location and condition necessary to be capable of operating in the manner intended by management, capitalized borrowing costs and any initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located. Self-constructed assets are initially recognized at their production cost, including labor costs. Subsequent costs are capitalized only if they increase the future economic benefits embodied in the related assets. All other expenditures are expensed as incurred. When parts are replaced, the carrying amount of the parts that are replaced are written off in the consolidated statement of profit and loss.

Property, plant and equipment is presented net of accumulated depreciation, calculated on the basis of the useful lives of the assets, and any impairment losses.

Depreciation

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

Category of Property, Plant and Equipment	Depreciation rate
Buildings	3% - 10%
Plants and machinery	12.5% - 17.5%
Industrial and commercial equipment	20% - 25%
Other tangible assets	12% - 25%

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Land and assets under construction are not depreciated.

If the asset being depreciated consists of separately identifiable components whose useful life differs from that of the other parts making up the asset, depreciation is charged separately for each of its component parts through application of the “component approach”.

Property, plant and equipment is tested for impairment when impairment indicators are identified, such as a scheduled closure of a store or site, a redundancy plan or a downward revision of market forecasts. When an asset’s recoverable amount is less than its net carrying amount, an impairment loss is recognized. Where the recoverable amount of an individual asset cannot be determined precisely, the Group determines the recoverable amount of the cash-generating unit (“CGU”) or group of CGUs to which the asset belongs.

Investment property

Investment property is land or buildings owned by the Group with the intention of earning rent or holding for capital appreciation.

Investment property is recognized when it is probable that the future economic benefits associated with the property will flow to the entity and the cost of the property to the entity can be reliably measured. Investment property is initially measured at cost plus transaction costs. Investment property is subsequently measured at cost less accumulated depreciation and any accumulated impairment losses (the cost model).

Investment property is impaired if its carrying amount exceeds its recoverable amount. Impairment losses are recognized in the consolidated statement of profit and loss under “Depreciation, amortization and impairment of assets”. Impairment losses are reversed if the reasons for them cease to exist, but not in excess of the carrying amount that would have been recorded had no impairment loss been recognized. The reversal of an impairment loss is recognized in the consolidated statement of profit and loss immediately.

Investment property is derecognized when it has been disposed of or when it has been permanently withdrawn from use and no future economic benefits are expected to arise from its disposal. The gain or loss on disposal or retirement of investment property is calculated as the difference between the net disposal proceeds, after deducting direct costs of disposal, and the carrying amount at the date of disposal.

Brands with indefinite useful life

Brands with indefinite useful lives are not amortized but are tested for impairment at least annually, or more frequently, if facts or circumstances indicate that the asset may be impaired.

Intangible assets with a finite useful life

An identifiable non-monetary asset without physical substance, controlled by the Group and capable of producing future economic benefits is recognized as intangible assets.

Intangible assets with a finite useful life include trademarks, licenses, software, and development costs.

Concession, licences, trademarks and patents

Concession, licences, trademarks and patents are recognized at cost or at the value attributed upon acquisition and include the cost of trademark registration in the various countries in which the Group operates, assuming there are no risks or limitations on control over their use.

Software

Software acquired as part of recurring operations and software developed in-house by the Group which meet all the relevant criteria are capitalized and amortized on a straight-line basis over their useful lives.

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Development costs

Development costs are recognized as an asset if, and only if, both of the following conditions under IAS 38 — Intangible Assets (“IAS 38”) are met: (i) that development costs can be measured reliably and (ii) that the technical feasibility of the product, volumes and pricing support the view that the development expenditure will generate future economic benefits. Capitalized development costs include all direct and indirect costs that may be directly attributed to the development process. All other research and development costs are expensed as incurred.

Intangible assets with a definite useful life are amortized on a straight-line basis at the following rates:

Category of Intangible assets with a finite useful life	Depreciation rate
Concessions, licences, trademarks and patents	2.5% - 25%
Software	10% - 33%
Development costs and other intangibles	10% - 33%

Leases

The Group recognizes a right-of-use asset and a corresponding lease liability at the date at which the leased asset is available for use. Each lease payment is allocated between the principal liability and finance costs. Finance costs are charged to the statement of profit and loss over the lease period using the effective interest rate method. The right-of-use asset is depreciated on a straight-line basis over the lease term.

Right-of-use assets are measured at cost comprising the following: (i) the amount of the initial measurement of lease liability; (ii) any lease payments made at or before the commencement date less any lease incentives received; (iii) any initial direct costs and, if applicable, (iv) restoration costs. Payments associated with short-term leases (less than 12 months at inception) and leases of low-value assets are recognized as an expense in the statement of profit and loss on a straight-line basis.

Lease liabilities are measured at the net present value of the following: (i) fixed lease payments, (ii) variable lease payments that are based on an index or a rate and, if applicable, (iii) amounts expected to be payable by the lessee under residual value guarantees, and (iv) the exercise price of a purchase option if the lessee is reasonably certain to exercise that option. Lease liabilities do not include any non-lease components that may be included in the related contracts. Lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be determined, the Group’s incremental borrowing rate is used, being the rate that the Group would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

Variable lease payments are recognized in the statement of profit and loss in the period in which the condition that triggers those payments occurs. In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. The Group determines the lease term as the non-cancellable period of a lease, together with the periods covered by (i) an option to extend if the lessee is reasonably certain to extend or periods after an optional termination date if the lessee is reasonably certain not to terminate early. Management evaluates the exercise of the option if it’s considered “reasonably certain” based on several factors and circumstances that create an incentive for the lessee to exercise, or not to exercise the option, including any expected changes in facts and circumstances from the commencement date until the exercise date of the option.

Impairment of non-current assets

The Group continuously monitors its operations to assess whether there is any indication that its non-current assets are impaired, including goodwill, brands with an indefinite useful life, other intangible assets, investment property, property, plant and equipment and right-of-use assets. Goodwill and brands with an indefinite useful

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life are tested for impairment annually or more frequently, if there is an indication that they may be impaired. If impairment indicators are present, the carrying amount of the asset is reduced to its recoverable amount, which is the higher of its (i) fair value less costs of disposal and (ii) value in use. The recoverable amount is determined for the individual asset, unless the asset does not generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets, in which case the asset is tested as part of the CGU to which the asset belongs. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The Group identifies each directly operated store (“DOS”) as a separate CGU, with the exception of the strategic stores, whose carrying amount is tested for recoverability taking into consideration the cash flows arising from all the DOS that benefit from it. In assessing the value in use of an asset or CGU, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. An impairment loss is recognized if the recoverable amount is lower than the carrying amount. Where an impairment loss for assets other than goodwill subsequently no longer exists or has decreased, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, but not in excess of the carrying amount that would have been recorded had no impairment loss been recognized. The reversal of an impairment loss is recognized in the consolidated statement of profit and loss.

Business combinations

Business combinations are accounted for using the acquisition method in accordance with IFRS 3. Accordingly, the consideration transferred (acquisition price) in a business combination is measured at the fair value, which is measured at the fair value of the assets transferred, liabilities incurred by the acquirer and the equity interest issued at the date the control changed. The following items constitute an exception, which are instead valued according to their reference principle: (i) deferred tax assets and liabilities, (ii) assets and liabilities for employee benefits and (iii) assets held for sale. Acquisition-related costs are recognized in the consolidated statement of profit and loss as incurred. Goodwill is measured as the excess of the acquisition price plus the amount of any non-controlling interests in the acquiree over the net fair value of the identifiable assets and liabilities acquired. If, after reassessment, it results in a negative difference, the excess is recognized immediately in the consolidated statement of profit and loss as a bargain purchase gain.

In the event that the fair values of the assets, liabilities and contingent liabilities can only be determined provisionally, the business combination is recognized using these provisional values. Any adjustments deriving from the completion of the valuation process are recognized within twelve months from the acquisition date.

If a price component is linked to the realization of future events, this component is considered in the estimate of the fair value at the time of the business combination.

Significant gains and losses, with the related tax effects, deriving from transactions carried out between fully consolidated companies not yet realized with third parties, are eliminated, except for losses that are not eliminated if the transaction provides evidence of a reduction of value of the transferred asset. The reciprocal debit and credit relationships, costs and revenues, as well as financial income and expenses are also eliminated if significant.

The purchase of further holdings in subsidiaries and the sale of shares that do not involve the loss of control are considered transactions between shareholders; as such, the accounting effects are recognized directly in the Group’s equity.

Put and call agreement on non-controlling interests

In the case of put options granted to non-controlling interests, the Group recognizes a financial liability corresponding to the present value of the exercise price of the option. On initial recognition, if put option terms and conditions give the Group the access to the economic benefits of the non-controlling interests, the Group

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recognizes a financial liability and a reduction of equity attributable to non-controlling interests (as if the non-controlling interest had been acquired by the Group). If put option terms and conditions do not give the Group the access to the economic benefits of the non-controlling interests, the Group recognizes a financial liability and a reduction of the Group’s retained earnings. The liability is subsequently remeasured at the end of each period. The liability is subsequently accreted through financial expenses up to the redemption amount that is payable at the date at which the option first becomes exercisable. In the event that the option expires unexercised, the liability is derecognized with a corresponding adjustment to equity.

Financial instruments

The classification of a financial asset is based on the Group’s business model for managing the related financial assets and their contractual cash flows. The Group considers whether the contractual cash flows represent solely payments of principal and interest that are consistent with a basic lending arrangement. Where the contractual terms introduce exposure to risk or volatility that are inconsistent with a basic lending arrangement, the related financial assets are classified and measured at fair value through profit and loss.

With the exception of trade receivables that do not contain a significant financing component (or for which the Group has applied the practical expedient available under IFRS 15 - Revenue from contracts with customers (“IFRS 15”)), which are measured at the transaction price (as defined in IFRS 15), all financial assets are initially measured at their fair value plus, in the case of financial assets not at fair value through profit and loss only, transaction costs that are directly attributable to the acquisition of the asset.

Measurement subsequent to initial recognition is based on the classification of the financial assets into one of the following categories:

(1)	Financial assets at amortized cost;

(2)	Financial assets at fair value through other comprehensive income, with subsequent recycling of cumulative gains and losses to the statement of profit and loss (“FVOCI”); or

(3)	Financial assets at fair value through profit and loss (“FVPL”).

(1)	Financial assets at amortized cost

Financial assets at amortized cost are subsequently measured using the effective interest rate method and are subject to impairment testing. Gains and losses are recognized in the statement of profit and loss when the asset is derecognized, modified or impaired.

The Group’s financial assets at amortized cost primarily include trade receivables, guarantee deposits and certain other non-current financial assets.

(2)	Financial assets at fair value through other comprehensive income (FVOCI)

Financial assets at FVOCI are initially recognized at fair value and subsequent fair value changes are recognized within other comprehensive income. Interest income, foreign exchange revaluations and impairment losses or reversals are recognized in the consolidated statement of profit and loss. Upon derecognition, the cumulative reserve of fair value changes recognized within other comprehensive income is recycled to profit and loss.

The Group’s financial assets at FVOCI primarily include derivative instruments fixed income and floating income securities.

(3)	Financial assets at fair value through profit and loss (FVPL)

Financial assets at FVPL are initially recognized at fair value and subsequent fair value changes are recognized in the consolidated statement of profit and loss. Financial assets at FVTPL include derivative instruments and

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listed equity investments for which the Group has not irrevocably elected to classify the instruments at FVOCI. Dividends from listed equity investments are recognized as other income in the consolidated statement of profit and loss when the right of payment has been established.

The Group’s financial assets measured at FVPL primarily include insurance contracts, equity instruments and fixed income securities, as well as investments in hedge funds and private equity private debts, money market funds, floating income and real estate funds.

Reclassification

A financial asset is only reclassified when there is a change in the contractual terms that significantly affects the previously expected cash flows or when the Group changes its business model for managing financial assets. Reclassifications are only made prospectively from the reclassification date, without restating any previously recognized gains, losses or interest.

Derecognition

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability for any obligations created or retained. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

On derecognition of a financial asset measured at amortized cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognized in profit and loss. In addition, on derecognition of an investment in a debt instrument classified as FVOCI, the cumulative gain or loss previously accumulated in the investment revaluation reserve within other comprehensive income is reclassified to profit and loss.

Impairment of financial assets

The Group recognizes a loss allowance for expected credit losses on investments in debt instruments that are measured at amortized cost or at FVOCI, lease receivables, trade receivables and contract assets, as well as on financial guarantee contracts. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument.

The Group always recognizes lifetime expected credit losses (ECL) for trade receivables, contract assets, lease receivables and securities. The expected credit losses on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date, including time value of money where appropriate.

Trade receivables

Trade receivables are amounts due from clients for goods sold or services provided in the ordinary course of business. Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest rate method, less any loss allowances.

Financial liabilities

Financial liabilities include loans, bonds, lease liabilities, trade payables and other liabilities. These instruments are recorded at fair value on initial recognition, net of any costs that can be ascribed to them. Subsequently, the

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financial liabilities are measured at amortized cost using the effective interest method. The Group derecognizes a financial liability when, and only when, it is extinguished, i.e. when the obligation in the contract is discharged, cancelled or expired.

Derivative financial instruments

The Group enters into a variety of derivative financial instruments to manage its exposure to interest rate and foreign exchange rate risks, including foreign exchange forward contracts, options and interest rate swaps.

Derivatives are recognized initially at fair value at the date a derivative contract is entered into and are subsequently remeasured to fair value at each reporting date. The resulting gain or loss is recognized immediately in profit or loss unless the derivative is designated and effective as a hedging instrument, in which case the timing of the recognition in profit or loss depends on the nature of the hedge relationship. A derivative with a positive fair value is recognized as a financial asset whereas a derivative with a negative fair value is recognized as a financial liability. A derivative is classified as a non-current asset or a non-current liability if the remaining maturity of the instrument is more than 12 months and it is not due to be realized or settled within 12 months. Derivatives held for trading are classified as current assets or current liabilities.

Hedge accounting

The Group designates certain derivatives as hedging instruments in respect of foreign currency and interest rate risk, as fair value hedges, cash flow hedges, or hedges of net investments in foreign operations. Hedges of foreign exchange risk on firm commitments are accounted for as cash flow hedges.

At the inception of the hedge relationship, the Group documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Group documents whether the hedging instrument is effective in offsetting changes in fair values or cash flows of the hedged item attributable to the hedged risk, which is when the hedging relationship meets all of the following hedge effectiveness requirements:

a)	there is an economic relationship between the hedged item and the hedging instrument;

b)	the effect of credit risk does not dominate the value changes that result from that economic relationship; and

c)

the hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the Group actually hedges and the quantity of the hedging instrument that the Group actually uses to hedge that quantity of hedged item.

If a hedging relationship ceases to meet the hedge effectiveness requirement relating to the hedge ratio but the risk management objective for that designated hedging relationship remains the same, the Group adjusts the hedge ratio of the hedging relationship (i.e. rebalances the hedge) so that it meets the qualifying criteria again.

The Group designates the full change in the fair value of a forward contract (i.e. including the forward elements) as the hedging instrument for all of its hedging relationships involving forward contracts.

The Group designates only the intrinsic value of option contracts as a hedged item and excludes the time value of the option. The changes in the fair value of the aligned time value of the option are recognized in other comprehensive income and accumulated in the hedge reserve. If the hedged item is transaction-related, the time value is reclassified to profit or loss when the hedged item affects profit or loss. If the hedged item is time period related, then the amount accumulated in the hedge reserve is reclassified to profit or loss on a rational basis – the Group applies straight-line amortisation. Those reclassified amounts are recognized in profit or loss in the same line as the related hedged item. If the hedged item is a non-financial item, then the amount accumulated in the

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hedge reserve is removed directly from equity and included in the initial carrying amount of the recognized non-financial item. Furthermore, if the Group expects that some or all of the loss accumulated in the hedge reserve will not be recovered in the future, that amount is immediately reclassified to profit or loss.

The Group designates certain derivatives as either:

a)

hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge). Where a derivative financial instrument is designated as a hedge against the fluctuation in fair value of a recognized asset or liability (fair value hedge), the gain or loss for re-measuring the hedging instrument at fair value is recognized in the statement of profit and loss together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. Consistently, the hedged items are adjusted to consider changes in fair value of the hedged risk. The gain or loss relating to the effective portion of interest rate swaps hedging fixed rate borrowings is recognized in the statement of profit and loss. The gain or loss relating to the ineffective portion is recognized in the statement of profit and loss. Changes in the fair value of the hedged fixed rate borrowings attributable to interest rate risk are recognized in the statement of profit and loss. If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest rate method is used is amortized to the statement of profit and loss over the period to maturity.

b)

hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge). Where a derivative financial instrument is designated as a hedge of foreign exchange rate or interest rate in relation to future cash flow (cash flow hedge), the effective portion of any gain or loss on the derivative financial instrument is recognized directly in other comprehensive income within equity. The gain or loss associated with an ineffective portion of a hedge is recognized in the statement of profit and loss. The cumulative gain or loss is removed from equity and recognized in the statement of profit and loss at the same time in which the hedged transaction affects the statement of profit and loss (as an adjustment to the caption of the statement of profit and loss affected by the hedged cash flows). The gain or loss relating to the effective portion of interest rate swaps hedging variable rate borrowings is recognized in the statement of profit and loss. The gain or loss relating to the effective portion of forward foreign exchange contracts hedging export sales is recognized in the statement of profit and loss within ‘revenues’. However, when the forecast transaction that is hedged results in the recognition of a non-financial asset (for example, inventory) or a non-financial liability, the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset or liability. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the statement of profit and loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the statement of profit and loss.

Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less at the date of inception.

Inventories

Inventories are recognized at the lower of cost (acquisition or production) and net realizable value. Cost includes direct production costs and indirect costs that have been incurred in bringing the inventories to the location and condition necessary to be capable for their use in the production process. Cost is determined on a weighted

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average basis. Net realizable value is the estimated selling price less the estimated costs of completion and the estimated costs for sale and distribution.

Inventories are presented net of provisions for slow moving and obsolete inventories.

Employee benefits

Pension plans

Defined contribution plans - Costs arising from defined contribution plans are expensed as incurred.

Defined benefit plans - The Group’s net obligations are determined separately for each plan by estimating the present value of future benefits that employees have earned in the current and prior periods, and deducting the fair value of any plan assets.

The present value of defined benefit obligations is measured using actuarial techniques and benefits are attributable to periods in which the obligation to provide post-employment benefits arise by using the Projected Unit Credit Method. Actuarial assumptions are based on management’s best estimates. The components of defined benefit cost are recognized as follows:

•	the service costs are recognized in the consolidated statement of profit and loss in the personnel cost line item;

•	the net interest expense on the defined benefit liability is recognized in the consolidated statement of profit and loss within financial expenses;

•

the remeasurement components of the net obligation, which comprise actuarial gain and losses, are recognized immediately in other comprehensive income. These remeasurement components are not reclassified in the consolidated statement of profit and loss in a subsequent period.

Post-employment benefits include the Italian employee severance indemnity (“trattamento di fine rapporto” or “TFR”) obligation required under Italian Law. The amount of TFR to which each employee is entitled must be paid when the employee leaves the Group and is calculated based on the period of employment and the taxable earnings of each employee. Under certain conditions, the entitlement may be partially advanced to an employee during their working life.

The TFR scheme is classified as a defined contribution plan and the Group recognizes the associated costs over the period in which the employee renders service.

Other long-term employee benefits

The Group’s obligations represent the present value of future benefits that employees have earned in return for their service during the current and prior periods. Remeasurement components on other long-term employee benefits are recognized in the consolidated statement of profit and loss in the period in which they arise.

Provisions for risks and charges

Provisions are recognized when the Group has a present obligation, legal or constructive, as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

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A restructuring provision is recognized when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the entity.

Present obligations arising under onerous contracts are recognized and measured as provisions. An onerous contract is considered to exist where the Group has a contract under which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.

Provisions for the costs to restore leased plant assets to their original condition, as required by the terms and conditions of the lease, are recognized when the obligation is incurred, either at the commencement date or as a consequence of having used the underlying asset during a particular period of the lease, at the directors’ best estimate of the expenditure that would be required to restore the assets. Estimates are regularly reviewed and adjusted as appropriate for new circumstances.

Treasury shares

Treasury shares are measured at purchase cost, as a reduction in Shareholders’ equity. The nominal value of the Treasury Shares held is deducted directly from share capital. Gains and losses on disposal, net of income taxes, are taken directly to equity.

Assets and disposal groups held for sale

Assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. Assets and disposal groups are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the asset or disposal group is available for immediate sale in its present condition, subject only to terms that are usual and customary for sales of such an asset or disposal group, and the sale is highly probable, with the sale expected to be completed within one year from the date of classification.

When the Group is committed to a sale plan involving loss of control of a subsidiary, all of the assets and liabilities of that subsidiary are classified as held for sale when the criteria described above are met, regardless of whether the Group will retain a non-controlling interests in its former subsidiary after the sale.

Assets and disposal groups are not classified as held for sale within the comparative period presented for the Consolidated Statement of Financial Position.

Revenue recognition

Revenue mainly comprises sales of goods, together with income from associated services, and income from royalties and operating licenses.

Revenue is recognized when control over a product or service is transferred to a customer. Revenue is measured at the transaction price which is based on the amount of consideration that the Group expects to receive in exchange for transferring the promised goods or services to the customer and excludes any sales incentives, rebates or discounts (including end of season discounts offered by the retail channel), as well as taxes collected from customers that are remitted to government authorities.

Revenues from wholesale operations and direct sales to customers, through retail stores and online channels, are recognized at a point in time when control over a product is transferred to the customers.

Revenues from sales of services are recognized when the Group satisfies its performance obligation.

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Under the Group’s standard contract terms, retail customers are entitled to a right of returns within 30 days, which enables them to receive a full or partial cash refund of the amount paid, a store coupon or another product in exchange. Exchanges of one product for another of the same type, quality, condition and price are not considered returns, unless product exchange occurs after 30 days from the original sale.

Wholesalers generally do not have a contractual right of return.

Provisions for returns are presented in the consolidated statement of financial position under liabilities with a corresponding adjustment to revenue in respect of future refunds. A corresponding asset (with an offsetting adjustment to cost of sales) representing the right to recover the goods from the client is also recognized.

The Group uses its historical experience to estimate the number of returns on a portfolio level using the expected value method.

Royalties received with respect to operating licenses are recognized in accordance with the contractual obligations specific to each agreement, which is generally when the sales occur for sales-based licensing agreements, otherwise over time as the performance obligations are satisfied for other types of licensing agreements.

Payment for retail sales is typically required at the time of purchase or within 30 days, or, on occasion, in advance. Payment terms for wholesale sales are generally longer and the Group may adopt various measures aimed at ensuring collectability of the related consideration, such as requiring customers to provide advanced payments or financial guarantees, as well as performing credit analysis of customers and obtaining insurance over receivables.

Personnel costs

Personnel expenses primarily consist of wages, salaries and payroll taxes, expenses relating to pensions and other post-employment benefits under defined benefit plans. Wages, salaries and payroll taxes include fixed remuneration, variable short-term remuneration, long–term remuneration plans, expenses related to employee profit-sharing and other incentive plans, and any associated payroll taxes. Other personnel expenses notably include severance paid to individual employees or as part of a restructuring plan, and directors’ fees paid to directors of Group entities.

Cash-settled share-based payments

Where the Group issues cash-settled share-based transactions, the cost of the cash-settled transactions is initially valued at the fair value at the date the beneficiary is informed of their allocation. This fair value is recognized in the statement of profit and loss in the period until vesting, with the recognition of a corresponding liability. Until the liability is settled, the fair value is recalculated at each year-end date and at the settlement date, charging the related changes to the statement of profit and loss.

Income taxes

Income tax expense comprises the current and deferred tax expense.

Current tax

The tax currently payable is based on taxable profit for the year. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

A provision is recognized for those matters for which the tax determination is uncertain but it is considered probable that there will be a future outflow of funds to a tax authority.

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Deferred tax

Deferred tax is calculated using the liability method on all temporary differences between the carrying amount recorded in the consolidated balance sheet and the tax value of assets and liabilities, except for goodwill that is not deductible for tax purposes and certain other exceptions. The valuation of deferred tax balances depends on the way in which the Group intends to recover or settle the carrying amount of assets and liabilities, using tax rates that have been enacted or substantively enacted at the end of the reporting period.

Deferred tax assets and liabilities are not discounted and are presented separately in the balance sheet within non-current assets and liabilities. A deferred tax asset is recognized on deductible temporary differences and for tax loss carry-forwards and tax credits to the extent that their future offset is probable. A deferred tax liability is recognized on taxable temporary differences relating to investments in subsidiaries and associates unless the Group is able to control the timing of the reversal of the temporary difference, and it is probable that the temporary difference will not reverse in the foreseeable future.

Earnings per share

Basic

Basic earnings per share is calculated by dividing the profit or loss attributable to shareholders of the parent company by the weighted average number of ordinary shares outstanding during the period, excluding treasury shares.

Diluted

Diluted earnings per share is calculated by dividing the profit or loss attributable to holders of the parent company, excluding treasury shares, by the weighted average number of ordinary shares outstanding, taking into account all dilutive potential ordinary shares. To calculate diluted earnings per share, the weighted average number of shares outstanding is adjusted assuming the conversion of all potential shares with dilutive effects, and the entity’s net profit is adjusted to take into account any effects, net of taxes, of the conversion.

Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s consolidated financial statements in the period in which the dividends are approved by the Company’s shareholders.

Segment information

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (CODM). The CODM, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Board of Directors.

Rounding of amount

All amounts disclosed in the financial statements and notes have been rounded off to the nearest thousand Euro unless otherwise stated.

4.	Use of estimates

The preparation of the Consolidated Financial Statements in accordance with IFRS requires the use of estimates, judgements and assumptions that affect the carrying amounts of assets and liabilities (as well as the assessment of contingent assets and liabilities) and the amount of income and expenses recognized. The estimates and associated assumptions are based on historical experience and on any other factors that are considered to be relevant. Actual results might not fully correspond to estimates.

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The estimates and underlying assumptions are reviewed continuously by the Group. The effects of any changes to accounting estimates are recognized in the consolidated statement of profit and loss in the period in which the adjustment is made, or prospectively in future periods.

The items requiring estimates for which there is a risk that a material difference may arise in respect of the carrying amounts of assets and liabilities in the future are discussed below.

Impairment of non-current assets with definite useful lives

Non-current assets with definite useful lives include property, plant and equipment, right-of-us assets, investment property and intangible assets. The Group periodically reviews the carrying amount of non-current assets with definite useful lives when events and circumstances indicate that an asset may be impaired. Impairment tests are performed by comparing the carrying amount and the recoverable amount of the CGU. The recoverable amount is the higher of the CGU’s fair value less costs of disposal and its value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU.

Recoverability of goodwill and brands with indefinite useful life

In accordance with IAS 36 — Impairment of Assets (“IAS 36”), goodwill and brands with indefinite useful life are not amortized and are tested for impairment annually or more frequently if facts or circumstances indicate that the asset may be impaired. The impairment test is performed by comparing the carrying amount and the recoverable amount of the CGU. The recoverable amount of the CGU is the higher of its fair value, less costs of disposal and its value in use.

Recoverability of deferred tax assets

The deferred tax assets are recognized on the premise that it is more likely than not that the Group will be able to generate sufficient and suitable future taxable profits from which the reversal of the asset can be deducted. If the Group is unable to generate sufficient taxable profits in certain jurisdictions, or if there is a significant change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, the Group could be required to write-off any deferred tax assets, resulting in an increase in its effective tax rate and an adverse impact on future operating results.

Derivatives

Fair value of derivatives not traded in an active market is determined using a mark-to-model valuation technique.

Where active markets exist for its component parts, then fair value is determined on the basis of the relevant market prices for the component parts.

Valuation techniques that are based on significant inputs that are observable are referred to as Level 2 valuations, while those based on techniques that use significant unobservable inputs are referred to as Level 3 valuations. Estimates and assumptions are made with the support of the corporate functions and, where appropriate, of independent specialists, and are regularly reviewed.

Provisions for obsolete inventory

Since the Group’s products are subject to market trends and changes in fashion trends, product inventories at the end of the season are subject to impairment. Specifically, the provision for obsolete inventory of finished products reflects management’s estimate of the expected impairment losses on the products of the collections of previous seasons, considering the ability to sell them through the Group’s various distribution channels.

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Generally, impairment assumptions involve percentages of impairment that become greater the older the collections are, so as to reflect the decline in selling prices in secondary channels (mainly outlets), and on the other hand, the decrease in the probability of selling them as time goes by.

The provision for obsolete raw materials reflects management’s estimates of the decline in the probability they will be used based on the calculation of slow-moving raw materials.

Provision for risks

The Group recognizes a liability when facing legal and tax disputes and lawsuits if it believes it is probable that they will require an outflow of financial resources and a reliable estimate can be made of the amount of the potential losses. Given the uncertainty surrounding the outcome of these proceedings, it is hard to reliably estimate the outflow of resources that will be required to settle them, therefore the amount of the provisions for legal and tax disputes may change as a result of future developments in the outstanding proceedings. The Group monitors the status of ongoing lawsuit and proceedings and consults with its legal advisors as well as legal and tax experts.

Fair value estimates

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. IFRS 13—fair value measurement (“IFRS 13”) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

5.	Business combinations

A summary of the Group’s material business combinations for the years ended December 31, 2019 and 2018 is provided below. There were no business combinations for the year ended December 31, 2020. All business combinations have been recognized in accordance with IFRS 3—Business Combinations.

2019

Acquisition of Gruppo Dondi S.p.A.

On July 19, 2019 the Group acquired 65% of Gruppo Dondi S.p.A. (“Gruppo Dondi”), a leader in high-end jersey fabric. As a result of this acquisition, the Group has expanded its textile activities and product offering to a broader clientele.

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Details of the purchase consideration, the net assets acquired and goodwill are as follows:

(Euro thousands)	At acquisition date
Consideration paid	14,655
Contingent consideration	3,420

Total consideration	18,075

A portion of the consideration for the acquisition, amounting to Euro 3,420 thousand, was contingent on the achievement of certain predetermined performance targets by Gruppo Dondi for the year ended December 31, 2020. The contingent consideration was to be payable in cash in two tranches following the finalisation of Gruppo Dondi economic results for the period ended August 31, 2019 and 2020. The contingent consideration under the agreement was recognized in the consolidated financial statements as other current liabilities. At December 31, 2020 a portion of the contingent consideration amounting to Euro 1,000 thousand expired as the performance targets were not met. As a result, a gain of Euro 1,000 thousand was recognized within other income.

The net value of the assets acquired is detailed as follows:

(Euro thousands)	Fair value at acquisition date
Cash and cash equivalents	3,572
Trade receivables	8,892
Inventories	5,135
Other current assets	535
Property, plant and equipment and right-of-use assets	7,165
Intangible assets	30
Deferred tax assets and other non-current assets	233
Account payables	(8,694)
Other current liabilities	(272)
Provision for risks	(157)
Employee benefits	(969)
Deferred tax liabilities	(593)

Net identifiable assets acquired	14,877

Less: Non-controlling interests	(5,207)

Goodwill	8,405

Net assets acquired including goodwill	18,075

Goodwill arising from the acquisition of Euro 8,405 thousand is attributable to the expected synergies from combining operations of the acquiree and the acquirer or other factors. The goodwill is not deductible for tax purposes. Acquisition-related costs, which amounted to Euro 40 thousand were expensed in the consolidated statement of profit and loss.

For the non-controlling interests in Gruppo Dondi, representing 35% of the acquiree’s share capital, the Group elected to recognize the non-controlling interests at its proportionate share of the acquired net identifiable assets. Under the terms of the agreement, non-controlling interests have the option to sell to the Group the remaining 35% interest in Gruppo Dondi. The Group recognized the contractual obligation as a financial liability with an offsetting entry to other reserves. Please refer to Note 34—Other non-current financial liabilities for further details.

The fair value of acquired trade receivables is Euro 8,892 thousand. The gross contractual amount of trade receivables due is Euro 8,930 thousand, with a loss allowance of Euro 38 thousand.

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The details of the net cash outflows related to the acquisition are shown below:

(Euro thousands)	At acquisition date
Consideration paid	(14,655)
Cash and cash equivalents acquired	3,572

Net cash outflow—Investing activities	(11,083)

Gruppo Dondi contributed revenues of Euro 11,842 thousand and net profit of Euro 886 thousand to the Group for the period from July 19, 2019 (the acquisition date) to December 31, 2019. If the acquisition had occurred on January 1, 2019, the consolidated statement of comprehensive income would have included additional revenues for Euro 22,064 thousand and profit for Euro 1,745 thousand.

These amounts have been calculated using the subsidiary’s results and adjusting them for differences in the accounting policies between the group and the subsidiary, and the additional depreciation and amortisation that would have been charged assuming the fair value adjustments to property, plant and equipment and intangible assets had applied from January 1, 2019, together with the consequential tax effects.

2018

Acquisition of Thom Browne Group

On November 28, 2018, the Group acquired 85% of the Thom Browne Group. The acquisition aimed to address a younger “millennial” client segment through an offering complementary to the offering of the Zegna brand.

Details of the purchase consideration, the net assets acquired and goodwill are as follows:

(Euro thousands)	At acquisition date
Consideration paid	346,153
Price adjustment	(2,467)

Total consideration	343,686

(Euro thousands)	Fair value at acquisition date
Cash and cash equivalents	9,140
Trade receivables	12,556
Inventories	43,026
Other current assets	3,572
Other current financial assets	1,583
Property, plant and equipment and right-of-use assets	24,983
Brands with indefinite useful life	157,143
Intangible assets	1,613
Other non-current assets	1,972
Accounts payables and advances	(19,566)
Other current liabilities	(5,044)
Lease liabilities	(17,954)
Deferred taxes	(42,496)
Other long-term liabilities	(873)

Net identifiable assets acquired	169,655

Less: Non-controlling interests	(25,448)

Goodwill	199,479

Net assets acquired including goodwill	343,686

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Goodwill arising from the acquisition of Euro 199,479 thousand is attributable to the expected synergies from combining operations of the acquiree and the acquirer or other factors. The goodwill is not deductible for tax purposes. Acquisition-related costs, amounted to Euro 4,842 thousand, were expensed in the consolidated statement of profit and loss within costs for services.

For the non-controlling interests in the Thom Browne Group, representing 15% of the acquiree’s share capital, the Group elected to recognize the non-controlling interests at its proportionate share of the acquired net identifiable assets. Under the terms of the agreement, non-controlling interests have the option to sell to the Group the remaining 15% interest in the Thom Browne Group. The Group recognized the contractual obligation as a financial liability with an offsetting entry to other reserves. Please refer to Note 34—Other non-current financial liabilities and Note 42—Subsequent events for further details.

The fair value of acquired trade receivables is Euro 12,556 thousand. The gross contractual amount of trade receivables due is Euro 12,585 thousand, with a loss allowance of Euro 29 thousand.

The details of the net cash outflows related to the acquisition are shown below:

(Euro thousands)	At acquisition date
Consideration paid	(346,153)
Cash and cash equivalents acquired	9,140

Net cash outflow—Investing activities	(337,013)

In 2019 the Group collected from the seller proceeds of Euro 2,467 thousand in connection with price adjustments relating to the acquisition.

Thom Browne Group contributed revenues of Euro 19,059 thousand and net profit of Euro 4,923 thousand to the Group for the period from November 28, 2018 (the acquisition date) to December 31, 2018. If the acquisition had occurred on January 1, 2018, the consolidated statement of comprehensive income would have included additional revenues for Euro 98,334 thousand and loss for Euro 18,777 thousand.

These amounts have been calculated using the subsidiary’s results and adjusting them for differences in the accounting policies between the group and the subsidiary, and the additional depreciation and amortization that would have been charged assuming the fair value adjustments to property, plant and equipment and intangible assets had applied from January 1, 2018, together with the consequential tax effects.

Acquisition of Cappellificio Cervo Srl

In 2018 the Group acquired 51% of Cappellificio Cervo Srl, a high end producer of exclusive headgear, for a total consideration of Euro 667 thousand. Goodwill recognized as a result of the operation amounted to Euro 330 thousand.

Acquisition of Pelle Tessuta S.r.l.

In 2018 the Group acquired 60% of Pelle Tessuta S.r.l., a company that specializes in the production of woven leather, for a total consideration of Euro 504 thousand. In 2019 the Group acquired the remaining 40% interest in the company and it was subsequently merged into IN CO. S.p.A., a subsidiary of the Group.

6.	Segment reporting

The Group has determined the operating segments based on the reports reviewed by the Board of Directors, which is considered the Chief Operating Decision Maker (“CODM”) as defined under IFRS 8—Operating

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Segments (“IFRS 8”), for the purposes of allocating resources and assessing the performance of the Group. The Group is organized in two operating and reportable segments, based on a brand perspective, as described below:

1)	Zegna Segment—Includes all activities related to the Zegna Branded Products, Textile and Strategic Alliances product lines.

2)	Thom Browne Segment—Includes all activities related to the Thom Browne brand.

Adjusted Earnings Before Interest and Taxes (“Adjusted EBIT”) was the key profit measure used by the CODM to assess performance and allocate resources to the Group’s operating segments, as well as to analyze operating trends, perform analytical comparisons and benchmark performance between periods and among the segments. Adjusted EBIT is defined as profit or loss before income taxes, financial income, financial expenses, exchange gains/(losses), result from investments accounted for using the equity method and impairments of investments accounted for using the equity method, adjusted for income and costs which are significant in nature and that management considers not reflective of ongoing operational activities.

Transactions between segments are processed at arm’s length and primarily relate to intersegment sale. No allocations of common costs are made across the segments.

No measures of assets or liabilities by segment are reported to the CODM. Therefore, the related information is not provided. The following tables summarize selected financial information by segment for the years ended December 31, 2020, 2019 and 2018.

(Euro thousands)	For the year ended December 31, 2020
	Zegna	Thom Browne	Intercompany eliminations	Group Consolidated
Revenues with third parties	835,244	179,489		1,014,733
Inter-segment revenues	8,074	305	(8,379)	—

Revenues	843,318	179,794	(8,379)	1,014,733

Depreciation and amortization	(153,962)	(12,243)	—	(166,205)

Adjusted EBIT	(8,981)	28,994	—	20,013
Donations related to the COVID-19 pandemic				(4,482)
Legal expenses related to a lease agreement				(3,000)
Impairment of property, plant and equipment and right-of-use assets				(19,725)
Severance indemnities and provision for severance expenses				(12,308)
Impairment on held for sale assets				(3,053)

Financial income				34,352
Financial expenses				(48,072)
Exchange gains/(losses)				13,455
Result from investments accounted for using the equity method				(4,205)
Impairments of investments accounted for using the equity method				(4,532)

Loss before tax for the year				(31,557)

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(Euro thousands)	For the year ended December 31, 2019
	Zegna	Thom Browne	Intercompany eliminations	Group Consolidated
Revenues with third parties	1,160,731	160,596	—	1,321,327
Inter-segment revenues	5,180	604	(5,784)	—

Revenues	1,165,911	161,200	(5,784)	1,321,327

Depreciation and amortization	(160,381)	(7,829)	—	(168,210)

Adjusted EBIT	91,385	15,889	—	107,274
Impairment of property, plant and equipment and right-of-use assets				(8,858)
Severance indemnities and provision for severance expenses				(9,777)

Financial income				22,061
Financial expenses				(37,492)
Exchange gains/(losses)				(2,441)
Result from investments accounted for using the equity method				(1,534)

Profit before tax for the year				69,233

(Euro thousands)	For the year ended December 31, 2018
	Zegna	Thom Browne	Intercompany eliminations	Group Consolidated
Revenues with third parties	1,163,504	19,059		1,182,563
Inter-segment revenues	15	—	(15)	—

Revenues	1,163,519	19,059	(15)	1,182,563

Depreciation and amortization	(153,726)	(676)	—	(154,402)
Adjusted EBIT	104,358	910	—	105,268
Impairment of property, plant and equipment and right-of-use assets				(6,186)
Severance indemnities and provision for severance expenses				(12,148)
Gain on the sale of a building in Paris				7,867
Financial income				23,220
Financial expenses				(45,196)
Exchange gains/(losses)				1,040
Result from investments accounted for using the equity method				(1,056)
Impairments of investments accounted for using the equity method				(2,900)

Profit before tax for the year				69,909

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The following table summarizes non-current assets (other than financial instruments and deferred tax assets) by geography at December 31, 2020 and 2019.

(Euro thousands)	At December 31,
	2020	2019
EMEA	355,668	416,243
of which Italy	185,085	211,485
North America	572,384	625,347
of which United States	534,472	604,050
Latin America	5,625	7,095
APAC	121,057	189,233
of which Greater China Region	93,225	128,967
of which Japan	6,219	34,948

Total non-current assets (other than financial instruments and deferred tax assets)	1,054,734	1,237,918

7.	Revenues

Zegna generates revenues primarily from the sale of its products (net of returns and discounts), as well as from fees for services provided, royalties received from third parties and licensees.

The following table provides a breakdown of revenues by product line:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
Zegna branded products	636,478	919,545	930,013
Thom Browne	179,490	160,595	19,059
Textile	87,615	108,513	98,771
Strategic alliances	82,273	91,720	92,293
Agnona	12,389	17,691	17,662
Other	16,488	23,263	24,765

Total revenues	1,014,733	1,321,327	1,182,563

The following table provides a breakdown of revenues by sales channel:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
Direct to Consumer (DTC)	613,240	804,057	739,968
Wholesale Zegna Branded Products and Thom Browne	202,728	276,083	209,104
Wholesale Strategic Alliances and Textile	169,888	200,233	191,064
Wholesale Agnona	12,389	17,691	17,662
Total Wholesale	385,005	494,007	417,830
Other	16,488	23,263	24,765

Total revenues	1,014,733	1,321,327	1,182,563

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The following table provides a breakdown of revenues by geographic area:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
EMEA (1)	315,879	431,384	397,606
of which Italy	121,202	140,676	95,692
of which UK	32,985	58,012	55,877
North America (2)	131,049	233,327	215,682
of which United States	114,818	205,744	193,630
Latin America (3)	12,915	25,404	24,806
APAC (4)	551,650	626,059	540,689
of which Greater China Region	438,193	458,294	404,763
of which Japan	61,523	90,240	71,881
Other (5)	3,240	5,153	3,780

Total revenues	1,014,733	1,321,327	1,182,563

(1)

EMEA includes EU countries, the United Kingdom, Switzerland, the countries of the Balkan Peninsula, Eastern Europe countries and Scandinavian countries not belonging to the EU, Russia, former Soviet Republics, Turkey, Middle Eastern countries and Africa.

(2)	North America includes the United States of America and Canada.
(3)	Latin America includes Mexico, Brazil and other Central and South American countries.
(4)	APAC includes the Greater China Region, Japan, South Korea, Thailand, Malaysia, Vietnam, Indonesia, Philippines, Australia, New Zealand, India and other Southeast Asian countries.
(5)	Other revenues mainly include royalties and certain sales of old season products.

8.	Other income

The following table provides a breakdown of other income:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
Income from the sale of advertising materials	2,114	2,642	2,871
Tax refund commissions	474	1,667	1,635
Other	2,785	3,564	1,886

Total other income	5,373	7,873	6,392

9.	Cost of raw materials and consumables

The following table provides a breakdown for cost of raw materials and consumables:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
Raw materials	(108,130)	(139,965)	(137,527)
Finished goods	(130,006)	(141,512)	(58,383)
Consumables	(10,909)	(14,067)	(14,989)
Change in raw materials, consumables and finished goods	131	(9,991)	3,016
Other	(1,655)	(4,266)	(1,239)

Total cost of raw materials and consumables	(250,569)	(309,801)	(209,122)

Cost of raw materials and consumables for the year ended December 31, 2020 includes the write down of Euro 2,065 thousand relating to certain inventory of the woman division, which was classified as held for sale and remeasured in accordance with IFRS 5—Non-current Assets Held for Sale and Discontinued Operations (“IFRS 5”).

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10.	Purchased, outsourced and other costs

The following table provides a breakdown for purchased, outsourced and other costs:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
Outsourcing of production	(59,411)	(74,829)	(86,772)
Freight, insurance and selling expenses	(55,905)	(67,477)	(68,873)
Advertising and marketing expenses	(47,467)	(60,789)	(63,688)
Consultancy fees and corporate bodies fees	(33,706)	(38,460)	(41,815)
Lease expenses	(32,755)	(68,248)	(51,613)
Utilities	(22,423)	(26,063)	(24,794)
Maintenance costs	(14,993)	(12,672)	(14,109)
Royalties	(5,982)	(4,880)	(4,876)
Other services	(14,284)	(18,279)	(10,339)

Total purchased, outsourced and other costs	(286,926)	(371,697)	(366,879)

Other services mainly include costs for postal services, telephone and communication, training and other external services.

The following table provides a breakdown for lease expenses:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
Rent concessions	24,931	—	—
Variable lease payments	(54,665)	(63,361)	(46,914)
Expenses relating to short-term leases	(2,260)	(4,029)	(3,887)
Expenses relating to low value leases	(761)	(858)	(812)

Total lease expenses	(32,755)	(68,248)	(51,613)

The Group’s variable lease payments are typically linked to sales without a guaranteed minimum.

In 2020, apart from the consequences of the decline in activity levels in connection with the COVID-19 pandemic, the lease payments reflects the Euro 24,931 thousand impact of rent concessions from lessors, in accordance with the provisions set out in the amendment to IFRS 16 adopted in 2020.

For lease payments not required to be capitalized as right-of-use assets under IFRS 16 (short term and low value leases), the costs are recognized as the expenses are incurred.

11.	Personnel costs

The following table provides a breakdown for personnel costs:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
Wages and salaries	(209,965)	(250,196)	(241,144)
Social contributions, pension plans and indemnities	(50,750)	(61,156)	(59,154)
Severance indemnities	(12,308)	(9,778)	(12,148)
Uniforms	(5,013)	(8,481)	(3,340)
Insurances and other benefits	(3,142)	(1,460)	(2,371)
Other payroll expenses	(1,481)	(873)	(2,505)

Total personnel costs	(282,659)	(331,944)	(320,662)

Severance indemnities include restructuring costs related to supply chain (Euro 1,599 thousand in 2020, Euro 6,935 thousand in 2019 and Euro 9,059 thousand in 2018), to distribution companies and headquarter

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functions (Euro 5,371 thousand in 2020, Euro 2,827 thousand in 2019 and Euro 3,089 thousand in 2018) and, to the woman division business (Euro 3,407 thousand in 2020, Euro 16 thousand in 2019 and nil in 2018), as well as a provision for severance indemnities (Euro 1,931 thousand in 2020, nil in 2019 and 2018).

12.	Depreciation, amortization and impairment of assets

The following table provides a breakdown for depreciation, amortization and impairment of assets:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
Depreciation and amortization	(166,205)	(168,210)	(154,402)
Of which:
Amortization of right-of-use assets	(108,510)	(110,166)	(100,963)
Depreciation of property, plant and equipment and investment property	(46,280)	(45,773)	(40,711)
Amortization of intangible assets with a finite useful life	(11,415)	(12,271)	(12,728)

Impairment	(19,725)	(8,858)	(6,186)
Of which:
Impairment of right-of-use assets	(15,716)	(7,980)	(2,352)
Impairment of property, plant and equipment	(4,011)	(817)	(3,705)
Impairment of intangible assets	2	(61)	(129)

Total depreciation, amortization and impairment of assets	(185,930)	(177,068)	(160,588)

The impairment of property, plant and equipment and right-of-use assets primarily relates to the impairment of leased stores. The increase in impairments in 2020 was mainly due to the effects of the COVID-19 pandemic on the Group’s operations.

13.	Write downs and other provisions

The following table provides a breakdown for write downs and other provisions:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
Loss allowance on trade receivables	(3,636)	(727)	(454)
Provision for legal expenses	(2,484)	409	502
Provision for restoration obligations for leased stores	(1,992)	(2,331)	—
Impairment of assets held for sale (note 30)	(988)	—	—
Other provisions	2,922	1,632	677

Total write downs and other provisions	(6,178)	(1,017)	725

14.	Other operating costs

The following table provides a breakdown for other operating costs:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
Gifts, associations & donations	(10,834)	(12,338)	(13,448)
Bank fees	(6,665)	(10,046)	(9,505)
Travel expenses	(5,886)	(17,117)	(14,014)
Indirect taxes	(3,541)	(6,459)	(5,338)
Stationary and other materials	(1,904)	(1,502)	(1,309)
(Losses)/Gains on disposal of assets	(1,091)	(970)	6,722
Other	(478)	(602)	(736)

Total other operating costs	(30,399)	(49,034)	(37,628)

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Gifts, associations & donations includes contributions to Fondazione Zegna for Euro 200 thousand in 2020 (Euro 999 thousand in 2019 and Euro 940 thousand in 2018) as well as donations amounting to Euro 4,482 thousand to support the Civil Protection in Italy and other initiatives during the COVID-19 pandemic period in 2020.

Gains on disposal of assets for the year ended December 31, 2018 primarily relates to the sale of a building in Paris, France for a gain of Euro 7,867 thousand.

15.	Financial income, financial expenses and exchange gains/(losses)

The following table provides a breakdown for financial income, financial expenses and exchange gains/(losses):

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
Financial income
Options—Changes in fair value	17,743	—	—
Fixed-income securities	10,812	11,364	6,703
Hedging operations	358	843	2,401
Interest on financial other assets	2,462	3,665	5,077
Interest on financial receivables/loans	1,391	2,494	2,278
Derivative financial instruments	—	2,986	6,027
Other financial income	1,586	709	734

Total financial income	34,352	22,061	23,220

Financial expenses
Options—Changes in fair value	(15,729)	(4,154)	(108)
Hedging operations	(6,716)	(11,386)	(7,991)
Interest and financial charges for lease liabilities	(10,615)	(11,522)	(10,734)
Fixed-income securities	(8,272)	(2,346)	(16,901)
Interest on bank loans and overdrafts	(3,765)	(5,248)	(5,354)
Interest expenses on interest rate swaps	(2,002)	(1,987)	(1,727)
Derivative financial instruments	(380)	—	(2,142)
Other financial expenses	(593)	(849)	(239)

Total financial expenses	(48,072)	(37,492)	(45,196)

Foreign exchange gains/(losses)	13,455	(2,441)	1,040

Financial income and financing expenses relating to options represent the fair value changes during the period in the value of the put options owned by the non-controlling interests in the Group’s investments in the Thom Browne Group, Gruppo Dondi S.p.A. and Lanificio Ermenegildo Zegna e Figli S.p.A., as well as the remeasurement of cash-settled share-based payments. See Note 34—Other non-current financial liabilities for further details. For the year ended December 31, 2020, financial income relating to options primarily relates to the Lanificio Ermenegildo Zegna e Figli S.p.A. put option and financial expenses relating to options primarily relate to the Thom Browne put option (Euro 15,538 thousand in 2020 and Euro 2,459 thousand in 2019).

Financial income and financial expenses relating to fixed income securities primarily relate to fixed income investments and insurance contracts that the Group holds.

Interest on bank loans and overdrafts mainly includes interest expenses on long term bank loans and, to a lesser extent, on short bank loans.

Other financial income for the year ended December 31, 2020 includes a Euro 1,000 thousand gain deriving from contingent consideration that will not be payable by the Group as the defined performance targets were not met by the acquired entity (Gruppo Dondi).

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Foreign exchange gains and losses for the years ended December 31, 2020 and 2019 primarily relate to exchange rate effects deriving from the remeasurement of options, which amounted to gains of Euro 13,445 thousand and losses of Euro 2,441 thousand, respectively. Foreign exchange gains and losses for the year ended December 31, 2018 primarily relate to exchange rate effects on gains from the disposal of certain investments.

16.	Investments at equity method

The Group’s ownership percentages and the carrying value of investments accounted for using the equity method were as follows:

(Euro thousands)	Pelletteria Tizeta S.r.l.	Tom Ford International LLC	Achill Station Pty Ltd	Total investments at equity method
At January 1, 2018	2,353	32,000	—	34,353
Net income /(loss)	298	(1,355)	—	(1,056)
Impairment	—	(2,900)	—	(2,900)
Translation differences	—	(490)	—	(490)

At December 31, 2018	2,651	27,255	—	29,906
Net income /(loss)	368	(1,902)	—	(1,534)
Dividends	(225)	—	—	(225)
Translation differences	—	(353)	—	(353)

At December 31, 2019	2,794	25,000	—	27,794
Additions	2	—	530	532
Impairment	—	(4,532)	—	(4,532)
Net income /(loss)	92	(4,232)	(65)	(4,205)
Dividends	—	—	—	—
Translation differences	—	1,764	7	1,771

At December 31, 2020	2,888	18,000	472	21,360

Consistent with prior years, Tom Ford International LLC (“TFI”) has reported a net loss and this has been considered as an indication of impairment of the value of the investment, therefore an impairment test was performed by the Group. The carrying amount of the TFI investment includes the net loss and the translation differences of the period, using the latest available data for 2020 approved by the board of TFI.

The method used to identify the recoverable amount (value in use) involves discounting the projected cash flows produced by the CGU. Value in use is the sum of the present value of future cash flows expected from the business plan projections and the present value of the related operating assets at the end of the business plan period (terminal value). The business plans used to prepare the impairment test cover a period of five years and have been constructed on the basis of the 2021 budget prepared by the management of TFI. The rate used to discount cash flows was calculated using the weighted average cost of capital (WACC).

For the year ended December 31, 2020, the WACC used for discounting purposes amounted to 10.45% (10.55% at December 31, 2019). The WACC was calculated ad hoc for TFI, considering the parameters specific to the geographical area: market risk premium and sovereign bond yield. The “g” rate of growth used to calculate the terminal value has been determined at 0. The results of the impairment test resulted in an impairment loss of Euro 4,532 thousand in 2020 and Euro 2,900 thousand in 2018 (no impairment in 2019).

Even if the Group owns 15 percent of the equity shares of Tom Ford International LLC, since 2017 the Group accounts for the investment under the equity method as the following requirements of IAS 28—Investments in Associates and Joint Ventures (“IAS 28”) are met: the representation on the board of directors and the participation in policy-making processes. Furthermore, there are material transactions between the Group and Tom Ford International LLC.

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Certain financial information of companies accounted for using the equity method is provided below, as required by IFRS 12—Disclosure of Interest in Other Entities (“IFRS 12”).

The figures presented refer to the last financial statements available of the companies:

(Amounts in thousands)	Pelletteria Tizeta S.r.l.	Tom Ford International LLC	Achill Station Pty Ltd
Last approved reporting	December 31, 2020	December 31, 2019	June 30, 2020
Functional currency	EUR	USD	AUD
Total assets	25,084	138,522	1,845
Total liabilities	19,168	314,989	2,493
Total equity	5,916	(176,467)	(648)
Net revenues	22,402	238,257	862
Net income/(loss)	272	(15,366)	(679)

17.	Income taxes

The following table provides a breakdown for income taxes:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
Current taxes	(24,928)	(31,557)	(31,444)
Deferred taxes	9,945	(12,237)	2,049

Income taxes	(14,983)	(43,794)	(29,395)

The table below provides a reconciliation between actual income taxes and the theoretical income taxes, calculated on the basis of the applicable corporate tax rate in effect in Italy, which was 24.0 percent for each of the years ended December 31, 2020, 2019 and 2018.

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
(Loss)/Profit before taxes	(31,557)	69,233	69,909
Theoretical income tax benefit/(expense)—tax rate 24%	7,574	(16,616)	(16,778)

Tax effect on:
Non-deductible costs	(10,353)	(7,349)	(8,180)
Patent box impact	1,497	1,545	1,504
Differences between foreign tax rates and the theoretical applicable tax rate and tax holidays	20,321	(3,177)	7,716
Taxes relating to prior years	(197)	192	—
Deferred tax assets not recognized	(25,727)	(9,386)	(7,051)
Withholding tax on earnings	(6,221)	(5,366)	(4,958)
Other tax items	(727)	(1,482)	714

Total tax expense, excluding IRAP	(13,833)	(41,639)	(27,033)
Effective tax rate, excluding IRAP	-43.8%	60.1%	38.7%
Italian regional income tax expense (IRAP)	(1,150)	(2,155)	(2,362)

Total income tax	(14,983)	(43,794)	(29,395)

In order to facilitate the understanding of the tax rate reconciliation presented above, income tax expense has been presented net of other taxes paid abroad and of the Italian Regional Income Tax (“IRAP”). IRAP is calculated on a measure of income defined by the Italian Civil Code as the difference between operating revenues and costs, before financial income and expense, the cost of fixed term employees, credit losses and any interest

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included in lease payments. IRAP is calculated using financial information prepared under Italian accounting standards. The applicable IRAP rate was 5.57 percent for the Parent Company and 3.9 percent for the other Italian components, for each of the years ended December 31, 2020, 2019 and 2018.

In 2018 and 2019 the Group had access to the tax benefit of the Patent Box for certain trademarks, designs and models in its portfolio, following an agreement with the Italian Revenue Agency. For 2020 the request for the renewal has been sent to the tax authority and is under review.

Deferred tax assets and deferred tax liabilities

Deferred taxes reflect the net tax effect of temporary differences between the book value and the taxable amount of assets and liabilities. The accounting of assets for deferred taxes was duly adjusted to take account of the effective possibility to be realized.

The Group’s Italian entities participate in a group Italian tax consolidation under the E.Z. Holding, and may therefore offset taxable income against tax losses in one tax return.

The following tables provide a breakdown for deferred tax assets and deferred tax liabilities:

(Euro thousands)	At December 31, 2019	Recognized in profit and loss	Recognized in comprehensive income	Exchange differences and other	At December 31, 2020
Deferred tax assets arising on:
Employee benefits	5,104	(1,169)	(61)	26	3,900
Property plant and equipment	2,514	7,773	—	(163)	10,124
right-of-use assets	1,944	394	—	(49)	2,289
Intangible assets	1,811	1,486	—	—	3,297
Provision for obsolete inventory	26,579	7,073	—	141	33,793
Tax provisions	1,384	2,730	—	—	4,114
Financial assets	1,448	29	—	—	1,477
Tax losses	9,750	893	—	(849)	9,794
Other	9,077	(7,678)	—	1,714	3,113

Total deferred tax assets	59,611	11,531	(61)	820	71,901
Deferred tax liabilities arising on:
Property plant and equipment	25,233	(3,535)	—	1,693	23,391
Right-of-use assets	1,008	187	—	—	1,195
Intangible assets	44,495	(1,063)	—	(3,393)	40,039
Financial assets fair value	2,173	(397)	—	—	1,776
Other	3,243	6,394	—	(5,310)	4,327

Total deferred tax liabilities	76,152	1,586	—	(7,010)	70,728

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(Euro thousands)	At December 31, 2018	Recognized in profit and loss	Recognized in comprehensive income	Exchange differences and other	At December 31, 2019
Deferred tax assets arising on:
Employee benefits	5,800	(656)	(72)	32	5,104
Property plant and equipment	1,329	1,185	—	—	2,514
right-of-use assets	1,762	182	—	—	1,944
Intangible assets	2,222	(411)	—	—	1,811
Provision for obsolete inventory	28,196	(973)	—	(644)	26,579
Tax provisions	1,899	(515)	—	—	1,384
Financial assets	695	753	—	—	1,448
Tax losses	17,006	(6,402)	—	(854)	9,750
Other	9,256	(179)	—	—	9,077

Total deferred tax assets	68,165	(7,016)	(72)	(1,466)	59,611
Deferred tax liabilities arising on:
Property plant and equipment	24,220	1,013	—	—	25,233
Right-of-use assets	819	189	—	—	1,008
Intangible assets	42,537	1,601	—	357	44,495
Financial assets fair value	1,814	—	359	—	2,173
Other	5,783	2,418	—	(4,958)	3,243

Total deferred tax liabilities	75,173	5,221	359	(4,601)	76,152

The decision to recognize deferred tax assets is made for each company in the Group by assessing whether the conditions exist for the future recoverability of such assets by taking into account the basis of the most recent forecasts from budgets and business plans. Deferred tax assets and deferred tax liabilities of the individual companies are offset where they may be legally offset and management has the intention to settle them through netting.

The following table provides the details of tax losses carried forward for which no deferred tax assets were recognized:

	At December 31,
(Euro thousands)	2020	2019
Expiry within 1 year	5,320	7,457
Expiry 1-5 years	37,855	38,316
Expiry over 5 years	61,406	44,095
No expiration	119,733	76,146

Total tax losses carried forward	224,314	166,014

18.	Earnings per share

Basic and diluted earnings per share were calculated as the ratio of net profit or (loss) attributable to the shareholders of the Company by the weighted average number of outstanding shares (basic and diluted) of the Company.

The following table summarizes the amounts used to calculate basic and diluted earnings per share:

	For the years ended December, 31
(Euro thousands)	2020	2019	2018
(Loss)/Profit for the year attributable to shareholders of the parent	(50,577)	21,749	37,714
Weighted average number of shares basic and diluted	4,029,782	4,031,222	4,025,536

Earnings per share—Basic and diluted	(12.55)	5.40	9.37

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Diluted earnings per share is equal to basic earnings per share as there were no potentially dilutive instruments for the periods presented.

19.	Intangible assets

The following table provides a breakdown for intangible assets:

(Euro thousands)	Goodwill	Brand	Concessions, licenses, trademarks and patents	Other intangible assets	Intangible assets in progress	Total
Historical cost at January 1, 2019	213,721	157,143	44,442	117,890	207	533,403
Additions	—	—	2,864	10,265	263	13,392
Disposals	—	—	(1,671)	(9,823)	—	(11,494)
Exchange differences	3,835	3,021	86	631	(2)	7,571
Business combinations	8,506	—	39	129	—	8,674
Other movements and reclassifications	—	—	168	4	(172)	—

Balance at December 31, 2019	226,062	160,164	45,928	119,096	296	551,546
Additions	—	—	1,658	7,398	2,468	11,524
Disposals	—	—	—	(4,319)	—	(4,319)
Exchange differences	(17,181)	(13,531)	(327)	(1,666)	—	(32,705)
Reclassifications to assets held for sale	—	—	(629)	(1,889)	—	(2,518)
Other movements and reclassifications	—	—	185	33	(218)	—

Balance at December 31, 2020	208,881	146,633	46,815	118,653	2,546	523,528

Accumulated amortization at January 1, 2019	—	—	(37,017)	(92,615)	—	(129,632)
Amortization	—	—	(1,893)	(10,378)	—	(12,271)
Impairment	—	—	(4)	(57)	—	(61)
Disposals	—	—	1,265	9,823	—	11,088
Exchange differences	—	—	(48)	(501)	—	(549)
Business combinations	—	—	(22)	(117)	—	(139)

Balance at December 31, 2019	—	—	(37,719)	(93,845)	—	(131,564)
Amortization	—	—	(1,863)	(9,552)	—	(11,415)
Disposals	—	—	—	4,316	—	4,316
Exchange differences	—	—	20	1,100	—	1,120
Reclassifications to assets held for sale	—	—	384	1,478	—	1,862

Balance at December 31, 2020	—	—	(39,178)	(96,503)	—	(135,681)

Carrying amount at:
January 1, 2019	213,721	157,143	7,425	25,275	207	403,771
December 31, 2019	226,062	160,164	8,209	25,251	296	419,982
December 31, 2020	208,881	146,633	7,637	22,150	2,546	387,847

Goodwill

Goodwill originated on acquisitions made by the Group and it is attributable to the following operating segments:

	At December 31,
(Euro thousands)	2020	2019	2018
Zegna	22,748	22,748	14,242
Thom Browne	186,133	203,314	199,479

Total goodwill	208,881	226,062	213,721

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In accordance with IAS 36—Impairment of assets (“IAS 36”), goodwill is not amortized and is tested for impairment annually, or more frequently if facts or circumstances indicate that the asset may be impaired. Goodwill is allocated to each of the Group’s CGUs (or groups of CGUs) expected to benefit from the synergies of the combination. CGUs to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired, in order to verify that the recoverable amount of the CGU is not less than the carrying amount of the CGU.

The recoverable amount of all CGUs and groups of CGUs is based on a value in use calculation which uses cash flow projections based on most recent budget forecast calculations, which are prepared separately for each CGU. These budget and forecast calculations generally cover a period of three years. A long-term growth rate is calculated and applied to project future cash flows after the third year. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

The main assumptions to calculate the recoverable amount are the following:

•	Terminal value: determined using the perpetuity method at a long-term growth rate which represents the present value, at the last year of projection, of all expected future cash flows;

•	The growth rate used to calculate the terminal value was 1.5%, which has been determined according to the diverging inflation and GDP outlook in related geographical areas;

•

The rate used to discount cash flows was calculated using the weighted average cost of capital (WACC). For the year ended December 31, 2020, the WACC used for discounting purposes ranged between 6.02% and 17.45% (between 6.24% and 17.00% at December 31, 2019). The WACC was calculated ad hoc for each CGU subject to impairment, considering the parameters specific to the geographical area: market risk premium and sovereign bond yield.

The calculation of value in use for all CGUs is most sensitive to the following assumptions:

•	Discount rates

•	Growth rates used to extrapolate cash flows beyond the forecast period

•	EBITDA growth rate over the explicit period of the business plan, which has been assessed taking into consideration the effects of the COVID-19 pandemic on the 2020 performance of the Group.

The following table details the sensitivity of the impairment testing to reasonably possible changes in both assumptions:

		Existing assumption			Sensitivity effects on headroom
(Euro millions)	Headroom	Discount rate (bps)	Growth rate (bps)	EBITDA growth rate (%)	WACC +/-100 bps	Growth rate +/- 50 bps	EBITDA +/-500 bps
Thom Browne Group	245	727	150	+26% vs. 2020	140/394	306/194	293/196
Gruppo Dondi S.p.A.	62	608	150	+29% vs. 2020 +7% vs. 2019	45.9/87.8	72.6/54.0	62/57
Bonotto S.p.A.	11	608	150	+49% vs. 2020 +6% vs. 2019	5.8/19.2	14.3/8.4	13/9
Pelletteria Ti Zeta S.r.l.	112	608	150	+13% vs. 2020 +1% vs. 2019	85.3/153.4	128.6/98.5	122/102

Based on the analysis performed, no impairment of goodwill was recognized for the years ended December 2020, 2019 and 2018, with the exception of the impairment of the goodwill from the acquisition of Pelle Tessuta S.r.l., which was written off for Euro 480 thousand in 2019.

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Brands with indefinite useful life

Brands with an indefinite useful life relate to the Thom Browne brand and amounted to Euro 146,634 thousand, Euro 160,165 thousand and Euro 157,143 thousand at December 31, 2020, 2019 and 2018, respectively. An impairment test of the Thom Browne Brand was performed at December 31, 2020, 2019 and 2018 in order to verify the recoverability of the asset following the PPA process which took place in 2018, due to the indefinite useful life classification of this brand. The test 2020 was carried out considering the cash flow projections from 2021 to 2023 plus a terminal value that was consistent with the value used during the purchase price accounting (PPA) process. A royalty rate of 9.1% was considered (average of comparables), derived from the analysis of comparable transactions and excluding marketing in line with the PPA process, in order to obtain a net royalty rate aligned to the implied royalty rates of the comparable companies.

A discount rate of 9.6% was used to discount expected future cash flows, equal to the Thom Browne WACC of 8.6% plus a factor equal to 1% cautiously taken consistently with the purchase price allocation approach. The fair value of the brands was calculated as the net present value of expected future cash flows, including the terminal value, plus the tax amortization benefit.

Based on the analysis performed, no impairment of the Thom Browne brand was recognized for the years ended December 31, 2020, 2019 and 2018.

20.	Investment property

The following table provides a breakdown for investment property:

(Euro thousands)	Investment property
Historical cost at January 1, 2019	56,768
Additions	325
Exchange differences	1,091

Balance at December 31, 2019	58,184
Exchange differences	(4,917)

Balance at December 31, 2020	53,267

Accumulated depreciation at January 1, 2019	(2,051)
Depreciation	(815)
Exchange differences	(156)

Balance at December 31, 2019	(3,022)
Depreciation	(802)
Exchange differences	311

Balance at December 31, 2020	(3,513)

Carrying amount at:
January 1, 2019	54,717
December 31, 2019	55,162
December 31, 2020	49,754

Investment property primarily relates to land and buildings in the United States.

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21.	Property plant and equipment

The following table provides a breakdown for property, plant and equipment:

(Euro thousands)	Land and buildings	Plant and machinery	Industrial and commercial equipment	Leasehold improvements	Other tangible assets	Tangible assets under construction and advances	Total
Historical cost at January 1, 2019	171,377	173,111	153,696	231,767	8,766	13,028	751,745
Additions	1,405	6,486	16,214	15,231	137	6,640	46,113
Disposals	(1,096)	(4,063)	(18,961)	(19,260)	(188)	—	(43,568)
Exchange differences	3,476	241	1,959	3,323	227	17	9,243
Business combinations	7,620	11,676	218	—	1,686	4	21,204
Other movements and reclassifications	1,054	1,418	5,248	5,010	319	(13,049)	—

Balance at December 31, 2019	183,836	188,869	158,374	236,071	10,947	6,640	784,737
Additions	1,834	4,115	6,537	7,316	1,075	6,753	27,630
Disposals	—	(682)	(8,751)	(23,513)	(1,951)	—	(34,897)
Exchange differences	(59)	(40)	(6,798)	(9,775)	(132)	(61)	(16,865)
Reclassifications to assets held for sale	—	(351)	(3,102)	(3,457)	(452)	(2)	(7,364)
Other movements and reclassifications	—	4	507	3,545	79	(4,135)	—

Balance at December 31, 2020	185,611	191,911	146,260	206,642	9,487	13,330	753,241

Accumulated depreciation at January 1, 2019	(54,062)	(138,191)	(123,829)	(167,030)	(4,831)	—	(487,943)
Depreciation	(2,304)	(9,171)	(12,854)	(19,015)	(1,614)	—	(44,958)
Impairment	—	(64)	(468)	(285)	—	—	(817)
Disposals	—	3,699	18,904	19,148	170	—	41,921
Exchange differences	(1,128)	(224)	(912)	(1,094)	(5)	—	(3,363)
Business combinations	(3,127)	(9,106)	(209)	—	(1,496)	—	(13,938)
Balance at December 31, 2019	(60,621)	(153,057)	(119,368)	(168,276)	(7,776)	—	(509,098)

Depreciation	(2,353)	(9,166)	(13,977)	(19,346)	(636)	—	(45,478)
Impairment	—	23	(342)	(3,153)	(539)	—	(4,011)
Disposals	—	682	8,448	22,943	1,160	—	33,233
Exchange differences	(103)	(25)	4,579	6,170	56	—	10,677
Reclassifications to assets held for sale	—	245	2,011	2,864	443	—	5,563
Balance at December 31, 2020	(63,077)	(161,298)	(118,649)	(158,798)	(7,292)	—	(509,114)

Carrying amount at:
January 1, 2019	117,315	34,920	29,867	64,737	3,935	13,028	263,802
December 31, 2019	123,215	35,812	39,006	67,795	3,171	6,640	275,639
December 31, 2020	122,534	30,613	27,611	47,844	2,195	13,330	244,127

Impairment primarily relates to directly operated stores at specific retail locations in Asia (Japan and Hong-Kong) and in EMEA (Italy and Turkey).

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The assets amortized or depreciated on a systematic basis are tested for impairment if there are indications of or changes to planning assumptions suggesting that the carrying amount of the assets is not recoverable. For this purpose, after preparing the annual budget plan, the Group conducts a triggering event test for each store. If defined year-on-year sales and profitability indicators are not reached, the non-current assets of the store in question are tested for impairment.

The method used to identify the recoverable amount (value in use) of all the aforementioned CGUs, except for the brands, consisted of discounting the projected cash flows (Discounted Cash Flow) generated by the activities directly attributable to the segment to which the intangible asset or net invested capital has been assigned (CGU). Value in use was the sum of the present value of future cash flows expected from the business plan projections prepared for each CGU and the present value of the related operating activities at the end of the period (terminal value).

The business plans used to prepare the impairment test cover a period of three years and have been constructed on the basis of the following year’s budget prepared by management, using IFRS adjustments consistent with the IFRS consolidated financial statements.

In 2020, in response to planning difficulties arising from the public health emergency, future retail and wholesale revenues were projected on the basis of a scenarios analysis that predicts a gradual return to pre-COVID-19 sales volumes with growth in line with the most recent industry forecasts published by third-party experts. The Group expects full recovery to pre-pandemic demand in European countries and most of Asian economies to take place not before mid-2022, except for China and Dubai whose recovery is already at pre-pandemic level.

Furthermore, the rent concessions and government subsidies obtained in 2020 were not projected in the plans.

The rate used to discount cash flows was calculated using the weighted average cost of capital (WACC). For the year ended December 31, 2020, the WACC used for discounting purposes ranged between 6.19% and 22.92% (between 6.03% and 23.03% at December 31, 2019). The WACC was calculated ad hoc for each CGU subject to impairment, considering the parameters specific to the geographical area: market risk premium and sovereign bond yield. The “g” rate of growth used to calculate the terminal value has been determined according to the diverging inflation and GDP outlooks in the various countries. The prevalent growth rate was 1.5%.

DOS impairment test

The impairment test of DOS assets takes into consideration those right-of-use assets and property, plant and equipment elements relating to directly operated stores. The result of the impairment test of DOS on the consolidated financial statements is obtained by comparing the recoverable amount, based on the value in use, of each CGU with the carrying amount of the tangible and intangible assets allocated to the CGU, including leases (according to the IFRS 16). Impairment loss was recognized equal to Euro 6,265 thousand, of which Euro 3,473 thousand related to property, plant and equipment, and Euro 2,795 thousand related to right-of-use assets. The impairments are related to the Zegna Segment.

The calculation of value in use for this CGU is most sensitive to the following assumptions:

•	Discount rates

•	Growth rates used to extrapolate cash flows beyond the forecast period

•	Revenue compounded annual rate of growth (“CAGR”), which has been assessed taking into consideration the effects of the COVID-19 pandemic on the 2020 performance of the Group.

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In order to ensure that the changes to the main assumptions did not significantly affect the results of the impairment tests, sensitivity analyses were conducted. The following table details the sensitivity of the 2020 impairment testing to reasonably possible changes in assumptions previous detailed:

		Existing assumptions			Sensitivity effects on headroom
(Euro thousands)	Headroom	WACC	Growth rate	Revenues CAGR %	WACC +/-100 bps	Growth rate +/- 50 bps	Revenues +/-250 bps
Impaired Zegna Segment DOS	(6,265)	between 6.19% and 22.92%	1.50%	+15% vs. 2020 +3% vs. 2019	(6,960)/(5,656)	(6,224)/(6,305)	(4,333)/(8,254)

The sensitivity analysis of the above-mentioned assumptions (WACC, g and revenues) used to determine the recoverable value, carried out on the CGUs subject to impairment testing, showed that negative changes in the basic assumptions could lead to an additional impairment loss.

Additionally, certain stores have been impaired for an amount of Euro 12,921 thousand due to anticipated store closings (relating to right-of-use assets) and for an amount of Euro 539 thousand due to the alignment to the agreed transfer price (relating to property, plant and equipment).

Impairment test of corporate assets

The impairment test of corporate assets takes into consideration those assets whose recoverability is assessed at the reporting segment level: “Zegna Segment” and “Thom Browne Segment”. There were no impairments arising from the 2019 and 2020 impairment tests performed.

Sensitivity analysis

The calculation of value in use for all CGUs is most sensitive to the following assumptions:

•	Discount rates

•	Growth rates used to extrapolate cash flows beyond the forecast period

•	EBITDA growth rate over the explicit period of the business plan, which has been assessed taking into consideration the effects of the COVID-19 pandemic on the 2020 performance of the Group

In order to ensure that the changes to the main assumptions did not significantly affect the results of the impairment tests, sensitivity analyses were conducted. The following table details the sensitivity of the 2020 impairment testing to reasonably possible changes in assumptions previous detailed:

		Existing assumption			Sensitivity effects on headroom
(Euro millions)	Headroom	Discount rate in bps	Growth rate in bps	EBITDA growth rate (%)	WACC +/-100 bps	Growth rate +/- 50 bps	EBITDA +/-500 bps
CGU Zegna Segment	563	672	150	+29% vs. 2020 +2% vs. 2019	315/928	711/441	736/389
CGU Thom Browne Segment	245	727	150	+26% vs. 2020	394/140	306/194	293/196

Based on the analysis performed, except for the impairments of non-current assets indicated above, these stress tests continued to show ample headroom.

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22.	Right-of-use assets

The following table provides a breakdown for right-of-use assets:

(Euro thousands)	Land and buildings	Industrial and commercial equipment	Plant and machinery	Other tangible assets	Total
Historical cost at January 1, 2019	616,307	616	—	4,691	621,614
Additions	58,979	—	—	2,489	61,468
Disposals	(18,801)	—	—	(780)	(19,581)
Exchange differences	9,253	—	—	(4)	9,249
Business combinations	—	—	326	—	326

Balance at December 31, 2019	665,738	616	326	6,396	673,076
Additions	52,051	96	—	1,637	53,784
Disposals	(48,392)	(7)	—	(1,446)	(49,845)
Exchange differences	(32,985)	—	—	(32)	(33,017)
Reclassifications to assets held for sale	(80)	—	—	(156)	(236)

Balance at December 31, 2020	636,332	705	326	6,399	643,762
Accumulated amortization at January 1, 2019	(111,809)	(139)	—	(1,605)	(113,553)
Amortization	(108,105)	(139)	(40)	(1,882)	(110,166)
Impairment	(7,980)	—	—	—	(7,980)
Disposals	18,801	—	—	780	19,581
Exchange differences	(1,620)	—	—	3	(1,617)

Balance at December 31, 2019	(210,713)	(278)	(40)	(2,704)	(213,735)
Amortization	(106,340)	(166)	(122)	(1,882)	(108,510)
Impairments	(15,716)	—	—	—	(15,716)
Disposals	36,925	7	—	1,431	38,363
Exchange differences	7,309	—	—	20	7,329
Reclassifications to assets held for sale	80	—	—	73	153

Balance at December 31, 2020	(288,455)	(437)	(162)	(3,062)	(292,116)
Carrying amount at:
January 1, 2019	504,498	477	—	3,086	508,061
December 31, 2019	455,025	338	286	3,692	459,341
December 31, 2020	347,877	268	164	3,337	351,646

The Group leases various retail stores, warehouses, equipment and vehicles. Rental contracts are typically made for fixed periods of 1 year to 15 years but may have extension options. Contracts may contain both lease and non-lease components. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Extension options in a range of 1 years to 10 years are included in a number of property leases across the Group. These are used to maximise operational flexibility in terms of managing the assets used in the Group’s operations. Such extension options are exercisable only by the Group and not by the respective lessor. Other tangible assets mainly refer to vehicles.

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In 2020 certain leased stores relating to the Zegna Segment were impaired for an amount of Euro 12,921 thousand due to early exits. Furthermore, an impairment test was performed on the residual value, which revealed additional impairments, primarily related to leased stores in Hong Kong that are part of the Zegna Segment. For details related to the impairment testing performed, please refer to Note 21 - Property, plant and equipment.

23.	Other non-current financial assets

The following table provides a breakdown for other non-current financial assets:

	At December 31,
(Euro thousands)	2020	2019
Guarantee deposits	27,379	31,983
Investment held in Elah Dufour S.p.A.	17,119	18,464
Financial loans to Tom Ford International LLC	1,198	41,162
Other	3,567	3,634

Total other non-current financial assets	49,263	95,243

The fair value of the investment of 10% held in Elah Dufour S.p.A. decreased in respect of the previous year. The fair value has been estimated with the multiple approach, with the support of an independent expert, considering three-past years actual EBITDA and a multiple of 10, also taking into account a minority discount rate and an illiquidity discount rate.

Financial loans to Tom Ford International LLC (in which the Group holds a 15% interest) mainly relate to a loan for a principal amount of USD 45 million provided by the Group in multiple tranches between 2012 and 2014, bearing annual interest between 3% and 4%. The full amount of the loan was repaid by Tom Ford International LLC upon its maturity in February 2020, amounting to USD 45 million plus accrued interest. The amount outstanding at December 31, 2020 relates to a loan with a principal amount of Euro 1.2 million due in 2023.

24.	Inventories

The following table provides a breakdown for inventories:

	At December 31,
(Euro thousands)	2020	2019
Raw materials, ancillary materials and consumables	38,127	48,985
Work-in-progress and semi-finished products	42,466	48,538
Finished goods	240,878	217,068

Total inventories	321,471	314,591

The amount of inventory write-downs recognized primarily within cost of raw materials and consumables during the years ended December 31, 2020 and 2019 was Euro 43,064 thousand and Euro 20,799 thousand, respectively.

25.	Trade receivables

The following table provides a breakdown for trade receivables:

	At December 31,
(Euro thousands)	2020	2019
Trade receivables	147,546	183,857
Loss allowance	(8,717)	(5,635)

Total trade receivables	138,829	178,222

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The following table provides a breakdown for the loss allowance relating to trade receivables:

(Euro thousands)	Loss allowance
At January 1, 2019	(5,386)
Provisions	(727)
Utilizations	526
Exchange differences	(48)

At December 31, 2019	(5,635)
Provisions	(3,636)
Utilizations	96
Exchange differences	458

At December 31, 2020	(8,717)

The Group applies the simplified approach available under IFRS 9 to always measure the loss allowance for trade receivables at an amount equal to lifetime expected credit losses. The expected credit losses on trade receivables are estimated using a provision matrix by reference to past default experience of the debtor and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, general economic conditions of the industry in which the debtors operate and an assessment of both the current as well as the forecast direction of conditions at the reporting date.

The Group has recognized a loss allowance of 100 per cent against all receivables with non-related parties that are greater than 180 days past due because historical experience has indicated that these receivables are generally not recoverable. The Group generally writes off a trade receivable when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery (e.g. when the debtor has been placed under liquidation or has entered into bankruptcy proceedings) or when the trade receivables are over two years past due, whichever occurs earlier. None of the trade receivables that have been written off are subject to enforcement activities.

In 2020, the Group significantly increased the expected loss rates for trade receivables compared to the prior year based on its judgement of the impact of current economic conditions and the forecast direction of travel at the reporting date. There has been no change in the estimation techniques during the current reporting period.

The following table shows trade receivables by geographic area:

	At December 31,
(Euro thousands)	2020	2019
EMEA	51,102	81,096
of which Italy	28,847	32,959
North America	28,940	42,158
of which United States	27,329	35,603
Latin America	1,436	2,160
APAC	57,351	52,808
of which Greater China Region	42,830	36,152
Total trade receivables	138,829	178,222

26.	Derivative financial instruments

The Group enters into certain derivative contracts in the course of its risk management activities, primarily to hedge the interest rate risk on its bank debt and the currency risk on sales made in currencies other than the Euro. The Company only enters into these contracts for hedging purposes as the Group’s financial management policy does not permit trading in financial instruments for speculative purposes. Derivative financial instruments

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meeting the hedge requirements of IFRS 9 are accounted for using hedge accounting. Changes in the fair value of derivative financial instruments not qualifying for hedge accounting are recognized in profit or loss in the relevant reporting period. The interest rate and currency derivatives used by the Company are over the counter (OTC) instruments, meaning those negotiated bilaterally with market counterparties, and the determination of their current value is based on valuation techniques that use input parameters (such as interest rate curves, foreign exchange rates, etc.) observable on the market (level 2 of the fair value hierarchy defined in IFRS 13). Derivatives are measured at fair value each reporting date by taking as a reference the applicable foreign currency exchange rates or the interest rates and yield curves observable at commonly quoted intervals.

At the reporting date, the Group had outstanding hedges as detailed in the tables below:

	At December 31, 2020			At December 31, 2019
(Euro thousands)	Notional Amount	Positive Fair Value	Negative Fair Value	Notional Amount	Positive Fair Value	Negative Fair Value
Foreign currency exchange risk
Forward contracts	347,679	11,848	(4,918)	352,253	6,468	(4,853)
Interest rate risk
Interest rate swaps	274,336	—	(5,515)	274,851	—	(5,142)

Total derivatives – Hedging	622,015	11,848	(10,433)	627,104	6,468	(9,995)
Stock index options	—	—	—	—	—	(15)
Elah Dufour Option	—	—	(2,759)	—	—	(4,245)

Total trading derivatives	—	—	(2,759)	—	—	(4,260)

Total derivatives instruments - Asset/(Liabilities)	622,015	11,848	(13,192)	627,104	6,468	(14,255)

Elah Dufour Option

The Company entered into a purchase agreement of the investment held in Elah Dufour S.p.A. (“Elah Dufour”) that provides for a cross-linked put-call option (the “Elah Dufour Option”), which allows the Group to acquire up to 5% of the share capital of Elah Dufour and the other shareholders to sell their shares up to a maximum of 5% of the share capital of Elah Dufour. The strike price of the put option by the shareholders is contractually established and the consideration is linked to a non-IFRS measure (EBITDA) and to the net financial position of the subsidiary. The carrying value of the option is remeasured to fair value at each reporting date.

Hedging derivatives

All contracts in place at the reporting date were entered into with major financial institutions, and no counterparties are expected to default. A liquidity analysis of the derivative contract maturities is provided in the financial risks section of these notes.

Foreign currency derivatives

Derivatives are measured at fair value each reporting date. The cash flows resulting from the Group’s international activities are exposed to exchange rate volatility. In order to hedge this risk, the Group enters into forward sale and purchase agreements, so as to guarantee the value of identified cash flows in Euro (or in other currencies used locally). The projected future cash flows mainly relate to the collection of trade receivables, the settlement of trade payables and financial cash flows.

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The notional amount of foreign exchange forward contracts to hedge projected future cash flows are detailed as follows:

	At December 31,
(Euro thousands)	2020	2019
USD	144,569	208,079
CHF	24,810	5,720
CNY	20,318	15,817
GBP	19,226	30,183
HKD	12,613	—
JPY	52,407	47,212
Other	73,736	45,242

Total notional amount	347,679	352,253

Interest rate derivatives

The Group enters into interest rate derivatives to hedge interest rate risk on its borrowings.

The key features of the interest rate swap (IRS) agreements are summarized as follows:

			Notional amount at December 31,		Fair value at December 31,
Contract (Euro thousands)	Maturity date	Fixed interest rate	2020	2019	2020	2019
IRS 1	2/1/2021	0.47%	80,000	80,000	(1,031)	(1,006)
IRS 2	1/1/2023	0.27%	20,000	20,000	(366)	(379)
IRS 3	2/1/2023	0.17%	20,000	20,000	(309)	(298)
IRS 4	4/1/2023	0.26%	50,000	50,000	(988)	(962)
IRS 5	8/1/2023	0.28%	40,000	40,000	(898)	(838)
IRS 6	11/1/2023	0.34%	60,000	60,000	(1,549)	(1,294)
IRS 7	7/1/2027	0.80%	2,334	2,667	(108)	(108)
IRS 8	12/1/2031	1.94%	2,002	2,184	(266)	(257)

Total			274,336	274,851	(5,515)	(5,142)

Information on financial risks

Categories of financial assets and liabilities according to IFRS 7

The following tables provide a breakdown for financial assets and liabilities by category:

Financial assets

	At December 31, 2020
(Euro thousands)	Financial assets					Fair value Level
	FVPL	FVOCI	Amortized cost	Total	Note	1	2	3
Derivative financial instruments	—	11,848	—	11,848	26	—	11,848	—
Cash and cash equivalents	—	—	317,291	317,291	29	—	317,291	—
Trade receivables	—	—	138,829	138,829	25	—	138,829	—
Other non-current financial assets	20,686	—	28,577	49,263	23	—	—	20,686
Other current financial assets (*)	322,326	27,837	—	350,163	27	32,217	140,792	177,154

Financial assets	343,012	39,685	484,697	867,394		32,217	608,760	197,840

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(*)	The following table provides an additional breakdown for other financial assets at December 31, 2020:

	At December 31, 2020
(Euro thousands)	Other current financial assets				Fair value Level

	FVPL	FVOCI	Amortized cost	Total	1	2	3
Directional hedge funds	17,818	—	—	17,818	—	8,549	9,269
Equity	24,843	—	—	24,843	2,354	22,489	—
Fixed income	88,011	—	—	88,011	2,027	68,570	17,414
Non directional hedge funds	18,693	—	—	18,693	—	—	18,693
Private debt	6,894	—	—	6,894	—	4,353	2,541
Private equity	10,583	—	—	10,583	—	—	10,583
Real estate funds	29,073	—	—	29,073	—	17,607	11,466
Insurance contracts	107,188	—	—	107,188	—	—	107,188
Fixed income	—	5,174	—	5,174	5,174	—	—
Money market funds and floating income	19,223	22,663	—	41,886	22,662	19,224	—

Total other current financial assets	322,326	27,837	—	350,163	32,217	140,792	177,154

	At December 31, 2019
(Euro thousands)	Financial assets					Fair value Level
	FVPL	FVOCI	Amortized cost	Total	Note	1	2	3
Derivative financial instruments	—	6,468	—	6,468	26	—	6,468	—
Cash and cash equivalents	—	—	210,626	210,626	29	—	210,626	—
Trade receivables	—	—	178,222	178,222	25	—	178,222	—
Other non-current financial assets	22,098	—	73,145	95,243	23	—	—	22,098
Other current financial assets (*)	409,700	25,205	—	434,905	27	30,228	133,794	270,883

Financial assets	431,798	31,673	461,993	925,464		30,228	529,110	292,981

(*)	The following table provides an additional breakdown for other financial assets at December 31, 2019:

	At December 31, 2019
(Euro thousands)	Other current financial assets				Fair value Level

	FVPL	FVOCI	Amortized cost	Total	1	2	3
Commodities	—	—	—	—	—	—	—
Directional hedge funds	12,195	—	—	12,195	—	3,961	8,234
Equity	15,261	—	—	15,261	2,480	12,781	—
Fixed income	122,070	—	—	122,070	2,543	91,312	28,215
Non directional hedge funds	38,276	—	—	38,276	—	—	38,276
Private debt	2,006	—	—	2,006	—	301	1,705
Private equity	8,256	—	—	8,256	—	—	8,256
Real estate funds	24,807	—	—	24,807	—	15,185	9,622
Insurance contracts	176,575	—	—	176,575	—	—	176,575
Fixed income	—	5,326	—	5,326	5,326	—	—
Money market funds and floating income	10,254	19,879	—	30,133	19,879	10,254	—

Total other current financial assets	409,700	25,205	—	434,905	30,228	133,794	270,883

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Financial liabilities

	At December 31, 2020
(Euro thousands)	Financial liabilities					Fair value Level
	FVPL	FVOCI	Amortized cost	Total	Note	1	2	3
Derivative financial instruments	—	13,192	—	13,192	26	—	13,192	—
Non-current borrowings	—	—	558,722	558,722	33	—	558,722	—
Current borrowings	—	—	106,029	106,029	33	—	106,029	—
Other non-current financial liabilities	212,903	—	8,065	220,968	34	—	—	220,968
Trade payables and customer advances	—	—	188,342	188,342	38	—	188,342	—
Lease Liabilities – Current/Non-current	—	—	407,687	407,687	35	—	—	407,687

Financial Liabilities	212,903	13,192	1,268,845	1,494,940		—	866,285	628,655

	At December 31, 2019
(Euro thousands)	Financial liabilities					Fair value Level
	FVPL	FVOCI	Amortized cost	Total	Note	1	2	3
Derivative financial instruments	—	14,255	—	14,255	26	—	14,255	—
Non-current borrowings	—	—	514,263	514,263	33	—	514,263	—
Current borrowings	—	—	106,029	106,029	33	—	106,029	—
Other non-current financial liabilities	229,088	—	7,890	236,978	34	—	—	236,978
Trade payables and customer advances	—	—	225,598	225,598	38	—	225,598	—
Lease Liabilities – Current/Non-current	—	—	508,153	508,153	35	—	—	508,153

Financial Liabilities	229,088	14,255	1,361,933	1,605,276			860,145	745,131

Fair value

The reported amount of derivative instruments, whether assets or liabilities, reflects their fair value at the reporting date.

The carrying amount of cash and cash equivalents, financial assets and trade receivables, as adjusted for impairment where necessary as required by IFRS 9, approximates their estimated realizable value and their fair value. Lease liabilities are reported at present value, while all of the other financial liabilities recorded at amortized cost approximate fair value.

The investment in Elah Dufour (recorded within other non-current financial assets) has been measured at fair value, which has been estimated with the multiple approach, with the support of an independent expert, considering EBITDA of the most recent three years and a multiple of 10, as well as a discount for lack of control and illiquidity. The sensitivity analysis on the value of the investment has been performed on the EBITDA multiple because of the unobservable inputs used for the valuation. At December 31, 2020 a change of 5% in the EBITDA multiple would change the fair value of this investment by Euro 660 thousand. The Elah Dufour Option is also measured at fair value. The sensitivity analysis on the value of the option has been performed using the sensitivities carried out on the fair value on the investment in Elah Dufour described above, considered as the theoretical underlying value of the option. At December 31, 2020 a change of 4% in the carrying of the investment would change the fair value of the option by Euro 268 thousand.

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A sensitivity analysis was performed at December 31, 2020 on the fair value of the Group’s insurance contracts (recorded within other current financial assets), with the support of an external actuarial expert, using the discounted cash flow method. The main assumptions used to perform the sensitivities are: i) the vector of prospective returns is calculated from the last certified management rate (known at the valuation date) assuming a trend to the market forward rate, consistent with the current Italian government curve; ii) the target duration has been assumed to be 5 years; iii) the prospective investment returns are netted against the management fees; iv) the cash flow projection was made in line with the underlying contractual conditions; v) a probability of surrender has been assumed, depending on the type of insurance contract considered, ranging from 5.9% to 8.2%. Based on the analysis performed, no significant differences from fair value were noted.

For units in investment funds sensitivity has not been calculated as the valuation is made on the basis of the latest available NAV.

Credit risk

Credit risk is defined as the risk of financial loss caused by the failure of a counterparty to repay amounts owed or meet its contractual obligations. The maximum risk to which an entity is exposed is represented by all the financial assets recognized in the financial statements. Management considers its credit risk to relate primarily to trade receivables generated from the wholesale channel and mitigates the related effects through specific commercial and financial strategies.

With regards to trade receivables, credit risk management is carried out by monitoring the reliability and solvency of customers, as well as through insurance agreements.

The following table provides the aging of trade receivables:

(Euro thousands)	Not yet due	0-90 days overdue	90-180 days overdue	>180 days overdue	Total
Trade receivables, gross	106,659	23,172	2,509	15,206	147,546
Loss allowance	(549)	(1,876)	(480)	(5,812)	(8,717)

Total trade receivables at December 31, 2020	106,110	21,296	2,029	9,394	138,829
Trade receivables, gross	142,753	28,539	7,809	4,756	183,857
Loss allowance	(737)	(407)	(426)	(4,065)	(5,635)

Total trade receivables at December 31, 2019	142,016	28,132	7,383	691	178,222

At December 31, 2020 trade receivables overdue by more than 180 days relates to the related party Tom Ford International LLC, mainly due to the financial impact caused by the COVID-19 pandemic. Management does not expect any loss from this position.

Liquidity risk

Liquidity risk represents the risk that the Group cannot meet its financial obligations due to problems in obtaining funds at current market price conditions (funding liquidity risk) or in liquidating assets on the market to find the necessary financial resources (asset liquidity risk), which could negatively impact the Group’s results if the Group is forced to incur additional costs to obtain liquidity or meet its commitments.

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The following tables summarize the Group’s financial liabilities into relevant maturity groupings based on their contractual maturities:

		Contractual cash flows
(Euro thousands)	Carrying amount at December 31, 2020	Within 1 Year	2 years	3 years	Beyond
Derivative financial instruments	13,192	13,192	—	—	—
Trade payables and customer advances	188,342	188,342	—	—	—
Borrowings	664,751	106,029	107,500	281,250	169,972
Lease liabilities	407,687	102,092	82,489	67,137	187,771
Other non-current financial liabilities	220,968	—	25,976	71,924	123,068

Total	1,494,940	409,655	215,965	420,311	480,812

		Contractual cash flows
(Euro thousands)	Carrying amount at December 31, 2019	Within 1 Year	2 years	3 years	Beyond
Derivative financial instruments	14,255	14,255	—	—	—
Trade payables and customer advances	225,598	225,598	—	—	—
Borrowings	620,292	106,029	136,029	107,500	270,734
Lease liabilities	508,153	112,324	92,827	79,217	267,861

Other non-current financial liabilities	236,978	—	43,544		193,434

Total	1,605,276	458,206	272,400	186,717	732,029

The factors which mainly influence the Group’s liquidity are the resources generated or absorbed by current operating and investing activities, the possible distribution of dividends, the maturity or refinancing of debt and the management of surplus cash. Liquidity needs or surpluses are monitored on a daily basis by the Parent Company in order to guarantee effective sourcing of financial resources or adequate investment of excess liquidity.

The negotiation and management of credit lines is coordinated by the Parent Company with the aim of satisfying the short and medium-term financing needs of the individual companies within the Group according to efficiency and cost-effectiveness criteria. It has always been the Group’s policy to sign and constantly maintain with various and diversified banks a total amount of committed credit lines that is considered consistent with the needs of the individual companies and suitable to ensure at any time the liquidity needed to satisfy and comply with all the Group’s financial commitments, at the established economic conditions, as well as guaranteeing the availability of an adequate level of operational flexibility for any expansion programs.

Sensitivity on foreign currency exchange rate risk

Foreign currency exchange rate transaction risks originate mainly from exports of the Group in US Dollars, Chinese Renminbi, Japanese Yen, South Korean Won, British Pound and Mexican Peso. Risk management is mainly centralized at the distributing companies. Goods transferred for consideration to associates are settled directly in the currency of the country where they operate and sell (with the exception of countries where local currency cannot be delivered outside the country e.g. South Korean Won). This implies the risk that the corresponding value in Euro of revenues determined at the moment of collection is insufficient to cover production costs or to achieve the desired profit margin. This risk is heightened during the significant period between the moment when the sale prices of a collection are set and the moment when revenues are converted into Euro, which extends up to 18 months. The distributing companies enter into currency forward contracts or options, to establish the conversion rate in advance, or a predefined range of conversion rates at future dates. For

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the years ended December 31, 2020, 2019 and 2018 the Group covered its exchange rate risk almost exclusively with currency forward exchange contracts. To this end, before the preparation of the price list and based on market expectations and conditions, the Group arranges hedges that cannot exceed 50% - 60% of forecast sales in foreign currencies. In the period following the preparation of the price list, the total outstanding hedge is adjusted on the basis of market conditions and of the orders effectively managed and entered into production.

In addition, the Group controls and hedges exposure deriving from changes due to exchange rate changes in the value of assets or liabilities denominated in currencies other than the accounting currency of the individual company (typically intercompany financial receivables/payables), which may affect the Group’s net results, through financial instruments, whose recognition in accordance with IFRS follows the rules of fair value hedge: the profit or loss arising from subsequent remeasurements of the fair value of the hedging instrument and the hedged item are recorded within profit and loss. The hedges of the Parent Company’s future transactions in foreign currencies (which can be classified as cash flow hedges pursuant to IFRS) are accounted for in accordance with hedge accounting rules.

The Group has estimated the potential effects of a shock change of +/-5% on the main currencies to which the Group is exposed at each reporting date, by using internal assessment models based on generally accepted principles.

Foreign currency exchange risk exposure

The following table presents the potential effects on profit before tax of a hypothetical change of +/- 500 bps in year-end exchange-rates, applied to the Group’s net balances of trade receivables and trade payables in foreign currencies.

	At December 31, 2020			At December 31, 2019
	Trade receivables and trade payables in functional currency	+500 bps	-500 bps	Trade receivables and trade payables in functional currency	+500 bps	-500 bps
Currency		Impact on profit before tax			Impact on profit before tax
(Euro thousands)
USD	112,850	(5,374)	5,939	143,552	(6,836)	7,555
JPY	41,757	(1,988)	2,198	29,036	(1,383)	1,529
CNY	35,083	(1,671)	1,846	16,195	(771)	852
HKD	11,235	(535)	591	145	(7)	8
GBP	4,923	(234)	259	8,072	(384)	425
SGD	3,120	(149)	164	—	—	—
CHF	(16,552)	788	(871)	(14,476)	689	(762)

Total	192,416	(9,163)	10,126	182,524	(8,692)	9,607

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The following table presents the potential impact on profit before tax of a hypothetical change of +/- 500 bps in year-end exchange-rates, applied to the Group’s hedged positions on the main currencies to which the Group is exposed.

	At December 31, 2020			At December 31, 2019
	Notional amount	+500 bps	-500 bps	Notional amount	+500 bps	-500 bps
Currency		Impact on profit before tax			Impact on profit before tax
(Euro thousands)
USD	119,214	5,677	(6,274)	148,753	7,083	(7,829)
JPY	45,658	2,174	(2,403)	30,360	1,446	(1,598)
CNY	20,318	968	(1,069)	14,946	712	(787)
GBP	16,464	784	(867)	12,375	589	(651)
HKD	9,460	450	(498)	—	—	—
CHF	6,295	(300)	331	(5,720)	(272)	301
SGD	3,083	147	(162)	—	—	—

Total	220,492	9,900	(10,942)	200,714	9,558	(10,564)

The following table presents the potential change in equity gross of tax of a hypothetical change of +/- 500 bps in year-end exchange-rates, applied to the Group’s foreign currency hedging instruments on highly probable transactions.

	At December 31, 2020			At December 31, 2019
	Notional amount	+500 bps	-500 bps	Notional amount	+500 bps	-500 bps
Currency		Impact on hedge reserve			Impact on hedge reserve
(Euro thousands)
USD	25,355	1,207	(1,334)	59,326	2,825	(3,122)
CHF	18,515	(882)	974	—	—	—
JPY	6,749	321	(355)	16,852	803	(888)
HKD	3,153	150	(166)	—	—	—
GBP	2,762	132	(145)	17,809	848	(937)
CNY	—	—	—	871	41	(46)

Total	56,534	928	(1,026)	94,858	4,517	(4,993)

The following table presents the potential impact on profit before tax of a hypothetical change of +/- 500 bps in the USD/EUR year-end exchange-rate, applied to the Thom Browne put option in USD on non-controlling interests (recorded within other non-current financial liabilities).

	At December 31, 2020			At December 31, 2019
	Notional amount	+500 bps	-500 bps	Notional amount	+500 bps	-500 bps
Currency		Impact on profit before tax			Impact on profit before tax
(Euro thousands)
USD	(169,055)	(8,897)	8,050	(167,688)	(8,826)	7,985

Sensitivity on interest rate risk

Overall exposure to interest rate risk is monitored at the Group level through coordinated management of debt and available liquidity and of the relevant due dates. The Group’s principal sources of exposure to interest rate risk derive from short-term and the portion of long-term loans at variable rates. At December 31, 2020, the notional value of interest rate swap derivatives to hedge the risk of a potential increase in the cost of servicing of financial debt due to fluctuations in market rates was Euro 274,336 thousand (Euro 274,851 thousand at

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December 31, 2019) with a negative fair value of Euro 5,515 thousand (Euro 5,142 thousand at December 31, 2019). The short-term portion of bank debt, used mainly to finance working capital needs, is not covered by interest rate hedges. The cost of bank debt is equal to Euribor for the period plus a spread that depends on the type of credit facility used.

For the year ended December 31, 2020 a hypothetical 20% increase in short-term interest rates on such floating rate non-current financial liabilities, with all other variables held constant, would have resulted in an increase in financial expenses, on an annual basis, of approximately Euro 691 thousand (Euro 925 thousand for the year ended December 31, 2019). For the year ended December 31, 2020 a hypothetical 20% decrease in short-term interest rates on such floating rate non-current financial liabilities, with all other variables held constant, would have resulted in a decrease in financial expenses, on an annual basis, of approximately Euro 345 thousand (Euro 654 thousand for the year ended December 31, 2019).

The following table presents the sensitivity on floating rate borrowings not covered by interest rate swaps.

At December 31, 2020
Amount	Total interest rate (*)	Interest expense	-20%	Impact on profit before tax	+20%	Impact on profit before tax
Non-current
80,000	0.349%	279	0.259%	207	0.439%	351
10,000	0.195%	20	0.097%	10	0.293%	30
45,000	0.238%	107	0.136%	61	0.340%	153
31,250	0.300%	94	0.194%	60	0.406%	127
10,000	0.184%	18	0.069%	7	0.299%	30

176,250		518		345		691

Current
17,500	0.183%	32	0.074%	13	0.292%	51

17,500		32		13		51

*	The overall rate indicated is compounded of the fixed spread plus the variable rate (+-20% is on the variable rate).

At December 31, 2019
Amount	Total interest rate (*)	Interest expense	-20%	Impact on profit before tax	+20%	Impact on profit before tax
Non-current
80,000	0.361%	289	0.273%	219	0.449%	359
10,000	0.266%	27	0.182%	18	0.350%	35
35,000	0.725%	254	0.643%	225	0.807%	282
43,750	0.505%	221	0.440%	192	0.570%	249

168,750		791		654		925

*	The overall rate indicated is compounded of the fixed spread plus the variable rate (+-20% is on the variable rate).

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27.	Other current financial assets

The following table provides a breakdown for other current financial assets (see note 26 for a breakdown of other current financial assets by fair value level):

	At December 31, 2019	Investments	Disposals	Fair value adjustments	Realized gains/(losses)	Exchange rate gains/(losses)	At December 31, 2020
(Euro thousands)
FVPL
Directional hedge funds	12,195	14,180	(8,388)	(90)	390	(469)	17,818
Equity	15,261	27,834	(18,024)	(80)	(124)	(24)	24,843
Fixed income	122,070	38,580	(72,752)	920	(798)	(9)	88,011
Non directional hedge funds	38,276	6,018	(27,020)	510	909	—	18,693
Private debt	2,006	4,802	—	86	—	—	6,894
Private equity	8,256	2,845	(548)	201	—	(171)	10,583
Real estate funds	24,807	21,023	(15,788)	(884)	604	(689)	29,073
Insurance contracts	176,575	7,500	(78,897)	1,984	26	—	107,188
Money market funds	10,254	37,222	(28,253)	—	—	—	19,223

Total FVPL	409,700	160,004	(249,670)	2,647	1,007	(1,362)	322,326

FVOCI
Fixed income	5,326	167	(303)	(12)	(4)	—	5,174
Floating income	19,879	5,425	(2,938)	295	2	—	22,663

Total FVOCI	25,205	5,592	(3,241)	283	(2)	—	27,837

Total other current financial assets	434,905	165,596	(252,911)	2,930	1,005	(1,362)	350,163

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	At December 31, 2018	Investments	Disposals	Fair value adjustments	Realized gains/(losses)	Exchange rate gains/(losses)	At December 31, 2019
(Euro thousands)
FVPL
Commodities	5,835	—	(6,835)	—	859	141	—
Directional hedge funds	—	16,851	(4,525)	(48)	—	(83)	12,195
Equity	9,882	10,102	(6,144)	915	506	—	15,261
Fixed income	219,164	23,770	(125,446)	2,794	1,788	—	122,070
Non directional hedge funds	28,378	26,011	(16,876)	662	101	—	38,276
Private debt	—	1,902	—	104	—	—	2,006
Private equity	5,880	4,143	(2,186)	433	—	(14)	8,256
Real estate funds	15,382	15,822	(7,308)	647	86	178	24,807
Insurance contracts	253,618	15,000	(96,335)	4,273	19	—	176,575
Money market funds	11,079	43,862	(44,826)	—	—	139	10,254

Total FVPL	549,218	157,463	(310,481)	9,780	3,359	361	409,700

FVOCI
Fixed income	14,395	—	(10,538)	1,203	266	—	5,326
Floating income	15,480	10,316	(6,933)	731	285	—	19,879

Total FVOCI	29,875	10,316	(17,471)	1,934	551	—	25,205

Total other current financial assets	579,093	167,779	(327,952)	11,714	3,910	361	434,905

28.	Other current assets

Other current assets amount to Euro 66,718 thousand and Euro 92,230 thousand December 31, 2020 and 2019, respectively, and mainly relate to accrued income, deferred charges and indirect tax receivables.

29.	Cash and cash equivalents

The following table provides a breakdown for cash and cash equivalents:

(Euro thousands)	At December 31,
	2020	2019
Cash on hand	535	494
Bank balances	316,756	210,132

Total cash and cash equivalents	317,291	210,626

Cash and cash equivalents include cash on hand and bank balances.

The Group may be subject to restrictions which limit its ability to use cash. In particular, cash held in China is subject to certain repatriation restrictions and may only be repatriated as dividends. The Group does not believe that such transfer restrictions have any adverse impacts on its ability to meet liquidity requirements. Cash held in China at December 31, 2020 amounted to Euro 43,388 thousand (Euro 40,014 thousand at December 31, 2019). Certain restrictions over cash also exist in Argentina; however, such restrictions do not significantly impact the Group as cash held in Argentina amounted to Euro 265 thousand at December 31, 2020 (Euro 330 thousand at December 31, 2019).

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30.	Assets and liabilities held for sale

The following table provides a breakdown of assets and liabilities held for sale at December 31, 2020:

	At December 31, 2020
(Euro thousands)	Woman division	Korea	Total
Intangibles assets	614	42	656
Property plant and equipment	486	1,315	1,801
Right-of-use assets	83	—	83
Deferred tax assets	1,393	—	1,393
Inventories	2,259	4,820	7,079
Trade receivables	1,765	1,316	3,081
Tax receivables	88	367	455
Other financial assets	8	337	345
Other current assets	1,621	131	1,752
Cash and cash equivalents	4	576	580

Total assets	8,321	8,904	17,225
Employee benefits	63	1,067	1,130
Lease liabilities	83	—	83
Other current liabilities	4,176	5,209	9,385
Provision for risks and charges	664	841	1,505
Tax liabilities	715	466	1,181
Trade payables and customer advances	2,620	821	3,441

Total liabilities	8,321	8,404	16,725

Assets and liabilities held for sale	—	500	500

During 2020, the Group entered into two agreements to sell the Agnona business and the Group’s operations in Korea. As a result, the assets and liabilities of these operations were classified as held for sale and remeasured in accordance with IFRS 5, resulting in a write down of Euro 988 thousand that was recorded within write downs and other provisions in the statement of profit and loss. The total agreed consideration of Euro 500 thousand was collected in 2021 upon completion of the sales.

31.	Shareholder’ equity

Share capital

At December 31, 2020 and 2019 and at January 1, 2019 the fully paid up share capital of the Company was Euro 4,300 thousand, consisting of 4,299,080 ordinary shares and 920 special shares, all with a nominal value of Euro 1 (4,296,279 ordinary shares and 3,721 special shares at December 31, 2019 and 4,295,964 ordinary shares and 4,036 special shares at January 1, 2019).

Ordinary shares carry the following rights: the right to vote in ordinary and extraordinary shareholders meetings; the right to a share in profits (if distributed) in proportion to the share of capital held; the right to repayment of capital in the event of liquidation; pre-emptive right: in the event of a capital increase, it establishes the right to obtain new shares in proportion to those held.

Each special share, granted to specific persons, entitles the holder to participate in dividends, without providing any voting rights. Moreover, special shares are convertible in ordinary shares according to Company’s bylaw.

Retained earnings

Retained earnings include the Group’s accumulated earnings, less dividends paid to equity holders and other changes. Among other changes, retained earnings also include the first-time adoption reserve (IFRS), reflecting

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the combined effects of the equity adjustments, net of tax effects, arising from the transition to IFRS from previous local GAAP, which occurred on January 1, 2018.

Other reserves

Other reserves (including other comprehensive income) are detailed as follows:

	At December 31,
(Euro thousands)	2020	2019
Legal reserve	860	860
Reserve for treasury shares	(76,624)	(75,680)
Other comprehensive income reserve (OCI)	(25,901)	8,910
Non-controlling interests options reserve	(196,691)	(196,691)
Other reserves	2,584	2,584

Other reserves, including OCI	(295,772)	(260,017)

At December 31, 2020 and 2019, the legal reserve amounted to Euro 860 thousand.

At December 31, 2020, the reserve for treasury shares amounted to Euro 76,625 thousand (Euro 75,680 thousand at December 31, 2019) and 271,815 ordinary shares were held in treasury (269,014 ordinary shares at December 31, 2019). In 2020, the Company purchased 2,801 ordinary shares, increasing the reserve for treasury shares by Euro 944 thousand, while in 2019 the Company purchased 315 ordinary shares, increasing the reserve for equity shares by Euro 94 thousand. In 2018, the Company issued a net 14,168 ordinary shares from treasury, decreasing the reserve for treasury shares by Euro 2,449 thousand.

Other comprehensive income reserve includes the following:

•	a translation reserve for the translation differences arising from the consolidation of subsidiaries with a functional currency different from the Euro;

•

a cash flow hedge reserve for the changes in the fair value of derivative financial instruments held by the Group designated as a hedge of the exposure to variability in currency exchange rate and interest rate risk;

•	gains and losses on the remeasurement of defined benefit plans for actuarial gains and losses arising during the period which are offset against the related net defined benefit liabilities;

•

the financial assets at FVOCI reserve which arises from changes in the fair value of debt instruments held by the company under a hold to collect and sell business model, which will be reversed when the investment is derecognised or impaired.

The non-controlling interests options reserve includes a reduction of equity attributable to shareholders of the Company resulting from the initial recognition of the financial liabilities relating to the put option held by Dondi non-controlling interest shareholders for Euro 21,459 thousand in 2019, as well as on the put option held by Thom Browne non-controlling interest shareholders for Euro 162,066 thousand and on the put option held by Lanificio Ermenegildo Zegna e Figli non-controlling interest shareholders for Euro 13,166 thousand for 2018.

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32.	Non-controlling interests

The following table shows the financial information of consolidated companies not entirely controlled by the Group, as required by IFRS 12. The amounts disclosed for each subsidiary are before intercompany eliminations and at and for the year ended December 31, 2020.

(Functional currency thousands)	Group’s percentage interest	Non- controlling interest percentage	Functional currency	Total assets	Total equity	Net revenues	Net income / (loss)	Dividends paid to non- controlling shareholders
Company
Thom Browne Inc.	85%	15%	USD	157,679	105,890	203,859	24,275	—
Gruppo Dondi S.p.A.	65%	35%	EUR	24,590	21,321	27,199	1,147	(354)
Bonotto S.p.A.	60%	40%	EUR	22,345	7,143	20,526	(366)	(216)
Lanificio Ermenegildo Zegna e Figli S.p.A.	90%	10%	EUR	42,855	27,077	52,945	6,048	(1,116)
Ermenegildo Zegna Madrid S.A.	70%	30%	EUR	2,935	2,935	2,051	(29)	(45)
Zegna South Asia Private LTD	51%	49%	INR	654,611	103,020	216,675	(13,372)	—
Ermenegildo Zegna Vietnam LLC	77%	23%	VND	36,801,969	(61,223,291)	28,519,833	(2,520,357)	—
Zegna Gulf Trading LLC	49%	51%	AED	91,261	(29,810)	57,826	(9,600)	—
Achill Land Pty Ltd.	60%	40%	AUD	11,749	10,200	n.a.	n.a.	—

33.	Borrowings

The following table provides a breakdown for non-current and current borrowings:

	2020			2019
(Euro thousands)	Committed Loans	Other financial loans	Total borrowings	Committed Loans	Other financial loans	Total borrowings
At January 1,	619,308	984	620,292	762,660	143	762,803
Repayments	(221,029)	—	(221,029)	(272,851)	—	(272,851)
Proceeds	215,000	50,352	265,352	130,000	841	130,841
Other	136	—	136	(501)	—	(501)

At December 31,	613,415	51,336	664,751	619,308	984	620,292
Of which:
Non-current	557,386	1,336	558,722	513,279	984	514,263
Current	56,029	50,000	106,029	106,029	—	106,029

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The repayment schedule for borrowings is summarized below:

(Euro thousands)	At December 31, 2020	Year 1	Year 2	Year 3	Year 4	Year 5
Committed loans	613,415	56,029	107,500	281,250	130,000	38,636
Other financial liabilities	51,336	50,000	—	—	874	462

Total borrowings	664,751	106,029	107,500	281,250	130,874	39,098

(Euro thousands)	At December 31, 2019	Year 1	Year 2	Year 3	Year 4	Year 5
Committed loans	619,308	106,029	136,029	107,500	221,250	48,500
Other financial liabilities	984	—	—	—	—	984

Total borrowings	620,292	106,029	136,029	107,500	221,250	49,484

Some of the loans stipulated have a variable rate. The use of derivative financial instruments is reserved for management of exposure to fluctuations in interest rates associated with monetary flows and no speculative activities are carried out or permitted. The instruments used for this purpose are exclusively Interest Rate Swaps (IRS), The Group generally borrows at fixed interest rates and manages the risk of interest fluctuation of those loans at a variable interest rate through hedging arrangements (fully described in the “Information on financial risks” section within Note 26—Derivative financial instruments). The bullet loans are set forth hereunder by their portions with fixed and variable interest rates

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The main terms of the borrowings are detailed as follows.

				At December 31, 2020
Borrower	Interest rate	Terms	Expiry date	Of which current portion	Of which non- current portion
				(Euro thousands)
E.Z. Holditalia	Fixed	0.00%	April 2021	15,000
E.Z. Holditalia	Fixed	0.73%	October 2021	17,500
E.Z. Holditalia	Variable	Euribor 3m + 0.73%	October 2021	17,500
E.Z. Holditalia	Fixed	0.80%	December 2021	3,529
Co.Ti Service S.A.	Fixed	0.75%	February 2022		10,000
Co.Ti Service S.A.	Fixed	0.60%	March 2022		5,000
E.Z. Holditalia	Variable	Euribor 3m + 0.69%	September 2022		10,000
E.Z. Holditalia	Variable	Euribor 6m + 0.80%	September 2022	30,000	50,000
E.Z. Holditalia	Fixed	0.80%	December 2022		10,000
E.Z. Holditalia	Variable	IRS + 1.48%	January 2023		20,000
E.Z. Holditalia	Variable	IRS + 0.80%	February 2023		20,000
E.Z. Holditalia	Fixed	0.35%	March 2023		15,000
E.Z. Holditalia	Fixed	0.49%	April 2023		50,000
E.Z. Holditalia	Variable	Euribor 6m + 0.75%	May 2023		45,000
E.Z. Holditalia	Variable	Euribor 6m + 0.83%	June 2023	12,500	18,750
E.Z. Holditalia	Variable	IRS + 1.05%	August 2023		40,000
E.Z. Holditalia	fixed	0.90%	November 2023		20,000
E.Z. Holditalia	fixed	0.75%	November 2023		60,000
E.Z. Holditalia	Variable	IRS + 0.75%	November 2023	10,000	14,972
E.Z. Holditalia	Variable	IRS + 0.81%	April 2024		80,000
E.Z. Holditalia	Variable	IRS + 0.60%	December 2024		50,000
Co.Ti Service S.A.	fixed	0.75%	March 2025		20,000
Co.Ti Service S.A.	fixed	0.75%	April 2025		10,000
E.Z. Holditalia	Variable	Euribor 1m + 0.76%	May 2025		10,000

Total				106,029	558,722

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				At December 31, 2019
Borrower	Interest rate	Terms	Expiry date	Of which current portion	Of which non- current portion
				(Euro thousands)
Co.Ti Service S.A.	Fixed	0.85%	February 2020	30,000
E.Z. Holditalia	Fixed	0.30%	April 2020	50,000
E.Z. Holditalia	Variable	IRS + 0.81%	February 2021		80,000
E.Z. Holditalia	Fixed	0.80%	December 2021	3,529	3,013
Co.Ti Service S.A.	Fixed	0.75%	February 2022		10,000
Co.Ti Service S.A.	Fixed	0.60%	March 2022		5,000
E.Z. Holditalia	Variable	Euribor 3m + 0.69%	September 2022		10,000
E.Z. Holditalia	Variable	Euribor 6m + 0.80%	September 2022		80,000
E.Z. Holditalia	Fixed	0.80%%	December 2022		10,000
E.Z. Holditalia	Variable	IRS + 1.48%	January 2023		20,000
E.Z. Holditalia	Variable	Euribor 3m + 1.14%	January 2023		35,000
E.Z. Holditalia	Variable	IRS + 0.80%	February 2023		20,000
E.Z. Holditalia	Fixed	0.35%	March 2023		15,000
E.Z. Holditalia	Variable	Euribor 6m + 0.83%	June 2023	12,500	31,250
E.Z. Holditalia	Variable	IRS + 1.05%	August 2023		40,000
E.Z. Holditalia	Fixed	0.90%	November 2023		20,000
E.Z. Holditalia	Fixed	0.75%	November 2023		60,000
E.Z. Holditalia	Variable	IRS + 0.75%	November 2023	10,000	25,000
E.Z. Holditalia	Variable	IRS + 0.60%	December 2024		50,000

Total				106,029	514,263

34.	Other non-current financial liabilities

The following table provides a breakdown for other non-current financial liabilities.

	At December 31,
(Euro thousands)	2020	2019
Written put options on non-controlling interests	196,783	202,993
Cash-settled share-based payments	16,120	26,095
Bonds	4,287	4,287
Other	3,778	3,603

Other non-current financial liabilities	220,968	236,978

Written put options on non-controlling interests

Thom Browne

Ermenegildo Zegna Holditalia S.p.A. is subject to a put contract with Mr. Thom Browne in reference to the original investment of 85% in Thom Browne. In particular, Mr. Thom Browne has the right to exercise a sale option to Zegna on its 15% interest in Thom Browne, in three tranches, during 2023, 2028 and 2030. The exercise price of the option is established as the EBITDA of Thom Browne Group at the exercise date, multiplied by a given multiple (“TB Exercise Formula”). The financial liability arising from the obligation is measured at the present value of the expected exercise amount, calculated through the TB Exercise Formula as per projections contained in the 2019-2030 Business Plan approved on May 7, 2020 and April 6, 2021 by Zegna’s Valuation Committee. The remeasurement of the liability at each reporting date is recognized through profit or loss. The liability related to this written put option at 31 December 2020 amounted to Euro 169,055 thousand (Euro 167,688 thousand at 31 December 2019).

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Dondi Group

Ermenegildo Zegna Holditalia S.p.A. is subject to a put contract with Dondi Family in reference to the original investment of 65% in Gruppo Dondi S.p.A. In particular, Dondi Family has the right to exercise a sale option to Zegna on its 35% interest in Gruppo Dondi S.p.A., in two tranches, during 2029 and 2034. The exercise price of the option is established as the EBITDA of Dondi Group at the exercise date, less its net indebtedness, multiplied by a given multiple less a given discount (“Dondi Exercise Formula”). The financial liability arising from the obligation is measured at the present value of the expected exercise amount, calculated through the Dondi Exercise Formula as per projections contained in the 2020-2034 Business Plan approved on May 7, 2020 and April 6, 2021 by Zegna’s Valuation Committee. The remeasurement of the liability at each reporting date is recognized through profit or loss. The liability related to this written put option at 31 December 2020 amounted to Euro 21,650 thousand (Euro 21,459 thousand at 31 December 2019).

Lanificio Ermenegildo Zegna e Figli S.p.A.

Ermenegildo Zegna Holditalia S.p.A. is subject to a put contract with Lanificio Ermenegildo Zegna e Figli CEO in reference to the 10% non-controlling interests in Lanificio Ermenegildo Zegna e Figli S.p.A.. The exercise price of the option is established as the fair market value at the exercise date. The financial liability arising from the obligation is measured at the present value of the redemption amount measured with the discounted cash flow method. The remeasurement of the liability at each reporting date is recognized through profit or loss. The liability related to this written put option at December 31, 2020 amounted to Euro 6,078 thousand (Euro 13,846 thousand at December 31, 2019).

Cash-settled share-based payments

In February 2017 the Company reached an agreement with the Group CEO over certain cash-settled share-based payment schemes. Under these plans, the CEO was attributed:

a)

55,433 shares in the Company together with an option that entitles the CEO to sell back to the Company the same shares at their market price. For 25,988 shares there were no specific conditions to be satisfied for the sale right to be exercised; and

b)

The right to buy a maximum number of 15.832 shares in the Company at a price of Euro 186.5 per share and the right to convert part of his fixed remuneration in Company’s shares at the same price, together with the right to sell those shares back to the Company at their market price. Such rights vest immediately and can be exercised directly by the CEO in case of an Initial public offering of the Company’s shares, sale to third parties of whole or part of the Company’s shares or by the CEO’s heirs under the circumstances of either his death or medically ascertained mental or severe physical disablement.

As a result of entering into this agreement, the Company has incurred into a liability to transfer cash to the CEO for amounts that are based on the value of equity instruments of the Company and the liability has been considered in scope of IFRS 2—Share-based Payment (“IFRS 2”).

In accordance with IFRS 2, the Group measures the liability arising from cash-settled share-based payment transactions at the fair value at each reporting date and at the settlement date; the changes in the fair value of these liabilities are recognized in the statement of profit or loss for the period. At 31 December 2019 and 2020, the Group measured the fair value of the liabilities generated by these plans based on the following assumptions:

	At 31 December 2020	At 31 December 2019
Company share price	Euro 372	Euro 384
Discount rate	1.9%	1.9%

The Company share price has been estimated according to a market approach valuation model, using market multiples derived from a set of comparable transactions.

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The liability arising on these plans at 31 December 2020 amounted to Euro 16,120 thousand (Euro 26,095 thousand at 31 December 2019). During 2020, in the context of the COVID-19 pandemic, the plan described in point a) above has been renounced by the CEO. The change in the value of the overall liability has been recognized in the statement of profit and loss.

Bonds

Bond relates to non-convertible debenture loans for a principal amount of Euro 4,287 thousand, issued between 1984 and 1985. The due date is November 30, 2030. There has been no redemption of bonds during the years presented in these Consolidated Financial Statements.

Other

Other mainly includes a financing received from a non-controlling interest in a subsidiary amounting to Euro 3,594 thousand at December 2020 (Euro 3,272 thousand at December 2019).

35.	Lease liabilities

The following table provides a breakdown for lease liabilities.

(Euro thousands)	2020	2019
At January 1,	508,153	548,328
Interest expense	10,285	11,473
Repayment of lease liabilities (including interest expense)	(100,984)	(121,933)
IFRS 16 lease amendment: lease renegotiation	(24,931)	—
Additions due to new leases and store renewals	54,303	61,416
Decrease of lease liabilities due to store closures	(14,084)	—
Business combinations	—	272
Reclassifications to liabilities held for sale	(83)	—
Translation differences	(24,972)	8,597

At December 31,	407,687	508,153

Of which:
Non-current	314,845	405,637
Current	92,842	102,516

In certain countries, leases for stores entail the payment of both minimum amounts and variable amounts, especially for stores with lease payments indexed to revenue. As required by IFRS 16, only the minimum fixed lease payments are capitalized.

The following table summarizes the undiscounted contractual cash flows of lease liabilities by maturity date:

(Euro thousands)	Total contractual cash flows of lease liabilities	Year 1	Year 2	Year 3	Year 4	Beyond
At December 31, 2020	439,489	102,092	82,489	67,137	52,747	135,024
At December 31, 2019	552,229	112,324	92,827	79,217	68,340	199,521

36.	Provisions for risks and charges

The Provisions for risks and charges, which amount to Euro 48,281 thousand in 2020 (Euro 44,823 thousand in 2019) represent management’s best estimate of the amount of potential liabilities. In the Directors’ opinion, based on the information available to them, the total amount allocated for risks and charges at the reporting date is adequate in respect of the liabilities that could arise from the underlying circumstances.

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The following tables show the movement of the provision for risks and charges in 2020 and 2019:

(Euro thousands)	Legal and fiscal risks	Leased store restoration	Refund liability returns	Other provision	Total provisions
At January 1, 2019	17,770	14,083	7,463	9,411	48,727
Of which current	—	—	7,463	3,407	10,870
Of which non-current	17,770	14,083	—	6,004	37,857
Provisions	199	3,115	1,128	1,282	5,724
Releases	(708)	(1,541)	(1,172)	(905)	(4,326)
Utilizations	(5)	(1,593)	(675)	(3,029)	(5,302)

At December 31, 2019	17,256	14,064	6,744	6,759	44,823
Of which current	—	—	6,744	3,852	10,596
Of which non-current	17,256	14,064	—	2,907	34,227
Provisions	902	2,396	2,044	8,122	13,464
Releases	(1,752)	—	(2,062)	(1,559)	(5,373)
Utilizations	(30)	(2,581)	(694)	(1,328)	(4,633)

At December 31, 2020	16,376	13,879	6,032	11,994	48,281
Of which current	—	—	6,032	2,293	8,325
Of which non-current	16,376	13,879	—	9,701	39,956

The provision for fiscal and legal risks includes provisions for various litigated matters that have occurred in the ordinary course of business.

At December 31, 2020 other provisions include Euro 1,931 thousand for severance indemnity accrued in the year, Euro 1,000 thousand as agent termination indemnity.

The Group is a defendant in various other legal and fiscal lawsuits arising in the ordinary course of business. It is the opinion of the management of the Company that it has meritorious defenses against all such outstanding claims, which the Company will vigorously pursue, and that the outcome of such claims, individually or in the aggregate, will not have a material adverse effect on the Group’s consolidated financial position or results of operations.

37.	Employee benefits

The following table shows the different categories of employee benefits of the Group.

		At December 31,
Category of benefit	Type of benefit	2020	2019
Italian leaving indemnities (TFR)	Post-employment benefit	11,596	12,292
Severance pay	Post-employment benefit	15,706	15,387
Compensation for termination	Post-employment benefit	374	369
Leaving indemnities	Post-employment benefit	367	196
Non-compete agreements	Other long-term employee benefit	359	419
Gratuity payment	Post-employment benefit	316	271
Retention bonus	Post-employment benefit	249	54
Retention plans	Other long-term employee benefit	194	1,545
Long term incentive plan	Other long-term employee benefit	131	4,435
Previous pension plans	Post-employment benefit	25	25
Termination benefits	Post employment benefit	22	10
Anniversary	Other long-term employee benefit	8	5

Total		29,347	35,008

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Italian leaving indemnities relate to the Italian employee severance indemnity (TFR) obligation required under Italian Law. Severance pay primarily relates to leaving indemnities in Spain and China.

The following table shows changes in employee defined benefit liabilities.

(Euro thousands)	2020	2019
Employee benefits at January 1,	35,008	36,163
Changes through statement of profit and loss	(459)	(942)
- of which: Service cost	2,335	1,560
- of which: Financial charges	256	180
- of which: Release of provisions	(3,050)	(2,682)
Changes through statement of comprehensive income	(930)	490
- of which: Actuarial (gain) loss	(523)	513
- of which: Translation differences	(407)	(23)
Benefit paid	(3,614)	(1,716)
Change in scope of consolidation and reclassifications to assets held for sale	(658)	1,013

Employee benefits at December 31,	29,347	35,008

The following table summarizes the main financial assumptions used in determining the present value of employee severance indemnities.

	At December 31, 2020			At December 31, 2019
	Italy	Spain	China	Italy	Spain	China
Discount rate	-0.204% / 0.246%	-0.440 / 0.283%	3.05%	0.076% / 0.6%	0.226% / 0.744%	3.144% / 3.197%
Inflation rate	1.50%	0.80%	4.41%	1.50%	0.80%	4.41%
Salary increase rate	0.5% / 2.3%	0.80%	4.41%	0.5% / 2.3%	0.80%	4.41%

As regards the demographic assumptions used in determining defined benefit liabilities of the Group’s Italian companies, the figure used as a benchmark for the mortality rate is that for the Italian population recorded by ISTAT in 2019, 2018 and 2017 broken down by age and gender. As for the demographic assumptions used in measuring the defined benefit liabilities of the Group’s non-Italian companies, the figure used as a benchmark for the mortality rate is the standard one for each local population, broken down by age and gender, while for the staff turnover rate annual frequencies have been calculated based on the individual companies’ data.

Here below is reported a quantitative sensitivity analysis for the main assumptions concerning the main employee benefit obligations and service costs.

	At December 31, 2020				At December 31, 2019
	+50 bps	-50 bps	+50 bps	-50 bps	+50 bps	-50 bps	+50 bps	-50 bps
(Euro thousands)	Employee benefits		Service cost		Employee benefits		Service cost
Discount rate	(793)	850	(75)	79	(725)	777	(51)	55
Inflation rate	630	(598)	46	(43)	581	(554)	55	(52)
Turn-over rate	570	(1)	61	(109)	993	(1,644)	171	(306)

The average duration of the benefit obligations for the Italian leaving indemnities at the end of the reporting period is 9.2 years (2019: 8.7 years), for the China severance pay is 6.2 years (2019: 8.4 years) and for the Spain severance pay is 6.6 years (2019: 7.3 years).

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38.	Trade payables and customer advances

The following table provides a breakdown for trade payables and customer advances:

	At December 31,
(Euro thousands)	2020	2019
Trade payables	150,257	190,397
Customer advances	38,085	35,201
Total trade payables including customer advances	188,342	225,598

39.	Other current liabilities

The following table provides a breakdown for other current liabilities:

	At December 31,
(Euro thousands)	2020	2019
Due to employees	26,134	39,493
VAT and other taxes	19,993	29,589
Accrued expenses	19,739	32,439
Social security institutions	9,147	9,462
Deferred income	1,624	1,624

Total other current liabilities	76,637	112,607

Amounts due to employees primarily include deferred compensation, accrued and untaken leave and related contributions. Accrued expenses principally include payroll accruals and rental expenses.

40.	Related party transactions

Pursuant to IAS 24—Related Party Disclosures, the related parties of the Group are all entities and individuals capable of exercising control, joint control or significant influence over the Group and its subsidiaries. In addition, members of the Board of Directors and executives with strategic responsibilities and their families are also considered related parties. The following tables summarize remuneration of directors, key executives with strategic responsibilities:

	Key Management Personnel
	Compensation					Outstanding balance
(Euro thousands)	Short-term employee benefits (1)	Post- employment benefits	Share-based payments (2)	Dividends	Purchase of investments (3)	Employee benefits	Other non current financial liabilities	Other current liabilities
2020	9,414	736	(9,975)	1,116	—	538	198,046	991
2019	11,790	956	1,016	1,465	1,762	526	214,389	1,193
2018	10,010	905	108	1,348	15,897	789	207,071	2,429

(1)	includes corporate bodies fees, consultancy fees and personnel compensation
(2)	refers to a cash-settled share based payments granted to the CEO
(3)	relates to the acquisition of Thom Browne

During 2012 Zegna entered into an arrangement with DDS & Associates, represented by Mr. Domenico De Sole, in order for Mr. Domenico De Sole to provide consultancy services to the Group on a worldwide basis. The agreement stipulated that Mr. De Sole would be a member of the board of directors of the Company and would receive a yearly compensation of USD 400,000, later on reduced to USD 300,000 (the amount was then paid each year as consultancy fee (USD 252,000) and board membership fee (USD 48,000)).

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As part of the arrangement, Mr. De Sole was also granted a “virtual options” incentive program tied to the EBITDA improvement of the Zegna Group, under which the Group would pay, upon exercise, an amount corresponding to 0.4% of the difference between the initial (2004) reference EBITDA multiplied by 8.5 and the amount obtained by applying the same formula to the Zegna Group EBITDA of the fiscal year ended prior to the exercise of the virtual options (the “Option Price”). Whole or part of the “virtual options” could be exercised.

At one stage, it was agreed that the amount payable to DDS & Ass. was subject to a collar consisting of a floor equal to the higher of Euro 6 million or CHF 7,431,000 and a ceiling equal to the higher of Euro 10 million or CHF 12,362,000 and that the ceiling would not apply in case the Company goes public. In that case the “virtual options” not already exercised would become options to acquire Company shares at the Option Price and the floor and ceiling would not apply.

Management has considered that this instrument was not in the scope of IFRS 2 because a specified multiple of EBITDA would not necessarily reflect the fair value of the shares; historical earnings is only one of the factors used to determine the fair value of shares of an entity. The conditions of the arrangement may entitle the beneficiary to receive either cash or equity, but the choice as to which option occurs is outside the control of both the beneficiary and the entity. Consequently, the arrangement is accounted for in accordance with the expected form of settlement. If the expectation changes, the accounting will be trued-up to where it would have been if the revised form of settlement had always been expected.

In accordance with the sale and purchase agreement regarding the Thom Browne Group signed on August 25, 2018, the Company acquired 267.8 shares from Mr. Domenico De Sole. The price of these shares was paid to Thom Browne Inc., which then transferred it to Mr. Domenico De Sole, in two tranches amounting, respectively, to Euro 15,897 thousand in 2018 and Euro 1,762 thousand in 2019.

Transactions with related parties

The Group carries out transactions with related parties on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved.

Transactions carried out by the Group with these related parties are of commercial and financial nature and, in particular, these transactions relate to:

•	the purchase of industrial services, in particular of fabrics’ finishing, from Finissaggio Ferraris;

•	the purchase of raw materials, in particular of wool, from Gruppo Schneider;

•	the purchase of industrial services from Pettinatura di Verrone;

•	transactions with PKB Bank AG relating to an interest-bearing loan amounting to Euro 5,000 thousand expiring in March 2022.

•

support to Fondazione Zegna activities, which is a charity characterized by a lean organization structure and a deep commitment to voluntary work on the part of the Zegna family and Group employees. Fondazione Zegna supports and funds projects in cooperation with non-profit organizations operating in various fields and different parts of the world.

•

transactions with Tom Ford International LLC (“Tom Ford”) related to (i) a licensing agreement for the production and worldwide distribution of luxury men’s ready to wear and made to measure clothing, footwear and accessories under the Tom Ford label, (ii) financial assets related to loans drawn down by Tom Ford between 2016 and 2020, and (iii) financial guarantees provided to Tom Ford in relation to its payment obligations under a bank loan for an amount of $7,500 thousand issued to Tom Ford in 2020 and maturing in March 2025.

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The following tables summarize transactions and balances with related parties for 2020, 2019 and 2018.

2020 (Euro thousands)	Revenues	Costs (1) (2)	Personnel costs	Financial income / (expenses)	Trade receivables	Other financial assets	Financial liabilities (3)	Other liabilities (4)
Tom Ford International LLC	25,088	7,673	—	471	23,453	1,198		136
Gruppo Schneider	217	6,683	—	—	18	—	—	323
PKB bank AG	—	1	—	(44)	—	—	5,000	—
Finissaggio Ferraris	13	245	—	—	2	—	—	50
Fondazione Zegna	—	200	—	—	—	—	—	—
Achill Station Pty Ltd.	—	—	—	—	—	94	—	—
Pelletteria Tizeta S.r.l.	4	2	—	—	—	—	—	—
Pettinatura di Verrone	—	4	—	—	—	—	—	1
Other related parties connected to directors and shareholders	—	33	860	—	—	—	2,146	61

Total	25,322	14,841	860	427	23,473	1,292	7,146	571

Total for Zegna Group	1,014,733	537,495	282,659	34,352	138,829	399,426	779,690	294,326

(1)	Costs with Tom Ford International LLC include royalties amounting to Euro 4,095 thousand
(2)	Includes cost for raw materials and consumables, purchased, outsourced and other costs
(3)	Includes non-current borrowings and other non-current financial liabilities
(4)	Includes trade payables and customer advances, employee benefits and other current liabilities

2019 (Euro thousands)	Revenues	Costs (1) (2)	Personnel costs	Financial income / (expenses)	Trade receivables	Other financial assets	Financial liabilities (3)	Other liabilities (4)
Tom Ford International LLC	29,499	8,958	—	1,847	18,392	41,225	—	150
Gruppo Schneider	10	9,815	—	—	10	—	—	1,104
PKB bank AG	—	—	—	(44)	—	—	5,000	—
Finissaggio Ferraris	11	345	—	—	16	—	—	119
Fondazione Zegna	—	999	—	—	—	—	—	—
Achill Station Pty Ltd.	—	—	—	—	—	94	—	—
Pettinatura di Verrone	—	20	—	—	—	—	—	19
Pelletteria Tizeta S.r.l.	4	2	—	—	—	—	—	—
Other related parties connected to directors and shareholders	—	39	1,014	—	—	—	2,146	220

Total	29,524	20,178	1,014	1,803	18,418	41,319	7,146	1,612

Total for Zegna Group	1,321,327	681,498	331,944	22,061	178,222	530,148	751,241	373,213

(1)	Costs with Tom Ford International LLC include royalties amounting to Euro 4,721 thousand
(2)	Includes cost for raw materials and consumables, purchased, outsourced and other costs
(3)	Includes non-current borrowings and other non-current financial liabilities
(4)	Includes trade payables and customer advances, employee benefits and other current liabilities

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2018 (Euro thousands)	Revenues	Costs (1) (2)	Personnel costs	Financial income / (expenses)	Trade receivables	Other financial assets	Financial liabilities (3)	Other liabilities (4)
Tom Ford International LLC	26,745	7,523	—	1,757	15,683	39,432	—	153
Gruppo Schneider	6	9,659	—	—	6	—	—	1,625
PKB bank AG	—	—	—	(42)	—	—	5,000	—
Pettinatura di Verrone	—	36	—	—	—	—	—	17
Finissaggio Ferraris	27	499	—	—	16	—	—	150
Fondazione Zegna	—	940	—	—	—	—	—	—
Other related parties connected to directors and shareholders	—	33	925	—	—	—	2,295	17

Total	26,778	18,690	925	1,715	15,705	39,432	7,295	1,962

Total for Zegna Group	1,182,563	576,001	320,662	23,220	161,708	161,708	827,706	265,129

(1)	Costs with Tom Ford International LLC include royalties amounting to Euro 3,769 thousand
(2)	Includes cost for raw materials and consumables, purchased, outsourced and other costs
(3)	Includes non-current borrowings and other non-current financial liabilities
(4)	Includes trade payables and customer advances, employee benefits and other current liabilities

41.	Notes to consolidated cash flow statement

Operating activities

Other non-cash expenses/(income), net for all years includes post-employment defined-benefit plans and for 2020 only includes the effects of rent concessions received as a result of the COVID-19 pandemic. The change in other operating assets and liabilities primarily relates to indirect taxes, accrued income and expenses, and deferred charges.

Investing activities

Business combinations, net of cash acquired relates to the net cash outflows of acquisitions made by the Group. Please refer to Note 5—Business Combinations for further details.

42.	Subsequent events

The Group has evaluated subsequent events through August 24, 2021 which is the date the Consolidated Financial Statements were authorized for issuance, and identified the following events, all of which are non-adjusting as defined in IAS 10:

•	On January 14, 2021, the Company sold 70% of its equity stake in Agnona S.r.l. to a related party and as a result Agnona was deconsolidated from the beginning of the year.

•

On February 23, 2021, the Group’s subsidiary Italco, which primarily manages a production plant in Spain, reached an agreement with its workers to initiate a collective dismissal procedure. No decisions have been made yet regarding either the definitive cessation of activity after the current year or its continuation with a reduced staff.

•

In May 2021 a project for the disposition of certain real estate properties and other assets was approved by the Board of Directors. During the third quarter of 2021, Zegna intends to complete the disposition of certain of its businesses, through the demerger to its existing shareholders of (i) its real estate business, consisting of the Company’s subsidiary E.Z. Real Estate S.r.l., which directly and indirectly holds substantially all of Zegna’s real estate assets, as well as certain properties previously owned by Lanificio Ermenegildo Zegna e Figli S.p.A., including part of Lanificio Ermenegildo Zegna e Figli S.p.A.’s industrial building located in Valdilana and hydroelectric plants, and (ii) its 10% equity

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interest in Elah Dufour S.p.A.. Most of the real estate properties directly or indirectly owned by E.Z. Real Estate S.r.l. are, and will continue to be, leased to Zegna. Following the Demerger, Zegna will continue to pay rent to E.Z. Real Estate S.r.l. or its relevant subsidiaries under the relevant lease agreements. With respect to Lanificio’s industrial building located in Valdilana that will form part of the Demerger, new arrangements will be put in place following the Demerger to ensure the continued use by Zegna of such property. In addition, following the Demerger Zegna will enter into arrangements governing the continuing relationship with Oasi Zegna, which are expected to contemplate the payment of approximately €2 million per year by Zegna for licensing and other services.

•

In May 2021 the Group finalized an agreement for the purchase of a real estate property in London, England (previously 50% owned by the Group) for a total consideration of GBP 36,500 thousand (approximately Euro 42,000 thousand).

•

On June 1, 2021 the Group purchased an additional 5% of Thom Browne for a total consideration of USD 37,400 thousand (Euro 30,653 thousand), following which the Group owns 90% of the Thom Browne group.

•

On June 4, 2021 the Group purchased 60% of the shares of Tessitura Ubertino for consideration of Euro 5,880 thousand. Additional consideration of up to Euro 1,170 thousand is payable (50% in 2021 and 50% in 2022) subject to the results of the company.

•

On June 28, 2021 Adidas filed a lawsuit in the Southern District of New York for, inter alia, trademark infringement, unfair competition, dilution and various state claims, in connection with Thom Browne’s five color grosgrain ribbon and the four bands on sleeves and pants on its sporting goods, sportswear and athletic wear. Adidas claims these designs infringe the three stripe marks of adidas. The Group intends to vigorously defend against the claims.

•	On July 14, 2021 the Group purchased 40% of the shares of Filati Biagioli Modesto for consideration of Euro 282 thousand. The Group has de facto control of the company.

•

On July 15, 2021 a “Senior Executive Agreement” was signed between the CEO of the Company and the Company, and approved by the Board of Directors. Based on such agreement, the cash-settled share-based payment obligation due to the CEO by the Company, which was recorded in the statement of financial position at December 31, 2020 for an amount of Euro 16,120 thousand, was waived by the CEO. The impact of this agreement will be recognized in 2021.

•

On July 28, 2021, the Group purchased an additional 10% interest in Lanificio Ermenegildo Zegna e Figli S.p.A. for a total consideration of Euro 9,600 thousand to be paid by the end of 2021. Following such acquisition, the Group owns 100% of Lanificio Ermenegildo Zegna e Figli S.p.A.

43.	Restatement of previously reported financial statements

The consolidated financial statements at December 31, 2020 and 2019, at January 1, 2019 and for the years ended December 31, 2020, 2019 and 2018 included restatements with respect to classification and adjustments of certain items within the consolidated statement of profit and loss, consolidated statement of financial position and consolidated cash flow statement. The nature and impact of each restatement is described below.

A.

The Company identified misstatements in the purchase price allocation performed in relation to the acquisition of the Thom Browne Group in 2018, related to the fair value of the brand and its useful life and to the fair value of the inventory on hand. The adjustments resulted in an increase of intangible assets of Euro 35,742 thousand, mainly due to the increase in the brand value of Euro 112,055 thousand and a net decrease of goodwill of Euro 82,680 thousand, and an increase of inventories of Euro 11,494 thousand related to the purchase price allocation adjustment at the acquisition date, November 30, 2018. The change in the useful life of the brand from definite to indefinite reduced amortization expense by Euro 1,930 thousand, Euro 1,930 thousand and Euro 161 thousand for the years ended December 31, 2020, 2019 and 2018, respectively. The increase in inventory resulted in an

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increase of cost of raw material and consumables of Euro 11,494 thousand for the year ended December 31, 2018. The reversal of the inventory fair value adjustment in purchase accounting amounted to Euro 8,228 thousand and Euro 3,343 thousand in the years ended December 31, 2019 and 2018, respectively (including related exchange rate effects). At December 31, 2020 and 2019 and at January 1, 2019 the adjustment on the brand value resulted in an increase of Euro 112,055 thousand, Euro 123,661 thousand and Euro 118,709 thousand (including related exchange rate effects), respectively and the adjustment on goodwill resulted in a decrease of Euro 77,280 thousand, Euro 84,495 thousand and Euro 82,967 thousand (including related exchange rate effects), respectively. Based on the above, the total effect on intangibles assets amounts to Euro 34,775 thousand, Euro 39,166 thousand and Euro 35,742 thousand at December 31, 2020 and 2019 and at January 1, 2019, respectively.

B.

The Company identified misstatements in the impairment of intangible assets, property, plant and equipment and right-of-use assets of certain CGUs corresponding to DOS stores, which was previously allocated only to property, plant and equipment. As such, the restated impairment loss amounted to Euro 19,725 thousand, Euro 7,980 thousand and Euro 2,352 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, which has been reallocated as follows: an impairment loss of right of use assets for Euro 15,716 thousand, Euro 7,980 thousand and Euro 2,352 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, and an impairment loss of property, plant and equipment for Euro 4,011 thousand, Euro 817 thousand and Euro 3,705 thousand for the years ended December 31, 2020, 2019 and 2018, respectively. In the statement of the financial position, the adjustments resulted in an increase of property, plant and equipment for of Euro 2,832 thousand, Euro 2,698 thousand and Euro 1,459 thousand at December 31, 2020 and 2019 and at January 1, 2019, respectively, and a decrease in value of right-of-use assets of Euro 12,716 thousand, Euro 12,616 thousand and Euro 6,419 thousand at December 31, 2020 and 2019 and at January 1, 2019. The adjustments resulted in a net increase in depreciation, amortization and impairment of assets in the statement of profit and loss of Euro 1,429 thousand and Euro 5,177 thousand for the years ended December 31, 2020 and 2019, respectively, and a net decrease of Euro 3,053 thousand for the year ended December 31, 2018.

C.

The Company identified misstatements in the fair value of the investment held in Elah Dufour S.p.A. and the Elah Dufour Option. The adjustments resulted in an increase of other non-current financial assets of Euro 2,284 thousand, Euro 3,631 thousand and Euro 2,540 thousand at December 31, 2020 and 2019 and at January 1, 2019, respectively, and an increase in derivative financial instruments of Euro 907 thousand, Euro 2,392 thousand and Euro 3,363 thousand at December 31, 2020 and 2019 and at January 1, 2019, respectively. The adjustments resulted in an increase of financial income of Euro 1,485 thousand, Euro 2,059 thousand and Euro 4,966 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, and an increase in financial expenses of Euro 1,344 thousand for the year ended December 31, 2020.

D.

The Company identified misstatements in the classification of hedging costs that were previously recorded in exchange rate gains/(losses). The adjustment resulted in the reclassification to financial income of Euro 348 thousand, Euro 837 thousand and Euro 2,401 thousand and to financial expense of Euro 6,716 thousand, Euro 11,386 thousand and Euro 7,991 thousand for the years ended December 31, 2020, 2019 and 2018, respectively.

E.

The Company identified misstatements in the accounting of foreign exchange gains and losses on written put options that were previously recorded in shareholders’ equity instead of profit or loss in 2019. The adjustment resulted in the recognition of exchange losses of Euro 3,163 thousand for the year ended December 31, 2019.

F.	The Company identified misstatements in the classification of options, resulting in an increase of financial expenses and financial income of Euro 9,975 thousand for the year ended December 31, 2020.

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G.

The Company identified misstatements in the presentation of cash and cash equivalents and current borrowings that were offset in the consolidated statement of financial position. The adjustments resulted in an increase of cash and cash equivalents and current borrowings of Euro 15,000 thousand at December 31, 2020. The Company identified misstatements in the classification as cash and cash equivalents and derivative financial instruments and certain securities at January 1, 2019. The reclassifications resulted in a decrease of cash and cash equivalents and derivative financial instruments of Euro 10,589 thousand and Euro 3,320 thousand respectively and an increase in other current financial assets of Euro 13,909 thousand at January 1, 2019.

H.

The Company identified misstatements in the deferred tax liabilities related to the withholding taxes on dividends. The adjustments resulted in an increase in deferred tax liabilities of Euro 6,221 thousand, Euro 5,366 thousand and Euro 4,959 thousand at December 31, 2020 and 2019 and at January 1, 2019, respectively and increase in income taxes of Euro 6,221 thousand, Euro 5,366 thousand and Euro 4,959 thousand for the years ended December 31, 2020, 2019 and 2018, respectively. The withholding taxes on dividends previously recorded in other operating costs of Euro 5,366 thousand, Euro 4,959 thousand and Euro 4,372 thousand at December 31, 2020 and 2019 and at January 1, 2019, respectively, were recorded against retained earnings.

I.

The Company identified misstatements in the contingent consideration of the Gruppo Dondi acquisition. The adjustment resulted in a decrease of other current liabilities and an increase of retained earnings of Euro 1,000 thousand at December 31, 2020. The Company identified that the cash-settled share-based payments liabilities were overstated on January 1, 2018 and were previously released to profit and loss in 2019, resulting in a decrease of other current liabilities of Euro 1,712 thousand against retained earnings, net of tax effect at January 1, 2019 and a reduction of other income and write downs and other provisions of Euro 1,388 thousand and Euro 324 thousand, respectively for the year ended December 31, 2019.

J.

The Company identified misstatements in the classification of indirect tax receivables and tax liabilities that were previously presented as tax receivables and tax liabilities. The reclassifications resulted in a decrease of tax receivables of Euro 43,222 thousand, Euro 61,991 thousand and Euro 60,567 thousand at December 31, 2020 and 2019 and at January 1, 2019, respectively, and tax liabilities of Euro 19,993 thousand, Euro 29,588 thousand and Euro 30,227 thousand at December 31, 2020 and 2019 and at January 1, 2019, respectively, and an increase of other current assets and other current liabilities for the same amounts.

K.	As a consequence of the above adjustments, the Company restated deferred tax assets and liabilities accordingly.

L.

The Company identified misstatements in the classification of the effects of exchange rate changes on cash and cash equivalents that were previously classified in cash flows from operating activities and in cash flows from /(used in) investing activities, amounting to a net exchange loss of Euro 7,761 thousand, a net exchange gain of Euro 1,698 thousand and a net exchange loss of Euro 362 thousand for the years ended December 31, 2020, 2019 and 2018, respectively.

M.

The Company identified misstatements in the classification of the interest paid related to the lease liabilities that were previously classified as cash flows (used in)/from financing activities instead of cash flows from operating activities, amounting to Euro 9,641 thousand, Euro 11,540 thousand and Euro 10,852 thousand for the years ended December 31, 2020, 2019 and 2018, respectively.

N.

The Company identified misstatements in the classification of repayment of the borrowings that were previously classified as cash flows from operating activities instead of cash flows (used in)/from financing activities, amounting to Euro 4,648 thousand and Euro 3,572 thousand for the years ended December 31, 2020 and 2019, respectively.

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O.

The Company identified misstatements in the classification of fair value changes of financial assets that were previously classified as cash flows from/(used in) investing activities instead of cash flows from operating activities, amounting to Euro 1,011 thousand and Euro 14,687 thousand for the years ended December 31, 2020 and 2019, respectively.

P.

The Company identified misstatements in the classification of dividends paid to non-controlling interests that were previously classified as cash flows from operating activities instead of cash flows (used in)/from financing activities, amounting to Euro 1,731 thousand for the year ended December 31, 2020.

Q.

The Company identified other misstatements that are not significant in nature, amounting to a total of Euro 3,443 thousand, Euro 1,045 thousand and Euro 217 thousand for the years ended December 31, 2020, 2019 and 2018, respectively.

R.

The Company identified misstatements in the cash outflows related to the acquisition of the Gruppo Dondi in 2019 as it omitted the net cash acquired of Euro 3,572 thousand that was treated as cash flows from operating activities.

S.

The Company identified misstatements in the classification of releases of provisions, government subsidies, gains on disposals of assets and other items that were previously recorded in other income of Euro 17,990 thousand, Euro 20,729 thousand and Euro 24,074 thousand for the years ended December 31, 2020, 2019 and 2018, respectively. The reclassifications resulted in a decrease of i) cost of raw materials and consumables of Euro 319 thousand, Euro 494 thousand and Euro 613 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, ii) purchased, outsourced and other costs of Euro 1,893 thousand, Euro 3,210 thousand and Euro 5,451 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, iii) personnel costs of Euro 4,593 thousand, Euro 6,992 thousand and Euro 838 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, iv) write downs and other provisions of Euro 3,906 thousand, Euro 3,121 thousand and Euro 1,475 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, and v) other operating costs of Euro 7,279 thousand, Euro 5,526 thousand and Euro 15,697 thousand for the years ended December 31, 2020, 2019 and 2018, respectively.

T.

The Company identified misstatements in the classification of i) severance indemnities that were previously recorded in write downs and other provisions of Euro 1,931 thousand for the year ended December 31, 2020, ii) royalties charges that were previously recorded in other operating costs of Euro 5,982 thousand, Euro 4,880 thousand and Euro 4,876 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, iii) travel expenses that were previously recorded in purchased, outsourced and other costs of Euro 5,886 thousand, Euro 17,117 thousand and Euro 14,014 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, iv) bank fees that were previously recorded in purchased, outsourced and other costs of Euro 6,665 thousand, Euro 10,046 thousand and Euro 9,505 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, and v) other misstatements that are not significant in nature, amounting to a total of Euro 1,780 thousand, Euro 2,362 thousand and Euro 1,171 thousand for the years ended December 31, 2020, 2019 and 2018, respectively. The reclassifications resulted in i) an increase in personnel costs of Euro 1,931 thousand for the year ended December 31, 2020, ii) a decrease in purchased, outsourced and other costs of Euro 4,789 thousand, Euro 19,921 thousand and Euro 17,742 thousand for the years ended December 31, 2020, 2019 and 2018, respectively, and iii) an increase in other operating costs of Euro 4,789 thousand, Euro 19,921 thousand and Euro 17,742 thousand for the years ended December 31, 2020, 2019 and 2018, respectively.

U.

The Company identified misstatements in the classification of current provisions for risks and charges that were previously recorded as non-current. The reclassifications resulted in a decrease in non-current provisions for risks and charges and an increase in current provisions for risks and charges of Euro 8,235 thousand, Euro 10,596 thousand and Euro 10,870 thousand at December 31, 2020 and 2019 and

FIN-160

at January 1, 2019, respectively. Additionally, the Company identified misstatements in the classification of a liability relating to long term incentive plans that was previously classified as non-current provisions for risks and charges. The reclassifications resulted in a decrease in non-current provisions for risks and charges and an increase in employee benefits of Euro 131 thousand, Euro 4,435 thousand and Euro 7,469 thousand at December 31, 2020 and 2019 and at January 1, 2019, respectively.

V.

The Company identified misstatements in the classification of leasehold improvements that were previously recorded as intangible assets. The reclassifications resulted in an increase of property, plant and equipment and decrease of intangible assets of Euro 900 thousand, Euro 3,900 thousand and Euro 5,828 thousand at December 31, 2020 and 2019 and at January 1, 2019, respectively.

FIN-161

Consolidated Statement of Financial Position

	At December 31, 2020				At December 31, 2019				At January 1, 2019
(Euro thousands)	As originally reported	Restatement	Ref	As restated	As originally reported	Restatement	Ref	As restated	As originally reported	Restatement	Ref	As restated
Assets
Non-current assets
Intangible assets	353,972	33,875	A-V	387,847	384,716	35,266	A-V	419,982	373,857	29,914	A-V	403,771
Investment property	49,754	—		49,754	55,162	—		55,162	54,717	—		54,717
Property plant and equipment	240,395	3,732	B-V	244,127	269,041	6,598	B-V	275,639	256,515	7,287	B-V	263,802
Right-of-use assets	364,362	(12,716)	B	351,646	471,957	(12,616)	B	459,341	514,480	(6,419)	B	508,061
Investments at equity method	21,360	—		21,360	27,794	—		27,794	29,906	—		29,906
Deferred tax assets	72,211	(310)	K	71,901	59,219	392	K	59,611	68,813	(648)	K	68,165
Other non-current financial assets	46,979	2,284	C	49,263	91,612	3,631	C	95,243	88,182	2,540	C	90,722

Total non-current assets	1,149,033	26,865		1,175,898	1,359,501	33,271		1,392,772	1,386,470	32,674		1,419,144
Current assets
Inventories	321,471	—		321,471	314,591	—		314,591	306,310	8,045	A	314,355
Trade receivables	138,829	—		138,829	178,222	—		178,222	161,708	—		161,708
Derivative financial instruments	11,848	—		11,848	6,468	—		6,468	4,650	(3,320)	G	1,330
Tax receivables	58,833	(43,222)	J	15,611	71,574	(61,991)	J	9,583	67,326	(60,567)	J	6,759
Other current financial assets	350,163	—		350,163	434,905	—		434,905	565,184	13,909	G	579,093
Other current assets	23,496	43,222	J	66,718	30,239	61,991	J	92,230	32,705	60,567	J	93,272
Cash and cash equivalents	302,291	15,000	G	317,291	210,626	—		210,626	228,920	(10,589)	G	218,331

	1,206,931	15,000		1,221,931	1,246,625	—		1,246,625	1,366,803	8,045		1,374,848
Assets held for sale	17,225	—		17,225	—	—		—	—	—		—

Total current assets	1,224,156	15,000		1,239,156	1,246,625	—		1,246,625	1,366,803	8,045		1,374,848
Total assets	2,373,189	41,865		2,415,054	2,606,126	33,271		2,639,397	2,753,273	40,719		2,793,992

FIN-162

	At December 31, 2020				At December 31, 2019				At January 1, 2019
(Euro thousands)	As originally reported	Restatement	Ref	As restated	As originally reported	Restatement	Ref	As restated	As originally reported	Restatement	Ref	As restated
Liabilities and Equity
Share capital	4,300	—		4,300	4,300	—		4,300	4,300	—		4,300
Retained earnings	606,608	286,628		893,236	609,567	334,922		944,489	605,571	330,984		936,555
Other reserves	11,737	(307,509)		(295,772)	93,832	(353,849)		(260,017)	93,442	(343,020)		(249,578)
Equity attributable to shareholders of the parent company	622,645	(20,881)		601,764	707,699	(18,927)		688,772	703,313	(12,036)		691,277
Equity attributable to non-controlling interest	29,890	13,380		43,270	27,705	13,277		40,982	20,006	14,204		34,210

Total equity	652,535	(7,501)		645,034	735,404	(5,650)		729,754	723,319	2,168		725,487
Non-current liabilities
Non-current borrowings	558,722	—		558,722	514,263	—		514,263	619,952	—		619,952
Other non-current financial liabilities	220,968	—		220,968	236,978	—		236,978	207,754	—		207,754
Non-current lease liabilities	314,845	—		314,845	405,637	—		405,637	443,073	—		443,073
Non-current provisions for risks and charges	48,412	(8,456)	U	39,956	49,258	(15,031)	U	34,227	56,196	(18,339)	U	37,857
Employee benefits	29,216	131	U	29,347	30,573	4,435	U	35,008	28,694	7,469	U	36,163
Deferred tax liabilities	36,269	34,459	K-H	70,728	39,623	36,529	K-H	76,152	38,273	36,900	K-H	75,173

Total non-current liabilities	1,208,432	26,134		1,234,566	1,276,332	25,933		1,302,265	1,393,942	26,030		1,419,972
Current liabilities
Current borrowings	91,029	15,000	G	106,029	106,029	—		106,029	142,851	—		142,851
Current lease liabilities	92,842	—		92,842	102,516	—		102,516	105,255	—		105,255
Derivative financial instruments	12,285	907	C	13,192	11,863	2,392	C	14,255	8,683	3,363	C	12,046
Current provisions for risks and charges	—	8,325	U	8,325	—	10,596	U	10,596	—	10,870	U	10,870
Trade payables and customer advances	188,342	—		188,342	225,598	—		225,598	228,966	—		228,966
Tax liabilities	53,355	(19,993)	J	33,362	65,365	(29,588)	J	35,777	61,850	(30,227)	J	31,623
Other current liabilities	57,644	18,993	J - I	76,637	83,019	29,588	J	112,607	88,407	28,515	J - I	116,922

	495,497	23,232		518,729	594,390	12,988		607,378	636,012	12,521		648,533
Liabilities held for sale	16,725	—		16,725	—	—		—	—	—		—

Total current liabilities	512,222	23,232		535,454	594,390	12,988		607,378	636,012	12,521		648,533
Total equity and liabilities	2,373,189	41,865		2,415,054	2,606,126	33,271		2,639,397	2,753,273	40,719		2,793,992

FIN-163

Consolidated Statement of Profit and Loss

	Year ended December 31, 2020				Year ended December 31, 2019				Year ended December 31, 2018
(Euro thousands)	As originally reported	Restatement	Ref	As restated	As originally reported	Restatement	Ref	As restated	As originally reported	Restatement	Ref	As restated
Revenues	1,014,733	—		1,014,733	1,321,327	—		1,321,327	1,182,563	—		1,182,563
Other income	23,363	(17,990)	S	5,373	28,602	(20,729)	I-S	7,873	30,466	(24,074)	S	6,392
Cost of raw materials and consumables	(250,888)	319	S	(250,569)	(302,067)	(7,734)	A-S	(309,801)	(206,392)	(2,730)	A-S	(209,122)
Purchased, outsourced and other costs	(293,608)	6,682	S-T	(286,926)	(394,828)	23,131	S-T	(371,697)	(389,802)	22,923	S-T	(366,879)
Personnel costs	(285,321)	2,662	S-T	(282,659)	(338,936)	6,992	S	(331,944)	(321,500)	838	S	(320,662)
Depreciation, amortization and impairment of assets	(186,431)	501	A-B	(185,930)	(173,821)	(3,247)	A-B	(177,068)	(163,802)	3,214	A-B	(160,588)
Write downs and other provisions	(12,015)	5,837	S-T	(6,178)	(3,814)	2,797	I-S	(1,017)	(750)	1,475	S	725
Other operating costs	(38,255)	7,856	H-S-T	(30,399)	(39,598)	(9,436)	H-S-T	(49,034)	(40,225)	2,597	H-S-T	(37,628)

Operating (Loss)/Profit	(28,422)	5,867		(22,555)	96,865	(8,226)		88,639	90,558	4,243		94,801
Financial income	22,544	11,808	C-D-F	34,352	19,165	2,896	C-D	22,061	15,853	7,367	C-D	23,220
Financial expenses	(30,037)	(18,035)	C-D-F	(48,072)	(26,106)	(11,386)	D	(37,492)	(37,205)	(7,991)	D	(45,196)
Exchange gains/(losses)	7,087	6,368	D	13,455	(9,827)	7,386	D-E	(2,441)	(4,550)	5,590	D	1,040
Result from investments accounted for using the equity method	(4,205)	—		(4,205)	(1,534)	—		(1,534)	(1,056)	—		(1,056)
Impairments of investments accounted for using the equity method	(4,532)	—		(4,532)	—	—		—	(2,900)	—		(2,900)

(Loss)/Profit before taxes	(37,565)	6,008		(31,557)	78,563	(9,330)		69,233	60,700	9,209		69,909
Income taxes	(7,592)	(7,391)	K-H	(14,983)	(41,059)	(2,735)	K-H	(43,794)	(25,022)	(4,373)	K-H	(29,395)

(Loss)/Profit for the year	(45,157)	(1,383)		(46,540)	37,504	(12,065)		25,439	35,678	4,836		40,514
Attributable to:
Shareholders of the parent company	(49,202)	(1,375)		(50,577)	32,893	(11,144)		21,749	32,503	5,211		37,714
Non-controlling interests	4,045	(8)		4,037	4,611	(921)		3,690	3,175	(375)		2,800

FIN-164

Consolidated Cash Flow Statement

	Year ended December 31, 2020
	As originally reported	Restatement
(Euro thousands)		G	L	M	N	O	P	Q	As restated
Net Cash flows from operating activities	70,250	—	8,372	(9,641)	4,648	(1,011)	1,731	(3,443)	70,906
Net Cash flows from/(used in) investing activities	88,729	—	(611)	—	—	1,011	—	3,443	92,572
Net Cash flows (used in)/from financing activities	(67,314)	15,000	—	9,641	(4,648)	—	(1,731)	—	(49,052)
Effects of exchange rate changes on cash and cash equivalents	—	—	(7,761)	—	—	—	—	—	(7,761)

Net increase/(decrease) in cash and cash equivalents	91,665	15,000	—	—	—	—	—	—	106,665

Cash and cash equivalents at the beginning of the year	210,626	—	—	—	—	—	—	—	210,626
Cash and cash equivalents at the end of the year	302,291	15,000	—	—	—	—	—	—	317,291

	Year ended December 31, 2019
	As originally reported	Restatement
(Euro thousands)		G	L	M	N	O	R	Q	As restated
Net Cash flows from operating activities	204,907	—	(3,701)	(11,540)	3,572	(14,687)	(3,572)	(1,045)	174,122
Net Cash flows from/(used in) investing activities	52,219	10,589	2,003	—	—	14,687	3,572	891	83,961
Net Cash flows (used in)/from financing activities	(275,420)	—	—	11,540	(3,572)	—	—	154	(267,486)
Effects of exchange rate changes on cash and cash equivalents	—	—	1,698	—	—	—	—	—	1,698

Net increase/(decrease) in cash and cash equivalents	(18,294)	10,589	—	—	—	—	—	—	(7,705)

Cash and cash equivalents at the beginning of the year	228,920	(10,589)	—	—	—	—	—	—	218,331
Cash and cash equivalents at the end of the year	210,626	—	—	—	—	—	—	—	210,626

	Year ended December 31, 2018
	As originally reported	Restatement
(Euro thousands)		G	L	M				Q	As restated
Net Cash flows from operating activities	203,472	—	362	(10,852)	—	—	—	(217)	192,765
Net Cash flows from/(used in) investing activities	(342,449)	7,769	—	—	—	—	—	134	(334,546)
Net Cash flows (used in)/from financing activities	120,933	—	—	10,852	—	—	—	83	131,868
Effects of exchange rate changes on cash and cash equivalents	—	—	(362)	—	—	—	—	—	(362)

Net increase/(decrease) in cash and cash equivalents	(18,044)	7,769	—	—	—	—	—	—	(10,275)

Cash and cash equivalents at the beginning of the year	246,964	(18,358)	—	—	—	—	—	—	228,606
Cash and cash equivalents at the end of the year	228,920	(10,589)	—	—	—	—	—	—	218,331

FIN-165